Form 10-K405, Exhibit 13
period 1996-12-31
MID PENN BANCORP INC
filed 1997-03-31
CIK 879635

EXHIBIT 13

                   Excerpts from Annual Report to Shareholders
                      for the year ended December 31, 1996


Mid Penn Bancorp, Inc.
Financial Highlights

AS OF AND FOR YEARS ENDED DECEMBER 31, 1996 AND 1995

(Dollars in thousands, except per share data.)
                                                                        Percent
                                                   1996        1995      Change
                                                   ----        ----     --------
Total Assets ..................................   $210,172    194,711    + 7.94
Total Deposits ................................    174,671    162,268    + 7.64
Net Loans .....................................    142,341    129,589    + 9.84
Total Investments and Interest Bearing
  Balances.....................................     57,166     55,243    + 3.48
Stockholders' Equity ..........................     24,650     22,694    + 8.62
Net Income ....................................      3,329      2,970    +12.09
Net Income Per Share ..........................       2.68       2.39    +12.13
Cash Dividend Per Share on Weighted Average
  Number of Shares Outstanding ................        .96       1.37    -29.93
Book Value Per Share ..........................   $  19.85      18.27    + 8.65


Mid Penn Bancorp, Inc.
Stockholders' Information
                                        1996              1995
                                        ----              ----
                                   High      Low     High     Low    Quarter
                                   ----      ---     ----     ---    -------
Market Value Per Share          $  35.25    33.33   35.00    31.00     1st
                                   35.25    32.61   34.00    33.00     2nd
                                   35.25    32.14   35.00    33.00     3rd
                                   35.25    33.50   33.50    33.00     4th


Market Value Information: The market share information was provided by National Quotation Bureau, Inc., 11 Penn Plaza, New York, NY 1001.

The following brokerage firms make a market in Mid Penn Bancorp, Inc. stock:

F. J. Morrissey & Company      Janney Montgomery Scott        Ryan Beck & Company     Hopper Soliday & Co     Legg Mason Wood
1700 Market Street             1801 Market Street             80 Main Street          1825 Oregon Pike        Walker, Inc.
Suite 1420                     Philadelphia, PA 19103-2473    West Orange, NJ 07052   Lancaster, PA 17601     100 Pine Street
Philadelphia, PA 19103-3913    1-800-526-6397                 1-800-342-2325          1-800-456-9234          Harrisburg, PA  17101
1-800-842-8928                                                                                                1-800-433-8186

Transfer Agent: Mid Penn Bank, Trust Department, 349 Union Street, Millersburg,
                Pennsylvania 17061
                Telephone:  (717) 692-2133

Number of Stockholders: At December 31, 1996, there were 664 stockholders.

Dividends:    Dividends have been paid semi-annually, in the middle of March and the middle of September. Cash dividends of $.50 were declared in March and September in 1996 and 1995. A special cash dividend of $.50 per share was declared in December of 1995 and 1994, payable in January of 1996 and 1995, respectively. Beginning in 1997, Mid Penn Bancorp, Inc is planning quarterly dividends payable in February, May, August and November.

Dividend Reinvestment and Stock Purchases:   Stockholders of Mid Penn Bancorp,
Inc. may acquire additional shares of common stock by reinvesting their cash dividends under the Dividend Reinvestment Plan without paying a brokerage fee. Voluntary cash contributions may also be made under the Plan. For additional information about the Plan, contact the Transfer Agent.

Form 10-K: A Copy of Mid Penn Bancorp, Inc.'s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon written request to: Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, PA 17061.

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, April 22, 1997, at 349 Union Street, Millersburg, Pennsylvania.

Report of Independent
Certified Public Accountants

[LOGO]

The Board of Directors and Stockholders
Mid Penn Bancorp, Inc.
Millersburg, Pennsylvania


We have audited the accompanying consolidated balance sheets of Mid Penn Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


   /s/ Parente, Randolph, Orlando, Carey & Associates
PARENTE o RANDOLPH o ORLANDO o CAREY & ASSOCIATES

Williamsport, Pennsylvania
January 17, 1997

Mid Penn Bancorp, Inc.
Consolidated Balance Sheets

DECEMBER 31, 1996 AND 1995

(Dollars in thousands, except share data)                                      1996          1995
                                                                               ----          ----
ASSETS
        Cash and due from banks .........................................   $   4,442        3,389
        Interest bearing balances .......................................      28,433       30,059
        Available-for-sale securities ...................................      28,733       25,184


        Loans ...........................................................     146,393      133,665
                Less:
                        Unearned income .................................      (1,879)      (1,729)
                        Allowance for loan losses .......................      (2,173)      (2,347)
                                                                            ---------      -------
                          Net Loans .....................................     142,341      129,589
                                                                            ---------      -------

        Bank premises and equipment, net ................................       3,397        3,451
        Foreclosed assets held for sale .................................         548          507
        Accrued interest receivable .....................................       1,335        1,386
        Deferred income taxes ...........................................         536          484
        Other assets ....................................................         407          662
                                                                            ---------      -------
                                                             Total Assets   $ 210,172      194,711
                                                                            =========      =======

LIABILITIES AND STOCKHOLDERS' EQUITY
        Deposits:
                Demand ..................................................   $  15,350       11,766
                NOW .....................................................      24,211       25,223
                Money market ............................................      11,575       10,298
                Savings .................................................      17,061       17,412
                Time ....................................................     106,474       97,569
                                                                            ---------      -------
                                                           Total Deposits     174,671      162,268

        Short-term borrowings ...........................................       4,512        4,314
        Accrued interest payable ........................................       1,020        1,052
        Other liabilities ...............................................         609        1,054
        Long-term debt ..................................................       4,710        3,329
                                                                            ---------      -------
                                                        Total Liabilities     185,522      172,017
                                                                            ---------      -------
        Stockholders' Equity:
                Common stock, par value $1 per share; authorized
                        10,000,000 shares; 1,261,029 and 1,202,161 shares
                        issued in 1996 and 1995 respectively ............       1,261        1,202
                Surplus .................................................      11,817        9,889
                Undivided profits .......................................      11,937       11,788
                Net unrealized holding gain on securities ...............         168          348
                Treasury stock at cost (19,056 shares) ..................        (533)        (533)
                                                                            ---------      -------
                                                Stockholders' Equity, Net      24,650       22,694
                                                                            ---------      -------
                              Total Liabilities and Stockholders' Equity    $ 210,172      194,711
                                                                            =========      =======


The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statements of Income

FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(Dollars in thousands, except share data)                                        1996          1995         1994
                                                                                 ----          ----         ----
INTEREST INCOME
        Interest and fees on loans ........................................   $   12,557       11,561       10,808
        Interest on interest-bearing balances .............................        1,938        1,681        1,195

        Interest and dividends on investment securities:
                U.S. Treasury and government agencies .....................          878          680          412
                State and political subdivision obligations, taxable ......            6           12           17
                State and political subdivision obligations, tax-exempt ...          720          822          944
                Other securities ..........................................           51           39           37

        Interest on federal funds sold and securities purchased
                under agreement to resell .................................           16           53           70
                                                                              ----------   ----------   ----------
                        Total Interest Income .............................       16,166       14,848       13,483
                                                                              ----------   ----------   ----------


INTEREST EXPENSE
        Interest on deposits ..............................................        7,145        6,403        5,436
        Interest on short-term borrowings .................................          182          121          100
        Interest on long-term debt ........................................          185          197          204
                                                                              ----------   ----------   ----------
                        Total Interest Expense ............................        7,512        6,721        5,740
                                                                              ----------   ----------   ----------
                        Net Interest Income ...............................        8,654        8,127        7,743
                                                                              ----------   ----------   ----------

PROVISION FOR LOAN LOSSES .................................................           50            0            0
                                                                              ----------   ----------   ----------
                        Net Interest Income After Provision for Loan Losses        8,604        8,127        7,743
                                                                              ----------   ----------   ----------


NONINTEREST INCOME
        Trust department income ...........................................           83           68           75
        Service charges on deposits .......................................          252          249          184
        Investment securities gains, net ..................................           12           15            5
        Other income ......................................................          453          363          358
                                                                              ----------   ----------   ----------
                        Total Noninterest Income ..........................          800          695          622
                                                                              ----------   ----------   ----------


NONINTEREST EXPENSE
        Salaries and employee benefits ....................................        2,419        2,373        2,278
        Occupancy expense, net ............................................          299          278          206
        Equipment expense .................................................          389          353          341
        Pennsylvania bank shares tax expense ..............................          229          215          201
        FDIC insurance premium ............................................            2          171          323
        Marketing and advertising .........................................          141          152          129
        Loss on mortgage sales ............................................           26            3           91
        Other expenses ....................................................        1,211        1,180        1,077
                                                                              ----------   ----------   ----------
                        Total Noninterest Expense .........................        4,716        4,725        4,646
                                                                              ----------   ----------   ----------

INCOME BEFORE PROVISION FOR INCOME TAXES ..................................        4,688        4,097        3,719
        Provision for income taxes ........................................        1,359        1,127          983
                                                                              ----------   ----------   ----------
                        Net Income ........................................   $    3,329        2,970        2,736
                                                                              ==========   ==========   ==========
                        Net Income Per Share (1) ..........................   $     2.68         2.39         2.20
                                                                              ==========   ==========   ==========
                        Weighted Average Number of Shares Outstanding .....    1,241,973    1,241,973    1,241,973



(1) Earnings per share for all periods presented have been restated to reflect 5% stock dividends effective October 7, 1996, December 15, 1995, and December 15, 1994.


The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statements of Changes in Stockholders' Equity

FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(Dollars in thousands, except per share data)                                                Net
                                                                                         Unrealized
                                                                                           Holding
                                                        Common             Undivided     Gain (Loss)     Treasury
                                                         Stock     Surplus  Profits     on Securities     Stock     Total
                                                         -----     -------- -------     -------------    --------   -----

Balance, December 31, 1993 ..........................   $ 1,093     6,289    13,107            682        (533)    20,638
        Net income ..................................         0         0     2,736              0           0      2,736
        Cash dividends ($ 1.44 per share, historical)         0         0    (1,618)             0           0     (1,618)
        5% stock dividend (additional 53,425 shares)         53     1,777    (1,830)             0           0          0
        Net unrealized holding loss .................         0         0         0           (774)          0       (774)
                                                        -------    ------    ------          -----        ----     ------

Balance, December 31, 1994 ..........................   $ 1,146     8,066    12,395            (92)       (533)    20,982
        Net income ..................................         0         0     2,970              0           0      2,970
        Cash dividends ($1.44 per share, historical)          0         0    (1,698)             0           0     (1,698)
        5% stock dividend (additional 56,085 shares)         56     1,823    (1,879)             0           0          0
        Net unrealized holding gain .................         0         0         0            440           0        440
                                                        -------    ------    ------          -----        ----     ------


Balance, December 31, 1995 ..........................   $ 1,202     9,889    11,788            348        (533)    22,694
        Net income ..................................         0         0     3,329              0           0      3,329
        Cash dividends ($.96 per share) .............         0         0    (1,193)             0           0     (1,193)
        5% stock dividend (additional 58,868 shares)         59     1,928    (1,987)             0           0          0
        Net unrealized holding gain .................         0         0         0           (180)          0       (180)
                                                        -------    ------    ------          -----        ----     ------
Balance, December 31, 1996 ..........................   $ 1,261    11,817    11,937            168        (533)    24,650
                                                        =======    ======    ======          =====        ====     ======

The accompanying notes are an integral part of these consolidated financial statements.


                               [GRAPHIC OMITTED]

Mid Penn Bancorp, Inc.
Consolidated Statement of Cash Flows

FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(Dollars in thousands)                                                            1996         1995        1994
                                                                                  ----         ----        -----
Operating Activities:
        Net income ..........................................................   $  3,329       2,970       2,736
        Adjustments to reconcile net income to net cash provided by operating activities:
                    Provision for loan losses ...............................         50           0           0
                    Depreciation ............................................        361         319         272
                    Loss (gain) on sales of investment securities ...........        (12)        (15)         (7)
                    Loss (gain) on sale/disposal of bank premises and
                             equipment ......................................         (3)         (8)         40
                    Loss (gain) on sale of foreclosed assets ................       (189)         11        (116)
                    Deferred income taxes ...................................        (52)         67          48
                    Change in interest receivable ...........................         51        (172)       (154)
                    Change in other assets ..................................        255        (387)        (80)
                    Change in interest payable ..............................        (32)        302          (5)
                    Change in other liabilities .............................       (445)        217         416
                    Other, net ..............................................          0           0         (78)
                                                                                --------      ------      ------
                                Net Cash Provided By Operating Activities ...      3,313       3,304       3,072
                                                                                --------      ------      ------

Investing Activities:
        Net (increase) decrease in interest-bearing balances ................      1,626      (6,178)      1,665
        Proceeds from the maturity of investment securities .................      4,133       6,788       3,548
        Proceeds from the sale of investment securities .....................      3,786       3,017       3,008
        Proceeds from the sale of bank premises and equipment ...............         12          10           0
        Purchases of investment securities ..................................    (11,636)     (8,278)    (13,485)
        Net (increase) decrease in loans ....................................    (13,196)    (14,756)      1,448
        Net purchases of bank premises and equipment ........................       (316)     (1,305)       (406)
        Proceeds from the sale of foreclosed assets .........................        555         109         331
        Capitalized additions - foreclosed assets ...........................        (13)       (166)        (35)
                                                                                --------      ------      ------
                                Net Cash Used In Investing Activities .......    (15,049)    (20,759)     (3,926)
                                                                                --------      ------      ------

Financing Activities:

        Net increase (decrease) in demand and savings deposits ..............      3,498        (396)      5,338
        Net increase (decrease) in time deposits ............................      8,905      13,364         215
        Assumption of deposit liabilities ...................................          0       2,342           0
        Net increase (decrease) in short-term borrowings ....................        198       2,578      (2,774)
        Long-term borrowings ................................................      1,500           0       1,500
        Long-term debt repayment ............................................       (119)       (110)       (369)
        Cash dividends ......................................................     (1,193)     (1,698)     (1,618)
                                                                                --------      ------      ------
                                Net Cash Provided By Financing Activities ...     12,789      16,080       2,292
                                                                                --------      ------      ------

Net increase (decrease) in cash and cash equivalents ........................      1,053      (1,375)      1,438
Cash and cash equivalents at January 1 ......................................      3,389       4,764       3,326
                                                                                --------      ------      ------
Cash and cash equivalents at December 31 ....................................   $  4,442       3,389       4,764
                                                                                ========      ======      ======
Supplemental Disclosures of Cash Flow Information:
        Cash payments of interest expense ...................................   $  7,544       6,419       4,907
        Cash payments of income taxes .......................................   $  1,177       1,186       1,193

Supplemental Noncash Disclosures:
        Loan charge-offs ....................................................   $    464         366         207
        Transfers to foreclosed assets held for sale ........................   $    394         341          45

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 1996 Report

        (1)     Nature of Business
                Mid Penn Bancorp, Inc. (Corporation), is a one-bank holding company with a wholly owned subsidiary, Mid Penn Bank (Bank). All significant intercompany transactions have been eliminated.

                The Bank engages in a full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, installment loans, VISA credit cards, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans and various types of time and demand deposits, including but not limited to, checking accounts, savings accounts, clubs, money market deposit accounts, certificates of deposit and IRAs. In addition, the Bank provides a full range of trust services through its Trust Department. Deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law.


                The financial services are provided to individuals, partnerships, non-profit organizations and corporations through its nine offices located in the northern portion of Dauphin County, Swatara Township in the lower portion of Dauphin County, the southern portion of Northumberland County, the western portion of Schuylkill County and Hampden Township in Cumberland County.

                At the end of the second quarter of 1996, Mid Penn Bancorp, Inc. contracted the services of Invest Financial Corporation, a third-party provider of investment services headquartered in Tampa, Florida. Invest provides financial planning and investment services, particularly mutual fund and annuity-type investments, through an office leased from the Bank.


        (2)     Use of Estimates
                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

                 Material estimates that are particularly susceptible to significant change relate to the determination for the allowance for loan losses and the valuation of real estate acquired through, or in lieu of, foreclosure in settlement of debt.

                 While it is reasonably possible that the estimate of the effect on the financial statements of a condition, situation, or set of circumstances that existed at the date of the financial statements will change in the near term due to one or more future confirming events, based on current information known to management, management is not aware of a condition, situation, or set of circumstances whereby the effect of the change would be material to the financial statements.


        (3)     Summary of Significant Accounting Policies
                The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant accounting policies.

          (a)     Investment Securities
                  The Corporation has adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" for accounting and reporting for investment securities. In accordance with the provisions of SFAS No. 115, such investments are accounted for as follows:

                  Held-to-Maturity Securities - includes debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. At December 31, 1996 and 1995, the Corporation did not have any held-to-maturity securities.

                  Available-for-Sale Securities - includes debt and equity securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders's equity.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 1996 Report (cont'd)

        (b)     Loans
                Interest on loans is recognized on a method which approximates a level yield basis over the life of the loans. The accrual of interest on loans, including impaired loans, is discontinued when principal or interest has consistently been in default for a period of 90 days or more, or because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected except when loans are well-secured and in the process of collection. Interest income is subsequently recognized only to the extent cash payments are received. The placement of a loan on the nonaccrual basis for revenue recognition does not necessarily imply a potential charge-off of loan principal. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.


        (c)     Allowance for Loan Losses
                The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses that may become uncollectible. Management's judgment is based upon evaluation of individual loans, risk characteristics of categories of loans, credit loss experience, economic conditions, appraisals and other relevant factors which in management's judgment deserve recognition. The allowance for loan losses is established by a charge to operations. Loan losses and recoveries on previously charged-off loans are charged or credited directly to the allowance.

        (d)     Bank Premises and Equipment
                Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straightline basis. Maintenance and repairs are charged to expense when incurred. Gains and losses on dispositions are reflected in current operations.

        (e)     Foreclosed Assets Held for Sale
                Foreclosed assets held for sale consist of real estate acquired through, or in lieu of, foreclosure in settlement of debt and are recorded at fair market value at the date of transfer. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequent to acquisition, foreclosed assets are carried at the lower of cost or fair market value less costs of disposal, based upon periodic evaluations that consider changes in market conditions and development and disposition costs. Operating results from assets acquired in satisfaction of debt, including rental income less operating costs and gains or losses on the sale of or the periodic evaluation of foreclosed assets, are recorded in noninterest income and/or noninterest expense.

        (f)     Income Taxes
                Certain items of income and expense are recognized in different accounting periods for financial reporting purposes than for income tax purposes. Deferred income tax assets and liabilities are provided in recognition of these timing differences at currently enacted income tax rates. As changes in tax laws or rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes.

        (g)     Benefit Plans
                A funded contributory profit-sharing plan is maintained for substantially all employees. The cost of the Bank's profit-sharing plan is charged to current operating expenses and is funded annually. In addition to providing a profit-sharing plan, the Bank provides health care coverage for employees who retire with twenty years or more of full-time service with the Bank, for a period up to five years from the date of retirement under the group plan of the other employees, provided the Bank is providing such health care coverage for other employees. The Bank also provides continued coverage on group life insurance for those employees who retire with twenty years or more of full-time service with the Bank. Substantially all of the Bank's employees may become eligible for those benefits if they continue working for the Bank until retirement age. The Bank currently does not offer post-employment benefits.

                During 1995, the Board of Directors adopted a defined benefit retirement bonus plan to qualified members of the Board of Directors who either voluntarily retire from service or attain mandatory retirement age (age 70). The benefit is based on years of service and is funded based on the expected future years of service of active participants consistent with the requirements of SFAS No. 87 "Employers' Accounting for Pensions."


        (h)     Trust Assets and Income
                Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis which is not materially different than if it were reported on the accrual basis.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

        (i)     Net Income Per Share
                Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented giving retroactive effect to stock dividends.

        (j)     Statement of Cash Flows
                For purposes of the statement of cash flows, the Corporation considers cash and due from banks to be cash equivalents.

        (k)     Reclassifications
                Certain prior year amounts have been reclassified to conform to the current year's classifications.

(4)     Restrictions on Cash and Due from Bank Accounts
        The Bank is required to maintain required reserve balances. The amount of those required reserve balances at December 31, 1996 and 1995 was approximately $1,227,000 and $1,185,000, respectively.

(5)     Investment Securities
        At December 31, 1996 and 1995, the face amount, amortized cost, fair value, and gross unrealized gains and losses on investment securities are as follows:

(Dollars in thousands)                                                     Gross        Gross
                                                 Face      Amortized    Unrealized    Unrealized    Fair
December 31, 1996                               Amount       Cost         Gains         Losses      Value
                                                ------     ---------    ----------     ---------    -----
        U.S. Treasury and U.S.
                Government  Agencies ....     $ 12,850      12,833            48           60      12,821
        Mortgage Backed U.S.
                Government Agencies .....        1,184       1,178             0           12       1,166
        State and Political
                Subdivision Obligations .       13,218      13,218           289           10      13,497
        Equity Securities ...............        1,249       1,249             0            0       1,249
                                              --------      ------         -----        -----      ------
                                              $ 28,501      28,478           337           82      28,733
                                              ========      ======         =====        =====      ======
December 31, 1995
        U.S. Treasury and U.S.
                Government  Agencies ....     $  9,750       9,776           135            0       9,911
        Mortgage Backed U.S.
                Government Agencies .....        1,454       1,439            18            0       1,457
        State and Political
                Subdivision Obligations .       12,878      12,906           391           17      13,280
        Equity Securities ...............          536         536             0            0         536
                                              --------      ------         -----        -----      ------
                                              $ 24,618      24,657           544           17      25,184
                                              ========      ======         =====        =====      ======

                Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                Equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank and do not have a readily determinable fair value for purposes of SFAS No. 115, because their ownership is restricted and they lack a market. Therefore, these securities are classified as restricted investment securities, carried at cost, and evaluated for impairment.

                Investment securities and interest bearing balances having a fair value of $12,952,000 and $10,649,000 at December 31, 1996 and 1995,
respectively, were pledged, as required by law, to secure public and trust deposits and other borrowings.

                Proceeds from the sale of investment securities in 1996 amounted to $3,786,000. Gross gains from such sales of investment securities, as determined on the basis of specific identification of the adjusted cost of each security sold, amounted to $12,000. Gross gains of $15,000 were realized in 1995 on the sale of investment securities amounting to $3,017,000.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value as of December 31, 1996:

                                                                    December 31, 1996
        (Dollars in thousands)                                    Amortized    Fair
                                                                     Cost      Value
                                                                     ----      -----

        Due in 1 year or less ....................................    $3,476     3,487
        Due after 1 year but within 5 years ......................    10,843    10,935
        Due after 5 years but within 10 years ....................     8,419     8,508
        Due after 10 years .......................................     3,313     3,388
                                                                    --------    ------
                                                                      26,051    26,318

        Mortgage-Backed Securities ...............................     1,178     1,166
        Equity Securities ........................................     1,249     1,249
                                                                    --------    ------
                                                                    $ 28,478    28,733
                                                                    ========    ======

        The Corporation has no derivative financial instruments requiring disclosure under SFAS No. 119.

(6)     Loans
           A summary of loans at December 31, 1996 and 1995 is as follows:

        (Dollars in thousands)                                             1996         1995
                                                                           ----         ----

        Commercial real estate, construction and land development...    $  75,200       65,671
        Commercial, industrial and agricultural.....................       18,588       16,682
        Real estate - residential ..................................       26,718       27,821
        Consumer ...................................................       25,874       23,473
        Lease financing ............................................           13           18
                                                                        ---------      -------
                                                                        $ 146,393      133,665
                                                                        =========      =======

                Included within the loan portfolio are loans on which the Bank has ceased the accrual of interest. These loans amounted to $1,183,000 as of December 31, 1996 and $1,753,000 as of December 31, 1995. Income recognized on nonaccrual loans in 1996 and 1995 was $144,000 and $79,000, respectively. Interest income which would have been recognized in 1996 and 1995 in accordance with the contractual terms would have been $248,000 and $159,000, respectively. In addition, loans which were past due 90 days or more for which interest continued to be accrued as of December 31, 1996 and 1995, amounted to approximately $519,000 and $195,000, respectively.

                During 1996, $1,022,000 in commercial real estate loans and $420,000 in agricultural loans were restructured compared to none in 1995. The restructurings were done on terms and conditions available at current market rates and did not have an impact on net income.

                Loans to Bank executive officers, directors, and corporations in which such executive officers and directors are beneficially interested as stockholders, executive officers, or directors aggregated approximately $1,123,000 and $1,228,000 at December 31, 1996 and 1995, respectively. New loans extended were $230,000 and $199,000 and repayments on these loans were $335,000 and $146,000 during 1996 and 1995, respectively. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

        (7)     Allowance for Loan Losses
                Changes in the allowance for loan losses for the years 1996, 1995, and 1994 are summarized as follows:



        (Dollars in thousands)                 1996         1995        1994
                                               ----         ----        ----
        Balance, January 1 ............       $2,347        2,511       2,646
        Provision charged to operations           50           0            0
        Loans charge off...............         (464)       (366)        (207)
        Recoveries on loans charged off          240         202           72
                                              ------       -----        -----
        Balance, December 31 ..........       $2,173       2,347        2,511
                                              ======       =====        =====

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

        The recorded investment in loans that are considered impaired amounted to $220,000 (all in nonaccrual) and $809,000 ($659,000, of which, in nonaccrual) on December 31, 1996 and December 31, 1995, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractural terms of the loan agreement. The allowance for loan losses related to loans classified as impaired amounted to approximately $298,000 at December 31, 1995. The average balances of these loans amounted to approximately $464,000 and $794,000 for the years 1996 and 1995, respectively. Due to the low levels of loans classified as impaired and the fact that the majority of such impaired loans are adequately collateralized by real estate, impaired loans should not have a material effect on the allowance for loan losses or the earnings of the Bank. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 1996 and 1995.

        (Dollars in thousands)                                           1996        1995
                                                                         ----        ----

        Cash receipts applied to reduce principal balance...........    $  60          84
        Cash receipts recognized as interest income.................        0          14
                                                                        -----        ----
        Total cash receipts.........................................    $  60          98
                                                                        =====        ====

                In addition, at December 31, 1996 and 1995, the Bank had other nonaccrual loans of approximately $963,000 and $1,094,000, for which impairment had not been recognized.

                The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

        (8)     Bank Premises and Equipment
                At December 31, 1996 and 1995, bank premises and equipment are as follows:


        (Dollars in thousands)                                          1996       1995
                                                                        ----       -----
        Land ......................................................     $  545        554
        Buildings .................................................      3,396      3,247
        Furniture and Fixtures ....................................      2,442      2,274
                                                                        ------      -----
                                                                         6,383      6,075
        Less accumulated depreciation..............................      2,986      2,624
                                                                         -----      -----
                                                                        $3,397      3,451
                                                                        ======      =====

                Depreciation expense amounted to $361,000, $319,000 and $272,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


        (9)     Deposits
                At December 31, 1996 and 1995, certificates of deposit in denominations of $100,000 or more amounted to $14,527,000 and $10,065,000, respectively. Interest expense on such certificates of deposit amounted to approximately $754,000, $501,000 and $333,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

        (10)    Short-term Borrowings
                Short-term borrowings and the related interest expense as of December 31, 1996 and 1995 consisted of:

       (Dollars in thousands)                    1996                1995
                                                 ----                ----
                                                   Interest            Interest
                                        Balance    Expense    Balance   Expense
                                        -------    --------   -------  --------
        Federal funds purchased ....     $3,700      132      2,100       44
        Repurchase agreements ......         18       32      1,814       56
        Treasury, tax and loan notes        794       18        400       21
                                         -------    ----      -----     ----
                                         $4,512      182      4,314      121
                                         ======     ====      =====     ====

                Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Discount window borrowings represent short-term borrowings from the Federal Reserve Bank. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The Bank also has unused lines of credit with several banks amounting to $9.5 million dollars at December 31, 1996.

        (11)    Long-term Debt
                The Bank is a member of the Federal Home Loan Bank of Pittsburgh
(FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 1996, the Bank had long-term debt in the amount of $4,710,000 outstanding to the FHLB consisting of a $1,500,000 term loan at 6.67% due September 4, 2001, a $1,210,000 loan at 7.30% due April 5, 2004, amortized in equal monthly payments and a $2,000,000 bullet loan which will mature on August 4, 1997. The aggregate amounts of maturities of long-term debt for the five years subsequent to December 31, 1996 are $2,128,000 (1997), $137,000 (1998),
$147,000 (1999), $159,000 (2000), and $1,671,000 (2001). As of December 31,
1995, the Bank had long-term debt in the amount of $3,329,000.

                Most of the Bank's investments and mortgage loans are pledged to secure FHLB borrowings.

        (12)    Lease Commitments
                The Bank leases certain premises under long-term lease agreements which are classified as operating leases. Commitments under these agreements are not material. Rental expense for 1996, 1995 and 1994 was approximately $35,000, $33,000 and $21,000, respectively.

        (13)    Benefit Plans
                The Bank has a funded contributory profit-sharing plan covering substantially all employees. The total employee benefits expense related to the Bank's contribution to the plan for 1996, 1995 and 1994 was $229,000, $213,000 and $190,000, respectively. In addition, the Bank sponsors two defined benefit postretirement plans that cover all full-time employees. One plan provides health insurance benefits, and the other provides life insurance benefits.

        Health Insurance
                For full-time employees who retire after at least 20 years of service, the Bank will pay premiums for major medical insurance (as provided to active employees) for a period ending on the earlier of the date the participant obtains other employment where major medical coverage is available or the date of the participant's death; however, payment of medical premiums by the Bank will cease after five years. If the retiree becomes eligible for Medicare within the five year period beginning on his retirement date, the Bank will pay, at its discretion, premiums for 65 Special coverage or a similar supplemental coverage. After the five year period has expired, all employer-paid benefits will cease; the employee may continue coverage through the employer at his/her own expense.

        Life Insurance
                Full-time employees will be provided with term life insurance. The amounts of coverage are determined as follows:

                At retirement after 20 or more years of service, the insurance amount prior to age 65 will be the lesser of three times the participant's annual salary at retirement or $50,000. After age 65, the insurance amount will decrease by 10% of the age 65 amount per year, subject to a minimum amount of $2,000.
                The following table sets forth the plans' combined funded status reconciled with the amount included in other liabilities in the balance sheet at December 31, 1996 and 1995:


            (Dollars in thousands)                                                 1996       1995
                                                                                   ----       ----
              Accumulated postretirement benefit obligation:
                Retirees .....................................................    $ (32)       (38)
                Fully eligible active plan participants ......................      (99)       (92)
                Other active plan participants ...............................     (173)      (177)
                                                                                  -----       ----
                                                                                   (304)      (307)
               Plan assets at fair value .....................................        0          0
                                                                                  -----       ----
               Accumulated postretirement benefit obligation in excess of
                  plan assets.................................................     (304)      (307)
               Unrecognized net gain .........................................      (97)       (60)
               Unrecognized transition obligation ............................      235        250
                                                                                  -----       ----
               Accrued postretirement benefit cost ...........................    $(166)      (117)
                                                                                  =====       ====

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

                The Bank's postretirement health insurance plan is not funded; the accumulated benefit obligation for the health plan is $209,810 and $214,462 at December 31, 1996 and 1995, respectively.

                Net periodic postretirement benefit cost for 1996, 1995 and 1994 included the following components:


    (Dollars in thousands)                                             1996     1995    1994
                                                                       ----     ----    ----

    Service cost - benefits attributed to service during the period     $22      19      20
    Interest cost on accumulated postretirement benefit obligation       21      20      19
    Actual return on plan assets ..................................       0       0       0
    Amortization of transition obligation over 20 years ...........      13      12      15
                                                                        ---     ---      --
    Net periodic postretirement benefit cost ......................     $56      51      54
                                                                        ===     ===      ==


                For measurement purposes, a 10.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996; the rate was assumed to decrease gradually to 6.5 percent for 2000 and remain at that level thereafter. The health care cost trend assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $36,275 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $6,542. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent.

        Retirement Plan
                On May 24, 1995, the Bank adopted an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $273,675 which is being amortized based on the expected future years of service of active participants.

                The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheet at December 31, 1996:




     (Dollars in thousands)                                 1996      1995
                                                            ----      ----
    Actuarial present value of benefit obligations:
      Accumulated vested benefit obligation .............   $(317)    (291)
                                                            =====     ====
      Projected benefit obligation ......................   $(317)    (291)
    Plan assets at fair value ...........................       0        0
                                                            -----     ----
    Projected benefit obligation in excess of fair value     (317)    (291)
    Unrecognized prior service cost .....................     235      261
    Unrecognized net gain ...............................      (9)       0
    Adjustment to recognize additional minimum liability     (153)    (190)
                                                            -----     ----
                   Pension Liability ....................   $(244)    (220)
                                                            =====     ====


    Net pension cost included the following components for 1996:

    (Dollars in thousands)

    Service cost ........................................   $  18        8
    Interest cost .......................................      20       10
    Actual return on plan assets ........................       0        0
    Amortization of transition obligation over 10.5 years      26       13
                                                            -----     ----
                    Net Pension Cost ....................   $  64       31
                                                            =====     ====

                The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7% in 1996 and in 1995.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

        The following temporary differences gave rise to the deferred tax asset at December 31, 1996 and 1995:

    (Dollars in thousands)                       1996      1995
                                                 ----      ----
    Deferred tax assets:
       Allowance for loan losses ...........     $ 610       682
       Nonaccrual interest .................        78        75
       Benefit plans .......................        87        50
       Deferred income .....................        38        43
       Other ...............................         5         0
                                                 -----     -----
                       Total ...............     $ 818       850
                                                 -----     -----
    Deferred tax liabilities:
       Unrealized gains on securities........    $ (87)     (179)
       Depreciation .........................     (141)     (159)
       Loan fees ............................      (37)      (19)
       Bond accretion .......................      (17)       (9)
                                                 -----     -----

                       Total ................    $(282)     (366)
                                                 -----     -----
    Deferred tax asset, net .................    $ 536       484
                                                 =====     =====


        The provision for income taxes consists of the following:

     (Dollars in thousands)                    Year Ended December 31,
                                              1996       1995     1994
                                              ----       ----     ----
     Current provision...................  $  1,319     1,060      935
     Deferred provision..................        40        67       48
                                           --------     -----      ---
     Provision for income taxes..........  $  1,359     1,127      983
                                           ========     =====      ===


                A reconciliation of income tax at the statutory rate to the Corporation's effective rate is as follows:

     (Dollars in thousands)                   1996       1995     1994
                                              ----       ----     ----
     Provision at the expected statutory
        rate............................   $  1,594     1,393    1,264
     Effect of tax-exempt income........       (266)     (300)    (341)
     Nondeductible interest.............         35        36       35
     Other items........................         (4)       (2)      25
                                           --------     -----    -----
      Provision for income taxes........   $  1,359     1,127      983
                                           ========     =====    =====

(15)    Regulatory Matters
                The Pennsylvania Banking Code restricts the availability of Bank retained earnings for dividend purposes. At December 31, 1996 and 1995, $11,817,000 and $9,889,000, respectively, was not available for dividends to the Corporation.

                The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage, Tier I risk-based and total risk-based ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

     (Dollars in thousands)                                                                  To Be Well Capitalized
     As of December 31, 1996:                                     Capital Adequacy           Under Prompt Corrective
                                                                  ----------------              Action Provisions:
                                                            Actual              Required        ------------------
                                                        Amount (Ratio)        Amount (Ratio)      Amount (Ratio)
    Tier I Capital (to Average Assets) .........      $24,266    (12.0%)      8,082    (4.0%)    10,103     (5.0%)
    Tier I Capital (to Risk Weighted Assets)....       24,266    (16.1%)      6,041    (4.0%)     9,062     (6.0%)
    Total Capital (to Risk Weighted Assets).....       26,159    (17.3%)     12,082    (8.0%)    15,103    (10.0%)

    As of December 31, 1995:

    Tier I Capital (to Average Assets) .........     $22,320     (12.3%)      7,256    (4.0%)     9,070     (5.0%)
    Tier I Capital (to Risk Weighted Assets)....      22,320     (14.9%)      5,980    (4.0%)     8,970     (6.0%)
    Total Capital (to Risk Weighted Assets).....      24,195     (16.2%)     11,960    (8.0%)    14,950    (10.0%)


                As of December 31, 1996, the Bank's capital ratios are well in excess of the minimum and well-capitalized guidelines. The Corporation,s capital ratios are not materially different from those of the Bank.

(16)    Concentration of Risk and Off-Balance Sheet Risk
                The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

                The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

                Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The term of these standby letters of credit is generally one year or less.

                As of December 31, 1996, commitments to extend credit amounted to $29,956,000 and standby letters of credit amounted to $2,062,000.

                Significant concentration of credit risk may occur when the obligations of the same or affiliated parties engage in similar activities or have similar economic characteristics that would cause those parties to be similarly affected by changes in economic or other conditions.

                In analyzing the Bank's exposure to significant concentration of credit risk, management set a parameter of 10% or more of the Bank's total net loans outstanding as the threshold in determining whether the obligations of the same or affiliated parties would be classified as significant concentration of credit risk. Concentrations by industry, product line, type of collateral, etc., were also considered. U.S. Treasury securities, obligations of U.S. government agencies and corporations, and any assets collateralized by the same were excluded.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


                As of December 31, 1996, there were no similar activities that met the requirements to be classified as significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank's business activity is with customers located in Central Pennsylvania, specifically within the Bank's trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

                The Bank's highest concentrations of credit are in the areas of mobile home park land and commercial real estate office financing. Outstanding credit to these sectors amounted to $12,700,000 or 8.9% and $10,800,000 or 7.6% of total net loans outstanding as of December 31, 1996. These concentrations, however, are less than the Bank's parameter of 10% of total net loans outstanding.

(17)    Commitments and Contingencies
                In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Bank.

(18)    Parent Company Statements
                The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., (parent only), are presented below:

           CONDENSED BALANCE SHEET
                As of December 31, 1996, 1995 and 1994
                (Dollars in thousands)

                                                                   1996         1995      1994
                                                                   ----         ----      ----
         ASSETS
            Cash ..............................................   $     19        588        549
            Investment in Subsidiary ..........................     24,631     22,669     20,970
                                                                  --------     ------     ------
                            Total Assets ......................   $ 24,650     23,257     21,519
                                                                  ========     ======     ======
         LIABILITIES AND STOCKHOLDERS' EQUITY
            Other Liabilities .................................   $      0        563        537
            Stockholders' Equity ..............................     25,183     23,227     21,515
            Less Treasury Stock ...............................       (533)      (533)      (533)
                                                                  --------     ------     ------
              Total Liabilities and Equity ....................   $ 24,650     23,257     21,519
                                                                  ========     ======     ======


         CONDENSED STATEMENT OF INCOME
            For the Years Ended December 31, 1996, 1995 and 1994
            (Dollars in thousands)                                  1996         1995      1994
                                                                    ----         ----      ----

            Dividends from Bank ...............................   $  1,212      1,728      1,657
            Other income from Bank ............................         13          8          0
            Undistributed Earnings of Bank ....................      2,142      1,259      1,079
            Other Expenses ....................................        (38)       (25)         0
                                                                  --------     ------     ------
                     Net Income ...............................   $  3,329      2,970      2,736
                                                                  ========     ======     ======


                               [GRAPHIC OMITTED]

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


CONDENSED STATEMENT OF CASH FLOWS
                For the Years Ended December 31, 1996, 1995 and 1994 (Dollars in thousands)


                                                                     1996       1995      1994
                                                                     ----       ----      ----
    CASH FLOWS FROM OPERATING ACTIVITIES

            Net Income .........................................   $ 3,329      2,970     2,736
            Net Change in Other Liabilities ....................      (563)        26       503
            Undistributed Earnings of Subsidiary ...............    (2,142)    (1,259)   (1,079)
                                                                   -------     ------    ------
                    Net Cash Provided By Operating Activities ..       624      1,737     2,160
                                                                   -------     ------    ------

                                                                     1996       1995       1994
                                                                     ----       ----       ----
    CASH FLOWS FROM FINANCING ACTIVITIES

            Dividends Declared .................................    (1,193)    (1,698)   (1,618)
            Purchase of Treasury Stock .........................         0          0         0
                                                                   -------     ------    ------
                        Net Cash used By Financing Activities ..    (1,193)    (1,698)   (1,618)
                                                                   -------     ------    ------
            Net Increase (Decrease) in Cash and Cash Equivalents      (569)        39       542
            Cash and Cash Equivalents at Beginning of Period ...       588        549         7
                                                                   -------     ------    ------
            Cash and Cash Equivalents at End of Period .........   $    19        588       549
                                                                   =======     ======    ======

(19)    Fair Value of Financial Instruments
                Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

                The following methodologies and assumptions were used to estimate the fair value of the Corporation's financial instruments:

        Cash and due from banks:
                The carrying value of cash and due from banks was considered to be a reasonable estimate of fair value.

        Interest bearing balances with other financial institutions:
                The estimate of fair value was determined by comparing the present value of quoted interest rates on like deposits with the weighted average yield and weighted average maturity of the balances.

        Investment securities:
                As indicated in Note 5, estimated fair values of investment securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices for comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

        Loans:
                The loan portfolio was segregated into pools of loans with similar economic characteristics and was further segregated into fixed rate and variable rate and each pool was treated as a single loan with the estimated fair value based on the discounted value of expected future cash flows. Fair value of loans with significant collectibility concerns (that is, problem loans and potential problem loans) was determined on an individual basis using an internal rating system and appraised values of each loan. Assumptions regarding problem loans are judgmentally determined using specific borrower information.

        Deposits:
                The fair value for demand deposits (e.g., interest and noninterest checking, savings and money market deposit accounts) are by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair value for fixed-rate certificates of deposit was estimated using a discounted cash flow calculation by combining all fixed-rate certificates into a pool with a weighted average yield and a weighted average maturity for the pool and comparing the pool with interest rates currently being offered on a similar maturity.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

Short-term borrowed funds:
                Because of time to maturity, the estimated fair value of short-term borrowings approximates the book value.

        Long-term debt:
                The estimated fair values of long-term debt was determined using discounted cash flow analysis, based on borrowing rates for similar types of borrowing arrangements.

        Accrued interest:
                The carrying amounts of accrued interest approximates their fair values.

        Off-balance-sheet financial instruments:
                There are no unearned fees outstanding on off-balance-sheet financial instruments and the fair values are determined to be equal to the carrying values.

                The following table summarizes the book value and fair value of financial instruments at December 31, 1996 and 1995.


                                                 December 31, 1996     December 31, 1995
   (Dollars in thousands)                           Book      Fair        Book     Fair
                                                   Value     Value       Value    Value
                                                   -----     -----       -----    -----
    Financial assets:
            Cash and due from banks ........      $ 4,442      4,442      3,389     3,389
            Interest bearing balances ......       28,433     28,632     30,059    30,493
            Investment securities ..........       28,478     28,733     24,657    25,184
            Net loans ......................      142,341    141,581    129,589   129,731

    Financial liabilities
            Deposits .......................    $ 174,671    175,420    162,268   163,932
            Short-term borrowed funds ......        4,512      4,512      4,314     4,314
            Long-term debt .................        4,710      4,751      3,329     3,314

    Off-balance sheet financial instruments:
            Commitments to extend credit ...     $ 29,956     29,956    31,425     31,425
            Standby letters of credit ......        2,062      2,062     2,686      2,686


(20)    Common Stock:
                The Corporation has reserved 50,000 authorized, but unissued shares of its common stock for issuance under a Stock Bonus Plan (the "Plan"). Shares issued under the Plan are at the discretion of the board of directors. Shares reserved will be reduced by any shares issued under the Plan which come from treasury stock or are obtained in the open market. At December 31, 1996, no shares have been awarded under the Plan.


                               [GRAPHIC OMITTED]

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis of Financial Condition and Results of Operations

                The purpose of this discussion is to further detail the financial condition and results of operations of Mid Penn Bancorp, Inc. (the Corporation). The Corporation is not aware of any known trends, events, uncertainties or of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on the Corp-oration's liquidity, capital resources or operations. This discussion should be read in conjunction with the financial statements appearing elsewhere in this report.

                               Financial Summary

                The consolidated earnings of the Corporation are derived primarily from the operations of its wholly-owned subsidiary, Mid Penn Bank.

                The Corporation achieved record net income of $3,329,000 for the year 1996, an increase of $359,000 or 12.09% over 1995's net income of $2,970,000, which was an increase of $234,000 or 8.55% over 1994's net income of $2,736,000. This represents net income in 1996 of $2.68 per share compared to $2.39 per share in 1995 and $2.20 per share in 1994. The increase in earnings was primarily due to growth in net interest income, a 15.1% increase in noninterest income and a slight decrease in noninterest expense. Per share data has been restated to reflect the effect of stock dividends.

                Total assets of the Corporation continued to grow in 1996, exceeding two hundred million dollars for the first time, reaching the level of $210,172,000, an increase of $15,461,000 or 7.94% over $194,711,000 at year end
1995. The growth can be attributed to an increase of $12,728,000 or 9.52% in loans. The loan growth was funded primarily through an increase in demand and time deposits.

                The Corporation continued to achieve an excellent return of average assets, (ROA), a widely recognized performance indicator in the financial industry. The ROA was 1.65% in 1996, 1.64% in 1995 and 1.58% in 1994. Return on average stockholders' equity (ROE), another performance indicator, was 14.32% in 1996, 13.57% in 1995 and 13.09% in 1994.

                Tier one capital (to risk weighted assets) of $24,266,000 or 16.07% and total capital (to risk weighted assets) of $26,159,000 or 17.32% at December 31, 1996 are well above the December 31, 1996 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of stockholders' equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance-sheet activities.

                At the end of the second quarter, the Corporation contracted the services of Invest Financial Corporation, a third-party provider of investment services headquartered in Tampa, Florida. Invest provides financial planning and investment services, particularly mutual fund and annuity-type investments through an office leased from the Bank.

                              Net Interest Income

                Net interest income, the Corporation's primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

                During 1996, net interest income increased $527,000 or 6.48% as compared to $384,000 or 4.96% in 1995 and $290,000 or 3.89% in 1994. The
average balances, effective interest differential and interest yields for the years ended December 31, 1996, 1995 and 1994, the components of net interest rate growth, are presented in Table 1. A comparative presentation of the changes in net interest income for 1996 compared to 1995, and 1995 compared to 1994, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

                Although the yield on earning assets decreased to 8.65% in 1996 from 8.89% in 1995, interest income increased by $1,318,000 or 8.88% during 1996, reflecting the growth in total earning assets during the year. The yield on earning assets for 1994 was 8.49%. The decrease in the yield on earning assets for 1996 as compared to 1995 and the increase for 1995 as compared to 1994 was due primarily to changes in the "prime rate." The average "prime rate" for 1996 was 8.29% as compared to 8.81% for 1995 and 7.33% for 1994.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


                 Interest expense increased by $791,000 or 11.77% in 1996 compared to $981,000 or 17.09% in 1995 and a decrease of $226,000 or 3.79% in 1994. The increases in 1996 and 1995 were due primarily to the increase in the total of interest bearing liabilities and the increase in the cost of those supporting liabilities.

                Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 1996 was 4.73% compared to 4.99% in 1995 and 5.01% in 1994. Management continues to closely monitor the net interest margin and is encouraged by the increase in demand deposits, from $11,766,000 in 1995 to $15,350,000 in 1996, providing additional funds for earning assets.

                A provision of $50,000 for loan losses was made in 1996. There was no provision for loan losses expenses in 1995 or 1994.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


    (Dollars in thousands)                                               1996

                                                        Average        Interest    Average Rates
                                                        Balance     Income/Expense  Earned/Paid
                                                        --------    -------------- -------------
    ASSETS:
            Interest Bearing Balances ...........      $ 29,939          1,938         6.47%
            Investment Securities:
            Taxable .............................        14,330            935         6.52%
            Tax-Exempt ..........................        12,630          1,091         8.64%
                                                       --------
                    Total Investment Securities .        26,960
                                                       --------

            Assets Held in Trading Account ......             0              0            0
            Federal Funds Sold ..................           297             16         5.39%
            Loans, Net ..........................       134,489         12,592         9.36%
                                                       --------         ------
            Total Earning Assets ................       191,685         16,572         8.65%
                                                       --------         ------
            Cash and Due from Banks .............         3,594
            Other Assets ........................         6,781
                                                       --------
                            Total Assets ........      $202,060
                                                       ========

    LIABILITIES & STOCKHOLDERS'
            EQUITY:
            Interest Bearing Deposits:
                NOW .............................      $ 25,264            661         2.62%
                Money Market ....................        11,061            265         2.40%
                Savings .........................        17,315            437         2.52%
                Time ............................       102,683          5,782         5.63%
                Short-term Borrowings ...........         3,380            182         5.38%
            Long-term Debt ......................         2,860            185         6.47%
                                                       --------         ------
            Total Interest Bearing Liabilities ..       162,563          7,512         4.62%
                                                                        ------
            Demand Deposits .....................        13,781
            Other Liabilities ...................         2,476
            Stockholders' Equity ................        23,240
                                                       --------
                            Total Liabilities and
                            Stockholders' Equity       $202,060
                                                       ========

    Net Interest Income .........................      $                 9,060
                                                                      ========
    Net Yield on Interest Earning Assets:
            Total Yield on Earning Assets .......                                      8.65%
            Rate on Supporting Liabilities ......                                      3.92%
            Net Interest Margin .................                                      4.73%


Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont'd)


INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS FOR YEARS ENDED
DECEMBER 31, 1996, 1995 AND 1994

    (Dollars in thousands)                                                1995

                                                         Average         Interest         Average Rates
                                                         Balance      Income/Expense       Earned/Paid
                                                         -------      --------------      -------------
    ASSETS:
            Interest Bearing Balances ...........       $ 26,685           1,681               6.30%

            Investment Securities:
                Taxable .........................         11,212             746               6.65%
                Tax-Exempt ......................         13,277           1,223               9.21%
                                                        --------
                    Total Investment Securities .         24,489
                                                        --------

            Assets Held in Trading Account ......              0               0                  0
            Federal Funds Sold ..................            902              53               5.88%
            Loans, Net ..........................        120,026          11,597               9.66
                                                        --------          ------
            Total Earning Assets ................        172,102          15,300               8.89%
                                                        --------          ------
            Cash and Due from Banks .............          3,429
            Other Assets ........................          5,874
                                                        --------
                            Total Assets ........       $181,405
                                                        ========


    LIABILITIES & STOCKHOLDERS'
            EQUITY:
            Interest Bearing Deposits:
                    NOW .........................       $ 20,261             449               2.22%
                    Money Market ................         11,387             273               2.40%
                    Savings .....................         17,414             439               2.52%
                    Time ........................         90,377           5,241               5.80%
            Short-term Borrowings ...............          2,211             121               5.47%
            Long-term Debt ......................          3,380             197               5.83%
                                                        --------          ------
            Total Interest Bearing Liabilities ..        145,030           6,720               4.63%
                                                                          ------
            Demand Deposits .....................         12,493
            Other Liabilities ...................          1,988
            Stockholders' Equity ................         21,894
                                                        --------
                            Total Liabilities and
                            Stockholders' Equity        $181,405
                                                        ========

    Net Interest Income .........................       $                  8,580
                                                                         =======
    Net Yield on Interest Earning Assets:
            Total Yield on Earning Assets .......                                              8.89%
            Rate on Supporting Liabilities ......                                              3.90%
            Net Interest Margin .................                                              4.99%





                               [GRAPHIC OMITTED]

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont'd)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

    (In thousands)                                                               1994

                                                              Average          Interest         Average Rates
                                                              Balance       Income/Expense       Earned/Paid
                                                              -------       --------------      -------------
    ASSETS:
            Interest Bearing Balances .................       $ 23,785           1,195               5.02%
            Investment Securities:
                    Taxable ...........................          8,040             465               5.78%
                    Tax-Exempt ........................         14,004           1,430              10.21%
                                                              --------
                            Total Investment Securities         22,044
                                                              --------

            Assets Held in Trading Account ............              0               0                  0
            Federal Funds Sold ........................          1,563              70               4.48%
            Loans, Net ................................        117,582          10,846               9.22%
                                                              --------          ------
            Total Earning Assets ......................        164,974          14,006               8.49%
                                                                                ------
            Cash and Due from Banks ...................          3,092
            Other Assets ..............................          4,978
                                                              --------
                            Total Assets ..............       $173,044
                                                              ========
    LIABILITIES & STOCKHOLDERS'
            EQUITY:
            Interest Bearing Deposits:
                    NOW ...............................       $ 18,776             343               1.83%
                    Money Market ......................         13,675             318               2.33%
                    Savings ...........................         17,526             436               2.49%
                    Time ..............................         82,293           4,339               5.27%
            Short-term Borrowings .....................          2,415             100               4.14%
            Long-term Debt ............................          3,401             204               6.00%
                                                              --------          ------
             Total Interest Bearing Liabilities .......        138,086           5,740               4.16%
                                                                                ------
            Demand Deposits ...........................         12,174
            Other Liabilities .........................          1,889
            Stockholders' Equity ......................         20,895
                                                              --------
                            Total Liabilities and
                            Stockholders' Equity ......       $173,044
                                                              ========


    Net Interest Income ...............................       $                  8,266
                                                                                ======
    Net Yield on Interest Earning Assets:
            Total Yield on Earning Assets .............                                              8.49%
            Rate on Supporting Liabilities ............                                              3.48%
            Net Interest Margin .......................                                              5.01%


                Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include non-accrual loans.

                Loan fees of $138,000, $292,000 and $112,000 are included with interest income above for the years 1996, 1995 and 1994, respectively.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Dollars in thousands)


                                                                     1996 Compared to 1995              1995 Compared to 1994
                                                                      Increase (Decrease)                 Increase (Decrease)
                                                                        Due to Change In:                  Due to Change In:
    Taxable Equivalent Basis                                   Volume          Rate        Net       Volume       Rate         Net
                                                               ------          ----       ----       ------       ----        ----


    INTEREST INCOME:
            Interest Bearing Balances .....................    $   205          52         257         146         340         486
            Investment Securities:
            Taxable .......................................        207         (18)        189         183          98         281
            Tax-Exempt ....................................        (60)        (72)       (132)        (74)       (133)       (207)
                                                               -------        ----       -----         ---         ---       -----
                            Total Investment Securities ...        147         (90)         57         109         (35)         74

            Funds Sold ....................................        (36)         (1)        (37)        (30)         13         (17)
            Loans, Net ....................................      1,397        (402)        995         225         526         751
                                                               -------        ----       -----         ---         ---       -----
                            Total Interest Income .........    $ 1,713        (441)      1,272         450         844       1,294
                                                               -------        ----       -----         ---         ---       -----

            INTEREST EXPENSE:
            Interest Bearing Deposits:
                    NOW ...................................    $   111         101         212          27          79         106
                    Money Market ..........................         (8)          0          (8)        (53)          8         (45)
                    Savings ...............................         (2)          0          (2)         (3)          6           3
                    Time ..................................        714        (173)        541         426         476         902
                                                               -------        ----       -----         ---         ---       -----
                    Total Interest Bearing Deposits........        815         (72)        743         397         569         966

            Short-term Borrowings .........................         64          (3)         61          (8)         29          21
            Long-term Debt ................................        (30)         18         (12)         (1)         (6)         (7)
                                                               -------        ----       -----         ---         ---       -----
                            Total Interest Expense.........    $   849         (57)        792         388         592         980
                                                               -------        ----       -----         ---         ---       -----

    NET INTEREST INCOME: ..................................    $   864        (384)        480          62         252         314
                                                               =======        ====        ====         ===         ===       =====


                The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.


                           Provision for Loan Losses

                The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Due to the cyclical nature of the economy coupled with the Bank's substantial involvement in commercial loans and the record number of nationwide consumer bankruptcy's in 1996, management thought it purdent to make a $50,000 allocation now during stronger economic times. Due to the relative strength of unallocated reserves, $835,000 in 1995 and $1,068,000 in 1994, and the favorable trend in non-performing assets, no provision for loan losses was charged to expense during 1995 or 1994. The allowance for loan losses as a percentage of average total loans was 1.67% at December 31, 1996, compared to 2.09% and 2.21% for the years ended December 31, 1995 and 1994, which continues to be higher than peer financial institutions. A summary of charge-offs and recoveries of loans is presented in Table 3.


                               [GRAPHIC OMITTED]

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

                                                                   Years ended December 31,

                                                        1996       1995      1994      1993      1992
                                                        ----       ----      ----      ----      ----

    Balance beginning of period ...................    $2,347      2,511     2,646     2,755     2,301
    Loans charged-off:
            Commercial real estate, construction
                    and land development ..........        25         86         0        33       492
            Commercial, industrial and agricultural       213         55        14       157       285
            Real estate-residential ...............         0          0        34        30        18
            Consumer ..............................       226        225       159       116        85
                                                       ------      -----     -----     -----     -----
                            Total loans charged off       464        366       207       336       880
                                                       ------      -----     -----     -----     -----

    Recoveries on loans previously
            charged-off:
            Commercial real estate, construction
                    and land development ..........        39         33         8        71       253
            Commercial, industrial and agricultural       105        111        33        26        53
            Real estate-residential ...............        35          4         1        30         0
            Consumer ..............................        61         54        30        25        28
                                                       ------      -----     -----     -----     -----
                            Total recoveries ......       240        202        72       152       334
                                                       ------      -----     -----     -----     -----


    Net charge-offs ...............................       224        164       135       184       546
                                                       ------      -----     -----     -----     -----
    Current period provision for
            loan losses ...........................        50          0         0        75     1,000
                                                       ------      -----     -----     -----     -----
    Balance end of period .........................    $2,173      2,347     2,511     2,646     2,755
                                                       ======      =====     =====     =====     =====

    Ratio of net charge-offs during the period
            to average loans outstanding during the
            period, net of unearned discount ......      0.16%      0.13      0.11      0.16      0.49
                                                       ======      =====     =====     =====     =====


                               Noninterest Income


                During 1996, the Corporation earned $800,000 in noninterest income, an increase of $105,000 or 15.11% over the 1995 total of $695,000, which was $73,000 or 11.74% over the 1994 total of $622,000. The bulk of the increase in 1996 reflected nonrecurring gains of $137,000 from the sale of other real estate as compared to a noninterest expense of $22,000 in other real estate in 1995 and noninterest income of $85,000 in 1994.


                Trust department income for 1996 was $83,000, a $15,000 or 22.06% increase over $68,000 in 1995, which was $7,000 or 9.33% less than the $75,000 earned in 1994. Trust Department income fluctuates from year to year, primarily due to the number of estates being settled during the year.


                Service charges on deposit accounts was $252,000 for 1996, basically unchanged from $249,000 for 1995, which was $65,000 or 35.33% higher than the $184,000 for 1994. The majority of this increase resulted from an increase in NSF charges in 1995.

                The Corporation also earned $16,000 in fees from Invest, the third-party provider of investments whose services the Bank has contracted. Other operating income increased to $453,000 in 1996 from $363,000 and $358,000 in 1995 and 1994, respectively.

                               Noninterest Expense

                A summary of the major components of noninterest expense for the years ended December 31, 1996, 1995 and 1994 is reflected in Table 4. Noninterest expense decreased $9,000 to $4,716,000 in 1996 from $4,725,000 in

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


1995 which increasing $79,000 from $4,646,000 in 1994. The major component of noninterest expense is salaries and employee benefits which increased $46,000 or 1.94% in 1996. Increases of $95,000, or 4.17% and $81,000, or 3.69% were recorded in 1995 and 1994, respectively. Prior to 1996, the Bank's Performance Bonus Plan cash payment was paid in December based upon an estimate of the current years performance compared to its peer group based upon the June 30th federally compiled uniform bank performance report. To use a more conservative approach, beginning in 1996, most of the performance bonus payment will be paid in May of the following year when the final year end performance information is available. This change resulted in a decrease of $103,000 or 42.21%, from $244,000 paid in 1995 to $141,000 paid in 1996.

                The largest component of decrease in noninterest expense was due to an FDIC premium for deposit insurance of only $2,000 in 1996 as compared to $171,000 in 1995 and $323,000 in 1994. As part of the fiscal year 1997 Omnibus Appropriations Bill signed into law on September 30, 1996, beginning on January 1, 1997, the banking industry will be required to help pay the annual $780 million Financing Corporation (FICO) bond obligation. It is currently estimated that for three years, until January 1, 2000, banks will be required to pay 1.29 cents per $100 in deposits as FICO assessment. After January 1, 2000, the FICO assessment on bank deposits is anticipated to be 2.4 cents per $100 in deposits. Based on the Bank's current FDIC assessment base of $170,000,000, at 1.29 cents per $100 in deposits, the projected annual FICO assessment for 1997 would be approximately $22,000. As long as the current annual statutory minimum Insurance Fund (BIF) remains fully capitalized, healthy banks will pay no premium for the BIF fund. They will only pay the FICO assessment. During 1995, the Corporation received a refund of FDIC insurance premium of approximately $92,000.


                Net occupancy expenses increased $21,000 or 7.55% in 1996 compared to $72,000 or 34.95% in 1995 and $32,000 or 18.39% in 1994. The
additional expenses in 1996 and especially in 1995 were associated with the Dauphin and Carlisle Pike offices, which were added in 1995. Equipment expense increased $36,000 or 10.19% in 1996 compared to $12,000 or 3.52% in 1995 and
$32,000 or 10.36% in 1994. The increase in 1996 is due to additional depreciation expense on equipment purchased. Other expenses, including postage and supplies, marketing and advertising, PA shares tax, professional services, telephone, loss on mortgage sales and other expenses increased $79,000 or 5.17% in 1996 compared to a decrease of $55,000 or 3.47% in 1995 and an increase of $74,000 or 4.90% in 1994. The loss on mortgage sales of $91,000 during 1994 resulted from the rapid escalation of mortgage interest rates during the year. The losses of $26,000 and $3,000 during 1996 and 1995, respectively, were offset by origination fees earned on these loans.



TABLE 4: NONINTEREST EXPENSE


    (Dollars in thousands)
                                       Years ended December 31,

                                       1996       1995      1994
                                       ----       ----      ----
    Salaries and employee benefits    $2,419     2,373     2,278
    Occupancy, net ...............       299       278       206
    Equipment ....................       389       353       341
    Postage and supplies .........       239       252       169
    FDIC assessments .............         2       171       323
    Marketing and advertising ....       141       152       129
    Other real estate, net .......         0        22       (85)
    Pennsylvania bank shares tax .       229       215       201
    Professional services ........        82        88        93
    Telephone ....................        46        45        45
    Loss on mortgage sales .......        26         3        91
    Other ........................       844       773       855
                                      ------     -----     -----
      Total Noninterest Expense ..    $4,716     4,725     4,646
                                      ======     =====     =====


                                  Investments

                The Corporation investment portfolio is utilized to improve earnings through investments of funds in high-yielding assets which provide the necessary balance sheet liquidity for the Corporation.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


                At December 31, 1996, SFAS No. 115 resulted in an increase in shareholders' equity of $168,000 (unrealized gain on securities of $255,000, less estimated income tax effect of $87,000). SFAS No. 115 as of December 31, 1995 resulted in an increase in stockholders' equity of $348,000 (unrealized gain on securities of $527,000, less estimated income tax effect of $179,000) compared to a decrease in stockholders' equity of $92,000 (unrealized loss on securities of $139,000, less estimated income tax benefit of $47,000) as of December 31, 1994.

                Proceeds from the sale of investment securities during 1996 were $3,786,000. Net gains of $12,000 were realized on those sales. Proceeds from the sale of investment securities during 1995 were $3,017,000. Net gains of $15,000 were realized on those sales. Proceeds from the maturities of investment securities were $4,133,000 in 1996 compared with $6,758,000 in 1995 and $3,548,000 in 1994.

                The Corporation does not have any significant concentrations of investment securities.

                Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The gross unrealized gains and losses on investment securities are outlined in Note 5 to the Consolidated Financial Statements.


TABLE 5: BOOK VALUES OF INVESTMENT SECURITIES

    (Dollars in thousands)                                  December 31,
                                                       1996     1995     1994
                                                       ----     ----     ----

    U. S. Treasury and U.S. government agencies      $ 12,833    9,776    9,323
    Mortgage backed U.S. government agencies ..         1,178    1,439    1,624
    State and political subdivision obligations        13,218   12,906   14,702
    Corporate bonds ...........................             0        0        0
    Equity securities .........................         1,249      536      520
                                                     --------  -------   ------
                            Total .............      $ 28,478  $24,657   26,169
                                                     ========  =======   ======
                                     Loans

                At December 31, 1996, net loans totaled $142,341,000, a $12,752,000 or 9.84% increase over December 31, 1995. During 1996, the Corporation experienced an increase in commercial real estate loan demand during the third and fourth quarters. Nearly $10 million of this increase was generated through the Swatara Twp., Dauphin County office. These loans contributed to the $9,529,000 net increase in the commercial real estate loan category from December 31, 1995 to December 31, 1996.


                During 1996, consumer loans increased approximately $2,401,000 with the growth in the areas of installment loans and student loans. The current environment in lending is extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 1996, loans, net of unearned income, represented 70.1% of earning assets as compared to 70.5% on December 31, 1995 and 71.3% on December 31, 1994.

                The Bank's loan portfolio is diversified among individuals, farmers, and small and medium-sized businesses generally located within the Bank's trading area of Dauphin County, lower Northumberland County, western Schuylkill County and eastern Cumberland County. Commercial real estate, construction and land development loans are collateralized mainly by mortgages on the income-producing real estate or land involved. Commercial, financial and agricultural loans are made to business entities and may be secured by business assets, including commercial real estate, or may be unsecured. Residential real estate loans are secured by liens on the residential property. Consumer loans include installment, credit card, lines of credit and home equity loans.


                A distribution of the Bank's loan portfolio according to major loan classification is shown in Table 6.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 6: LOAN PORTFOLIO


    (Dollars in thousands)                                            December 31,
                                                   1996        1995       1994       1993       1992
                                                   ----        ----       ----       ----       ----
    Commercial real estate, construction
       and land development ...............      $ 75,200     65,671     54,225     54,148     56,521
    Commercial, industrial and agricultural        18,588     16,682     19,397     21,506     18,634
    Real estate-residential mortgage ......        26,718     27,821     25,142     25,407     24,454
    Consumer ..............................        25,874     23,473     20,409     19,595     17,653
    Lease financing .......................            13         18          0          9         21
                                                 --------    -------    -------    -------    -------
         Total Loans ......................       146,393    133,665    119,173    120,665    117,283
    Unearned income .......................        (1,879)    (1,729)    (1,488)    (1,353)    (1,572)
                                                 --------    -------    -------    -------    -------
    Loans net of unearned discount ........       144,514    131,936    117,685    119,312    115,711
    Allowance for loan losses .............        (2,173)    (2,347)    (2,511)    (2,646)    (2,755)
                                                 --------    -------    -------    -------    -------
         Net Loans ........................      $142,341    129,589    115,174    116,666    112,956
                                                 ========    =======    =======    =======    =======

                           Allowance for Loan Losses

                The allowance for loan losses is maintained at a level believed adequate by Management to absorb potential loan losses in the loan portfolio. The Corporation has a loan review department that is charged with establishing a "watchlist" of potential unsound loans, identifying unsound credit practices and suggesting corrective actions. A quarterly review and reporting process is in place for monitoring those loans that are on the "watchlist." Each credit on the "watchlist" is evaluated to estimate potential losses. In addition, estimates for each category of credit are provided based on Management's judgment which considers past experience, current economic conditions and other factors. For installment and real estate mortgages, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total of reserves resulting from this analysis are "allocated" reserves. The amounts not specifically provided for individual classes of loans are considered "unallocated." This unallocated amount is determined and based on judgments regarding risk of error, economic conditions, trends and other factors.


                The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 1996, was $2,173,000 or 1.50% of total loans less unearned discount as compared to $2,347,000 or 1.78% at December 31, 1995, and $2,511,000 or 2.13% at December 31, 1994.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


        (Dollars in thousands)                                                   December 31,

                                                   1996            1995             1994             1993             1992
                                                   ----            ----             -----            ----             ----
                                                    Percent           Percent          Percent           Percent          Percent
                                           Amount  of Loans  Amount  of Loans  Amount  of Loans Amount   of Loans  Amount of Loans
                                           ------  --------  ------  --------  ------  -------- ------   -------- ------- --------
        Commercial real estate,
                construction and land
                development............   $   666    51.3%     574     49.1%     776     45.5    1,148     44.9   1,477     48.2
        Commercial, industrial and
                agricultural .........        375    12.7%     573     12.5%     301     16.3      437     17.8     369     16.0
        Real estate-residential
                mortgage .............        172    18.3%     120     20.8%     118     21.1      114     21.1     133     20.8
        Consumer......................        303    17.7%     245     17.6%     248     17.1      214     16.2     187     15.0
        Unallocated...................        657     -        835       -     1,068               733        -     589        -
                                          -------   -----    -----   -----     -----    -----    -----    -----   -----    -----
                 Total loans              $ 2,173   100.0%   2,347   100.0%    2,511    100.0    2,646    100.0   2,755    100.0
                                          =======   =====    =====   =====     =====    =====    =====    =====   =====    =====

                              Nonperforming Assets

                Nonperforming assets, other than consumer loans and 1-4 family residential mortgages, include impaired and nonaccrual loans, loans past due 90 days or more, restructured loans and other real estate (including residential property). A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more, or because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and in the process of collection or repayment. Restructured loans are those loans whose terms have been modified to

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

provide for a reduction of interest or principal payments because of borrower financial difficulties. Foreclosed assets held for sale include those assets that have been acquired through foreclosure for debts previously contracted, in settlement of debt.

                Consumer loans are generally recommended for charge-off when they become 150 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $89,000, $103,000, and $80,000 in 1996, 1995, and 1994, respectively.

                A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 1996, totaled $2,395,000 or 1.14% of total assets compared to $2,455,000 or 1.26% of total assets in 1995, and $2,553,000 or 1.46% of total assets in 1994. The increase in non-accrual loans in 1994 was due to a large commercial real estate loan going into Chapter 11 bankruptcy in 1994. In addition, a $400,000 non-accrual loan was paid in full in January, 1 995. The foreclosed assets held for sale consist of two pieces of commercial real estate, one agricultural parcel, one commercial property and one multi-family residence that the Corporation had available for sale.

                The improvement in nonperforming assets can be attributed to the current improved economic climate, including commercial real estate, and the Corporation's ongoing commitment to controlling credit risk. Nonperforming assets are taken into consideration by Management when assessing the adequacy of the Allowance for Loan Losses.


TABLE 8: NONPERFORMING ASSETS

Dollars in thousands)                                     December 31,

                                           1996       1995    1994      1993      1992
                                           ----       ----    ----      ----      ----
Non-accrual loans ................      $ 1,183     1,753    2,181     1,347     1,479
Past due 90 days or more .........          519       195      252       191       508
Restructured loans ...............          145         0        0     1,885     3,025
                                        -------     -----    -----     -----     -----
         Total nonperforming loans        1,847     1,948    2,433     3,423     5,012
Foreclosed assets held for sale ..          548       507      120       256       764
                                        -------     -----    -----     -----     -----
        Total nonperforming assets      $ 2,395     2,455    2,553     3,679     5,776
                                        =======    ======    =====     =====     =====
Percent of total loans outstanding        1.64%      1.84     2.14      3.05      4.91
Percent of total assets ..........        1.14%      1.26     1.46      2.16      3.51

                There are no loans classified for regulatory purposes that have not been included in Table 8. At December 31, 1996, no loans were considered impaired because management is aware of information which causes doubt as to the ability of the borrower to comply with loan repayment terms except for those identified as non-accrual loans. There are no trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources or no other material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

                       Deposits and Other Funding Sources

                The Corporation's primary source of funds is its deposits. Deposits at December 31, 1996 were $174,671,000, which increased $12,403,000 or 7.64% from December 31, 1995, compared to an increase of $15,513,000 or 10.42% in 1995. A limited-time, special-rate certificate of deposit offer in the spring of 1996 aided the bank in attaining the increase. The Corporation's newest office on the Carlisle Pike in Hampden Township contributed $4,207,000 in increased deposits during 1996. Time deposits accounted for the majority of deposit growth in 1995 as depositors moved funds from the lower-yielding demand and savings accounts. A limited-time, special rate NOW account promotion at this office attracted $4,783,000 in interest-bearing transaction account balances during the last quarter of 1995. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 1996, 1995, and 1994 are presented in Table 9.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

                Average short-term borrowings for 1996 were $3,380,000 as compared to $2,211,000 in 1995. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings, and federal funds purchased.


TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

(Dollars in thousands)                                        Years ended December 31,

                                                   1996                1995             1994
                                                   ----                ----             ----
                                            Average   Average  Average    Average   Average  Average
                                            Balance     Rate   Balance     Rate     Balance   Rate
                                            -------    -----   -------    -------   -------  ------
Non-interest bearing demand deposits       $ 13,781    0.00%    12,493     0.00     12,174    0.00
Interest bearing demand deposits ...         25,264    2.62%    20,261     2.22     18,776    1.83
Money market .......................         11,061    2.40%    11,387     2.40     13,675    2.33
Savings ............................         17,315    2.52%    17,414     2.52     17,526    2.49
Time ...............................        102,683    5.63%    90,377     5.80     82,293    5.27
                                          ---------    ----    -------     ----    -------    ----
                         Total .....      $ 170,104    4.20%   151,932     4.21    144,444    3.76
                                          =========    ====    =======     ====    =======    ====

                               Capital Resources

                Stockholders' equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

                In 1996, capital grew $1,956,000 or 8.62% above 1995.
Comparatively, 1995 capital grew $1,712,000 or 8.16% above 1994. Capital growth in both periods was achieved through earnings retention.

                The Corporation's normal dividend payout allows for semi-annual cash returns to its stockholders and provides earnings retention at a level sufficient to finance future Corporation growth. The regular semi-annual cash dividend payment in 1996 was $1,193,000, and $1,127,000 in 1995. Beginning in 1997, the Corporation is planning quarterly dividends payable in February, May, August and November.


                A special cash dividend of $.50 per share was declared in November of 1995, bringing the total cash dividends declared in 1995 to $1,698,000. The Board declared the special dividend in light of the Corporation's capital position in excess of that of peer group banks. The special dividend still left the Corporation with a strong capital position while enhancing the Corporation's return on equity. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 36% for 1996 compared to 57% for 1995 and 59% for 1994.


                The Pennsylvania Banking Code restricts the availability of retained earnings for dividend purposes. At December 31, 1996, and 1995, $11,817,000 and $9,889,000, respectively, was not available for dividends.

                              Federal Income Taxes

                Federal income tax expense for 1996 was $1,359,000 compared to $1,127,000 and $983,000 in 1995 and 1994, respectively. The effective tax rate was 29% for 1996, 28% for 1995 and 26% for 1994.

                                   Liquidity

                The Corporation's asset-liability management policy addresses the management of the Corporation's liquidity position and its ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. The Corporation utilizes its investment portfolio as a source of liquidity, along with deposit growth and increases in repurchase agreements and other short-term borrowings. (See Deposits and Other Funding Sources which appears earlier in this discussion.) Liquidity from investments is provided primarily through investments and interest bearing balances with maturities of one year or less. Funds are available to the Corporation through loans from the Federal Home Loan Bank and established federal funds lines of credit. The Corporation's major source of funds is its core deposit base as well as its capital resources.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


                During 1996, the major sources of cash were provided by operations, the sale and maturity of investment securities of $7,919,000, a net increase in demand and savings deposits of $3,498,000 and a net increase in time deposits of $8,905,000. As noted, the increase in deposits arose primarily through the Carlisle Pike office which opened in September of 1995. The increase was further aided by a limited-time special rate certificate of deposit offer in the spring of 1996. Additionally, interest bearing balances were decreased by $1,626,000 during the year.

                Major uses of funds again included the funding of commercial loans primarily during the latter half of 1996, which resulted in a net increase of $13,196,000 in outstanding loans. Purchases of investment securities were $11,636,000 yielding a net increase of $3,717,000 in securities during the year. Borrowings were increased by $1,579,000 to generate the additional funds needed to meet the loan demand.

                In 1995, the major sources of cash were provided by operations, maturities and sales of investment securities of $9,775,000 and a net increase in time deposits of $13,364,000 as depositors took advantage of higher time deposit rates during 1995. The increase in deposits was positively impacted by a special-rate time deposit promotion in the spring of 1995 and the opening of two new offices during the year, namely the Dauphin office and the Carlisle Pike office. The major uses of these funds included the following: funding of a marked increase in commercial loan demand during the third and fourth quarters which resulted in a net increase in loans of $11,951,000, the purchase of investment securities of $8,278,000 to partially replace those which matured and were called during 1995, and the funding of the net increase of $6,178,000 in interest-bearing balances in anticipation of lower interest rates in 1996. Short-term borrowings increased by $2,578,000 to generate the additional funds needed to meet the loan demand.

            Asset-Liability Management and Interest Rate Sensitivity

                Interest rate sensitivity is a function of the repricing characteristics of the Corporation's portfolio of assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time. These differences are known as interest sensitivity gaps.

                The Corporation manages the interest rate sensitivity of its assets and liabilities. The principal purpose of asset-liability management is to maximize net interest income while avoiding significant fluctuations in the net interest margin and maintaining adequate liquidity. Net interest income is increased by increasing the net interest margin and by increasing earning assets.

                The Corporation utilizes asset-liability management models to measure the impact of interest rate movements on its interest rate sensitivity position. The traditional maturity gap analysis is also reviewed regularly by the Corporation's management. The Corporation does not attempt to achieve an exact match between interest sensitive assets and liabilities because it believes that a controlled amount of interest risk is desirable.

                The maturity distribution and weighted average yields of investments is presented in Table 10. The maturity distribution and repricing characteristics of the Corporation's loan portfolio is shown in Table 11. The Corporation's gap position is presented in Table 12. The maturity distribution of time deposits of $100,000 or more is shown in Table 13.


TABLE 10: INVESTMENT MATURITY AND YIELD

(Dollars in thousands)                                                                 December 31, 1996

                                                                                   After One   After Five
                                                                        One Year   Year thru   Years thru  After Ten
                                                                        and Less   Five Years   Ten Years     Years      Total
                                                                        --------   ----------  -----------  --------     -----
U.S. Treasury and U.S.government agencies ...........................    $ 2,503      6,730       3,600           0     12,833
State and political subdivision obligations .........................        973      4,113       4,819       3,313     13,218
Mortgage-backed U.S. government agencies ............................         21        661           0         496      1,178
Equity securities ...................................................          0          0           0           0      1,249
                                                                         -------     ------       -----       -----     ------
                        Total .......................................    $ 3,497     11,504       8,419       3,809     28,478
                                                                         =======     ======       =====       =====     ======

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 10: INVESTMENT MATURITY AND YIELD (cont'd)




(Dollars in thousands)                                                                 December 31, 1996

                                                                                   After One   After Five
                                                                        One Year   Year thru   Years thru  After Ten
                                                                        and Less   Five Years   Ten Years     Years      Total
                                                                        --------   ----------  -----------  --------     -----
Weighted Average Yields
U.S. Treasury and U.S. government agencies ..........................       6.33        6.31       6.94           0       6.49
State and political subdivision obligations .........................       6.53        7.98       8.58        8.71       8.27
Mortgage-backed U.S. government agencies ............................       9.50        6.35          0        7.34       6.82
Equity securities ...................................................          0           0          0           0       6.12
                                                                            ----        ----       ----        ----       ----
              Total .................................................       6.40        6.90       7.88        8.53       7.31
                                                                            ====        ====       ====        ====       ====

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY


(Dollars in thousands)                                   December 31, 1996

                                                        After One
                                             One Year   Year thru   After Five
                                             and Less   Five Years    Years         Total
                                             --------   ----------  -----------    ------
Commercial, real estate, construction
 and land development .................      $ 28,758     38,597       7,641        74,996
Commercial, industrial and agricultural        12,388      4,746       1,653        18,787
Real estate-residential mortgages ....         7,219       7,455      12,066        26,740
Consumer ..............................        15,178      9,939         753        25,870
                                             --------     ------      ------       -------
            Total Loans ...............      $ 63,543     60,737      22,113       146,393
                                             ========     ======      ======       =======
Rate Sensitivity
Predetermined rate ....................      $  5,763     21,870      19,014        46,647
Floating or adjustable rate ...........        57,780     38,867       3,099        99,746
                                             --------     ------      ------       -------
                        Total .........      $ 63,543     60,737      22,113       146,393
                                             ========     ======      ======       =======


TABLE 12: INTEREST RATE SENSITIVITY GAP


(Dollars in thousands)                                                  December 31, 1996

                                                                     After Three  After One
                                                       Three Months  Thru Twelve  Year Thru  After Five
                                                         and Less       Months    Five Years   Years         Total
                                                         --------     ----------  ----------  ---------      -----
Interest-earning assets:
     Interest bearing balances .......................   $  3,170       10,102      15,161          0        28,433
     Securities ......................................      2,184        1,306      11,504     13,484        28,478
     Loans ...........................................     51,548       16,678      56,054     22,113       146,393
                                                         --------       ------      ------     ------       -------
                     Total Interest-Earning Assets       $ 56,902       28,086      82,719     35,597       203,304
                                                         --------       ------      ------     ------       -------

                               [GRAPHIC OMITTED]

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 12: INTEREST RATE SENSITIVITY GAP (cont'd)


(Dollars in thousands)                                                     December 31, 1996

                                                                   After Three   After One
                                                    Three Months   Thru Twelve   Year Thru  After Five
                                                      and Less       Months     Five Years    Years     Total
                                                     ----------     --------    ----------    -----     -----
Interest-bearing liabilities:
     Interest-bearing deposits ..................    $  49,313       32,279        68,213     9,516    159,321
     Short-term borrowed funds ..................        4,512            0             0         0      4,512
     Long-term debt .............................           31        2,097         2,114       468      4,710
                                                      --------       ------       -------     -----    -------
              Total Interest-Bearing Liabilities     $  53,856       34,376        70,327     9,984    168,543
                                                      --------       ------       -------     -----    -------

Rate sensitive gap:
      Periodic gap.............................      $   3,046      -6,290         12,392    25,613
      Cumulative gap...........................      $   3,046      -3,244          9,148    34,761
Cumulative gap as a percentage of total assets            1.45%      -1.54%          4.35%



TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE


(Dollars in thousands)                              December 31,
                                           1996          1995           1994
                                           ----          ----           ----
Three months or less .............       $ 3,996         3,607         3,458
Over three months to twelve months         5,575         2,725         1,984
Over twelve months ...............         4,956         3,733         2,438
                                         -------        ------         -----
                Total ............       $14,527        10,065         7,880
                                         =======        ======         =====

                              Effects of Inflation

                A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on its financial results depends principally upon the Corporation's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of other goods and services. As discussed previously, Management seeks to manage the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                Information shown elsewhere in this Annual Report will assist in the understanding of how the Corporation is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net liabilities, the composition of loans, investments and deposits should be considered.

                            Off-Balance-Sheet Items

                The Corporation makes contractual commitments to extend credit and extends lines of credit which are subject to the Corporation's credit approval and monitoring procedures.

                As of December 31, 1996, commitments to extend credit amounted to $29,956,000 as compared to $31,425,000 as of December 31, 1995.


                The Corporation also issues standby letters of credit to its customers. The risk associated with standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Standby letters of credit decreased to $2,062,000 at December 31, 1996, from $2,686,000 at December 31, 1995.

Mid Penn Bancorp, Inc.
Summary of Selected Financial Data

(Dollars in thousands, except per share data)
                                                    1996            1995             1994             1993              1992
                                                    ----            ----             ----             ----              ----
  INCOME:
          Total Interest Income .............   $   16,166          14,848           13,483           13,419           14,495
          Total Interest Expense ............        7,512           6,721            5,740            5,966            6,907
          Net Interest Income ...............        8,654           8,127            7,743            7,453            7,588
          Provision for Possible Loan Losses            50               0                0               75            1,000
          Non-Interest Income ...............          800             695              622              681              400
          Non-Interest Expense ..............        4,716           4,725            4,646            4,388            3,926
          Income Before Income Taxes ........        4,688           4,097            3,719            3,671            3,062
          Income Tax Expense ................        1,359           1,127              983              958              715
          Extraordinary Income, Net of Tax..             0               0                0              108                0
          Net Income .......................         3,329           2,970            2,736            2,821            2,347


  COMMON STOCK DATA PER SHARE:*
          Net Income Per Share .............          2.68            2.39             2.20             2.25             1.86
          Cash Dividends Declared ..........           .96            1.37             1.30              .86              .86
          Stockholders' Equity .............     $   19.85           18.27            16.89            16.43            14.82


  AVERAGE SHARES OUTSTANDING ...............     1,241,973       1,241,973        1,241,973        1,256,008        1,264,880

  AT YEAR-END:
          Investments** ...................      $  28,733          25,184           26,030           20,188           19,722
          Loans, Net of Unearned Discount          144,514         131,936          117,685          119,312          115,711
          Allowance for Loan Losses .......          2,173           2,347            2,511            2,646            2,755
          Total Assets ....................        210,172         194,711          174,702          170,037          164,614
          Total Deposits ..................        174,671         162,268          146,958          141,405          138,720
          Long-term Debt ..................          4,710           3,329            3,439            2,308              308
          Stockholders' Equity ............      $  24,650          22,694           20,982           20,638           18,740

  RATIOS:
          Return on Average Assets ........           1.65            1.64             1.58             1.70             1.43
          Return on Average Stockholders'
             Equity                                  14.32           13.57            13.09            14.90            12.91
          Cash Dividend Payout Ratio .......         35.84           57.17            59.14            38.25            44.43
          Allowance for Loan Losses to Loans          1.50            1.78             2.13             2.22             2.38
          Average Stockholders' Equity to
          Average Assets ...................         11.50           12.07            12.07            11.39            11.05



  *  Per share figures are based on weighted
     average shares outstanding for the
     respective years as restated after giving effect to stock splits.

**   Beginning with 1993, investments are
     listed at fair value rather than
     amortized cost the method used in prior years.