Form 10-K405, Exhibit 13
period 1997-12-31
MID PENN BANCORP INC
filed 1998-03-27
CIK 879635

Mid Penn Bancorp, Inc.
Financial Highlights


AS OF AND FOR YEARS ENDED DECEMBER 31, 1997 AND 1996


(Dollars in thousands, except per share data.)                                                     Percent
                                                               1997              1996               Change
                                                               ----              ----              -------
Total Assets.......................................     $   228,775           210,172             +   8.9%
Total Deposits.....................................         192,239           174,671             +  10.1%
Net Loans..........................................         141,510           142,341             -   0.6%
Total Investments and Interest Bearing Balances....          75,228            57,166             +  31.6%
Stockholders' Equity...............................          26,883            24,650             +   9.1%
Net Income.........................................           4,006             3,329             +  20.3%
Net Income Per Share...............................            1.54              1.28             +  20.3%
Cash Dividend Per Share on Weighted Average
   Number of Shares Outstanding....................             .76               .46             +  65.2%
Book Value Per Share...............................     $     10.31              9.45             +   9.1%

Mid Penn Bancorp, Inc.
Stockholders' Information

                                                             1997                 1996
                                                             ----                 ----
                                                        High       Low         High     Low        Quarter
                                                        ----       ---         ----     ---        -------
Market Value Per Share...........................   $    16.19    15.95       16.07    15.95         1st
                                                         16.31    15.36       16.07    15.71         2nd
                                                         18.00    17.38       16.07    16.07         3rd
                                                         32.50    21.25       16.07    15.95         4th

Market Value Information: The market share information was provided by National
------------------------
Quotation Bureau, Inc., 11 Penn Plaza, New York, NY 1001. Beginning in December of 1997, Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

The following brokerage firms make a market in Mid Penn Bancorp, Inc. stock:

F. J. Morrissey & Company     Janney Montgomery Scott
1700 Market Street            1801 Market Street
Suite 1420                    Philadelphia  PA 19103-2473
Philadelphia  PA 19103-3913   1-800-526-6397
1-800-842-8928

Ryan Beck & Company        Hopper Soliday & Co     Legg Mason Wood
80 Main Street             1825 Oregon Pike          Walker, Inc.
West Orange  NJ 07052      Lancaster PA  17601     214 Senate Avenue
1-800-342-2325             1-800-456-9234          Camp Hill PA  17011
                                                   1-800-433-8186

Transfer Agent: Norwest Shareholder Services, P.O. Box 64854, St. Paul, MN
--------------
55164-0854. Phone: 1-800-468-9716.

Number of Stockholders:  At December 31, 1997, there were 713 stockholders.
----------------------

Dividends: A dividend of $.19 per share was paid during each quarter of 1997.
---------
Cash dividends of $ .50 were declared in March and September in 1996. A special cash dividend of $ .50 per share was declared in December of 1995, payable in January of 1996. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

Dividend Reinvestment and Stock Purchases: Stockholders of Mid Penn Bancorp,
-----------------------------------------
Inc. may acquire additional shares of common stock by reinvesting their cash dividends under the Dividend Reinvestment Plan without paying a brokerage fee. Voluntary cash contributions may also be made under the Plan. For additional information about the Plan, contact the Transfer Agent.

Form 10-K: A Copy of Mid Penn Bancorp, Inc.'s Annual Report on Form 10-K, as
---------
filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon written request to: Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, PA 17061.

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc.
--------------
will be held at 10:00 a.m. on Tuesday, April 28, 1998, at 349 Union Street, Millersburg, Pennsylvania.

Report of Independent
Certified Public Accountants


The Board of Directors and Stockholders
Mid Penn Bancorp, Inc.
Millersburg,  Pennsylvania

We have audited the accompanying consolidated balance sheets of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES

Williamsport, Pennsylvania
January 13, 1998

Mid Penn Bancorp, Inc.
Consolidated Balance Sheets



DECEMBER 31, 1997 AND 1996


(Dollars in thousands, except share data)                                              1997              1996
                                                                                       ----              ----
ASSETS
     Cash and due from banks.............................................        $      4,409            4,442
     Interest bearing balances...........................................              35,727           28,433
     Available-for-sale securities.......................................              39,501           28,733
     Federal funds sold..................................................                 400                0
     Loans...............................................................             145,629          146,393
         Less:
            Unearned income..............................................              (1,943)          (1,879)
            Allowance for loan losses....................................              (2,176)          (2,173)
                                                                                     --------         --------
            Net loans....................................................             141,510          142,341
                                                                                     --------         --------

     Bank premises and equipment, net ...................................               3,186            3,397
     Foreclosed assets held for sale.....................................               1,355              548
     Accrued interest receivable.........................................               1,594            1,335
     Deferred income taxes...............................................                 387              536
     Other assets........................................................                 706              407
                                                                                     --------         --------
                                                             Total Assets        $    228,775          210,172
                                                                                     ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:

         Demand..........................................................        $     19,612           15,350
         NOW.............................................................              23,086           24,211
         Money market....................................................              11,675           11,575
         Savings.........................................................              17,454           17,061
         Time............................................................             120,412          106,474
                                                                                     --------         --------
                                                           Total Deposits             192,239          174,671

     Short-term borrowings...............................................               2,234            4,512
     Accrued interest payable............................................               1,178            1,020
     Other liabilities...................................................                 553              609
     Long-term debt......................................................               5,688            4,710
                                                                                     --------         --------
                                                        Total Liabilities             201,892          185,522
                                                                                     --------         --------
     Stockholders' Equity:
         Common stock, par value $1 per share; authorized
            10,000,000 shares; 2,626,608 and 1,261,029 shares
            issued in 1997 and 1996 respectively.........................               2,627            1,261

         Surplus.........................................................              13,872           11,817
         Undivided profits...............................................              10,605           11,937
         Net unrealized holding gain on securities.......................                 318              168
         Treasury stock at cost (19,241 and 19,056 shares, in 1997 and
            1996, respectively)..........................................                (539)            (533)
                                                                                     --------         --------
                                                Stockholders' Equity, Net              26,883           24,650
                                                                                     --------         --------
                               Total Liabilities and Stockholders' Equity        $    228,775          210,172
                                                                                     ========         ========

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Income

FOR YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(Dollars in thousands, except share data)                                          1997             1996              1995
                                                                                   ----             ----              ----
INTEREST INCOME
     Interest and fees on loans.................................           $      13,317            12,557           11,561
     Interest on interest-bearing balances......................                   1,978             1,938            1,681
     Interest and dividends on investment securities:
         U.S. Treasury and government agencies..................                   1,198               878              680
         State and political subdivision obligations, taxable...                       0                 6               12
         State and political subdivision obligations, tax-exempt                     770               720              822
         Other securities.......................................                      53                51               39
     Interest on federal funds sold and securities purchased
         under agreement to resell..............................                       9                16               53
                                                                               ---------         ---------        ---------
                                           Total Interest Income                  17,325            16,166           14,848
                                                                               ---------         ---------        ---------
INTEREST EXPENSE
     Interest on deposits.......................................                   7,385             7,145            6,403
     Interest on short-term borrowings..........................                     186               182              121
     Interest on long-term debt.................................                     371               185              197
                                                                               ---------         ---------        ---------
                                          Total Interest Expense                   7,942             7,512            6,721
                                                                               ---------         ---------        ---------

                                             Net Interest Income                   9,383             8,654            8,127
PROVISION FOR LOAN LOSSES.......................................                     100                50                0
                                                                               ---------         ---------        ---------
            Net Interest Income After Provision for Loan Losses                    9,283             8,604            8,127
                                                                               ---------         ---------        ---------

NONINTEREST INCOME
     Trust department income....................................                      90                83               68
     Service charges on deposits................................                     300               252              249
     Investment securities (losses) gains, net..................                      (2)               12               15
     Gain on sale of loans......................................                     924                 0                0
     Other income...............................................                     409               453              363
                                                                               ---------         ---------        ---------
                                        Total Noninterest Income                   1,721               800              695
                                                                               ---------         ---------        ---------

NONINTEREST EXPENSE
     Salaries and employee benefits.............................                   2,923             2,419            2,373
     Occupancy expense, net.....................................                     293               299              278
     Equipment expense..........................................                     390               389              353
     Pennsylvania bank shares tax expense ......................                     242               229              215
     FDIC insurance premium.....................................                      22                 2              171
     Marketing and advertising..................................                     139               141              152
     Loss on mortgage sales.....................................                      18                26                3
     Other expenses.............................................                   1,295             1,211            1,180
                                                                               ---------         ---------        ---------
                                       Total Noninterest Expense                   5,322             4,716            4,725
                                                                               ---------         ---------        ---------

INCOME BEFORE PROVISION FOR INCOME TAXES........................                   5,682             4,688            4,097
     Provision for income taxes.................................                   1,676             1,359            1,127
                                                                               ---------         ---------        ---------
                                                     Net Income            $       4,006             3,329            2,970
                                                                               =========         =========        =========
                                           Earnings Per Share (1)          $        1.54              1.28             1.14
                                                                               =========         =========        =========
                   Weighted Average Number of Shares Outstanding               2,607,540         2,607,552        2,607,552

(1) Earnings per share for all periods presented have been restated to reflect a stock split effected in the form of a 100% stock dividend effective August 25, 1997, a 5% stock dividend effective May 26, 1997, a 5% stock dividend effective October 7, 1996, and a 5% stock dividend effective December 15, 1995.

The accompanying notes are an integral part of these consolidated financial statements.

MidPenn Bancorp, Inc.
Consolidated Statement of Changes in Stockholders' Equity

FOR YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(Dollars in thousands, except share data)                                                            Net
                                                                                                  Unrealized
                                                                                                    Holding
                                                                Common               Undivided    Gain (Loss)   Treasury
                                                                 Stock      Surplus   Profits    on Securities    Stock     Total
                                                                 -----      -------   -------    -------------    -----     -----
Balance, December 31, 1994................................. $   1,146       8,066       12,395         (92)       (533)     20,982
     Net income............................................         0           0        2,970           0           0       2,970
     Cash dividends ($1.44 per share, historical)..........         0           0       (1,698)          0           0      (1,698)
     5% stock dividend (additional 56,085 shares)..........        56       1,823       (1,879)          0           0           0
     Net unrealized holding gain...........................         0           0            0         440           0         440
                                                             --------    --------     --------    --------    --------    --------

Balance, December 31, 1995.................................     1,202       9,889       11,788         348        (533)     22,694
     Net income............................................         0           0        3,329           0           0       3,329
     Cash dividends ($.96 per share, historical)...........         0           0       (1,193)          0           0      (1,193)
     5% stock dividend (additional 58,868 shares)..........        59       1,928       (1,987)          0           0           0
     Net unrealized holding loss...........................         0           0            0        (180)          0        (180)
                                                             --------    --------     --------    --------    --------    --------

Balance, December 31, 1996.................................     1,261      11,817       11,937         168        (533)     24,650
     Net income............................................         0           0        4,006           0           0       4,006
     Cash dividends ($.76 per share).......................         0           0       (1,917)          0           0      (1,917)
     5% stock dividend (additional 61,803 shares)..........        62       2,055       (2,117)          0           0           0
     Stock split effected in the form of a 100%
       stock dividend (additional 1,303,776 shares)........     1,304           0       (1,304)          0           0           0
     Purchase of treasury stock (185 shares)...............         0           0            0           0          (6)         (6)
     Net unrealized holding gain...........................         0           0            0         150           0         150
                                                             --------    --------     --------    --------    --------    --------

Balance, December 31, 1997................................. $   2,627      13,872       10,605         318        (539)     26,883
                                                             ========    ========     ========    ========    ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Cash Flows

FOR YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(Dollars in thousands)

                                                                         1997                 1996                 1995
                                                                         ----                 ----                 ----
Operating Activities:
     Net income.............................................       $     4,006               3,329                 2,970
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for loan losses..........................               100                  50                     0
         Depreciation.......................................               330                 361                   319
         Investment securities (losses) gains, net..........                 2                 (12)                  (15)
         Gain on sale/disposal of bank premises and
            equipment.......................................                 0                  (3)                   (8)
         (Gain) Loss on sale of foreclosed assets...........               (41)               (189)                   11
         Gain on sale of loans..............................              (924)                  0                     0
         Deferred income taxes..............................                73                  40                    67
         Change in interest receivable......................              (259)                 51                  (172)
         Change in other assets.............................              (299)                255                  (387)
         Change in interest payable.........................               158                 (32)                  302
         Change in other liabilities........................               (56)               (445)                  217
                                                                      ----------          ----------            ---------
                   Net Cash Provided By Operating Activities             3,090               3,405                 3,304
                                                                      ----------          ----------            ---------
Investing Activities:
     Net (increase) decrease in interest-bearing balances...            (7,294)              1,626                (6,178)
     Increase in federal funds sold.........................              (400)                  0                     0
     Proceeds from the maturity of investment securities....             8,989               4,041                 6,788
     Proceeds from the sale of investment securities........             4,370               3,786                 3,017
     Proceeds from the sale of bank premises and equipment..                 0                  12                    10
     Purchases of investment securities.....................           (23,903)            (11,636)               (8,278)
     Proceeds from sale of loans............................             8,378                   0                     0
     Net increase in loans..................................            (7,809)            (13,196)              (14,756)
     Net purchases of bank premises and equipment...........              (119)               (316)               (1,305)
     Proceeds from the sale of foreclosed assets............               324                 555                   109
     Capitalized additions - foreclosed assets..............                (4)                (13)                 (166)
                                                                      ----------          ----------            ---------
                       Net Cash Used In Investing Activities           (17,468)            (15,141)              (20,759)
                                                                      ----------          ----------            ---------
Financing Activities:
     Net increase (decrease) in demand and savings deposits.             3,630               3,498                  (396)
     Net increase in time deposits..........................            13,938               8,905                13,364
     Assumption of deposit liabilities......................                 0                   0                 2,342
     Net increase (decrease) in short-term borrowings.......            (2,278)                198                 2,578
     Long-term borrowings...................................             3,106               1,500                     0
     Long-term debt repayment...............................            (2,128)               (119)                 (110)
     Cash dividends.........................................            (1,917)             (1,193)               (1,698)
     Purchase of treasury stock.............................                (6)                  0                     0
                                                                      ----------          ----------            ---------
                   Net Cash Provided By Financing Activities            14,345              12,789                16,080
                                                                      ----------          ----------            ---------
Net increase (decrease) in cash and cash equivalents........               (33)              1,053                (1,375)
Cash and cash equivalents at January 1......................             4,442               3,389                 4,764
                                                                      ----------          ----------            ---------
Cash and cash equivalents at December 31....................       $     4,409               4,442                 3,389
                                                                      ==========          ==========            =========
Supplemental Disclosures of Cash Flow Information:
     Cash payments of interest expense......................       $     7,784               7,544                 6,419
     Cash payments of income taxes..........................       $     1,694               1,177                 1,186
Supplemental Noncash Disclosures:
     Loan charge-offs.......................................       $       242                 464                   366
     Transfers to foreclosed assets held for sale...........       $     1,086                 394                   341

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 1997 Report


 (1)  Principles of Consolidation
         The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiaries Mid Penn Bank ("Bank") and Mid Penn Investment Corporation (collectively the "Corporation"). All significant intercompany balances and transactions have been eliminated.

 (2)  Nature of Business
         The Bank engages in a full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, installment loans, VISA credit cards, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans and various types of time and demand deposits, including but not limited to, checking accounts, savings accounts, clubs, money market deposit accounts, certificates of deposit and IRAs. In addition, the Bank provides a full range of trust services through its Trust Department. Deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law.

         The financial services are provided to individuals, partnerships, non-profit organizations and corporations through its nine offices located in the northern portion of Dauphin County, Swatara Township in the lower portion of Dauphin County, the southern portion of Northumberland County, the western portion of Schuylkill County and Hampden Township in Cumberland County.

         Mid Penn Investment Corporation is engaged in investing activities.

  (3) Summary of Significant Accounting Policies
         The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant accounting policies.

      (a)  Use of Estimates
              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

              Material estimates that are particularly susceptible to significant change relate to the determination for the allowance for loan losses and the valuation of real estate acquired through, or in lieu of, foreclosure in settlement of debt.

              While it is reasonably possible that the estimate of the effect on the financial statements of a condition, situation, or a set of circumstances that existed at the date of the financial statements will change in the near term due to one or more future confirming events, based on current information known to management, management is not aware of a condition, situation, or set of circumstances whereby the effect of the change would be material to the financial statements.

      (b)  Investment Securities
              Investments are accounted for as follows:

                  Held-to-Maturity Securities - includes debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. At December 31, 1997 and 1996, the Corporation did not have any held-to-maturity securities.

                  Available-for-Sale Securities - includes debt and equity securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity.

      (c)  Loans
              Interest on loans is recognized on a method which approximates a level yield basis over the life of the loans. The accrual of interest on loans, including impaired loans, is discontinued when principal or interest has consistently been in default for a period of 90 days or more, or because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected except when loans are well-secured and in the process of collection. Interest income is subsequently recognized only to the extent cash payments are received. The placement of a loan on the nonaccrual basis for revenue recognition does not necessarily imply a potential charge-off of loan principal. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)



      (d)  Allowance for Loan Losses
              The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses that may become uncollectible. Management's judgment is based upon evaluation of individual loans, risk characteristics of categories of loans, credit loss experience, economic conditions, appraisals and other relevant factors which in management's judgment deserve recognition. The allowance for loan losses is established by a charge to operations. Loan losses and recoveries on previously charged-off loans are charged or credited directly to the allowance.

      (e)  Bank Premises and Equipment
              Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straightline basis. Maintenance and repairs are charged to expense when incurred. Gains and losses on dispositions are reflected in current operations.

      (f)  Foreclosed Assets Held for Sale
              Foreclosed assets held for sale consist of real estate acquired through, or in lieu of, foreclosure in settlement of debt and are recorded at fair market value at the date of transfer. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequent to acquisition, foreclosed assets are carried at the lower of cost or fair market value less costs of disposal, based upon periodic evaluations that consider changes in market conditions and development and disposition costs. Operating results from assets acquired in satisfaction of debt, including rental income less operating costs and gains or losses on the sale of or the periodic evaluation of foreclosed assets, are recorded in noninterest expense.

      (g)  Income Taxes
              Certain items of income and expense are recognized in different accounting periods for financial reporting purposes than for income tax purposes. Deferred income tax assets and liabilities are provided in recognition of these timing differences at currently enacted income tax rates. As changes in tax laws or rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes.

      (h)  Benefit Plans
              A funded contributory profit-sharing plan is maintained for substantially all employees. The cost of the Bank's profit-sharing plan is charged to current operating expenses and is funded annually. In addition to providing a profit-sharing plan, the Bank provides health care coverage for employees who retire with twenty years or more of full-time service with the Bank, for a period up to five years from the date of retirement under the group plan of the other employees, provided the Bank is providing such health care coverage for other employees. The Bank also provides continued coverage on group life insurance for those employees who retire with twenty years or more of full-time service with the Bank. Substantially all of the Bank's employees may become eligible for those benefits if they continue working for the Bank until retirement age. The Bank currently does not offer post-employment benefits.

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

      (i)  Trust Assets and Income
              Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis which is not materially different than if it were reported on the accrual basis.

      (j)  Earnings Per Share
              Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented giving retroactive effect to stock dividends and stock splits.

      (k)  Statement of Cash Flows
              For purposes of the statement of cash flows, the Corporation considers cash and due from banks to be cash equivalents.

      (l)  Reclassifications
              Certain prior year amounts have been reclassified to conform to the current year's classifications.

 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)


  (4) Restrictions on Cash and Due from Bank Accounts
         The Bank is required to maintain reserve balances. The amount of those required reserve balances at December 31, 1997 and 1996 was approximately $1,284,000 and $1,227,000, respectively.

  (5) Investment Securities
         At December 31, 1997 and 1996, the face amount, amortized cost, fair value, and gross unrealized gains and losses on investment securities are as follows:

      (Dollars in thousands)                                                                   Gross        Gross
                                                                    Face       Amortized    Unrealized    Unrealized    Fair
                                                                   Amount         Cost         Gains       Losses       Value
                                                                   ------      ---------    ----------    ----------    ----
      December 31, 1997
         U.S. Treasury and U.S.
           Government  Agencies......................       $       19,300        19,294          125           21       19,398
         Mortgage-Backed U.S.
           Government Agencies.......................                3,579         3,556           13           13        3,556
         State and Political
           Subdivision Obligations...................               15,555        15,527          378            1       15,904
         Restricted Equity Securities................                  643           643            0            0          643
                                                                    ------        ------         ----          ---       ------
                                                            $       39,077        39,020          516           35       39,501
                                                                    ======        ======         ====          ===       ======
      December 31, 1996
         U.S. Treasury and U.S.
           Government  Agencies......................       $       12,850        12,833           48           60       12,821
         Mortgage-Backed U.S.
           Government Agencies.......................                1,184         1,178            0           12        1,166
         State and Political
           Subdivision Obligations...................               13,218        13,218          289           10       13,497
         Restricted Equity Securities................                1,249         1,249            0            0        1,249
                                                                    ------        ------         ----          ---       ------
                                                            $       28,501        28,478          337           82       28,733
                                                                    ======        ======         ====          ===       ======

         Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

         Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank and do not have a readily determinable fair value for purposes of SFAS No. 115, because their ownership is restricted and they lack a market. Therefore, these securities are classified as restricted investment securities, carried at cost, and evaluated for impairment.

         Investment securities and interest bearing balances having a fair value of $18,742,000 at December 31, 1997, were pledged to secure public and trust deposits and other borrowings.

         Proceeds from the sale of investment securities in 1997 amounted to $4,370,000. Gross losses from such sales of investment securities, as determined on the basis of specific identification of the adjusted cost of each security sold, amounted to $2,000. Gross gains of $12,000 and $15,000 were realized on the sale of investment securities amounting to $3,786,000 and $3,017,000 in 1996 and 1995, respectively.

 Mid Penn Bancorp, Inc.
 Notes to Consolidated Financial Statements (cont'd)




         The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value as of December 31, 1997:

                                                                                        December 31, 1997
      (Dollars in thousands)                                                        Amortized            Fair
                                                                                       Cost              Value
                                                                                    ---------           ------
      Due in 1 year or less............................................           $     3,744            3,752
      Due after 1 year but within 5 years..............................                11,402           11,689
      Due after 5 years but within 10 years............................                13,424           13,545
      Due after 10 years                                                                6,251            6,316
                                                                                       ------           ------
                                                                                       34,821           35,302

      Mortgage-Backed Securities.......................................                 3,556            3,556
      Restricted Equity Securities.....................................                   643              643
                                                                                       ------           ------
                                                                                  $    39,020           39,501
                                                                                       ======           ======

         The Corporation has no derivative financial instruments requiring disclosure under SFAS No. 119.

  (6) Loans
         A summary of loans at December 31, 1997 and 1996 is as follows:


      (Dollars in thousands)
                                                                                        1997             1996
                                                                                        ----             ----
      Commercial real estate, construction and land development........           $    79,240           75,200
      Commercial, industrial and agricultural..........................                20,001           18,588
      Real estate - residential........................................                27,009           26,718
      Consumer.........................................................                19,371           25,874
      Lease financing..................................................                     8               13
                                                                                      -------          -------
                                                                                  $   145,629          146,393
                                                                                      =======          =======

         Included within the loan portfolio are loans on which the Bank has ceased the accrual of interest. These loans amounted to $312,000 as of December 31, 1997 and $1,183,000 as of December 31, 1996. Income recognized on nonaccrual loans in 1997 and 1996 was $19,000 and $144,000, respectively. Interest income which would have been recognized in 1997 and 1996 in accordance with the contractual terms would have been $22,000 and $248,000, respectively. In addition, loans which were past due 90 days or more for which interest continued to be accrued as of December 31, 1997 and 1996, amounted to approximately $207,000 and $519,000, respectively.

         During 1997, $212,000 in commercial loans were restructured compared to $1,442,000 in 1996. The restructurings were done on terms and conditions available at current market rates.

         Loans to Bank executive officers, directors, and corporations in which such executive officers and directors are beneficially interested as stockholders, executive officers, or directors aggregated approximately $1,173,000 and $1,123,000 at December 31, 1997 and 1996, respectively. New loans extended were $404,000 and $230,000 and repayments on these loans were $354,000 and $335,000 during 1997 and 1996, respectively. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time. Net unamortized loan fees deducted from loans was $381,957 and $315,545 at December 31, 1997 and 1996, respectively.

  (7) Allowance for Loan Losses
         Changes in the allowance for loan losses for the years 1997, 1996, and 1995 are summarized as follows:

      (Dollars in thousands)
                                                        1997     1996     1995
                                                        ----     ----     ----
      Balance, January 1........................    $  2,173    2,347     2,511
      Provision charged to operations...........         100       50         0
      Loans charged off.........................        (242)    (464)     (366)
      Recoveries on loans charged off...........         145      240       202
                                                       -----    -----     -----
      Balance, December 31......................    $  2,176    2,173     2,347
                                                       =====    =====     =====

 Mid Penn Bancorp, Inc.
 Notes to Consolidated Financial Statements (cont'd)


         The recorded investment in loans that are considered impaired amounted to $120,000 (all in nonaccrual) and $220,000 (all in nonaccrual) on December 31, 1997 and December 31, 1996, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan losses related to loans classified impaired amounted to approximately $40,000 at December 31, 1997. The average balances of these loans amounted to approximately $204,000 and $464,000 for the years 1997 and 1996, respectively. Due to the low levels of loans classified as impaired, impaired loans should not have a material effect on the allowance for loan losses or the earnings of the Bank. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 1997 and 1996.


      (Dollars in thousands)
                                                                                   1997             1996
                                                                                   ----             ----
      Cash receipts applied to reduce principal balance................     $         8               60
      Cash receipts recognized as interest income......................               9                0
                                                                                -------         --------
      Total cash receipts..............................................     $        17               60
                                                                                =======         ========

         In addition, at December 31, 1997 and 1996, the Bank had other nonaccrual loans of approximately $193,000 and $963,000, for which impairment had not been recognized.

         The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

  (8) Bank Premises and Equipment
      ---------------------------
         At December 31, 1997 and 1996, bank premises and equipment are as follows:

      (Dollars in thousands)
                                                                  1997             1996
                                                                  ----             ----
      Land .............................................   $       545              545
      Buildings  .......................................         3,419            3,396
      Furniture and Fixtures............................         2,506            2,442
                                                               -------          -------
                                                                 6,470            6,383
      Less accumulated depreciation.....................         3,284            2,986
                                                               -------          -------
                                                           $     3,186            3,397
                                                               =======          =======

     Depreciation expense amounted to $330,000, $361,000 and $319,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  (9) Deposits
      --------
         At December 31, 1997 and 1996, time deposits in denominations of $100,000 or more amounted to $25,504,000 and $14,527,000, respectively.
      Interest expense on such certificates of deposit amounted to approximately $911,000, $754,000 and $501,000 for the years ended December 31, 1997,
      1996 and 1995, respectively. Time deposits at December 31, 1997, mature as follows: (in thousands) 1998, $58,519; 1999, $29,063; 2000, $10,584; 2001,
      $7,525; 2002, $5,120; thereafter, $9,601.

 (10) Short-term Borrowings
      ---------------------
         Short-term borrowings and the related interest expense as of December 31, 1997 and 1996 consisted of:


      (Dollars in thousands)                              1997                   1996
                                                          ----                   ----
                                                              Interest                Interest
                                                  Balance     Expense       Balance    Expense
                                                  -------     --------      -------   --------
      Federal funds purchased                     $ 1,200       163          3,700       132
      Repurchase agreements                             0         0             18        32
      Treasury, tax and loan notes                  1,034        23            794        18
                                                  -------     -----         ------    ------
                                                  $ 2,234       186          4,512       182
                                                  =======     =====         ======    ======

         Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The Bank also has unused lines of credit with several banks amounting to $17.3 million dollars at December 31, 1997.

 Mid Penn Bancorp, Inc.
 Notes to Consolidated Financial Statements (cont'd)


 (11) Long-term Debt
      --------------
         The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 1997, the Bank had long-term debt in the amount of $5,688,000 outstanding to the FHLB consisting of a $1,500,000 term loan at 6.67% due September 4, 2001, a $1,082,000 loan at 7.30% due April 5, 2004 amortized in equal monthly payment, a $2,000,000 bullet loan at 6.08% which will mature on March 19, 2002, a $1,000,000 bullet loan at 6.03% maturing October 4, 1999, and a $106,000 amortizing note at 6.71% maturing on February 22, 2027. The aggregate amounts of maturities of long-term debt subsequent to December 31, 1997 are $138,000 (1998), $1,149,000 (1999),
      $160,000 (2000), $1,672,000 (2001), $2,185,000 (2002), and $384,000
      thereafter. As of December 31, 1996, the Bank had long-term debt in the amount of $4,710,000.

         Most of the Bank's investments and mortgage loans are pledged to secure FHLB borrowings.

 (12) Lease Commitments
      -----------------
         The Bank leases certain premises under long-term lease agreements which are classified as operating leases. Commitments under these agreements are not material. Rental expense for 1997, 1996 and 1995 was approximately $35,000, $35,000 and $33,000, respectively.

 (13) Benefit Plans
      -------------
         The Bank has a funded contributory profit-sharing plan covering substantially all employees. The total employee benefits expense related to the Bank's contribution to the plan for 1997, 1996 and 1995 was $258,000, $229,000 and $213,000, respectively. In addition, the Bank sponsors two defined benefit postretirement plans that cover all full-time employees. One plan provides health insurance benefits, and the other provides life insurance benefits.

      Health Insurance
      ----------------
         For full-time employees who retire after at least 20 years of service, the Bank will pay premiums for major medical insurance (as provided to active employees) for a period ending on the earlier of the date the participant obtains other employment where major medical coverage is available or the date of the participant's death; however, payment of medical premiums by the Bank will cease after five years. If the retiree becomes eligible for Medicare within the five year period beginning on his retirement date, the Bank will pay, at its discretion, premiums for 65 Special coverage or a similar supplemental coverage. After the five year period has expired, all employer-paid benefits will cease; the employee may continue coverage through the employer at his/her own expense.

      Life Insurance
      --------------
         Full-time employees will be provided with term life insurance. The amounts of coverage are determined as follows:

         At retirement after 20 or more years of service, the insurance amount prior to age 65 will be the lesser of three times the participant's annual salary at retirement or $50,000. After age 65, the insurance amount will decrease by 10% of the age 65 amount per year, subject to a minimum amount of $2,000.

         The following table sets forth the plans' combined funded status reconciled with the amount included in other liabilities in the balance sheet at December 31, 1997 and 1996:


      (Dollars in thousands)                                                           1997             1996
                                                                                       ----             ----
         Accumulated postretirement benefit obligation:
           Retirees.............................................................   $    (53)            (32)
           Fully eligible active plan participants..............................        (72)            (99)
           Other active plan participants.......................................       (186)           (173)
                                                                                   ---------         -------
                                                                                       (311)           (304)
         Plan assets at fair value..............................................          0               0
                                                                                   ---------         -------
         Accumulated postretirement benefit obligation in excess of plan assets.       (311)           (304)
         Unrecognized net gain..................................................       (127)            (97)
         Unrecognized transition obligation.....................................        221             235
                                                                                   ---------         -------
         Accrued postretirement benefit cost....................................   $   (217)           (166)
                                                                                   =========         =======

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


         The Bank's postretirement health insurance plan is not funded; the accumulated benefit obligation for the health plan is $215,000 and $210,000 at December 31, 1997 and 1996, respectively.

         Net periodic postretirement benefit cost for 1997, 1996 and 1995 included the following components:

         (Dollars in thousands)

                                                                                         1997             1996           1995
                                                                                         ----             ----           ----
         Service cost - benefits attributed to service during the period..        $       24               22             19
         Interest cost on accumulated postretirement benefit obligation...                21               21             20
         Actual return on plan assets.....................................                 0                0              0
         Amortization of transition obligation over 20 years..............                11               13             12
                                                                                   ---------        ---------      ---------
         Net periodic postretirement benefit cost.........................        $       56               56             51
                                                                                   =========        =========      =========

         For measurement purposes, a 9.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1997; the rate was assumed to decrease gradually to 6.5 percent for 2000 and remain at that level thereafter. The health care cost trend assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $37,359 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $6,545. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6.75 percent.

      Retirement Plan
      ---------------
         On May 24, 1995, the Bank adopted an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $273,675 which is being amortized based on the expected future years of service of active participants.

         The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheet at December 31, 1997 and 1996:

         (Dollars in thousands)
                                                                                        1997            1996
                                                                                        ----            ----
         Actuarial present value of benefit obligations:
           Accumulated vested benefit obligation.......................           $     (378)            (317)
                                                                                    ========         ========
           Projected benefit obligation................................           $     (378)            (317)
         Plan assets at fair value.....................................                    0                0
                                                                                    --------         --------
         Projected benefit obligation in excess of fair value..........                 (378)            (317)
         Unrecognized prior service cost...............................                  209              235
         Adjustments...................................................                   19               (9)
         Adjustment to recognize additional minimum liability..........                 (142)            (153)
                                                                                    --------         --------
                                                      Pension Liability           $     (292)            (244)
                                                                                    ========         ========
         Net pension cost included the following components for 1997 and 1996:

         (Dollars in thousands)
         Service cost..................................................           $       15               18
         Interest cost.................................................                   22               20
         Actual return on plan assets..................................                    0                0
         Amortization of transition obligation over 10.5 years.........                   26               26
                                                                                    --------         --------
                                                       Net Pension Cost           $       63               64
                                                                                    ========         ========

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.75% in 1997 and 7.00% in 1996.

 Mid Penn Bancorp, Inc.
 Notes to Consolidated Financial Statements (cont'd)



 (14) Federal Income Taxes
      --------------------

         The following temporary differences gave rise to the deferred tax asset at December 31, 1997 and 1996:


         (Dollars in thousands)
                                                                                        1997             1996
                                                                                        ----             ----
         Deferred tax assets:
           Allowance for loan losses...................................             $    610              610
           Nonaccrual interest.........................................                    1               78
           Benefit plans...............................................                  124               87
           Deferred income.............................................                   19               38
           Other.......................................................                    8                5
                                                                                     -------         --------
                                                                  Total             $    762              818
                                                                                     -------         --------
         Deferred tax liabilities:
           Unrealized gains on securities..............................             $   (163)             (87)
           Depreciation ...............................................                 (123)            (141)
           Loan fees...................................................                  (71)             (37)
           Bond accretion..............................................                  (18)             (17)
                                                                                     -------         --------
                                                                  Total             $   (375)            (282)
                                                                                     -------         --------
         Deferred tax asset, net.......................................             $    387              536
                                                                                     =======         ========

         The provision for income taxes consists of the following:


      (Dollars in thousands)
                                                                                        1997             1996           1995
                                                                                        ----             ----           ----
         Current provision.............................................             $  1,603            1,319          1,060
         Deferred provision............................................                   73               40             67
                                                                                     -------          -------        -------
         Provision for income taxes....................................             $  1,676            1,359          1,127
                                                                                     =======          =======        =======

         A reconciliation of income tax at the statutory rate to the Corporation's effective rate is as follows:

      (Dollars in thousands)
                                                                                        1997             1996           1995
                                                                                        ----             ----           ----
         Provision at the expected statutory rate......................             $  1,932            1,594          1,393
         Effect of tax-exempt income...................................                 (284)            (266)          (300)
         Nondeductible interest........................................                   37               35             36
         Other items...................................................                   (9)              (4)            (2)
                                                                                     -------          -------        -------
         Provision for income taxes....................................             $  1,676            1,359          1,127
                                                                                     =======          =======        =======

 (15) Regulatory Matters
      ------------------
         The Pennsylvania Banking Code restricts the availability of Bank retained earnings for dividend purposes. At December 31, 1997 and 1996, $13,872,000 and $11,817,000, respectively, was not available for dividends to the Corporation.

         The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

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

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)




      (Dollars in thousands)                                                                       To Be Well Capitalized
      As of December 31, 1997:                                   Capital Adequacy                 Under Prompt Corrective
                                                                 ----------------                    Action Provisions:
                                                              Actual             Required            -----------------
                                                          Amount (Ratio)      Amount (Ratio)           Amount (Ratio)
                                                          -------------       -------------            -------------
      Tier I Capital (to Average Assets)               $ 21,041   (9.8%)      8,606   (4.0%)          10,757    (5.0%)
      Tier I Capital (to Risk Weighted Assets)           21,041  (13.7%)      6,130   (4.0%)           9,195    (6.0%)
      Total Capital (to Risk Weighted Assets)            22,960  (15.0%)     12,260   (8.0%)          15,325   (10.0%)

      As of December 31, 1996:

      Tier I Capital (to Average Assets)............   $ 24,266  (12.0%)      8,082   (4.0%)          10,103    (5.0%)
      Tier I Capital (to Risk Weighted Assets)......     24,266  (16.1%)      6,041   (4.0%)           9,062    (6.0%)
      Total Capital (to Risk Weighted Assets).......     26,159  (17.3%)     12,082   (8.0%)          15,103   (10.0%)

         As of December 31, 1997, the Bank's capital ratios are well in excess of the minimum and well-capitalized guidelines and the Corporation's capital ratios are in excess of the Bank's capital ratios.

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

         The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

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

         As of December 31, 1997, commitments to extend credit amounted to $21,426,500 and standby letters of credit amounted to $1,323,000.

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

 Mid Penn Bancorp, Inc.
 Notes to Consolidated Financial Statements (cont'd)


         As of December 31, 1997, there were no similar activities that met the requirements to be classified as significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank's business activity is with customers located in Central Pennsylvania, specifically within the Bank's trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

         The Bank's highest concentrations of credit are in the areas of mobile home park land and commercial real estate office financing. Outstanding credit to these sectors amounted to $12,815,000 or 9.1% and $11,869,000 or 8.4% of total net loans outstanding as of December 31, 1997. These concentrations, however, are less than the Bank's parameter of 10% of total net loans outstanding.

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

 (18) Parent Company Statements
         The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

      CONDENSED BALANCE SHEET
           As of December 31, 1997, 1996 and 1995
           (Dollars in thousands)


                                                                                        1997             1996           1995
                                                                                        ----             ----           ----
      ASSETS
         Cash..........................................................          $       320               19            588
        Investment in Subsidiaries.....................................               26,563           24,631         22,669
                                                                                   ---------        ---------      ---------
                                                           Total Assets          $    26,883           24,650         23,257
                                                                                   =========        =========      =========

      LIABILITIES AND STOCKHOLDERS' EQUITY
         Other Liabilities.............................................          $         0                0            563
         Stockholders' Equity..........................................               27,422           25,183         23,227
         Less Treasury Stock...........................................                 (539)            (533)          (533)
                                                                                   ---------        ---------      ---------
                                           Total Liabilities and Equity          $    26,883           24,650         23,257
                                                                                   =========        =========      =========

      CONDENSED STATEMENT OF INCOME
           For the Years Ended December 31, 1997, 1996 and 1995
           (Dollars in thousands)                                                       1997             1996           1995
                                                                                        ----             ----           ----

         Dividends from Bank...........................................          $     2,310            1,212          1,728
         Other income from Bank........................................                   28               13              8
         Undistributed Earnings of Bank................................                1,750            2,142          1,259
         Other Expenses................................................                  (82)             (38)           (25)
                                                                                   ---------        ---------      ---------
                                                             Net Income          $     4,006            3,329          2,970
                                                                                   =========        =========      =========

 Mid Penn Bancorp, Inc.
 Notes to Consolidated Financial Statements (cont'd)



      CONDENSED STATEMENT OF CASH FLOWS
           For the Years Ended December 31, 1997, 1996 and 1995
           (Dollars in thousands)



                                                                                        1997             1996           1995
                                                                                        ----             ----           ----
      CASH FLOWS FROM OPERATING ACTIVITIES
         Net Income...................................................           $     4,006            3,329          2,970
         Net Change in Other Liabilities..............................                     0             (563)            26
         Undistributed Earnings of Subsidiary.........................                (1,750)          (2,142)        (1,259)
                                                                                     -------          -------        -------
                             Net Cash Provided By Operating Activities                 2,256              624          1,737
                                                                                     -------          -------        -------

      CASH FLOWS FROM FINANCING ACTIVITIES
         Dividends Declared............................................               (1,949)          (1,193)        (1,698)
         Purchase of Treasury Stock....................................                   (6)               0              0
                                                                                     -------          -------        -------
                                  Net Cash Used By Financing Activities               (1,955)          (1,193)        (1,698)
                                                                                     -------          -------        -------
         Net Increase (Decrease) in Cash and Cash Equivalents..........                  301             (569)            39
         Cash and Cash Equivalents at Beginning of Period..............                   19              588            549
                                                                                     -------          -------        -------
         Cash and Cash Equivalents at End of Period....................          $       320               19            588
                                                                                     =======          =======        =======

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

         The following table summarizes the book or notional value and fair value of financial instruments at December 31, 1997 and 1996.



                                                                             December 31, 1997           December 31, 1996
            (Dollars in thousands)                                            Book or                      Book or
                                                                             Notional     Fair           Notional     Fair
                                                                               Value     Value            Value      Value
                                                                               -----     -----            -----      -----
      Financial assets:
         Cash and due from banks.......................................   $    4,409      4,409           4,442       4,442
         Interest bearing balances and federal funds sold..............       36,127     35,727          28,433      28,632
         Investment securities.........................................       39,501     39,501          28,733      28,733
         Net loans.....................................................      141,510    144,858         142,341     141,581
      Financial liabilities
         Deposits......................................................   $  192,239    193,095         174,671     175,420
         Short-term borrowings.........................................        2,234      2,234           4,512       4,512
         Long-term debt................................................        5,688      5,494           4,710       4,751
      Off-balance sheet financial instruments:
         Commitments to extend credit                                     $   21,427     21,427          29,956      29,956
         Standby letters of credit.....................................        1,323      1,323           2,062       2,062

 (20) Common Stock:
         The Corporation has reserved 50,000 of authorized, but unissued shares of its common stock for issuance under a Stock Bonus Plan (the "Plan"). Shares issued under the Plan are at the discretion of the board of directors. Shares reserved will be reduced by any shares issued under the Plan which come from treasury stock or are obtained in the open market. At December 31, 1997, no shares have been awarded under the plan.

         In November, 1997, the Corporation amended and restated its dividend reinvestment plan, (DRIP). Two hundred thousand shares of the Corporation's authorized but unissued common stock are reserved for issuance under the DRIP. The DRIP also allows for voluntary cash payments within specified limits, for the purchase of additional shares.

 (21) Earnings Per Share:
         Earnings per share is based on the weighted-average number of shares of common stock outstanding. Statement of Financial Accounting Standards
      (SFAS) No. 128, "Earnings Per Share," simplifies the computation of earnings per share (EPS) and requires presentation of two new amounts, basic and diluted earnings per share, and additional informational disclosures. The adoption of SFAS No. 128 is required for all reporting periods after December 15, 1997 and requires the restatement of EPS for all prior periods. The adoption of SFAS No. 128 did not affect previously reported amounts of EPS. The Bank's basic and diluted are the same since there are no dilutive potential shares of common stock outstanding.

 (22) Subsequent Event:
         On January 9, 1998, the Corporation entered into an agreement to acquire, subject to regulatory approval, all of the outstanding common stock of Miners Bank of Lykens in exchange for 148,250 shares of the Corporation's common stock, in a business combination expected to be accounted for as a pooling of interests.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis
of Financial Condition and Results of Operations

         The purpose of this discussion is to further detail the financial condition and results of operations of Mid Penn Bancorp, Inc. (the Corporation). The Corporation is not aware of any known trends, events, uncertainties or of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on the Corporation's liquidity, capital resources or operations. This discussion should be read in conjunction with the financial statements appearing elsewhere in this report. Per share data has been restated to reflect the effect of stock dividends and splits.

                               Financial Summary

         The consolidated earnings of the Corporation are derived primarily from the operations of its wholly-owned subsidiary, Mid Penn Bank.

         The Corporation achieved record net income of $4,006,000 for the year 1997, an increase of $677,000 or 20.34% over 1996's net income of $3,329,000, which was an increase of $359,000 or 12.09% over 1995's net income of $2,970,000. This represents net income in 1997 of $1.54 per share compared to $1.28 per share in 1996 and $1.14 per share in 1995. Approximately $568,000 of the earnings of 1997 were the result of the net gain on the sale of the Mid Penn Bank credit card portfolio.

         Total assets of the Corporation continued to grow in 1997, reaching the level of $228,775,000, an increase of $18,603,000 or 8.89% over
      $210,172,000 at year end 1996. The growth can be attributed to an increase of $18,062,000 in interest-bearing balances and investment securities purchased in anticipation of falling interest rates.

         The Corporation continued to achieve an excellent return of average assets, (ROA), a widely recognized as performance indicator in the financial industry. The ROA was 1.85% in 1997, 1.65% in 1996 and 1.64% in 1995. Return on average stockholders' equity (ROE), another performance indicator, was 15.75% in 1997, 14.32% in 1996 and 13.57% in 1995.

         Tier one capital (to risk weighted assets) of $21,041,000 or 13.70% and total capital (to risk weighted assets) of $22,960,000 or 15.00% at December 31, 1997 are well above the December 31, 1997 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of stockholders' equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance-sheet activities. On December 31, 1997, the Corporation transferred approximately $5,000,000 in investment securities from the Bank to a wholly-owned investment company, Mid Penn Investment Corporation in Wilmington, Delaware. The state of Delaware offers a beneficial state tax environment for these assets.

         On January 9, 1998, the Corporation entered into an agreement to acquire, subject to regulatory approval, all outstanding common stock of Miners Bank of Lykens in exchange for 148,250 shares of the Corporation's common stock, in a business combination expected to be accounted for a pool of interests. Miners Bank of Lykens (MBL) is a one office, full service bank with total assets of approximately $27,950,000 at December 31, 1997. MBL earned net income of $163,000 in 1997 and $148,000 in 1996.
      This pooling would allow Mid Penn Bank to bridge a gap between its Elizabethville and Tower City offices. Management anticipates that Mid Penn Bank will be able to reduce the operating expenses of the MBL location through the elimination of duplicate cost areas.

                              Net Interest Income

         Net interest income, the Corporation's primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

         During 1997, net interest income increased $729,000 or 8.42% as compared to $527,000 or 6.48% in 1996 and $384,000 or 4.96% in 1995. The
      average balances, effective interest differential and interest yields for the years ended December 31, 1997, 1996 and 1995, the components of net interest rate growth, are presented in Table 1. A comparative presentation of the changes in net interest income for 1997 compared to 1996, and 1996 compared to 1995, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)

         The yield on earning assets remained fairly constant at 8.64% in 1997 from 8.65% in 1996. The yield on earning assets for 1995 was 8.89%. The change in the yield on earning assets was due primarily to changes in the "prime rate." The average "prime rate" for 1997 was 8.44% as compared to 8.29% for 1996 and 8.81% for 1995.

         Interest expense increased by $430,000 or 5.72% in 1997 as compared to $791,000 or 11.77% in 1996 and $981,000 or 17.09% in 1995. The increases were due primarily to the increase in the total of interest bearing liabilities. The average yield on NOW accounts dropped to 2.10% from 2.62% in 1996 due to the expiration of a special introductory rate at our Carlisle Pike office.

         Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 1997 was 4.78% compared to 4.73% in 1996 and 4.99% in 1995. Management continues to closely monitor the net interest margin.

   TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST
   YIELDS

   INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
   FOR YEAR ENDED DECEMBER 31, 1997

      (Dollars in thousands)


                                                           Average              Interest            Average Rates
                                                           Balance           Income/Expense          Earned/Paid
                                                           -------           --------------          -----------
      ASSETS:
         Interest Bearing Balances.............      $     31,165                 1,978                 6.35%
         Investment Securities:
           Taxable.............................            18,978                 1,251                 6.59%
           Tax-Exempt .........................            13,999                 1,167                 8.34%
                                                       ----------
                    Total Investment Securities            32,977
                                                       ----------

         Federal Funds Sold....................               173                     9                 5.20%
         Loans, Net............................           141,249                13,355                 9.45%
                                                       ----------               -------
         Total Earning Assets..................           205,564                17,760                 8.64%
         Cash and Due from Banks...............             3,679               -------
         Other Assets..........................             6,876
                                                       ----------
                                   Total Assets      $    216,119
                                                       ==========

      LIABILITIES & STOCKHOLDERS'
         EQUITY:
         Interest Bearing Deposits:
           NOW ................................      $     23,770                   498                 2.10%
           Money Market........................            11,821                   295                 2.50%
           Savings.............................            17,315                   432                 2.49%
           Time................................           109,312                 6,160                 5.64%
         Short-term Borrowings.................             3,415                   186                 5.45%
         Long-term Debt........................             5,719                   371                 6.49%
                                                       ----------               -------
         Total Interest Bearing Liabilities....           171,352                 7,942                 4.64%
         Demand Deposits.......................            16,514               -------
         Other Liabilities.....................             2,812
         Stockholders' Equity..................            25,441
                                                       ----------
                          Total Liabilities and
                           Stockholders' Equity      $    216,119
                                                       ==========

      Net Interest Income......................      $                            9,818
                                                                                =======
      Net Yield on Interest Earning Assets:
         Total Yield on Earning Assets.........                                                         8.64%
         Rate on Supporting Liabilities........                                                         3.86%
         Net Interest Margin...................                                                         4.78%


 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)


   TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont'd)

   INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
   FOR YEAR ENDED DECEMBER 31, 1996

      (In thousands)


                                                           Average              Interest            Average Rates
                                                           Balance           Income/Expense          Earned/Paid
                                                           -------           --------------          -----------
      ASSETS:
         Interest Bearing Balances.............      $     29,939                 1,938                 6.47%
         Investment Securities:
           Taxable.............................            14,330                   935                 6.52%
           Tax-Exempt..........................            12,630                 1,091                 8.64%
                                                      -----------
                    Total Investment Securities            26,960
                                                      -----------

         Federal Funds Sold....................               297                    16                 5.39%
         Loans, Net............................           134,489                12,592                 9.36%
                                                      -----------              --------
         Total Earning Assets..................           191,685                16,572                 8.65%
         Cash and Due from Banks...............             3,594              --------
         Other Assets..........................             6,781
                                                      -----------
                                   Total Assets      $    202,060
                                                      ===========

      LIABILITIES & STOCKHOLDERS'
         EQUITY:
         Interest Bearing Deposits:
           NOW ................................      $     25,264                   661                 2.62%
           Money Market........................            11,061                   265                 2.40%
           Savings.............................            17,315                   437                 2.52%
           Time................................           102,683                 5,782                 5.63%
         Short-term Borrowings.................             3,380                   182                 5.38%
         Long-term Debt........................             2,860                   185                 6.47%
                                                      -----------              --------
         Total Interest Bearing Liabilities....           162,563                 7,512                 4.62%
         Demand Deposits.......................            13,781              --------
         Other Liabilities.....................             2,476
         Stockholders' Equity..................            23,240
                                                      -----------
                          Total Liabilities and
                           Stockholders' Equity      $    202,060
                                                      ===========

      Net Interest Income......................      $                            9,060
                                                                               ========
      Net Yield on Interest Earning Assets:
         Total Yield on Earning Assets.........                                                         8.65%
         Rate on Supporting Liabilities........                                                         3.92%
         Net Interest Margin...................                                                         4.73%


 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)


   TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont'd)

   INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
   FOR YEAR ENDED DECEMBER 31, 1995

      (Dollars in thousands)


                                                           Average              Interest            Average Rates
                                                           Balance           Income/Expense          Earned/Paid
                                                           -------           --------------          -----------
      ASSETS:
         Interest Bearing Balances.............      $     26,685                 1,681                 6.30%
         Investment Securities:
           Taxable.............................            11,212                   746                 6.65%
           Tax-Exempt..........................            13,277                 1,223                 9.21%
                                                      -----------
                    Total Investment Securities            24,489
                                                      -----------

         Federal Funds Sold....................               902                    53                 5.88%
         Loans, Net............................           120,026                11,597                 9.66%
                                                      -----------               -------
         Total Earning Assets..................           172,102                15,300                 8.89%
         Cash and Due from Banks...............             3,429               -------
         Other Assets..........................             5,874
                                                      -----------
                                   Total Assets      $    181,405
                                                      ===========

      LIABILITIES & STOCKHOLDERS'
         EQUITY:
         Interest Bearing Deposits:
           NOW ................................      $     20,261                   449                 2.22%
           Money Market........................            11,387                   273                 2.40%
           Savings.............................            17,414                   439                 2.52%
           Time................................            90,377                 5,241                 5.80%
         Short-term Borrowings.................             2,211                   121                 5.47%
         Long-term Debt........................             3,380                   197                 5.83%
                                                      -----------               -------
         Total Interest Bearing Liabilities....           145,030                 6,720                 4.63%
         Demand Deposits.......................            12,493               -------
         Other Liabilities.....................             1,988
         Stockholders' Equity..................            21,894
                                                      -----------
                          Total Liabilities and
                           Stockholders' Equity      $    181,405
                                                      ===========

      Net Interest Income                            $                            8,580
                                                                                =======
      Net Yield on Interest Earning Assets:
         Total Yield on Earning Assets.........                                                         8.89%
         Rate on Supporting Liabilities........                                                         3.90%
         Net Interest Margin...................                                                         4.99%


         Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

         Loan fees of $254,000, $138,000 and $292,000 are included with interest income in Table 1 for the years 1997, 1996 and 1995, respectively.

 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)




      TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

      (Dollars in thousands)
                                                   1997 Compared to 1996                     1996 Compared to 1995
                                           Increase (Decrease) Due to Change In:       Increase (Decrease) Due to Change In:

      Taxable Equivalent Basis                 Volume       Rate        Net               Volume       Rate        Net
                                               ------       ----        ---               ------       ----        ---
      INTEREST INCOME:
         Interest Bearing Balances........   $     79        (39)         40                205          52         257
         Investment Securities:
         Taxable..........................        303         13         316                207         (18)        189
         Tax-Exempt.......................        118        (42)         76                (60)        (72)       (132)
                                               ------     ------      ------             ------      ------      ------
               Total Investment Securities        421        (29)        392                147         (90)         57

         Funds Sold.......................         (7)         0          (7)               (36)         (1)        (37)
         Loans, Net.......................        633        130         763              1,397        (402)        995
                                               ------     ------      ------             ------      ------      ------
                     Total Interest Income   $  1,126         62       1,188              1,713        (441)      1,272
                                               ------     ------      ------             ------      ------      ------

         INTEREST EXPENSE:
         Interest Bearing Deposits:
           NOW ...........................   $    (39)      (124)       (163)               111         101         212
           Money Market...................         18         12          30                 (8)          0          (8)
           Savings........................          0         (5)         (5)                (2)          0          (2)
           Time...........................        373          5         378                714        (173)        541
                                               ------     ------      ------             ------      ------      ------
           Total Interest Bearing Deposits        352       (112)        240                815         (72)        743
         Short-term Borrowings............          2          2           4                 64          (3)         61
         Long-term Debt...................        185          1         186                (30)         18         (12)
                                               ------     ------      ------             ------      ------      ------
                    Total Interest Expense   $    539       (109)        430                849         (57)        792
                                               ------     ------      ------             ------      ------      ------
      NET INTEREST INCOME:                   $    587        171         758                864        (384)        480
                                               ======     ======      ======             ======      ======      ======

         The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

                                Provision for Loan Losses

         The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Due to the cyclical nature of the economy coupled with the Bank's substantial involvement in commercial loans and the record number of nationwide consumer bankruptcies in 1997, management thought it prudent to make a $100,000 allocation in 1997 as well as a provision of $50,000 during 1996. Due to the relative economic strength of our market area and the favorable trend in nonperforming assets, no provision for loan losses was charged to expense during 1995. The allowance for loan losses as a percentage of average total loans was 1.54% at December 31, 1997, compared to 1.67% and 2.09% for the years ended December 31, 1996 and 1995, which continues to be higher than that of peer financial institutions. A summary of charge-offs and recoveries of loans is presented in Table 3.

 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)



   TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

      (Dollars in thousands)
                                                                           Years ended December 31,
                                                         1997        1996         1995      1994     1993
                                                         ----        ----         ----      ----     ----
      Balance beginning of period.................   $   2,173       2,347       2,511     2,646     2,755
                                                       -------      ------       -----     -----     -----
      Loans charged-off:
         Commercial real estate, construction
           and land development...................           4          25          86         0        33
         Commercial, industrial and agricultural..          32         213          55        14       157
         Real estate-residential..................          12           0           0        34        30
         Consumer.................................         194         226         225       159       116
                                                       -------      ------       -----     -----     -----
                           Total loans charged off         242         464         366       207       336
                                                       -------      ------       -----     -----     -----

      Recoveries on loans previously
         charged-off:
         Commercial real estate, construction
           and land development...................           4          39          33         8        71
         Commercial, industrial and agricultural..         107         105         111        33        26
         Real estate-residential..................           3          35           4         1        30
         Consumer.................................          31          61          54        30        25
                                                       -------      ------       -----     -----     -----
                                  Total recoveries         145         240         202        72       152
                                                       -------      ------       -----     -----     -----

      Net charge-offs.............................          97         224         164       135       184
                                                       -------      ------       -----     -----     -----
      Current period provision for
         loan losses..............................         100          50           0         0        75
                                                       -------      ------       -----     -----     -----
      Balance end of period.......................   $   2,176       2,173       2,347     2,511     2,646
                                                       =======      ======       =====     =====     =====
      Ratio of net charge-offs during the period
         to average loans outstanding during the
         period, net of unearned discount.........        0.07        0.16        0.13      0.11      0.16
                                                       =======      ======       =====     =====     =====

                                       Noninterest Income
                                       ------------------

         During 1997, the Corporation earned $1,721,000 in noninterest income, an increase of $921,000 or 115.13% over the 1996 total of $800,000, which was $105,000 or 15.11% over the 1995 total of $695,000. The major contributor to noninterest income in 1997 was the one-time gain on the sale of the Bank's credit card portfolio that amounted to $860,000. The bulk of the increase in 1996 reflected nonrecurring gains of $189,000 from the sale of other real estate as compared to a noninterest expense of $22,000 in other real estate in 1995.

         Trust department income for 1997 was $90,000, a $7,000 or 8.43% increase over $83,000 in 1996, which was $15,000 or 22.06% more than the $68,000 earned in 1995. Trust Department income fluctuates from year to year, primarily due to the number of estates being settled during the year.

         Service charges on deposit accounts amounted to $300,000 for 1997, an increase of $48,000 over $252,000 for 1996, which was basically unchanged from 1995. The majority of this increase resulted from the $55,000 increase in NSF charges in 1997.

         The Corporation also earned $31,000 in fees from Invest, the third-party provider of investments whose services the Bank has contracted. Other operating income amounted to $409,000 in 1997, $453,000 and $363,000 in 1996 and 1995, respectively.

                               Noninterest Expense
                               -------------------

         A summary of the major components of noninterest expense for the years ended December 31, 1997, 1996 and 1995 is reflected in Table 4. Noninterest expense increased to $5,322,000 in 1997 from $4,716,000 in 1996 and $4,725,000 in 1995. The major component of noninterest expense is salaries and employee benefits which increased $504,000 or 20.84% in 1997. This expense includes approximately $198,000 of supplemental employee bonuses and incentives.

 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)


         The largest component of decrease in noninterest expense during the past two years was due to an FDIC assessment of $22,000 in 1997 and $2,000 in 1996 as compared to $171,000 in 1995. As part of the fiscal year 1997 Omnibus Appropriations Bill signed into law on September 30, 1996, beginning on January 1, 1997, the banking industry will be required to help pay the annual $780 million Financing Corporation (FICO) bond obligation. It is currently estimated that for three years, until January 1, 2000, banks will be required to pay 1.29 cents per $100 in deposits as FICO assessment. After January 1, 2000, the FICO assessment on bank deposits is anticipated to be 2.4 cents per $100 in deposits. As long as the current annual statutory minimum Insurance Fund (BIF) remains fully capitalized, healthy banks will pay no premium for the BIF fund. They will only pay the FICO assessment. During 1995, the Corporation received a refund of FDIC insurance premium of approximately $92,000.

         Other noninterest expense increased by $84,000 in 1997. Included in this increase was $20,000 in costs and fees associated with the revision of the Corporation's Dividend Reinvestment Plan to make the Plan more accessible to shareholders. In addition, the Corporation incurred a $20,000 fee for listing on the American Stock Exchange.

   TABLE 4: NONINTEREST EXPENSE

      (Dollars in thousands)
                                                     Years ended December 31,

                                                        1997    1996   1995
                                                        ----    ----   ----

         Salaries and employee benefits...........  $  2,923   2,419   2,373
         Occupancy, net...........................       293     299     278
         Equipment................................       390     389     353
         Postage and supplies.....................       240     239     252
         FDIC assessments.........................        22       2     171
         Marketing and advertising................       139     141     152
         Other real estate, net...................         0       0      22
         Pennsylvania bank shares tax.............       242     229     215
         Professional services....................       101      82      88
         Telephone................................        50      46      45
         Loss on mortgage sales...................        18      26       3
         Other....................................       904     844     773
                                                       -----   -----   -----
                     Total Noninterest Expense      $  5,322   4,716   4,725
                                                       =====   =====   =====


                                         Investments
                                         -----------

         The Corporation investment portfolio is utilized to improve earnings through investments of funds in high-yielding assets which provide the necessary balance sheet liquidity for the Corporation.

         At December 31, 1997, SFAS No. 115 resulted in an increase in shareholders' equity of $318,000 (unrealized gain on securities of $482,000, less estimated income tax effect of $164,000). SFAS No. 115 as of December 31, 1996 resulted in an increase in stockholders' equity of $168,000 (unrealized gain on securities of $255,000, less estimated income tax effect of $87,000) compared to an increase in stockholders' equity of $348,000 (unrealized loss on securities of $527,000, less estimated income tax effect of $179,000) as of December 31, 1995.

         Proceeds from the sale of investment securities during 1997 were $4,370,000. A net loss of $2,000 was realized on those sales. Proceeds from the sale of investment securities during 1996 were $3,786,000. Net gains of $12,000 were realized on those sales. Proceeds from the maturities of investment securities were $8,989,000 in 1997 compared with $4,041,000 in 1996 and $6,758,000 in 1995.

         The Corporation does not have any significant concentrations of investment securities.

         Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The gross unrealized gains and losses on investment securities are outlined in Note 5 to the Consolidated Financial Statements.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


     TABLE 5: BOOK VALUES OF INVESTMENT SECURITIES

     (Dollars in thousands)                                                              December 31,
                                                                           1997             1996              1995
                                                                           ----             ----              ----
     U. S. Treasury and U.S. government agencies...............        $ 19,294           12,833             9,776
     Mortgage backed U.S. government agencies..................           3,556            1,178             1,439
     State and political subdivision obligations...............          15,527           13,218            12,906
     Corporate bonds...........................................               0                0                 0
     Restricted equity securities..............................             643            1,249               536
                                                                        -------          -------           -------
                                                          Total        $ 39,020           28,478            24,657
                                                                        =======          =======           =======

                                      Loans

           At December 31, 1997, net loans totaled $141,510,000, a $831,000 or
     0.6% decrease from December 31, 1996. During 1997, the Corporation experienced an increase in commercial real estate loans of approximately $4,000,000, the majority of which were generated through the Carlisle Pike and Derry Street offices.

           In August of 1997, Mid Penn Bank sold its credit card portfolio of $5,100,000, generating a gain net of tax of $568,000. The portfolio was sold in light of the record number of consumer bankruptcies and the rising incidence of credit card fraud that were detrimentally affecting the overall return of the portfolio.

           The current environment in lending is extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 1997, loans, net of unearned income, represented 65.5% of earning assets as compared to 70.1% on December 31, 1996 and 70.5% on December 31, 1995.

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

           A distribution of the Bank's loan portfolio according to major loan classification is shown in Table 6.

     TABLE 6: LOAN PORTFOLIO


     (Dollars in thousands)                                                 December 31,
                                                        1997        1996        1995         1994         1993
                                                        ----        ----        ----         ----         ----
     Commercial real estate, construction
       and land development.......................   $  79,240      75,200      65,671       54,225       54,148
     Commercial, industrial and agricultural......      20,001      18,588      16,682       19,397       21,506
     Real estate-residential mortgage.............      27,009      26,718      27,821       25,142       25,407
     Consumer.....................................      19,371      25,874      23,473       20,409       19,595
     Lease financing..............................           8          13          18            0            9
                                                       -------     -------     -------      -------      -------
                                       Total Loans     145,629     146,393     133,665      119,173      120,665
     Unearned income..............................      (1,943)     (1,879)     (1,729)      (1,488)      (1,353)
                                                       -------     -------     -------      -------      -------
     Loans net of unearned discount...............     143,686     144,514     131,936      117,685      119,312
     Allowance for loan losses....................      (2,176)     (2,173)     (2,347)      (2,511)      (2,646)
                                                       -------     -------     -------      -------      -------
                                         Net Loans   $ 141,510     142,341     129,589      115,174      116,666
                                                       =======     =======     =======      =======      =======

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

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

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

           The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 1997, was $2,176,000 or 1.51% of total loans less unearned discount as compared to $2,173,000 or 1.50% at December 31, 1996, and $2,347,000 or 1.78% at
     December 31, 1995.

     TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


     (Dollars in thousands)                                                    December 31,

                                               1997              1996              1995              1994              1993
                                               ----              ----              ----              ----              ----
                                                 Percent           Percent           Percent           Percent           Percent
                                         Amount  of Loans  Amount  of Loans  Amount  of Loans  Amount  of Loans  Amount  of Loans
                                         ------  --------  ------  --------  ------  --------  ------  --------  ------  --------
     Commercial real estate,
       construction and land
       development..................    $   596    54.4%     666     51.3%      574    49.1%      776    45.5     1,148     44.9
     Commercial, industrial and
       agricultural.................        362    13.7%     375     12.7%      573    12.5%      301    16.3       437     17.8
     Real estate-residential
       mortgage.....................        193    18.6%     172     18.3%      120    20.8%      118    21.1       114     21.1
     Consumer.......................        140    13.3%     303     17.7%      245    17.6%      248    17.1       214     16.2
     Unallocated....................        885     -        657      -         835     -       1,068     -         733      -
                                        -------   ------   -----    ------    -----   ------    -----   -----     -----    ------
                         Total loans    $ 2,176   100.0%   2,173    100.0%    2,347   100.0%    2,511   100.0%    2,646    100.0%
                                         ======   ======   =====    ======    =====   ======    =====   =====     =====    ======

                             Nonperforming Assets

           Nonperforming assets, other than consumer loans and 1-4 family residential mortgages, include impaired and nonaccrual loans, loans past due 90 days or more, restructured loans and other real estate (including residential property). A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more, or because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and in the process of collection or repayment. Restructured loans are those loans whose terms have been modified to provide for a reduction of interest or principal payments because of borrower financial difficulties. Foreclosed assets held for sale include those assets that have been acquired through foreclosure for debts previously contracted, in settlement of debt.

           Consumer loans are generally recommended for charge-off when they become 150 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $118,000, $89,000 and $103,000 in 1997, 1996, and 1995,
     respectively.

           A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 1997, totaled $2,086,000 or .91% of total assets compared to $2,395,000 or 1.14% of total assets in 1996, and $2,455,000 or 1.26% of total assets in 1995. The increase in nonaccrual loans in 1994 was due to a large commercial real estate loan going into Chapter 11 bankruptcy in 1994. The foreclosed assets held for sale at December 31, 1997, consist of four pieces of commercial real estate, two parcels of residential building lots, two one-family dwellings, one commercial property and one multi-family residence that the Corporation had available for sale.

           The improvement in nonperforming assets can be attributed to the current improved economic climate, including commercial real estate, and the Corporation's ongoing commitment to controlling credit risk. Nonperforming assets are taken into consideration by Management when assessing the adequacy of the Allowance for Loan Losses.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

     TABLE 8: NONPERFORMING ASSETS


     (Dollars in thousands)                                                   December 31,

                                                          1997        1996        1995        1994        1993
                                                          ----        ----        ----        ----        ----
     Nonaccrual loans.............................     $   312       1,183       1,753       2,181       1,347
     Past due 90 days or more.....................         207         519         195         252         191
     Restructured loans...........................         212         145           0           0       1,885
                         Total nonperforming loans         731       1,847       1,948       2,433       3,423
                                                        ------      ------      ------      ------      ------
     Foreclosed assets held for sale..............       1,355         548         507         120         256
                                                        ------      ------      ------      ------      ------
                        Total nonperforming assets     $ 2,086       2,395       2,455       2,553       3,679
                                                        ======      ======      ======      ======      ======

     Percent of total loans outstanding...........       1.43%       1.64%       1.84%       2.14%       3.05%
     Percent of total assets......................        .91%       1.14%       1.26%       1.46%       2.16%

           There are no loans classified for regulatory purposes that have not been included in Table 8. At December 31, 1997, no loans were considered impaired because management is aware of information which causes doubt as to the ability of the borrower to comply with loan repayment terms except for those identified as non-accrual loans. There are no trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources or no other material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

                      Deposits and Other Funding Sources

           The Corporation's primary source of funds is its deposits. Deposits at December 31, 1997 were $192,239,000, which increased $17,568,000 or
     10.06% from December 31, 1996, compared to an increase of $12,403,000 or 7.64% in 1996. A limited-time, special-rate certificate of deposit offer in both the spring of 1996 and the fall of 1997 aided the bank in attaining these increases. Included in the 1997 deposit growth are in excess of $10 million in jumbo certificates of deposit issued to municipalities. The Corporation's newest office on the Carlisle Pike in Hampden Township contributed $4,207,000 in increased deposits during 1996. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 1997, 1996, and 1995 are presented in Table 9.

           Average short-term borrowings for 1997 were $3,415,000 as compared to $3,380,000 in 1996. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased.

     TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION


     (Dollars in thousands)                                                Years ended December 31,

                                                            1997                     1996                     1995
                                                            ----                     ----                     ----
                                                     Average    Average       Average    Average       Average    Average
                                                     Balance     Rate         Balance     Rate         Balance     Rate
                                                     -------     ----         -------     ----         -------     ----
     Noninterest bearing demand deposits.....    $   16,514      0.00%         13,781     0.00%         12,493     0.00%
     Interest bearing demand deposits........        23,770      2.10%         25,264     2.62%         20,261     2.22%
     Money market............................        11,821      2.50%         11,061     2.40%         11,387     2.40%
     Savings.................................        17,315      2.49%         17,315     2.52%         17,414     2.52%
     Time....................................       109,312      5.64%        102,863     5.63%         90,377     5.80%
                                                    -------     ------        -------    ------        -------    ------
                                        Total    $  178,732      4.13%        170,104     4.20%        151,932     4.21%
                                                    =======     ======        =======    ======        =======    ======

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

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

           In 1997, capital grew $2,233,000 or 9.06% above 1996. Comparatively, 1996 capital grew $1,956,000 or 8.62% above 1995. Capital growth in both periods was achieved through earnings retention.

           The Corporation's normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future Corporation growth and to enhance the Corporation's return on equity.The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 48% for 1997 compared to 36% for 1996 and 57% for 1995.

           Until 1997, the Corporation acquired shares of its stock in the open market to meet the needs of its dividend reinvestment plan. The availability of shares for purchase has decreased significantly in recent years, and, as a result, the Corporations dividend reinvestment plan was changed in 1997 to allow for the use of authorized, but unissued shares of common stock under the plan.

           In December, 1997, the Corporation filed an application with the Internal Revenue Service to approve a employee stock ownership plan.

           At December 31, 1997, 19,241 shares of the Corporation's common stock are held as treasury stock and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used or available for the proposed employee stock ownership plan.

                             Federal Income Taxes

           Federal income tax expense for 1997 was $1,676,000 compared to $1,359,000 and $1,127,000 in 1996 and 1995, respectively. The effective tax rate was 29% for 1997 and 1996, and 28% for 1995.

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

           In 1997, the major sources of cash were provided by operations, the sale and maturity of investments of $13,359,000 and an increase in deposits of $17,568,000. Included in the time deposit increase is approximately $10,000,000 in short-term certificates issued to local municipalities. A special rate certificate of deposit promotion in the early fall of the year also aided in attracting additional deposit funds. Another major one-time source of funds was the $8,378,000 contributed by the sale of the Bank's entire credit card portfolio and a portion of its student loans. These funds included a gross gain on the sales of $924,000.

           The major use of funds during 1997 was the purchase of investment securities. Purchases of investment securities included largely agency and municipal securities of intermediate term. The large investment in securities was made initially to invest the funds generated from the loan sales. Purchases continued in the fourth quarter in an effort to lock in yields in anticipation of falling interest rates. Interest-bearing balances, jumbo certificates of deposit of other financial institutions, also offered favorable rates over treasury securities during the last half of 1997. These balances which also provide steady liquidity for the bank showed a net increase of $7,294,000 during the year. Loan growth while sporadic in a very competitive rate environment provided a net use of funds of $7,809,000. The majority of the loan growth occurring in commercial real estate and development loans particularly in the Harrisburg and Camp Hill markets.

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

 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)

         Major uses of funds again included the funding of commercial loans primarily during the latter half of 1996, which resulted in a net increase of $13,196,000 in outstanding loans. Purchases of investment securities were $11,636,000 yielding a net increase of $3,549,000 in securities during the year. Borrowings were increased by $1,579,000 to generate the additional funds needed to meet the loan demand.

         Market Risk - Asset-Liability Management and Interest Rate Sensitivity
         ----------------------------------------------------------------------
         Interest rate sensitivity is a function of the repricing characteristics of the Corporation's portfolio of assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time. These differences are known as interest sensitivity gaps.

         The Corporation manages the interest rate sensitivity of its assets and liabilities. The principal purpose of asset-liability management is to maximize net interest income while avoiding significant fluctuations in the net interest margin and maintaining adequate liquidity. Net interest income is increased by increasing the net interest margin and by increasing earning assets.

         The Corporation utilizes asset-liability management models to measure the impact of interest rate movements on its interest rate sensitivity position. The traditional maturity gap analysis is also reviewed regularly by the Corporation's management. The Corporation does not attempt to achieve an exact match between interest sensitive assets and liabilities because it believes that a controlled amount of interest rate risk is desirable.

         The maturity distribution and weighted average yields of investments is presented in Table 10. The maturity distribution and repricing characteristics of the Corporation's loan portfolio is shown in Table 11. Table 12 provides expected maturity information about the Corporation's financial instruments that are sensitive to changes in interest rates. Except for the effects of prepayments on mortgage related assets, the table presents principal cash flows and related average interest rates on interest bearing assets by contractual maturity. Residential loans are assumed to have annual payment rates between 12% and 18% of the portfolio. Loan and mortgage backed securities balances are not adjusted for unearned discounts, premiums, and deferred loan fees. The Corporation assumes that 75% of savings and NOW accounts are core deposits and are, therefore, expected to roll-off after 5 years. Transaction accounts, excluding money market accounts, are assumed to roll-off after five years. Money market accounts are assumed to be variable accounts and are reported as maturing within the first twelve months. No roll-off is applied to certificates of deposit. Fixed maturity deposits reprice at maturity. The maturity distribution of time deposits of $100,000 or more is shown in Table 13.

      TABLE 10: INVESTMENT MATURITY AND YIELD

      (Dollars in thousands)                                                    December 31, 1997

                                                                       After One    After Five
                                                         One Year      Year thru     Years thru    After Ten
                                                         and Less     Five Years      Ten Years      Years        Total
                                                         --------     ----------      ---------      -----        -----
      U.S. Treasury and U.S.government agencies......  $  2,995          6,491          8,558         1,250       19,294
      State and political subdivision obligations....       749          4,911          4,866         5,001       15,527
      Mortgage-backed U.S. government agencies.......       505            481          1,264         1,306        3,556
      Equity securities..............................         0              0              0           643          643
                                                         ------         ------         ------        ------       ------
                                                Total  $  4,249         11,883         14,688         8,200       39,020
                                                         ======         ======         ======        ======       ======

         (Dollars in thousands)                                        December 31, 1997

                                                                       After One    After Five
                                                         One Year      Year thru     Years thru    After Ten
                                                         and Less     Five Years      Ten Years      Years       Total
                                                         --------     ----------      ---------      -----       -----
      Weighted Average Yields
      -----------------------
      U.S. Treasury and U.S. government agencies.....     5.63          6.44           6.85           6.19        6.46
      State and political subdivision obligations....     6.32          7.71           8.20           7.85        7.84
      Mortgage-backed U.S. government
          agencies...................................     6.32          6.66           6.28           6.74        6.51
      Equity securities..............................        0             0              0              0        6.50
                                                         -----         -----          -----           ----       -----
                                             Total        5.83          6.93           7.25           7.38        7.01
                                                         =====         =====          =====           ====       =====

 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)


      TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY

      (Dollars in thousands)                                              December 31, 1997

                                                                       After One
                                                         One Year      Year thru     After Five
                                                         and Less     Five Years        Years        Total
                                                         --------     ----------        -----        -----
      Commercial, real estate, construction
         and land development...................      $  30,428         38,906          9,906        79,240
      Commercial, industrial and agricultural...         11,799          6,870          1,340        20,009
      Real estate- residential mortgages........          8,195          7,593         11,221        27,009
      Consumer..................................          8,157         10,662            552        19,371
                                                       --------        -------        -------       -------
                                     Total Loans      $  58,579         64,031         23,019       145,629
                                                       ========        =======        =======       =======
                                                                       After One
                                                         One Year      Year thru     After Five
                                                         and Less     Five Years        Years        Total
                                                         --------     ----------        -----        -----
      Rate Sensitivity
      Predetermined rate........................      $   6,624         22,864         19,792        49,280
      Floating or adjustable rate...............         51,955         41,167          3,227        96,349
                                                       --------        -------        -------       -------
                                           Total      $  58,579         64,031         23,019       145,629
                                                       ========        =======        =======       =======

      TABLE 12: INTEREST RATE SENSITIVITY GAP

      (Dollars in thousands)                                                    Expected Maturity
                                                                             Year Ended December 31,

                                                  1998      1999      2000      2001     2002     Thereafter    Total  Fair Value
                                                  -------------------------------------------------------------------------------
      Assets:
         Interest bearing balances..........  $ 12,081    13,759     9,689        99         99          0     35,727     35,727
           Average interest rate............      6.35      6.38      6.55      6.75       6.70          -       6.42
         Debt securities....................  $  9,639     7,380     6,186       895      1,006     13,752     38,858     38,858
           Average interest rate............      6.47      6.51      7.00      8.36       8.26       7.64       7.08
         Adjustable rate loans..............  $ 49,178    14,986    12,950     5,940      8,809      4,486     96,349     96,349
           Average interest rate............      9.17      9.25      9.37      8.82       9.10       8.67       9.16
         Fixed rate loans...................  $  8,724     8,158     7,365     7,475      6,767     10,791     49,280     48,509
           Average interest rate............      8.66      9.34      9.48      9.04       9.25       8.88       9.08
         Federal funds sold.................  $    400         0         0         0          0          0        400        400
                                                  6.31         -         -         -          -          -       6.31
                                              --------    ------    ------    ------     ------     ------    -------    -------
                                       Total  $ 80,022    44,283    36,190    14,409     16,681     29,029    220,614    219,843
                                              --------    ------    ------    ------     ------     ------    -------    -------
      Interest liabilities:
         Variable rate savings and
           transaction accounts.............  $ 23,900         0         0         0          0     50,342     74,242     74,242
           Average interest rate............      2.53         -         -         -          -       1.39       1.76
         Certificates of deposit and IRAs...  $ 57,865    28,162    10,515     7,517      4,587      9,351    117,997    118,853
           Average interest rate............      5.40      5.89      6.10      5.91       6.08       6.02       5.69
         Short term borrowings..............  $  2,234         0         0         0          0          0      2,234      2,234
           Average interest rate............      5.57         -         -         -          -          -       5.57
         Long term fixed rate borrowings....  $    138     1,149       160     1,672      2,185        384      5,688      5,494
           Average interest rate............      7.28      6.19      7.28      6.74       6.18       7.28       6.48
                                              --------   -------   -------   -------   --------    -------    -------    -------
                                       Total  $ 84,137    29,311    10,675     9,189      6,772     60,077    200,161    200,823
                                              --------   -------   -------   -------   --------    -------    -------    -------

      Rate sensitive gap:
         Periodic gap.......................  $(4,115)    14,973    25,515     5,220      9,909   (31,048)
         Cumulative gap.....................  $(4,115)    10,857    36,372    41,592     51,501     20,453

      Cumulative gap as a percentage
         of total assets....................    -1.80%     4.75%    15.90%    18.18%     22.51%      8.94%

 Mid Penn Bancorp, Inc.
 Management's Discussion and Analysis (cont'd)

          On December 31, 1997, management analyzed interest rate risk using the Vining Sparks Asset-Liability Management Model. Using the computerized model, management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. At December 31, 1997, these scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by management. At December 31, 1997, all interest rate risk levels according to our model were within the tolerance guidelines set by management. The model noted above utilized by management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which management would make to realign its portfolio in the event of a changing rate environment.


             TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)                                                                   December 31,

                                                                            1997             1996               1995
                                                                            ----             ----               ----
         Three months or less...................................       $  14,657            3,996               3,607
         Over three months to twelve months.....................           3,738            5,575               2,725
         Over twelve months.....................................           7,109            4,956               3,733
                                                                         -------           ------             -------
                                                           Total       $  25,504           14,527              10,065
                                                                         =======           ======             =======

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

          As of December 31, 1997, commitments to extend credit amounted to $21,427,000 as compared to $29,956,000 as of December 31, 1996.

         The Corporation also issues standby letters of credit to its customers. The risk associated with standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Standby letters of credit decreased to $1,323,000 at December 31, 1997, from $2,062,000 at December 31, 1996.

              Year 2000 Compliance; Management Information Systems:

         The Board of Directors has established a Year 2000 compliance committee to address the risks of the critical internal bank systems that are affected by date sensitive applications, as well as external systems provided by third parties. A comprehensive Year 2000 Business Action Plan was developed detailing the sequence of events and actions to be taken as the Year 2000 approaches.

         In November, 1997, the Company purchased and installed an upgrade to its current systems to improve efficiencies of operations and position itself for future growth. The cost of the new system was approximately $284,000. Preconversion testing demonstrated that the new hardware and software are Year 2000 compliant. Further testing will be performed as needed to ensure future hardware upgrades or software additions meet the same level of compliance.

Mid Penn Bancorp, Inc.
Summary of Selected Financial Data


(Dollars in thousands, except per share data)


                                                        1997         1996        1995          1994           1993
                                                        ----         ----        ----          ----           ----
      INCOME:
         Total Interest Income....................   $  17,325      16,166      14,848        13,483         13,419
         Total Interest Expense...................       7,942       7,512       6,721         5,740          5,966
         Net Interest Income......................       9,383       8,654       8,127         7,743          7,453
         Provision for Possible Loan Losses.......         100          50           0             0             75
         Non-Interest Income......................       1,721         800         695           622            681
         Non-Interest Expense.....................       5,322       4,716       4,725         4,646          4,388
         Income Before Income Taxes...............       5,682       4,688       4,097         3,719          3,671
         Income Tax Expense.......................       1,676       1,359       1,127           983            958
         Extraordinary Income, Net of Tax.........           0           0           0             0            108
         Net Income...............................       4,006       3,329       2,970         2,736          2,821

      COMMON STOCK DATA PER SHARE:*
         Earnings Per Share.......................        1.54        1.28        1.14          1.05           1.07
         Cash Dividends Declared..................         .76         .46         .65           .62            .41
         Stockholders' Equity.....................   $   10.31        9.45        8.70          8.04           7.82

      AVERAGE SHARES OUTSTANDING..................   2,607,540   2,607,552   2,607,552     2,607,552      2,637,617

      AT YEAR-END:
         Investments..............................   $  39,501      28,733      25,184        26,030         20,188
         Loans, Net of Unearned Discount..........     143,686     144,514     131,936       117,685        119,312
         Allowance for Loan Losses................       2,176       2,173       2,347         2,511          2,646
         Total Assets.............................     228,775     210,172     194,711       174,702        170,037
         Total Deposits...........................     192,239     174,671     162,268       146,958        141,405
         Long-term Debt...........................       5,688       4,710       3,329         3,439          2,308
         Stockholders' Equity.....................   $  26,883      24,650      22,694        20,982         20,638

      RATIOS:
         Return on Average Assets.................        1.85        1.65        1.64          1.58           1.70
         Return on Average Stockholders' Equity...       15.75       14.32       13.57         13.09          14.90
         *Cash Dividend Payout Ratio..............       47.85       35.84       57.17         59.14          38.25
         Allowance for Loan Losses to Loans.......        1.51        1.50        1.78          2.13           2.22
         Average Stockholders' Equity to
         Average Assets...........................       11.77       11.50       12.07         12.07          11.39

      *  Per share figures are based on weighted
         average shares outstanding for the
         respective years as restated after
         giving effect to stock dividends and
         splits.