Form 10-K405, Exhibit 13
period 1998-12-31
MID PENN BANCORP INC
filed 1999-03-30
CIK 879635

Mid Penn Bancorp, Inc.
Financial Highlights


AS OF AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997


(Dollars in thousands, except per share data.)                                  Percent
                                                       1998           1997       Change
                                                       ----           ----      -------
Total Assets ..................................      $277,827       256,728      +8.2%
Total Deposits ................................       216,802       217,146      -0.2%
Net Loans .....................................       150,680       152,295      -1.1%
Total Investments and Interest Bearing
  Balances.....................................       110,816        89,603     +23.7%
Stockholders' Equity ..........................        31,536        29,730      +6.1%
Net Income ....................................         3,865         4,169      -7.3%
Earnings Per Share ............................          1.34          1.44      -6.9%
Cash Dividend Per Share on Weighted Average
  Number of Shares Outstanding ................           .72           .69      +4.3%
Book Value Per Share ..........................      $  10.90         10.27      +6.1%

Mid Penn Bancorp, Inc.
Stockholders' Information


                                                               1998                        1997
                                                               ----                        ----
                                                        High           Low          High         Low        Quarter
                                                        ----           ---          ----         ---        -------
Market Value Per Share .......................        $ 32.00         28.00        16.19        15.95         1st
                                                        30.13         28.13        16.31        15.36         2nd
                                                        30.50         25.25        18.00        17.38         3rd
                                                        27.00         22.75        32.50        21.25         4th

Market Value Information: The market share information was provided by the
------------------------
American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent: Norwest Shareholder Services, P.O. Box 64854, St. Paul, MN
--------------
55164-0854. Phone: 1-800-468-9716.

Number of Stockholders: At December 31, 1998, there were 943 stockholders.
----------------------

Dividends: A dividend of $.19 per share was paid during each quarter of 1998 and
---------
1997. Cash dividends of $ .50 were declared in March and September in 1996. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

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

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc.
--------------
will be held at 10:00 a.m. on Tuesday, April 27, 1999, at 349 Union Street, Millersburg, Pennsylvania.

Independent Auditors' Report




The Board of Directors and Stockholders
Mid Penn Bancorp, Inc.
Millersburg,  Pennsylvania

We have audited the accompanying consolidated balance sheets of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES

Williamsport, Pennsylvania
January 20, 1999

Mid Penn Bancorp, Inc.
Consolidated Balance Sheets


DECEMBER 31, 1998 AND 1997


(Dollars in thousands, except share data)                                                       1998                   1997
                                                                                                ----                   ----
ASSETS
        Cash and due from banks .................................................            $   5,651                 5,998
        Interest bearing balances ...............................................               42,883                36,004
        Investment securities:
                Available-for-sale securities ...................................               67,933                39,595
                Held-to-maturity ................................................                    0                14,004
        Federal funds sold ......................................................                    0                 1,000
        Loans ...................................................................              155,024               156,519
                Less:
                        Unearned income .........................................               (2,031)               (1,943)
                        Allowance for loan losses ...............................               (2,313)               (2,281)
                                                                                              --------              --------
                        Net loans ...............................................              150,680               152,295
                                                                                              --------              --------

        Bank premises and equipment, net ........................................                3,498                 3,453
        Foreclosed assets held for sale .........................................                  347                 1,355
        Accrued interest receivable .............................................                1,907                 1,886
        Deferred income taxes ...................................................                  436                   389
        Cash surrender value of life insurance ..................................                3,900                     0
        Other assets ............................................................                  592                   749
                                                                                              --------              --------
                        Total Assets ............................................            $ 277,827               256,728
                                                                                              ========              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
        Deposits:
                Noninterest-bearing demand ......................................            $  20,971                21,478
                Interest-bearing demand .........................................               28,234                26,665
                Money market ....................................................               17,158                11,675
                Savings .........................................................               25,305                24,776
                Time ............................................................              125,134               132,552
                                                                                              --------              --------
                        Total Deposits ..........................................              216,802               217,146

        Short-term borrowings ...................................................               12,159                 2,234
        Accrued interest payable ................................................                1,240                 1,275
        Other liabilities .......................................................                  540                   655
        Long-term debt ..........................................................               15,550                 5,688
                                                                                              --------              --------
                        Total Liabilities .......................................              246,291               226,998
                                                                                              --------              --------
        Stockholders' Equity:
                Common stock, par value $1 per share; authorized
                        10,000,000 shares; 2,912,267 and 2,774,858 shares
                        issued in 1998 and 1997 respectively ....................                2,912                 2,775
                Additional paid-in capital ......................................               17,181                14,072
                Retained earnings ...............................................               11,640                13,104
                Accumulated other comprehensive income ..........................                  344                   318
                Treasury stock at cost (19,337 and 19,241 shares, in 1998
                        and 1997, respectively) .................................                 (541)                 (539)
                                                                                              --------              --------
                        Stockholders' Equity, Net ...............................               31,536                29,730
                                                                                              --------              --------
                        Total Liabilities and Stockholders' Equity ..............            $ 277,827               256,728
                                                                                              ========              ========

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Income


FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

(Dollars in thousands, except share data)                                                1998               1997               1996
                                                                                         ----               ----               ----
INTEREST INCOME
        Interest and fees on loans ..........................................        $   14,330            14,297             13,525
        Interest on interest-bearing balances ...............................             2,574             2,014              2,011
        Interest and dividends on investment securities:
                U.S. Treasury and government agencies .......................             2,385             2,062              1,718
                State and political subdivision obligations, taxable ........                 0                 1                 12
                State and political subdivision obligations, tax-exempt .....             1,032               813                748
                Other securities ............................................                70                59                 57
        Interest on federal funds sold and securities purchased
                under agreement to resell ...................................                45                66                100
                                                                                     ----------         ---------          ---------
                                                        Total Interest Income            20,436            19,312             18,171
                                                                                     ----------         ---------          ---------
INTEREST EXPENSE
        Interest on deposits ................................................             8,627             8,296              8,061
        Interest on short-term borrowings ...................................               203               186                182
        Interest on long-term debt ..........................................               763               371                185
                                                                                     ----------         ---------          ---------
                                                       Total Interest Expense             9,593             8,853              8,428
                                                                                     ----------         ---------          ---------

                                                          Net Interest Income            10,843            10,459              9,743
PROVISION FOR LOAN LOSSES ...................................................               254               109                 52
                                                                                     ----------         ---------          ---------
                        Net Interest Income After Provision for Loan Losses .            10,589            10,350              9,691
                                                                                     ----------         ---------          ---------
NONINTEREST INCOME
        Trust department income .............................................               104                90                 83
        Service charges on deposits .........................................               450               328                274
        Investment securities gains (losses), net ...........................                13                (2)                12
        Gain on sale of loans ...............................................                65               924                  0
        Other income ........................................................               766               432                472
                                                                                     ----------         ---------          ---------
                                                     Total Noninterest Income             1,398             1,772                841
                                                                                     ----------         ---------          ---------
NONINTEREST EXPENSE
        Salaries and employee benefits ......................................             3,383             3,474              2,953
        Occupancy expense, net ..............................................               323               319                323
        Equipment expense ...................................................               565               477                483
        Pennsylvania bank shares tax expense ................................               274               261                248
        FDIC insurance premium ..............................................                26                25                  4
        Marketing and advertising ...........................................               160               151                152
        Loss on mortgage sales ..............................................                64                18                 26
        Other expenses ......................................................             1,811             1,507              1,469
                                                                                     ----------         ---------          ---------
                                                    Total Noninterest Expense             6,606             6,232              5,658
                                                                                     ----------         ---------          ---------

INCOME BEFORE PROVISION FOR INCOME TAXES ....................................             5,381             5,890              4,874
        Provision for income taxes ..........................................             1,516             1,721              1,397
                                                                                     ----------         ---------          ---------
                                                                   Net Income        $    3,865             4,169              3,477
                                                                                     ==========         =========          =========
                                                       Earnings Per Share (1)        $     1.34              1.44               1.20
                                                                                     ==========         =========          =========
                                Weighted Average Number of Shares Outstanding         2,892,416         2,895,417          2,895,430


(1) Earnings per share for all periods presented have been restated to reflect a 5% stock dividend effective November 23, 1998, a stock split effected in the form of a 100% stock dividend effective August 25, 1997, a 5% stock dividend effective May 26, 1997 and a 5% stock dividend effective October 7, 1996.

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Changes in Stockholders' Equity


FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

(Dollars in thousands, except share data)

                                                                                                  Accumulated
                                                                            Additional               Other
                                                                  Common      Paid-in   Retained Comprehensive   Treasury
                                                                   Stock      Capital   Earnings     Income       Stock       Total
                                                                   -----      -------   --------     ------       -----       -----
Balance, December 31, 1995 ....................................   $ 1,352      10,089     14,153       348        (533)      25,409
                                                                                                                             ------
 Comprehensive income:
 Net income ...................................................         0           0      3,477         0           0        3,477
 Change in net unrealized loss on securities
         available for sale, net of reclassification adjustment
         and tax effects ......................................         0           0          0      (180)          0         (180)
                                                                                                                             ------
                                     Total comprehensive income                                                               3,297
                                                                                                                             ------
 Cash dividends ($.96 per share, historical) ..................         0           0     (1,268)        0           0       (1,268)
 5% stock dividend (additional 58,868 shares) .................        59       1,928     (1,987)        0           0            0
                                                                  -------      ------    -------     -----       -----       ------

Balance, December 31, 1996 ....................................     1,411      12,017     14,375       168        (533)      27,438
                                                                                                                             ------
 Comprehensive income:
 Net income ...................................................         0           0      4,169         0           0        4,169
 Change in net unrealized gain on securities
         available for sale, net of reclassification adjustment
         and tax effects ......................................         0           0          0       150           0          150
                                                                                                                             ------
                                     Total comprehensive income                                                               4,319
                                                                                                                             ------
 Cash dividends ($.76 per share, historical) ..................         0           0     (1,992)        0           0       (1,992)
 5% stock dividend (additional 61,803 shares) .................        62       2,055     (2,117)        0           0            0
 Stock split effected in the form of a 100%
         stock dividend (additional 1,303,776 shares) .........     1,304           0     (1,304)        0           0            0
 Common stock retired .........................................        (2)          0        (27)        0           0          (29)
 Purchase of treasury stock (185 shares) ......................         0           0          0         0          (6)          (6)
                                                                  -------      ------    -------     -----       -----       ------

Balance, December 31, 1997 ....................................     2,775      14,072     13,104       318        (539)      29,730
                                                                                                                             ------
 Comprehensive income:
 Net income ...................................................         0           0      3,865         0           0        3,865
 Change in net unrealized gain on securities
         available for sale, net of reclassification adjustment
         and tax effects ......................................         0           0          0        26           0           26
                                                                                                                             ------
                                     Total comprehensive income                                                               3,891
                                                                                                                             ------
 Cash dividends ($.76 per share, historical) ..................         0           0     (2,083)        0           0       (2,083)
 5% stock dividend (additional 137,409 shares) ................       137       3,109     (3,246)        0           0            0
 Purchase of treasury stock (96 shares) .......................         0           0          0         0          (2)          (2)
                                                                  -------      ------    -------     -----       -----       ------

Balance, December 31, 1998 ....................................   $ 2,912      17,181     11,640       344        (541)      31,536
                                                                  =======      ======    =======     =====       =====       ======

Mid Penn Bancorp, Inc.
Consolidated Statement of Cash Flows


FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(Dollars in thousands)

                                                                                     1998             1997             1996
                                                                                     ----             ----             ----
Operating Activities:
        Net income ......................................................        $  3,865            4,169            3,477
        Adjustments to reconcile net income to net cash
                provided by operating activities:
                        Provision for loan losses .......................             254              109               52
                        Depreciation ....................................             426              372              413
                        Investment securities (gains) losses, net .......             (13)               2              (12)
                        Gain on sale/disposal of bank premises and
                                 equipment ..............................               0                0               (3)
                        Gain on sale of foreclosed assets ...............            (273)             (41)            (189)
                        Gain on sale of loans ...........................             (65)            (924)               0
                        Deferred income taxes ...........................             (61)              78               40
                        Change in interest receivable ...................             (21)            (259)              65
                        Change in other assets ..........................             157             (286)             242
                        Change in interest payable ......................             (35)             158              (42)
                        Change in other liabilities .....................            (114)             (36)            (450)
                        Other ...........................................               0               10                0
                                                                                 --------         --------          -------
                                Net Cash Provided By Operating Activities           4,120            3,352            3,593
                                                                                 --------         --------          -------
Investing Activities:
        Net (increase) decrease in interest-bearing balances ............          (6,879)          (7,307)           2,600
        Decrease (increase) in federal funds sold .......................           1,000             (300)             390
        Proceeds from the maturity of investment securities .............          19,707           12,402           10,967
        Proceeds from the sale of investment securities .................           5,290            4,370            3,786
        Proceeds from the sale of bank premises and equipment ...........               0                0               12
        Purchases of investment securities ..............................         (39,279)         (27,398)         (20,161)
        Proceeds from sale of loans .....................................           6,174            8,378                0
        Net increase in loans ...........................................          (4,917)          (8,143)         (13,373)
        Net purchases of bank premises and equipment ....................            (471)            (181)            (377)
        Proceeds from the sale of foreclosed assets .....................           1,450              324              555
        Capitalized additions - foreclosed assets .......................               0               (4)             (13)
        Purchase of life insurance ......................................          (3,900)               0                0
                                                                                 --------         --------          -------
                                Net Cash Used In Investing Activities ...         (21,825)         (17,859)         (15,614)
                                                                                 --------         --------          -------
Financing Activities:
        Net increase (decrease) in demand and savings deposits ..........           7,074            3,452            4,082
        Net (decrease) increase in time deposits ........................          (7,418)          14,023            9,119
        Net increase (decrease) in short-term borrowings ................           9,925           (2,278)             198
        Long-term borrowings ............................................          10,000            3,106            1,500
        Long-term debt repayment ........................................            (138)          (2,128)            (119)
        Cash dividends ..................................................          (2,083)          (1,992)          (1,268)
        Purchase of treasury stock ......................................              (2)              (6)               0
        Common stock retired ............................................               0              (29)               0
                                                                                 --------         --------          -------
                                Net Cash Provided By Financing Activities          17,358           14,148           13,512
                                                                                 --------         --------          -------

Net  (decrease) increase in cash and cash equivalents ...................            (347)            (359)           1,491
Cash and cash equivalents at January 1 ..................................           5,998            6,357            4,866
                                                                                 --------         --------          -------
Cash and cash equivalents at December 31 ................................        $  5,651            5,998            6,357
                                                                                 ========         ========          =======
Supplemental Disclosures of Cash Flow Information:
        Cash payments of interest expense ...............................        $  9,628            8,705            8,470
        Cash payments of income taxes ...................................        $  1,723            1,736            1,219
Supplemental Noncash Disclosures:
        Loan charge-offs ................................................        $    317              253              476
        Transfers to foreclosed assets held for sale ....................        $    169            1,086              394

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 1998 Report


(1)  Basis of Presentation
     ---------------------

          The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiaries Mid Penn Bank ("Bank") and Mid Penn Investment Corporation (collectively the "Corporation"). All significant intercompany balances and transactions have been eliminated.

          On July 13, 1998, Miners Bank of Lykens was merged with and into the Corporation, and 148,250 shares of the Corporation's common stock were issued in exchange for all the outstanding stock of Miners Bank of Lykens. The merger was accounted for as a pooling of interests, and, accordingly, the accompanying financial statements have been restated to include the accounts and operations of Miners Bank of Lykens for all periods prior to the merger. The separate company financial statements of Miners Bank of Lykens were immaterial in relation to the Corporation.

(2)  Nature of Business
     ------------------

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

          The financial services are provided to individuals, partnerships, non-profit organizations and corporations through its ten offices located in the northern portion of Dauphin County, Swatara Township in the lower portion of Dauphin County, the southern portion of Northumberland County, the western portion of Schuylkill County and Hampden Township in Cumberland County.

          Mid Penn Investment Corporation is engaged in investing activities.

(3)  Summary of Significant Accounting Policies
     ------------------------------------------

          The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant accounting policies.

     (a)  Use of Estimates
          ----------------

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

                Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired through, or in lieu of, foreclosure in settlement of debt.

                While management uses available information to recognize losses on loans and foreclosed assets, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for loan losses and foreclosed assets. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for loan losses and foreclosed assets may change materially in the near term.

     (b)  Investment Securities
          ---------------------

                Investments are accounted for as follows:

                    Held-to-Maturity Securities - includes debt securities that
                    ---------------------------
                    the Corporation has the positive intent and ability to hold to maturity. These securities are reported at amortized cost.

                    Available-for-Sale Securities - includes debt and equity
                    -----------------------------
                    securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity.

     (c)  Loans
          -----

                Interest on loans is recognized on a method which approximates a level yield basis over the life of the loans. The accrual of interest on loans, including impaired loans, is discontinued when principal or interest has consistently been in default

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


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

(d)  Allowance for Loan Losses
     -------------------------

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

(e)  Bank Premises and Equipment
     ---------------------------

          Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straightline basis. Maintenance and repairs are charged to expense when incurred. Gains and losses on dispositions are reflected in current operations.

(f)  Foreclosed Assets Held for Sale
     -------------------------------

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

(g)  Income Taxes
     ------------

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

(h)  Benefit Plans
     -------------

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

          The Bank also has a defined benefit retirement bonus plan for qualified members of the Board of Directors who either voluntarily retire from service or attain mandatory retirement age (age 70). The benefit is based on years of service and is funded based on the expected future years of service of active participants.

(i)  Trust Assets and Income
     -----------------------

          Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis which is not materially different than if it were reported on the accrual basis.

(j)  Earnings Per Share
     ------------------

          Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented giving retroactive effect to stock dividends and stock splits. The Corporation's basic and diluted earnings per share are the same since there are no dilutive shares of potential common stock outstanding.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


(k)  Statement of Cash Flows
     -----------------------

          For purposes of the statement of cash flows, the Corporation considers cash and due from banks to be cash equivalents.

(l)  Reclassifications
     -----------------

          Certain prior year amounts have been reclassified to conform to the current year's classifications.

(4)  Comprehensive Income
     --------------------

          The Corporation adopted Statement of Financial Accounting Standards
     (SFAS) No. 130, "Reporting Comprehensive Income" as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or shareholders' equity. The components of other comprehensive income and related tax effects are as follows:


(Dollars in thousands)                                                                                Years Ended December 31,
                                                                                               1998            1997            1996
                                                                                               ----            ----            ----
Unrealized holding gains (losses) on available-for-sale securities .................           $ 52             225            (260)
Less reclassification adjustment for (gains) losses realized in income .............            (13)              2             (12)
                                                                                               ----             ---            ----
Net unrealized gains (losses) ......................................................             39             227            (272)
Tax effect .........................................................................            (13)            (77)             92
                                                                                               ----             ---            ----
Net-of-tax amount ..................................................................           $ 26             150            (180)
                                                                                               ====             ===            ====

(5) Restrictions on Cash and Due from Bank Accounts
    -----------------------------------------------

          The Bank is required to maintain reserve balances. The amount of those required reserve balances at December 31, 1998 and 1997 was approximately $1,403,000 and $1,371,500, respectively.

(6) Investment Securities
    ---------------------

           At December 31, 1998 and 1997, amortized cost, fair value, and gross unrealized gains and losses on investment securities are as follows:


(Dollars in thousands)                                                            Gross            Gross
                                                             Amortized         Unrealized        Unrealized          Fair
December 31, 1998                                              Cost               Gains            Losses            Value
                                                               ----               -----            ------            -----
Available for sale securities:
   U.S. Treasury and U.S. government  agencies ....           $36,922              318               126            37,114
   Mortgage-backed U.S. government agencies .......             2,285               32                 0             2,317
   State and political subdivision obligations ....            26,020              450               153            26,317
   Restricted equity securities ...................             2,185                0                 0             2,185
                                                              -------             ----               ---            ------
                                                              $67,412              800               279            67,933
                                                              =======             ====               ===            ======

                                                                                  Gross            Gross
                                                             Amortized         Unrealized        Unrealized          Fair
December 31, 1998                                              Cost               Gains            Losses            Value
                                                               ----               -----            ------            -----
Available for sale securities:
   U.S. Treasury and U.S.
            government  agencies ..................           $19,294              125                21            19,398
   Mortgage-backed U.S.
            government agencies ...................             3,556               13                13             3,556
   State and political
            subdivision obligations ...............            15,527              378                 1            15,904
   Restricted equity securities ...................               737                0                 0               737
                                                              -------              ---              ----            ------
                                                              $39,114              516                35            39,595
                                                              =======              ===              ====            ======

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

                                                           Gross          Gross
                                        Amortized       Unrealized      Unrealized      Fair
                                           Cost            Gains          Losses        Value
                                           ----            -----          ------        -----
Held-to-maturity securities:
 U.S. Treasury and U.S. government
        agencies .................       $12,942            173              2         13,113
 Mortgage-backed U.S.
        government agencies ......           313             12              0            325
 State and political
        subdivision obligations ..           749             16              0            765
                                         -------           ----            ---         ------
                                         $14,004            201              2         14,203
                                         =======           ====            ===         ======

     Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

     Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh, Federal Reserve Bank and Atlantic Central Bankers Bank and do not have a readily determinable fair value for purposes of SFAS No. 115, because their ownership is restricted and they lack a market. Therefore, these securities are classified as restricted investment securities, carried at cost, and evaluated for impairment.

     Investment securities and interest bearing balances having a fair value of $24,651,000 at December 31, 1998, were pledged to secure public and trust deposits and other borrowings.

     Proceeds from the sale of investment securities in 1998 amounted to $5,290,000. Gross gains from such sales of investment securities, as determined on the basis of specific identification of the adjusted cost of each security sold, amounted to $13,000. A gross loss of $2,000 and a gross gain of $12,000 were realized on the sale of investment securities amounting to $4,370,000 and $3,786,000 in 1997 and 1996, respectively.

     The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value as of December 31, 1998:

                                               December 31, 1998

(Dollars in thousands)                                           Amortized        Fair
                                                                   Cost           Value
                                                                   ----           -----
Due in 1 year or less ......................................     $ 4,234          4,265
Due after 1 year but within 5 years ........................       9,578          9,709
Due after 5 years but within 10 years ......................      26,245         26,630
Due after 10 years .........................................      22,912         22,827
                                                                 -------         ------
                                                                  62,969         63,431

Mortgage-Backed Securities .................................       2,285          2,317
Restricted Equity Securities ...............................       2,185          2,185
                                                                 -------         ------
                                                                 $67,439         67,933
                                                                 =======         ======

     The Corporation has no derivative financial instruments requiring disclosure under SFAS No. 119.

(7)  Loans
     -----

     A summary of loans at December 31, 1998 and 1997 is as follows:


(Dollars in thousands)                                              1998           1997
                                                                    ----           ----
Commercial real estate, construction and land development ..     $ 88,263         81,191
Commercial, industrial and agricultural ....................       20,401         20,107
Real estate - residential ..................................       30,325         34,195
Consumer ...................................................       16,034         21,018
Lease financing ............................................            1              8
                                                                 --------        -------
                                                                 $155,024        156,519
                                                                 ========        =======

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)



     Included within the loan portfolio are impaired loans on which the Bank has ceased the accrual of interest. These loans amounted to $376,000 as of December 31, 1998 and $334,000 as of December 31, 1997. Income recognized on nonaccrual loans in 1998 and 1997 was $50,000 and $19,000, respectively. Interest income which would have been recognized in 1998 and 1997 in accordance with the contractual terms would have been $57,000 and $22,000, respectively. In addition, loans which were past due 90 days or more for which interest continued to be accrued as of December 31, 1998 and 1997, amounted to approximately $844,000 and $211,000, respectively.

     Loans to Bank executive officers, directors, and corporations in which such executive officers and directors are beneficially interested as stockholders, executive officers, or directors aggregated approximately $923,000 and $1,653,000 at December 31, 1998 and 1997, respectively. New loans extended were $1,006,000 and $468,000 and repayments on these loans were $1,736,000 and $563,000 during 1998 and 1997, respectively. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time. Net unamortized loan fees deducted from loans were $410,000 and $382,000 at December 31, 1998 and 1997, respectively.

(8)  Allowance for Loan Losses
     -------------------------

     Changes in the allowance for loan losses for the years 1998, 1997, and 1996 are summarized as follows:

(Dollars in thousands)                    1998            1997            1996
                                          ----            ----            ----
Balance, January 1 ...............     $ 2,281           2,278           2,457
Provision charged to operations ..         254             109              52
Loans charged off ................        (317)           (253)           (476)
Recoveries on loans charged off ..          95             147             245
                                       -------           -----           -----
Balance, December 31 .............     $ 2,313           2,281           2,278
                                       =======           =====           =====

     The recorded investment in loans that are considered impaired amounted to $744,000 and $120,000 (all in nonaccrual) on December 31, 1998 and December 31, 1997, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan losses related to loans classified impaired amounted to approximately $230,000 at December 31, 1998. The average balances of these loans amounted to approximately $861,000 and $204,000 for the years 1998 and 1997, respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 1998 and 1997.

(Dollars in thousands)                                  1998       1997
                                                        ----       ----
Cash receipts applied to reduce principal balance ..    $  0          8
Cash receipts recognized as interest income ........      27          9
                                                        ----        ---
Total cash receipts ................................    $ 27         17
                                                        ====        ===

     In addition, at December 31, 1998 and 1997, the Bank had other nonaccrual loans of approximately $256,000 and $214,000, for which impairment had not been recognized.

     The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

(9)  Bank Premises and Equipment
     ---------------------------

     At December 31, 1998 and 1997, bank premises and equipment are as follows:

(Dollars in thousands)                                  1998       1997
                                                        ----       ----
Land ...............................................  $  626        626
Buildings ..........................................   3,632      3,620
Furniture and Fixtures .............................   3,012      2,553
                                                      ------      -----
                                                       7,270      6,799
Less accumulated depreciation ......................   3,772      3,346
                                                      ------      -----
                                                      $3,498      3,453
                                                      ======      =====

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


          Depreciation expense amounted to $426,000, $372,000 and $413,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

(10) Deposits
     --------

          At December 31, 1998 and 1997, time deposits in denominations of $100,000 or more amounted to $16,736,000 and $26,718,000, respectively.
     Interest expense on such certificates of deposit amounted to approximately $1,102,000, $954,000 and $791,000 for the years ended December 31, 1998,
     1997 and 1996, respectively. Time deposits at December 31, 1998, mature as follows: (in thousands) 1999, $78,227; 2000, $15,923; 2001, $10,957; 2002,
     $4,886; 2003, $6,986; thereafter, $8,079.

(11) Short-term Borrowings
     ---------------------

          Short-term borrowings and the related interest expense as of December 31, 1998 and 1997 consisted of:

(Dollars in thousands)                       1998                          1997
                                             ----                          ----
                                                   Interest                       Interest
                                   Balance         Expense        Balance         Expense
                                   -------         -------        -------         -------
Federal funds purchased ...        $11,700            167          1,200            163
Repurchase agreements .....            426             12              0              0
Treasury, tax and loan note             33             24          1,034             23
                                   -------           ----          -----           ----
                                   $12,159            203          2,234            186
                                   =======           ====          =====           ====

          Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. The Treasury, tax and loan note is open-ended interest bearing note payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The Bank also has unused lines of credit with several banks amounting to $26.1 million dollars at December 31, 1998.

(12) Long-term Debt
     --------------

          The Bank is a member of the Federal Home Loan Bank of Pittsburgh
     (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 1998, the Bank had long-term debt in the amount of $15,550,000 outstanding to the FHLB consisting of a $5,000,000 10 year/1 year putable advance at 4.95% due February 25, 2008, a $5,000,000 10 year/1 year putable advance at 4.96% due April 7, 2008, a $1,500,000 term loan at 6.67% due September 4, 2001, a $945,000 loan at 7.30% due April 5, 2004 amortized in equal monthly payment, a $2,000,000 bullet loan at 6.08% which will mature on March 19, 2002, a $1,000,000 bullet loan at 6.03% maturing October 4, 1999, and a $105,000 amortizing note at 6.71% maturing on February 22, 2027. The aggregate amounts of maturities of long-term debt subsequent to December 31, 1998 are $1,149,000 (1999), $160,000 (2000), $1,672,000
     (2001), $2,185,000 (2002), $199,000 (2003), and $10,185,000 thereafter. As of December 31, 1997, the Bank had long-term debt in the amount of $5,688,000.

          Most of the Bank's investments and mortgage loans are pledged to secure FHLB borrowings.

(13) Lease Commitments
     -----------------

          The Bank leases certain premises under long-term lease agreements which are classified as operating leases. Commitments under these agreements are not material. Rental expense for 1998, 1997 and 1996 was approximately $49,000, $35,000 and $35,000, respectively.

(14) Benefit Plans
     -------------

          The Bank has a funded contributory profit-sharing plan covering substantially all employees. The total employee benefits expense related to the Bank's contribution to the plan for 1998, 1997 and 1996 was $281,000, $258,000 and $229,000, respectively. In addition, the Bank sponsors two defined benefit postretirement plans that cover all full-time employees. One plan provides health insurance benefits, and the other provides life insurance benefits.

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

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


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

     The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of plan assets for the years ended December 31, 1998 and 1997 and a statement of the funded status at December 31, 1998 and 1997:

(Dollars in thousands)                             1998          1997
                                                   ----          ----
Change in benefit obligations:
  Benefit obligations, January 1 ............     $ 311           304
        Service cost ........................        24            22
        Interest cost .......................        20            21
        Actuarial loss (gain) ...............        60           (31)
        Benefit payments ....................       (12)           (5)
                                                  -----          ----
  Benefit obligations, December 31 ..........     $ 404           311
                                                  =====          ====

Change in fair value of plan assets:
  Fair value of plan assets, January 1 ......     $   0             0
        Employer contributions ..............        12             5
        Benefit payments ....................       (12)           (5)
                                                  -----          ----
  Fair value of plan assets, December 31 ...      $   0             0
                                                  =====          ====

                                                   1998          1997
                                                   ----          ----
Funded status:
        Funded status .......................     $(404)         (311)
        Unrecognized transition obligation ..       206           221
        Unrecognized gain ...................       (61)         (127)
                                                  -----          ----
        Net amount recognized ...............     $(259)         (217)
                                                  =====          ====

Amount recognized in the balance sheet at December 31, 1998 and 1997 is as follows:

(Dollars in thousands)                             1998           1997
                                                   ----           ----

        Accrued benefit liability............     $(259)         (217)
                                                  =====          ====

The components on net periodic pension cost for 1998, 1997 and 1996 are as follows:

(Dollars in thousands)
                                                  1998        1997       1996
                                                  ----        ----       ----
        Service cost ...........................  $ 24         24         22
        Interest cost ..........................    20         21         21
        Amortization of transition obligation       15         15         13
        Amortization of net gain ...............    (5)        (4)         0
                                                  ----        ---        ---
        Net periodic pension cost .............   $ 54         56         56
                                                  ====        ===        ===

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement medical benefits

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


plan. A one-percentage-point change in assumed health care cost trend rates would have the following effect:


(Dollars in thousands)                                     One-Percentage Point
                                                            Increase   Decrease
                                                            --------   --------
Effect on total of service and interest cost components      $    7        5
Effect on postretirement benefit obligation ...........      $   44       36

Assumptions used in the measurement of the Corporation's benefit obligations at December 31, 1998 and 1997 are as follows:

                                                               1998      1997
                                                               ----      ----
Weighted-average assumptions:
Discount rate .........................................      $  6.5%     6.5%
Rate of compensation increase .........................      $  4.5%     4.5%

     For measurement purposes, a one percent annual decrease in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease to 6 percent for 2000 and remain at that level thereafter.

Retirement Plan
---------------

     The Bank has an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $273,675 which is being amortized based on the expected future years of service of active participants.

     The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of plan assets for the years ended December 31, 1998 and 1997 and a statement of the funded status at December 31, 1998 and 1997:

(Dollars in thousands)
                                               1998             1997
                                               ----             ----
Change in benefit obligations:
 Benefit obligations, January 1 ...........   $ 378             317
         Service cost .....................      17              16
         Interest cost ....................      24              22
         Actuarial gain ...................      (5)              0
         Benefit payments .................      (8)             (5)
                                              ------           -----
 Benefit obligations, December 31 .........   $ 405             378
                                              =====            =====
Change in fair value of plan assets:
 Fair value of plan assets, January 1 .....   $   0               0
         Employer contributions ...........       8               5
         Benefit payments .................      (8)             (5)
                                              ------           -----
 Fair value of plan assets, December 31 ...   $   0               0
                                              ======           =====

                                               1998             1997
                                               ----             ----
Funded status:
 Funded status ............................   $(405)           (378)
 Unrecognized prior-service cost ..........     183             209
 Unrecognized loss ........................      14              19
                                              ------           -----
 Net amount recognized ....................   $(208)           (150)
                                              ======           =====

        Amounts recognized in the balance sheet at December 31, 1998 and 1997 are as follows:

(Dollars in thousands)                         1998             1997
                                               ----             ----
Accrued benefit liability .................   $(319)           (292)
Intangible asset ..........................     111             142
                                              ------           -----
Net amount recognized .....................   $(208)           (150)
                                              ======           =====

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


The components of net periodic pension cost for 1998, 1997 and 1996 are as follows:

(Dollars in thousands)
                                         1998        1997       1996
                                         ----        ----       ----
Service cost .....................        $17          15         18
Interest cost ....................         24          22         20
Amortization of prior-service cost         26          26         26
                                         ----        ----       ----
Net periodic pension cost ........        $67          63         64
                                         ====        ====       ====

Assumptions used in the measurement of the Corporation's benefit obligations at December 31, 1998 and 1997 are as follows:

                                          1998        1997
                                          ----        ----

Weighted-average assumptions:
   Discount rate .................        6.5%        6.5%

     During 1998, the Corporation acquired $3.9 million of universal life insurance. Policies were acquired on the lives of corporate officers and directors and are designed primarily to recover the costs of the Corporation's Director Retirement Plan. The policy death benefits also indemnify the Corporation against the death benefit provision of the benefit plans. The policies were paid with a single premium and have a combined death benefit of $8.6 million. There are no loads or surrender charges associated with the policies.

(15) Federal Income Taxes
     --------------------

     The following temporary differences gave rise to the deferred tax asset at December 31, 1998 and 1997:


(Dollars in thousands)                            1998             1997
                                                  ----             ----
Deferred tax assets:
 Allowance for loan losses .............        $   635             626
 Nonaccrual interest ...................              2               1
 Benefit plans .........................            158             124
 Deferred income .......................             17              19
 Other .................................              0               8
                                                -------          ------
                                   Total            812             778
                                                -------          ------
Deferred tax liabilities:
 Unrealized gains on securities ........           (177)           (163)
 Depreciation ..........................           (101)           (124)
 Loan fees .............................            (81)            (71)
 Bond accretion ........................            (17)            (31)
                                                -------          ------
                                   Total           (376)           (389)
                                                -------          ------
Deferred tax asset, net ................        $   436             389
                                                =======          ======

The provision for income taxes consists of the following:

(Dollars in thousands)                            1998             1997           1996
                                                  ----             ----           ----
  Current ..............................        $ 1,577           1,643          1,360
  Deferred .............................            (61)             78             37
                                                -------           -----          -----
  Provision for income taxes ...........        $ 1,516           1,721          1,397
                                                =======           =====          =====

A reconciliation of income tax at the statutory rate to the Corporation's effective rate is as follows:


(Dollars in thousands)                            1998             1997            1996
----------------------                            ----             ----            ----
  Provision at the expected statutory rate      $ 1,829           2,003           1,657
  Effect of tax-exempt income ............         (380)           (302)           (283)
  Nondeductible interest .................           43              39              37
  Other items ............................           24             (19)            (14)
                                                -------           -----           -----
  Provision for income taxes .............      $ 1,516           1,721           1,397
                                                =======           =====           =====

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


(16) Regulatory Matters
     ------------------

          The Pennsylvania Banking Code restricts the availability of Bank retained earnings for dividend purposes. At December 31, 1998 and 1997, $17,181,000 and $14,147,000, respectively, was not available for dividends to the Corporation.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum T I leverage, Tier I risk-based and total risk-based ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

(Dollars in thousands)



As of December 31, 1998:                                          Capital Adequacy                        To Be Well Capitalized
                                                                  ----------------                       Under Prompt Corrective
                                                         Actual                      Required               Action Provisions:
                                                                                                            ------------------
                                                 Amount         (Ratio)       Amount        (Ratio)       Amount         (Ratio)
                                                 ------         -------       ------        -------       ------         -------
Tier I Capital (to Average Assets)              $22,417          (8.4%)       10,659         (4.0%)       13,324          (5.0%)
Tier I Capital (to Risk Weighted Assets)         22,417         (12.8%)        6,981         (4.0%)       10,471          (6.0%)
Total Capital (to Risk Weighted Assets)          24,600         (14.1%)       13,962         (8.0%)       17,452         (10.0%)

As of December 31, 1997:

Tier I Capital (to Average Assets) .......      $23,888          (9.4%)       10,129         (4.0%)       12,661          (5.0%)
Tier I Capital (to Risk Weighted Assets)..       23,888         (14.7%)        6,488         (4.0%)        9,732          (6.0%)
Total Capital (to Risk Weighted Assets)...       25,912         (16.0%)       12,976         (8.0%)       16,220         (10.0%)

           As of December 31, 1998, the Bank's capital ratios are well in excess of the minimum and well-capitalized guidelines and the Corporation's capital ratios are in excess of the Bank's capital ratios.

(17) Concentration of Risk and Off-Balance Sheet Risk
     ------------------------------------------------

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

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


          As of December 31, 1998, commitments to extend credit amounted to $20,697,000 and standby letters of credit amounted to $2,480,000.

          Significant concentration of credit risk may occur when the obligations of the same or affiliated parties engage in similar activities or have similar economic characteristics that would cause those parties to be similarly affected by changes in economic or other conditions.

          In analyzing the Bank's exposure to significant concentration of credit risk, management set a parameter of 10% or more of the Bank's total net loans outstanding as the threshold in determining whether the obligations of the same or affiliated parties would be classified as significant concentration of credit risk. Concentrations by industry, product line, type of collateral, etc., were also considered. U.S. Treasury securities, obligations of U.S. government agencies and corporations, an any assets collateralized by the same were excluded.

          As of December 31, 1998, there were no similar activities that met the requirements to be classified as significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank's business activity is with customers located in Central Pennsylvania, specifically within the Bank's trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

          The Bank's highest concentrations of credit are in the areas of mobile home park land and commercial real estate office financing. Outstanding credit to these sectors amounted to $13,997,000 or 9.3% and $16,370,000 or 10.9% of total net loans outstanding as of December 31, 1998.

(18) Commitments and Contingencies
     -----------------------------

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

(19) Parent Company Statements
     -------------------------

          The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:


CONDENSED BALANCE SHEET
        As of December 31, 1998, 1997 and 1996
        (Dollars in thousands)
                                                                            1998                  1997                  1996
                                                                            ----                  ----                  ----
ASSETS
 Cash .....................................................             $    485                   320                    19
 Investment in Subsidiaries ...............................               31,051                29,410                27,419
                                                                        --------                ------                ------
                                               Total Assets             $ 31,536                29,730                27,438
                                                                        ========                ======                ======

LIABILITIES AND STOCKHOLDERS' EQUITY
 Other Liabilities ........................................             $      0                     0                     0
 Stockholders' Equity .....................................               32,077                30,269                27,971
 Less Treasury Stock ......................................                 (541)                 (539)                 (533)
                                                                        --------                ------                ------
                               Total Liabilities and Equity             $ 31,536                29,730                27,438
                                                                        ========                ======                ======
CONDENSED STATEMENT OF INCOME
  For the Years Ended December 31, 1998, 1997 and 1996
  (Dollars in thousands)                                                    1998                  1997                  1996
                                                                            ----                  ----                  ----
 Dividends from Subsidiaries ..............................              $ 2,304                 2,385                 1,287
 Other Income from Subsidiaries ...........................                   27                    25                    13
 Undistributed Earnings of Subsidiaries ...................                1,615                 1,841                 2,215
 Other Expenses ...........................................                  (81)                  (82)                  (38)
                                                                        --------                ------                ------
                                                 Net Income              $ 3,865                 4,169                 3,477
                                                                        ========                ======                ======

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


CONDENSED STATEMENT OF CASH FLOWS
         For the Years Ended December 31, 1998, 1997 and 1996
         (Dollars in thousands)
                                                                                  1998              1997             1996
                                                                                  ----              ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
         Net Income ......................................................      $ 3,865             4,169            3,477
         Net Change in Other Liabilities .................................            0                 0             (563)
         Undistributed Earnings of Subsidiaries ..........................       (1,615)           (1,841)          (2,215)
                                                                                -------            ------           ------
                                 Net Cash Provided By Operating Activities        2,250             2,328              699
                                                                                -------            ------           ------
CASH FLOWS FROM FINANCING ACTIVITIES
         Dividends Paid ..................................................       (2,083)           (1,992)          (1,268)
         Common Stock Retired ............................................            0               (29)               0
         Purchase of Treasury Stock ......................................           (2)               (6)               0
                                                                                -------            ------           ------
                                     Net Cash Used By Financing Activities       (2,085)           (2,027)          (1,268)
                                                                                -------            ------           ------
         Net Increase (Decrease) in Cash and Cash Equivalents ............          165               301             (569)
         Cash and Cash Equivalents at Beginning of Period ................          320                19              588
                                                                                -------            ------           ------
         Cash and Cash Equivalents at End of Period ......................      $   485               320               19
                                                                                =======            ======           ======

(20) Fair Value of Financial Instruments
     -----------------------------------

           SFAS No. 107, "Disclosures about Fair Value of Financial Insturments" requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

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

     The following table summarizes the book or notional value and fair value of financial instruments at December 31, 1998 and 1997.


                                                                             December 31, 1998                 December 31, 1997
(Dollars in thousands)                                                    Book or                           Book or
                                                                          Notional          Fair            Notional          Fair
                                                                           Value            Value            Value            Value
                                                                           -----            -----            -----            -----
Financial assets:
        Cash and due from banks ................................         $  5,651            5,651            5,998            5,998
        Interest bearing balances and federal funds sold .......           42,883           42,883           37,004           37,604
        Investment securities ..................................           67,933           67,933           53,599           53,799
        Net loans ..............................................          150,680          159,643          152,295          155,718
Financial liabilities:
        Deposits ...............................................         $216,802          219,301          217,146          218,039
        Short-term borrowings ..................................           12,159           12,159            2,234            2,234
        Long-term debt .........................................           15,550           16,254            5,688            5,494
Off-balance sheet financial instruments:
        Commitments to extend credit ...........................         $ 20,697           20,697           21,427           21,427
        Standby letters of credit ..............................            2,480            2,480            1,323            1,323

(21) Common Stock:
     -------------
           The Corporation has reserved 50,000 of authorized, but unissued shares of its common stock for issuance under a Stock Bonus Plan (the "Plan"). Shares issued under the Plan are at the discretion of the board of directors. Shares reserved will be reduced by any shares issued under the Plan which come from treasury stock or are obtained in the open market. At December 31, 1998, no shares have been awarded under the plan.

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

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis
of Financial Condition and Results of Operations


     The purpose of this discussion is to further detail the financial condition and results of operations of Mid Penn Bancorp, Inc. (the Corporation). The Corporation is not aware of any known trends, events, uncertainties or of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on the Corporation's liquidity, capital resources or operations. This discussion should be read in conjunction with the financial statements appearing elsewhere in this report. Per share data has been restated to reflect the effect of stock dividends and splits. The prior year financial data has been restated to reflect the merger of Miners Bank of Lykens as if the two banks had always been one.

                               Financial Summary
                               -----------------

     The consolidated earnings of the Corporation are derived primarily from the operations of its wholly-owned subsidiary, Mid Penn Bank.

     The Corporation achieved net income of $3,865,000 for the year 1998, compared to $4,169,000 in 1997, which was an increase of $692,000 or 19.90% over 1996 net income of $3,477,000. This represents net income in 1998 of $1.34 per share compared to $1.44 per share in 1997 and $1.20 per share in 1996. Approximately $568,000 of the earnings of 1997 were the result of the net gain on the sale of the Mid Penn Bank credit card portfolio. Excluding the net gain on the sale of the credit card portfolio, earnings for the year 1998 exceed those of the year 1997 by $264,000 or 7.3%.

     Total assets of the Corporation continued to grow in 1998, reaching the level of $277,827,000, an increase of $21,099,000 or 8.22% over $256,728,000 at year end 1997. Ten million of the asset growth during 1998 resulted in the purchase of interest bearing balances and municipal securities, which were funded by borrowings resulting in incremental income to the Corporation that will have a positive effect on the return on stockholders' equity, going forward.

     The Corporation continued to achieve an excellent return of average assets,
(ROA), a widely recognized performance indicator in the financial industry. The ROA was 1.45% in 1998, 1.71% in 1997 and 1.52% in 1996. Return on average stockholders' equity (ROE), another performance indicator, was 12.81% in 1998, 14.76% in 1997 and 13.37% in 1996.

     Tier one capital (to risk weighted assets) of $22,417,000 or 12.80% and total capital (to risk weighted assets) of $24,600,000 or 14.10% at December 31, 1998 are well above the December 31, 1998 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of stockholders' equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance-sheet activities. On December 31, 1998, the Corporation transferred an additional $3,000,000 in investment securities from the Bank to a wholly-owned investment company, Mid Penn Investment Corporation in Wilmington, Delaware, as the state of Delaware offers a beneficial state tax environment for these assets.

     During 1998, the Corporation acquired all the outstanding common stock of Miners Bank of Lykens (MBL) in exchange for 148,250 shares of the Corporation's common stock. MBL was a one office, full service bank with total assets of approximately $27,915,000 at July 13, 1998, the date of the acquisition. MBL earned net income of $163,000 in 1997 and $148,000 in 1996. This acquisition allows Mid Penn Bank to bridge a gap between its Elizabethville and Tower City offices. Management anticipates that Mid Penn Bank will be able to reduce the operating expenses of the MBL location through the elimination of duplicate cost areas.

                              Net Interest Income
                              -------------------

     Net interest income, the Corporation's primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

     During 1998, net interest income increased $384,000 or 3.67% as compared to $716,000 or 7.35% in 1997. The average balances, effective interest differential and interest yields for the years ended December 31, 1998, 1997 and 1996, the components of net interest rate growth, are presented in Table 1. A comparative presentation of the changes in net interest income for 1998 compared to 1997, and 1997 compared to 1996, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


     The yield on earning assets decreased to 8.33% in 1998 from 8.54% in 1997. The yield on earning assets for 1996 was 8.55%. The change in the yield on earning assets was due primarily to the repricing of commercial loans and changes in the "prime rate." The average "prime rate" for 1998 was 8.38% as compared to 8.44% for 1997 and 8.29% for 1996.

     Interest expense increased by $740,000 or 8.36% in 1998 as compared to $425,000 or 5.04% in 1997. The increases were due primarily to the increase in the total of interest bearing liabilities including the greater reliance on borrowings from the Federal Home Loan Bank of Pittsburgh.

     Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 1998 was 4.52% compared to 4.72% in 1997 and 4.67% in 1996. Management continues to closely monitor the net interest margin.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 1998


(Dollars in thousands)
                                                                         Average               Interest                Average Rates
                                                                         Balance            Income/Expense              Earned/Paid
                                                                         -------            --------------              -----------
ASSETS:
        Interest Bearing Balances .........................             $ 40,056                 2,574                     6.43%
        Investment Securities:
                Taxable ...................................               37,832                 2,455                     6.49%
                Tax-Exempt ................................               19,868                 1,564                     7.87%
                                                                        --------
                        Total Investment Securities .......               57,700
                                                                        --------

        Federal Funds Sold ................................                  819                    45                     5.50%
        Loans, Net ........................................              153,344                14,357                     9.36%
                                                                        --------                ------
        Total Earning Assets ..............................              251,919                20,995                     8.33%
                                                                                                ------
        Cash and Due from Banks ...........................                5,806
        Other Assets ......................................                7,945
                                                                        --------
                        Total Assets ......................             $265,670
                                                                        ========
LIABILITIES & STOCKHOLDERS'
        EQUITY:
        Interest Bearing Deposits:
                NOW .......................................             $ 27,649                   500                     1.81%
                Money Market ..............................               14,882                   449                     3.02%
                Savings ...................................               25,112                   622                     2.48%
                Time ......................................              126,123                 7,056                     5.59%
        Short-term Borrowings .............................                3,801                   203                     5.34%
        Long-term Debt ....................................               13,573                   763                     5.62%
                                                                        --------                ------
        Total Interest Bearing Liabilities ................              211,140                 9,593                     4.54%
                                                                                                ------
        Demand Deposits ...................................               21,024
        Other Liabilities .................................                3,328
        Stockholders' Equity ..............................               30,178
                                                                        --------
                        Total Liabilities and
                        Stockholders' Equity ..............             $265,670
                                                                        ========
Net Interest Income .......................................                                   $ 11,402
                                                                                              ========
Net Yield on Interest Earning Assets:
        Total Yield on Earning Assets .....................                                                                8.33%
        Rate on Supporting Liabilities ....................                                                                3.81%
        Net Interest Margin ...............................                                                                4.52%

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS
         (cont'd)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 1997


(Dollars in thousands)

                                                            Average         Interest        Average Rates
                                                            Balance      Income/Expense      Earned/Paid
                                                            -------      --------------      -----------
ASSETS:
        Interest Bearing Balances .................        $ 31,709            2,014            6.35%
        Investment Securities:
                Taxable ...........................          32,169            2,122            6.60%
                Tax-Exempt ........................          14,844            1,226            8.26%
                                                           --------
                        Total Investment Securities          47,013
                                                           --------

        Federal Funds Sold ........................           1,138               66            5.80%
        Loans, Net ................................         151,759           14,344            9.45%
                                                           --------           ------
        Total Earning Assets ......................         231,619           19,772            8.54%
                                                                              ------
        Cash and Due from Banks ...................           4,957
        Other Assets ..............................           7,488
                                                           --------
                        Total Assets ..............        $244,064
                                                           ========
LIABILITIES & STOCKHOLDERS' EQUITY:
        Interest Bearing Deposits:
                NOW ...............................        $ 26,804              567            2.12%
                Money Market ......................          11,821              295            2.50%
                Savings ...........................          25,360              641            2.53%
                Time ..............................         121,117            6,793            5.61%
        Short-term Borrowings .....................           3,415              186            5.45%
        Long-term Debt ............................           5,719              371            6.49%
                                                           --------           ------
        Total Interest Bearing Liabilities ........         194,236            8,853            4.56%
                                                                              ------
        Demand Deposits ...........................          18,547
        Other Liabilities .........................           2,985
        Stockholders' Equity ......................          28,296
                                                           --------
                        Total Liabilities and
                        Stockholders' Equity ......        $244,064
                                                           ========
Net Interest Income ...............................                         $ 10,919
                                                                            ========
Net Yield on Interest Earning Assets:
        Total Yield on Earning Assets .............                                             8.54%
        Rate on Supporting Liabilities ............                                             3.82%
        Net Interest Margin .......................                                             4.72%

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont'd)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 1996

(In thousands)

                                                                          Average                Interest             Average Rates
                                                                          Balance             Income/Expense           Earned/Paid
                                                                          -------             --------------           -----------
ASSETS:
        Interest Bearing Balances ..................................      $ 31,227                  2,011                 6.44%
        Investment Securities:
                Taxable ............................................        26,589                  1,787                 6.72%
                Tax-Exempt .........................................        13,226                  1,129                 8.54%
                                                                          --------
                                         Total Investment Securities        39,815
                                                                          --------

        Federal Funds Sold .........................................         1,920                    100                 5.21%
        Loans, Net .................................................       144,491                 13,560                 9.38%
                                                                          --------                 ------
        Total Earning Assets .......................................       217,453                 18,587                 8.55%
                                                                                                   ------
        Cash and Due from Banks ....................................         4,941
        Other Assets ...............................................         7,405
                                                                          --------
                                                        Total Assets      $229,799
                                                                          ========
LIABILITIES & STOCKHOLDERS'
        EQUITY:
        Interest Bearing Deposits:
                NOW ................................................      $ 27,733                    717                 2.59%
                Money Market .......................................        11,061                    265                 2.40%
                Savings ............................................        25,971                    694                 2.67%
                Time ...............................................       113,855                  6,385                 5.61%
        Short-term Borrowings ......................................         3,380                    182                 5.38%
        Long-term Debt .............................................         2,860                    185                 6.47%
                                                                          --------                 ------
        Total Interest Bearing Liabilities .........................       184,860                  8,428                 4.56%
                                                                                                   ------
        Demand Deposits ............................................        16,306
        Other Liabilities ..........................................         2,623
        Stockholders' Equity .......................................        26,010
                                                                          --------
                                               Total Liabilities and
                                                Stockholders' Equity      $229,799
                                                                          ========
Net Interest Income ................................................                             $ 10,159
                                                                                                 ========
Net Yield on Interest Earning Assets:
        Total Yield on Earning Assets ..............................                                                      8.55%
        Rate on Supporting Liabilities .............................                                                      3.88%
        Net Interest Margin ........................................                                                      4.67%


     Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

     Loan fees of $275,000, $304,000 and $178,000 are included with interest income in Table 1 for the years 1998, 1997 and 1996, respectively.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME


(Dollars in thousands)
                                                            1998 Compared to 1997                   1997 Compared to 1996
                                                    Increase (Decrease) Due to Change In:    Increase (Decrease) Due to Change In:

Taxable Equivalent Basis                              Volume          Rate         Net         Volume         Rate           Net
                                                      ------          ----         ---         ------         ----           ---
INTEREST INCOME:
  Interest Bearing Balances .................        $   530           30           560            31          (28)            3
  Investment Securities:
  Taxable ...................................            374          (41)          333           375          (40)          335
  Tax-Exempt ................................            415          (77)          338           138          (41)           97
                                                     -------         -----        -----        ------       -------        -----
                  Total Investment Securities            789         (118)          671           513          (81)          432

  Federal Funds Sold ........................            (18)          (3)          (21)          (41)           7           (34)
  Loans, Net ................................             15           (2)           13           682          102           784
                                                     -------         -----        -----        ------       -------        -----
                  Total Interest Income .....        $ 1,316          (93)        1,223         1,185            0         1,185
                                                     -------         -----        -----        ------       -------        -----
  INTEREST EXPENSE:
  Interest Bearing Deposits:
          NOW ...............................        $    18          (85)          (67)          (24)        (126)         (150)
          Money Market ......................             77           77           154            18           12            30
          Savings ...........................             (6)         (13)          (19)          (16)         (37)          (53)
          Time ..............................            281          (18)          263           407            1           408
                                                     -------         -----        -----        ------       -------        -----
          Total Interest Bearing Deposits ...            370          (39)          331           385         (150)          235
  Short-term Borrowings .....................             21           (4)           17             2            2             4
  Long-term Debt ............................            510         (118)          392           185            1           186
                                                     -------         -----        -----        ------       -------        -----
                  Total Interest Expense ....        $   901         (161)          740           572         (147)          425
                                                     -------         -----        -----        ------       -------        -----

NET INTEREST INCOME: ........................        $   415           68           483           613         (147)          760
                                                     =======         =====        =====        ======       =======        =====

     The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

                           Provision for Loan Losses
                           -------------------------

     The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Due to the cyclical nature of the economy coupled with the Bank's substantial involvement in commercial loans and the record number of nationwide consumer bankruptcies, management thought it prudent to make a $254,000 allocation in 1998 as well as a provision of $109,000 during 1997. The 1998 provision included a specific allocation of $150,000 related to one impaired commercial loan. The allowance for loan losses as a percentage of average total loans was 1.47% at December 31, 1998, compared to 1.46% and 1.53% for the years ended December 31, 1997 and 1996, which continues to be higher than that of peer financial institutions. A summary of charge-offs and recoveries of loans is presented in Table 3.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)
                                                                           Years ended December 31,
                                                         1998           1997          1996         1995*         1994*
                                                         ----           ----          ----         -----         -----
Balance beginning of period .......................    $2,281          2,278         2,457         2,511         2,646
                                                       ------          -----         -----         -----         -----
Loans charged-off:
        Commercial real estate, construction
                and land development ..............        40              4            25            86             0
        Commercial, industrial and agricultural ...       200             32           213            55            14
        Real estate-residential ...................        40             20             4             0            34
        Consumer ..................................        37            197           234           225           159
                                                       ------          -----         -----         -----         -----
                            Total loans charged off       317            253           476           366           207
                                                       ------          -----         -----         -----         -----
Recoveries on loans previously
        charged-off:
        Commercial real estate, construction
                and land development ..............        10              4            39            33             8
        Commercial, industrial and agricultural ...        56            107           105           111            33
        Real estate-residential ...................         0              3            38             4             1
        Consumer ..................................        29             33            63            54            30
                                                       ------          -----         -----         -----         -----
                                   Total recoveries        95            147           245           202            72
                                                       ------          -----         -----         -----         -----

Net charge-offs ...................................       222            106           231           164           135
                                                       ------          -----         -----         -----         -----
Current period provision for
        loan losses ...............................       254            109            52             0             0
                                                       ------          -----         -----         -----         -----
Balance end of period .............................    $2,313          2,281         2,278         2,347         2,511
                                                       ======          =====         =====         =====         =====
Ratio of net charge-offs during the period
        to average loans outstanding during the
        period, net of unearned discount ..........      0.14%          0.07          0.16          0.13          0.11
                                                       ======          =====         =====         =====         =====
*Mid Penn Bank only, Miners Bank of Lykens
  information not readily available

Allowance for loan losses as a percentage
        of average total loans ....................      1.47%          1.46          1.53

                              Noninterest Income
                              ------------------

     During 1998, the Corporation earned $1,398,000 in noninterest income, compared to $1,772,000 earned in 1997, which was $931,000 or 110.70% over the 1996 total of $841,000. The major contributor to noninterest income in 1997 was the one-time gain on the sale of the Bank's credit card portfolio that amounted to $860,000. Noninterest income in 1998 included nonrecurring gains of $273,000 from the sale of other real estate.

     Trust department income for 1998 was $104,000, a $14,000 or 15.56% increase over $90,000 in 1997, which was $7,000 or 8.43% more than the $83,000 earned in 1996. Trust Department income fluctuates from year to year, primarily due to the number of estates being settled during the year.

     Service charges on deposit accounts amounted to $450,000 for 1998, an increase of $122,000 over $328,000 for 1997, which showed a 19.71% increase over 1996. The majority of this increase resulted from the increasing revenues from NSF charges.

     The Corporation also earned $82,000 in fees from Invest, the third-party provider of investments whose services the Bank has contracted. Other operating income amounted to $443,000 (net of gains on other real estate) in 1998, $432,000 and $472,000 in 1997 and 1996, respectively.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


                               Noninterest Expense
                               -------------------

     A summary of the major components of noninterest expense for the years ended December 31, 1998, 1997 and 1996 is reflected in Table 4. Noninterest expense increased to $6,606,000 in 1998 from $6,232,000 in 1997 and $5,658,000 in 1996. The major component of noninterest expense is salaries and employee benefits. This expense includes approximately $198,000 of supplemental employee bonuses and incentives for the year 1997.

     Noninterest expense of $6,606,000 in 1998 represents an increase of 6.00% over that of the prior year. The majority of the increase deals with costs of the merger with MBL including the related legal, advertising and conversion expenses.

     Other noninterest expense increased by $84,000 in 1997. Included in this increase was $20,000 in costs and fees associated with the revision of the Corporation's Dividend Reinvestment Plan to make the Plan more accessible to shareholders. In addition, the Corporation incurred a $20,000 fee for listing on the American Stock Exchange.

TABLE 4: NONINTEREST EXPENSE

(Dollars in thousands)
                                                 Years ended December 31,
                                             1998          1997          1996
                                             ----          ----          ----
Salaries and employee benefits ....        $3,383         3,474         2,953
Occupancy, net ....................           323           319           323
Equipment .........................           565           477           483
Postage and supplies ..............           356           306           300
FDIC assessments ..................            26            25             4
Marketing and advertising .........           160           151           152
Other real estate, net ............             0             0             0
Pennsylvania bank shares tax ......           274           261           248
Professional services .............           126           101           117
Telephone .........................            70            61            57
Loss on mortgage sales ............            64            18            26
Other .............................         1,259         1,039           995
                                           ------         -----         -----
          Total Noninterest Expense        $6,606         6,232         5,658
                                           ======         =====         =====

                                  Investments
                                  -----------

     The Corporation investment portfolio is utilized to improve earnings through investments of funds in high-yielding assets which provide the necessary balance sheet liquidity for the Corporation.

     At December 31, 1998, SFAS No. 115 resulted in an increase in shareholders' equity of $344,000 (unrealized gain on securities of $521,000, less estimated income tax effect of $177,000). SFAS No. 115 as of December 31, 1997 resulted in an increase in stockholders' equity of $318,000 (unrealized gain on securities of $481,000, less estimated income tax effect of $163,000) compared to an increase in stockholders' equity of $168,000 (unrealized gain on securities of $255,000, less estimated income tax effect of $87,000) as of December 31, 1996.

     Proceeds from the sale of investment securities during 1998 were $5,290,000. A net gain of $13,000 was realized on those sales. Proceeds from the sale of investment securities during 1997 were $4,370,000. A net loss of $2,000 was realized on those sales. Proceeds from the maturities of investment securities were $19,707,000 in 1998 compared with $12,402,000 in 1997 and $10,967,000 in 1996.

     The Corporation does not have any significant concentrations of investment securities.

     Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The gross unrealized gains and losses on investment securities are outlined in Note 6 to the Consolidated Financial Statements.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

(Dollars in thousands)                                                                  December 31,
                                                                     1998                   1997                   1996
                                                                     ----                   ----                   ----
U. S. Treasury and U.S. government agencies ......                $36,922                 32,236                 25,469
Mortgage backed U.S. government agencies .........                  2,285                  3,869                  1,556
State and political subdivision obligations ......                 26,020                 16,276                 14,117
Corporate bonds ..................................                      0                      0                      0
Restricted equity securities .....................                  2,185                    737                  1,343
                                                                  -------                 ------                 ------
                                             Total                $67,412                 53,118                 42,485
                                                                  =======                 ======                 ======

                                     Loans
                                     -----

     At December 31, 1998, net loans totaled $150,680,000, a $1,615,000 or 1.1%
decrease from December 31, 1997. During 1998, the Corporation experienced an increase in commercial real estate loans of approximately $8,767,000, the majority of which was generated in the greater Harrisburg region.

     In August of 1997, Mid Penn Bank sold its credit card portfolio of $5,100,000, generating a gain net of tax of $568,000. The portfolio was sold in light of the record number of consumer bankruptcies and the rising incidence of credit card fraud that were detrimentally affecting the overall return of the portfolio.

     The current environment in lending is extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 1998, loans, net of unearned income, represented 57.6% of earning assets as compared to 62.7% on December 31, 1997 and 70.1% on December 31, 1996.

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

     A distribution of the Bank's loan portfolio according to major loan classification is shown in Table 6.

TABLE 6: LOAN PORTFOLIO


(Dollars in thousands)                                                                  December 31,
                                                       1998              1997              1996             1995*             1994*
                                                       ----              ----              ----             -----             -----
Commercial real estate, construction
         and land development ............        $  88,263            81,191            75,200            65,671            54,225
Commercial, industrial and agricultural ..           20,401            20,107            19,925            16,682            19,397
Real estate-residential mortgage .........           30,325            34,195            34,391            27,821            25,142
Consumer .................................           16,034            21,018            27,420            23,473            20,409
Lease financing ..........................                1                 8                13                18                 0
                                                  ---------           -------           -------           -------           -------
                               Total Loans          155,024           156,519           156,949           133,665           119,173
Unearned income ..........................           (2,031)           (1,943)           (1,879)           (1,729)           (1,488)
                                                  ---------           -------           -------           -------           -------
Loans net of unearned discount ...........          152,993           154,576           155,070           131,936           117,685
Allowance for loan losses ................           (2,313)           (2,281)           (2,278)           (2,347)           (2,511)
                                                  ---------           -------           -------           -------           -------
                                 Net Loans        $ 150,680           152,295           152,792           129,589           115,174
                                                  =========           =======           =======           =======           =======

* Mid Penn Bank only, Miners Bank of Lykens information not readily available

                           Allowance for Loan Losses
                           -------------------------

     The allowance for loan losses is maintained at a level believed adequate by Management to absorb potential loan losses in the loan portfolio. The Corporation has a loan review department that is charged with establishing a "watchlist" of potential unsound

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


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

     The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 1998, was $2,313,000 or 1.51% of total loans less unearned discount as compared to $2,281,000 or 1.48% at December 31, 1997, and $2,278,000 or 1.47% at December 31, 1996.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                                                     December 31,

                                      1998               1997                  1996                1995*                1994*
                                      ----               ----                  ----                -----                -----
                                         Percent             Percent               Percent             Percent              Percent
                                Amount   of Loans   Amount   of Loans    Amount    of Loans   Amount   of Loans    Amount   of Loans
                                ------   --------   ------   --------    ------    --------   ------   --------    ------   --------
Commercial real estate,
  construction and land
  development ...............   $  861     56.8%      596      50.6%       666       47.9%      574      49.1%       776     45.5%
Commercial, industrial and
  agricultural ..............      693     13.5%      369      14.0%       381       12.7%      573      12.5%       301     16.3%
Real estate-residential
  mortgage ..................      219     19.4%      207      21.9%       184       21.9%      120      20.8%       118     21.1%
Consumer ....................      127     10.3%      146      13.5%       309       17.5%      245      17.6%       248     17.1%
Unallocated .................      413        -       963         -        738          -       835         -      1,068        -
                                ------    -----     -----     -----      -----      -----     -----     -----      -----    -----
                  Total loans   $2,313    100.0%    2,281     100.0%     2,278      100.0%    2,347     100.0%     2,511    100.0%
                                ======    =====     =====     =====      =====      =====     =====     =====      =====    =====

* Mid Penn Bank only, Miners
  Bank of Lykens information
  not readily available

                             Nonperforming Assets
                             --------------------

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

     Consumer loans are generally recommended for charge-off when they become 150 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $66,000, $123,000 and $114,000 in 1998, 1997, and 1996, respectively.

     A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 1997, totaled $3,064,000 or 1.10% of total assets compared to $2,112,000 or .82% of total assets in 1997, and $2,420,000 or 1.02% of total assets in 1996. The foreclosed assets held for sale at December 31, 1998, consist of two pieces of commercial real estate, residential building lots and one commercial property that the Corporation has available for sale.

     Nonperforming assets are taken into consideration by Management when assessing the adequacy of the Allowance for Loan Losses.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


TABLE 8: NONPERFORMING ASSETS

(Dollars in thousands)                                                        December 31,

                                                    1998           1997           1996          1995*          1994*
                                                    ----           ----           ----          -----          -----
Nonaccrual loans .........................        $  376            333          1,183          1,753          2,181
Past due 90 days or more .................           844            212            544            195            252
Restructured loans .......................         1,497            212            145              0              0
                                                  ------          -----          -----          -----          -----
                 Total nonperforming loans         2,717            757          1,872          1,948          2,433
Foreclosed assets held for sale ..........           347          1,355            548            507            120
                                                  ------          -----          -----          -----          -----
                Total nonperforming assets        $3,064          2,112          2,420          2,455          2,553
                                                  ======          =====          =====          =====          =====

Percent of total loans outstanding .......          2.00%          1.38%          1.54%          1.84%          2.14%
Percent of total assets ..................          1.10%           .82%          1.02%          1.26%          1.46%
*Mid Penn Bank only, Miners Bank of Lykens
  information not readily available

     There are no loans classified for regulatory purposes that have not been included in Table 8. As of December 31, 1998, one commercial relationship, a potential future nonperforming asset of $615,000, in total, was considered impaired, because management is aware of information which causes doubt as to the ability of the borrower to comply with loan repayment terms, in addition to those identified as non-accrual loans. There are no trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources or no other material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

                      Deposits and Other Funding Sources
                      ----------------------------------

     The Corporation's primary source of funds is its deposits. Deposits at December 31, 1998, were $216,802,000, which decreased slightly by $344,000 or 0.16% from December 31, 1997, compared to an increase of $17,473,000 or 8.75% in 1997. A limited-time, special-rate certificate of deposit offer in the fall of 1997 aided the Bank in attaining these increases. Included in the 1997 deposit growth are in excess of $10 million in jumbo certificates of deposit issued to municipalities. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 1998, 1997, and 1996 are presented in Table 9.

     Average short-term borrowings for 1998 were $3,801,000 as compared to $3,415,000 in 1997. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased.

TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION


(Dollars in thousands)                                                   Years ended December 31,
                                                      1998                        1997                          1996
                                                      ----                        ----                          ----
                                            Average          Average     Average         Average      Average          Average
                                            Balance           Rate       Balance           Rate       Balance            Rate
                                            -------           ----       -------           ----       -------            ----
Noninterest bearing demand deposits        $ 21,024           0.00%       18,547           0.00%       16,306           0.00%
Interest bearing demand deposits ..          27,649           1.81%       26,804           2.12%       27,733           2.59%
Money market ......................          14,882           3.02%       11,821           2.50%       11,061           2.40%
Savings ...........................          25,112           2.48%       25,360           2.52%       25,971           2.67%
Time ..............................         126,123           5.59%      121,117           5.61%      113,855           5.61%
                                           --------          ------      -------          ------      -------          ------
                              Total        $214,790           4.02%      203,649           4.07%      194,926           4.14%
                                           ========          ======      =======          ======      =======          ======

                               Capital Resources
                               -----------------

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

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


     In 1998, capital grew $1,806,000 or 5.97% above 1997. Comparatively, 1997 capital grew $2,292,000 or 8.35% above 1996. Capital growth in both periods was achieved through earnings retention.

     The Corporation's normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future Corporation growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 54% for 1998 compared to 48% for 1997 and 36% for 1996.

     Until 1997, the Corporation acquired shares of its stock in the open market to meet the needs of its dividend reinvestment plan. The availability of shares for purchase has decreased significantly in recent years, and, as a result, the Corporation's dividend reinvestment plan was changed in 1997 to allow for the use of authorized, but unissued shares of common stock under the plan.

     The Corporation has been approved by the Internal Revenue Service to offer an employee stock ownership plan.

     At December 31, 1998, 19,337 shares of the Corporation's common stock are held as treasury stock and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used for the employee stock ownership plan.

                              Federal Income Taxes
                              --------------------

     Federal income tax expense for 1998 was $1,516,000 compared to $1,721,000 and $1,397,000 in 1997 and 1996, respectively. The effective tax rate was 28% for 1998 and 29% for 1997 and 1996.

                                   Liquidity
                                   ---------

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

     During 1998, the major sources of cash came from operations and the maturity and sale of investment securities, which accelerated in the decreasing rate environment to $24,997,000. The Corporation also borrowed $10,000,000 in 10 year/1 year putable advances from the Federal Home Loan Bank. These advances with an average rate of 4.96% were used to fund the purchase of interest bearing balances and investment securities of which the bank is able to generate a spread and increase net earnings. By continuing to promote free checking products, the Corporation was able to realize a net increase of $7,074,000 in low-cost demand and savings deposits.

     As loan demand remained very competitive, the Corporation realized a net increase in loans of $4,917,000 during the year 1998. Additional cash was used to purchase $39,279,000 in investment securities, largely high quality U.S. Government Agency securities which offered a significant spread over U.S. Treasury Securities. In the falling rate environment, interest bearing balances, insured jumbo certificates of deposit of other banks, continued to offer attractive interest rates relative to Treasury investment alternatives. In light of this opportunity, the Corporation increased the portfolio of interest bearing balances by $6,879,000 during the year. On December 31, 1998, the Corporation also purchased $3,900,000 single premium life insurance policies, which will be used to fund director retirement benefits, and in the meantime, will generate a stream of tax-free income to the Corporation. Time deposits decreased during the year as jumbo certificates of deposit issued in 1997 ran off.

     In 1997, the major sources of cash were provided by operations, the sale and maturity of investments of $16,772,000 and an increase in deposits of $17,475,000. Included in the time deposit increase is approximately $10,000,000 in short-term certificates issued to local municipalities. A special rate certificate of deposit promotion in the early fall of the year also aided in attracting additional deposit funds. Another major one-time source of funds was the $8,378,000 contributed by the sale of the Bank's entire credit card portfolio and a portion of its student loans. These funds included a gross gain on the sales of $924,000.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


     The major use of funds during 1997 was the purchase of investment securities. Purchases of investment securities included largely agency and municipal securities of intermediate term. The large investment in securities was made initially to invest the funds generated from the loan sales. Purchases continued in the fourth quarter in an effort to lock in yields in anticipation of falling interest rates. Interest-bearing balances, jumbo certificates of deposit of other financial institutions, also offered favorable rates over treasury securities during the last half of 1997. These balances which also provide steady liquidity for the bank showed a net increase of $7,307,000 during the year. Loan growth while sporadic in a very competitive rate environment provided a net use of funds of $8,143,000. The majority of the loan growth occurred in commercial real estate and development loans particularly in the Harrisburg and Camp Hill markets.

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

TABLE 10: INVESTMENT MATURITY AND YIELD


(Dollars in thousands)                                                             December 31, 1998

                                                                       After One       After Five
                                                        One Year       Year thru       Years thru      After Ten
                                                        and Less       Five Years      Ten Years         Years            Total
                                                        --------       ----------      ---------         -----            -----
U.S. Treasury and U.S.government agencies ..........     $3,499           5,484          19,728           8,211          36,922
State and political subdivision obligations ........        735           4,094           6,517          14,674          26,020
Mortgage-backed U.S. government agencies ...........          0           1,239               0           1,046           2,285
Equity securities ..................................          0               0               0           2,185           2,185
                                                         ------          ------          ------          ------          ------
                                               Total     $4,234          10,817          26,245          26,116          67,412
                                                         ======          ======          ======          ======          ======

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


TABLE 10: INVESTMENT MATURITY AND YIELD (cont'd)


(Dollars in thousands)                                                              December 31, 1998

                                                                          After One      After Five
                                                            One Year      Year thru      Years thru     After Ten
                                                            and Less      Five Years     Ten Years        Years          Total
                                                            --------      ----------     ---------        -----          -----
Weighted Average Yields
-----------------------
U.S. Treasury and U.S. government agencies ..............     6.37           6.31           6.54           6.43           6.47
State and political subdivision obligations .............     7.20           7.83           7.48           7.15           7.35
Mortgage-backed U.S. government agencies ................        0           6.47              0           6.72           6.59
Equity securities .......................................        0              0              0           6.43           6.43
                                                            ------        -------        -------        -------          -----
                                            Total             6.51           6.90           6.77           6.85           6.85
                                                            ======        =======        =======        =======          =====

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY


(Dollars in thousands)                                                           December 31, 1998

                                                                             After One
                                                           One Year          Year thru           After Five
                                                           and Less          Five Years            Years               Total
                                                           --------          ----------            -----               -----
Commercial, real estate, construction
        and land development ...........................    $28,872             46,606             12,785             88,263
Commercial, industrial and agricultural ................     13,688              5,544              1,169             20,401
Real estate-residential mortgages ......................      7,905              8,654             13,766             30,325
Consumer ...............................................      4,653              8,571                780             14,004
                                                            -------            -------             ------            -------
                                             Total Loans    $55,118             69,375             28,500            152,993
                                                            =======            =======             ======            =======

                                                                             After One
                                                           One Year          Year thru           After Five
                                                           and Less          Five Years            Years               Total
                                                           --------          ----------            -----               -----
Rate Sensitivity
----------------
Predetermined rate .....................................    $ 5,994             22,371             25,960             54,325
Floating or adjustable rate ............................     49,124             47,004              2,540             98,668
                                                            -------             ------             ------            -------
                                                   Total    $55,118             69,375             28,500            152,993
                                                            =======             ======             ======            =======

TABLE 12: INTEREST RATE SENSITIVITY GAP


(Dollars in thousands)                                                    Expected Maturity
                                                                       Year Ended December 31,
(As of December 31, 1998)
                                              1999      2000      2001      2002      2003   Thereafter     Total   Fair Value
                                              ----      ----      ----      ----      ----   ----------     -----   ----------
Assets:
Interest bearing balances ............     $18,533    15,236     8,519       297       298            0    42,883       42,883
        Average interest rate ........        6.24      6.32      5.86      5.90      6.25            -     6.19
Debt securities ......................     $ 4,265     3,159     2,289     2,638     1,624       51,773    65,748       65,748
        Average interest rate ........        6.64      7.38      7.29      7.28      6.05         6.89     6.91
Adjustable rate loans ................     $49,496     9,606    20,161     7,431    11,009        1,040    98,743       98,743
        Average interest rate ........        8.59      9.18      8.66      9.02      8.54         8.44     8.68
Fixed rate loans .....................     $ 8,422     6,094     9,585     8,094     6,714       15,341    54,250       63,213
        Average interest rate ........        8.65      9.32      9.05      9.16      8.72         8.68     8.83
Federal funds sold ...................     $     0         0         0         0         0            0         0            0
                                           -------   -------   -------   -------   -------      -------   -------      -------
                                 Total     $80,716    34,095    40,554    18,460    19,645       68,154   261,624      270,587
                                           -------   -------   -------   -------   -------      -------   -------      -------

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 12: INTEREST RATE SENSITIVITY GAP (cont'd)

Interest liabilities:
 Variable rate savings and
   transaction accounts .........    $ 32,962           0           0           0           0       61,227        94,189      94,189
    Average interest rate .......        2.64           -           -           -           -         1.22          1.72
 Certificates of deposit and IRAs      73,961      16,636      11,005       5,425       7,507        8,079       122,613     125,112
    Average interest rate .......        5.27        5.79        5.74        5.95        5.64         6.02          5.48
 Short term borrowings ..........    $ 12,159           0           0           0           0            0        12,159      12,159
    Average interest rate .......        5.50           -           -           -           -            -          5.50
 Long term fixed rate borrowings     $  1,149         160       1,672       2,185      10,384            0        15,550      16,254
    Average interest rate .......        6.19        7.28        6.74        6.18        4.97            -          5.44
                                     --------      ------      ------       -----      ------       ------       -------     -------
                            Total    $120,231      16,796      12,677       7,610      17,891       69,306       244,511     247,714
                                     --------      ------      ------       -----      ------       ------       -------     -------

Rate sensitive gap:
 Periodic gap ...................    $(39,515)     17,299      27,877      10,850       1,754       (1,152)
 Cumulative gap .................    $(39,515)    (22,216)      5,661      16,511      18,265       17,113
Cumulative gap as a percentage
 of total assets ................      -14.2%       -8.0%        2.0%        5.9%        6.6%         6.2%


(Dollars in thousands)                                                     Expected Maturity
                                                                         Year Ended December 31,
(As of December 31, 1997)*
                                       1998        1999        2000         2001        2002   Thereafter        Total  Fair Value
                                       ----        ----        ----         ----        ----   ----------        -----  ----------
Assets:
Interest bearing balances .......   $12,081      13,759       9,689           99          99            0       35,727      35,727
 Average interest rate ..........      6.35        6.38        6.55         6.75        6.70            -         6.42
Debt securities .................   $ 9,639       7,380       6,186          895       1,006       13,752       38,858      38,858
 Average interest rate ..........      6.47        6.51        7.00         8.36        8.26         7.64         7.08
Adjustable rate loans ...........   $49,178      14,986      12,950        5,940       8,809        4,486       96,349      96,349
 Average interest rate ..........      9.17        9.25        9.37         8.82        9.10         8.67         9.16
Fixed rate loans ................   $ 8,724       8,158       7,365        7,475       6,767       10,791       49,280      48,509
 Average interest rate ..........      8.66        9.34        9.48         9.04        9.25         8.88         9.08
Federal funds sold ..............   $   400           0           0            0           0            0          400         400
                                       6.31           -           -            -           -            -         6.31
                                    -------      ------      ------       ------      ------       ------      -------     -------
                            Total   $80,022      44,283      36,190       14,409      16,681       20,029      220,614     219,843
                                    -------      ------      ------       ------      ------       ------      -------     -------
Interest liabilities:
 Variable rate savings and
  transaction accounts ..........   $23,900           0           0           0            0       50,342       74,242      74,242
   Average interest rate ........      2.53           -           -           -            -         1.39         1.76
 Certificates of deposit and IRAs    57,865      28,162      10,515       7,517        4,587        9,351      117,997     118,853
   Average interest rate ........      5.40        5.89        6.10        5.91         6.08         6.02         5.69
 Short term borrowings ..........   $ 2,234           0           0           0            0            0        2,234       2,234
   Average interest rate ........      5.57           -           -           -            -            -         5.57
 Long term fixed rate borrowings    $   138       1,149        1,60       1,672        2,185          384        5,688       5,494
   Average interest rate ........      7.28        6.19        7.28        6.74         6.18         7.28         6.48
                                    -------      ------      ------       ------      ------       ------      -------     -------
                            Total   $84,137      29,311      10,675       9,189        6,772       60,077      200,161     200,823
                                    -------      ------      ------       ------      ------       ------      -------     -------
Rate sensitive gap:
 Periodic gap ...................   $(4,115)     14,973      25,515       5,220       9,909      (31,048)
 Cumulative gap .................   $(4,115)     10,857      36,372      41,592      51,501       20,453
Cumulative gap as a percentage
 of total assets ................    -1.80%       4.75%      15.90%      18.18%      22.51%        8.94%
* Mid Penn Bank only, Miners Bank of
  Lykens information not readily available

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


     On December 31, 1998, management analyzed interest rate risk using the Vining Sparks Asset-Liability Management Model. Using the computerized model, management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. At December 31, 1998, these scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by management. At December 31, 1998, all interest rate risk levels according to our model were within the tolerance guidelines set by management. The model noted above utilized by management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which management would make to realign its portfolio in the event of a changing rate environment.

              TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)                              December 31,
                                          1998         1997         1996
                                          ----         ----         ----

Three months or less .............      $ 4,933       15,186        4,409
Over three months to twelve months        5,921        4,046        5,778
Over twelve months ...............        5,882        7,486        5,419
                                        -------       ------       ------
                             Total      $16,736       26,718       15,606
                                        =======       ======       ======

                              Effects of Inflation
                              --------------------

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

                            Off-Balance-Sheet Items
                            -----------------------

     The Corporation makes contractual commitments to extend credit and extends lines of credit which are subject to the Corporation's credit approval and monitoring procedures.

     As of December 31, 1998, commitments to extend credit amounted to $20,697,000 as compared to $21,427,000 as of December 31, 1997.

     The Corporation also issues standby letters of credit to its customers. The risk associated with standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Standby letters of credit increased to $2,480,000 at December 31, 1998, from $1,323,000 at December 31, 1997.

             Year 2000 Compliance: Management Information Systems
             ----------------------------------------------------

     The Board of Directors has established a Year 2000 compliance committee to address the risks of the critical internal bank systems that are affected by date sensitive applications, as well as external systems provided by third parties. A comprehensive Year 2000 Business Action Plan was developed detailing the sequence of events and actions to be taken as the Year 2000 approaches.

     In November 1997, the Company purchased and installed an upgrade to its current computer systems to improve efficiencies of operations and position itself for future growth. The cost of the new system was approximately $284,000. Anticipated additional costs prior to year 2000 are estimated to be $47,000. Preconversion testing demonstrated that the new hardware and software are Year 2000 compliant. In addition, the Corporation has hired a third-party Year 2000 consultant, BNP, Inc. With the aid of BNP, the Corporation has developed a Year 2000 testing master plan, organization chart and detailed work plan. The testing plan includes several phases of testing with all mission critical testing having been completed February 3, 1999.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

     The Corporation's software provider, ITI, has determined to be year 2000 ready. This readiness is being confirmed by internal testing at Mid Penn Bancorp in accordance with the Year 2000 testing master plan. With both software and hardware readiness, the Corporation anticipates minimal risk in mission critical operations. External risks are also being assessed in conjunction with the Corporation's Year 2000 Business Action Plan.

     The Corporation is in the process of developing contingency planning with the aid of BNP consulting. Further detail concerning our Year 2000 readiness, and the master testing plan are available by contacting Mid Penn Bancorp.

                              Comprehensive Income
                              --------------------

     Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed "Other Comprehensive Income." For the Corporation, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income (Loss) for the periods ended December 31, 1998, 1997 and 1996 were respectively, 26,000, $150,000 and
($180,000).

Mid Penn Bancorp, Inc.
Summary of Selected Financial Data

(Dollars in thousands, except per share data)

                                                          1998            1997            1996            1995            1994
                                                          ----            ----            ----            ----            ----
INCOME:
   Total Interest Income .......................      $   20,436          19,312          18,171          16,789          15,343
   Total Interest Expense ......................           9,593           8,853           8,428           7,604           6,535
   Net Interest Income .........................          10,843          10,459           9,743           9,185           8,808
   Provision for Possible Loan Losses ..........             254             109              52               6              26
   Non-Interest Income .........................           1,398           1,772             841             734             657
   Non-Interest Expense ........................           6,606           6,232           5,658           5,621           5,563
   Income Before Income Taxes ..................           5,381           5,890           4,874           4,292           3,876
   Income Tax Expense ..........................           1,516           1,721           1,397           1,171           1,008
   Extraordinary Income, Net of Tax ............               0               0               0               0               0
   Net Income ..................................           3,865           4,169           3,477           3,121           2,868

COMMON STOCK DATA PER SHARE:*
   Earnings Per Share ..........................            1.34            1.44            1.20            1.08             .99
   Cash Dividends Declared .....................             .72             .69             .44             .61             .40
   Stockholders' Equity ........................      $    10.90           10.27            9.48            8.78            8.16

AVERAGE SHARES OUTSTANDING .....................       2,892,416       2,895,417       2,895,430       2,895,430       2,895,430

AT YEAR-END:
   Investments .................................      $   67,933          53,599          42,740          37,592          39,409
   Loans, Net of Unearned Discount .............         152,993         154,576         155,070         142,322         128,127
   Allowance for Loan Losses ...................           2,313           2,281           2,278           2,457           2,614
   Total Assets ................................         277,827         256,728         238,103         221,786         201,472
   Total Deposits ..............................         216,802         217,146         199,673         186,472         170,950
   Long-term Debt ..............................          15,550           5,688           4,710           3,329           3,439
   Stockholders' Equity ........................      $   31,536          29,730          27,438          25,409          23,621

RATIOS:
   Return on Average Assets ....................            1.45            1.71            1.52            1.50            1.43
   Return on Average Stockholders' Equity ......           12.81           14.76           13.37           12.71           12.20
   *Cash Dividend Payout Ratio .................           53.73           47.92           36.67           56.48           40.40
   Allowance for Loan Losses to Loans ..........            1.51            1.48            1.47            1.73            2.04
   Average Stockholders' Equity to
   Average Assets ..............................           11.36           11.56           11.34           11.81           11.76

* Per share figures are based on weighted average shares outstanding for the respective years as restated after giving effect to stock dividends and splits.