Form 10-K405, Exhibit 13
period 1999-12-31
MID PENN BANCORP INC
filed 2000-03-28
CIK 879635

Mid Penn Bancorp, Inc.
Financial Highlights

AS OF AND FOR YEARS ENDED DECEMBER 31, 1999 AND 1998


(Dollars in thousands, except per share data.)                                      Percent
                                                           1999          1998        Change
                                                           ----          ----       -------
Total Assets ....................................       $ 287,542      277,827       +3.50%
Total Deposits ..................................         217,840      216,802       +0.48%
Net Loans .......................................         169,789      150,680      +12.68%
Total Investments and Interest Bearing Balances..          98,669      110,816      -10.96%
Stockholders' Equity ............................          26,565       31,536      -15.76%
Net Income ......................................           3,884        3,865       +0.49%
Earnings Per Share ..............................            1.28         1.27       +0.79%
Cash Dividend Per Share on Weighted Average
   Number of Shares Outstanding .................            2.18          .69     +215.94%
Book Value Per Share ............................       $    8.74        10.38      -15.80%


Mid Penn Bancorp, Inc.
Stockholders' Information
                                                                  1999                      1998
                                                                  ----                      ----
                                                           High           Low         High         Low     Quarter
                                                           ----           ---         ----         ---     -------
Market Value Per Share ..........................       $   26.50        24.50       32.00        28.00      1st
                                                            25.75        24.38       30.13        28.13      2nd
                                                            26.38        23.38       30.50        25.25      3rd
                                                            27.25        22.50       27.00        22.75      4th

Market Value Information: The market share information was provided by the
------------------------
American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent: Norwest Shareowner Services, P.O. Box 64854, St. Paul, MN
--------------
55164-0854. Phone: 1-800-468-9716.

Number of Stockholders: At December 31, 1999, there were 979 stockholders.
----------------------

Dividends: A dividend of $.19 as well as a special dividend of $1.50 per share
---------
was paid during the first quarter of 1999; a dividend of $.20 per share was paid during each subsequent quarter of the year. A dividend of $.19 per share was paid during each quarter of 1998. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

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

Form 10-K: A Copy of Mid Penn Bancorp, Inc.'s Annual Report on Form 10-K, as
---------
filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon written request to: Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, PA 17061. This information is also available via the Internet at www.sec.gov.

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc.
--------------
will be held at 10:00 a.m. on Tuesday, April 25, 2000, at 349 Union Street, Millersburg, Pennsylvania.

                            www.midpennbank.com                               1

Independent Auditors' Report




The Board of Directors and Stockholders
Mid Penn Bancorp, Inc.
Millersburg,  Pennsylvania

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




PARENTE RANDOLPH, PC

Williamsport, Pennsylvania
January 21, 2000


2                             www.midpennbank.com

Mid Penn Bancorp, Inc.
Consolidated Balance Sheet

DECEMBER 31, 1999 AND 1998

(Dollars in thousands, except share data)                                         1999            1998
                                                                                  ----            ----
ASSETS
     Cash and due from banks ............................................      $   7,474           5,651
     Interest bearing balances ..........................................         34,570          42,883
     Available-for-sale investment securities ...........................         64,099          67,933
     Loans ..............................................................        174,812         155,024
         Less:
            Unearned income .............................................         (2,518)         (2,031)
            Allowance for loan losses ...................................         (2,505)         (2,313)
                                                                                 -------         -------
            Net loans ...................................................        169,789         150,680
                                                                                 -------         -------
     Bank premises and equipment, net ...................................          3,307           3,498
     Foreclosed assets held for sale ....................................             63             347
     Accrued interest receivable ........................................          2,120           1,907
     Deferred income taxes ..............................................          1,676             436
     Cash surrender value of life insurance .............................          4,089           3,900
     Other assets .......................................................            355             592
                                                                                 -------         -------
                                                             Total Assets      $ 287,542         277,827
                                                                                 =======         =======

LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
         Noninterest-bearing demand .....................................      $  22,331          20,971
         Interest-bearing demand ........................................         26,962          28,234
         Money market ...................................................         22,899          17,158
         Savings ........................................................         25,815          25,305
         Time ...........................................................        119,833         125,134
                                                                                 -------         -------
                                                           Total Deposits        217,840         216,802

     Short-term borrowings ..............................................         24,636          12,159
     Accrued interest payable ...........................................          1,202           1,240
     Other liabilities ..................................................            899             540
     Long-term debt .....................................................         16,400          15,550
                                                                                 -------         -------
                                                        Total Liabilities        260,977         246,291
                                                                                 -------         -------
     Stockholders' Equity:
         Common stock, par value $1 per share; authorized
            10,000,000 shares; 3,056,501 and 2,912,267 shares
            issued in 1999 and 1998 respectively ........................          3,057           2,912

         Additional paid-in capital .....................................         20,368          17,181
         Retained earnings ..............................................          5,557          11,640
         Accumulated other comprehensive (loss) income ..................         (1,861)            344
         Treasury stock at cost (19,996 and 19,337 shares, in 1999
            and 1998, respectively) .....................................           (556)           (541)
                                                                                 -------         -------
                                                Stockholders' Equity, Net         26,565          31,536
                                                                                 -------         -------
                               Total Liabilities and Stockholders' Equity      $ 287,542         277,827
                                                                                 =======         =======

The accompanying notes are an integral part of these consolidated financial statements.

3                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Consolidated Statement of Income

FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

(Dollars in thousands, except share data)                                  1999            1998            1997
                                                                           ----            ----            ----
INTEREST INCOME
     Interest and fees on loans ...................................    $   13,829          14,330          14,297
     Interest on interest-bearing balances ........................         2,409           2,574           2,014
     Interest and dividends on investment securities:
         U.S. Treasury and government agencies ....................         2,426           2,385           2,062
         State and political subdivision obligations, taxable .....             0               0               1
         State and political subdivision obligations, tax-exempt ..         1,311           1,032             813
         Other securities .........................................           136              70              59
     Interest on federal funds sold and securities purchased
         under agreement to resell ................................             1              45              66
                                                                        ---------       ---------       ---------
                                           Total Interest Income           20,112          20,436          19,312
                                                                        ---------       ---------       ---------
INTEREST EXPENSE
     Interest on deposits .........................................         8,302           8,627           8,296
     Interest on short-term borrowings ............................           516             203             186
     Interest on long-term debt ...................................           856             763             371
                                                                        ---------       ---------       ---------
                                          Total Interest Expense ..         9,674           9,593           8,853
                                                                        ---------       ---------       ---------
                                             Net Interest Income ..        10,438          10,843          10,459
PROVISION FOR LOAN LOSSES .........................................           325             254             109
                                                                        ---------       ---------       ---------
            Net Interest Income After Provision for Loan Losses ...        10,113          10,589          10,350
                                                                        ---------       ---------       ---------
NONINTEREST INCOME
     Trust department income ......................................           127             104              90
     Service charges on deposits ..................................           554             450             328
     Investment securities gains (losses), net ....................            50              13              (2)
     Gain on sale of loans ........................................             0              65             924
     Income on cash surrender value of life insurance .............           189               0               0
     Other income .................................................           769             766             432
                                                                        ---------       ---------       ---------
                                        Total Noninterest Income ..         1,689           1,398           1,772
                                                                        ---------       ---------       ---------
NONINTEREST EXPENSE
     Salaries and employee benefits ...............................         3,741           3,383           3,474
     Occupancy expense, net .......................................           318             323             319
     Equipment expense ............................................           510             565             477
     Pennsylvania bank shares tax expense .........................           279             274             261
     FDIC insurance premium .......................................            26              26              25
     Marketing and advertising ....................................           121             160             151
     Loss on mortgage loan sales ..................................            47              64              18
     Other expenses ...............................................         1,623           1,811           1,507
                                                                        ---------       ---------       ---------
                                       Total Noninterest Expense ..         6,665           6,606           6,232
                                                                        ---------       ---------       ---------
INCOME BEFORE PROVISION FOR INCOME TAXES ..........................         5,137           5,381           5,890
     Provision for income taxes ...................................         1,253           1,516           1,721
                                                                        ---------       ---------       ---------
                                                     Net Income ...    $    3,884           3,865           4,169
                                                                        =========       =========       =========
                                          Earnings Per Share (1) ..    $     1.28            1.27            1.37
                                                                        =========       =========       =========
                   Weighted Average Number of Shares Outstanding ..     3,037,976       3,037,037       3,040,188

(1) Earnings per share for all periods presented have been restated to reflect a 5% stock dividend effective November 22, 1999, a 5% stock dividend effective November 23, 1998, a stock split effected in the form of a 100% stock dividend effective August 25, 1997 and a 5% stock dividend effective May 26, 1997.

The accompanying notes are an integral part of these consolidated financial statements.

4                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Consolidated Statement of Changes in Stockholders' Equity

FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

(Dollars in thousands, except share data)
                                                                                                   Accumulated
                                                                            Additional                Other
                                                                 Common      Paid-in    Retained  Comprehensive  Treasury
                                                                  Stock      Capital    Earnings  (Loss) Income    Stock     Total
                                                                  -----      -------    --------  -------------    -----     -----
Balance, December 31, 1996 ..................................    $ 1,411      12,017     14,375         168        (533)     27,438
                                                                                                                            -------
   Comprehensive income:
     Net income .............................................          0           0      4,169           0           0       4,169
     Change in net unrealized gain on securities
       available for sale, net of reclassification adjustment
       and tax effects ......................................          0           0          0         150           0         150
                                                                                                                            -------
                                 Total comprehensive income .                                                                 4,319
                                                                                                                            -------
   Cash dividends ($.76 per share, historical) ..............          0           0     (1,992)          0           0      (1,992)
   5% stock dividend (additional 61,803 shares) .............         62       2,055     (2,117)          0           0           0
   Stock split effected in the form of a 100%
     stock dividend (additional 1,303,776 shares) ...........      1,304           0     (1,304)          0           0           0
   Common stock retired .....................................         (2)          0        (27)          0           0         (29)
   Purchase of treasury stock (185 shares) ..................          0           0          0           0          (6)         (6)
                                                                 -------     -------    -------      ------     -------     -------

Balance, December 31, 1997 ..................................      2,775      14,072     13,104         318        (539)     29,730
                                                                                                                            -------
   Comprehensive income:
     Net income .............................................          0           0      3,865           0           0       3,865
     Change in net unrealized gain on securities
       available for sale, net of reclassification adjustment
       and tax effects ......................................          0           0          0          26           0          26
                                                                                                                            -------
                                 Total comprehensive income .                                                                 3,891
                                                                                                                            -------
   Cash dividends ($.76 per share, historical) ..............          0           0     (2,083)          0           0      (2,083)
   5% stock dividend (additional 137,409 shares) ............        137       3,109     (3,246)          0           0           0
   Purchase of treasury stock (96 shares) ...................          0           0          0           0          (2)         (2)
                                                                 -------     -------    -------      ------     -------     -------

Balance, December 31, 1998 ..................................      2,912      17,181     11,640         344        (541)     31,536
                                                                                                                            -------
   Comprehensive income:
     Net income .............................................          0           0      3,884           0           0       3,884
     Change in net unrealized loss on securities
       available for sale, net of reclassification adjustment
       and tax effects ......................................          0           0          0      (2,205)          0      (2,205)
                                                                                                                            -------
                                 Total comprehensive income .                                                                 1,679
                                                                                                                            -------
   Cash dividends ($2.29 per share, historical) .............          0           0     (6,635)          0           0      (6,635)
   5% stock dividend (additional 144,234 shares) ............        145       3,187     (3,332)          0           0           0
   Purchase of treasury stock (659 shares) ..................          0           0          0           0         (15)        (15)
                                                                 -------     -------    -------     -------     -------     -------

Balance, December 31, 1999 ..................................    $ 3,057      20,368      5,557      (1,861)       (556)     26,565
                                                                 =======     =======    =======     =======     =======     =======

The accompanying notes are an integral part of these consolidated financial statements.

5                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Consolidated Statement of Cash Flows

FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(Dollars in thousands)
                                                                    1999         1998          1997
                                                                    ----         ----          ----
Operating Activities:
     Net income ..............................................    $  3,884        3,865        4,169
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for loan losses ...........................         325          254          109
         Depreciation ........................................         404          426          372
         Increase in cash surrender value of life insurance ..        (189)           0            0
         Investment securities (gains) losses, net ...........         (50)         (13)           2
         Gain on sale of foreclosed assets ...................        (229)        (273)         (41)
         Gain on sale of loans ...............................           0          (65)        (924)
         Deferred income taxes ...............................        (105)         (61)          78
         Change in accrued interest receivable ...............        (213)         (21)        (259)
         Change in other assets ..............................         238          157         (286)
         Change in accrued interest payable ..................         (38)         (35)         158
         Change in other liabilities .........................         359         (114)         (36)
         Other ...............................................           0            0           10
                                                                   -------      -------      -------
                     Net Cash Provided By Operating Activities       4,386        4,120        3,352
                                                                   -------      -------      -------
Investing Activities:
     Net decrease (increase) in interest-bearing balances ....       8,313       (6,879)      (7,307)
     Decrease (Increase) in federal funds sold ...............           0        1,000         (300)
     Proceeds from the maturity of investment securities .....       9,663       19,707       12,402
     Proceeds from the sale of investment securities .........       3,811        5,290        4,370
     Purchases of investment securities ......................     (12,931)     (39,279)     (27,398)
     Proceeds from sale of loans .............................           0        6,174        8,378
     Net increase in loans ...................................     (19,434)      (4,917)      (8,143)
     Net purchases of bank premises and equipment ............        (213)        (471)        (181)
     Proceeds from the sale of foreclosed assets .............         523        1,450          324
     Capitalized additions - foreclosed assets ...............         (10)           0           (4)
     Purchase of cash surrender value of life insurance ......           0       (3,900)           0
                                                                   -------      -------      -------
                         Net Cash Used In Investing Activities     (10,278)     (21,825)     (17,859)
                                                                   -------      -------      -------
Financing Activities:
     Net increase in demand and savings deposits .............       6,339        7,074        3,452
     Net (decrease) increase in time deposits ................      (5,301)      (7,418)      14,023
     Net increase (decrease) in short-term borrowings ........      12,477        9,925       (2,278)
     Long-term borrowings ....................................      12,000       10,000        3,106
     Long-term debt repayment ................................     (11,150)        (138)      (2,128)
     Cash dividends ..........................................      (6,635)      (2,083)      (1,992)
     Purchase of treasury stock ..............................         (15)          (2)          (6)
     Common stock retired ....................................           0            0          (29)
                                                                   -------      -------      -------
                     Net Cash Provided By Financing Activities       7,715       17,358       14,148
                                                                   -------      -------      -------
Net increase (decrease) in cash and due from banks ...........       1,823         (347)        (359)
Cash and due from banks at January 1 .........................       5,651        5,998        6,357
                                                                   -------      -------      -------
Cash and due from banks at December 31 .......................    $  7,474        5,651        5,998
                                                                   =======      =======      =======
Supplemental Disclosures of Cash Flow Information:
     Cash payments of interest ...............................    $  9,636        9,628        8,705
     Cash payments of income taxes ...........................    $  1,149        1,723        1,736
Supplemental Noncash Disclosures:
     Loan charge-offs ........................................    $    224          317          253
     Transfers to foreclosed assets held for sale ............    $      0          169        1,086

The accompanying notes are an integral part of these consolidated financial statements.

6                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 1999 Report

(1)  Basis of Presentation
     ---------------------

          The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiaries Mid Penn Bank ("Bank") and Mid Penn Investment Corporation (collectively "MPB"). All significant intercompany balances and transactions have been eliminated.

          On July 13, 1998, Miners Bank of Lykens was merged with and into Mid Penn Bank, and 148,250 shares of MPB's common stock were issued in exchange for all the outstanding stock of Miners Bank of Lykens. The merger was accounted for as a pooling of interests, and, accordingly, the accompanying financial statements have been restated to include the accounts and operations of Miners Bank of Lykens for all periods prior to the merger. The separate company financial statements of Miners Bank of Lykens were immaterial in relation to MPB.

(2)  Nature of Business
     ------------------

          The Bank engages in a full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, installment loans, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans and various types of time and demand deposits, including but not limited to, checking accounts, savings accounts, clubs, money market deposit accounts, certificates of deposit and IRAs. In addition, the Bank provides a full range of trust services through its Trust Department. Deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law.

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

(3)  Summary of Significant Accounting Policies
     ------------------------------------------

          The accounting and reporting policies of MPB conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant accounting policies.

     (a)  Use of Estimates
          ----------------

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

            Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired through, or in lieu of, foreclosure in settlement of debt.

            While management uses available information to recognize losses on loans and foreclosed assets, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for loan losses and foreclosed assets. Such agencies may require the bank to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for loan losses and foreclosed assets may change materially in the near term.

     (b)  Investment Securities
          ---------------------
            Investments are accounted for as follows:

             Held-to-Maturity Securities - includes debt securities that MPB
             ---------------------------
             has the positive intent and ability to hold to maturity. These securities are reported at amortized cost.

             Available-for-Sale Securities - includes debt and equity
             -----------------------------
             securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity.

     (c)  Loans
          -----
            Interest on loans is recognized on a method which approximates a level yield basis over the life of the loans. The accrual of interest on loans, including impaired loans, is discontinued when principal or interest has consistently been in default


7                             www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


     for a period of 90 days or more, payment in full of scheduled principal or interest is not expected except when loans are well-secured and in the process of collection. Interest income is subsequently recognized only to the extent cash payments are received. The placement of a loan on the nonaccrual basis for revenue recognition does not necessarily imply a potential charge-off of loan principal. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

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

(j)  Earnings Per Share
     ------------------
       Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented giving retroactive effect to stock dividends and stock splits. MPB's basic and diluted earnings per share are the same since there are no dilutive shares of potential common stock outstanding.


8                             www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

     (k)  Statement of Cash Flows
          -----------------------
            For purposes of the statement of cash flows, MPB considers cash and due from banks to be cash equivalents.

     (l)  Reclassifications
          -----------------
            Certain prior year amounts have been reclassified to conform to the current year's classifications.

(4)  Comprehensive Income
     --------------------
       The components of other comprehensive (loss) income and related tax effects are as follows:

     (Dollars in thousands)                                                       Years Ended December 31,
                                                                               1999          1998        1997
                                                                               ----          ----        ----
Unrealized holding gains (losses) on available-for-sale securities ......    $(3,291)         52         225
Less reclassification adjustment for (gains) losses realized in income ..        (50)        (13)          2
                                                                              -------     -------    -------
Net unrealized gains (losses) ...........................................     (3,341)         39         227
Tax effect ..............................................................      1,136         (13)        (77)
                                                                              -------     -------    -------
Net-of-tax amount .......................................................    $(2,205)         26         150
                                                                              =======     =======    =======

(5)  Restrictions on Cash and Due from Bank Accounts
     -----------------------------------------------
       The Bank is required to maintain reserve balances. The amount of those required reserve balances at December 31, 1999 and 1998 was approximately $1,871,000 and $1,403,000, respectively.

(6)  Investment Securities
     ---------------------
       At December 31, 1999 and 1998, amortized cost, fair value, and gross unrealized gains and losses on investment securities are as follows:

(Dollars in thousands)                                                   Gross       Gross
                                                       Amortized      Unrealized   Unrealized      Fair
December 31, 1999                                         Cost          Gains        Losses        Value
                                                          ----          -----        ------        -----
Available for sale securities:
   U.S. Treasury and U.S.
     government  agencies .........................      $33,778           57         1,851        31,984
   Mortgage-backed U.S.
     government agencies ..........................        1,799            0            35         1,764
   State and political
     subdivision obligations ......................       28,061          144         1,135        27,070
   Restricted equity securities ...................        3,281            0             0         3,281
                                                          ------       ------        ------        ------
                                                         $66,919          201         3,021        64,099
                                                          ======       ======        ======        ======

                                                                       Gross         Gross
                                                       Amortized      Unrealized  Unrealized       Fair
December 31, 1998                                         Cost         Gains        Losses         Value
                                                          ----         -----        ------         -----
Available for sale securities:
   U.S. Treasury and U.S.
     government  agencies .........................      $36,922          318           126        37,114
   Mortgage-backed U.S.
     government agencies ..........................        2,285           32             0         2,317
   State and political
     subdivision obligations ......................       26,020          450           153        26,317
   Restricted equity securities ...................        2,185            0             0         2,185
                                                          ------       ------        ------        ------
                                                         $67,412          800           279        67,933
                                                          ======       ======        ======        ======

     Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

     Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh, and Atlantic Central Bankers Bank

9                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

     and do not have a readily determinable fair value for purposes of Statement of Financial Accounting Standards (SFAS) No. 115, because their ownership is restricted and they lack a market. Therefore, these securities are classified as restricted investment securities, carried at cost, and evaluated for impairment.

          Investment securities and interest bearing balances having a fair value of $42,161,000 at December 31, 1999, were pledged to secure public and trust deposits and other borrowings.

          Proceeds from the sale of investment securities in 1999 amounted to $3,811,000. Gross gains from such sales of investment securities, as determined on the basis of specific identification of the adjusted cost of each security sold, amounted to $50,000. A gross gain of $13,000 and a gross loss of $2,000 were realized on the sale of investment securities amounting to $5,290,000 and $4,370,000 in 1998 and 1997, respectively.

          The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value as of December 31, 1999:

                                                             December 31, 1999              December 31, 1998
     (Dollars in thousands)                              Amortized         Fair         Amortized          Fair
                                                            Cost           Value           Cost            Value
                                                            ----           -----           ----            -----
     Due in 1 year or less ...........................    $ 1,680           1,681          4,234           4,265
     Due after 1 year but within 5 years .............      8,674           8,563          9,578           9,709
     Due after 5 years but within 10 years ...........     23,243          22,542         26,245          26,630
     Due after 10 years ..............................     28,242          26,268         22,885          22,827
                                                           ------          ------         ------          ------
                                                           61,839          59,054         62,942          63,431

     Mortgage-backed securities ......................      1,799           1,764          2,285           2,317
     Restricted equity securities ....................      3,281           3,281          2,185           2,185
                                                           ------          ------         ------          ------
                                                          $66,919          64,099         67,412          67,933
                                                           ======          ======         ======          ======

          MPB has no derivative financial instruments requiring disclosure under SFAS No. 119.

(7)  Loans
     -----
          A summary of loans at December 31, 1999 and 1998 is as follows:

     (Dollars in thousands)
                                                                            1999      1998
                                                                            ----      ----
     Commercial real estate, construction and land development .......    $105,328    88,263
     Commercial, industrial and agricultural .........................      20,118    20,401
     Real estate - residential .......................................      32,586    30,325
     Consumer ........................................................      16,780    16,034
     Lease financing .................................................           0         1
                                                                           -------   -------
                                                                          $174,812   155,024
                                                                           =======   =======

          Net unamortized loan fees deducted from loans were $119,000 and $410,000 at December 31, 1999 and 1998, respectively.

          Loans to Bank executive officers, directors, and corporations in which such executive officers and directors are beneficially interested as stockholders, executive officers, or directors aggregated approximately $1,353,000 and $923,000 at December 31, 1999 and 1998, respectively. New loans extended were $277,000 and $1,006,000 during 1999 and 1998, respectively. Draws exceeded repayments on these loans by $153,000 during 1999 while net repayments in 1998 amounted to $1,736,000. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.


10                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

(8)  Allowance for Loan Losses
     -------------------------
          Changes in the allowance for loan losses for the years 1999, 1998, and 1997 are summarized as follows:

     (Dollars in thousands)
                                                                             1999       1998       1997
                                                                             ----       ----       ----
     Balance, January 1 .........................................         $ 2,313      2,281      2,278
     Provision charged to operations ............................             325        254        109
     Loans charged off ..........................................            (224)      (317)      (253)
     Recoveries on loans charged off ............................              91         95        147
                                                                          --------   --------   --------
     Balance, December 31 .......................................         $ 2,505      2,313      2,281
                                                                          ========   ========   ========

          The recorded investment in loans that are considered impaired amounted to $890,000 and $744,000 (all in nonaccrual) on December 31, 1999 and December 31, 1998, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan losses related to loans classified as impaired amounted to approximately $235,000 at December 31, 1999 and $40,000 at December 31, 1998. The average balances of these loans amounted to approximately $873,000, $861,000 and $204,000 for the years 1999, 1998, and 1997 respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 1999 and 1998.

     (Dollars in thousands)
                                                                             1999       1998       1997
                                                                             ----       ----       ----
     Cash receipts applied to reduce principal balance ..........         $    63          0          8
     Cash receipts recognized as interest income ................              28         27          9
                                                                          --------   --------   --------
     Total cash receipts ........................................         $    91         27         17
                                                                          ========   ========   ========

          In addition, at December 31, 1999 and 1998, the Bank had other nonaccrual loans of approximately $15,000 and $256,000, for which impairment had not been recognized because of collateral values. Loans which were past due 90 days or more for which interest continued to be accrued as of December 31, 1999 and 1998, amounted to approximately $386,000 and $844,000, respectively.

          The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

(9)  Bank Premises and Equipment
     ---------------------------
          At December 31, 1999 and 1998, bank premises and equipment are as follows:

     (Dollars in thousands)                                                  1999        1998
                                                                             ----        ----
     Land .......................................................         $   626        626
     Buildings ..................................................           3,645      3,632
     Furniture and fixtures .....................................           3,213      3,012
                                                                          --------   --------
                                                                            7,484      7,270
     Less accumulated depreciation ..............................           4,177      3,772
                                                                          --------   --------
                                                                          $ 3,307      3,498
                                                                          ========   ========

(10) Deposits
     --------
          At December 31, 1999 and 1998, time deposits in denominations of $100,000 or more amounted to $16,216,000 and $16,736,000, respectively.
     Interest expense on such certificates of deposit amounted to approximately $1,103,000, $1,102,000 and $954,000 for the years ended December 31, 1999,
     1998 and 1997, respectively. Time deposits at December 31, 1999, mature as follows: (in thousands) 2000, $56,610; 2001, $29,882; 2002, $12,691; 2003,
     $7,804; 2004, $5,519; thereafter, $7,327.

(11) Short-term Borrowings
     ---------------------
          Short-term borrowings and the related interest expense as of December 31, 1999 and 1998 consisted of:

                              www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

      (Dollars in thousands)                             1999           1998
                                                         ----           ----
     Federal funds purchased .....................  $   22,300         11,700
     Repurchase agreements .......................       1,313            426
     Treasury, tax and loan note .................       1,023             33
                                                      ---------      ---------
                                                    $   24,636         12,159
                                                      =========      =========

          Federal funds purchased represent overnight funds. The federal funds balance as of December 31, 1999, also includes $16,000,000 in short-term borrowings from the FHLB which mature in the first week of January 2000. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The Bank also has unused lines of credit with several banks amounting to $20.5 million dollars at December 31, 1999.

(12) Long-term Debt
     --------------
          The Bank is a member of the Federal Home Loan Bank of Pittsburgh
     (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 1999, the Bank had long-term debt in the amount of $16,400,000 outstanding to the FHLB consisting of a $1,500,000 five (5) year fixed advance at 6.67% due September 4, 2001, a $2,000,000 bullet loan at 6.08% which will mature on March 19, 2002, a $5,000,000 bullet loan at 6.21% which will mature on December 2, 2002, a $797,000 loan at 7.30% due April 5, 2004, amortized in equal monthly payments, a $5,000,000 bullet loan at 6.42% which will mature on December 3, 2004, a $1,000,000 ten (10) year fixed advance at 7.06% due December 9, 2009, a $1,000,000 ten (10) year fixed advance at 7.24% due December 17, 2009 and a $103,000 amortizing note at 6.71% maturing on February 22, 2027. The aggregate amounts of maturities of long-term debt subsequent to December 31, 1999 are $160,000 (2000), $1,672,000 (2001), $7,185,000 (2002), $200,000 (2003), $5,088,000 (2004)
     and $2,096,000 thereafter.

          Most of the Bank's investments and mortgage loans are pledged to secure FHLB borrowings.

(13) Lease Commitments
     -----------------
          The Bank leases certain premises under long-term lease agreements which are classified as operating leases. Commitments under these agreements are not material. Rental expense for 1999, 1998 and 1997 was approximately $42,000, $49,000 and $35,000, respectively.

(14) Benefit Plans
     -------------
          The Bank has a funded contributory profit-sharing plan covering substantially all employees. The total employee benefits expense related to the Bank's contribution to the plan for 1999, 1998 and 1997 was $310,000, $281,000 and $258,000, respectively. In addition, the Bank sponsors two defined benefit postretirement plans that cover all full-time employees. One plan provides health insurance benefits, and the other provides life insurance benefits.

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

12                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

         The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of plan assets for the years ended December 31, 1999 and 1998 and a statement of the funded status at December 31, 1999 and 1998:

      (Dollars in thousands)                             1999     1998
                                                         ----     ----
      Change in benefit obligations:

         Benefit obligations, January 1............   $   404      311
           Service cost............................        20       24
           Interest cost...........................        23       20
           Actuarial loss (gain)...................      (104)      61
           Benefit payments........................       (14)     (12)
                                                        ------   ------
         Benefit obligations, December 31..........   $   329      404
                                                        ======   ======

                                                          December 31,
                                                         1999     1998
                                                         ----     ----
      Change in fair value of plan assets:
         Fair value of plan assets, January 1......   $     0        0
           Employer contributions..................        14       12
           Benefit payments........................       (14)     (12)
                                                        ------   ------
         Fair value of plan assets, December 31....   $     0        0
                                                        ======   ======

         Funded status:
           Funded status...........................   $  (329)    (404)
           Unrecognized transition obligation......       192      206
           Unrecognized gain.......................      (162)     (61)
                                                        ------   ------
           Net amount recognized...................   $  (299)    (259)
                                                        ======   ======

          Amount recognized in the balance sheet at December 31, 1999 and 1998 is as follows:

         (Dollars in thousands)                          1999     1998
                                                         ----     ----

           Accrued benefit liability...............   $  (299)    (259)
                                                        ======   ======

          The components of net periodic pension cost for 1999, 1998 and 1997 are as follows:

         (Dollars in thousands)
                                                         1999     1998     1997
                                                         ----     ----     ----
           Service cost............................   $    20       24       24
           Interest cost...........................        23       20       21
           Amortization of transition obligation...        15       15       15
           Amortization of net gain................        (4)      (5)      (4)
                                                        ------   ------   ------
           Net periodic pension cost...............   $    54       54       56
                                                        ======   ======   ======

         Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement medical benefits plan. A one-percentage-point change in assumed health care cost trend rates would have the following effect:

         (Dollars in thousands)                         One-Percentage Point
                                                        Increase    Decrease
                                                        --------    --------
         Effect on total of service
         and interest cost components..............   $       6           5
         Effect on postretirement
         benefit obligation........................   $      33          27

13                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

         Assumptions used in the measurement of MPB's benefit obligations at December 31, 1999 and 1998 are as follows:

                                                                   1999    1998
                                                                   ----    ----
         Weighted-average assumptions:
           Discount rate...................................        7.0%    6.5%
           Rate of compensation increase...................        5.0%    4.5%

          For measurement purposes, a one percent annual decrease in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease to 6 percent for 2000 and remain at that level thereafter.

     Retirement Plan
     ---------------
          The Bank has an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $273,675 which is being amortized based on the expected future years of service of active participants.

          The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of plan assets for the years ended December 31, 1999 and 1998 and a statement of the funded status at December 31, 1999 and 1998:

          (Dollars in thousands)
                                                          1999    1998
                                                          ----    ----
     Change in benefit obligations:
        Benefit obligations, January 1.............   $    405     378
          Service cost.............................         20      17
          Interest cost............................         26      24
          Actuarial gain...........................        (29)     (6)
                                                        ------- -------
          Benefit payments.........................         (8)     (8)
                                                        ======= =======
        Benefit obligations, December 31...........   $    414     405

     Change in fair value of plan assets:
        Fair value of plan assets, January 1.......   $      0       0
          Employer contributions...................          8       8
                                                        ------- -------
          Benefit payments.........................         (8)     (8)
                                                        ======= =======
        Fair value of plan assets, December 31.....   $      0       0

                                                          1999    1998
                                                          ----    ----
     Funded status:
        Funded status..............................   $   (414)   (405)
        Unrecognized prior-service cost............        156     183
                                                        ------- -------
        Unrecognized (gain) loss...................        (14)     14
                                                        ======= =======
        Net amount recognized......................   $   (272)   (208)


        (Dollars in thousands)                            1999    1998
                                                          ----    ----
        Accrued benefit liability..................   $   (334)   (319)
                                                        ------- -------
        Intangible asset...........................         62     111
                                                        ======= =======
        Net amount recognized......................   $   (272)   (208)

          The components of net periodic pension cost for 1999, 1998 and 1997 are as follows:

          (Dollars in thousands)                          1999    1998    1997
                                                          ----    ----    ----

          Service cost.............................   $     20      17      15
          Interest cost............................         26      24      22
                                                        ------- ------- -------
          Amortization of prior-service cost.......         26      26      26
                                                        ======= ======= =======


14                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

          Net periodic pension cost................   $     72      67      63

          Assumptions used in the measurement of MPB's benefit obligations at December 31, 1999 and 1998 are as follows:

                                                          1999    1998
                                                          ----    ----
          Weighted-average assumptions:
            Discount rate..........................        7.0%    6.5%

          The Bank is the owner and beneficiary of insurance policies on the lives of the executive officers and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,444,000 at December 31, 1999.

     Deferred Compensation Plans
     ---------------------------

          During 1999, the Bank adopted an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At December 31, 1999, the Bank has accrued a liability of approximately $10,000 for this plan.

          During 1999, the Bank adopted a director's deferred compensation plan which allows a director to defer receipt of monthly director's fees for a specified period in order to provide future retirement income. At December 31, 1999, the Bank has accrued a liability of approximately $36,000 for this plan.

          The Bank is the owner and beneficiary of insurance policies on the lives of the participating executive officer and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,174,000 at December 31, 1999.

     Salary Continuation Plan
     ------------------------

          During 1999, the Board of Directors adopted a Salary Continuation Agreement for an executive officer. The Salary Continuation Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Salary Continuation Agreement. Upon death or a change of control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefit. At December 31, 1999, the Bank has accrued a liability of approximately $22,000 for this plan.

          The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $688,000 at December 31, 1999.

     Employee Stock Ownership Plan
     -----------------------------

          The Bank has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the plan are made at the discretion of the Board of Directors. Total employee benefits expense related to the Bank's contribution to the plan for 1999 and 1998 was approximately $103,000 and $87,000 respectively. The ESOP held 3,732 shares of MPB stock as of December 31, 1999, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share.

     Other
     -----
          At December 31, 1999, the Bank had a Split Dollar Life Insurance Plan for two executives for which the aggregate cash surrender value is approximately $783,000.

15                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

(15) Federal Income Taxes
     --------------------

          The following temporary differences gave rise to the deferred tax asset at December 31, 1999 and 1998:

          (Dollars in thousands)                        1999     1998
                                                        ----     ----
          Deferred tax assets:
            Allowance for loan losses............    $   697      635
            Benefit plans........................        218      158
            Nonaccrual interest..................         26        2
            Deferred income......................          8       17
                                                      -------  -------
            Unrealized losses on securities......        959        0
                                                      -------  -------
                                            Total    $ 1,908      812

          Deferred tax liabilities:
            Unrealized gains on securities.......    $     0     (177)
            Depreciation.........................       (103)    (101)
            Loan fees............................        (98)     (81)
                                                      -------  -------
            Bond accretion.......................        (32)     (17)
                                                      -------  -------
                                            Total    $  (233)    (376)
                                                      =======  =======
          Deferred tax asset, net................    $ 1,676      436

          The provision for income taxes consists of the following:

          (Dollars in thousands)                        1999     1998     1997
                                                        ----     ----     ----
          Current provision......................    $ 1,358    1,577    1,643
                                                      -------  -------  -------
          Deferred provision.....................       (105)     (61)      78
                                                      =======  =======  =======
          Provision for income taxes.............    $ 1,253    1,516    1,721

          A reconciliation of income tax at the statutory rate to MPB's effective rate is as follows:

          (Dollars in thousands)                        1999     1998     1997
                                                        ----     ----     ----
          Provision at the expected statutory
           rate..................................    $ 1,747    1,829    2,003
          Effect of tax-exempt income............       (536)    (380)    (302)
          Nondeductible interest.................         50       43       39
                                                      -------  -------  -------
          Other items............................         (8)      24      (19)
                                                      =======  =======  =======
          Provision for income taxes.............    $ 1,253    1,516    1,721

(16) Regulatory Matters
     ------------------
          The Pennsylvania Banking Code restricts the availability of Bank retained earnings for dividend purposes. At December 31, 1999 and 1998, $119,000 and $5,404,000, respectively, was available for dividends to Mid Penn Bancorp, Inc.

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

16                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


     (Dollars in thousands)                                                                                To Be Well Capitalized
     As of December 31, 1999:                                               Capital Adequacy               Under Prompt Corrective
                                                                            ----------------                 Action Provisions:
                                                                      Actual                Required         ------------------
                                                                 Amount    (Ratio)      Amount   (Ratio)      Amount    (Ratio)
                                                                 ------    -------      ------   -------      ------    -------
     Tier I Capital (to Average Assets) ...................    $ 19,307     (7.1%)      10,812    (4.0%)      13,515     (5.0%)
     Tier I Capital (to Risk Weighted Assets) .............      19,307     (9.9%)       7,768    (4.0%)      11,653     (6.0%)
     Total Capital (to Risk Weighted Assets) ..............      21,736    (11.2%)      15,537    (8.0%)      19,421    (10.0%)
     As of December 31, 1998:

     Tier I Capital (to Average Assets) ...................    $ 22,417     (8.4%)      10,659    (4.0%)      13,324     (5.0%)
     Tier I Capital (to Risk Weighted Assets) .............      22,417    (12.8%)       6,981    (4.0%)      10,471     (6.0%)
     Total Capital (to Risk Weighted Assets) ..............      24,600    (14.1%)      13,962    (8.0%)      17,452    (10.0%)

          As of December 31, 1999, the Bank's capital ratios are well in excess of the minimum and well-capitalized guidelines and MPB's capital ratios are in excess of the Bank's capital ratios.

(17) Concentration of Risk and Off-Balance Sheet Risk
     ------------------------------------------------
          The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

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

          As of December 31, 1999, commitments to extend credit amounted to $29,648,000 and standby letters of credit amounted to $2,336,000.

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

          As of December 31, 1999, commercial real estate financing was the only similar activity that met the requirements to be classified as significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank's business activity is with customers located in Central Pennsylvania, specifically within the Bank's trading area made up of Dauphin

17                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

     County, lower Northumberland County, western Schuylkill County and Hampden
          Township in Cumberland County. The Bank's highest concentrations of credit are in the areas of mobile home park land and commercial real estate office financing. Outstanding credit to these sectors amounted to $15,049,000 or 8.9% and $20,900,000 or 12.3% of net loans outstanding as of December 31, 1999.

(18) Commitments and Contingencies
     -----------------------------
          In the ordinary course of business, MPB has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of MPB.

(19) Parent Company Statements
     -------------------------
          The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

     CONDENSED BALANCE SHEET
          As of December 31, 1999, 1998 and 1997
          (Dollars in thousands)
                                                                                  1999           1998           1997
                                                                                  ----           ----           ----
     ASSETS
        Cash ..............................................................     $    867            485            320
                                                                                ---------      ---------      ---------
        Investment in Subsidiaries ........................................       25,698         31,051         29,410
                                                                                =========      =========      =========
                                                               Total Assets     $ 26,565         31,536         29,730

     LIABILITIES AND STOCKHOLDERS' EQUITY

        Stockholders' Equity ..............................................     $ 27,121         32,077         30,269
                                                                                ---------      ---------      ---------
        Less Treasury Stock ...............................................         (556)          (541)          (539)
                                                                                =========      =========      =========
                                               Total Liabilities and Equity     $ 26,565         31,536         29,730
     CONDENSED STATEMENT OF INCOME
          For the Years Ended December 31, 1999, 1998 and 1997
          (Dollars in thousands)                                                    1999           1998           1997
                                                                                    ----           ----           ----
        Dividends from Subsidiaries .......................................     $  7,080          2,304          2,385
        Other Income from Subsidiaries ....................................           24             27             25
        Undistributed Earnings of Subsidiaries ............................       (3,148)         1,615          1,841
                                                                                ---------      ---------      ---------
        Other Expenses ....................................................          (72)           (81)           (82)
                                                                                =========      =========      =========
                                                                 Net Income     $  3,884          3,865          4,169
     CONDENSED STATEMENT OF CASH FLOWS
          For the Years Ended December 31, 1999, 1998 and 1997
          (Dollars in thousands)
                                                                                    1999           1998           1997
                                                                                    ----           ----           ----
     CASH FLOWS FROM OPERATING ACTIVITIES

        Net Income ........................................................     $  3,884          3,865          4,169
                                                                                ---------      ---------      ---------
        Undistributed Earnings of Subsidiaries ............................        3,148         (1,615)        (1,841)
                                                                                ---------      ---------      ---------
                                  Net Cash Provided By Operating Activities        7,032          2,250          2,328

     CASH FLOWS FROM FINANCING ACTIVITIES

        Dividends Paid ....................................................       (6,635)        (2,083)        (1,992)
        Common Stock Retired ..............................................            0              0            (29)
                                                                                ---------      ---------      ---------
        Purchase of Treasury Stock ........................................          (15)            (2)            (6)
                                                                                ---------      ---------      ---------
                                      Net Cash Used In Financing Activities       (6,650)        (2,085)        (2,027)
        Net Increase in Cash ..............................................          382            165            301
                                                                                ---------      ---------      ---------
        Cash at Beginning of Period .......................................          485            320             19
                                                                                =========      =========      =========
        Cash at End of Period .............................................     $    867            485            320

18                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

(20) Fair Value of Financial Instruments
     -----------------------------------
          SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of MPB.

          The following methodologies and assumptions were used to estimate the fair value of MPB's financial instruments:

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

     Loans:
          The loan portfolio was segregated into pools of loans with similar economic characteristics and was further segregated into fixed rate and variable rate, and each pool was treated as a single loan with the estimated fair value based on the discounted value of expected future cash flows. Fair value of loans with significant collectibility concerns (that is, problem loans and potential problem loans) was determined on an individual basis using an internal rating system and appraised values of each loan. Assumptions regarding problem loans are judgmentally determined using specific borrower information.

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

     Off-balance-sheet financial instruments:
          There are no unearned fees outstanding on off-balance-sheet financial instruments, and the fair values are determined to be equal to the carrying values.

19                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

          The following table summarizes the book or notional value and fair value of financial instruments at December 31, 1999 and 1998.

                                                                                December 31, 1999            December 31, 1998
     (Dollars in thousands)                                                    Book or                      Book or
                                                                              Notional        Fair         Notional        Fair
                                                                               Value          Value         Value          Value
                                                                               -----          -----         -----          -----
     Financial assets:
        Cash and due from banks ......................................       $  7,474          7,474         5,651          5,651
        Interest bearing balances ....................................         34,570         34,570        42,883         42,883
        Investment securities ........................................         64,099         64,099        67,933         67,933
        Net loans ....................................................        169,789        172,678       150,680        159,643
     Financial liabilities:
        Deposits .....................................................       $217,840        217,107       216,802        219,301
        Short-term borrowings ........................................         24,636         24,636        12,159         12,159
        Long-term debt ...............................................         16,400         16,842        15,550         16,254
     Off-balance sheet financial instruments:
        Commitments to extend credit .................................       $ 29,648         29,648        20,697         20,697
        Standby letters of credit ....................................          2,336          2,336         2,480          2,480

(21) Common Stock:
     -------------
          MPB has reserved 50,000 of authorized, but unissued shares of its common stock for issuance under the ESOP Plan. Shares issued under the ESOP Plan are at the discretion of the board of directors.

          In November, 1997 MPB amended and restated its dividend reinvestment plan, (DRIP). Two hundred thousand shares of MPB's authorized but unissued common stock are reserved for issuance under the DRIP. The DRIP also allows for voluntary cash payments within specified limits, for the purchase of additional shares.

20                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis
of Financial Condition and Results of Operations

     The purpose of this discussion is to further detail the financial condition and results of operations of Mid Penn Bancorp, Inc. (MPB). MPB is not aware of any known trends, events, uncertainties or of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on MPB's liquidity, capital resources or operations. This discussion should be read along with the financial statements also appearing in this report. Per share data has been restated to reflect the effect of stock dividends and splits. The prior year financial data has been restated to reflect the 1998 merger of Miners Bank of Lykens as if the two banks had always been one.

                                Financial Summary
                                -----------------

     The consolidated earnings of MPB are derived primarily from the operations of its wholly-owned subsidiary, Mid Penn Bank.

     MPB earned net income of $3,884,000 for the year 1999, compared to $3,865,000 in 1998, which was an increase of $19,000 or 0.5%. This represents net income in 1999 of $1.28 per share compared to $1.27 per share in 1998 and $1.37 per share in 1997. Approximately $568,000 of the earnings of 1997 were the result of the net gain on the sale of the Mid Penn Bank credit card portfolio.

     Total assets of MPB continued to grow in 1999, reaching the level of $287,542,000, an increase of $9,715,000 or 3.50% over $277,827,000 at year end
1998. The majority of the asset growth in 1999 was due to an increase in commercial loans.

     MPB continued to achieve an excellent return on average shareholders' equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 14.68% in 1999, 12.81% in 1998 and 14.76% in 1997. Return
on average assets (ROA), another performance indicator, was 1.40% in 1999, 1.45% in 1998 and 1.71% in 1997.

     During the first quarter of 1999 our Board of Directors declared a special cash dividend of $1.50 per share. This special dividend is not expected to affect regular dividends in the future. The special dividend was declared to reduce the capital levels of Mid Penn Bancorp, Inc., increase ROE, and enhance shareholder value. We have enjoyed a very solid capital position due to strong financial performance. In the banking industry, there has been a general shift from ROA to ROE as a measure of financial performance since ROE is a truer measure of a company's earnings on its shareholders' ownership. By lowering capital through this special dividend, we will be improving ROE, thus improving this ratio important to bank stock analysis.

     After payment of this special dividend, Mid Penn Bank will maintain capital levels well above regulatory requirements. Tier one capital (to risk weighted assets) of $19,307,000 or 9.9% and total capital (to risk weighted assets) of $21,736,000 or 11.2% at December 31, 1999, are well above the December 31, 1999 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of stockholders' equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance-sheet activities. On December 31, 1998, MPB transferred an additional $3,000,000 in investment securities from the Bank to a wholly-owned investment company, Mid Penn Investment Corporation in Wilmington, Delaware, as the state of Delaware offers a beneficial state tax environment for these assets.

     During 1998, MPB acquired all the outstanding common stock of Miners Bank of Lykens (MBL) in exchange for 148,250 shares of MPB's common stock. MBL was a one office, full service bank with total assets of approximately $27,915,000 at July 13, 1998, the date of the acquisition. MBL earned net income of $163,000 in 1997 and $148,000 in 1996. This acquisition allows Mid Penn Bank to bridge a gap between its Elizabethville and Tower City offices.

                               Net Interest Income
                               -------------------

     Net interest income, MPB's primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

     During 1999 net interest income decreased $405,000 or 3.74% as compared to an increase of $384,000 or 3.67% in 1998. The 1999 decrease was caused primarily by the lower yield on loans during the year due to the decrease in average prime rate and pressure in the competitive environment to reprice existing loans. The average balances, effective interest differential and interest yields for the years ended December 31, 1999, 1998 and 1997, the components of net interest rate growth, are presented


21                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

in Table 1. A comparative presentation of the changes in net interest income for 1999 compared to 1998, and 1998 compared to 1997, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

     The yield on earning assets decreased to 7.91% in 1999 from 8.33% in 1998. The yield on earning assets for 1997 was 8.54%. The change in the yield on earning assets was due primarily to the repricing of commercial loans in a very competitive rate environment, the $3,900,000 purchase of life insurance, which yields income but not interest income, and changes in the "prime rate." The average "prime rate" for 1999 was 7.98% as compared to 8.38% for 1998 and 8.44% for 1997.

     Interest expense increased by $81,000 or 0.84% in 1999 as compared to $740,000 or 8.36% in 1998. The increase in 1998 was due primarily to the increase in the total of interest bearing liabilities including the greater reliance on borrowings from the Federal Home Loan Bank of Pittsburgh.

     Primarily resulting from the fluctuations in interest rates, the net interest margin on a tax equivalent basis, in 1999 was 4.24% compared to 4.52% in 1998 and 4.72% in 1997. Management continues to closely monitor the net interest margin.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 1999


(Dollars in thousands)                  Average      Interest     Average Rates
                                        Balance   Income/Expense  Earned/Paid
                                       ---------  --------------  ------------

 ASSETS:
  Interest Bearing Balances........  $   39,671          2,409         6.07%
  Investment Securities:
   Taxable                               40,672          2,562         6.30%
   Tax-Exempt                            26,609          1,988         7.47%
                                       --------
        Total Investment Securities      67,281
                                       --------

  Federal Funds Sold...............          12              1         5.00%
  Loans, Net.......................     156,518         13,884         8.87%
                                       --------       --------
  Total Earning Assets.............     263,482         20,844         7.91%
  Cash and Due from Banks..........       5,174       --------
  Other Assets.....................       9,646
                                       --------
                       Total Assets  $  278,302
                                       ========
 LIABILITIES & STOCKHOLDERS' EQUITY:
  Interest Bearing Deposits:
   NOW.............................  $   27,669            380         1.37%
   Money Market....................      20,734            705         3.40%
   Savings.........................      26,259            586         2.23%
   Time............................     125,782          6,631         5.27%
  Short-term Borrowings............      10,683            517         4.84%
  Long-term Debt...................      14,453            855         5.92%
                                       --------       --------
  Total Interest Bearing
   Liabilities.....................     225,580          9,674         4.29%
  Demand Deposits..................      23,338       --------
  Other Liabilities................       2,934
  Stockholders' Equity.............      26,450
                                       --------
              Total Liabilities and
               Stockholders' Equity  $  278,302
                                       ========

 Net Interest Income...............  $                  11,170
 Net Yield on Interest Earning Assets:                ========
  Total Yield on Earning
   Assets..........................                                    7.91%
  Rate on Supporting
   Liabilities.....................                                    3.67%
   Net Interest Margin.............                                    4.24%


22                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont'd)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 1998

(Dollars in thousands)

                                       Average      Interest     Average Rates
                                       Balance   Income/Expense   Earned/Paid
                                       --------  --------------  -------------
ASSETS:
 Interest Bearing Balances.......    $   40,056          2,574         6.43%
 Investment Securities:
  Taxable........................        37,832          2,455         6.49%
  Tax-Exempt.....................        19,868          1,564         7.87%
                                      ---------
   Total Investment Securities           57,700
                                      ---------

 Federal Funds Sold..............           819             45         5.50%
 Loans, Net......................       153,344         14,357         9.36%
                                      ---------      ---------
 Total Earning Assets............       251,919         20,995         8.33%
 Cash and Due from Banks.........         5,806      ---------
 Other Assets....................         7,945
                                      ---------
                     Total Assets    $  265,670
                                      =========
LIABILITIES & STOCKHOLDERS'
 EQUITY:
 Interest Bearing Deposits:
  NOW............................    $   27,649            500         1.81%
  Money Market...................        14,882            449         3.02%
  Savings........................        25,112            622         2.48%
  Time...........................       126,123          7,056         5.59%
 Short-term Borrowings...........         3,801            203         5.34%
 Long-term Debt..................        13,573            763         5.62%
 Total Interest Bearing               ---------      ---------
  Liabilities....................       211,140          9,593         4.54%
 Demand Deposits.................        21,024      ---------
 Other Liabilities...............         3,328
 Stockholders' Equity............        30,178
                                      ---------
            Total Liabilities and
             Stockholders' Equity    $  265,670
                                      =========

Net Interest Income..............    $                  11,402
Net Yield on Interest Earning                        =========
 Assets:
 Total Yield on Earning
  Assets.........................                                      8.33%
 Rate on Supporting
  Liabilities ...................                                      3.81%
 Net Interest Margin ............                                      4.52%


23                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

 TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont'd)

 INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
 FOR YEAR ENDED DECEMBER 31, 1997

(In thousands)

                                       Average      Interest     Average Rates
                                       Balance   Income/Expense   Earned/Paid
                                       --------  --------------  -------------
ASSETS:
 Interest Bearing Balances.......   $   31,709          2,014         6.35%
 Investment Securities:
  Taxable........................       32,169          2,122         6.60%
  Tax-Exempt                            14,844          1,226         8.26%
                                     ---------
      Total Investment Securities       47,013
                                     ---------

 Federal Funds Sold..............        1,138             66         5.80%
 Loans, Net......................      151,759         14,344         9.45%
                                     ---------      ---------
 Total Earning Assets............      231,619         19,772         8.54%
 Cash and Due from Banks.........        4,957      ---------
 Other Assets....................        7,488
                                     ---------
                     Total Assets   $  244,064
                                     =========
LIABILITIES & STOCKHOLDERS'
 EQUITY:
 Interest Bearing Deposits:
  NOW............................   $   26,804            567         2.12%
  Money Market...................       11,821            295         2.50%
  Savings........................       25,360            641         2.53%
  Time...........................      121,117          6,793         5.61%
 Short-term Borrowings...........        3,415            186         5.45%
 Long-term Debt..................        5,719            371         6.49%
 Total Interest Bearing              ---------      ---------
  Liabilities....................      194,236          8,853         4.56%
 Demand Deposits.................       18,547      ---------
 Other Liabilities...............        2,985
 Stockholders' Equity............       28,296
                                     ---------
            Total Liabilities and
             Stockholders' Equity   $  244,064
                                     =========

Net Interest Income..............   $                  10,919
Net Yield on Interest Earning                       =========
 Assets:
  Total Yield on Earning Assets..                                     8.54%
  Rate on Supporting Liabilities.                                     3.82%
  Net Interest Margin............                                     4.72%


     Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

     Loan fees of $258,000, $275,000 and $304,000 are included with interest income in Table 1 for the years 1999, 1998 and 1997, respectively.


24                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

  TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

  (Dollars in thousands)
                               1999 Compared to 1998     1998 Compared to 1997
                              Increase (Decrease) Due     Increase (Decrease)
                                   to Change In:           Due to Change In:

   Taxable Equivalent Basis    Volume     Rate     Net    Volume   Rate    Net
                               ------     ----     ---    ------   ----    ---
   INTEREST INCOME:
    Interest Bearing
     Balances..............  $   (25)     (140)   (165)     530     30     560
    Investment Securities:
    Taxable................      184       (77)    107      374    (41)    333
    Tax-Exempt.............      531      (107)    424      415    (77)    338
                              -------   -------  ------   ------  ------  -----
Total Investment Securities      715      (184)    531      789   (118)    671

    Federal Funds Sold.....      (44)        0     (44)     (18)    (3)    (21)
    Loans, Net.............      297      (770)   (473)      15     (2)     13
                              -------   -------  ------   ------  ------  -----
      Total Interest Income  $   943    (1,094)   (151)   1,316    (93)  1,223
                              -------   -------  ------   ------  ------  -----
   INTEREST EXPENSE:
   Interest Bearing Deposits:
      NOW..................  $     0      (120)   (120)      18    (85)    (67)
      Money Market.........      177        79     256       77     77     154
      Savings..............       28       (64)    (36)      (6)   (13)    (19)
      Time.................      (19)     (406)   (425)     281    (18)    263
                              -------   -------  ------   ------  ------  -----
      Total Interest
           Bearing Deposits      186      (511)   (325)     370    (39)    331
    Short-term Borrowings..      367       (53)    314       21     (4)     17
    Long-term Debt.........       49        43      92      510   (118)    392
                              -------   -------  ------   ------  ------  -----
     Total Interest Expense  $   602      (521)     81      901   (161)    740
                              -------   -------  ------   ------  ------  -----

   NET INTEREST INCOME       $   341      (573)   (232)     415     68     483
                              =======   =======  ======   ======  ======  =====

     The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

                            Provision for Loan Losses
                            -------------------------

     The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Due to the cyclical nature of the economy coupled with the Bank's substantial involvement in commercial loans and the record number of nationwide consumer bankruptcies, management thought it prudent to make a $325,000 allocation in 1999 as well as a provision of $254,000 during 1998. The 1998 provision included a specific allocation of $150,000 related to one impaired commercial loan. The allowance for loan losses as a percentage of total loans was 1.43% at December 31, 1999, compared to 1.49% and 1.46% for the years ended December 31, 1998 and 1997, which continues to be higher than that of peer financial institutions due to a higher level of loans to finance commercial real estate. A summary of charge-offs and recoveries of loans is presented in Table 3.


25                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)
                                               Years ended December 31,
                                         1999    1998    1997    1996*   1995*
                                        ------  ------  ------  ------- -------
Balance beginning of period........... $ 2,313   2,281   2,278    2,457   2,511
                                        ------  ------  ------  ------- -------
Loans charged-off:
 Commercial real estate, construction
  and land development................       0      40       4       25      86
 Commercial, industrial and
  agricultural........................     146     200      32      213      55
 Real estate-residential..............       0      40      20        4       0
 Consumer.............................      78      37     197      234     225
                                        ------  ------  ------  ------- -------
               Total loans charged-off     224     317     253      476     366
                                        ------  ------  ------  ------- -------

Recoveries on loans previously
 charged-off:
 Commercial real estate, construction
  and land development................      55      10       4       39      33
 Commercial, industrial and
  agricultural........................       1      56     107      105     111
 Real estate-residential..............       0       0       3       38       4
 Consumer.............................      35      29      33       63      54
                                        ------  ------  ------  ------- -------
   Total recoveries                         91      95     147      245     202
                                        ------  ------  ------  ------- -------

Net charge-offs.......................     133     222     106      231     164
                                        ------  ------  ------  ------- -------
Current period provision for
 loan losses..........................     325     254     109       52       0
                                        ------  ------  ------  ------- -------
Balance end of period.................  $2,505   2,313   2,281    2,278   2,347
                                        ======  ======  ======  ======= =======

Ratio of net charge-offs during the
 period to average loans outstanding
 during the period, net of unearned
 discount.............................    0.08%   0.14%   0.07%   0.16%   0.13%
                                        ======  ======  ======  ======= =======

Allowance for loan losses as a
 percentage of average total loans....    1.43%   1.49%   1.46%       -       -

*Mid Penn Bank only, Miners Bank of Lykens information not readily available

                               Noninterest Income
                               ------------------

     During 1999, MPB earned $1,689,000 in noninterest income, compared to $1,398,000 earned in 1998, and $1,772,000 earned in 1997. Noninterest income in 1999 and 1998 included nonrecurring gains of $336,000 and $323,000, respectively, from the sale of other real estate. The major contributor to noninterest income in 1997 was the one-time gain on the sale of the Bank's credit card portfolio that amounted to $860,000.

     Trust department income for 1999 was $127,000, a $23,000 or 22.1% increase over $104,000 in 1998, which was $14,000 or 15.6% more than the $90,000 earned in 1997. Trust Department income fluctuates from year to year, primarily due to the number of estates being settled during the year.

     Service charges on deposit accounts amounted to $554,000 for 1999, an increase of $104,000 over $450,000 for 1998, which showed a 37.2% increase over 1997. The majority of this increase resulted from the increasing revenues from NSF charges.

     On December 31, 1998, MPB purchased cash surrender value life insurance policies that provide funding for director retirement and salary continuation plans. The income on these policies amounted to $189,000 during the year 1999.

     MPB also earned $102,000 in commissions from INVEST, the third-party provider of investments whose services the Bank has contracted. Other operating income amounted to $481,000 (net of gains on other real estate) in 1999, $443,000 and $432,000 in 1998 and 1997, respectively.


26                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

                               Noninterest Expense
                               -------------------

     A summary of the major components of noninterest expense for the years ended December 31, 1999, 1998 and 1997 is reflected in Table 4. Noninterest expense increased to $6,665,000 in 1999 from $6,606,000 in 1998 and $6,232,000 in 1997. The major component of noninterest expense is salaries and employee benefits. Noninterest expense in 1999 increased less than 1% over that of 1998. This expense in 1999 includes approximately $126,000 of supplemental employee bonuses for the year 1998.

     Noninterest expense of $6,606,000 in 1998 represents an increase of 6.00% over that of the prior year. The majority of the increase deals with costs of the merger with MBL including the related legal, advertising and conversion expenses.

TABLE 4: NONINTEREST EXPENSE

 (Dollars in thousands)
                                                  Years ended December 31,
                                                  1999      1998      1997
                                                 ------    ------    ------
  Salaries and employee benefits............  $  3,741     3,383     3,474
  Occupancy, net............................       318       323       319
  Equipment.................................       510       565       477
  Postage and supplies......................       275       356       306
  FDIC assessments..........................        26        26        25
  Marketing and advertising.................       121       160       151
  Pennsylvania bank shares tax..............       279       274       261
  Professional services.....................       124       126       101
  Telephone.................................        74        70        61
  Loss on mortgage sales....................        47        64        18
  Other.....................................     1,150     1,259     1,039
                                               --------  --------  --------
                   Total Noninterest Expense  $  6,665     6,606     6,232
                                               ========  ========  ========

                                   Investments
                                   -----------

     MPB's investment portfolio is utilized to improve earnings through investments of funds in high-yielding assets which provide the necessary balance sheet liquidity for MPB.

     Our entire portfolio of investment securities is considered available for sale. As such, the investments are recorded on our Balance Sheet at market value. Our investments: US Treasury, agency and municipal securities are given a market price relative to investments of the same type with similar maturity dates. Since the interest rate environment of these securities has increased by more than 2 percentage points in the past twelve months, our existing securities are valued lower in comparison. The difference in value, or unrealized loss, amounted to $1,861,000, net of tax, as of the end of the year. However, the investments are all high quality United States and municipal securities that if held to maturity are expected to yield no loss to the Bank.

     At December 31, 1999, SFAS No. 115 resulted in a decrease of shareholders' equity of $1,861,000 (unrealized loss on securities of $2,820,000, less estimated income tax effect of $959,000). As of December 31, 1998, SFAS No. 115 resulted in an increase in shareholders' equity of $344,000 (unrealized gain on securities of $521,000, less estimated income tax effect of $177,000), compared to in an increase in stockholders' equity of $318,000 (unrealized gain on securities of $481,000, less estimated income tax effect of $163,000) as of December 31, 1997.

     MPB does not have any significant concentrations of investment securities.


27                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

     Table 5 provides a history of the amortized cost of investment securities at December 31 for each of the past three years. The gross unrealized gains and losses on investment securities are outlined in Note 6 to the Consolidated Financial Statements.

TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

(Dollars in thousands)                                  December 31,
                                             1999          1998         1997
                                             ----          ----         ----

U. S. Treasury and U.S.
 government agencies..............       $ 33,778        36,922       32,236
Mortgage-backed U.S. government
 agencies.........................          1,799         2,285        3,869
State and political subdivision
 obligations......................         28,061        26,020       16,276
Restricted equity securities......          3,281         2,185          737
                                          -------        ------       ------
                             Total       $ 66,919        67,412       53,118
                                          =======        ======       ======

                                      Loans
                                      -----

     At December 31, 1999, net loans totaled $169,789,000, a $19,109,000 or
12.7% increase from December 31, 1998. During 1998, MPB experienced an increase in commercial real estate loans of approximately $17,065,000, the majority of which was generated in the greater Harrisburg region.

     In August of 1997, Mid Penn Bank sold its credit card portfolio of $5,100,000, generating a gain net of tax of $568,000. The portfolio was sold in light of the record number of consumer bankruptcies and the rising incidence of credit card fraud that were detrimentally affecting the overall return of the portfolio.

     The current environment in lending is extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 1999, loans, net of unearned income, represented 63.2% of earning assets as compared to 57.6% on December 31, 1998 and 62.7% on December 31, 1997.

     The Bank's loan portfolio is diversified among individuals, farmers, and small and medium-sized businesses generally located within the Bank's trading area of Dauphin County, lower Northumberland County, western Schuylkill County and eastern Cumberland County. Commercial real estate, construction and land development loans are collateralized mainly by mortgages on the income-producing real estate or land involved. Commercial, financial and agricultural loans are made to business entities and may be secured by business assets, including commercial real estate, or may be unsecured. Residential real estate loans are secured by liens on the residential property. Consumer loans include installment, lines of credit and home equity loans.

     A distribution of the Bank's loan portfolio according to major loan classification is shown in Table 6.

TABLE 6: LOAN PORTFOLIO

(Dollars in thousands)                           December 31,
                               1999      1998       1997      1996      1995*
                             --------  --------   --------  --------  --------
Commercial real estate,
 construction
 and land development...... $ 105,328    88,263     81,191    75,200    65,671
Commercial, industrial and
 agricultural..............    20,118    20,401     20,107    19,925    16,682
Real estate-residential
 mortgage..................    32,586    30,325     34,195    34,391    27,821
Consumer...................    16,780    16,034     21,018    27,420    23,473
Lease financing............         0         1          8        13        18
                             --------  --------   --------  --------  --------
   Total Loans                174,812   155,024    156,519   156,949   133,665
Unearned income............    (2,518)   (2,031)    (1,943)   (1,879)   (1,729)
                             --------  --------   --------  --------  --------
Loans net of unearned
 discount..................   172,294   152,993    154,576   155,070   131,936
Allowance for loan losses..    (2,505)   (2,313)    (2,281)   (2,278)   (2,347)
                             --------  --------   --------  --------  --------
   Net Loans                $ 169,789   150,680    152,295   152,792   129,589
                             ========  ========   ========  ========  ========

*Mid Penn Bank only, Miners Bank of Lykens information not readily available

                            Allowance for Loan Losses
                            -------------------------

     The allowance for loan losses is maintained at a level believed adequate by Management to absorb potential loan losses in the


28                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

loan portfolio. MPB has a loan review department that is charged with establishing a "watchlist" of potential unsound loans, identifying unsound credit practices and suggesting corrective actions. A quarterly review and reporting process is in place for monitoring those loans that are on the "watchlist." Each credit on the "watchlist" is evaluated to estimate potential losses. In addition, estimates for each category of credit are provided based on management's judgment which considers past experience, current economic conditions and other factors. For installment and real estate mortgages, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total of reserves resulting from this analysis are "allocated" reserves. The amounts not specifically provided for individual classes of loans are considered "unallocated." This unallocated amount is determined and based on judgments regarding economic conditions, trends and other factors.

     The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 1999, was $2,505,000 or 1.45% of total loans less unearned discount as compared to $2,313,000 or 1.51% at December 31, 1998, and $2,281,000 or 1.48% at December 31, 1997.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                                                      December 31,

                                         1999               1998               1997               1996               1995*
                                         ----               ----               ----               ----               ----
                                             Percent            Percent            Percent            Percent            Percent
                                    Amount  of Loans   Amount  of Loans   Amount  of Loans   Amount  of Loans   Amount  of Loans
                                    ------  --------   ------  --------   ------  --------   ------  --------   ------  --------
   Commercial real estate,
    construction and land
    development................... $   927      60.3%     861      56.8%     596      50.6%     666      47.9%     574      49.1%
   Commercial, industrial and
    agricultural..................     782      11.5%     693      13.5%     369      14.0%     381      12.7%     573      12.5%
   Real estate-residential
    mortgage......................     198      18.6%     219      19.4%     207      21.9%     184      21.9%     120      20.8%
   Consumer.......................     114       9.6%     127      10.3%     146      13.5%     309      17.5%     245      17.6%
   Unallocated....................     484         -      413         -      963         -      738         -      835         -
                                    ------  --------   ------  --------   ------  --------   ------  --------   ------  --------
                       Total loans $ 2,505       100%   2,313     100.0%   2,281     100.0%   2,278     100.0%   2,347     100.0%
                                    ======  ========   ======  ========   ======  ========   ======  ========   ======  ========
*Mid Penn Bank only, Miners
 Bank of Lykens information
 not readily available

                              Nonperforming Assets
                              --------------------

     Nonperforming assets, other than consumer loans and 1-4 family residential mortgages, include impaired and nonaccrual loans, loans past due 90 days or more, restructured loans and other real estate (including residential property). Nonaccrual loans are loans on which we no longer recognize daily interest income. A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more, or because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well- secured and in the process of collection or repayment. Restructured loans are those loans whose terms have been modified to lower interest or principal payments because of borrower financial difficulties. Foreclosed assets held for sale include those assets that have been acquired through foreclosure for debts previously contracted in settlement of debt.

     Consumer loans are generally recommended for charge-off when they become 150 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $266,000, $66,000 and $123,000 in 1999, 1998, and 1997, respectively.

     A presentation of nonperforming assets as of December 31 for each of the past five years is given in Table 8. Nonperforming assets at December 31, 1999, totaled $2,217,000 or 0.77% of total assets compared to $3,064,000 or 1.10% of total assets in 1998, and $2,112,000 or .82% of total assets in 1997. The foreclosed assets held for sale at December 31, 1999, consist of one piece of commercial real estate and residential building lots that MPB has available for sale.


29                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

     Nonperforming assets are taken into consideration by management when assessing the adequacy of the Allowance for Loan Losses.

TABLE 8: NONPERFORMING ASSETS

(Dollars in thousands)
                                                      December 31,
                                         1999    1998    1997    1996    1995*
                                        ------  ------  ------  ------  ------

Nonaccrual loans..................   $     890     376     333   1,183   1,753
Past due 90 days or more..........         386     844     212     544     195
Restructured loans................         878   1,497     212     145       0
                                       -------  ------  ------  ------  ------
         Total nonperforming loans       2,154   2,717     757   1,872   1,948
Foreclosed assets held for sale...          63     347   1,355     548     507
                                       -------  ------  ------  ------  ------
 Total nonperforming assets.......   $   2,217   3,064   2,112   2,420   2,455
                                       =======  ======  ======  ======  ======
Percent of total loans
 outstanding......................        1.29%   2.00%   1.38%   1.54%   1.84%
Percent of total assets...........         .77%   1.10%    .82%   1.02%   1.26%

*Mid Penn Bank only, Miners Bank of Lykens information not readily available

     There are no loans classified for regulatory purposes that have not been included in Table 8. There are no trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources, or no other material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

                       Deposits and Other Funding Sources
                       ----------------------------------

     MPB's primary source of funds is its deposits. Deposits at December 31, 1999, were $217,840,000, which increased slightly by $1,038,000 or 0.48% from December 31, 1998, compared to a slight decrease of $344,000 or 0.16% in 1998. A limited-time, special-rate certificate of deposit offer in the fall of 1997 aided the Bank in attaining these increases. Deposits did not change significantly during 1999 and 1998. Included in the 1997 deposit growth are in excess of $10 million in jumbo certificates of deposit issued to municipalities. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 1999, 1998, and 1997 are presented in Table 9.

     Average short-term borrowings for 1999 were $10,683,000 as compared to $3,801,000 in 1998. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased.

TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION


(Dollars in thousands)                                                     Years ended December 31,
                                                            1999                    1998                   1997
                                                            ----                    ----                   ----
                                                      Average   Average     Average      Average     Average  Average
                                                      Balance     Rate      Balance        Rate      Balance    Rate
                                                      -------     ----      -------        ----      -------    ----
Noninterest bearing demand deposits..............  $   23,338     0.00%       21,024       0.00%     18,547     0.00%
Interest bearing demand deposits.................      27,669     1.37%       27,649       1.81%     26,804     2.12%
Money market.....................................      20,734     3.40%       14,882       3.02%     11,821     2.50%
Savings..........................................      26,259     2.23%       25,112       2.48%     25,360     2.52%
Time.............................................     125,782     5.27%      126,123       5.59%    121,117     5.61%
                                                     --------   -------    ---------   ---------   --------   -------
                                            Total  $  223,782     3.71%      214,790       4.02%    203,649     4.07%
                                                     ========   =======    =========   =========   ========   =======

                                Capital Resources
                                -----------------

     Stockholders' equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. Too much capital, however, indicates that not enough of the company's earnings have been paid to shareholders, and the buildup makes it difficult for a company to offer a competitive return on the shareholders' capital going forward. For these reasons capital adequacy has been, and will continue to be, of paramount importance.


30                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

     In 1999, capital was decreased by $4,971,000 or 15.8% compared to 1998. Comparatively, 1998 capital grew $1,806,000 or 6.0% above 1997. Capital growth is achieved by retaining more in earnings than we pay out to our shareholders.

     MPB's normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future Corporation growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 171% for 1999 compared to 54% for 1998 and 48% for 1997. The reason for the special dividend payout in 1999, as outlined in the first section of this discussion, was to increase ROE and enhance shareholder value.

     Until 1997, MPB acquired shares of its stock in the open market to meet the needs of its dividend reinvestment plan. The availability of shares for purchase has decreased significantly in recent years, and as a result, MPB's dividend reinvestment plan was changed in 1997 to allow for the use of authorized, but unissued shares of common stock under the plan.

     MPB has been approved by the Internal Revenue Service to offer an employee stock ownership plan.

     At December 31, 1999, 19,996 shares of MPB's common stock have been purchased back by MPB, held as treasury stock, and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used for the employee stock ownership plan.

                              Federal Income Taxes
                              --------------------

     Federal income tax expense for 1999 was $1,253,000 compared to $1,516,000 and $1,721,000 in 1998 and 1997, respectively. The effective tax rate was 24% for 1999, 28% for 1998 and 29% for 1997.

                                    Liquidity
                                    ---------

     MPB's asset-liability management policy addresses the management of MPB's liquidity position and its ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. MPB utilizes its investment portfolio as a source of liquidity along with deposit growth and increases in repurchase agreements and other short-term borrowings. (See Deposits and Other Funding Sources which appears earlier in this discussion.) Liquidity from investments is provided primarily through investments and interest bearing balances with maturities of one year or less. Funds are available to MPB through loans from the Federal Home Loan Bank and established federal funds (overnight) lines of credit. MPB's major source of funds is its core deposit base as well as its capital resources.

     The major sources of cash in 1999 came from operations, increased short-term borrowings of $12,477,000, and the net decrease of $8,313,000 in interest-bearing balances. Net deposits increased by $1,038,000 contributing another source of cash. The major area of deposit increase was in a high-balance money market account known as the Prime Investment account, while certificate of deposit balances decreased during the year in the face of a very competitive price environment.

     The sources of cash were used primarily to fund loan growth. Net loan funding in 1999 used $19,434,000 of cash. While loan growth was very sluggish during the first half of the year, MPB experienced substantial loan growth with the portfolio growing more than 12% by year end. The majority of the loan growth was in loans to fund commercial real estate in the Greater Harrisburg area. Other uses of cash for the year included the $6,635,000 paid to shareholders in dividends, and the increase in cash balances of $1,823,000 related to our preparedness for increased cash needs in light of Y2K concerns.

     During 1998, the major sources of cash came from operations and the maturity and sale of investment securities, which accelerated in the decreasing rate environment to $24,997,000. MPB also borrowed $10,000,000 in 10 year/1 year putable advances from the Federal Home Loan Bank. These advances with an average rate of 4.96% were used to fund the purchase of interest bearing balances and investment securities of which the Bank is able to generate a spread and increase net earnings. By continuing to promote free checking products, MPB was able to realize a net increase of $7,074,000 in low-cost demand and savings deposits.

     As loan demand remained very competitive, MPB realized a net increase in loans of $4,917,000 during the year 1998. Additional cash was used to purchase $39,279,000 in investment securities, largely high quality U.S. Government Agency securities which offered a significant spread over U.S. Treasury securities. In the falling rate environment, interest bearing balances,


31                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

and insured jumbo certificates of deposit of other banks continued to offer attractive interest rates relative to Treasury investment alternatives. In light of this opportunity, MPB increased the portfolio of interest bearing balances by $6,879,000 during the year. On December 31, 1998, MPB also purchased $3,900,000 single premium life insurance policies, which will be used to fund director retirement benefits, and in the meantime, will generate a stream of tax-free income to MPB. Time deposits decreased during the year as jumbo certificates of deposit issued in 1997 matured and were not replaced.

     Market Risk - Asset-Liability Management and Interest Rate Sensitivity
     ----------------------------------------------------------------------

     Interest rate sensitivity is a function of the repricing characteristics of MPB's portfolio of assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time. These differences are known as interest sensitivity gaps.

     MPB manages the interest rate sensitivity of its assets and liabilities. The principal purpose of asset-liability management is to maximize net interest income while avoiding significant fluctuations in the net interest margin and maintaining adequate liquidity. Net interest income is increased by increasing the net interest margin and by increasing earning assets.

     MPB utilizes asset-liability management models to measure the impact of interest rate movements on its interest rate sensitivity position. The traditional maturity gap analysis is also reviewed regularly by MPB's management. MPB does not attempt to achieve an exact match between interest sensitive assets and liabilities because it believes that a controlled amount of interest rate risk is desirable.

     The maturity distribution and weighted average yields of investments is presented in Table 10. The maturity distribution and repricing characteristics of MPB's loan portfolio is shown in Table 11. Table 12 provides expected maturity information about MPB's financial instruments that are sensitive to changes in interest rates. Except for the effects of prepayments on mortgage related assets, the table presents principal cash flows and related average interest rates on interest bearing assets by contractual maturity. Residential loans are assumed to have annual payment rates between 12% and 18% of the portfolio. Loan and mortgage-backed securities balances are not adjusted for unearned discounts, premiums and deferred loan fees. MPB assumes that 75% of savings and NOW accounts are core deposits and are, therefore, expected to roll-off after 5 years. Transaction accounts, excluding money market accounts, are assumed to roll- off after five years. Money market accounts are assumed to be variable accounts and are reported as maturing within the first twelve months. No roll-off is applied to certificates of deposit. Fixed maturity deposits reprice at maturity. The maturity distribution of time deposits of $100,000 or more is shown in Table 13.

TABLE 10: INVESTMENT MATURITY AND YIELD

(Dollars in thousands)

                                                      December 31, 1999
                                            After One      After Five
                               One Year     Year thru      Years thru    After Ten
                               and Less     Five Years     Ten Years       Years      Total
                               --------     ----------     ---------       -----      -----
U.S. Treasury and U.S.
 government agencies.......   $    500        6,530          15,547        11,201     33,778
State and political
 subdivision obligations...      1,180        2,015           7,796        17,070     28,061
Mortgage-backed U.S.
 government agencies.......          0          905               0           894      1,799
Equity securities..........          0            0               0         3,281      3,281
                               -------     --------        --------      --------   --------
                      Total   $  1,680        9,450          23,343        32,446     66,919
                               =======     ========        ========      ========   ========
                                                      December 31, 1999
                                            After One      After Five
                               One Year     Year thru      Years thru    After Ten
                               and Less     Five Years     Ten Years       Years      Total
                               --------     ----------     ---------       -----      -----
Weighted Average Yields
-----------------------
U.S. Treasury and U.S.
 government agencies.......       5.75%        6.01%         6.44%         6.47%      6.36%
State and political
 subdivision obligations...       7.52%        8.83%         7.39%         6.77%      7.12%
Mortgage-backed U.S.
 government agencies.......          -         6.29%            -          6.69%      6.49%
Equity securities..........          -            -             -          6.49%      6.49%
                               -------     --------        --------      --------   --------
                      Total       6.99%        6.64%         6.76%         6.64%      6.69%
                               =======     ========        ========      ========   ========


32                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY

(Dollars in thousands)                            December 31, 1999
                                                After One
                                    One Year    Year thru   After Five
                                    and Less    Five Years     Years     Total
                                    --------    ----------     -----     -----
 Commercial, real estate,
  construction
  and land development.....       $  13,037        69,247     23,044     105,328
 Commercial, industrial
  and agricultural.........          11,700         6,751      1,667      20,118
 Real estate - residential
  mortgages................           7,803        10,297     14,486      32,586
 Consumer..................           5,524         7,793        945      14,262
                                   --------      --------   --------    --------
                Total Loans       $  38,064        94,088     40,142     172,294
                                   ========      ========   ========    ========

                                                After One
                                    One Year    Year thru   After Five
                                    and Less    Five Years     Years     Total
                                    --------    ----------     -----     -----
 Rate Sensitivity
 ----------------
 Predetermined rate........       $   4,427        25,176     34,897      64,500
 Floating or adjustable
  rate.....................          33,637        68,912      5,245     107,794
                                   --------      --------   --------    --------
                      Total       $  38,064        94,088     40,142     172,294
                                   ========      ========   ========    ========

TABLE 12: INTEREST RATE SENSITIVITY GAP

 (Dollars in thousands)                                    Expected Maturity
                                                        Year Ending December 31,
 (As of December 31, 1999)

                                           2000       2001      2002      2003      2004  Thereafter     Total    Fair Value
                                           ----       ----      ----      ----      ----  ----------     -----    ----------
 Assets:
  Interest bearing balances.......    $  19,315     13,271     1,587       298        99           0     34,570     34,570
    Average interest rate.........         6.19       5.84      5.74      6.25      7.00           -       6.04
  Debt securities.................    $   1,681      2,645     1,589       995     3,233      50,675     60,818     60,818
    Average interest rate.........         7.00       6.46      7.43      5.87      6.83        6.71       6.72
  Adjustable rate loans...........    $  34,019     17,839    18,870    13,506    19,175       3,750    107,159    107,159
    Average interest rate.........         8.75       8.69      8.52      8.48      8.00        8.35       8.51
  Fixed rate loans................    $   6,495      8,317     8,943     8,813     7,576      24,991     65,135     68,024
    Average interest rate.........         8.55       8.94      9.15      8.67      8.38        8.31       8.52
                                       --------   --------  --------  --------  --------   ---------   --------   --------
                             Total    $  61,510     42,072    30,989    23,612    30,083      79,416    267,682    270,571
                                       ========   ========  ========  ========  ========   =========   ========   ========
 Interest liabilities:
  Variable rate savings and
   transaction accounts...........    $  38,464          0         0         0         0      61,914    100,378    100,378
    Average interest rate.........         2.87          -         -         -         -        1.13       1.79
  Certificates of deposit
   and IRAs.......................    $  54,239     29,882    12,691     7,804     5,519       7,327    117,462    116,729
  Average interest rate...........         5.07       5.63      5.54      5.63      5.35        5.94       5.36
  Short-term borrowings...........    $  24,636          0         0         0         0           0     24,636     24,636
    Average interest rate.........         5.79          -         -         -         -           -       5.79
  Long-term fixed rate
   borrowings.....................    $     200      1,700     7,200       200     5,017       2,083     16,400     16,842
    Average interest rate.........         7.29       6.74      6.20      7.29      6.42        7.13       6.47
                                       --------   --------  --------  --------  --------   ---------   --------   --------
                             Total    $ 117,539     31,582    19,891     8,004    10,536      71,324    258,876    258,585
                                       ========   ========  ========  ========  ========   =========   ========   ========


33                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


Rate sensitive gap:
 Periodic gap..............   $(56,029)    10,490    11,098    15,608    19,547       8,115
 Cumulative gap............   $(56,029)   (45,539)  (34,441)  (18,823)      714       8,806
Cumulative gap as a
 percentage
 of total assets...........      -19.5%     -15.8%    -12.0%     -6.5%     -0.2%       +3.1%


(Dollars in thousands)                                          Expected Maturity
                                                              Year Ending December 31,
(As of December 31, 1998)
                                  1999       2000      2001      2002      2003    Thereafter     Total    Fair Value
                                  ----       ----      ----      ----      ----    ----------     -----    ----------
Assets:
 Interest bearing balances.   $ 18,533     15,236     8,519       297       298           0      42,883      42,883
   Average interest rate...       6.24       6.32      5.86      5.90      6.25           -        6.19
 Debt securities...........   $  4,265      3,159     2,289     2,638     1,624      51,773      65,748      65,748
   Average interest rate...       6.64       7.38      7.29      7.28      6.05        6.89        6.91
 Adjustable rate loans.....   $ 49,496      9,606    20,161     7,431    11,009       1,040      98,743      98,743
   Average interest rate...       8.59       9.18      8.66      9.02      8.54        8.44        8.68
 Fixed rate loans..........   $  8,422      6,094     9,585     8,094     6,714      15,341      54,250      63,213
   Average interest rate...       8.65       9.32      9.05      9.16      8.72        8.68        8.83
                              --------   --------  --------  --------  --------   ---------    --------    --------
                      Total   $ 80,716     34,095    40,554    18,460    19,645      68,154     261,624     270,587
                              --------   --------  --------  --------  --------   ---------    --------    --------
Interest liabilities:
 Variable rate savings and
  transaction accounts.....   $ 32,962          0         0         0         0      61,227      94,189      94,189
   Average interest rate...       2.64          -         -         -         -        1.22        1.72
 Certificates of deposit
  and IRAs.................   $ 73,961     16,636    11,005     5,425     7,507       8,079     122,613     125,112
   Average interest rate...       5.27       5.79      5.74      5.95      5.64        6.02        5.48
 Short-term borrowings.....   $ 12,159          0         0         0         0           0      12,159      12,159
   Average interest rate...       5.50          -         -         -         -           -        5.50
 Long-term fixed rate
  borrowings...............   $  1,149        160     1,672     2,185    10,384           0      15,550      16,254
   Average interest rate...       6.19       7.28      6.74      6.18      4.97           -        5.44
                              --------   --------  --------  --------  --------   ---------    --------    --------
                      Total   $120,231     16,796    12,677     7,610    17,891      69,306     244,511     247,714
                              --------   --------  --------  --------  --------   ---------    --------    --------
Rate sensitive gap:
 Periodic gap..............   $(39,515)    17,299    27,877    10,850     1,754      (1,152)
 Cumulative gap............   $(39,515)   (22,216)    5,661    16,511    18,265      17,113
Cumulative gap as a
 percentage
 of total assets...........      -14.2%      -8.0%      2.0%      5.9%      6.6%        6.2%

     On December 31, 1999, management analyzed interest rate risk using the Vining Sparks Asset-Liability Management Model. Using the computerized model, management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. At December 31, 1999, these scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by management. At December 31, 1999, all interest rate risk levels according to our model were within the tolerance guidelines set by management. The model noted above utilized by management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which management would make to realign its portfolio in the event of a changing rate environment.


34                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)                                  December 31,
                                             1999          1998          1997
                                             ----          ----          ----

Three months or less....................  $   3,525       4,933        15,186
Over three months to twelve months......      4,960       5,921         4,046
Over twelve months......................      7,731       5,882         7,486
                                           --------    --------      --------
                                   Total  $  16,216      16,736        26,718
                                           ========    ========      ========

                              Effects of Inflation
                              --------------------

     A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on its financial results depends principally upon MPB's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of other goods and services. As discussed previously, management seeks to manage the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

     Information shown elsewhere in this Annual Report will assist in the understanding of how MPB is positioned to react to changing interest rates and inflationary trends, in particular market risk tables and discussion.

                             Off-Balance-Sheet Items
                             -----------------------

     MPB makes contractual commitments to extend credit and extends lines of credit which are subject to MPB's credit approval and monitoring procedures.

     As of December 31, 1999, commitments to extend credit amounted to $29,648,000 as compared to $20,697,000 as of December 31, 1998.

     MPB also issues standby letters of credit to its customers. The risk associated with standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Standby letters of credit decreased to $2,336,000 at December 31, 1999, from $2,480,000 at December 31, 1998.

              Year 2000 Compliance: Management Information Systems
              ----------------------------------------------------

     The Board of Directors had established a Year 2000 compliance committee to address the risks of the critical internal bank systems that could have been affected by date sensitive applications, as well as external systems provided by third parties. A comprehensive Year 2000 Business Action Plan was developed detailing the sequence of events and actions to be taken as the Year 2000 approached.

     In November 1997, the Company purchased and installed an upgrade to its current computer systems to improve efficiencies of operations and position itself for future growth. The cost of the new system was approximately $284,000. Anticipated additional costs prior to year 2000 were approximately $50,000. Preconversion testing demonstrated that the new hardware and software are Year 2000 compliant. In addition, MPB has hired a third-party Year 2000 consultant, BNP, Inc. With the aid of BNP, MPB has developed a Year 2000 testing master plan, organization chart and detailed work plan. MPB proved its readiness for the new millennium with no problems encountered as we moved into the new year.

                              Comprehensive Income
                              --------------------

     Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed "Other Comprehensive Income." For MPB, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income (Loss) for the periods ended December 31, 1999, 1998 and 1997 was ($2,205,000), $26,000 and $150,000, respectively.


35                            www.midpennbank.com

Mid Penn Bancorp, Inc.
Summary of Selected Financial Data


(Dollars in thousands, except per share data)

                                                        1999        1998          1997          1996         1995
                                                        ----        ----          ----          ----         ----
      INCOME:
         Total Interest Income....................   $  20,112      20,436        19,312        18,171       16,789
         Total Interest Expense...................       9,674       9,593         8,853         8,428        7,604
         Net Interest Income......................      10,438      10,843        10,459         9,743        9,185
         Provision for Possible Loan Losses.......         325         254           109            52            6
         Noninterest Income.......................       1,689       1,398         1,772           841          734
         Noninterest Expense......................       6,665       6,606         6,232         5,658        5,621
         Income Before Income Taxes...............       5,137       5,381         5,890         4,874        4,292
         Income Tax Expense.......................       1,253       1,516         1,721         1,397        1,171
         Net Income...............................       3,884       3,865         4,169         3,477        3,121

      COMMON STOCK DATA PER SHARE:*
         Earnings Per Share.......................   $    1.28        1.27          1.37          1.14         1.03
         Cash Dividends Declared..................        2.18         .69           .66           .42          .58
         Stockholders' Equity.....................        8.74       10.90         10.27          9.48         8.78

      AVERAGE SHARES OUTSTANDING..................   3,037,976   3,037,037     3,040,188     3,040,202    3,040,202

      AT YEAR-END:
         Investments..............................   $  64,099      67,933        53,599        42,740       37,592
         Loans, Net of Unearned Discount..........     172,294     152,993       154,576       155,070      142,322
         Allowance for Loan Losses................       2,505       2,313         2,281         2,278        2,457
         Total Assets.............................     287,542     277,827       256,728       238,103      221,786
         Total Deposits...........................     217,840     216,802       217,146       199,673      186,472
         Short-term Borrowings....................      24,636      12,159         2,234         4,512        4,314
         Long-term Debt...........................      16,400      15,550         5,688         4,710        3,329
         Stockholders' Equity.....................      26,565      31,536        29,730        27,438       25,409

      RATIOS:
         Return on Average Assets.................        1.40        1.45          1.71          1.52         1.50
         Return on Average Stockholders' Equity...       14.68       12.81         14.76         13.37        12.71
         Cash Dividend Payout Ratio...............      170.91       53.73         47.92         36.67        56.48
         Allowance for Loan Losses to Loans.......        1.45        1.51          1.48          1.47         1.73
         Average Stockholders' Equity to
         Average Assets...........................        9.50       11.36         11.56         11.34        11.81

    *    Per share figures are based on weighted
         average shares outstanding for the
         respective years as restated after giving effect to stock dividends and splits.

36                            www.midpennbank.com