Form 10-K, Exhibit 13
period 2000-12-31
MID PENN BANCORP INC
filed 2001-03-30
CIK 879635

Mid Penn Bancorp, Inc.
A Traditional, Yet Progressive Bank

AS OF AND FOR YEARS ENDED DECEMBER 31, 2000 AND 1999

(Dollars in thousands, except per share data.)                 Percent
                                                           2000          1999               Change
                                                           ----          ----               ------
Total Assets.......................................     $ 315,584       287,542             +9.75%
Total Deposits.....................................       231,408       217,840             +6.23%
Net Loans..........................................       181,396       169,789             +6.84%
Total Investments and Interest Bearing Balances....       116,261        98,669            +17.83%
Stockholders' Equity...............................        29,626        26,565            +11.52%
Net Income.........................................         3,948         3,884             +1.65%
Earnings Per Share.................................          1.30          1.28             +1.56%
Cash Dividend Per Share based on Weighted Average
   Number of Shares Outstanding....................           .80          2.18            -63.30%
Book Value Per Share...............................          9.76          8.74            +11.67%

Mid Penn Bancorp, Inc.
Stockholders' Information

                                              2000              1999
                                              ----              ----
                                         High     Low       High    Low     Quarter
                                         ----     ---       ----    ---     -------
Market Value Per Share............     $ 22.00   13.25     26.50   24.50      1st
                                         19.25   15.38     25.75   24.38      2nd
                                         18.50   15.25     26.38   23.38      3rd
                                         15.88   14.75     27.25   22.50      4th

Market Value Information: The market share information was provided by the
------------------------
American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent: Norwest Shareholder Services, P.O. Box 64854, St. Paul, MN
--------------
55164-0854. Phone: 1-800-468-9716.

Number of Stockholders:  At December 31, 2000, there were 973 stockholders.
----------------------

Dividends: A dividend of $ .20 per share was paid during each quarter of 2000. A
---------
dividend of $ .19 as well as a special dividend of $1.50 per share was paid during the first quarter of 1999; a dividend of $.20 per share was paid during each subsequent quarter of the year. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

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

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc.
--------------
will be held at 10:00 a.m. on Tuesday, April 24, 2001, at 349 Union Street, Millersburg, Pennsylvania.

Independent Auditor's Report




The Board of Directors and Stockholders
Mid Penn Bancorp, Inc.
Millersburg, Pennsylvania

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (collectively, "Corporation") as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



PARENTE RANDOLPH, PC

Williamsport, Pennsylvania
January 19, 2001

Mid Penn Bancorp, Inc.
Consolidated Balance Sheet

DECEMBER 31, 2000 AND 1999

(Dollars in thousands, except share data)                                              2000              1999
                                                                                       ----              ----
ASSETS
     Cash and due from banks.............................................        $      5,986            7,474
     Interest bearing balances...........................................              42,376           34,570
     Available-for-sale investment securities............................              73,885           64,099
     Loans...............................................................             186,941          174,812
         Less:
            Unearned income..............................................              (2,730)          (2,518)
            Allowance for loan losses....................................              (2,815)          (2,505)
                                                                                      -------          -------
              Net loans..................................................             181,396          169,789
                                                                                      -------          -------

     Bank premises and equipment, net ...................................               3,581            3,307
     Foreclosed assets held for sale.....................................                  70               63
     Accrued interest receivable.........................................               2,502            2,120
     Deferred income taxes...............................................               1,069            1,676
     Cash surrender value of life insurance..............................               4,288            4,089
     Other assets........................................................                 431              355
                                                                                      -------          -------
                                                             Total Assets        $    315,584          287,542
                                                                                      =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
         Noninterest-bearing demand......................................        $     23,274           22,331
         Interest-bearing demand.........................................              28,293           26,962
         Money market....................................................              17,494           22,899
         Savings.........................................................              25,912           25,815
         Time............................................................             136,435          119,833
                                                                                      -------          -------
                                                           Total Deposits             231,408          217,840
                                                                                      -------          -------

     Short-term borrowings...............................................              22,738           24,636
     Accrued interest payable............................................               1,546            1,202
     Other liabilities...................................................               1,025              899
     Long-term debt......................................................              29,241           16,400
                                                                                      -------          -------
                                                        Total Liabilities             285,958          260,977
                                                                                      -------          -------

     Stockholders' Equity:
         Common stock, par value $1 per share; authorized
            10,000,000 shares; 3,056,501 shares
            issued.......................................................               3,057            3,057
         Additional paid-in capital......................................              20,368           20,368
         Retained earnings...............................................               7,078            5,557
         Accumulated other comprehensive loss............................                (344)          (1,861)
         Treasury stock at cost (19,057 and 19,996 shares in 2000
            and 1999, respectively)......................................                (533)            (556)
                                                                                      -------          -------
                                                Stockholders' Equity, Net              29,626           26,565
                                                                                      -------          -------
                               Total Liabilities and Stockholders' Equity        $    315,584          287,542
                                                                                      =======          =======

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Income


FOR YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(Dollars in thousands, except share data)
                                                                                   2000             1999              1998
                                                                                   ----             ----              ----
INTEREST INCOME
     Interest and fees on loans......................................        $    15,769            13,829           14,330
     Interest on interest-bearing balances...........................              2,306             2,409            2,574
     Interest and dividends on investment securities:
         U.S. Treasury and government agencies.......................              2,284             2,426            2,385
         State and political subdivision obligations, tax-exempt.....              1,475             1,311            1,032
         Other securities............................................                219               136               70
     Interest on federal funds sold and securities purchased
       under agreement to resell.....................................                  0                 1               45
                                                                             -----------         ---------        ---------
                                                Total Interest Income             22,053            20,112           20,436
                                                                             -----------         ---------        ---------

INTEREST EXPENSE
     Interest on deposits............................................              8,958             8,302            8,627
     Interest on short-term borrowings...............................                879               516              203
     Interest on long-term debt......................................              1,618               856              763
                                                                             -----------         ---------        ---------
                                               Total Interest Expense             11,455             9,674            9,593
                                                                             -----------         ---------        ---------

                                                  Net Interest Income             10,598          10,438           10,843
PROVISION FOR LOAN LOSSES............................................                325               325              254
                                                                             -----------         ---------        ---------
                  Net Interest Income After Provision for Loan Losses             10,273            10,113           10,589
                                                                             -----------         ---------        ---------

NONINTEREST INCOME
     Trust department income.........................................                203               127              104
     Service charges on deposits.....................................                590               554              450
     Investment securities (losses) gains, net.......................                 (4)               50               13
     Gain on sale of loans...........................................                 31                 0               65
     Income on cash surrender value of life insurance................                198               189                0
     Other income....................................................                538               769              766
                                                                             -----------         ---------        ---------
                                             Total Noninterest Income              1,556             1,689            1,398
                                                                             -----------         ---------        ---------

NONINTEREST EXPENSE
     Salaries and employee benefits..................................              3,790             3,741            3,383
     Occupancy expense, net..........................................                364               318              323
     Equipment expense...............................................                481               510              565
     Pennsylvania bank shares tax expense ...........................                271               279              274
     FDIC insurance premium..........................................                 45                26               26
     Marketing and advertising.......................................                144               121              160
     Loss on mortgage loan sales.....................................                 19                47               64
     Other expenses..................................................              1,542             1,623            1,811
                                                                             -----------         ---------        ---------
                                            Total Noninterest Expense              6,656             6,665            6,606
                                                                             -----------         ---------        ---------

INCOME BEFORE PROVISION FOR INCOME TAXES                                           5,173             5,137            5,381
     Provision for income taxes......................................              1,225             1,253            1,516
                                                                             -----------         ---------        ---------
                                                           Net Income        $     3,948             3,884            3,865
                                                                             ===========         =========        =========
                                               Earnings Per Share (1)        $      1.30              1.28             1.27
                                                                             ===========         =========        =========
                        Weighted Average Number of Shares Outstanding          3,036,007         3,037,976        3,037,037

(1) Earnings per share for 1998 has been restated to reflect a 5% stock dividend effective November 22, 1999.

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Changes in Stockholders' Equity

FOR YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(Dollars in thousands, except share data)

                                                                                                 Accumulated
                                                                         Additional                 Other
                                                                Common     Paid-in   Retained   Comprehensive   Treasury
                                                                 Stock     Capital   Earnings   (Loss) Income     Stock     Total
                                                                 -----     -------   --------   ------ ------     -----     -----
Balance, December 31, 1997.................................   $ 2,775      14,072       13,104         318        (539)     29,730
                                                                                                                            ------
   Comprehensive income:
     Net income............................................         0           0        3,865           0           0       3,865
     Change in net unrealized gain on securities available
       for sale, net of reclassification adjustment
       and tax effects.....................................         0           0            0          26           0          26
                                                                                                                            ------
                                 Total comprehensive income                                                                  3,891
                                                                                                                            ------
   Cash dividends ($.76 per share, historical).............         0           0       (2,083)          0           0      (2,083)
   5% stock dividend (additional 137,409 shares)...........       137       3,109       (3,246)          0           0           0
   Purchase of treasury stock (96 shares)..................         0           0            0           0          (2)         (2)
                                                                -----      ------       ------      ------      ------      ------

Balance, December 31, 1998.................................     2,912      17,181       11,640         344        (541)     31,536
                                                                                                                            ------
   Comprehensive income:
     Net income............................................         0           0        3,884           0           0       3,884
     Change in net unrealized loss on securities available
       for sale, net of reclassification adjustment
       and tax effects.....................................         0           0            0      (2,205)          0      (2,205)
                                                                                                                            ------
                                 Total comprehensive income                                                                  1,679
                                                                                                                            ------
   Cash dividends ($2.29 per share, historical)............         0           0       (6,635)          0           0      (6,635)
   5% stock dividend (additional 144,234 shares)...........       145       3,187       (3,332)          0           0           0
   Purchase of treasury stock (659 shares).................         0           0            0           0         (15)        (15)
                                                                -----      ------       ------      ------      ------      ------

Balance, December 31, 1999.................................     3,057      20,368        5,557      (1,861)       (556)     26,565
                                                                                                                            ------
   Comprehensive income:
     Net income............................................         0           0        3,948           0           0       3,948
     Change in net unrealized loss on securities available
       for sale, net of reclassification adjustment
       and tax effects.....................................         0           0            0       1,517           0       1,517
                                                                                                                            ------
                                 Total comprehensive income                                                                  5,465
                                                                                                                            ------
   Cash dividends ($ .80 per share, historical)............         0           0       (2,427)          0           0      (2,427)
   Sale of treasury stock (939 shares).....................         0           0            0           0          23          23
                                                                -----      ------       ------      ------      ------      ------

Balance, December 31, 2000.................................   $ 3,057      20,368        7,078        (344)       (533)     29,626
                                                                =====      ======       ======      ======      ======      ======

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Cash Flows

FOR YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in thousands)

                                                                         2000                 1999                 1998
                                                                         ----                 ----                 ----
Operating Activities:
     Net income...............................................     $     3,948               3,884                 3,865
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for loan losses............................             325                 325                   254
         Depreciation.........................................             369                 404                   426
         Increase in cash surrender value of life insurance...            (198)               (189)                    0
         Investment securities losses (gains), net............               4                 (50)                  (13)
         Gain on sale of foreclosed assets....................             (40)               (229)                 (273)
         Gain on sale of loans................................             (31)                  0                   (65)
         Deferred income taxes................................            (177)               (105)                  (61)
         Change in accrued interest receivable................            (382)               (213)                  (21)
         Change in other assets...............................             (76)                238                   157
         Change in accrued interest payable...................             344                 (38)                  (35)
         Change in other liabilities..........................             126                 359                  (114)
         Other................................................               0                   0                     0
                                                                       -------             -------               -------
                     Net Cash Provided By Operating Activities           4,212               4,386                 4,120
                                                                       -------             -------               -------
Investing Activities:
     Net (increase) decrease in interest-bearing balances.....          (7,806)              8,313                (6,879)
     Decrease in federal funds sold...........................               0                   0                 1,000
     Proceeds from the maturity of investment securities......           4,042               9,663                19,707
     Proceeds from the sale of investment securities..........           3,515               3,811                 5,290
     Purchases of investment securities.......................         (15,047)            (12,931)              (39,279)
     Proceeds from sale of loans..............................           3,622                   0                 6,174
     Net increase in loans....................................         (15,558)            (19,434)               (4,917)
     Net purchases of bank premises and equipment.............            (643)               (213)                 (471)
     Proceeds from the sale of foreclosed assets..............              68                 523                 1,450
     Capitalized additions - foreclosed assets................               0                 (10)                    0
     Purchase of cash surrender value of life insurance.......               0                   0                (3,900)
                                                                       -------             -------               -------
                         Net Cash Used In Investing Activities         (27,807)            (10,278)              (21,825)
                                                                       -------             -------               -------
Financing Activities:
     Net (decrease) increase in demand and savings deposits...          (3,034)              6,339                 7,074
     Net increase (decrease) in time deposits.................          16,602              (5,301)               (7,418)
     Net (decrease) increase in short-term borrowings.........          (1,898)             12,477                 9,925
     Long-term borrowings.....................................          15,000              12,000                10,000
     Long-term debt repayment.................................          (2,159)            (11,150)                 (138)
     Cash dividends paid......................................          (2,427)             (6,635)               (2,083)
     Sale (purchase) of treasury stock........................              23                 (15)                   (2)
                                                                       -------             -------               -------
                     Net Cash Provided By Financing Activities          22,107               7,715                17,358
                                                                       -------             -------               -------
Net (decrease) increase in cash and due from
     banks..................................................            (1,488)              1,823                  (347)
Cash and due from banks at January 1..........................           7,474               5,651                 5,998
                                                                       -------             -------               -------
Cash and due from banks at December 31........................     $     5,986               7,474                 5,651
                                                                       =======             =======               =======
Supplemental Disclosures of Cash Flow Information:
     Cash payments of interest expense........................     $    11,111               9,636                 9,628
     Cash payments of income taxes............................     $     1,355               1,149                 1,723
Supplemental Noncash Disclosures:
     Loan charge-offs.........................................     $        74                 224                   317
     Transfers to foreclosed assets held for sale.............     $        35                   0                   169

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 2000 Reports

(1)  Basis of Presentation
     ---------------------
        The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiaries Mid Penn Bank ("Bank") and Mid Penn Investment Corporation (collectively, "MPB"). All significant intercompany balances and transactions have been eliminated.

        On July 13, 1998, Miners Bank of Lykens was merged with and into Mid Penn Bank, and 148,250 shares of MPB's common stock were issued in exchange for all the outstanding stock of Miners Bank of Lykens. The merger was accounted for as a pooling of interests. The separate company financial statements of Miners Bank of Lykens were immaterial in relation to MPB.

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

        The financial services are provided to individuals, partnerships, non-profit organizations and corporations through its eleven offices located in the northern portion of Dauphin County, Swatara Township in the lower portion of Dauphin County, the southern portion of Northumberland County, the western portion of Schuylkill County and Hampden Township in Cumberland County.

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

             While management uses available information to recognize losses on loans and foreclosed assets, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the bank's allowances for loan losses and foreclosed assets. Such agencies may require the bank to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

     (b)  Investment Securities
          ---------------------
             Investments are accounted for as follows:
                 Held-to-Maturity Securities - includes debt securities that
                 ---------------------------
                 MPB has the positive intent and ability to hold to maturity. These securities are reported at amortized cost.

                 Available-for-Sale Securities - includes debt and equity
                 -----------------------------
                 securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity.

     (c)  Loans
          -----
             Interest on loans is recognized on a method which approximates a level yield basis over the life of the loans. The accrual of interest on loans, including impaired loans, is discontinued when principal or interest has consistently been in default for a period of 90 days or more, or because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected. Interest income is subsequently recognized only to the extent cash payments are

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 2000 Reports

           received. The placement of a loan on the nonaccrual basis for revenue recognition does not necessarily imply a potential charge-off of loan principal. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

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

      (h)  Marketing and Advertising Costs
           -------------------------------
              Marketing and advertising costs are expensed as incurred and were $144,000, $121,000 and $160,000 in 2000, 1999 and 1998, respectively.

      (i)  Benefit Plans
           -------------
              A funded contributory profit-sharing plan is maintained for substantially all employees. The cost of the Bank's profit-sharing plan is charged to current operating expenses and is funded annually. In addition to providing a profit-sharing plan, the Bank provides health care coverage for employees who retire with twenty years or more of full-time service with the Bank, for a period up to five years from the date of retirement under the group plan of the other employees, provided the Bank is providing such health care coverage for other employees. The Bank also provides continued coverage on group life insurance for those employees who retire with twenty years or more of full-time service with the Bank. Substantially all of the Bank's employees may become eligible for those benefits if they continue working for the Bank until retirement age. The Bank currently does not offer post-employment benefits.

              The Bank also has a defined benefit retirement bonus plan for qualified members of the Board of Directors who either voluntarily retire from service or attain mandatory retirement age (age 70). The benefit is based on years of service and is funded based on the expected future years of service of active participants.

      (j)  Trust Assets and Income
           -----------------------
              Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis which is not materially different than if it were reported on the accrual basis.

      (k)  Earnings Per Share
           ------------------
              Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 2000 Reports

           during each of the years presented giving retroactive effect to stock dividends and stock splits. MPB's basic and diluted earnings per share are the same since there are no dilutive shares of potential common stock outstanding.

      (l)  Statement of Cash Flows
           -----------------------
              For purposes of the statement of cash flows, MPB considers cash and due from banks to be cash equivalents.

      (m)  Reclassifications
           -----------------
              Certain prior year amounts have been reclassified to conform to the current year's classifications.

 (4)  Comprehensive Income
      -------------------------
         The components of other comprehensive (loss) income and related tax effects are as follows:

         (Dollars in thousands)                                                                      Years Ended December 31,
                                                                                               2000             1999           1998
                                                                                               ----             ----           ----
              Unrealized holding gains (losses) on available-for-sale securities.........    $  2,296         (3,291)            52
              Less reclassification adjustment for losses (gains) realized in income.....           4            (50)           (13)
                                                                                             --------        -------           ----
              Net unrealized gains (losses)..............................................       2,300         (3,341)            39
              Tax effect.................................................................        (783)          1,136           (13)
                                                                                             --------        -------           ----
              Net-of-tax amount..........................................................    $  1,517         (2,205)            26
                                                                                             ========        =======           ====

  (5) Restrictions on Cash and Due from Bank Accounts
      -----------------------------------------------
         The Bank is required to maintain reserve balances. The amount of those required reserve balances at December 31, 2000 and 1999 was approximately $1,878,000 and $1,871,000, respectively.

  (6) Investment Securities
      ---------------------
         At December 31, 2000 and 1999, amortized cost, fair value, and gross unrealized gains and losses on investment securities are as follows:

      (Dollars in thousands)                                                      Gross        Gross
                                                                  Amortized    Unrealized   Unrealized      Fair
      December 31, 2000                                             Cost          Gains       Losses        Value
                                                                    ----          -----       ------        -----
      Available for sale securities:
         U.S. Treasury and U.S.
           government  agencies......................       $       34,750            77          476       34,351
         Mortgage-backed U.S.
           government agencies.......................                2,402             1            2        2,401
         State and political
           subdivision obligations...................               33,972           418          538       33,852
         Restricted equity securities................                3,281             0            0        3,281
                                                            --------------        ------      -------    ---------
                                                            $       74,405           496        1,016       73,885
                                                            ==============        ======      =======    =========

                                                                                  Gross        Gross
                                                                  Amortized    Unrealized   Unrealized      Fair
      December 31, 1999                                             Cost          Gains       Losses        Value
                                                                    ----          -----       ------        -----
      Available for sale securities:
         U.S. Treasury and U.S.
           government  agencies......................       $       33,778            57        1,851       31,984
         Mortgage-backed U.S.
           government agencies.......................                1,799             0           35        1,764
         State and political
           subdivision obligations...................               28,061           144        1,135       27,070
Restricted equity securities.........................                3,281             0            0        3,281
                                                            --------------        ------      -------    ---------
                                                            $       66,919           201        3,021       64,099
                                                            ==============        ======      =======    =========

         Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 2000 Reports

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

         Investment securities and interest bearing balances having a fair value of $49,108,000 at December 31, 2000, were pledged to secure public and trust deposits and other borrowings.

         Proceeds from the sale of investment securities in 2000 amounted to $3,515,000 and gross losses from such sales of investment securities, as determined on the basis of specific identification of the adjusted cost of each security sold, amounted to $4,000. Gross gains of $50,000 and $13,000 were realized on the sale of investment securities amounting to $3,811,000 and $5,290,000 in 1999 and 1998, respectively.

         The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value as of December 31, 2000 and 1999:

                                                                                December 31, 2000           December 31, 1999
      (Dollars in thousands)                                                  Amortized        Fair       Amortized       Fair
                                                                                 Cost         Value         Cost         Value
                                                                                 ----         -----         ----         -----
      Due in 1 year or less............................................     $    2,389        2,390         1,680        1,681
      Due after 1 year but within 5 years..............................         13,061       13,084         8,674        8,563
      Due after 5 years but within 10 years............................         20,737       20,678        23,243       22,542
      Due after 10 years...............................................         32,535       32,051        28,242       26,268
                                                                            ----------       ------        ------       ------
                                                                                68,722       68,203        61,839       59,054

      Mortgage-backed securities.......................................          2,402        2,401         1,799        1,764
      Restricted equity securities.....................................          3,281        3,281         3,281        3,281
                                                                            ----------       ------        ------       ------
                                                                            $   74,405       73,885        66,919       64,099
                                                                            ==========       ======        ======       ======

  (7) Loans
      -----

         A summary of loans at December 31, 2000 and 1999 is as follows:

      (Dollars in thousands)
                                                                                 2000         1999
                                                                                 ----         ----
      Commercial real estate, construction and land development........      $  110,947      105,328
      Commercial, industrial and agricultural..........................          26,274       20,118
      Real estate - residential........................................          35,610       32,586
      Consumer.........................................................          14,110       16,780
                                                                             ----------    ---------
                                                                             $  186,941      174,812
                                                                             ==========    =========

         Net unamortized loan fees of $417,000 were deducted from loans in both years.

         Loans to Bank executive officers, directors, and corporations in which such executive officers and directors are beneficially interested as stockholders, executive officers, or directors aggregated approximately $1,418,000 and $1,353,000 at December 31, 2000 and 1999, respectively. New loans extended were $66,000 and $277,000 during 2000 and 1999, respectively. Net repayments in 2000 amounted to $1,000. Draws exceeded repayments on these loans by $153,000 during 1999. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial

  (8) Allowance for Loan Losses
      -------------------------

         Changes in the allowance for loan losses for the years 2000, 1999, and 1998 are summarized as follows:

      (Dollars in thousands)
                                                                                   2000               1999           1998
                                                                                   ----               ----           ----
      Balance, January 1...............................................          $  2,505            2,313          2,281
      Provision charged to operations..................................               325              325            254
      Loans charged off................................................               (74)            (224)          (317)
      Recoveries on loans charged off..................................                59               91             95
                                                                                 --------           ------         ------
      Balance, December 31.............................................          $  2,815            2,505          2,313
                                                                                 ========           ======         ======

         The recorded investment in loans that are considered impaired amounted to $448,000 and $890,000 (all in nonaccrual) on December 31, 2000 and December 31, 1999, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan losses related to loans classified as impaired amounted to approximately $169,000 at December 31, 2000 and $235,000 at December 31, 1999. The average balances of these loans amounted to approximately $752,000, $873,000 and $861,000 for the years 2000, 1999 and 1998, respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 2000, 1999 and 1998.

      (Dollars in thousands)
                                                                              2000    1999   1998
                                                                              ----    ----   ----
      Cash receipts applied to reduce principal balance................      $ 520     63      0
      Cash receipts recognized as interest income......................         36     28     27
                                                                             -----   ----   ----
      Total cash receipts..............................................      $ 556     91     27
                                                                             =====   ====   ====

         In addition, at December 31, 2000 and 1999, the Bank had other nonaccrual loans of approximately $668,000 and $15,000, for which impairment had not been recognized. Loans which were past due 90 days or more for which interest continued to be accrued as of December 31, 2000 and 1999, amounted to approximately $504,000 and $386,000, respectively.

         The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

  (9) Bank Premises and Equipment
      ---------------------------
         At December 31, 2000 and 1999, bank premises and equipment are as follows:

      (Dollars in thousands)                                              2000       1999
                                                                          ----       ----
      Land ...........................................................  $    818       626
      Buildings.......................................................     3,926     3,645
      Furniture and fixtures..........................................     3,383     3,213
                                                                        --------   -------
                                                                           8,127     7,484
      Less accumulated depreciation...................................     4,546     4,177
                                                                        --------   -------
                                                                        $  3,581     3,307
                                                                        ========   =======

 (10) Deposits
      --------
         At December 31, 2000 and 1999, time deposits in denominations of $100,000 or more amounted to $23,342,000 and $16,216,000, respectively.
      Interest expense on such certificates of deposit amounted to approximately $1,211,000, $1,103,000 and $1,102,000 for the years ended December 31,
      2000, 1999 and 1998, respectively. Time deposits at December 31, 2000, mature as follows: (in thousands) 2001, $68,417; 2002, $34,178; 2003,
      $21,009; 2004, $4,192; 2005, $5,289; thereafter, $3,350. Deposits and other funds from related parties held by the Corporation at December 31, 2000 amounted to $2,070,000.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

(11)  Short-term Borrowings
      ---------------------
         Short-term borrowings as of December 31, 2000 and 1999 consisted of:

      (Dollars in thousands)                                 2000      1999
                                                             ----      ----
      Discount window borrowings......................... $  1,500         0
      Federal funds purchased............................   19,300    22,300
      Repurchase agreements..............................    1,459     1,313
      Treasury, tax and loan note........................      479     1,023
                                                          --------  --------
                                                          $22,738     24,636
                                                          ========  ========

         Discount window borrowings and federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The Bank also has unused lines of credit with several banks amounting to $20 million dollars at December 31, 2000.

(12)  Long-term Debt
      --------------
         The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 2000, the Bank had long-term debt in the amount of $29,241,000 outstanding to the FHLB consisting of a $1,500,000 5 year fixed advance at 6.67% due September 4, 2001; a $5,000,000 bullet loan at 6.61% which will mature on November 24, 2003; a $639,000 10 year amortizing advance at 7.30% which will mature April 5, 2004; a $5,000,000 7 year fixed rate advance at 6.21% convertible at FHLB's option to a LIBOR adjustable rate after 3 years which will mature November 30, 2006; a $5,000,000 10 year fixed rate advance at 6.42% convertible at FHLB's option to a LIBOR adjustable rate after 5 years which matures December 3, 2009; a $1,000,000 10 year fixed rate advance with an interest rate of 7.06% maturing on December 9, 2009; a $1,000,000 10 year fixed rate advance with an interest rate of 7.24% which matures December 17, 2009; a $5,000,000 10 year fixed rate advance at 6.28% convertible at FHLB's option to a LIBOR adjustable rate after 2 years which is due January 14, 2010; a $5,000,000 10 year fixed rate advance at 6.71% convertible at FHLB's option to a LIBOR adjustable rate after 3 years which is due February 22, 2010; and a $102,000 amortizing loan at a rate of 6.71% which matures February 22, 2027. The aggregate amounts of maturities of long-term debt subsequent to December 31, 2000 are $1,672,000 (2001), $185,000
      (2002), $5,199,000 (2003), $88,000 (2004), $2,000 (2005), $22,095,000
      thereafter.

         Most of the Bank's investments and mortgage loans are pledged to secure FHLB borrowings.

(13)  Lease Commitments
      -----------------
         The Bank leases certain premises under long-term lease agreements which are classified as operating leases. Commitments under these agreements are not material. Rental expense for 2000, 1999 and 1998 was approximately $34,000, $42,000 and $49,000, respectively.

(14)  Benefit Plans
      -------------

      (a)  Profit-Sharing
           --------------
              The Bank has a funded contributory profit-sharing plan covering substantially all employees. The Bank's contribution to the plan for 2000, 1999 and 1998 was $361,000, $310,000 and $281,000,
           respectively.

      (b)  Health Insurance
           ----------------
              For full-time employees who retire after at least 20 years of service, the Bank will pay premiums for major medical insurance (as provided to active employees) for a period ending on the earlier of the date the participant obtains other employment where major medical coverage is available or the date of the participant's death; however, payment of medical premiums by the Bank will cease after five years. If the retiree becomes eligible for Medicare within the five year period beginning on his/her retirement date, the Bank will pay, at its discretion, premiums for 65 Special coverage or a similar supplemental coverage. After the five year period has expired, all employer-paid benefits will cease; however, the employee may continue coverage through the employer at his/her own expense.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

      (c)  Life Insurance
           --------------
              For full-time employees who retire after at least 20 years of service, the Bank will provide term life insurance. The amount of coverage prior to age 65 will be the lesser of three times the participant's annual salary at retirement or $50,000. After age 65, the insurance amount will decrease by 10% of the age 65 amount per year, subject to a minimum amount of $2,000.

              The following tables provide a reconciliation of the changes in the plans' health and life insurance benefit obligations and fair value of plan assets for the years ended December 31, 2000 and 1999 and a statement of the funded status at December 31, 2000 and 1999:

      (Dollars in thousands)                                                           2000             1999
                                                                                       ----             ----
      Change in post-retirement benefit obligations:
         Benefit obligations, January 1.........................................   $    329             404
           Service cost.........................................................         18              20
           Interest cost........................................................         22              23
           Actuarial loss (gain)................................................          0            (104)
           Benefit payments.....................................................        (15)            (14)
                                                                                   --------        --------
         Benefit obligations, December 31.......................................   $    354             329
                                                                                   ========        ========

      Change in fair value of plan assets:

         Fair value of plan assets, January 1...................................   $      0               0
           Employer contributions...............................................         15              14
           Benefit payments.....................................................        (15)            (14)
                                                                                   --------        --------
         Fair value of plan assets, December 31.................................   $      0               0
                                                                                   ========        ========

                                                                                            December 31,
                                                                                       2000            1999
                                                                                       ----            ----
         Funded status:
           Excess of the benefit obligation over the value of plan assests......   $   (354)           (329)
           Unrecognized transition obligation...................................        177             192
           Unrecognized gain....................................................       (154)           (162)
                                                                                   --------        --------
           Net amount recognized................................................   $   (331)           (299)
                                                                                   ========        ========

         Amount recognized in the balance sheet at December 31, 2000 and 1999 is as follows:

         (Dollars in thousands)                                                        2000            1999
                                                                                       ----            ----

           Accrued benefit liability............................................   $   (331)           (299)
                                                                                   ========        ========

         The components of net periodic post-retirement benefit cost for 2000, 1999 and 1998 are as follows:

         (Dollars in thousands)
                                                                                       2000             1999             1998
                                                                                       ----             ----             ----
           Service cost.........................................................   $     18              20               24
           Interest cost........................................................         22              23               20
           Amortization of transition obligation................................         15              15               15
           Amortization of net gain.............................................         (8)             (4)              (5)
                                                                                   --------        --------          -------
           Net periodic post-retirement benefit cost............................   $     47              54               54
                                                                                   ========        ========          =======

         Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement medical benefits plan. A one-percentage-point change in assumed health care cost trend rates would have the following effect:

         (Dollars in thousands)                                                        One-Percentage Point
                                                                                    Increase         Decrease
                                                                                    --------         --------
         Effect on total of service and interest cost components.......           $       6               5
         Effect on post retirement benefit obligation..................           $      39              32

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

         Assumptions used in the measurement of MPB's benefit obligations at December 31, 2000 and 1999 are as follows:

         Weighted-average assumptions:
           Discount rate...............................................    7.0%
           Rate of compensation increase...............................    5.0%

         For measurement purposes, a one percent annual decrease in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to be 6 percent for 2001 and remain at that level thereafter.

      (d)  Retirement Plan
           ---------------

               The Bank has an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $274,000 which is being amortized based on the expected future years of service of active participants.

               The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of plan assets for the years ended December 31, 2000 and 1999 and a statement of the funded status at December 31, 2000 and 1999:

         (Dollars in thousands)
                                                                                    2000            1999
                                                                                    ----            ----
      Change in benefit obligations:
         Benefit obligations, January 1....................................     $        414              405
           Service cost....................................................               20               20
           Interest cost...................................................               28               26
           Actuarial loss (gain)...........................................                1              (29)
           Benefit payments................................................               (8)              (8)
                                                                                 -----------         --------
         Benefit obligations, December 31..................................     $        455              414
                                                                                 ===========         ========
      Change in fair value of plan assets:

         Fair value of plan assets, January 1..............................     $          0                0
           Employer contributions..........................................                8                8
           Benefit payments................................................               (8)              (8)
                                                                                 -----------         --------
         Fair value of plan assets, December 31                                 $          0                0
                                                                                 ===========         ========



                                                                                             December 31,
                                                                                        2000             1999
                                                                                        ----             ----
      Funded status:
         Excess of the benefit obligation over the value of plan assets....       $     (455)            (414)
         Unrecognized prior-service cost...................................              130              156
         Unrecognized gain.................................................              (14)             (14)
                                                                                  -----------         --------
         Net amount recognized.............................................       $     (339)            (272)
                                                                                  ==========          =======

         Amounts recognized in the balance sheet at December 31, 2000 and 1999 are as follows:

      (Dollars in thousands)                                                            2000            1999
                                                                                        ----            ----
         Accrued benefit liability.........................................       $     (376)            (334)
         Intangible asset..................................................               37               62
                                                                                  ----------          -------
         Net amount recognized.............................................       $     (339)            (272)
                                                                                  ==========          =======

         The components of net periodic pension cost for 2000, 1999 and 1998 are as follows:

      (Dollars in thousands)                                                            2000            1999            1998
                                                                                        ----            ----            ----
         Service cost......................................................       $       20               20             17
         Interest cost.....................................................               28               26             24
         Amortization of prior-service cost................................               26               26             26
                                                                                  ----------           ------         ------
         Net periodic pension cost.........................................       $       74               72             67
                                                                                  ==========           ======         ======

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements

     Assumptions used in the measurement of MPB's benefit obligations at December 31, 2000 and 1999 are as follows:

     Weighted-average assumptions:
     Discount rate.................................................   7.0%

     The Bank is the owner and beneficiary of insurance policies on the lives of the executive officers and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,512,000 and $1,444,000 at December 31, 2000 and 1999,
   respectively.

   (e)  Deferred Compensation Plans
        ---------------------------

          During 1999, the Bank adopted an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At December 31, 2000 and 1999, the Bank has accrued a liability of approximately $20,000 and $10,000, respectively, for this plan.

          During 1999, the Bank adopted a director's deferred compensation plan which allows directors to defer receipt of monthly director's fees for a specified period in order to provide future retirement income. At December 31, 2000 and 1999, the Bank has accrued a liability of approximately $64,000 and $36,000, respectively, for this plan.

          The Bank is the owner and beneficiary of insurance policies on the lives of the participating executive officer and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,232,000 and $1,174,000 at December 31, 2000 and 1999, respectively.

   (f)  Salary Continuation Plan
        ------------------------

          During 1999, the Board of Directors adopted a Salary Continuation Agreement for an executive officer. The Salary Continuation Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Agreement. Upon death or a change of control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefit. At December 31, 2000 and 1999, the Bank has accrued a liability of approximately $46,000 and $22,000, respectively, for this plan.

          The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $723,000 and $688,000 at December 31, 2000 and 1999, respectively.

   (g)  Employee Stock Ownership Plan
        -----------------------------

          The Bank has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the plan are made at the discretion of the Board of Directors. Total expense related to the Bank's contribution to the plan for 2000, 1999 and 1998 was $118,000, $103,000 and $87,000, respectively. The ESOP held 8,932 and 3,732 shares of MPB stock as of December 31, 2000 and December 31, 1999, respectively, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share.

   (h)  Other
        -----

          At December 31, 2000 and 1999, the Bank had a Split Dollar Life Insurance Plan for two executives for which the aggregate cash surrender value is approximately $822,000 and $783,000, respectively.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

(15)  Federal Income Taxes
      --------------------

         The following temporary differences gave rise to the deferred tax asset at December 31, 2000 and 1999:

         (Dollars in thousands)                                                         2000             1999
                                                                                        ----             ----
         Deferred tax assets:
           Allowance for loan losses...................................         $        803              697
           Benefit plans...............................................                  308              218
           Nonaccrual interest.........................................                   16               26
           Deferred income.............................................                    7                8
           Unrealized losses on securities.............................                  177              959
                                                                                ------------      -----------
                                                                  Total         $      1,311            1,908
                                                                                ------------      -----------
         Deferred tax liabilities:
           Depreciation................................................         $        (92)            (103)
           Loan fees...................................................                 (120)             (98)
           Bond accretion..............................................                  (30)             (32)
                                                                                ------------      -----------
                                                                  Total         $        242             (233)
                                                                                ------------      -----------
         Deferred tax asset, net.......................................         $      1,069            1,676
                                                                                ============      ===========
         The provision for income taxes consists of the following:

      (Dollars in thousands)                                                            2000             1999           1998
                                                                                        ----             ----           ----
         Current provision.............................................         $      1,401            1,358          1,577
         Deferred provision............................................                 (176)            (105)           (61)
                                                                                ------------      -----------     ----------
         Provision for income taxes....................................         $      1,225            1,253          1,516
                                                                                ============      ===========     ==========

         A reconciliation of income tax at the statutory rate to MPB's effective rate is as follows:

      (Dollars in thousands)                                                            2000             1999           1998
                                                                                        ----             ----           ----
         Provision at the expected statutory rate......................         $      1,759            1,747          1,829
         Effect of tax-exempt income...................................                 (633)            (536)          (380)
         Nondeductible interest........................................                   69               50             43
         Other items...................................................                   30               (8)            24
                                                                                ------------      -----------     ----------
         Provision for income taxes....................................         $      1,225            1,253          1,516
                                                                                ============      ===========     ==========


(16)  Regulatory Matters
      ------------------
         The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

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

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

      (Dollars in thousands)                                                                     To Be Well Capitalized
      As of December 31, 2000:                                   Capital Adequacy               Under Prompt Corrective
                                                                 ----------------
                                                              Actual            Required           Action Provisions:
                                                                                                   -----------------
                                                          Amount (Ratio)     Amount  (Ratio)        Amount   (Ratio)
                                                          -------------      --------------         ---------------
      Tier I Capital (to Average Assets)............   $ 20,523   (7.0%)     11,790   (4.0%)        14,737    (5.0%)
      Tier I Capital (to Risk Weighted Assets)......     20,523   (9.9%)      8,296   (4.0%)        12,444    (6.0%)
      Total Capital (to Risk Weighted Assets).......     23,118  (11.2%)     16,592   (8.0%)        20,740   (10.0%)

      As of December 31, 1999:

      Tier I Capital (to Average Assets)............   $ 19,307   (7.1%)     10,812   (4.0%)        13,515    (5.0%)
      Tier I Capital (to Risk Weighted Assets)......     19,307   (9.9%)      7,768   (4.0%)        11,653    (6.0%)
      Total Capital (to Risk Weighted Assets).......     21,736  (11.2%)     15,537   (8.0%)        19,421   (10.0%)

         As of December 31, 2000, the Bank's capital ratios are well in excess of the minimum and well-capitalized guidelines and MPB's capital ratios are in excess of the Bank's capital ratios.

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

         As of December 31, 2000, commitments to extend credit amounted to $30,325,000 and standby letters of credit amounted to $2,921,000.

         Significant concentration of credit risk may occur when the obligations of the same or affiliated parties engaged in similar activities or having similar economic characteristics causing those parties to be similarly affected by changes in economic or other conditions occur.

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

         As of December 31, 2000, commercial real estate financing was the only similar activity that met the requirements to be classified as significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank's business activity is with customers located in Central Pennsylvania, specifically within the Bank's trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)


     The Bank's highest concentrations of credit are in the areas of mobile home park land and commercial real estate office financing. Outstanding credit to these sectors amounted to $15,229,000 or 8.4% and $20,975,000 or 11.6% of net loans outstanding as of December 31, 2000.

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

(19) Parent Company Statements
     -------------------------

     The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

     CONDENSED BALANCE SHEET
          As of December 31, 2000, 1999 and 1998
          (Dollars in thousands)

                                                                                   2000             1999           1998
                                                                                   ----             ----           ----
     ASSETS
         Cash..........................................................          $     1,199              867            485
         Investment in Subsidiaries....................................               28,427           25,698         31,051
                                                                                ------------         --------        -------
                                                          Total Assets           $    29,626           26,565         31,536
                                                                                ============         ========        =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
          Stockholders' Equity.........................................               30,159           27,121         32,077
          Less Treasury Stock...........................................                (533)            (556)          (541)
                                                                                ------------         --------        -------
                                          Total Liabilities and Equity           $    29,626           26,565         31,536
                                                                                ============         ========       ========

     CONDENSED STATEMENT OF INCOME
           For the Years Ended December 31, 2000, 1999 and 1998
           (Dollars in thousands)                                                       2000             1999           1998
                                                                                        ----             ----           ----
         Dividends from Subsidiaries...................................          $     2,795            7,080          2,304
         Other Income from Subsidiaries................................                   30               24             27
         Undistributed Earnings of Subsidiaries........................                1,212           (3,148)         1,615
         Other Expenses................................................                  (89)             (72)           (81)
                                                                                 -----------           ------         ------
                                                             Net Income          $     3,948            3,884          3,865
                                                                                 ===========           ======         ======


     CONDENSED STATEMENT OF CASH FLOWS
           For the Years Ended December 31, 2000, 1999 and 1998
           (Dollars in thousands)

                                                                                        2000             1999           1998
                                                                                        ----             ----           ----
      CASH FLOWS FROM OPERATING ACTIVITIES
         Net Income...................................................           $     3,948            3,884          3,865
         Undistributed Earnings of Subsidiaries.......................                (1,212)           3,148         (1,615)
                                                                                 -----------         --------       --------
                            Net Cash Provided By Operating Activities                  2,736            7,032          2,250
                                                                                 -----------         --------       --------

      CASH FLOWS FROM FINANCING ACTIVITIES

         Dividends Paid................................................               (2,427)          (6,635)        (2,083)
         Sale (purchase) of Treasury Stock.............................                   23              (15)            (2)
                                                                                 -----------         --------       --------
                                  Net Cash Used By Financing Activities               (2,404)          (6,650)        (2,085)
                                                                                 -----------         --------       --------
         Net Increase in Cash..........................................                  332              382            165
         Cash at Beginning of Period...................................                  867              485            320
                                                                                 -----------         --------       --------
         Cash at End of Period.........................................          $     1,199              867            485
                                                                                 ===========         ========       ========

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

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont'd)

         The following table summarizes the book or notional value and fair value of financial instruments at December 31, 2000 and 1999.

                                                                              December 31, 2000           December 31, 1999
      (Dollars in thousands)                                                 Book or                      Book or
                                                                             Notional      Fair          Notional      Fair
                                                                              Value       Value            Value      Value
                                                                              -----       -----            -----      -----
      Financial assets:
         Cash and due from banks.......................................   $    5,986      5,986           7,474       7,474
         Interest bearing balances.....................................       42,376     42,376          34,570      34,570
         Investment securities.........................................       73,885     73,885          64,099      64,099
         Net loans.....................................................      181,396    187,750         169,789     172,678
      Financial liabilities:
         Deposits......................................................   $  231,408    232,803         217,840     217,107
         Short-term borrowings.........................................       22,738     22,738          24,636      24,636
         Long-term debt................................................       29,241     30,944          16,400      16,842
      Off-balance sheet financial instruments:

         Commitments to extend credit                                     $   30,325     30,325          29,648      29,648
         Standby letters of credit.....................................        2,921      2,921           2,336       2,336

(21)  Common Stock
      ------------
         MPB has reserved 50,000 of authorized, but unissued shares of its common stock for issuance under a Stock Bonus Plan (the "Plan"). Shares issued under the Plan are at the discretion of the board of directors.

         In November, 1997, MPB amended and restated its dividend reinvestment plan, (DRIP). Two hundred thousand shares of MPB's authorized but unissued common stock are reserved for issuance under the DRIP. The DRIP also allows for voluntary cash payments within specified limits, for the purchase of additional shares.

(22)  Recent Accounting Pronouncements
      --------------------------------
         In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Corporation is required to adopt SFAS No. 133 on January 1, 2001 and it cannot be applied retroactively to financial statements of prior periods. Management does not expect the initial adoption of SFAS No. 133 to have a material effect on the Corporation's operations or financial position.

         In September 2000, the SFAS issued FASB No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supercedes and replaces the guidance in Statement 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of Statement 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The Corporation has not yet determined the impact, if any, of this statement on the Corporation's financial condition, equity, results of operations or disclosure.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis
of Financial Condition and Results of Operations

         The purpose of this discussion is to further detail the financial condition and results of operations of Mid Penn Bancorp, Inc. (MPB). MPB is not aware of any known trends, events, uncertainties or of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on MPB's liquidity, capital resources or operations. This discussion should be read along with the financial statements also appearing in this report. Per share data has been restated to reflect the effect of stock dividends and splits. The prior financial data has been restated to reflect the 1998 merger of Miners Bank of Lykens as if the two banks had always been one.

                                Financial Summary
                                -----------------

         The consolidated earnings of MPB are derived primarily from the operations of its wholly-owned subsidiary, Mid Penn Bank.

         MPB earned net income of $3,948,000 for the year 2000, compared to $3,884,000 in 1999, which was an increase of $64,000 or 1.7%. This represents net income in 2000 of $1.30 per share compared to $1.28 per share in 1999 and $1.27 per share in 1998.

         Total assets of MPB continued to grow in 2000, reaching the level of $315,584,000, an increase of $28,042,000 or 9.75% over $287,542,000 at year end 1999. Approximately ten million of the asset growth during 2000 resulted in the purchase of interest bearing balances and municipal securities, which were funded by borrowings resulting in incremental income to MPB going forward.

         MPB continued to achieve an excellent return on average shareholders' equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 14.64% in 2000, 14.68% in 1999 and 12.81% in 1998.
      Return on average assets (ROA), another performance indicator, was 1.34% in 2000, 1.40% in 1999 and 1.45% in 1998.

         During the first quarter of 1999 our Board of Directors declared a special cash dividend of $1.50 per share. This special dividend is not expected to affect regular dividends in the future. The special dividend was declared to reduce the capital levels of Mid Penn Bancorp, Inc., increase ROE, and enhance shareholder value. We have enjoyed a very solid capital position due to strong financial performance. In the banking industry, there has been a general shift from ROA to ROE as a measure of financial performance since ROE is a truer measure of a company's earnings on its shareholders' ownership. By lowering capital through this special dividend, we would be improving ROE, thus improving this ratio important to bank stock analysis.

         Even after the payment of this special dividend, Mid Penn Bank has maintained capital levels well above regulatory requirements. Tier one capital (to risk weighted assets) of $20,523,000 or 9.9% and total capital (to risk weighted assets) of $23,118,000 or 11.2% at December 31, 2000, are well above the December 31, 2000 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of stockholders' equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance-sheet activities.

                              Net Interest Income
                              -------------------

         Net interest income, MPB's primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

         During 2000 net interest income increased $160,000 or 1.53% as compared to a decrease of $405,000 or 3.74% in 1999. The 1999 decrease was caused primarily by the lower yield on loans during the year due to the decrease in average prime rate and pressure in the competitive environment to reprice existing loans. The average balances, effective interest differential and interest yields for the years ended December 31, 2000, 1999 and 1998, the components of net interest rate growth, are presented in Table 1. A comparative presentation of the changes in net interest income for 2000 compared to 1999, and 1999 compared to 1998, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

         The yield on earning assets increased to 8.33% in 2000 from 7.91% in 1999. The yield on earning assets for 1998 was also 8.33%. The change in the yield on earning assets was due primarily to the repricing of commercial loans in a very competitive rate environment, the $3,900,000 purchase of life insurance, which yields income but not interest income, and changes in the "prime rate." The average "prime rate" for 2000 was 9.20% as compared to 7.98% for 1999 and 8.38% for 1998.

         Interest expense increased by $1,781,000 or 18.41% in 2000 as compared to $81,000 or .84% in 1999. The increase in interest expense is due primarily to the increase in the total of interest bearing liabilities including the greater reliance on borrowings from the Federal Home Loan Bank of Pittsburgh particularly in light of the short-term interest rate increases during 2000.

         Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 2000 was 4.25% compared to 4.24% in 1999 and 4.52% in 1998. Management continues to closely monitor the net interest margin.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 2000

      (Dollars in thousands)                               Average              Interest            Average Rates
                                                           Balance           Income/Expense          Earned/Paid
                                                           -------           --------------          -----------
      ASSETS:
         Interest Bearing Balances.............      $     36,234                 2,306                 6.36
         Investment Securities:
           Taxable.............................            39,224                 2,503                 6.38
           Tax-Exempt .........................            29,251                 2,235                 7.64
                                                     ------------
                    Total Investment Securities            68,475
                                                     ------------

         Federal Funds Sold....................                 7                     0                 6.00
         Loans, Net............................           175,802                16,310                 9.28
                                                     ------------           -----------
         Total Earning Assets..................           280,518                23,354                 8.33
                                                                            -----------
         Cash and Due from Banks...............             5,212
         Other Assets..........................             9,015
                                                     ------------
                                   Total Assets      $    294,745
                                                     ============

      LIABILITIES & STOCKHOLDERS' EQUITY:
         Interest Bearing Deposits:
           NOW ................................      $     28,518                   391                 1.37
           Money Market........................            18,568                   659                 3.55
           Savings.............................            25,744                   570                 2.21
           Time................................           130,342                 7,338                 5.63
         Short-term Borrowings.................            14,362                   879                 6.12
         Long-term Debt........................            24,378                 1,618                 6.64
                                                     ------------           -----------
         Total Interest Bearing Liabilities....           241,912                11,455                 4.74
                                                                            -----------
         Demand Deposits.......................            23,511
         Other Liabilities.....................             2,358
         Stockholders' Equity..................            26,964
                                                     ------------
                          Total Liabilities and
                           Stockholders' Equity      $    294,745
                                                     ============

      Net Interest Income......................      $                           11,899
                                                                            ===========
      Net Yield on Interest Earning Assets:
         Total Yield on Earning Assets.........                                                         8.33%
         Rate on Supporting Liabilities........                                                         4.08%
         Net Interest Margin...................                                                         4.25%

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

   TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST
            YIELDS  (cont'd)

   INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
   FOR YEAR ENDED DECEMBER 31, 1999

      (Dollars in thousands)

                                                           Average              Interest            Average Rates
                                                           Balance           Income/Expense          Earned/Paid
                                                           -------           --------------          -----------
      ASSETS:
         Interest Bearing Balances.............      $     39,671                 2,409                 6.07%
         Investment Securities:
           Taxable.............................            40,672                 2,562                 6.30%
           Tax-Exempt .........................            26,609                 1,988                 7.47%
                                                         --------
         Total Investment Securities...........            67,281
                                                         --------

         Federal Funds Sold....................                12                    1                 5.00%
         Loans, Net............................           156,518               13,884                 8.87%
                                                         --------              -------
         Total Earning Assets..................           263,482               20,844                 7.91%
                                                                               -------
         Cash and Due from Banks...............             5,174
         Other Assets..........................             9,646
                                                         --------
                                   Total Assets      $    278,302
                                                         ========

      LIABILITIES & STOCKHOLDERS' EQUITY:
         Interest Bearing Deposits:
           NOW ................................      $     27,669                  380                 1.37%
           Money Market........................            20,734                  705                 3.40%
           Savings.............................            26,259                  586                 2.23%
           Time................................           125,782                6,631                 5.27%
         Short-term Borrowings.................            10,683                  517                 4.84%
         Long-term Debt........................            14,453                  855                 5.92%
                                                         --------              -------
         Total Interest Bearing Liabilities....           225,580                9,674                 4.29%
                                                                               -------
         Demand Deposits.......................            23,338
         Other Liabilities.....................             2,934
         Stockholders' Equity..................            26,450
                                                         --------
                          Total Liabilities and
                           Stockholders' Equity      $    278,302
                                                         ========
      Net Interest Income......................      $                           11,170
                                                                                =======
      Net Yield on Interest Earning Assets:
         Total Yield on Earning Assets.........                                                         7.91%
         Rate on Supporting Liabilities........                                                         3.67%
         Net Interest Margin...................                                                         4.24%

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

   TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST
            YIELDS (cont'd)

   INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
   FOR YEAR ENDED DECEMBER 31, 1998

      (Dollars in thousands)

                                                           Average              Interest            Average Rates
                                                           Balance           Income/Expense          Earned/Paid
                                                           -------           --------------          -----------
      ASSETS:
         Interest Bearing Balances.............      $     40,056                 2,574                 6.43%
         Investment Securities:
           Taxable.............................            37,832                 2,455                 6.49%
           Tax-Exempt .........................            19,868                 1,564                 7.87%
                                                         --------
                    Total Investment Securities            57,700
                                                        ---------

         Federal Funds Sold....................               819                    45                 5.50%
         Loans, Net............................           153,344                14,357                 9.36%
                                                        ---------               -------
         Total Earning Assets..................           251,919                20,995                 8.33%
                                                                                -------
         Cash and Due from Banks...............             5,806
         Other Assets..........................             7,945
                                                        ---------
                                   Total Assets      $    265,670
                                                        =========
      LIABILITIES & STOCKHOLDERS'
         EQUITY:
         Interest Bearing Deposits:
           NOW ................................      $     27,649                   500                 1.81%
           Money Market........................            14,882                   449                 3.02%
           Savings.............................            25,112                   622                 2.48%
           Time................................           126,123                 7,056                 5.59%
         Short-term Borrowings.................             3,801                   203                 5.34%
         Long-term Debt........................            13,573                   763                 5.62%
                                                        ---------               -------
         Total Interest Bearing Liabilities....           211,140                 9,593                 4.54%
                                                                                -------
         Demand Deposits.......................            21,024
         Other Liabilities.....................             3,328
         Stockholders' Equity..................            30,178
                                                        ---------
                          Total Liabilities and
                           Stockholders' Equity      $    265,670
                                                        =========

      Net Interest Income......................      $                           11,402
                                                                                =======
      Net Yield on Interest Earning Assets:
         Total Yield on Earning Assets.........                                                         8.33%
         Rate on Supporting Liabilities........                                                         3.81%
         Net Interest Margin...................                                                         4.52%

         Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

         Loan fees of $203,000, $258,000 and $275,000 are included with interest income in Table 1 for the years 2000, 1999 and 1998, respectively.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


      TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

      (Dollars in thousands)

                                                   2000 Compared to 1999                     1999 Compared to 1998
                                           Increase (Decrease) Due to Change In:       Increase (Decrease) Due to Change In:

      Taxable Equivalent Basis                 Volume       Rate        Net               Volume       Rate        Net
                                               ------       ----        ---               ------       ----        ---
      INTEREST INCOME:
         Interest Bearing Balances........  $   (209)        106        (103)               (25)       (140)       (165)
         Investment Securities:
         Taxable..........................       (91)         32         (59)               184         (77)        107
         Tax-Exempt.......................       197          50         247                531        (107)        424
                                             ---------   ---------   ---------          ---------   ---------   ---------
               Total Investment Securities       106          82         188                715        (184)        531

         Federal Funds Sold...............        (1)          0          (1)               (44)          0         (44)
         Loans, Net.......................     1,710         716       2,426                297        (770)       (473)
                                             ---------   ---------   ---------          ---------   ---------   ---------
                     Total Interest Income  $  1,606         904       2,510                943      (1,094)       (151)
                                             ---------   ---------   ---------          ---------   ---------   ---------

         INTEREST EXPENSE:
         Interest Bearing Deposits:
           NOW ...........................  $     11           0          11                  0        (120)       (120)
           Money Market...................       (74)         28         (46)               177          79         256
           Savings........................       (11)         (5)        (16)                28         (64)        (36)
           Time...........................       240         467         707                (19)       (406)       (425)
                                             ---------   ---------   ---------          ---------   ---------   ---------
           Total Interest Bearing Deposits       166         490         656                186        (511)       (325)
         Short-term Borrowings............       178         184         362                367         (53)        314
         Long-term Debt...................       588         175         763                 49          43          92
                                             ---------   ---------   ---------          ---------   ---------   ---------
                    Total Interest Expense  $    932         849       1,781                602        (521)         81
                                             ---------   ---------   ---------          ---------   ---------   ---------

      NET INTEREST INCOME:                  $    674          55         729                341        (573)       (232)
                                             =========   =========   =========          =========   =========   =========

         The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

                           Provision for Loan Losses
                           -------------------------

         The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Due to the cyclical nature of the economy coupled with the Bank's substantial involvement in commercial loans and the record number of nationwide consumer bankruptcies, management thought it prudent to make a $325,000 allocation in 2000 as well as a provision of $325,000 during 1999. The 1998 provision included a specific allocation of $150,000 related to one impaired commercial loan. The allowance for loan losses as a percentage of average total loans was 1.58% at December 31, 2000, compared to 1.58% and 1.47% for the years ended December 31, 1999 and 1998, which continues to be higher than that of peer financial institutions due to higher level of loans to finance commercial real estate. A summary of charge-offs and recoveries of loans is presented in Table 3.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

   TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

      (Dollars in thousands)

                                                                       Years ended December 31,
                                                         2000        1999         1998          1997          1996*
                                                         ----        ----         ----          ----          -----
      Balance beginning of period.................   $   2,505       2,313       2,281         2,278          2,457
                                                         -----       -----       -----         -----          -----
      Loans charged-off:
         Commercial real estate, construction
           and land development...................           1           0          40             4             25
         Commercial, industrial and agricultural..          12         146         200            32            213
         Real estate-residential..................           0           0          40            20              4
         Consumer.................................          61          78          37           197            234
                                                         -----       -----       -----         -----          -----
                           Total loans charged off          74         224         317           253            476
                                                         -----       -----       -----         -----          -----

      Recoveries on loans previously
         charged-off:
         Commercial real estate, construction
           and land development...................          28          55          10             4             39
         Commercial, industrial and agricultural..           5           1          56           107            105
         Real estate-residential..................           0           0           0             3             38
         Consumer.................................          26          35          29            33             63
                                                         -----       -----       -----         -----          -----
                                  Total recoveries          59          91          95           147            245
                                                         -----       -----       -----         -----          -----

      Net charge-offs.............................          15         133         222           106            231
                                                         -----       -----       -----         -----          -----
      Current period provision for
         loan losses..............................         325         325         254           109             52
                                                         -----       -----       -----         -----          -----
      Balance end of period.......................   $   2,815       2,505       2,313         2,281          2,278
                                                         =====       =====       =====         =====          =====

      Ratio of net charge-offs during the period
         to average loans outstanding during the
         period, net of unearned discount.........         .01%        .08        0.14          0.07           0.16
                                                         =====       =====       =====         =====          =====
      *Mid Penn Bank only, Miners Bank of Lykens
        information not readily available

      Allowance for loan losses as a percentage
         of average total loans...................        1.58%       1.58        1.47          1.46              -

                              Noninterest Income
                              ------------------

         During 2000, MPB earned $1,556,000 in noninterest income, compared to $1,689,000 earned in 1999, and $1,398,000 earned in 1998. Noninterest income in 1999 included nonrecurring gains of $336,000 from the sale of other real estate.

         Trust department income for 2000 was $203,000, a $76,000 or 59.84% increase over $127,000 in 1999, which was $23,000 or 22.12% more than the $104,000 earned in 1998. The Trust Department adopted a new fee schedule during 2000, which will result in increased trust fees earned. Trust Department income fluctuates from year to year, also due to the number of estates being settled during the year.

         Service charges on deposit accounts amounted to $590,000 for 2000, an increase of $36,000 over $554,000 for 1999, which showed a 23.11% increase over 1998. The majority of this increase resulted from the increasing revenues from NSF charges.

         On December 31, 1998, MPB purchased cash surrender value life insurance policies that provide funding for director retirement and salary continuation plans. The income on these policies amounted to $198,000 during the year 2000.

         MPB also earned $70,000 in fees from Invest, the third-party provider of investments whose services the Bank has contracted. Other operating income amounted to $496,000 (net of gains on other real estate) in 2000, $481,000 and $443,000 in 1999 and 1998, respectively.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

                              Noninterest Expense
                              -------------------

         A summary of the major components of noninterest expense for the years ended December 31, 2000, 1999 and 1998 is reflected in Table 4. Noninterest expense decreased to $6,656,000 in 2000 from $6,665,000 in 1999 and $6,606,000 in 1998. The major component of noninterest expense is salaries and employee benefits. Noninterest expense in 2000 changed less than 1% compared to that of 1999.

         Noninterest expense of $6,665,000 in 1999 increased less than 1% over that of 1998. This expense in 1999 includes approximately $126,000 of supplemental employee bonuses for the year 1998.

   TABLE 4: NONINTEREST EXPENSE

      (Dollars in thousands)

                                                                                     Years ended December 31,
                                                                            2000             1999                1998
                                                                            ----             ----                ----
         Salaries and employee benefits.........................        $  3,790            3,741               3,383
         Occupancy, net.........................................             364              318                 323
         Equipment..............................................             481              510                 565
         Postage and supplies...................................             291              275                 356
         FDICassessments........................................              45               26                  26
         Marketing and advertising..............................             144              121                 160
         Other real estate, net.................................               0                0                   0
         Pennsylvania bank shares tax...........................             271              279                 274
         Professional services..................................             104              124                 126
         Telephone..............................................              72               74                  70
         Loss on mortgage sales.................................              19               47                  64
         Other..................................................           1,075            1,150               1,259
                                                                           -----            -----               -----
                                       Total Noninterest Expense        $  6,656            6,665               6,606
                                                                           =====            =====               =====

                                  Investments
                                  -----------

         MPB investment portfolio is utilized to improve earnings through investments of funds in high-yielding assets which provide the necessary balance sheet liquidity for MPB.

         MPB's entire portfolio of investment securities is considered available for sale. As such, the investments are recorded on our Balance Sheet at market value. Our investments: US Treasury, Agency and Municipal securities are given a market price relative to investments of the same type with similar maturity dates. As the interest rate environment of these securities changes, our existing securities are valued differently in comparison. This difference in value, or unrealized loss, amounted to $344,000, net of tax, as of the end of the year. However, the investments are all high quality United States and municipal securities that if held to maturity are expected to yield no loss to the bank.

         At December 31, 2000, SFAS No. 115 resulted in a decrease of shareholders' equity of $344,000 (unrealized loss on securities of $522,000 less estimated income tax effect of $178,000). As of December 31, 1999, SFAS No. 115 resulted in an decrease in shareholders' equity of $1,861,000 (unrealized loss on securities of $2,820,000, less estimated income tax effect of $959,000), compared to in an increase in stockholders' equity of $344,000 (unrealized gain on securities of $521,000, less estimated income tax effect of $177,000) as of December 31, 1998.

         MPB does not have any significant concentrations of investment securities.

         Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The gross unrealized gains and losses on investment securities are outlined in Note 6 to the Consolidated Financial Statements.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

   TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

      (Dollars in thousands)                                                                December 31,
                                                                            2000             1999                1998
                                                                            ----             ----                ----
      U. S. Treasury and U.S. government agencies...............        $ 34,750           33,778              36,922
      Mortgage backed U.S. government agencies..................           2,402            1,799               2,285
      State and political subdivision obligations...............          33,972           28,061              26,020
      Restricted equity securities..............................           3,281            3,281               2,185
                                                                          ------           ------              ------
                                                           Total        $ 74,405           66,919              67,412
                                                                          ======           ======              ======

                                     Loans
                                     -----

         At December 31, 2000, net loans totaled $181,396,000, a $11,607,000 or
      6.84% increase from December 31, 1999. During 2000, MPB experienced an increase in commercial real estate and commercial/industrial loans of approximately $5,619,000, the majority of which was generated in the greater Harrisburg region.

         The current environment in lending is extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 2000, loans, net of unearned income, represented 62.7% of earning assets as compared to 63.2% on December 31, 1999 and 57.6% on December 31, 1998.

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

         A distribution of the Bank's loan portfolio according to major loan classification is shown in Table 6.

      TABLE 6: LOAN PORTFOLIO

      (Dollars in thousands)                                           December 31,
                                                        2000        1999        1998          1997           1996
                                                        ----        ----        ----          ----           ----
      Commercial real estate, construction
         and land development.....................  $  110,947     105,328      88,263        81,191         75,200
      Commercial, industrial and agricultural.....      26,274      20,118      20,401        20,107         19,925
      Real estate-residential mortgage............      35,610      32,586      30,325        34,195         34,391
      Consumer....................................      14,110      16,780      16,034        21,018         27,420
      Lease financing.............................           0           0           1             8             13
                                                       -------     -------     -------       -------        -------
                                       Total Loans     186,941     174,812     155,024       156,519        156,949
      Unearned income.............................      (2,730)     (2,518)     (2,031)       (1,943)        (1,879)
                                                       -------     -------     -------       -------        -------
      Loans net of unearned discount..............     184,211     172,294     152,993       154,576        155,070
      Allowance for loan losses...................      (2,815)     (2,505)     (2,313)       (2,281)        (2,278)
                                                       -------     -------     -------       -------        -------
                                         Net Loans  $  181,396     169,789     150,680       152,295        152,792
                                                       =======     =======     =======       =======        =======

                           Allowance for Loan Losses
                           -------------------------

         The allowance for loan losses is maintained at a level believed adequate by Management to absorb potential loan losses in the loan portfolio. MPB has a loan review department that is charged with establishing a "watch list" of potential unsound loans, identifying unsound credit practices and suggesting corrective actions. A quarterly review and reporting process is in place for monitoring those loans that are on the "watch list." Each credit on the "watch list" is evaluated to estimate potential losses. In addition, estimates for each category of credit are provided based on Management's judgment which considers past experience, current economic conditions and other factors. For installment and real estate mortgages, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total of reserves resulting from this analysis are "allocated" reserves. The amounts not specifically provided for individual classes of loans are considered "unallocated." This unallocated amount is determined and based on judgments regarding economic conditions, trends and other factors.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

         The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 2000, was $2,815,000 or 1.53% of total loans less unearned discount as compared to $2,505,000 or 1.45% at December 31, 1999, and $2,313,000 or 1.51% at
      December 31, 1998.

      TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

      (Dollars in thousands)                                                 December 31,

                                               2000              1999              1998               1997              1996
                                               ----              ----              ----               ----              ----
                                                 Percent            Percent           Percent            Percent            Percent
                                         Amount of Loans    Amount of Loans   Amount of Loans   Amount  of Loans   Amount  of Loans
                                         ------------------------------------------------------------------------------------------
      Commercial real estate,
         construction and land
         development................   $  1,318   59.3%       927    60.3%      861     56.8%     596     50.6%      666     47.9%
      Commercial, industrial and
         agricultural...............      1,008   14.1%       782    11.5%      693     13.5%     369     14.0%      381     12.7%
      Real estate-residential
         mortgage...................        209   19.0%       198    18.6%      219     19.4%     207     21.9%      184     21.9%
      Consumer......................         93    7.6%       114     9.6%      127     10.3%     146     13.5%      309     17.5%
      Unallocated...................        187      -        484       -       413        -      963        -       738        -
                                          -----   ----      -----    ----     -----    -----    -----    -----     -----    -----
                         Total loans   $  2,815    100%     2,505     100%    2,313    100.0%   2,281    100.0%    2,278    100.0%
                                          =====   ====      =====    ====     =====    =====    =====    =====     =====    =====

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

         Consumer loans are generally recommended for charge-off when they become 150 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $222,000, $266,000 and $66,000 in 2000, 1999, and 1998,
      respectively.

         A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 2000, totaled $2,312,000 or 0.73% of total assets compared to $2,217,000 or 0.77% of total assets in 1999, and $3,064,000 or 1.10% of total assets in 1998. The foreclosed assets held for sale at December 31, 2000, consist of one piece of commercial real estate and residential building lots that MPB has available for sale.

          Nonperforming assets are taken into consideration by Management when assessing the adequacy of the Allowance for Loan Losses.

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


      TABLE 8: NONPERFORMING ASSETS

      (Dollars in thousands)                                            December 31,
                                                          2000       1999         1998         1997         1996
                                                          ----       ----         ----         ----         ----
      Nonaccrual loans............................   $   1,116         890         376           333        1,183
      Past due 90 days or more....................         504         386         844           212          544
      Restructured loans..........................         622         878       1,497           212          145
                                                         -----       -----       -----         -----        -----
                         Total nonperforming loans       2,242       2,154       2,717           757        1,872
      Foreclosed assets held for sale.............          70          63         347         1,355          548
                                                         -----       -----       -----         -----        -----
                        Total nonperforming assets  $    2,312       2,217       3,064         2,112        2,420
                                                         =====       =====       =====         =====        =====

      Percent of total loans outstanding..........      1.26%       1.29%       2.00%         1.38%        1.54%
      Percent of total assets.....................       .73%       0.77%       1.10%         0.82%        1.02%

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

                      Deposits and Other Funding Sources
                      ----------------------------------

         MPB's primary source of funds is its deposits. Deposits at December 31, 2000, increased by $13,568,000 or 6.23% from December 31, 1999, which also increased slightly by $1,038,000 or 0.48% from December 31, 1998. The majority of deposit growth in 2000 came during a three-year, 7% APY certificate of deposit promotion offered in the Spring of the year. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2000, 1999, and 1998 are presented in Table 9.

         Average short-term borrowings for 2000 were $14,362,000 as compared to $10,683,000 in 1999. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased.

      TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

      (Dollars in thousands)                                                Years ended December 31,
                                                            2000                      1999                       1998
                                                            ----                      ----                       ----
                                                     Average    Average         Average    Average        Average    Average
                                                     Balance     Rate           Balance     Rate         Balance      Rate
                                                     -------     ----           -------     ----         -------      ----
      Noninterest bearing demand deposits....   $    23,511      0.00%           23,338     0.00%         21,024      0.00%
      Interest bearing demand deposits.......        28,518      1.37%           27,669     1.37%         27,649      1.81%
      Money market...........................        18,568      3.55%           20,734     3.40%         14,882      3.02%
      Savings................................        25,744      2.21%           26,259     2.23%         25,112      2.48%
      Time ..................................       130,342      5.63%          125,782     5.27%        126,123      5.59%
                                                    -------      ----           -------     ----         -------      ----
                                        Total   $   226,683      3.95%          223,782     3.71%        214,790      4.02%
                                                    =======      ====           =======     ====         =======      ====

                               Capital Resources
                               -----------------

         Stockholders' equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. Too much capital, however, indicates that not enough of the company's earnings have been paid to shareholders and the buildup makes it difficult for a company to offer a competitive return on the shareholders' capital going forward. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

         In 2000, capital was increased by $3,061,000 or 11.52%. In 1999, capital was decreased by $4,971,000 or 15.8% compared to 1998. Capital growth is achieved by retaining more in earnings than we pay out to our shareholders.

         MPB's normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future Corporation growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 62% for 2000 compared to 171% for 1999 and 54% for 1998.

Mid Penn Bancorp. Inc.
Management's Discussion and Analysis (cont'd)


     The reason for the special dividend payout in 1999, as outlined in the first section of this discussion, was to increase ROE and enhance shareholder value.

          MPB has been approved by the Internal Revenue Service to offer an employee stock ownership plan.

          At December 31, 2000, 19,057 shares of MPB's common stock have been purchased back by MPB, held as treasury stock, and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used for the employee stock ownership plan.

                             Federal Income Taxes
                             --------------------

          Federal income tax expense for 2000 was $1,255,000 compared to $1,253,000 and $1,516,000 in 1999 and 1998, respectively. The effective tax rate was 24% for 2000, 24% for 1999 and 28% for 1998.

                                    Liquidity
                                    ---------

          MPB's asset-liability management policy addresses the management of MPB's liquidity position and its ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. MPB utilizes its investment portfolio as a source of liquidity, along with deposit growth and increases in repurchase agreements and other short-term borrowings. (See Deposits and Other Funding Sources which appears earlier in this discussion.) Liquidity from investments is provided primarily through investments and interest bearing balances with maturities of one year or less. Funds are available to MPB through loans from the Federal Home Loan Bank and established federal funds (overnight) lines of credit. MPB's major source of funds is its core deposit base as well as its capital resources.

          During 2000, the major sources of cash came from operations and a net increase in deposits of $13,568,000. The majority of this deposit increase came in the form of three-year certificates of deposit issued at a yield of 7%. In order to meet our funding needs over and above the funds generated by growth in deposits, MPB turned to the FHLB for borrowings. MBP borrowed $5,000,000 in a 10-year/2-year putable advance, $5,000,000 in a 10-year/3-year putable advance and $5,000,000 in a three year bullet borrowing.

          The major uses of funds during the year included the net increase in loans of $15,558,000, and the increase in both investments and interest-bearing balances. Short-term borrowings were used during December to purchase interest-bearing balances, which increased by $7,806,000 from year end 1999, to December 31, 2000, and to purchase other investment securities in advance of declining interest rates.

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

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

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



      TABLE 10: INVESTMENT MATURITY AND YIELD

      (Dollars in thousands)                                                   December 31, 2000
                                                                       After One     After Five
                                                         One Year      Year thru     Years thru      After Ten
                                                         and Less     Five Years      Ten Years        Years       Total
                                                         ---------    ----------      ----------     -----------   -------
      U.S. Treasury and U.S.government agencies......    $  2,001         10,238         10,999        11,512       34,750
      State and political subdivision obligations....         388          2,823          9,739        21,022       33,972
      Mortgage-backed U.S. government agencies.......           0            749            994           659        2,402
      Equity securities..............................           0              0              0         3,281        3,281
                                                         --------     ----------      ---------      --------      -------
                                           Total         $  2,389         13,810         21,732        36,474       74,405
                                                         ========     ==========      =========      ========      =======


                                                                                December 31, 2000
                                                                       After One    After Five
                                                         One Year      Year thru     Years thru      After Ten
                                                         and Less     Five Years      Ten Years        Years       Total
                                                         ---------    ----------      ---------      ----------    -----
      Weighted Average Yields
      -----------------------
      U.S. Treasury and U.S. government agencies.....        5.79           6.36           6.51           6.53          6.43
      State and political subdivision obligations....        9.08           7.48           7.24           7.03          7.15
      Mortgage-backed U.S. government agencies.......           0           6.28           6.20           6.60          6.34
      Equity securities..............................           0              0              0           6.49          6.49
                                                            -----          -----          -----         ------         -----
                                           Total             6.32           6.58           6.82           6.81          6.76
                                                            =====          =====          =====         ======         =====


      TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY

      (Dollars in thousands)                                                    December 31, 2000
                                                                       After One
                                                         One Year      Year thru     After Five
                                                         and Less     Five Years        Years        Total
                                                         --------     ----------     ----------     -------
      Commercial, real estate, construction
         and land development...................      $  28,381         64,377         18,189       110,947
      Commercial, industrial and agricultural...         12,981         11,772          1,521        26,274
      Real estate- residential mortgages........          8,320         12,554         14,736        35,610
      Consumer..................................          2,626          7,931            823        11,380
                                                      ---------        -------         ------      --------
                                     Total Loans      $  52,308         96,634         35,269       184,211
                                                      =========        =======         ======      ========

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)


   TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY (cont'd)

                                                                      After One
                                                         One Year      Year thru     After Five
                                                         and Less     Five Years        Years        Total
                                                         --------     ----------        -----        -----
      Rate Sensitivity
      ----------------
      Predetermined rate........................      $   6,912         28,557         33,039         68,508
      Floating or adjustable rate...............         45,396         68,077          2,230        115,703
                                                      ---------       --------       --------       --------
                                           Total      $  52,308         96,634         35,269        184,211
                                                      =========       ========       ========       ========

   TABLE 12: INTEREST RATE SENSITIVITY GAP

      (Dollars in thousands)                                                    Expected Maturity
                                                                             Year Ended December 31,
      (As of December 31, 2000)
                                                  2001      2002      2003      2004     2005     Thereafter    Total  Fair Value
                                                  ----      ----      ----      ----     ----     ----------    -----  ----------
      Assets:
         Interest bearing balances..........  $ 22,479    12,470     5,745       495      1,188          0     42,377     42,377
           Average interest rate............      6.45      7.07      7.32      7.30       7.47          -       6.79
         Debt securities....................  $  2,389     1,810     3,599     2,603      5,798     54,935     71,134     70,604
           Average interest rate............      6.32      6.50      6.59      6.67       6.56       6.83       6.77
         Adjustable rate loans..............  $ 46,093    16,805    17,988    17,928     16,343        546    115,703    115,703
           Average interest rate............      9.18      8.49      8.70      7.99       8.08       8.01       8.65
         Fixed rate loans...................  $  9,286     7,799     9,974     8,179     10,077     23,193     68,508     72,047
           Average interest rate............      8.90      9.32      9.08      8.72       9.06       8.39       8.61
         Federal funds sold.................  $      0         0         0         0          0          0          0          0
                                               -------   -------   -------   -------    -------    -------    -------    -------
                                   Total      $ 80,247    38,884    37,306    29,205     33,406     78,674    297,722    300,731
                                               -------   -------   -------   -------    -------    -------    -------    -------
      Interest liabilities:
         Variable rate savings and
           transaction accounts.............  $ 33,276         0         0         0          0     65,127     98,403     98,403
           Average interest rate............      2.97         -         -         -          -       1.10       1.73
         Certificates of deposit and IRAs...  $ 66,186    34,178    21,009     4,192      5,289      3,350    134,204    134,400
         Average interest rate..............      5.69      6.06      6.36      5.36       6.07       5.58       5.89
         Short term borrowings..............  $ 22,738         0         0         0          0          0     22,738     22,738
           Average interest rate............      6.40         -         -         -          -          -       6.40
         Long term fixed rate borrowings....  $  1,671       184     5,197        87          0     22,102     29,241     30,944
           Average interest rate                  6.67      7.30      6.61      7.30          -       6.47       6.52
                                               -------   -------   -------   -------    -------    -------    -------    -------
                                   Total      $123,871    34,362    26,206     4,279      5,289     90,579    284,586    286,485
                                               -------   -------   -------   -------    -------    -------    -------    -------
      Rate sensitive gap:
         Periodic gap.......................  $(43,624)    4,522    11,100    24,926     28,117    (11,905)
         Cumulative gap.....................  $(43,624)  (39,102)  (28,002)   (3,076)    25,041     13,136
      Cumulative gap as a percentage
         of total assets....................     -13.8%   -12.4%      -8.9%     -1.0%      +7.9%      +4.2%

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

      (Dollars in thousands)                                                    Expected Maturity
                                                                             Year Ended December 31,
      (As of December 31, 1999)
                                                  2000      2001      2002      2003     2004     Thereafter    Total  Fair Value
                                                  ----      ----      ----      ----     ----     ----------    -----  ----------
      Assets:
         Interest bearing balances..........  $ 19,315    13,271     1,587       298         99          0     34,570     34,570
           Average interest rate............      6.19      5.84      5.74      6.25       7.00          -       6.04
         Debt securities....................  $  1,681     2,645     1,589       995      3,233     50,675     60,818     60,818
           Average interest rate............      7.00      6.46      7.43      5.87       6.83       6.71       6.72
         Adjustable rate loans..............  $ 34,019    17,839    18,870    13,506     19,175      3,750    107,159    107,159
           Average interest rate............      8.75      8.69      8.52      8.48       8.00       8.35       8.51
         Fixed rate loans...................  $  6,495     8,317     8,943     8,813      7,576     24,991     65,135     68,024
           Average interest rate............      8.55      8.94      9.15      8.67       8.38       8.31       8.52
                                              --------  --------  --------  --------   --------   --------   --------   --------
                                       Total  $ 61,510    42,072    30,989    23,612     30,083     79,416    267,682    270,571
                                              --------  --------  --------  --------   --------   --------   --------   --------
      Interest liabilities:
         Variable rate savings and
           transaction accounts.............  $ 38,464         0         0         0          0     61,914    100,378    100,378
           Average interest rate............      2.87         -         -         -          -       1.13       1.79
         Certificates of deposit and IRAs...  $ 54,239    29,882    12,691     7,804      5,519      7,327    117,462    116,729
         Average interest rate..............      5.07      5.63      5.54      5.63       5.35       5.94       5.36
         Short term borrowings..............  $ 24,636         0         0         0          0          0     24,636     24,636
           Average interest rate............      5.79         -         -         -          -          -       5.79
         Long term fixed rate borrowings....  $    200     1,700     7,200       200      5,017      2,083     16,400     16,842
           Average interest rate                  7.29      6.74      6.20      7.29       6.42       7.13       6.47
                                              --------  --------  --------  --------   --------   --------   --------   --------
                                       Total  $117,539    31,582    19,891     8,004     10,536     71,324    258,876    258,585
                                              --------  --------  --------  --------   --------   --------   --------   --------
      Rate sensitive gap:
         Periodic gap.......................  $(56,029)   10,490    11,098    15,608     19,547      8,115
         Cumulative gap.....................  $(56,029)  (45,539)  (34,441)  (18,823)       714      8,806
      Cumulative gap as a percentage
         of total assets....................     -19.5%    -15.8%    -12.0%     -6.5%      -0.2%      +3.1%

         In the last quarter of 2000, management analyzed interest rate risk using the Vining Sparks Asset-Liability Management Model. Using the computerized model, management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. These scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by management. At December 31, 2000, all interest rate risk levels according to our model were within the tolerance guidelines set by management. The model noted above utilized by management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which management would make to realign its portfolio in the event of a changing rate environment.

   TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE


      (Dollars in thousands)                                                            December 31,
                                                                            2000            1999          1998
                                                                            ----            ----          ----
         Three months or less...................................       $   5,431            3,525          4,933
         Over three months to twelve months.....................           8,534            4,960          5,921
         Over twelve months.....................................           9,377            7,731          5,882
                                                                        ---------         --------       --------
                                                           Total       $  23,342           16,216         16,736
                                                                        =========         ========       ========

Mid Penn Bancorp, Inc.
Management's Discussion and Analysis (cont'd)

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

         Information shown elsewhere in this Annual Report will assist in the understanding of how MPB is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net liabilities, the composition of loans, investments and deposits should be considered.

                            Off-Balance-Sheet Items
                            -----------------------

         MPB makes contractual commitments to extend credit and extends lines of credit which are subject to MPB's credit approval and monitoring procedures.

         As of December 31, 2000, commitments to extend credit amounted to $30,325,000 as compared to $29,648,000 as of December 31, 1999.

         MPB also issues standby letters of credit to its customers. The risk associated with standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Standby letters of credit increased to $2,921,000 at December 31, 2000, from $2,336,000 at December 31, 1999.

                             Comprehensive Income
                             --------------------

         Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed "Other Comprehensive Income." For MPB, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income (Loss) for the periods ended December 31, 2000, 1999 and 1998 was 1,517,000, ($2,205,000) and $26,000,
      respectively.

Mid Penn Bancorp, Inc.
Summary of Selected Financial Data

(Dollars in thousands, except per share data)

                                                        2000        1999        1998          1997           1996
                                                        ----        ----        ----          ----           ----
      INCOME:
         Total Interest Income....................  $   22,053      20,112      20,436        19,312         18,171
         Total Interest Expense...................      11,455       9,674       9,593         8,853          8,428
         Net Interest Income......................      10,598      10,438      10,843        10,459          9,743
         Provision for Possible Loan Losses.......         325         325         254           109             52
         Non-Interest Income......................       1,556       1,689       1,398         1,772            841
         Non-Interest Expense.....................       6,656       6,665       6,606         6,232          5,658
         Income Before Income Taxes...............       5,203       5,137       5,381         5,890          4,874
         Income Tax Expense.......................       1,255       1,253       1,516         1,721          1,397
         Extraordinary Income, Net of Tax.........           0           0           0             0              0
         Net Income...............................       3,948       3,884       3,865         4,169          3,477

      COMMON STOCK DATA PER SHARE:*
         Earnings Per Share.......................        1.30        1.28        1.27          1.37           1.14
         Cash Dividends Declared..................         .80        2.18         .69           .66            .42
         Stockholders' Equity.....................  $     9.76        8.74       10.90         10.27           9.48

      AVERAGE SHARES OUTSTANDING..................   3,036,007   3,037,976   2,892,416     2,895,417      2,895,430

      AT YEAR-END:
         Investments..............................  $   73,885      64,099      67,933        53,599         42,740
         Loans, Net of Unearned Discount..........     184,211     172,294     152,993       154,576        155,070
         Allowance for Loan Losses................       2,815       2,505       2,313         2,281          2,278
         Total Assets.............................     315,584     287,542     277,827       256,728        238,103
         Total Deposits...........................     231,408     217,840     216,802       217,146        199,673
         Short-term Borrowings....................      22,738      24,636      12,159         2,234          4,512
         Long-term Debt...........................      29,241      16,400      15,550         5,688          4,710
         Stockholders' Equity.....................  $   29,626      26,565      31,536        29,730         27,438

      RATIOS:
         Return on Average Assets.................        1.34        1.40        1.45          1.71           1.52
         Return on Average Stockholders' Equity...       14.64       14.68       12.81         14.76          13.37
         Cash Dividend Payout Ratio...............       61.54      170.91       53.73         47.92          36.67
         Allowance for Loan Losses to Loans.......        1.53        1.45        1.51          1.48           1.47
         Average Stockholders' Equity to
         Average Assets...........................        9.15        9.50       11.36         11.56          11.34

      *  Per share figures are based on weighted
         average shares outstanding for the respec-tive years as restated after giving effect to stock dividends and splits.