Form 10-K405, Exhibit 13
period 2001-12-31
MID PENN BANCORP INC
filed 2002-03-29
CIK 879635

                                                                      EXHIBIT 13

MID PENN BANCORP, INC.
FINANCIAL HIGHLIGHT

AS OF AND FOR YEARS ENDED DECEMBER 31, 2001 AND 2000

(Dollars in thousands, except per share data.)                           Percent
                                                     2001        2000     Change
                                                     ----        ----     ------
Total Assets.....................................  $330,635     315,584     +4.8
Total Deposits...................................   254,105     231,408     +9.8
Net Loans........................................   199,980     181,396    +10.2
Total Investments and Interest Bearing Balances..   108,390     116,261     -6.8
Stockholders' Equity.............................    31,716      29,626     +7.1
Net Income.......................................     4,230       3,948     +7.1
Earnings Per Share...............................      1.39        1.30     +6.9
Cash Dividend Per Share based on Weighted
  Average Number of Shares Outstanding...........       .80         .80        0
Book Value Per Share.............................     10.44        9.76     +7.0

MID PENN BANCORP, INC.
STOCKHOLDERS' INFORMATION

                                           2001          2000
                                           ----          ----
                                       High   Low    High   Low      Quarter
                                       ----   ---    ----   ---      -------
Market Value Per Share..............  $16.55  14.88  22.00  13.25      1st
                                       19.04  16.50  19.25  15.38      2nd
                                       19.25  17.75  18.50  15.25      3rd
                                       18.65  18.05  15.88  14.75      4th

Market Value Information: The market share information was provided by the
------------------------
American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent: Wells Fargo Shareholder Services, P.O. Box 64854, St. Paul, MN
--------------
55164-0854. Phone: 1-800-468-9716.

Number of Stockholders: At December 31, 2001, there were 969 stockholders.
----------------------

Dividends: A dividend of $.20 per share was paid during each quarter of 2001
---------
and 2000. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

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

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp,
--------------
Inc. will be held at 10:00 a.m. on Tuesday, April 23, 2002, at 349 Union Street, Millersburg, Pennsylvania.

INDEPENDENT AUDITORS'REPORT

[Logo]
PARENTE
The Power of Ideas

The Board of Directors and Stockholders
Mid Penn Bancorp, Inc.
Millersburg, Pennsylvania:

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (collectively, "Corporation") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Parente Randolph, PC

PARENTE RANDOLPH, PC

Williamsport, Pennsylvania
January 18, 2002

MID PENN BANCORP, INC.
CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2001 AND 2000

(Dollars in thousands, except share data)                                  2001      2000
                                                                           ----      ----
ASSETS
   Cash and due from banks............................................  $  9,028     5,986
   Interest-bearing balances with other financial institutions........    53,042    42,376
   Available-for-sale investment securities...........................    55,348    73,885
   Loans..............................................................   205,101   186,941
      Less:
        Unearned income...............................................    (2,265)   (2,730)
        Allowance for loan losses.....................................    (2,856)   (2,815)
                                                                         -------   -------
          Net loans...................................................   199,980   181,396
                                                                         -------   -------

   Bank premises and equipment, net...................................     3,395     3,581
   Foreclosed assets held for sale....................................     1,693        70
   Accrued interest receivable........................................     2,091     2,502
   Deferred income taxes..............................................     1,037     1,069
   Cash surrender value of life insurance.............................     4,504     4,288
   Other assets.......................................................       517       431
                                                                         -------   -------
                                                          Total Assets  $330,635   315,584
                                                                         =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
      Noninterest-bearing demand......................................  $ 29,226    23,274
      Interest-bearing demand.........................................    30,795    28,293
      Money market....................................................    27,734    17,494
      Savings.........................................................    26,398    25,912
      Time............................................................   139,952   136,435
                                                                         -------   -------
                                                        Total Deposits   254,105   231,408
                                                                         -------   -------
   Short-term borrowings..............................................     9,610    22,738
   Accrued interest payable...........................................     1,292     1,546
   Other liabilities..................................................     1,344     1,025
   Long-term debt.....................................................    32,568    29,241
                                                     Total Liabilities   298,919   285,958

   Stockholders' Equity:
      Common stock, par value $1 per share; authorized
        10,000,000 shares; 3,056,501 shares
        issued........................................................     3,057     3,057
      Additional paid-in capital......................................    20,368    20,368
      Retained earnings...............................................     8,880     7,078
      Accumulated other comprehensive loss............................       (56)     (344)
      Treasury stock at cost (19,065 and 19,057 shares in 2001
        and 2000, respectively).......................................      (533)     (533)
                                                                         -------   -------
                                             Stockholders' Equity, Net    31,716    29,626
                                                                         -------   -------
                            Total Liabilities and Stockholders' Equity  $330,635   315,584
                                                                         =======   =======

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME

FOR YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Dollars in thousands, except share data)                             2001           2000           1999
                                                                      ----           ----           ----
INTEREST INCOME
   Interest and fees on loans..................................  $   16,340         15,769         13,829
   Interest on interest-bearing balances.......................       3,092          2,306          2,409
   Interest and dividends on investment securities:
      U.S. Treasury and government agencies....................       1,349          2,284          2,426
      State and political subdivision obligations, tax-exempt..       1,806          1,475          1,311
      Other securities.........................................         193            219            136
   Interest on federal funds sold and securities purchased
     under agreement to resell.................................          84              0              1
                                                                 ----------      ---------      ---------
                                          Total Interest Income      22,864         22,053         20,112
                                                                 ----------      ---------      ---------

INTEREST EXPENSE
   Interest on deposits........................................       9,192          8,958          8,302
   Interest on short-term borrowings...........................         441            879            516
   Interest on long-term debt..................................       2,102          1,618            856
                                                                 ----------      ---------      ---------
                                         Total Interest Expense      11,735         11,455          9,674
                                                                 ----------      ---------      ---------

                                            Net Interest Income      11,129         10,598         10,438

PROVISION FOR LOAN LOSSES......................................         500            325            325
                                                                 ----------      ---------      ---------
            Net Interest Income After Provision for Loan Losses      10,629         10,273         10,113
                                                                 ----------      ---------     ----------

NONINTEREST INCOME
   Trust department income.....................................         158            203            127
   Service charges on deposits.................................         921            590            554
   Investment securities (losses) gains, net...................         (14)            (4)            50
   Gain on sale of loans.......................................          16             31              0
   Income on cash surrender value of life insurance............         216            198            189
   Other income................................................         548            538            769
                                                                 ----------      ---------      ---------
                                       Total Noninterest Income       1,845          1,556          1,689
                                                                 ----------      ---------      ---------

NONINTEREST EXPENSE
   Salaries and employee benefits..............................       4,012          3,790          3,741
   Occupancy expense, net......................................         392            364            318
   Equipment expense...........................................         461            481            510
   Pennsylvania bank shares tax expense........................         262            271            279
   FDIC insurance premium......................................          44             45             26
   Marketing and advertising...................................         127            144            121
   Loss on mortgage loan sales.................................         125             19             47
   Other expenses..............................................       1,603          1,542          1,623
                                                                 ----------      ---------      ---------
                                      Total Noninterest Expense       7,026          6,656          6,665
                                                                 ----------      ---------      ---------

INCOME BEFORE PROVISION FOR INCOME TAXES.......................       5,448          5,173          5,137
   Provision for income taxes..................................       1,218          1,225          1,253
                                                                 ----------      ---------     ----------
                                                     Net Income  $    4,230          3,948          3,884
                                                                 ==========      =========     ==========
                                             Earnings Per Share  $     1.39           1.30           1.28
                                                                 ==========      =========     ==========
                  Weighted Average Number of Shares Outstanding   3,038,859      3,036,007      3,037,976

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Dollars in thousands, except share data)
                                                                                           Accumulated
                                                                     Additional               Other
                                                               Common  Paid-in  Retained  Comprehensive  Treasury
                                                                Stock  Capital  Earnings  (Loss) Income   Stock       Total
                                                                -----  -------  --------  -------------   -----       -----
Balance, December 31, 1998...................................  $2,912  17,181   11,640       344          (541)      31,536
   Comprehensive income:                                                                                             -------
     Net income..............................................       0       0    3,884         0             0        3,884
     Change in net unrealized loss on securities
       available for sale, net of reclassification adjustment
       and tax effects.......................................       0       0        0    (2,205)            0       (2,205)
                                                                                                                     -------
                                   Total comprehensive income                                                         1,679
                                                                                                                     -------
Cash dividends ($2.29 per share, historical).................       0       0   (6,635)        0             0       (6,635)
5% stock dividend (additional 144,234 shares)................     145   3,187   (3,332)        0             0            0
Purchase of treasury stock (659 shares)......................       0       0        0         0           (15)         (15)
                                                                -----  -------  -------  --------    -----------   ---------
Balance, December 31, 1999...................................   3,057  20,368    5,557    (1,861)         (556)      26,565
   Comprehensive income:                                                                                           ---------
     Net income..............................................       0       0    3,948         0             0        3,948
     Change in net unrealized loss on securities
       available for sale, net of reclassification adjustment
       and tax effects.......................................       0       0        0     1,517             0        1,517
                                                                                                                   ---------
                                   Total comprehensive income                                                         5,465
                                                                                                                   ---------
   Cash dividends ($ .80 per share, historical)..............       0       0   (2,427)        0             0       (2,427)
   Sale of treasury stock (939 shares).......................       0       0        0         0            23           23
                                                                -----  -------  -------  --------    -----------   ---------
Balance, December 31, 2000...................................   3,057  20,368    7,078      (344)         (533)      29,626
   Comprehensive income:                                                                                           ---------
     Net income..............................................       0       0    4,230         0             0        4,230
     Change in net unrealized loss on securities
       available for sale, net of reclassification adjustment
       and tax effects.......................................       0       0        0       288             0          288
                                                                                                                   ---------
                                   Total comprehensive income                                                         4,518
                                                                                                                   ---------
   Cash dividends ($ .80 per share, historical)..............       0       0   (2,428)        0             0       (2,428)
   Sale of treasury stock (8 shares).........................       0       0        0         0             0             0
                                                                -----  -------  -------  --------    -----------   ---------
Balance, December 31, 2001...................................  $3,057  20,368    8,880       (56)         (533)       31,716
                                                                =====  =======  =======  ========    ===========   =========

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Dollars in thousands)                                         2001        2000         1999
                                                               ----        ----         -----
Operating Activities:
   Net income..............................................  $  4,230      3,948        3,884
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for loan losses...........................       500        325          325
       Depreciation........................................       336        369          404
       Increase in cash surrender value of life insurance..      (216)      (198)        (189)
       Investment securities losses (gains), net...........        14          4          (50)
       Gain on sale of foreclosed assets...................       (16)       (40)        (229)
       Gain on sale of loans...............................       (16)       (31)           0
       Deferred income taxes...............................      (116)      (177)        (105)
       Change in accrued interest receivable...............       411       (382)        (213)
       Change in other assets..............................       (86)       (76)         238
       Change in accrued interest payable..................      (254)       344          (38)
       Change in other liabilities.........................       319        126          359
                                                             ---------   --------     --------
                  Net Cash Provided By Operating Activities     5,106      4,212        4,386
                                                             ---------   --------     --------
Investing Activities:
   Net (increase) decrease in interest-bearing balances....   (10,666)    (7,806)       8,313
   Proceeds from the maturity of investment securities.....    23,455      4,042        9,663
   Proceeds from the sale of investment securities.........    11,284      3,515        3,811
   Purchases of investment securities......................   (15,780)   (15,047)     (12,931)
   Proceeds from sale of loans.............................     1,128      3,622            0
   Net increase in loans...................................   (21,884)   (15,558)     (19,434)
   Net purchases of bank premises and equipment............      (150)      (643)        (213)
   Proceeds from the sale of foreclosed assets.............        81         68          523
   Capitalized additions - foreclosed assets...............         0          0          (10)
                                                             ---------   --------     --------
                      Net Cash Used In Investing Activities   (12,532)   (27,807)     (10,278)
                                                             ---------   --------     --------
Financing Activities:
   Net increase (decrease) in demand and savings deposits..    19,180     (3,034)       6,339
   Net increase (decrease) in time deposits................     3,517     16,602       (5,301)
   Net (decrease) increase in short-term borrowings........   (13,128)    (1,898)      12,477
   Long-term borrowings....................................     5,000     15,000       12,000
   Long-term debt repayment................................    (1,673)    (2,159)     (11,150)
   Cash dividends paid.....................................    (2,428)    (2,427)      (6,635)
   Sale (purchase) of treasury stock.......................         0         23          (15)
                                                             ---------   --------     --------
                  Net Cash Provided By Financing Activities    10,468     22,107        7,715
                                                             ---------   --------     --------
Net increase (decrease) in cash and due from
   banks...................................................     3,042     (1,488)       1,823
Cash and due from banks at January 1.......................     5,986      7,474        5,651
                                                             ---------   --------     --------
Cash and due from banks at December 31.....................  $  9,028      5,986        7,474
                                                             =========   ========     ========
Supplemental Disclosures of Cash Flow Information:
   Cash payments of interest expense.......................  $ 11,989     11,111        9,636
   Cash payments of income taxes...........................  $  1,250      1,355        1,149
Supplemental Noncash Disclosures:
   Loan charge-offs........................................  $    489         74          224
   Transfers to foreclosed assets held for sale............  $  1,688         35            0

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR 2001 REPORT

(1)  Basis of Presentation
     ---------------------
          The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiaries Mid Penn Bank ("Bank"), Mid Penn Investment Corporation and Mid Penn Insurance Services, LLC, (collectively, "MPB"). All significant intercompany balances and transactions have been eliminated.

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

          Mid Penn Insurance Services, LLC provides a range of personal and investment insurance products.

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

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

          potential charge-off of loan principal. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     (d)  Allowance for Loan Losses
          -------------------------
               The Bank's methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analysis of individual "watch list" loans (commercial, residential and consumer loans) as well as pools of consumer loans within the portfolio. The individual commercial loans are risk rated with specific attention to estimated loss exposure. Historical loan loss rates are applied to "problem" consumer credits, adjusted to reflect current conditions.

               Specific regular reviews of credits exceeding $500,000 are performed to monitor the major portfolio risk. The Bank analyzes all commercial loans in excess of $10,000 that are rated as watch list credits. Potential credit problems are monitored to determine whether specific loans are impaired, with impairment normally measured by reference to borrowers' collateral values and cash flows.

               The unallocated portion of the allowance for loan losses represents the results of measuring potential losses inherent in the portfolio that are not specifically identified in the allocated allowance analysis. This unallocated portion is analyzed by assessing changes in the Bank's underwriting criteria, growth and/or changes in the mix of loans originated, industry concentrations and evaluations, lending management changes, comparisons of certain factors to peer group banks, changes in economic conditions and assessment of off balance sheet risk.

               Management believes the allowance for loan losses is adequate. Identification of specific losses is an ongoing process using available information. Specifically, quarterly management meetings to review "problem" loans are utilized to determine a plan for collection and, if necessary, a recommendation to the Board for loss. Future additions to the loan loss reserve via loan loss provisions will be made based on identified changes in the above factors coupled with loss experience.

               Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. These agencies may require the Bank to recognize changes to the allowance based on their judgment about information available to them at the time of their examinations. In addition, the Bank's Audit Committee and external accountants also review the Bank's methodology utilized in determining the adequacy of the loan loss reserve.

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

     (h)  Marketing and Advertising Costs
          -------------------------------
               Marketing and advertising costs are expensed as incurred and were $127,000, $144,000 and $121,000 in 2001, 2000 and 1999, respectively.

     (i)  Benefit Plans
          -------------
               A funded contributory profit-sharing plan is maintained for substantially all employees. The cost of the Bank's profit-sharing plan is charged to current operating expenses and is funded annually. In addition to providing a profit-sharing plan, the Bank provides under certain circumstances, postretirement health care and group life insurance coverage. Substantially all of the Bank's employees may become eligible for those benefits if they continue working for the Bank until retirement age. The Bank currently does not offer postemployment benefits.

               The Bank also has a defined benefit retirement bonus plan for qualified members of the Board of Directors who either voluntarily retire from service or attain mandatory retirement age (age 70). The benefit is based on years of service of active participants.

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

(4)  Comprehensive Income
     --------------------
          The components of other comprehensive income (loss) and related tax effects are as follows:

(Dollars in thousands)                                                          Years Ended December 31,
                                                                              2001         2000         1999
                                                                              ----         ----         ----
Unrealized holding gains (losses) on available-for-sale securities........   $ 422         2,296       (3,291)
Less reclassification adjustment for losses (gains) realized in income....      14             4          (50)
                                                                              -----        ------      --------
Net unrealized gains (losses).............................................     436         2,300       (3,341)
Tax effect................................................................    (148)         (783)       1,136
                                                                              -----        ------      --------
Net-of-tax amount.........................................................   $ 288         1,517       (2,205)
                                                                              =====        ======      ========

(5)  Restrictions on Cash and Due from Bank Accounts
     -----------------------------------------------
          The Bank is required to maintain reserve balances. The amount of those required reserve balances at December 31, 2001 and 2000 was approximately $2,554,000 and $1,878,000, respectively.

(6)  Investment Securities
     ---------------------
          At December 31, 2001 and 2000, amortized cost, fair value, and gross unrealized gains and losses on investment securities are as follows:

                                            Gross         Gross
(Dollars in Thousands)                    Amortized     Unrealized      Unrealized     Fair
December 31, 2001                           Cost          Gains           Losses      Value
                                            ----          -----           ------      -----
   Available-for-sale securities:
   U.S. Treasury and U.S.
     government  agencies               $  9,028           102              96        9,034
   Mortgage-backed U.S.
     government agencies                   4,674            59               0        4,733
   State and political
     subdivision obligations              39,760           439             588       39,611
   Restricted equity securities            1,970             0               0        1,970
                                          ------           ---             ---       ------
                                        $ 55,432           600             684       55,348
                                          ======           ===             ===       ======

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)


(Dollars in Thousands)                       Amortized     Unrealized     Unrealized      Fair
December 31, 2000                               Cost          Gains          Losses       Value
                                                ----          -----          ------       ------
Available-for-sale securities:
    U.S. Treasury and U.S.
      government  agencies................ $  34,750               77          476       34,351
    Mortgage-backed U.S.
      government agencies.................     2,402                1            2        2,401
    State and political
      subdivision obligations.............    33,972              418          538       33,852
    Restricted equity securities..........     3,281                0            0        3,281
                                              ------          -------        ------      -------
                                           $  74,405              496        1,016       73,885
                                              ======          =======        ======      =======

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

          Investment securities having a fair value of $31,381,000 at December 31, 2001, were pledged to secure public deposits and other borrowings.

          Gross losses from such sales of investment securities, as determined on the basis of specific identification of the adjusted cost of each security sold, amounted to $14,000. A net loss of $4,000 and a net gain of $50,000 were realized on the sale of investment securities with proceeds of $3,515,000 and $3,811,000 in 2000 and 1999, respectively.

          The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value as of December 31, 2001 and 2000:

                                               December 31, 2001       December 31, 2000
(Dollars in thousands)                       Amortized       Fair     Amortized     Fair
                                               Cost         Value       Cost       Value
                                              ------        ------      ------     ------
Due in 1 year or less.......................$    407           415       2,389      2,390
Due after 1 year but within 5 years..........  8,201         8,384      13,061     13,084
Due after 5 years but within 10 years........  9,727         9,833      20,737     20,678
Due after 10 years........................... 30,453        30,013      32,535     32,051
                                              ------        ------      ------     ------
                                              48,788        48,645      68,722     68,203

Mortgage-backed securities...................  4,674         4,733       2,402      2,401
Restricted equity securities.................  1,970         1,970       3,281      3,281
                                              ------        ------      ------     ------
                                            $ 55,432        55,348      74,405     73,885
                                              ======        ======      ======     ======

(7)  Loans
     -----
          A summary of loans at December 31, 2001 and 2000 is as follows:

     (Dollars in thousands)

                                                                  2001        2000
                                                                  ----        ----
Commercial real estate, construction and land development...  $  130,913     110,947
Commercial, industrial and agricultural.....................      23,107      26,274
Real estate - residential...................................      38,349      35,610
Consumer....................................................      12,732      14,110
                                                                ---------    --------
                                                              $  205,101     186,941
                                                                =========    ========

         Net unamortized loan fees of $398,000 and $417,000 were deducted from loans in 2001 and 2000, respectively.

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

          Loans to Bank executive officers, directors, and corporations in which such executive officers and directors have beneficial interests as stockholders, executive officers, or directors aggregated approximately $2,048,000 and $1,418,000 at December 31, 2001 and 2000, respectively.
     New loans extended were $497,000 and $66,000 during 2001 and 2000, respectively. Net draws on these loans in 2001 exceeded repayments by $74,000. Net repayments in 2000 amounted to $1,000. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

(8)  Allowance for Loan Losses
     -------------------------
          Changes in the allowance for loan losses for the years 2001, 2000, and 1999 are summarized as follows:

     (Dollars in thousands)
                                                       2001     2000      1999
                                                       ----     ----      ----
Balance, January 1............................     $  2,815     2,505    2,313
Provision charged to operations...............          500       325      325
Loans charged off.............................        (489)      (74)    (224)
Recoveries on loans charged off...............           30        59       91
                                                     -------   -------  -------
Balance, December 31..........................     $  2,856     2,815    2,505
                                                     =======   =======  =======

          The recorded investment in loans that are considered impaired amounted to $1,686,000 and $1,116,000 (all in nonaccrual) on December 31, 2001 and December 31, 2000, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan losses related to loans classified as impaired amounted to approximately $125,000 at December 31, 2001 and $169,000 at December 31, 2000. Impaired loans of approximately $743,000 and $668,000 have no related allowance. The average balances of these loans amounted to approximately $1,293,000, $752,000 and $873,000 for the years 2001, 2000 and 1999, respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 2001, 2000 and 1999.

     (Dollars in thousands)
                                                         2001     2000     1999
                                                         ----     ----     ----
Cash receipts applied to reduce principal balance....  $  238      520       63
Cash receipts recognized as interest income..........      31       36       28
                                                        ------   ------    -----
Total cash receipts..................................  $  269      556       91
                                                        ======   ======    =====

          Loans which were past due 90 days or more for which interest continued to be accrued as of December 31, 2001 and 2000, amounted to approximately $828,000 and $504,000, respectively. The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

(9)  Bank Premises and Equipment
     ---------------------------
         At December 31, 2001 and 2000, bank premises and equipment are as follows:

     (Dollars in thousands)                    2001      2000
                                               ----      ----
Land                                       $    822       818
Buildings                                     3,938     3,926
Furniture and fixtures                        3,517     3,383
                                             ------    -------
                                              8,277     8,127
Less accumulated depreciation                 4,882     4,546
                                             ------    -------
                                           $  3,395     3,581
                                             ======    =======

(10) Deposits
     --------
          At December 31, 2001 and 2000, time deposits in denominations of $100,000 or more amounted to $24,341,000 and $23,342,000, respectively.
     Interest expense on such certificates of deposit amounted to approximately $1,454,000, $1,211,000 and $1,103,000 for the years ended December 31,
     2001, 2000 and 1999, respectively. Time deposits at December 31, 2001, mature as follows: (in thousands) 2002, $87,139; 2003, $26,037; 2004,
     $10,852; 2005, $7,689; 2006, $5,258; thereafter, $2,977.  Deposits and other funds from related parties held by the Corporation at December 31, 2001 and 2000 amounted to approximately $4,307,000 and $2,070,000, respectively.

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

(11)  Short-term Borrowings
      ---------------------
          Short-term borrowings as of December 31, 2001 and 2000 consisted of:

(Dollars in thousands)                                  2001          2000
                                                        ----          ----
Discount window borrowings....................       $     0         1,500
Federal funds purchased.......................         5,800        19,300
Repurchase agreements.........................         2,666         1,459
Treasury, tax and loan note...................           196           479
Due to broker.................................           948             0
                                                       -----        ------
                                                     $ 9,610        22,738
                                                       =====        ======

          Discount window borrowings and federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The due to broker balance represents previous day balances transferred from deposit accounts under a sweep account agreement. The Bank also has unused lines of credit with several banks amounting to $1 million dollars at December 31, 2001.

(12)  Long-term Debt
      --------------
          The Bank is a member of the Federal Home Loan Bank of Pittsburgh
     (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 2001, the Bank had long-term debt in the amount of $32,568,000 outstanding to the FHLB consisting of a $5,000,000 3 year fixed rate advance at 5.20% which will mature on March 12, 2004; a $5,000,000 bullet loan at 6.61% which will mature on November 24, 2003; a $468,000 10 year amortizing advance at 7.30% which will mature April 5, 2004; a $5,000,000 7 year fixed rate advance at 6.21% convertible at FHLB's option to a LIBOR adjustable rate after 3 years which will mature November 30, 2006; a $5,000,000 10 year fixed rate advance at 6.42% convertible at FHLB's option to a LIBOR adjustable rate after 5 years which matures December 3, 2009; a $1,000,000 10 year fixed rate advance with an interest rate of 7.06% maturing on December 9, 2009; a $1,000,000 10 year fixed rate advance with an interest rate of 7.24% which matures December 17, 2009; a $5,000,000 10 year fixed rate advance at 6.28% convertible at FHLB's option to a LIBOR adjustable rate after 2 years which is due January 14, 2010; a $5,000,000 10 year fixed rate advance at 6.71% convertible at FHLB's option to a LIBOR adjustable rate after 3 years which is due February 22, 2010; and a $100,000 amortizing loan at a rate of 6.71% which matures February 22, 2027. The aggregate amounts of maturities of long-term debt subsequent to December 31, 2001 are $185,000
     (2002), $5,199,000 (2003), $5,088,000 (2004), $2,000 (2005), $5,002,000
     (2006), $17,092,000 thereafter.

          Most of the Bank's investments and mortgage loans are pledged to secure FHLB borrowings.

(13)  Lease Commitments
      -----------------
          The Bank leases certain premises under long-term lease agreements which are classified as operating leases. Commitments under these agreements are not material. Rental expense for 2001, 2000 and 1999 was approximately

(14)  Benefit Plans
      -------------

     (a)  Profit-Sharing
          --------------
               The Bank has a funded contributory profit-sharing plan covering substantially all employees. The Bank's contribution to the plan for 2001, 2000 and 1999 was $362,000, $361,000 and $310,000, respectively.

     (b)  Health Insurance
          ----------------
               For full-time employees who retire after at least 20 years of service, the Bank will pay premiums for major medical insurance (as provided to active employees) for a period ending on the earlier of the date the participant obtains other employment where major medical coverage is available or the date of the participant's death; however, payment of medical premiums by the Bank will cease after five years. If the retiree becomes eligible for Medicare within the five year period beginning on his/her retirement date, the Bank may pay, at its discretion, premiums for 65 Special coverage or a similar supplemental coverage. After the five year period has expired, all employer-paid benefits cease; however, the employee may continue coverage through the employer at his/her own expense.

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

          The following tables provide a reconciliation of the changes in the plans' health and life insurance benefit obligations and fair value of plan assets for the years ended December 31, 2001 and 2000 and a statement of the funded status at December 31, 2001 and 2000:


(Dollars in thousands)                                                    2001        2000
                                                                          ----        ----
Change in benefit obligations:
  Benefit obligations, January 1.....................................   $  354         329
    Service cost.....................................................       20          18
    Interest cost....................................................       24          22
    Actuarial loss (gain)............................................       (3)          0
    Benefit payments.................................................      (18)        (15)
                                                                         -------     -------
  Benefit obligations, December 31...................................   $  377         354
                                                                         =======     =======
Change in fair value of plan assets:
  Fair value of plan assets, January 1...............................   $    0           0
    Employer contributions...........................................       18          15
    Benefit payments.................................................      (18)        (15)
                                                                         -------     -------
  Fair value of plan assets, December 31.............................   $    0           0
                                                                         =======     =======

                                                                             December 31,

                                                                          2001        2000
                                                                          ----        ----
Funded status:
  Excess of the benefit obligation over the value of plan assets.....   $ (377)       (354)
  Unrecognized transition obligation.................................      162         177
  Unrecognized gain..................................................     (150)       (154)
                                                                         -------     -------
  Net amount recognized..............................................   $ (365)       (331)
                                                                         =======     =======

          Amount recognized in the balance sheet at December 31, 2001 and 2000 is as follows:

(Dollars in thousands)                                                    2001        2000
                                                                          ----        ----
Accrued benefit liability............................................   $ (365)       (331)
                                                                         =======     =======

     The components of net periodic postretirement benefit cost for 2001, 2000 and 1999 are as follows:

(Dollars in thousands)                                                    2001        2000     1999
                                                                          ----        ----     ----
Service cost.........................................................   $   20          18       20
Interest cost........................................................       24          22       23
Amortization of transition obligation................................       15          15       15
Amortization of net gain.............................................       (7)         (8)      (4)
                                                                          ------      ------   ------
Net periodic post-retirement benefit cost............................   $   52          47       54
                                                                          ======      ======   ======

     Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement medical benefits plan. A one-percentage-point change in assumed health care cost trend rates would have the following effect:

(Dollars in thousands)                                                     One-Percentage Point
                                                                         Increase         Decrease
                                                                         --------         --------
Effect on total of service and interest cost components..............   $      6                5
Effect on postretirement benefit obligation..........................   $     42               35

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont'd)

          Assumptions used in the measurement of MPB's benefit obligations at December 31, 2001 and 2000 are as follows:

     Weighted-average assumptions:
       Discount rate....................................     7.0%
       Rate of compensation increase....................     5.0%

          For measurement purposes, a one percent annual decrease in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to be 6 percent for 2002 and remain at that level thereafter.

     (d)  Retirement Plan
          ---------------
          The Bank has an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $274,000 which is being amortized based on the expected future years of service of active participants.

          The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of plan assets for the years ended December 31, 2001 and 2000 and a statement of the funded status at December 31, 2001 and 2000:

                                                                             December 31,
(Dollars in thousands)                                                    2001        2000
                                                                          ----        ----
Change in benefit obligations:
  Benefit obligations, January 1.....................................   $  455         414
    Service cost.....................................................       21          20
    Interest cost....................................................       32          28
    Actuarial loss ..................................................        3           1
    Benefit payments.................................................       (9)         (8)
                                                                          ------      ------
  Benefit obligations, December 31...................................   $  502         455
                                                                          ======      ======

Change in fair value of plan assets:
  Fair value of plan assets, January 1...............................   $    0           0
    Employer contributions...........................................        9           8
    Benefit payments.................................................       (9)         (8)
                                                                          ------      ------
  Fair value of plan assets, December 31.............................   $    0           0
                                                                          ======      ======
Funded status:
  Excess of the benefit obligation over the value of plan assets.....   $ (502)       (455)
  Unrecognized prior-service cost....................................      104         130
  Unrecognized gain..................................................      (11)        (14)
                                                                          ------      ------
  Net amount recognized..............................................   $ (409)       (339)
                                                                          ======      ======

          Amounts recognized in the balance sheet at December 31, 2001 and 2000 are as follows:


(Dollars in thousands)                                                    2001        2000
                                                                          ----        ----
Accrued benefit liability............................................   $  (426)      (376)
Intangible asset.....................................................        17         37
Net amount recognized                                                   $  (409)      (339)

          The components of net periodic pension cost for 2001, 2000 and 1999 are as follows:

(Dollars in thousands)                                                    2001        2000     1999
                                                                          ----        ----     ----
Service cost.........................................................   $   21          20       20
Interest cost........................................................       32          28       26
Amortization of prior-service cost...................................       26          26       26
                                                                          ------      ------   ------
Net periodic pension cost............................................   $   79          74       72
                                                                          ======      ======   ======

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont'd)

          Assumptions used in the measurement of MPB's benefit obligations at December 31, 2001 and 2000 are as follows:

     Weighted-average assumptions:
       Discount rate....................................     7.0%
       Change in consumer price index...................     4.0%

          The Bank is the owner and beneficiary of insurance policies on the lives of the executive officers and directors which informally fund certain benefit obligations. The aggregate cash surrender value of these policies was approximately $1,585,000 and $1,512,000 at December 31, 2001 and 2000, respectively.

     (e)  Deferred Compensation Plans
          ---------------------------
               During 1999, the Bank adopted an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At December 31, 2001 and 2000, the Bank has accrued a liability of approximately $30,000 and $20,000, respectively, for this plan.

               During 1999, the Bank also adopted a director's deferred compensation plan which allows directors to defer receipt of monthly fees for a specified period in order to provide future retirement income. At December 31, 2001 and 2000, the Bank has accrued a liability of approximately $82,000 and $64,000, respectively, for this plan.

               The Bank is the owner and beneficiary of insurance policies on the lives of the participating executive officer and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,296,000 and $1,232,000 at December 31, 2001 and 2000, respectively.

     (f)  Salary Continuation Plan
          ------------------------
               During 1999, the Board of Directors adopted a Salary Continuation Agreement for an executive officer. The Salary Continuation
          Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Agreement. Upon death or a change in control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefit. At December 31, 2001 and 2000, the Bank has accrued a liability of approximately $72,000 and $46,000, respectively, for this plan. The expense related to this plan was $26,000, $24,000 and $22,000 for 2001, 2000 and 1999 respectively.

              The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $760,000 and $723,000 at December 31, 2001 and 2000, respectively.

     (g)  Employee Stock Ownership Plan
          -----------------------------
               The Bank has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the plan are made at the discretion of the Board of Directors. Total expense related to the Bank's contribution to the plan for 2001, 2000 and 1999 was $121,000, $118,000 and $103,000, respectively. The ESOP held 15,889 and 8,932 shares of MPB stock as of December 31, 2001 and December 31, 2000, respectively, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share.

     (h)  Other
          -----
               At December 31, 2001 and 2000, the Bank had a Split Dollar Life Insurance arrangement with two executives for which the aggregate cash surrender value is approximately $863,000 and $822,000, respectively.

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont'd)

(15)  Federal Income Taxes
      --------------------
          The following temporary differences gave rise to the deferred tax asset at December 31, 2001 and 2000:


(Dollars in thousands)                                                    2001        2000
                                                                          ----        ----
Deferred tax assets:
  Allowance for loan losses..........................................   $  817         803
  Benefit plans......................................................      328         274
  Nonaccrual interest................................................       42          16
  Other items........................................................       61          41
  Unrealized losses on securities....................................       29         177
                                                                         -----      ------
                                                                Total   $1,277       1,311
                                                                         =====      ======
Deferred tax liabilities:
  Depreciation.......................................................   $  (90)        (92)
  Loan fees..........................................................     (128)       (120)
  Bond accretion.....................................................      (22)        (30)
                                                                        ------       -----
                                                                Total   $ (240)       (242)
                                                                        ------       -----
Deferred tax asset, net..............................................   $1,037       1,069
                                                                        ======       =====

     The provision for income taxes consists of the following:

(Dollars in thousands)                                                    2001        2000     1999
                                                                          ----        ----     ----
Current provision....................................................   $ 1,334      1,401    1,358
Deferred provision...................................................      (116)      (176)    (105)
                                                                          -------    -------  -------
Provision for income taxes...........................................   $ 1,218      1,225    1,253
                                                                          =======    =======  =======

          A reconciliation of income tax at the statutory rate to MPB's effective rate is as follows:

(Dollars in thousands)                                                    2001        2000     1999
                                                                          ----        ----     ----
Provision at the expected statutory rate.............................   $1,852       1,759    1,747
Effect of tax-exempt income..........................................     (753)       (633)    (536)
Nondeductible interest...............................................       83          69       50
Other items..........................................................       36          30       (8)
                                                                         -------    -------  -------
Provision for income taxes...........................................   $1,218       1,225    1,253
                                                                         =======    =======  =======

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

(Dollars in thousands)
As of December 31, 2001:                                                                  To Be Well Capitalized
                                                           Capital Adequacy              Under Prompt Corrective
                                                           ----------------                 Action Provisions:
                                                         Actual          Required           -----------------
                                                     Amount (Ratio)     Amount (Ratio)       Amount (Ratio)
                                                     ------  -------    --------------       ----------------
Tier I Capital (to Average Assets)............    $  23,246   (7.4%)    12,650  (4.0%)       15,812   (5.0%)
Tier I Capital (to Risk Weighted Assets)......       23,246  (10.4%)     8,971  (4.0%)       13,457   (6.0%)
Total Capital (to Risk Weighted Assets).......       26,050  (11.6%)    17,942  (8.0%)       22,428  (10.0%)


MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

(Dollars in thousands)
As of December 31, 2001:                                                                  To Be Well Capitalized
                                                           Capital Adequacy              Under Prompt Corrective
                                                           ----------------                 Action Provisions:
                                                         Actual          Required           -----------------
                                                     Amount (Ratio)     Amount (Ratio)       Amount (Ratio)
                                                     ------  -------    --------------       ----------------
Tier I Capital (to Average Assets)............    $  20,523   (7.0%)    11,790  (4.0%)       14,737   (5.0%)
Tier I Capital (to Risk Weighted Assets)......       20,523   (9.9%)     8,296  (4.0%)       12,444   (6.0%)
Total Capital (to Risk Weighted Assets).......       23,118  (11.2%)    16,592  (8.0%)       20,740  (10.0%)

          As of December 31, 2001, the Bank's capital ratios are well in excess of the minimum and well-capitalized guidelines and MPB's capital ratios are in excess of the Bank's capital ratios.

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

          As of December 31, 2001, commitments to extend credit amounted to $37,674,000 and standby letters of credit amounted to $4,009,000.

          Significant concentration of credit risk may occur when obligations of the same parties engaged in similar activities occur and accumulate in significant amounts.

          In analyzing the Bank's exposure to significant concentration of credit risk, management set a parameter of 10% or more of the Bank's total net loans outstanding as the threshold in determining whether the obligations of the same or affiliated parties would be classified as significant concentration of credit risk. Concentrations by industry, product line, type of collateral, etc., are also considered. U.S. Treasury securities, obligations of U.S. government agencies and corporations, and any assets collateralized by the same were excluded.

          As of December 31, 2001, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank's business activity is with customers located in Central Pennsylvania, specifically within the Bank's trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

          The Bank's highest concentrations of credit are in the areas of mobile home park land and commercial real estate office financings. Outstanding credit to these sectors amounted to $17,385,000 or 8.7% and $25,894,000 or12.9% of net loans outstanding as of December 31, 2001.

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont'd)

(18) Contingencies
     -------------
          MPB is subject to lawsuits and claims arising out of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of MPB.

(19) Parent Company Statements
     -------------------------
          The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

CONDENSED BALANCE SHEET

   As of December 31, 2001, 2000 and 1999
   (Dollars in thousands)

                                                                     2001     2000     1999
                                                                     ----     ----     ----
ASSETS
   Cash.................................................         $     253    1,199      867
   Investment in Subsidiaries...........................            31,463   28,427   25,698
                                                                    ------   ------   ------
                                            Total Assets         $  31,716   29,626   26,565
                                                                    ======   ======   ======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Stockholders' Equity.................................             32,249   30,159   27,121
  Less Treasury Stock..................................               (533)    (533)    (556)
                                                                    -------  ------   -------
                           Total Liabilities and Equity          $  31,716   29,626   26,565
                                                                    ======   ======   =======

CONDENSED STATEMENT OF INCOME
   For the Years Ended December 31, 2001, 2000 and 1999
   (Dollars in thousands)                                            2001     2000     1999
                                                                     ----     ----     -----

  Dividends from Subsidiaries...........................         $   1,544    2,795    7,080
  Other Income from Subsidiaries........................                25       30       24
  Undistributed Earnings of Subsidiaries................             2,733    1,212   (3,148)
  Other Expenses........................................               (72)     (89)     (72)
                                                                     ------   -------  ------
                                              Net Income          $  4,230    3,948    3,884
                                                                     ======   =======  ======

CONDENSED STATEMENT OF CASH FLOWS
   For the Years Ended December 31, 2001, 2000 and 1999
   (Dollars in thousands)
                                                                     2001     2000     1999
                                                                     ----     ----     ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income............................................          $  4,230    3,948    3,884
  Undistributed Earnings of Subsidiaries................            (2,733)  (1,212)   3,148
                                                                    -------  --------  ------
               Net Cash Provided By Operating Activities             1,497    2,736    7,032
                                                                    -------  --------  ------

CASH FLOWS USED BY INVESTING ACTIVITIES
  Funds used to capitalize Mid Penn Insurance                         (15)        0        0
                                                                    -------   --------  ------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends Paid........................................            (2,428)  (2,427)  (6,635)
  Sale (purchase) of Treasury Stock.....................                 0       23     (15)
                                                                    -------   ------   -------
                   Net Cash Used By Financing Activities            (2,428)  (2,404)  (6,650)
                                                                    -------  --------  -------
  Net (Decrease) Increase in Cash.......................              (946)     332      382
  Cash at Beginning of Period...........................             1,199      867      485
                                                                     ------   -------  -------
  Cash at End of Period ................................          $    253    1,199      867
                                                                     =======  =======  =======


(20) Fair Value of Financial Instruments
     -----------------------------------

          SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value or other valuation tech-

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont'd)

     niques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of MPB.

          The following methodologies and assumptions were used to estimate the fair value of MPB's financial instruments:

     Cash and due from banks:
          The carrying value of cash and due from banks is considered to be a reasonable estimate of fair value.

     Interest-bearing balances with other financial institutions:
          The estimate of fair value was determined by comparing the present value of quoted interest rates on like deposits with the weighted average yield and weighted average maturity of the balances.

     Investment securities:
          As indicated in Note 6, estimated fair values of investment securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices for comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

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

          The following table summarizes the book or notional value and fair value of financial instruments at December 31, 2001 and 2000.


                                                         December 31, 2001     December 31, 2000
(Dollars in thousands)                                    Book or               Book or
                                                          National   Fair      National  Fair
Financial assets:                                          Value     Value      Value    Value
                                                           -----     -----      -----    -----
Cash and due from banks...............................  $    9,028    9,028      5,986    5,986
Interest-bearing balances.............................      53,042   53,042     42,376   42,376
Investment securities.................................      55,348   55,348     73,885   73,885
Net loans.............................................     199,980  211,170    181,396  187,750


MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont'd)


                                                         December 31, 2001     December 31, 2000
(Dollars in thousands)                                    Book or               Book or
                                                          National   Fair      National  Fair
                                                          Value     Value      Value    Value
                                                           -----     -----      -----    -----

Financial liabilities:
   Deposits...................................          $   254,105  258,305  231,408   232,803
   Short-term borrowings......................                8,662    8,662   22,738    22,738
   Long-term debt.............................               32,568   34,673   29,241    30,944
Off-balance sheet financial instruments:
   Commitments to extend credit...............          $    37,674   37,674   30,325    30,325
   Standby letters of credit..................                4,009    4,009    2,921     2,921


(21) Common Stock:
     -------------
          MPB has reserved 50,000 of authorized, but unissued shares of its common stock for issuance under a Stock Bonus Plan (the "Plan"). Shares issued under the Plan are at the discretion of the board of directors.

          In November 1997, MPB amended and restated its dividend reinvestment plan, (DRIP). Two hundred thousand shares of MPB's authorized but unissued common stock are reserved for issuance under the DRIP. The DRIP also allows for voluntary cash payments within specified limits, for the purchase of additional shares.

(22) Recent Accounting Pronouncements:
     --------------------------------
          In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supersedes and replaces the guidance in Statement No. 125. It revises the standards for accounting for securitization and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of Statement No. 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The adoption of this statement had no impact on MPB's financial condition, equity, results of operations or disclosure.

          In June 2001, the FASB issued Statement No. 141, "Business Combinations." The Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of the Statement are to be accounted for using the purchase method. The provisions of the Statement apply to all business combinations initiated after June 30, 2001.

          In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." The Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. The Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of the Statement are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the nonamortization and amortization provisions of the Statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. The Statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statement at that date. There is no expected impact on earnings, financial condition or equity upon adoption of Statement No. 142.

MID PENN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont'd)

(23) Summary of Quarterly Consolidated Financial Data (Unaudited):
     -------------------------------------------------------------
          The following table presents summarized quarterly financial data for 2001 and 2000.


(Dollars in Thousands, Except Per Share Data)                    2001 Quarter Ended
                                                       Mar. 31       June 30   Sept.30   Dec. 31
                                                       -------       -------   -------  -------
Interest Income...................................... $ 5,783        5,840     5,671    5,570
Interest Expense.....................................   3,147        3,021     2,885    2,682
                                                       ------        -----     -----    -----
Net Interest Income..................................   2,636        2,819     2,786    2,888
Provision for Loan Losses                                  75           75       100      250
                                                       ------        -----     -----    -----
Net Interest Income After Provision for Loan Losses..   2,561        2,744     2,686    2,638
Other Income.........................................     449          444       475      491
Securities Gains (Losses)............................    (11)          (7)         4        0
Other Expenses.......................................   1,737        1,852     1,798    1,639
                                                       ------        -----     -----    -----
Income Before Income Tax Provision...................   1,262        1,329     1,367    1,490
Income Tax Provision.................................     291          312       303      312
                                                       ------        -----     -----    -----
Net Income...........................................     971        1,017     1,064    1,178
                                                       ======        =====     =====    =====
Earnings Per Share................................... $  0.32         0.33      0.35     0.39
                                                       ======        =====     =====    =====
                                                                 2000 Quarter Ended
                                                       Mar. 31       June 30   Sept.30   Dec. 31
                                                       -------       -------   -------  -------
Interest Income...................................... $ 5,230        5,407     5,564    5,852
Interest Expense.....................................   2,652        2,743     2,930    3,130
                                                       ------        -----     -----    -----
Net Interest Income..................................   2,578        2,664     2,634    2,722
Provision for Loan Losses............................      75          100        75       75
                                                       ------        -----     -----    -----
Net Interest Income After Provision for Loan Losses..   2,503        2,564     2,559    2,647
Other Income.........................................     414          401       374      371
Securities Gains (Losses)............................       0          (4)         0        0
Other Expenses.......................................   1,653        1,684     1,706    1,613
                                                       ------        -----     -----    -----
Income Before Income Tax Provision...................   1,264        1,277     1,227    1,405
Income Tax Provision.................................     316          308       280      321
                                                       ------        -----     -----    -----
Net Income...........................................     948          969       947    1,084
                                                       ======        =====      ====    =====
Earnings Per Share................................... $  0.31         0.32      0.31     0.36
                                                       ======        =====      ====    =====


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

          MPB earned net income of $4,230,000 for the year 2001, compared to $3,948,000 in 2000, which was an increase of $282,000 or 7.1%. This represents net income in 2001 of $1.39 per share compared to $1.30 per share in 2000 and $1.28 per share in 1999.

          Total assets of MPB continued to grow in 2001, reaching the level of $330,635,000, an increase of $15,051,000 or 4.8% over $315,584,000 at year end 2000. The majority of growth came from increases in commercial real estate loans, which were funded largely by the maturity and call of lower yielding investment securities.

          MPB continued to achieve an excellent return on average shareholders' equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 13.68% in 2001, 14.64% in 2000 and 14.68% in 1999.
     Return on average assets (ROA), another performance indicator, was 1.31% in 2001, 1.34% in 2000 and 1.40% in 1999.

          Tier one capital (to risk weighted assets) of $23,246,000 or 10.4% and total capital (to risk weighted assets) of $26,050,000 or 11.6% at December 31, 2001, are well above the December 31, 2001 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of stockholders' equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance-sheet activities.

                              NET INTEREST INCOME
                              -------------------

          Net interest income, MPB's primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

          During 2001 net interest income increased $531,000 or 5.0% as compared to an increase of $160,000 or 1.5% in 2000. The average balances, effective interest differential and interest yields for the years ended December 31, 2001, 2000 and 1999 and the components of net interest rate growth, are presented in Table 1. A comparative presentation of the changes in net interest income for 2001 compared to 2000, and 2000 compared to 1999, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (cont'd)

          The yield on earning assets decreased to 7.93% in 2001 from 8.33% in 2000. The yield on earning assets for 1999 was 7.91%. The change in the yield on earning assets was due primarily to the repricing of commercial loans in a very competitive rate environment and changes in the "prime rate." The average "prime rate" for 2001 was 6.96% as compared to 9.20% for 2000 and 7.98% for 1999.

          Interest expense increased by $280,000 or 2.44% in 2001 as compared to an increase of $1,781,000 or 18.41% in 2000. The increase in interest expense is due primarily to the increase in the total of interest bearing liabilities including the greater reliance on borrowings from the Federal Home Loan Bank of Pittsburgh particularly in light of the short-term interest rate increases during 2000.

          Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 2001 was 4.04% compared to 4.25% in 2000 and 4.24% in 1999. Management continues to closely monitor the net interest margin.

     TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

     INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
     FOR YEAR ENDED DECEMBER 31, 2001


(Dollars in thousands)                       Average        Interest       Average Rates
                                             Balance     Income/Expense     Earned/Paid
                                             -------     --------------     -----------
ASSETS:
  Interest Bearing Balances............   $   49,013         3,092             6.31%
  Investment Securities:
    Taxable..............................     23,706         1,542             6.50%
    Tax-Exempt...........................     35,929         2,736             7.62%
                                              -------
            Total Investment Securities       59,635
                                              -------

  Federal Funds Sold...................        2,435            84             3.45%
  Loans, Net...........................      190,558        16,460             8.64%
                                                           --------
  Total Earning Assets.................      301,641        23,914             7.93%
                                                           --------
  Cash and Due from Banks..............        6,044
  Other Assets.........................       12,263
                                             -------
                           Total Assets   $  319,948
                                             =======
LIABILITIES & STOCKHOLDERS' EQUITY:
  Interest Bearing Deposits:
    NOW.................................. $   29,427           246             0.84%
    Money Market.........................     23,342           739             3.17%
    Savings..............................     25,661           456             1.78%
    Time.................................    139,928         7,751             5.54%
  Short-term Borrowings................        9,822           441             4.49%
  Long-term Debt.......................       32,704         2,102             6.43%
                                             -------        ------
  Total Interest Bearing Liabilities...      260,884        11,735             4.50%
                                                            ------
  Demand Deposits......................       25,709
  Other Liabilities....................        2,431
  Stockholders' Equity.................       30,924
                                             -------
                  Total Liabilities and
                   Stockholders' Equity   $  319,948
                                             =======

  Net Interest Income..................   $                 12,179
                                                            ======
  Net Yield on Interest Earning Assets:
    Total Yield on Earning Assets......                                        7.93%
    Rate on Supporting Liabilities.....                                        3.89%
    Net Interest Margin................                                        4.04%

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONT'D)

     TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (CONT'D)

     INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
     FOR YEAR ENDED DECEMBER 31, 2000

     (Dollars in thousands)
                                             Average        Interest       Average Rates
                                             Balance     Income/Expense     Earned/Paid
                                             -------     --------------     -----------
ASSETS:
  Interest Bearing Balances............   $   36,234         2,306             6.36%
  Investment Securities:
    Taxable..............................     39,224         2,503             6.38%
    Tax-Exempt...........................     29,251         2,235             7.64%
                                              -------
            Total Investment Securities       68,475
                                              -------

  Federal Funds Sold...................            7             0             6.00%
  Loans, Net...........................      175,802        16,310             9.28%
                                             -------       --------
  Total Earning Assets.................      280,518        23,354             8.33%
                                                           --------
  Cash and Due from Banks..............        5,212
  Other Assets.........................        9,015
                                             -------
                           Total Assets   $  294,745
                                             =======

LIABILITIES & STOCKHOLDERS' EQUITY:
  Interest Bearing Deposits:
    NOW.................................. $   28,518           391             1.37%
    Money Market.........................     18,568           659             3.55%
    Savings..............................     25,744           570             2.21%
    Time.................................    130,342         7,338             5.63%
  Short-term Borrowings................       14,362           879             6.12%
  Long-term Debt.......................       24,378         1,618             6.64%
                                             -------        ------
  Total Interest Bearing Liabilities...      241,912        11,455             4.74%
                                                            ------
  Demand Deposits......................       23,511
  Other Liabilities....................        2,358
  Stockholders' Equity.................       26,964
                                             -------
                  Total Liabilities and
                   Stockholders' Equity   $  294,745
                                             =======

  Net Interest Income..................   $                 11,899
                                                            ======
  Net Yield on Interest Earning Assets:
    Total Yield on Earning Assets......                                        8.33%
    Rate on Supporting Liabilities.....                                        4.08%
    Net Interest Margin................                                        4.25%

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONT'D)

     TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (CONT'D)

     INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
     FOR YEAR ENDED DECEMBER 31, 1999

     (Dollars in thousands)
                                             Average        Interest       Average Rates
                                             Balance     Income/Expense     Earned/Paid
                                             -------     --------------     -----------
ASSETS:
  Interest Bearing Balances............   $   39,671         2,409             6.07%
  Investment Securities:
    Taxable..............................     40,672         2,562             6.30%
    Tax-Exempt...........................     26,609         1,988             7.47%
                                              -------
            Total Investment Securities       67,281
                                              -------

  Federal Funds Sold...................           12             1             5.00%
  Loans, Net...........................      156,518        13,884             8.87%
                                             -------       --------
  Total Earning Assets.................      263,482        20,844             7.91%
                                                           --------
  Cash and Due from Banks..............        5,174
  Other Assets.........................        9,646
                                             -------
                           Total Assets   $  278,302
                                             =======

LIABILITIES & STOCKHOLDERS' EQUITY:
  Interest Bearing Deposits:
    NOW.................................. $   27,669           380             1.37%
    Money Market.........................     20,734           705             3.40%
    Savings..............................     26,259           586             2.23%
    Time.................................    125,782         6,631             5.27%
  Short-term Borrowings................       10,683           517             4.84%
  Long-term Debt.......................       14,453           855             5.92%
                                             -------        ------
  Total Interest Bearing Liabilities...      225,580         9,674             4.29%
                                                            ------
  Demand Deposits......................       23,338
  Other Liabilities....................        2,934
  Stockholders' Equity.................       26,450
                                             -------
                  Total Liabilities and
                   Stockholders' Equity   $  278,302
                                             -------

  Net Interest Income..................   $                 11,170
                                                            ======
  Net Yield on Interest Earning Assets:
    Total Yield on Earning Assets......                                        7.91%
    Rate on Supporting Liabilities.....                                        3.67%
    Net Interest Margin................                                        4.24%

          Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

          Loan fees of $387,000, $203,000 and $258,000 are included with interest income in Table 1 for the years 2001, 2000 and 1999, respectively.

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONT'D)

     TABLE 2:  VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

     (Dollars in thousands)
                                                 2001 Compared to 2000                2000 Compared to 1999
                                          Increase (Decrease) Due to Change In:  Increase (Decrease) Due to Change In:

Taxable Equivalent Basis                     Volume        Rate       Net              Volume         Rate      Net
                                             ------        ----       ---              ------         ----      ---
INTEREST INCOME:
  Interest Bearing Balances.............   $   813          (27)      786               (209)          106     (103)
  Investment Securities:
  Taxable...............................      (990)          29      (961)               (91)           32      (59)
  Tax-Exempt............................       510           (9)      501                197            50      247
                                             ------        -----     -----             ------         -----    -----
            Total Investment Securities       (480)          20      (460)               106            82      188

  Federal Funds Sold....................       146          (62)       84                 (1)            0       (1)
  Loans, Net............................     1,369       (1,219)      150              1,710           716    2,426
                                             ------      -------     -----             ------         -----   ------
                  Total Interest Income    $ 1,848       (1,288)      560              1,606           904    2,510
                                             ------      -------     -----             ------         -----   ------
INTEREST EXPENSE:
  Interest Bearing Deposits:
    NOW.................................   $    12         (157)     (145)                11             0       11
    Money Market........................       169          (89)       80                (74)           28      (46)
    Savings.............................        (2)        (112)     (114)               (11)           (5)     (16)
    Time................................       540         (127)      413                240           467      707
                                             ------       ------     -----              -----         -----   ------
        Total Interest Bearing Deposits        719         (485)      234                166           490      656
  Short-term Borrowings.................      (278)        (160)     (438)               178           184      362
  Long-term Debt........................       553          (69)      484                588           175      763
                                             ------       ------     -----              -----         -----   ------
                 Total Interest Expense    $   994         (714)      280                932           849    1,781
                                             ------       ------     -----              -----         -----   ------

  NET INTEREST INCOME:                     $   854         (574)      280                674            55      729
                                             ======       ======     =====              =====          =====  ======

          The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

                           PROVISION FOR LOAN LOSSES
                           -------------------------

          The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Due to the cyclical nature of the economy coupled with the Bank's substantial involvement in commercial loans and the record number of nationwide consumer bankruptcies, management thought it prudent to make a $500,000 allocation in 2001 as well as a provision of $325,000 during 2000 and 1999. The allowance for loan losses as a percentage of average total loans was 1.48% at December 31, 2001, compared to 1.58% for both the years ended December 31, 2000 and 1999, which continues to be higher than that of peer financial institutions due to MPB's higher level of loans to finance commercial real estate. A summary of charge-offs and recoveries of loans is presented in Table 3.

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONT'D)

     TABLE 3:  ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

     (Dollars in thousands)
                                                           Years ended December 31,
                                                   2001     2000     1999     1998    1997
                                                --------   ------   ------   ------   -----
Balance beginning of period..................   $  2,815    2,505    2,313    2,281   2,278
                                                --------   ------   ------   ------   -----
Loans charged-off:
  Commercial real estate, construction
    and land development.....................        249        1        0       40       4
  Commercial, industrial and agricultural....        118       12      146      200      32
  Real estate-residential....................          0        0        0       40      20
  Consumer...................................        122       61       78       37     197
                                                --------   ------   ------   ------   -----
                      Total loans charged off        489       74      224      317     253
                                                --------   ------   ------   ------   -----

Recoveries on loans previously
  charged-off:
  Commercial real estate, construction
    and land development.....................          0       28       55       10       4
  Commercial, industrial and agricultural....          1        5        1       56     107
  Real estate-residential....................          0        0        0        0       3
  Consumer...................................         29       26       35       29      33
                                                --------   ------   ------   ------   -----
                             Total recoveries         30       59       91       95     147
                                                --------   ------   ------   ------   -----

Net charge-offs..............................        459       15      133      222     106
                                                --------   ------   ------   ------   -----
Current period provision for
  loan losses................................        500      325      325      254     109
                                                --------   ------   ------   ------   -----
Balance end of period........................   $  2,856    2,815    2,505    2,313   2,281
                                                ========   ======   ======   ======   =====

Ratio of net charge-offs during the period
  to average loans outstanding during the
  period, net of unearned discount...........        .24%     .01      .08      .14     .07
                                                ========   ======   ======   ======   =====

  Allowance for loan losses as a percentage
    of average total loans...................       1.48%    1.58     1.58     1.47    1.46

                               NONINTEREST INCOME
                               ------------------

          During 2001, MPB earned $1,845,000 in noninterest income, compared to $1,556,000 earned in 2000, and $1,689,000 earned in 1999. Noninterest income in 1999 included nonrecurring gains of $336,000 from the sale of other real estate.

          Service charges on deposit accounts amounted to $921,000 for 2001, an increase of $331,000 or 56.10% over $590,000 for 2000, which showed an increase of $36,000 over 1999. The majority of this increase resulted from the increasing revenues from NSF charges. In 2001, MPB initiated a program which allows approved customers to overdraw their checking accounts and have the checks paid, up to an approved limit not to exceed $300. This program coupled with a more restrictive policy on fee waivers, and an increase in demand accounts, has contributed to this substantial increase in fee income with a very controllable level of associated loss.

          On December 31, 1998, MPB purchased cash surrender value life insurance policies that provide funding for director retirement and salary continuation plans. The income on these policies amounted to $217,000 during the year 2001.

          Trust department income for 2001 was $158,000, a $45,000 or 22.17% decrease from the $203,000 in 2000, which was $76,000 or 59.84% more than the $127,000 earned in 1999. The Trust Department adopted a new fee schedule during 2000, which will result in increased trust fees earned. Trust Department income fluctuates from year to year, due to the number of estates being settled during the year.

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (cont'd)

          MPB also earned $74,000 in fees from Invest, the third-party provider of investments whose services the Bank has contracted. Other operating income amounted to $612,000 in 2001, $496,000 and $481,000 in 2000 and
     1999, respectively, net of gains on other real estate.

                              NONINTEREST EXPENSE
                              -------------------

          A summary of the major components of noninterest expense for the years ended December 31, 2001, 2000 and 1999 is reflected in Table 4. Noninterest expense increased to $7,026,000 in 2001 from $6,656,000 in 2000 and $6,665,000 in 1999. The major component of noninterest expense is salaries and employee benefits. The number of full-time equivalent employees increased from 104 to 109 during 2001. This increase in workforce also included the addition of an experienced commercial loan officer. Despite the increase in workforce costs, noninterest expense in 2001 changed less than 6% compared to that of 2000.

          Noninterest expense of $6,656,000 in 2000 decreased less than 1% over that of 1999. Noninterest expense in 1999 includes approximately $126,000 of supplemental employee bonuses for the year 1998.

     TABLE 4: NONINTEREST EXPENSE

(Dollars in thousands)
                                             Years ended December 31,
                                          2001         2000        1999
                                          ----         ----        ----
Salaries and employee benefits.....   $  4,169        3,790       3,741
Occupancy, net.....................        392          364         318
Equipment..........................        461          481         510
Postage and supplies...............        280          291         275
FDIC assessments...................         44           45          26
Marketing and advertising..........        127          144         121
Other real estate, net.............         43            0           0
Pennsylvania bank shares tax.......        262          271         279
Professional services..............        213          104         124
Telephone..........................         78           72          74
Loss on mortgage sales.............        125           19          47
Other..............................        832        1,075       1,150
                                       -------                  -------
          Total Noninterest Expense   $  7,026        6,656       6,665
                                       =======      =======     =======

                                  INVESTMENTS
                                  -----------

          MPB investment portfolio is utilized to improve earnings through investments of funds in higher-yielding assets, while maintaining asset quality, which provide the necessary balance sheet liquidity for MPB.

          MPB's entire portfolio of investment securities is considered available for sale. As such, the investments are recorded on our Balance Sheet at market value. Our investments: US Treasury, Agency and Municipal securities are given a market price relative to investments of the same type with similar maturity dates. As the interest rate environment of these securities changes, our existing securities are valued differently in comparison. This difference in value, or unrealized loss, amounted to $56,000, net of tax, as of the end of the year. However, the investments are all high quality United States and municipal securities that if held to maturity are expected to yield no loss to the bank.

          At December 31, 2001, SFAS No. 115 resulted in a decrease of shareholders' equity of $56,000 (unrealized loss on securities of $84,000 less estimated income tax effect of $28,000). As of December 31, 2000, SFAS No. 115 resulted in a decrease in shareholders' equity of $344,000 (unrealized loss on securities of $522,000, less estimated income tax effect of $178,000), compared to a decrease in stockholders' equity of $1,861,000 (unrealized loss on securities of $2,820,000, less estimated income tax effect of $959,000) as of December 31, 1999.

          MPB does not have any significant concentrations of investment securities.

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONT'D)

          Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The gross unrealized gains and losses on investment securities are outlined in Note 6 to the Consolidated Financial Statements.

     TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

(Dollars in thousands)                                             December 31,
                                                         2001          2000        1999
                                                         ----          ----        ----
U. S. Treasury and U.S. government agencies........  $  9,028        34,750      33,778
Mortgage backed U.S. government agencies...........     4,674         2,402       1,799
State and political subdivision obligations........    39,760        33,972      28,061
Restricted equity securities.......................     1,970         3,281       3,281
                                                      -------        ------      ------
                                              Total  $ 55,432        74,405      66,919
                                                      =======        ======      ======

                                      LOANS
                                      -----

          At December 31, 2001, net loans totaled $199,980,000, an $18,584,000 or 10.24% increase from December 31, 2000. During 2001, MPB experienced an increase in commercial real estate and commercial/industrial loans of approximately $19,966,000, the majority of which was generated in the greater Harrisburg region.

          The current environment in lending is extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 2001, loans, net of unearned income, represented 64.6% of earning assets as compared to 62.7% on December 31, 2000 and 63.2% on December 31, 1999.

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

          A distribution of the Bank's loan portfolio according to major loan classification is shown in Table 6.

TABLE 6: LOAN PORTFOLIO

(Dollars in thousands)                                              December 31,
                                                   2001        2000       1999       1998       1997
                                                   ----        ----       ----       ----       ----
Commercial real estate, construction
and land development........................   $ 130,913     110,947    105,328     88,263     81,191
Commercial, industrial and agricultural.....      23,107      26,274     20,118     20,401     20,107
Real estate-residential mortgage............      38,349      35,610     32,586     30,325     34,195
Consumer....................................      12,732      14,110     16,780     16,034     21,018
Lease financing.............................           0           0          0          1          8
                                                 -------     -------    -------    -------    -------
                                 Total Loans     205,101     186,941    174,812    155,024    156,519
Unearned income.............................      (2,265)     (2,730)    (2,518)    (2,031)    (1,943)
                                                 -------     -------    -------    -------    -------
Loans net of unearned discount..............     202,836     184,211    172,294    152,993    154,576
Allowance for loan losses...................      (2,856)     (2,815)    (2,505)    (2,313)    (2,281)
                                                 -------     -------    -------    -------    -------
                                   Net Loans   $ 199,980     181,396    169,789    150,680    152,295
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

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONT'D)

     on past loss experience adjusted for recent portfolio growth and economic trends. The total of reserves resulting from this analysis are "allocated" reserves. The amounts not specifically provided for individual classes of loans are considered "unallocated." This unallocated amount is determined and based on judgments regarding economic conditions, trends and other factors.

          The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 2001, was $2,856,000 or 1.43% of total loans less unearned discount as compared to $2,815,000 or 1.53% at December 31, 2000, and $2,505,000 or 1.45% at
     December 31, 1999.

     TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                                                   December 31,

                                       2001              2000                 1999              1998             1997
                                       ----              ----                 ----              ----             ----
                                          Percent            Percent              Percent           Percent           Percent
                                 Amount  of Loans  Amount   of Loans    Amount   of Loans  Amount  of Loans  Amount  of Loans
                                 ------  --------  ------   --------    ------   --------  ------  --------  ------  --------
Commercial real estate,
  construction and land
  development...............    $ 1,584     63.8%   1,318     59.3%        927     60.3%     861     56.8%     596     50.6%
Commercial, industrial and
  agricultural..............        987     11.3%   1,008     14.1%        782     11.5%     693     13.5%     369     14.0%
Real estate-residential
  mortgage..................         73     18.7%     209     19.0%        198     18.6%     219     19.4%     207     21.9%
Consumer....................        166      6.2%      93      7.6%        114      9.6%     127     10.3%     146     13.5%
Unallocated.................         46      -        187      -           484      -        413      -        963      -
                                 -------   -------  ------   -------    -------   -------  ------  --------  ------  -------
                 Total loans    $ 2,856      100%   2,815      100%      2,505      100%   2,313    100.0%   2,281    100.0%
                                 =======   =======  ======   =======    =======   =======  ======  ========  ======  =======

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

          Consumer loans are generally recommended for charge-off when they become 150 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $87,000, $222,000 and $266,000 in 2001, 2000, and 1999,
     respectively.

          A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 2001, totaled $4,744,000 or 1.44% of total assets compared to $2,312,000 or 0.73% of total assets in 2000, and $2,217,000 or 0.77% of total assets in 1999. The foreclosed assets held for sale at December 31, 2001, consist of two pieces of commercial real estate and residential building lots that MPB has available for sale. One parcel of commercial real estate that will be marketed for sale during 2002 represents more than 30% of the total nonperforming assets at December 31, 2001.

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONT'D)

     TABLE 8: NONPERFORMING ASSETS

(Dollars in thousands)                                 December 31,
                                         2001       2000       1999       1998       1997
                                         ----       ----       ----       ----       ----
Nonaccrual loans..................   $  1,686      1,116        890        376        333
Past due 90 days or more..........        828        504        386        844        212
Restructured loans................        537        622        878      1,497        212
                                       ------     ------      -----      -----      -----
         Total nonperforming loans      3,051      2,242      2,154      2,717        757
Foreclosed assets held for sale...      1,693         70         63        347      1,355
                                       ------     ------      -----      -----      -----
        Total nonperforming assets   $  4,744      2,312      2,217      3,064      2,112
                                       ======     ======      =====      =====      =====

Percent of loans outstanding......      2.34%      1.26%      1.29%      2.00%      1.38%
Percent of total assets...........      1.44%      0.73%      0.77%      1.10%      0.82%

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

                       DEPOSITS AND OTHER FUNDING SOURCES
                       ----------------------------------

          MPB's primary source of funds is its deposits. Deposits at December 31, 2001, increased by $22,697,000 or 9.8% over December 31, 2000, which also increased by $13,568,000 or 6.23% from December 31, 1999. The majority of deposit growth in 2001 came through the promotion of a variable-rate money market account being offered at rates which are very competitive in the market. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2001, 2000, and 1999 are presented in Table 9.

          Average short-term borrowings for 2001 were $9,822,000 as compared to $14,362,000 in 2000. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased.

     TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

(Dollars in thousands)                                          Years ended December 31,
                                                 2001                    2000                  1999
                                                 ----                    ----                  ----
                                          Average    Average      Average    Average     Average   Average
                                          Balance      Rate       Balance      Rate      Balance     Rate
                                          -------      ----       -------      ----      -------     ----
Noninterest-bearing demand deposits...  $  25,709      0.00%       23,511      0.00%      23,338     0.00%
Interest-bearing demand deposits......     29,427      0.84%       28,518      1.37%      27,669     1.37%
Money market..........................     23,342      3.17%       18,568      3.55%      20,734     3.40%
Savings...............................     25,661      1.78%       25,744      2.21%      26,259     2.23%
Time..................................    139,928      5.54%      130,342      5.63%     125,782     5.27%
                                         --------     ------     --------     ------    --------    ------
                                 Total  $ 244,067      3.77%      226,683      3.95%     223,782     3.71%
                                         ========     ======     ========     ======    ========    ======

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

          In 2001, capital was increased by $2,090,000 or 7.05%. In 2000, capital was increased by $3,061,000 or 11.52%. In 1999, capital was decreased by $4,971,000 or 15.8%. Capital growth is achieved by retaining more in earnings than we pay out to our shareholders.

          MPB's normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future Corporation growth. The dividend payout ratio, which represents the percentage of

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (cont'd)

     income returned to the stockholders in the form of cash dividends, was 58% for 2001 compared to 62% for 2000 and 171% for 1999. The reason for the special dividend payout in 1999, as outlined in the first section of this discussion, was to increase ROE and enhance shareholder value.

          At December 31, 2001, 19,065 shares of MPB's common stock have been purchased back by MPB, held as treasury stock, and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used for the employee stock ownership plan.

                              FEDERAL INCOME TAXES
                              --------------------
          Federal income tax expense for 2001 was $1,218,000 compared to $1,255,000 and $1,253000 in 2000 and 1999, respectively. The effective tax rate was 22% for 2001, and 24% for both 2000 and 1999.

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

          The major sources of cash in 2001 came from operations and the net decrease of $18,537,000 in investment securities. Net deposits increased by $22,697,000 contributing another major source of cash. The major area of deposit increase was in a high-balance money market account known as the Prime Investment account, while certificate of deposit balances decreased during the year in the face of a very competitive price environment.

          The sources of cash were used primarily to fund loan growth and to pay down short-term borrowings. Net loan funding in 2001 used $18,584,000 of cash. While loan growth was very sluggish during the first half of the year, MPB experienced substantial loan growth with the portfolio growing more than 10% by year end. The majority of the loan growth was in loans to fund commercial real estate in the Greater Harrisburg area.

          During 2000, the major sources of cash came from operations and a net increase in deposits of $13,568,000. The majority of this deposit increase came in the form of three-year certificates of deposit issued at a yield of 7%. In order to meet our funding needs over and above the funds generated by growth in deposits, MPB turned to the FHLB for borrowings. MPB borrowed $5,000,000 in a 10-year/2-year putable advance, $5,000,000 in a 10-year/3-year putable advance and $5,000,000 in a three year bullet borrowing.

          The major uses of funds during 1999 included the net increase in loans of $15,558,000, and the increase in both investments and interest-bearing balances. Short-term borrowings were used during December to purchase interest-bearing balances, which increased by $7,806,000 from year end 1999, to December 31, 2000, and to purchase other investment securities in advance of declining interest rates.

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

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (cont'd)

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

     TABLE 10: INVESTMENT MATURITY AND YIELD

(Dollars in thousands)                                         December 31, 2001
                                                           After One       After Five
                                                One Year   Year thru       Years thru  After Ten
                                                and Less   Five Years      Ten Years   Years       Total
                                                --------   ----------      ---------   -----       -----
U.S. Treasury and U.S.government agencies.....   $     0     5,028         1,000        3,000     9,028
State and political subdivision obligations...       407     3,173         8,726       27,454    39,760
Mortgage-backed U.S. government agencies......       114     2,156         1,913          491     4,674
Equity securities.............................         0         0             0        1,970     1,970
                                                --------    ------        ------       ------    ------
                                       Total     $   521    10,357        11,639       32,915    55,432
                                                ========    ======        ======       ======    ======

                                                                  December 31, 2001
                                                           After One       After Five
                                                One Year   Year thru       Years thru  After Ten
                                                and Less   Five Years      Ten Years   Years       Total
                                                --------   ----------      ---------   -----       -----
Weighted Average Yields
-----------------------
U.S. Treasury and U.S. government agencies....       0%      5.36           6.14       6.27      5.75
State and political subdivision obligations...    7.92       7.44           7.11       7.03      7.09
Mortgage-backed U.S. government
  agencies....................................    6.61       6.10           5.82       6.56      6.05
Equity securities.............................       0          0              0       5.71      5.71
                                                 ------     -----          -----      -----     -----
                                       Total      7.63%      6.15           6.81       6.87      6.74
                                                 ======     =====          =====      =====     =====

     TABLE 11: LOAN MATURITYAND INTEREST SENSITIVITY

(Dollars in thousands)                                      December 31, 2001
                                                    After One
                                          One Year  Year thru        After Five
                                          and Less  Five Years         Years      Total
                                          --------  ----------         ------     -----
Commercial, real estate, construction
  and land development..................  $  34,390     90,799          5,726      130,915
Commercial, industrial and agricultural.     11,607      9,806          1,694       23,107
Real estate-residential mortgages.......     13,769     13,226         11,354       38,349
Consumer................................      1,841      7,758            866       10,465
                                          ---------    -------        -------      -------
                             Total Loans  $  61,607    121,589         19,640      202,836
                                          =========    =======        =======      =======

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (cont'd)

     TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY (cont'd)

                                                    After One
                                          One Year  Year thru        After Five
                                          and Less  Five Years         Years      Total
                                          --------  ----------         ------     -----
Rate Sensitivity
----------------
Predetermined rate......................  $  8,952     34,108          18,625       61,685
Floating or adjustable rate.............    52,655     87,481           1,015      141,151
                                         ---------     -------        -------      -------
                               Total      $ 61,607    121,589          19,640      202,836
                                         =========     =======        =======      =======

     TABLE 12: INTEREST RATE SENSITIVITY GAP

(Dollars in thousands)                                               Expected Maturity
                                                                   Year Ended December 31,
(As of December 31, 2001)
                                          2002      2003     2004      2005      2006    Thereafter   Total    Fair Value
                                          ----      ----     ----      ----      ----    ----------   -----    ----------
Assets:
  Interest bearing balances........   $  35,642    13,935    1,980     1,188       297             0    53,042      53,042
    Average interest rate..........        5.45      5.93     6.63      7.47      6.68             -      5.67
  Debt securities..................   $     521     3,204    1,055     2,984     3,114        42,585    53,462      53,377
    Average interest rate..........        7.63      5.75     6.93      5.74      6.69          6.91      6.77
  Adjustable rate loans............   $  52,655    11,238   40,103    13,448    22,692         1,015   141,151     141,151
    Average interest rate..........        6.27      9.09     7.87      7.75      8.04          8.08      7.39
  Fixed rate loans.................   $   8,952     7,825    9,213     9,375     7,695        18,625    61,685      72,875
    Average interest rate..........        8.09      8.99     8.76      8.98      8.53          8.29      8.49
                                      ---------    ------   ------    ------    ------        ------   -------    --------
                              Total   $  97,770    36,202   52,351    26,995    33,798        62,225   309,340     320,445
                                      ---------    ------   ------    ------    ------        ------   -------     -------

Interest liabilities:
  Variable rate savings and
    transaction accounts...........   $  42,012         0        0         0         0        72,141   114,153     114,153
      Average interest rate........        1.88                                                 0.61      1.08
  Certificates of deposit and IRAs.   $  79,798    26,037   10,852     7,689     5,258         2,977   132,611     136,811
      Average interest rate........        4.60      5.98     4.75      5.70      4.86          5.35      4.97
  Short term borrowings............   $   8,662         0        0         0         0             0     8,662       8,662
      Average interest rate........        1.50         -        -         -         -             -      1.50
  Long term fixed rate borrowings..   $     184     5,197    5,087         0     5,000        17,100    32,568      34,673
    Average interest rate..........        7.30      6.61     5.24         -      6.21          6.55      6.31
                                      ---------    ------   ------    ------    ------       -------   -------     -------
                              Total   $ 130,656    31,234   15,939     7,689    10,258        92,218   287,994     294,299
                                      ---------    ------   ------    ------    ------       -------   -------     -------

Rate sensitive gap:
  Periodic gap.....................   $ (32,886)    4,968   36,412    19,306    23,540       (29,993)
  Cumulative gap...................   $ (32,886)  (27,918)   8,494    27,800    51,340        21,347
Cumulative gap as a percentage
  of total assets..................        -9.9%     -8.4%    +2.6%     +8.4%   +15.5%          +6.5%

MID PENN BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS (cont'd)


(Dollars in thousands)                                                        Expected Maturity
                                                                            Year Ended December 31,
(As of December 31, 2000)
                                              2001     2002       2003       2004    2005  Thereafter    Total    Fair Value
                                              ----     ----       ----       ----    ----  ----------    -----    ----------
Assets:
  Interest bearing balances...........   $   22,479    12,470       5,745        495   1,187           0   42,376      42,376
    Average interest rate.............         6.45      7.07        7.32       7.30    7.47           -     6.79
  Debt securities.....................   $    2,389     1,810       3,599      2,603   5,798      54,935   71,134      70,604
    Average interest rate.............         6.32      6.50        6.59       6.67    6.56        6.83     6.77
  Adjustable rate loans...............   $   46,093    16,805      17,988     17,928  16,343         546  115,703     115,703
    Average interest rate.............         9.18      8.49        8.70       7.99    8.08        8.01     8.65
  Fixed rate loans....................   $    9,286     7,799       9,974      8,179  10,077      23,193   68,508      72,047
    Average interest rate.............         8.90      9.32        9.08       8.72    9.06        8.39     8.61
                                         ----------    ------      ------  ---------  ------   ---------  -------     -------
                                  Total  $   80,247    38,884      37,306     29,205  33,405      78,674  297,721     300,730
                                         ----------    ------      ------  ---------  ------   ---------  -------     -------

Interest liabilities:
  Variable rate savings and
   transaction accounts...............   $   33,276         0           0          0       0      61,697   94,973      94,973
    Average interest rate.............         2.97         -           -          -       -        1.10     1.73
  Certificates of deposit and IRAs....   $   66,186    34,178      21,009      4,192   5,289       3,350  134,204     135,599
    Average interest rate.............         5.69      6.06        6.36       5.36    6.07        5.58     5.89
  Short term borrowings...............   $   22,738         0           0          0       0           0   22,738      22,738
    Average interest rate.............         6.40         -           -          -       -           -     6.40
  Long term fixed rate borrowings.....   $    1,671       184       5,197         87       0      22,102   29,241      30,944
    Average interest rate                      6.67      7.30        6.61       7.30       -        6.47     6.52
                                           --------    ------     -------  ---------   ------   --------  -------     -------
Total                                    $  123,871    34,362      26,206      4,279   5,289      87,149  281,156     284,254
                                         ----------    ------     -------   --------   ------   --------  -------     -------

Rate sensitive gap:
  Periodic gap........................   $  (43,624)    4,522      11,100     24,926  28,116      (8,475)
  Cumulative gap......................   $  (43,624)  (39,102)    (28,002)    (3,076) 25,040      16,565
Cumulative gap as a percentage
  of total assets.....................        -13.8%    -12.4%       -8.9%      -1.0%  +7.9%        +5.2%

          In the last quarter of 2001, management analyzed interest rate risk using the Vining Sparks Asset-Liability Management Model. Using the computerized model, management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. These scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by management. At December 31, 2001, all interest rate risk levels according to our model were within the tolerance guidelines set by management. The model noted above utilized by management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which management would make to realign its portfolio in the event of a changing rate environment.

     TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)                                December 31,
                                              2001       2000      1999
                                             -----      -----     -----
Three months or less.................     $  3,925      5,431     3,525
Over three months to twelve months...       12,773      8,534     4,960
Over twelve months ..................        7,643      9,377     7,731
                                            ------     ------    ------
                                Total     $ 24,341     23,342    16,216
                                          ========     ======    ======

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

          As of December 31, 2001, commitments to extend credit amounted to $37,674,000 as compared to $30,325,000 as of December 31, 2000.

          MPB also issues standby letters of credit to its customers. The risk associated with standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Standby letters of credit increased to $4,009,000 at December 31, 2001, from $2,921,000 at December 31, 2000.

                             COMPREHENSIVE INCOME
                             --------------------

          Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed "Other Comprehensive Income." For MPB, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income (Loss) for the periods ended December 31, 2001, 2000 and 1999 was $288,000, $1,517,000 and
     ($2,205,000), respectively.

                          CRITICAL ACCOUNTING POLICIES
                          ----------------------------

          The Bank's methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analysis of individual "watch list" loans (commercial, residential and consumer loans) as well as pools of consumer loans within the portfolio. The individual commercial loans are risk rated with specific attention to estimated loss exposure. Historical loan loss rates are applied to "problem" consumer credits, adjusted to reflect current conditions.

          Specific regular reviews of credits exceeding $500,000 are performed to monitor the major portfolio risk. The Bank analyzes all commercial loans in excess of $10,000 that are rated as watch list credits. Potential credit problems are monitored to determine whether specific loans are impaired, with impairment normally measured by reference to borrowers' collateral values and cash flows.

          The unallocated portion of the allowance for loan losses represents the results of measuring potential losses inherent in the portfolio that are not specifically identified in the allocated allowance analysis. This unallocated portion is analyzed by assessing changes in the Bank's underwriting criteria, growth and/or changes in the mix of loans originated, industry concentrations and evaluations, lending management changes, comparisons of certain factors to peer group banks, changes in economic conditions and assessment of off balance sheet risk.

MID PENN BANCORP, INC.
SUMMARY OF SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)


                                                  2001         2000         1999         1998         1997
                                                 -----         ----         ----         ----         ----
INCOME:
  Total Interest Income...................    $   22,864       22,053       20,112       20,436       19,312
  Total Interest Expense..................        11,735       11,455        9,674        9,593        8,853
  Net Interest Income.....................        11,129       10,598       10,438       10,843       10,459
  Provision for Possible Loan Losses......           500          325          325          254          109
  Non-Interest Income.....................         1,845        1,556        1,689        1,398        1,772
  Non-Interest Expense....................         7,026        6,656        6,665        6,606        6,232
  Income Before Income Taxes..............         5,448        5,203        5,137        5,381        5,890
  Income Tax Expense......................         1,218        1,255        1,253        1,516        1,721
  Extraordinary Income, Net of Tax........             0            0            0            0            0
  Net Income..............................         4,230        3,948        3,884        3,865        4,169

COMMON STOCK DATA PER SHARE:
  Earnings Per Share......................    $     1.39         1.30         1.28         1.27         1.37
  Cash Dividends Declared.................           .80          .80         2.18          .69          .66
  Stockholders' Equity....................         10.44         9.76         8.74        10.90        10.27

AVERAGE SHARES OUTSTANDING................     3,038,859    3,036,007    3,037,976    2,892,416    2,895,417

AT YEAR-END:
  Investments.............................    $   55,348       73,885       64,099       67,933       53,599
  Loans, Net of Unearned Discount.........       202,836      184,211      172,294      152,993      154,576
  Allowance for Loan Losses...............         2,856        2,815        2,505        2,313        2,281
  Total Assets............................       330,635      315,584      287,542      277,827      256,728
  Total Deposits..........................       254,105      231,408      217,840      216,802      217,146
  Short-term Borrowings...................         8,662       22,738       24,636       12,159        2,234
  Long-term Debt..........................        32,568       29,241       16,400       15,550        5,688
  Stockholders' Equity....................    $   31,716       29,626       26,565       31,536       29,730

RATIOS:
  Return on Average Assets................          1.31         1.34         1.40         1.45         1.71
  Return on Average Stockholders' Equity..         13.68        14.64        14.68        12.81        14.76
  Cash Dividend Payout Ratio..............         57.55        61.54       170.91        53.73        47.92
  Allowance for Loan Losses to Loans......          1.41         1.53         1.45         1.51         1.48
  Average Stockholders' Equity to
  Average Assets..........................          9.58         9.15         9.50        11.36        11.56