Form 10-K, Exhibit 13
period 2002-12-31
MID PENN BANCORP INC
filed 2003-03-28
CIK 879635

EXHIBIT 13

EXCERPTS FROM REGISTRANT’S

ANNUAL REPORT TO SHAREHOLDERS

Mid Penn Bancorp, Inc.
Financial Highlights

AS OF AND FOR YEARS ENDED DECEMBER 31, 2002 AND 2001

(Dollars in thousands, except per share data.)	2002	2001	Percent Change

Total Assets	$363,284	330,635	+9.9
Total Deposits	274,703	254,105	+8.1
Net Loans	218,302	199,980	+9.2
Total Investments and Interest Bearing Balances	124,346	108,390	+14.7
Stockholders’ Equity	35,204	31,716	+11.0
Net Income	4,495	4,230	+6.3
Earnings Per Share	1.48	1.39	+6.5
Cash Dividend Per Share Based on Weighted Average Number of Shares Outstanding	.80	.80	0
Book Value Per Share	11.59	10.44	+11.0

Mid Penn Bancorp, Inc.
Stockholders’ Information

	2002		2001

	High	Low	High	Low	Quarter

Market Value Per Share	$19.00	18.01	16.55	14.88	1st
	18.55	17.75	19.04	16.50	2nd
	19.00	17.75	19.25	17.75	3rd
	23.70	18.50	18.65	18.05	4th

Market Value Information: The market share information was provided by the American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent: Wells Fargo Shareholder Services, P.O. Box 64854, St. Paul, MN 55164-0854. Phone: 1-800-468-9716.

Number of Stockholders: At December 31, 2002, there were 968 stockholders.

Dividends: A dividend of $.20 per share was paid during each quarter of 2002 and 2001. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

Dividend Reinvestment and Stock Purchases: Stockholders of Mid Penn Bancorp, Inc. may acquire additional shares of common stock by reinvesting their cash dividends under the Dividend Reinvestment Plan without paying a brokerage fee. Voluntary cash contributions may also be made under the Plan. For additional information about the Plan, contact the Transfer Agent.

Form 10-K: A Copy of Mid Penn Bancorp, Inc.’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon written request to: Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, PA 17061.

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, April 22, 2003, at 349 Union Street, Millersburg, Pennsylvania.

Independent Auditors’ Report

The Board of Directors and Stockholders
Mid Penn Bancorp, Inc.
Millersburg, Pennsylvania:

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (collectively, “Corporation”) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

PARENTE RANDOLPH, PC

Williamsport, Pennsylvania
January 16, 2003

Mid Penn Bancorp, Inc.
Consolidated Balance Sheet

DECEMBER 31, 2002 AND 2001

(Dollars in thousands, except share data)	2002	2001

ASSETS
Cash and due from banks	$8,095	9,028
Interest-bearing balances with other financial institutions	65,487	53,042
Available-for-sale investment securities	58,859	55,348
Loans	223,203	205,101
Less:
Unearned income	(1,850)	(2,265)
Allowance for loan losses	(3,051)	(2,856)

Net loans	218,302	199,980

Bank premises and equipment, net	3,317	3,395
Foreclosed assets held for sale	781	1,693
Accrued interest receivable	2,007	2,091
Deferred income taxes	456	1,037
Cash surrender value of life insurance	4,743	4,504
Other assets	1,237	517

Total Assets	$363,284	330,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$28,011	29,226
Interest-bearing demand	33,645	30,795
Money market	40,515	27,734
Savings	26,705	26,398
Time	145,827	139,952

Total Deposits	274,703	254,105

Short-term borrowings	18,156	9,610
Accrued interest payable	1,187	1,292
Other liabilities	1,651	1,344
Long-term debt	32,383	32,568

Total Liabilities	328,080	298,919

Stockholders’ Equity:
Common stock, par value $1 per share; authorized 10,000,000 shares; 3,056,501 shares issued	3,057	3,057
Additional paid-in capital	20,368	20,368
Retained earnings	10,944	8,880
Accumulated other comprehensive income (loss)	1,357	(56)
Treasury stock at cost (18,622 and 19,065 shares in 2002 and 2001, respectively)	(522)	(533)

Stockholders’ Equity, Net	35,204	31,716

Total Liabilities and Stockholders’ Equity	$363,284	330,635

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Income

FOR YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in thousands, except share data)	2002	2001	2000

INTEREST INCOME
Interest and fees on loans	$15,863	16,340	15,769
Interest on interest-bearing balances	2,703	3,092	2,306
Interest and dividends on investment securities:
U.S. Treasury and government agencies	659	1,349	2,284
State and political subdivision obligations, tax-exempt	2,001	1,806	1,475
Other securities	79	193	219
Interest on federal funds sold and securities purchased under agreement to resell	47	84	0

Total Interest Income	21,352	22,864	22,053

INTEREST EXPENSE
Interest on deposits	7,807	9,192	8,958
Interest on short-term borrowings	50	441	879
Interest on long-term debt	2,069	2,102	1,618

Total Interest Expense	9,926	11,735	11,455

Net Interest Income	11,426	11,129	10,598

PROVISION FOR LOAN LOSSES	425	500	325

Net Interest Income After Provision for Loan Losses	11,001	10,629	10,273

NONINTEREST INCOME
Trust department income	188	158	203
Service charges on deposits	1,053	921	590
Investment securities gains (losses), net	60	(14)	(4)
Gain on sale of loans	51	16	31
Income on cash surrender value of life insurance	239	216	198
Other income	431	548	538

Total Noninterest Income	2,022	1,845	1,556

NONINTEREST EXPENSE
Salaries and employee benefits	3,978	4,012	3,790
Occupancy expense, net	384	392	364
Equipment expense	514	461	481
Pennsylvania bank shares tax expense	259	262	271
FDIC insurance premium	46	44	45
Marketing and advertising	115	127	144
Loss on mortgage loan sales	79	125	19
Other real estate expense	294	43	11
Other expenses	1,589	1,560	1,531

Total Noninterest Expense	7,258	7,026	6,656

INCOME BEFORE PROVISION FOR INCOME TAXES	5,765	5,448	5,173
Provision for income taxes	1,270	1,218	1,225

Net Income	$4,495	4,230	3,948

Earnings Per Share	$1.48	1.39	1.30

Weighted Average Number of Shares Outstanding	3,036,508	3,038,859	3,036,007

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Changes in Stockholders’ Equity

FOR YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in thousands, except share data)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balance, December 31, 1999	$3,057	20,368	5,557	(1,861)	(556)	26,565

Comprehensive income:
Net income	0	0	3,948	0	0	3,948
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	1,517	0	1,517

Total comprehensive income						5,465

Cash dividends ($ .80 per share, historical)	0	0	(2,427)	0	0	(2,427)
Sale of treasury stock (939 shares)	0	0	0	0	23	23

Balance, December 31, 2000	3,057	20,368	7,078	(344)	(533)	29,626

Comprehensive income:
Net income	0	0	4,230	0	0	4,230
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	288	0	288

Total comprehensive income						4,518

Cash dividends ($ .80 per share, historical)	0	0	(2,428)	0	0	(2,428)
Sale of treasury stock (8 shares)	0	0	0	0	0	0

Balance, December 31, 2001	3,057	20,368	8,880	(56)	(533)	31,716

Comprehensive income:
Net income	0	0	4,495	0	0	4,495
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	1,413	0	1,413

Total comprehensive income						5,908

Cash dividends ($ .80 per share, historical)	0	0	(2,431)	0	0	(2,431)
Sale of treasury stock (443 shares)	0	0	0	0	11	11

Balance, December 31, 2002	$3,057	20,368	10,944	1,357	(522)	35,204

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Consolidated Statement of Cash Flows

FOR YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in thousands)	2002	2001	2000

Operating Activities:
Net income	$4,495	4,230	3,948
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	425	500	325
Depreciation	340	336	369
Increase in cash surrender value of life insurance	(239)	(216)	(198)
Investment securities (gains) losses, net	(60)	14	4
Loss (gain) on sale of foreclosed assets	54	(16)	(40)
Gain on sale of loans	(51)	(16)	(31)
Deferred income taxes	(147)	(116)	(176)
Change in accrued interest receivable	84	411	(382)
Change in other assets	(712)	(86)	(77)
Change in accrued interest payable	(105)	(254)	344
Change in other liabilities	307	319	126

Net Cash Provided By Operating Activities	4,391	5,106	4,212

Investing Activities:
Net increase in interest-bearing balances	(12,445)	(10,666)	(7,806)
Proceeds from the maturity of investment securities	8,163	23,455	4,042
Proceeds from the sale of investment securities	3,176	11,284	3,515
Purchases of investment securities	(12,657)	(15,780)	(15,047)
Proceeds from sale of loans	983	1,128	3,622
Net increase in loans	(19,969)	(21,884)	(15,558)
Net purchases of bank premises and equipment	(262)	(150)	(643)
Proceeds from the sale of foreclosed assets	1,311	81	68
Capitalized additions - foreclosed assets	(163)	0	0

Net Cash Used In Investing Activities	(31,863)	(12,532)	(27,807)

Financing Activities:
Net increase in deposits	20,598	22,697	13,568
Net increase (decrease) in short-term borrowings	8,546	(13,128)	(1,898)
Cash dividends paid	(2,431)	(2,428)	(2,427)
Long-term debt repayment	(185)	(1,673)	(2,159)
Sale of treasury stock	11	0	23
Long-term borrowings	0	5,000	15,000

Net Cash Provided By Financing Activities	26,539	10,468	22,107

Net (decrease) increase in cash and due from banks	(933)	3,042	(1,488)
Cash and due from banks at January 1	9,028	5,986	7,474

Cash and due from banks at December 31	$8,095	9,028	5,986

Supplemental Disclosures of Cash Flow Information:
Interest paid	$10,031	11,989	11,111
Income taxes paid	$1,427	1,250	1,355
Supplemental Noncash Disclosures:
Loan charge-offs	$302	489	74
Transfers to foreclosed assets held for sale	$290	1,688	35

The accompanying notes are an integral part of these consolidated financial statements.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements for 2002 Report

(1)       Basis of Presentation

The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiaries Mid Penn Bank (“Bank”), Mid Penn Investment Corporation and Mid Penn Insurance Services, LLC, (collectively, “MPB”). All significant intercompany balances and transactions have been eliminated in consolidation.

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

(3)       Summary of Significant Accounting Policies

The accounting and reporting policies of MPB conform with accounting principles generally accepted in the United States of America and to general practice within the financial industry. The following is a description of the more significant accounting policies.

(a)       Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired through, or in lieu of, foreclosure in settlement of debt.

While management uses available information to recognize losses on loans and foreclosed assets, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses and foreclosed assets. Such agencies may require the Bank to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

(b)       Investment Securities

Investments are accounted for as follows:

Available-for-Sale Securities - includes debt and equity securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a component of other accumulated income (loss) within stockholders’ equity.

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

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

potential charge-off of loan principal. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

(d)       Allowance for Loan Losses

The Bank’s methodology for determining the allowance for loan losses establishes both a specific and a general component. The specific portion of the allowance represents the results of analysis of individual “watch list” loans (commercial, residential and consumer loans) as well as pools of consumer loans within the portfolio. The individual commercial loans are risk rated with specific attention to estimated loss exposure. Historical loan loss rates are applied to “problem” consumer credits, adjusted to reflect current conditions.

Specific regular reviews of credits exceeding $500,000 are performed to monitor the major portfolio risk. The Bank analyzes all commercial loans in excess of $10,000 that are rated as watch list credits. Potential credit problems are monitored to determine whether specific loans are impaired, with impairment normally measured by reference to borrowers’ collateral values and cash flows.

The general portion of the allowance for loan losses represents the results of measuring potential losses inherent in the portfolio that are not identified in the specific allowance analysis. This general portion is analyzed by assessing changes in the Bank’s underwriting criteria, growth and/or changes in the mix of loans originated, industry concentrations and evaluations, lending management changes, comparisons of certain factors to peer group banks and changes in economic conditions.

Management believes the allowance for loan losses is adequate. Identification of specific losses is an ongoing process using available information. Specifically, quarterly management meetings to review “problem” loans are utilized to determine a plan for collection and, if necessary, a recommendation to the Board for loss. Future additions to the loan loss reserve via loan loss provisions will be made based on identified changes in the above factors coupled with loss experience.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. These agencies may require the Bank to recognize changes to the allowance based on their judgment about information available to them at the time of their examinations. In addition, the Bank’s auditors also review the Bank’s methodology utilized in determining the adequacy of the loan loss reserve.

(e)       Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis. Maintenance and repairs are charged to expense when incurred. Gains and losses on dispositions are reflected in current operations.

(f)       Foreclosed Assets Held for Sale

Foreclosed assets held for sale consist of real estate acquired through, or in lieu of, foreclosure in settlement of debt and are recorded at fair value at the date of transfer. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequent to acquisition, foreclosed assets are carried at the lower of cost or fair value less costs of disposal, based upon periodic evaluations that consider changes in market conditions and development and disposition costs. Operating results from assets acquired in satisfaction of debt, including rental income less operating costs and gains or losses on the sale of or the periodic evaluation of foreclosed assets, are recorded in noninterest expense.

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

(h)       Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and were $115,000 in 2002, $127,000 in 2001 and $144,000 in 2000.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

(i)        Benefit Plans

A funded contributory profit-sharing plan is maintained for substantially all employees. The cost of the Bank’s profit-sharing plan is charged to current operating expenses and is funded annually. In addition to providing a profit-sharing plan, the Bank provides under certain circumstances, postretirement health care and group life insurance coverage. Substantially all of the Bank’s employees may become eligible for those benefits if they continue working for the Bank until retirement age. The Bank currently does not offer postemployment benefits.

The Bank also has a defined benefit retirement bonus plan for qualified members of the Board of Directors who either voluntarily retire from service or attain mandatory retirement age (age 70). The benefit is based on years of service of board membership.

(j)        Trust Assets and Income

Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the consolidated financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis which is not materially different than if it were reported on the accrual basis.

(k)       Earnings Per Share

Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented giving retroactive effect to stock dividends and stock splits. MPB’s basic and diluted earnings per share are the same since there are no potentially dilutive securities outstanding.

(l)        Statement of Cash Flows

For purposes of cash flows, MPB considers cash and due from banks to be cash equivalents.

(m)     Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s classifications.

(4)       Comprehensive Income

The components of other comprehensive income (loss) and related tax effects are as follows:

(Dollars in thousands)	Years Ended December 31,

	2002	2001	2000

Unrealized holding gains on available-for-sale securities	$2,193	422	2,296
Less reclassification adjustment for (gains) losses realized in income	(60)	14	4

Net unrealized gains	2,133	436	2,300
Income tax expense	(720)	(148)	(783)

Net	$1,413	288	1,517

(5)       Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain reserve balances with the Federal Reserve Bank of Philadelphia. The amount of those required reserve balances were $500,000 at December 31, 2002 and $2,554,000 at December 31, 2001.

(6)       Investment Securities

At December 31, 2002 and 2001, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in Thousands) December 31, 2002	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$9,538	291	0	9,829
Mortgage-backed U.S. government agencies	5,512	134	9	5,637
State and political subdivision obligations	39,388	1,647	14	41,021
Restricted equity securities	2,372	0	0	2,372

	$56,810	2,072	23	58,859

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

(Dollars in Thousands) December 31, 2001	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$9,028	102	96	9,034
Mortgage-backed U.S.government agencies	4,674	59	0	4,733
State and political subdivision obligations	39,760	439	588	39,611
Restricted equity securities	1,970	0	0	1,970

	$55,432	600	684	55,348

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

Investment securities having a fair value of $26,909,000 at December 31, 2002 and $31,381,000 at December 31, 2001, were pledged to secure public deposits and other borrowings.

Net gains (losses) from such sales of investment securities, as determined on the basis of specific identification of the adjusted cost of each security sold, amounted to $60,000 in 2002, ($14,000) in 2001 and ($4,000) in 2000. The proceeds from sales of investment securities were $3,176,000 in 2002, $11,284,000 in 2001 and $3,515,000 in 2000.

The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value at December 31, 2002 and 2001:

(Dollars in thousands)	December 31, 2002		December 31, 2001

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in 1 year or less	$3,264	3,280	407	415
Due after 1 year but within 5 years	9,802	10,269	8,201	8,384
Due after 5 years but within 10 years	9,978	10,453	9,727	9,833
Due after 10 years	25,882	26,848	30,453	30,013

	48,926	50,850	48,788	48,645

Mortgage-backed securities	5,512	5,637	4,674	4,733
Restricted equity securities	2,372	2,372	1,970	1,970

	$56,810	58,859	55,432	55,348

(7)       Loans

A summary of loans at December 31, 2002 and 2001 is as follows:

(Dollars in thousands)	2002	2001

Commercial real estate, construction and land development	$146,325	130,913
Commercial, industrial and agricultural	22,398	23,107
Real estate - residential	41,502	38,349
Consumer	12,978	12,732

	$223,203	205,101

Net unamortized loan fees of $443,000 in 2002 and $398,000 in 2001 were deducted from loans.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

Loans to Bank executive officers, directors, and corporations in which such executive officers and directors have beneficial interests as stockholders, executive officers, or directors aggregated approximately $1,935,000 at December 31, 2002 and $1,580,000 at December 31, 2001. New loans extended were $177,000 in 2002 and $497,000 in 2001. Net draws on these loans exceeded repayments by $178,000 in 2002 and $335,000 in 2001. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

(8)           Allowance for Loan Losses

Changes in the allowance for loan losses for the years 2002, 2001, and 2000 are summarized as follows:

(Dollars in thousands)	2002	2001	2000

Balance, January 1	$2,856	2,815	2,505
Provision for loan losses	425	500	325
Loans charged off	(302)	(489)	(74)
Recoveries on loans charged off	72	30	59

Balance, December 31	$3,051	2,856	2,815

The recorded investment in loans that are considered impaired amounted to $1,077,000 and $1,686,000 (all in nonaccrual) on December 31, 2002 and December 31, 2001, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan losses related to loans classified as impaired amounted to approximately $425,000 at December 31, 2002 and $125,000 at December 31, 2001. Impaired loans of approximately $743,000 at December 31, 2001 have no related allowance. The average balances of these loans amounted to approximately $1,361,000, $1,293,000 and $752,000 for the years 2002, 2001 and 2000, respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 2002, 2001 and 2000.

(Dollars in thousands)	2002	2001	2000

Cash receipts applied to reduce principal balance	$122	238	520
Cash receipts recognized as interest income	1	31	36

Total cash receipts	$123	269	556

Loans which were past due 90 days or more for which interest continued to be accrued amounted to approximately $350,000 at December 31, 2002 and $828,000 at December 31, 2001. The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

(9)           Bank Premises and Equipment

At December 31, 2002 and 2001, bank premises and equipment are as follows:

(Dollars in thousands)	2002	2001

Land	$838	822
Buildings	3,976	3,938
Furniture and fixtures	3,716	3,517

	8,530	8,277
Less accumulated depreciation	5,213	4,882

	$3,317	3,395

Depreciation expense was $340,000 in 2002, $336,000 in 2001 and $369,000 in 2000.

(10)         Deposits

At December 31, 2002 and 2001, time deposits in denominations of $100,000 or more amounted to $24,831,000 and $24,341,000 respectively. Interest expense on such certificates of deposit amounted to approximately $1,112,000, $1,454,000 and $1,211,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Time deposits at December 31, 2002, mature as follows: (in thousands) 2003, $62,026; 2004, $32,484; 2005, $25,288; 2006, $6,106; 2007, $3,537; thereafter, $16,386. Deposits and other funds from related parties held by MPB at December 31, 2002 and 2001 amounted to approximately $5,807,000 and $4,307,000, respectively.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

(11)         Short-term Borrowings

Short-term borrowings as of December 31, 2002 and 2001 consisted of:

(Dollars in thousands)	2002	2001

Federal funds purchased	$14,200	5,800
Repurchase agreements	2,550	2,666
Treasury, tax and loan note	1,058	196
Due to broker	348	948

	$18,156	9,610

Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The due to broker balance represents previous day balances transferred from deposit accounts under a sweep account agreement. The Bank also has unused lines of credit with several banks amounting to $1 million dollars at December 31, 2002.

(12)         Long-term Debt

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 2002, the Bank had long-term debt in the amount of $32,383,000 outstanding to the FHLB consisting of a $5,000,000 3 year fixed rate advance at 5.20% which will mature on March 12, 2004; a $5,000,000 bullet loan at 6.55% which will mature on November 24, 2003; a $283,000 10 year amortizing advance at 7.30% which will mature April 5, 2004; a $5,000,000 7 year fixed rate advance at 6.21% convertible at FHLB’s option to a LIBOR adjustable rate after 3 years which will mature November 30, 2006; a $5,000,000 10 year fixed rate advance at 6.42% convertible at FHLB’s option to a LIBOR adjustable rate after 5 years which matures December 3, 2009; a $1,000,000 10 year fixed rate advance with an interest rate of 7.06% maturing on December 9, 2009; a $1,000,000 10 year fixed rate advance with an interest rate of 7.24% which matures December 17, 2009; a $5,000,000 10 year fixed rate advance at 6.28% convertible at FHLB’s option to a LIBOR adjustable rate after 2 years which is due January 14, 2010; a $5,000,000 10 year fixed rate advance at 6.71% convertible at FHLB’s option to a LIBOR adjustable rate after 3 years which is due February 22, 2010; and a $100,000 amortizing loan at a rate of 6.71% which matures February 22, 2027. The aggregate amounts of maturities of long-term debt subsequent to December 31, 2002 are $5,199,000 (2003), $5,088,000 (2004), $2,000 (2005), $5,002,000 (2006), $17,092,000 thereafter.

Most of the Bank’s investments and mortgage loans are pledged to secure FHLB borrowings.

(13)         Benefit Plans

(a)                Profit-Sharing

The Bank has a funded contributory profit-sharing plan covering substantially all employees. The Bank’s contribution to the plan was $353,000 for 2002, $362,000 for 2001 and $361,000 for 2000.

(b)                Health Insurance

For full-time employees who retire after at least 20 years of service, the Bank will pay premiums for major medical insurance (as provided to active employees) for a period ending on the earlier of the date the participant obtains other employment where major medical coverage is available or the date of the participant’s death; however, payment of medical premiums by the Bank will cease after five years. If the retiree becomes eligible for Medicare within the five year period beginning on his/her retirement date, the Bank may pay, at its discretion, premiums for 65 Special coverage or a similar supplemental coverage. After the five year period has expired, all Bank-paid benefits cease; however, the retiree may continue coverage through the Bank at his/her own expense.

(c)                Life Insurance

For full-time employees who retire after at least 20 years of service, the Bank will provide term life insurance. The amount of coverage prior to age 65 will be three times the participant’s annual salary at retirement or $50,000, whichever is less. After age 65, the life insurance coverage amount will decrease by 10% per year, subject to a minimum amount of $2,000.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

The following tables provide a reconciliation of the changes in the plans’ health and life insurance benefit obligations and fair value of plan assets for the years ended December 31, 2002 and 2001 and a statement of the funded status at December 31, 2002 and 2001:

(Dollars in thousands)	2002	2001

Change in benefit obligations:
Benefit obligations, January 1	$377	354
Service cost	24	20
Interest cost	28	24
Actuarial loss (gain)	45	(3)
Benefit payments	(24)	(18)

Benefit obligations, December 31	$450	377

Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	24	18
Benefit payments	(24)	(18)

Fair value of plan assets, December 31	$0	0

	December 31,

	2002	2001

Funded status:
Excess of the benefit obligation over the value of plan assets	$(450)	(377)
Unrecognized transition obligation	147	162
Unrecognized gain	(101)	(150)

Net amount recognized	$(404)	(365)

Amount recognized in the consolidated balance sheet at December 31, 2002 and 2001 is as follows:

(Dollars in thousands)	2002	2001

Accrued benefit liability	$(404)	(365)

The components of net periodic postretirement benefit cost for 2002, 2001 and 2000 are as follows:

(Dollars in thousands)	2002	2001	2000

Service cost	$24	20	18
Interest cost	28	24	22
Amortization of transition obligation	15	15	15
Amortization of net gain	(4)	(7)	(8)

Net periodic postretirement benefit cost	$63	52	47

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement medical benefits plan. A one-percentage-point change in assumed health care cost trend rates would have the following effect:

(Dollars in thousands)	One-Percentage Point

	Increase	Decrease

Effect on total of service and interest cost components	$7	6
Effect on postretirement benefit obligation	$50	42

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2002 and 2001 are as follows:

Weighted-average assumptions:
Discount rate	6.75%
Rate of compensation increase	5.00%

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

For measurement purposes, no change in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to be 6 percent for 2003 and remain at that level thereafter.

(d)       Retirement Plan

The Bank has an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $274,000 which is being amortized based on the expected future years of service of active directors.

The following tables provide a reconciliation of the changes in the plan’s benefit obligations and fair value of plan assets for the years ended December 31, 2002 and 2001 and a statement of the funded status at December 31, 2002 and 2001:

(Dollars in thousands)	December 31,

	2002	2001

Change in benefit obligations:
Benefit obligations, January 1	$502	455
Service cost	23	21
Interest cost	35	32
Actuarial (gain) loss	(1)	3
Change in assumptions	13	0
Benefit payments	(9)	(9)

Benefit obligations, December 31	$563	502

Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	9	9
Benefit payments	(9)	(9)

Fair value of plan assets, December 31	$0	0

Funded status:
Excess of the benefit obligation over the value of plan assets	$(563)	(502)
Unrecognized prior-service cost	79	104
Unrecognized loss (gain)	1	(11)

Net amount recognized	$(483)	(409)

Amounts recognized in the consolidated balance sheet at December 31, 2002 and 2001 are as follows:

(Dollars in thousands)	2002	2001

Accrued benefit liability	$(489)	(426)
Intangible asset	6	17

Net amount recognized	$(483)	(409)

The components of net periodic pension cost for 2002, 2001 and 2000 are as follows:

(Dollars in thousands)	2002	2001	2000

Service cost	$23	21	20
Interest cost	35	32	28
Amortization of prior-service cost	26	26	26

Net periodic pension cost	$84	79	74

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2002 and 2001 are as follows:

Weighted-average assumptions:
Discount rate	6.75%
Change in consumer price index	4.00%

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

The Bank is the owner and beneficiary of insurance policies on the lives of the executive officers and directors which informally fund certain benefit obligations. The aggregate cash surrender value of these policies was approximately $1,670,000 and $1,585,000 at December 31, 2002 and 2001, respectively.

(e)       Deferred Compensation Plans

The Bank has an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At December 31, 2002 and 2001, the Bank has accrued a liability of approximately $56,000 and $33,000, respectively, for this plan.

The Bank also has a directors’ deferred compensation plan which allows directors to defer receipt of monthly fees for a specified period in order to provide future retirement income. At December 31, 2002 and 2001, the Bank has accrued a liability of approximately $117,000 and $92,000, respectively, for this plan.

The Bank is the owner and beneficiary of insurance policies on the lives of the participating executive officer and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,362,000 and $1,296,000 at December 31, 2002 and 2001, respectively.

(f)       Salary Continuation Agreement

The Bank maintains a Salary Continuation Agreement (Agreement) for an executive officer. The Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Agreement. Upon death or a change in control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefit. At December 31, 2002 and 2001, the Bank has accrued a liability of approximately $100,000 and $72,000, respectively, for the Agreement. The expense related to the Agreement was $28,000 for 2002, $26,000 for 2001 and $24,000 for 2000.

The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $802,000 and $760,000 at December 31, 2002 and 2001, respectively.

(g)       Employee Stock Ownership Plan

The Bank has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the ESOP are made at the discretion of the Board of Directors. Total expense related to the Bank’s contribution to the ESOP for 2002, 2001 and 2000 was $118,000, $121,000 and $118,000, respectively. The ESOP held 21,496 and 15,889 shares of MPB stock as of December 31, 2002 and December 31, 2001, respectively, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share. Dividends paid on shares held by the ESOP are charged to retained earnings.

(h)       Other

At December 31, 2002 and 2001, the Bank had a Split Dollar Life Insurance arrangement with two executives for which the aggregate cash surrender value is approximately $909,000 and $863,000, respectively.

(14)    Federal Income Taxes

The following temporary differences gave rise to the deferred tax asset at December 31, 2002 and 2001:

(Dollars in thousands)	2002	2001

Deferred tax assets:
Allowance for loan losses	$883	817
Benefit plans	390	328
Nonaccrual interest	75	42
Other items	63	61
Unrealized losses on securities	—	29

Total	$1,411	1,277

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

(Dollars in thousands)	2002	2001

Deferred tax liabilities:
Depreciation	$(93)	(90)
Loan fees	(132)	(128)
Bond accretion	(31)	(22)
Unrealized gain on securities	(699)	—

Total	$(955)	(240)

Deferred tax asset, net	$456	1,037

The provision for income taxes consists of the following:

(Dollars in thousands)	2002	2001	2000

Current provision	$1,417	1,334	1,401
Deferred provision	(147)	(116)	(176)

Provision for income taxes	$1,270	1,218	1,225

A reconciliation of income tax at the statutory rate to MPB’s effective rate is as follows:

(Dollars in thousands)	2002	2001	2000

Provision at the expected statutory rate	$1,960	1,852	1,759
Effect of tax-exempt income	(824)	(753)	(633)
Nondeductible interest	73	83	69
Other items	61	36	30

Provision for income taxes	$1,270	1,218	1,225

(15)    Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage, Tier I risk-based and total risk-based ratios as set forth in the table. The Bank’s actual capital amounts and ratios are also presented in the table.

(Dollars in thousands) As of December 31, 2002:	Capital Adequacy				To Be Well Capitalized Under Prompt Corrective Action Provisions:

	Actual		Required

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets)	$25,235	7.4%	13,712	4.0%	17,140	5.0%
Tier I Capital (to Risk Weighted Assets)	25,235	10.4%	9,754	4.0%	14,630	6.0%
Total Capital (to Risk Weighted Assets)	28,283	11.6%	19,507	8.0%	24,384	10.0%

As of December 31, 2001:
Tier I Capital (to Average Assets)	$23,246	7.4%	12,650	4.0%	15,812	5.0%
Tier I Capital (to Risk Weighted Assets)	23,246	10.4%	8,971	4.0%	13,457	6.0%
Total Capital (to Risk Weighted Assets)	26,050	11.6%	17,942	8.0%	22,428	10.0%

As of December 31, 2002, the Bank’s capital ratios are well in excess of the minimum and well-capitalized guide lines and MPB’s capital ratios are in excess of the Bank’s capital ratios.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

(16)    Concentration of Risk and Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for direct, funded loans.

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

Financial standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The term of these financial standby letters of credit is generally one year or less.

As of December 31, 2002, commitments to extend credit amounted to $42,261,000 and financial standby letters of credit amounted to $4,579,000.

Significant concentration of credit risk may occur when obligations of the same parties engaged in similar activities occur and accumulate in significant amounts.

In analyzing the Bank’s exposure to significant concentration of credit risk, management set a parameter of 10% or more of the Bank’s total net loans outstanding as the threshold in determining whether the obligations of the same or affiliated parties would be classified as significant concentration of credit risk. Concentrations by industry, product line, type of collateral, etc., are also considered. U.S. Treasury securities, obligations of U.S. government agencies and corporations, and any assets collateralized by the same were excluded.

As of December 31, 2002, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank’s business activity is with customers located in Central Pennsylvania, specifically within the Bank’s trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

The Bank’s highest concentrations of credit are in the areas of commercial real estate office financings and mobile home park land. Outstanding credit to these sectors amounted to $23,985,000 or 11.0% and $17,368,000 or 7.9% of net loans outstanding as of December 31, 2002.

(17)    Commitments and Contingencies

Capital Purchases

The Bank has committed to the purchase of equipment in the amount of approximately $755,000. Deposits of approximately $443,000, which are included in other assets in the consolidated balance sheet, have been made at December 31, 2002. The balance of approximately $312,000 is expected to be funded through operating cash flows.

Litigation

MPB is subject to lawsuits and claims arising out of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of MPB.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

(18)    Parent Company Statements

The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

CONDENSED BALANCE SHEET

December 31, 2002 and 2001 (Dollars in thousands)	2002	2001
ASSETS
Cash	$277	253
Investment in Subsidiaries	34,927	31,463

Total Assets	$35,204	31,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ Equity	35,726	32,249
Less Treasury Stock	(522)	(533)

Total Liabilities and Equity	$35,204	31,716

CONDENSED STATEMENT OF INCOME

For Years Ended December 31, 2002, 2001 and 2000 (Dollars in thousands)	2002	2001	2000

Dividends from Subsidiaries	$2,496	1,544	2,795
Other Income from Subsidiaries	27	25	30
Undistributed Earnings of Subsidiaries	2,051	2,733	1,212
Other Expenses	(79)	(72)	(89)

Net Income	$4,495	4,230	3,948

CONDENSED STATEMENT OF CASH FLOWS

For Years Ended December 31, 2002, 2001 and 2002 (Dollars in thousands)	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,495	4,230	3,948
Undistributed Earnings of Subsidiaries	(2,051)	(2,733)	(1,212)

Net Cash Provided By Operating Activities	2,444	1,497	2,736

CASH FLOWS USED BY INVESTING ACTIVITIES
Funds used to capitalize Mid Penn Insurance	0	(15)	0

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(2,431)	(2,428)	(2,427)
Sale of Treasury Stock	11	0	23

Net Cash Used By Financing Activities	(2,420)	(2,428)	(2,404)

Net Increase (Decrease) in Cash	24	(946)	332
Cash at Beginning of Period	253	1,199	867

Cash at End of Period	$277	253	1,199

(19)    Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet, for which it is practical to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of MPB.

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

The following methodologies and assumptions were used to estimate the fair value of MPB’s financial instruments:

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

Short-term borrowings:

Because of time to maturity, the estimated fair value of short-term borrowings approximates the book value.

Long-term debt:

The estimated fair values of long-term debt was determined using discounted cash flow analysis, based on borrowing rates for similar types of borrowing arrangements.

Accrued interest:

The carrying amounts of accrued interest approximates their fair values.

Off-balance sheet financial instruments:

There are no unearned fees outstanding on off-balance sheet financial instruments and the fair values are determined to be equal to the carrying values.

The following table summarizes the book value and fair value of financial instruments at December 31, 2002 and 2001.

	December 31, 2002		December 31, 2001

(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value

Financial assets:
Cash and due from banks	$8,095	8,095	9,028	9,028
Interest-bearing balances	65,487	65,487	53,042	53,042
Investment securities	58,859	58,859	55,348	55,348
Net loans	218,302	234,783	199,980	211,170

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

	December 31, 2002		December 31, 2001

(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value

Financial liabilities:
Deposits	$274,703	280,514	254,105	258,305
Short-term borrowings	18,156	18,156	9,610	9,610
Long-term debt	32,383	35,724	32,568	34,673
Off-balance sheet financial instruments:
Commitments to extend credit	$42,261	42,261	37,674	37,674
Financial standby letters of credit	4,579	4,579	4,009	4,009

(20)    Common Stock:

MPB has reserved 50,000 of authorized, but unissued shares of its common stock for issuance under a Stock Bonus Plan (the “Plan”). Shares issued under the Plan are at the discretion of the board of directors.

Under MPB’s amended and restated dividend reinvestment plan, (DRIP), two hundred thousand shares of MPB’s authorized but unissued common stock are reserved for issuance. The DRIP also allows for voluntary cash payments within specified limits, for the purchase of additional shares.

(21)    Summary of Quarterly Consolidated Financial Data (Unaudited):

The following table presents summarized quarterly financial data for 2002, 2001 and 2000.

	2002 Quarter Ended

(Dollars in Thousands, Except Per Share Data)	Mar. 31	June. 30	Sept. 30	Dec. 31

Interest Income	$5,420	5,274	5,379	5,279
Interest Expense	2,511	2,483	2,550	2,382

Net Interest Income	2,909	2,791	2,829	2,897
Provision for Loan Losses	100	100	100	125

Net Interest Income After Provision for Loan Losses	2,809	2,691	2,729	2,772
Other Income	462	454	498	497
Securities Gains	5	0	55	0
Gain on Sale of Loans	0	0	0	51
Other Expenses	1,843	1,910	1,807	1,698

Income Before Income Tax Provision	1,433	1,235	1,475	1,622
Income Tax Provision	327	259	330	354

Net Income	1,106	976	1,145	1,268

Earnings Per Share	$.36	.32	.38	.42

	2001 Quarter Ended

	Mar. 31	June. 30	Sept. 30	Dec. 31

Interest Income	$5,783	5,840	5,671	5,570
Interest Expense	3,147	3,021	2,885	2,682

Net Interest Income	2,636	2,819	2,786	2,888
Provision for Loan Losses	75	75	100	250

Net Interest Income After Provision for Loan Losses	2,561	2,744	2,686	2,638
Other Income	449	444	475	491
Securities Gains (Losses)	(11)	(7)	4	0
Other Expenses	1,737	1,852	1,798	1,639

Income Before Income Tax Provision	1,262	1,329	1,367	1,490
Income Tax Provision	291	312	303	312

Net Income	971	1,017	1,064	1,178

Earnings Per Share	$0.32	0.33	0.35	0.39

Mid Penn Bancorp, Inc.
Notes to Consolidated Financial Statements (cont’d)

(Dollars in Thousands, Except Per Share Data)	2000 Quarter Ended

	Mar. 31	June 30	Sept. 30	Dec. 31

Interest Income	$ 5,230	5,407	5,564	5,852
Interest Expense	2,652	2,743	2,930	3,130

Net Interest Income	2,578	2,664	2,634	2,722
Provision for Loan Losses	75	100	75	75

Net Interest Income After Provision for Loan Losses	2,503	2,564	2,559	2,647
Other Income	414	401	374	371
Securities Losses	0	(4)	0	0
Other Expenses	1,653	1,684	1,706	1,613

Income Before Income Tax Provision	1,264	1,277	1,227	1,405
Income Tax Provision	316	308	280	321

Net Income	948	969	947	1,084

Earnings Per Share	$ 0.31	0.32	0.31	0.36

(22)         Recent Accounting Pronouncements:

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” It is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. The adoption of this SFAS on January 1, 2003 is not expected to have an impact on MPB’s earnings, financial condition or equity.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The provisions of this SFAS are effective for financial statements issued for fiscal years beginning after December 15, 2001, interim periods within those fiscal years, with earlier application encouraged. The provisions of this SFAS generally are to be applied prospectively. The adoption of this SFAS on January 1, 2002 did not have an impact on MPB’s earnings, financial condition or equity.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The provisions of this SFAS related to the rescission of SFAS No. 4 are to be applied in fiscal years beginning after May 15, 2002. Early application of the provisions of this SFAS related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of the SFAS shall be effective for financial statements issued on or after May 15, 2002. Early application of the SFAS is encouraged. The adoption of the effective portions of the SFAS did not have an impact on MPB’s earnings, financial condition or equity. The adoption of the remaining portions of this SFAS is not expected to have an impact on MPB’s earnings, financial condition or equity.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The provisions of this SFAS are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. MPB does not expect the adoption of this Statement to have an impact on its earnings, financial condition or equity.

On October 1, 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions,” effective for all business combinations initiated after October 1, 2002. This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. Under this SFAS, acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” This SFAS also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of this SFAS did not have an impact on MPB’s earnings, financial condition or equity.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others.” This Interpretation clarifies the requirements for a guarantor’s accounting for and disclosures of certain guarantees issued and outstanding. This Interpretation requires a guarantor to recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and initial measurement provisions of the Interpretation are applied on a prospective basis to guarantees issued or modified after December 31, 2002. The Interpretation’s disclosure requirements were implemented during the year ended December 31, 2002. The adoption of the recognition and measurement provisions of this Interpretation are not expected to have a significant impact on MPB’s earnings, financial condition or equity.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis
of Financial Condition and Results of Operations

The purpose of this discussion is to further detail the financial condition and results of operations of Mid Penn Bancorp, Inc. (MPB). MPB is not aware of any known trends, events, uncertainties or of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on MPB’s liquidity, capital resources or operations. This discussion should be read along with the consolidated financial statements also appearing in this report.

Financial Summary

The consolidated earnings of MPB are derived primarily from the operations of its wholly-owned subsidiary, Mid Penn Bank.

MPB earned net income of $4,495,000 for the year 2002, compared to $4,230,000 in 2001, which was an increase of $265,000 or 6.3%. This represents net income in 2002 of $1.48 per share compared to $1.39 per share in 2001 and $1.30 per share in 2000.

Total assets of MPB continued to grow in 2002, reaching the level of $363,284,000, an increase of $32,649,000 or 9.9% over $330,635,000 at year end 2001. The majority of growth came from increases in commercial real estate loans, and an increase in our portfolio of investment certificates of deposit. These increases were funded primarily through retained earnings of the Bank as well as short-term borrowings.

MPB continued to achieve an excellent return on average shareholders’ equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 13.60% in 2002, 13.68% in 2001 and 14.64% in 2000. Return on average assets (ROA), another performance indicator, was 1.32% in 2002, 1.31% in 2001 and 1.34% in 2000.

Tier one capital (to risk weighted assets) of $25,235,000 or 10.4% and total capital (to risk weighted assets) of $28,283,000 or 11.6% at December 31, 2002, are well above the December 31, 2002 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of stockholders’ equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

Net Interest Income

Net interest income, MPB’s primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

During 2002 net interest income increased $297,000 or 2.7% as compared to an increase of $531,000 or 5.0% in 2001. The average balances, effective interest differential and interest yields for the years ended December 31, 2002, 2001 and 2000 and the components of net interest rate growth, are presented in Table 1. A comparative presentation of the changes in net interest income for 2002 compared to 2001, and 2001 compared to 2000, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

The yield on earning assets decreased to 7.00% in 2002 from 7.93% in 2001. The yield on earning assets for 2000 was 8.33%. The change in the yield on earning assets was due primarily to the repricing of commercial loans in a very competitive rate environment and changes in the “prime rate.” The average “prime rate” for 2002 was 4.67% as compared to 6.91% for 2001 and 9.23% for 2000.

Interest expense decreased by $1,809,000 or 15.4% in 2002 as compared to an increase of $280,000 or 2.44% in 2001. In order to maintain the spread between interest earning assets and interest bearing liabilities, management was forced to aggressively decrease the expense on deposits.

Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 2002 was 3.91% compared to 4.04% in 2001 and 4.25% in 2000. Management continues to closely monitor the net interest margin.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 2002

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid

ASSETS:
Interest Bearing Balances	$57,454	2,703	4.70%
Investment Securities:
Taxable	14,460	738	5.10%
Tax-Exempt	39,937	3,032	7.59%

Total Investment Securities	54,397

Federal Funds Sold	2,786	47	1.69%
Loans, Net	207,028	15,983	7.72%

Total Earning Assets	321,665	22,503	7.00%

Cash and Due from Banks	6,350
Other Assets	13,745

Total Assets	$341,760

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$32,480	168	0.52%
Money Market	36,390	801	2.20%
Savings	26,662	355	1.33%
Time	144,353	6,483	4.49%
Short-term Borrowings	4,821	50	1.04%
Long-term Debt	32,469	2,069	6.37%

Total Interest Bearing Liabilities	277,175	9,926	3.58%

Demand Deposits	28,069
Other Liabilities	3,475
Stockholders’ Equity	33,041

Total Liabilities and Stockholders’ Equity	$341,760

Net Interest Income		$12,577

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			7.00%
Rate on Supporting Liabilities			3.09%
Net Interest Margin			3.91%

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 2001

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid

ASSETS:
Interest Bearing Balances	$49,013	3,092	6.31%
Investment Securities:
Taxable	23,706	1,542	6.50%
Tax-Exempt	35,929	2,736	7.62%

Total Investment Securities	59,635

Federal Funds Sold	2,435	84	3.45%
Loans, Net	190,558	16,460	8.64%

Total Earning Assets	301,641	23,914	7.93%

Cash and Due from Banks	6,044
Other Assets	12,263

Total Assets	$319,948

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$29,427	246	0.84%
Money Market	23,342	739	3.17%
Savings	25,661	456	1.78%
Time	139,928	7,751	5.54%
Short-term Borrowings	9,822	441	4.49%
Long-term Debt	32,704	2,102	6.43%

Total Interest Bearing Liabilities	260,884	11,735	4.50%

Demand Deposits	25,709
Other Liabilities	2,431
Stockholders’ Equity	30,924

Total Liabilities and Stockholders’ Equity	$319,948

Net Interest Income		$12,179

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			7.93%
Rate on Supporting Liabilities			3.89%
Net Interest Margin			4.04%

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS
FOR YEAR ENDED DECEMBER 31, 2000

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid

ASSETS:
Interest Bearing Balances	$36,234	2,306	6.36%
Investment Securities:
Taxable	39,224	2,503	6.38%
Tax-Exempt	29,251	2,235	7.64%

Total Investment Securities	68,475

Federal Funds Sold	7	0	6.00%
Loans, Net	175,802	16,310	9.28%

Total Earning Assets	280,518	23,354	8.33%

Cash and Due from Banks	5,212
Other Assets	9,015

Total Assets	$294,745

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$28,518	391	1.37%
Money Market	18,568	659	3.55%
Savings	25,744	570	2.21%
Time	130,342	7,338	5.63%
Short-term Borrowings	14,362	879	6.12%
Long-term Debt	24,378	1,618	6.64%

Total Interest Bearing Liabilities	241,912	11,455	4.74%

Demand Deposits	23,511
Other Liabilities	2,358
Stockholders’ Equity	26,964

Total Liabilities and Stockholders’ Equity	$294,745

Net Interest Income		$11,899

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			8.33%
Rate on Supporting Liabilities			4.08%
Net Interest Margin			4.25%

Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

Loan fees of $550,000, $387,000 and $203,000 are included with interest income in Table 1 for the years 2002, 2001 and 2000, respectively.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Dollars in thousands)	2002 Compared to 2001 Increase (Decrease) Due to Change In:			2001 Compared to 2000 Increase (Decrease) Due to Change In:

Taxable Equivalent Basis	Volume	Rate	Net	Volume	Rate	Net

INTEREST INCOME:
Interest Bearing Balances	$533	(922)	(389)	813	(27)	786
Investment Securities:
Taxable	(601)	(203)	(804)	(990)	29	(961)
Tax-Exempt	305	(9)	296	510	(9)	501

Total Investment Securities	(296)	(212)	(508)	(480)	20	(460)

Federal Funds Sold	12	(49)	(37)	146	(62)	84
Loans, Net	1,423	(1,900)	(477)	1,369	(1,219)	150

Total Interest Income	1,672	(3,083)	(1,411)	1,848	(1,288)	560

INTEREST EXPENSE:
Interest Bearing Deposits:
NOW	256	(334)	(78)	12	(157)	(145)
Money Market	414	(352)	62	169	(89)	80
Savings	18	(119)	(101)	(2)	(112)	(114)
Time	245	(1,513)	(1,268)	540	(127)	413

Total Interest Bearing Deposits	933	(2,318)	(1,385)	719	(485)	234
Short-term Borrowings	(225)	(166)	(391)	(278)	(160)	(438)
Long-term Debt	(15)	(18)	(33)	553	(69)	484

Total Interest Expense	693	(2,502)	(1,809)	994	(714)	280

NET INTEREST INCOME	$979	(581)	398	854	(574)	280

The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

Provision for Loan Losses

The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Due to the cyclical nature of the economy coupled with the Bank’s substantial involvement in commercial loans and the record number of nationwide consumer bankruptcies, management thought it prudent to make a $425,000 allocation in 2002 as well as a provision of $500,000 in 2001 and $325,000 in 2000. The allowance for loan losses as a percentage of average total loans was 1.45% at December 31, 2002, compared to 1.48% at December 31, 2001 and 1.58% at December 31, 2000, which continues to be higher than that of peer financial institutions due to MPB’s higher level of loans to finance commercial real estate. A summary of charge-offs and recoveries of loans is presented in Table 3.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)	Years ended December 31,

	2002	2001	2000	1999	1998

Balance, beginning of year	$2,856	2,815	2,505	2,313	2,281

Loans charged-off:
Commercial real estate, construction and land development	41	249	1	0	40
Commercial, industrial and agricultural	113	118	12	146	200
Real estate-residential	0	0	0	0	40
Consumer	148	122	61	78	37

Total loans charged off	302	489	74	224	317

Recoveries on loans previously charged-off:
Commercial real estate, construction and land development	17	0	28	55	10
Commercial, industrial and agricultural	0	1	5	1	56
Real estate-residential	0	0	0	0	0
Consumer	55	29	26	35	29

Total recoveries	72	30	59	91	95

Net charge-offs	230	459	15	133	222

Provision for loan losses	425	500	325	325	254

Balance, end of year	$3,051	2,856	2,815	2,505	2,313

Ratio of net charge-offs during the year to average loans outstanding during the year, net of unearned discount	.11%	.24	.01	.08	.14

Allowance for loan losses as a percentage of average total loans	1.45%	1.48	1.58	1.58	1.47

Noninterest Income

During 2002, MPB earned $2,022,000 in noninterest income, compared to $1,845,000 earned in 2001, and $1,556,000 earned in 2000.

Service charges on deposit accounts amounted to $1,053,000 for 2002, an increase of $132,000 or 14.33% over $921,000 for 2001, which showed an increase of $331,000 over 2000. The majority of this increase resulted from the increasing revenues from NSF charges. In 2001, MPB initiated a program which allows approved customers to overdraw their checking accounts and have the checks paid, up to an approved limit not to exceed $300. This program, coupled with a more restrictive policy on fee waivers, and an increase in demand accounts, has contributed to this substantial increase in fee income with a very controllable level of associated loss.

MPB owns cash surrender value life insurance policies that provide funding for director retirement and salary continuation plans. The income on these policies amounted to $239,000 during the year 2002.

Trust department income for 2002 was $188,000, a $30,000 or 19.0% increase from the $158,000 in 2001, which was $45,000 or 22.2% decrease from the $203,000 earned in 2000. The Trust Department adopted a new fee schedule during 2000, which has resulted in increased trust fees earned. Trust Department income fluctuates from year to year, due to the number of estates being settled during the year.

MPB also earned $64,000 in 2002 and $75,000 in 2001 in fees from Invest, the third-party provider of investments whose services the Bank has contracted. Other income amounted to $431,000 in 2002, $612,000 in 2001 and $496,000 in 2000, net of gains on other real estate.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

Noninterest Expense

A summary of the major components of noninterest expense for the years ended December 31, 2002, 2001 and 2000 is reflected in Table 4. Noninterest expense increased to $7,258,000 in 2002 from $7,026,000 in 2001 and $6,656,000 in 2000. The major component of noninterest expense is salaries and employee benefits. The number of full-time equivalent employees increased from 109 to 110 during 2002. Increases in the 2002 workforce also included the addition of two experienced commercial loan officers. A major increase in noninterest expense was the increase in expenses associated with maintaining other real estate and moving these parcels toward sale. Most of the 2002 increase dealt with one commercial parcel, over $1 million in value, that was completed for sale and sold during the year.

TABLE 4: NONINTEREST EXPENSE

(Dollars in thousands)	Years ended December 31,

	2002	2001	2000

Salaries and employee benefits	$3,978	$4,012	$3,790
Occupancy, net	384	392	364
Equipment	514	461	481
Postage and supplies	278	280	291
FDIC insurance premium	46	44	45
Marketing and advertising	115	127	144
Other real estate, net	294	43	11
Pennsylvania bank shares tax	259	262	271
Professional services	160	213	104
Telephone	78	78	72
Loss on mortgage sales	79	125	19
Other	1,073	989	1,064

Total Noninterest Expense	$7,258	7,026	6,656

Investments

MPB’s investment portfolio is utilized to improve earnings through investments of funds in higher-yielding assets, while maintaining asset quality, which provide the necessary balance sheet liquidity for MPB.

MPB’s entire portfolio of investment securities is considered available for sale. As such, the investments are recorded at fair value. Our investments: US Treasury, Agency and Municipal securities are given a market price relative to investments of the same type with similar maturity dates. As the interest rate environment of these securities changes, our existing securities are valued differently in comparison. This difference in value, or unrealized gain, amounted to $1,357,000, net of tax, as of the end of the year.

At December 31, 2002, SFAS No. 115 resulted in an increase of shareholders’ equity of $1,357,000 (unrealized gain on securities of $2,049,000 less estimated income tax expense of $692,000). As of December 31, 2001, SFAS No. 115 resulted in a decrease in shareholders’ equity of $56,000 (unrealized loss on securities of $84,000, less estimated income tax benefit of $28,000), compared to a decrease in stockholders’ equity of $344,000 (unrealized loss on securities of $522,000, less estimated income tax benefit of $178,000) as of December 31, 2000.

MPB does not have any significant concentrations of investment securities.

Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The unrealized gains and losses on investment securities are outlined in Note 6 to the Consolidated Financial Statements.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

(Dollars in thousands)	December 31,

	2002	2001	2000

U. S. Treasury and U.S. government agencies	$9,538	9,028	34,750
Mortgage backed U.S. government agencies	5,512	4,674	2,402
State and political subdivision obligations	39,388	39,760	33,972
Restricted equity securities	2,372	1,970	3,281

Total	$56,810	55,432	74,405

Loans

At December 31, 2002, net loans totaled $218,302,000, an $18,584,000 or 9.2% increase from December 31, 2001. During 2002, MPB experienced a net increase in commercial real estate and commercial/industrial loans of approximately $14,703,000, the majority of which was generated in the greater Harrisburg region.

The current environment in lending is extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 2002, loans, net of unearned income, represented 64.4% of earning assets as compared to 64.6% on December 31, 2001 and 62.7% on December 31, 2000.

The Bank’s loan portfolio is diversified among individuals, farmers, and small and medium-sized businesses generally located within the Bank’s trading area of Dauphin County, lower Northumberland County, western Schuylkill County and eastern Cumberland County. Commercial real estate, construction and land development loans are collateralized mainly by mortgages on the income-producing real estate or land involved. Commercial, industrial and agricultural loans are made to business entities and may be secured by business assets, including commercial real estate, or may be unsecured. Residential real estate loans are secured by liens on the residential property. Consumer loans include installment, lines of credit and home equity loans.

A distribution of the Bank’s loan portfolio according to major loan classification is shown in Table 6.

TABLE 6: LOAN PORTFOLIO

(Dollars in thousands)	December 31,

	2002	2001	2000	1999	1998

Commercial real estate, construction and land development	$146,325	130,913	110,947	105,328	88,263
Commercial, industrial and agricultural	22,398	23,107	26,274	20,118	20,401
Real estate-residential	41,502	38,349	35,610	32,586	30,325
Consumer	12,978	12,732	14,110	16,780	16,034
Lease financing	0	0	0	0	1

Total Loans	223,203	205,101	186,941	174,812	155,024
Unearned income	(1,850)	(2,265)	(2,730)	(2,518)	(2,031)

Loans net of unearned discount	221,353	202,836	184,211	172,294	152,993
Allowance for loan losses	(3,051)	(2,856)	(2,815)	(2,505)	(2,313)

Net Loans	$218,302	199,980	181,396	169,789	150,680

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by Management to absorb potential loan losses in the loan portfolio. MPB has a loan review department that is charged with establishing a “watch list” of potential unsound loans, identifying unsound credit practices and suggesting corrective actions. A quarterly review and reporting process is in place for monitoring those loans that are on the “watch list.” Each credit on the “watch list” is evaluated to estimate potential losses. In addition, estimates for each category of credit are provided based on Management’s judgment which considers past experience, current economic conditions and other factors. For installment and real estate mortgages, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total of reserves resulting from this analysis are “specific” reserves. The amounts not specifically provided for individual classes of loans are considered “general.” This amount is determined and based on judgments regarding economic conditions, trends and other factors.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 2002, was $3,051,000 or 1.38% of total loans less unearned discount as compared to $2,856,000 or 1.41% at December 31, 2001, and $2,815,000 or 1.53% at December 31, 2000.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)	December 31,

	2002		2001		2000		1999		1998

	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans

Commercial real estate, construction and land development	$1,898	65.6%	1,584	63.8%	1,318	59.3%	927	60.3%	861	56.8%
Commercial, industrial and agricultural	922	10.0%	987	11.3%	1,008	14.1%	782	11.5%	693	13.5%
Real estate-residential	56	18.6%	73	18.7%	209	19.0%	198	18.6%	219	19.4%
Consumer	147	5.8%	166	6.2%	93	7.6%	114	9.6%	127	10.3%
General	28	—	46	—	187	—	484	—	413	—

Total loans	$3,051	100%	2,856	100%	2,815	100%	2,505	100%	2,313	100.0%

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

Consumer loans are generally recommended for charge-off when they become 150 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $350,000, $87,000 and $222,000 in 2002, 2001, and 2000, respectively.

A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 2002, totaled $2,753,000 or 0.76% of total assets compared to $4,744,000 or 1.44% of total assets in 2001, and $2,312,000 or 0.73% of total assets in 2000. The foreclosed assets held for sale at December 31, 2002, consist of two pieces of commercial real estate and residential building lots that MPB has available for sale.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

TABLE 8: NONPERFORMING ASSETS

(Dollars in thousands)	December 31,

	2002	2001	2000	1999	1998

Nonaccrual loans	$1,164	1,686	1,116	890	376
Past due 90 days or more	808	828	504	386	844
Restructured loans	0	537	622	878	1,497

Total nonperforming loans	1,972	3,051	2,242	2,154	2,717
Foreclosed assets held for sale	781	1,693	70	63	347

Total nonperforming assets	$2,753	4,744	2,312	2,217	3,064

Percent of loans outstanding	1.23%	2.31%	1.24%	1.27%	2.00%
Percent of total assets	0.76%	1.44%	0.73%	0.77%	1.10%

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

Deposits and Other Funding Sources

MPB’s primary source of funds is its deposits. Deposits at December 31, 2002, increased by $20,598,000 or 8.1% over December 31, 2001, which also increased by $22,697,000 or 9.8% from December 31, 2000. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2002, 2001, and 2000 are presented in Table 9.

Average short-term borrowings for 2002 were $4,821,000 as compared to $9,822,000 in 2001. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased.

TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

(Dollars in thousands)	Years ended December 31,

	2002		2001		2000

	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Noninterest-bearing demand deposits	$28,069	0.00%	25,709	0.00%	23,511	0.00%
Interest-bearing demand deposits	32,480	0.52%	29,427	0.84%	28,518	1.37%
Money market	36,390	2.20%	23,342	3.17%	18,568	3.55%
Savings	26,662	1.33%	25,661	1.78%	25,744	2.21%
Time	144,353	4.49%	139,928	5.54%	130,342	5.63%

Total	$267,954	2.91%	244,067	3.77%	226,683	3.95%

Capital Resources

Stockholders’ equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. Too much capital, however, indicates that not enough of the company’s earnings have been paid to stockholders and the buildup makes it difficult for a company to offer a competitive return on the stockholders’ capital going forward. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

In 2002, capital was increased by $3,488,000 or 11.0%. In 2001, capital was increased by $2,090,000 or 7.05%. In 2000, capital was increased by $3,061,000 or 11.52%. Capital growth is achieved by retaining more in earnings than we pay out to our stockholders.

MPB’s normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 54% for 2002 compared to 58% for 2001 and 62% for 2000.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

At December 31, 2002, 18,622 shares of MPB’s common stock have been purchased back by MPB, held as treasury stock, and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used for the employee stock ownership plan.

Federal Income Taxes

Federal income tax expense for 2002 was $1,270,000 compared to $1,218,000 and $1,225,000 in 2001 and 2000, respectively. The effective tax rate was 22% for 2002 and 2001, and 24% for 2000.

Liquidity

MPB’s asset-liability management policy addresses the management of MPB’s liquidity position and its ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. MPB utilizes its investment portfolio as a source of liquidity, along with deposit growth and increases in repurchase agreements and other short-term borrowings. (See Deposits and Other Funding Sources which appears earlier in this discussion.) Liquidity from investments is provided primarily through investments and interest bearing balances with maturities of one year or less. Funds are available to MPB through loans from the Federal Home Loan Bank and established federal funds (overnight) lines of credit. MPB’s major source of funds is its core deposit base as well as its capital resources.

The major sources of cash in 2002 came from operations and the influx of deposit dollars during the year. Demand and savings balances posted a net increase of $14,723,000 and time deposits increased by a net amount of $5,875,000 as bank customers returned to the safety of bank deposits during this time of uncertainty in the equity markets.

The Bank used this cash to fund loans which increased by a net $18,322,000 during the year, as well as investing in short term interest-bearing (certificate of deposit) balances in other banks. These jumbo certificates offer a competitive rate of return with no credit risk and little interest-rate risk due to their short terms.

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

The 2001 sources of cash were used primarily to fund loan growth and to pay down short-term borrowings. Net loan funding used $18,584,000 of cash. While loan growth was very sluggish during the first half of 2001, MPB experienced substantial loan growth with the portfolio growing more than 10% by the end of 2001. The majority of the loan growth was in loans to fund commercial real estate in the Greater Harrisburg area.

Market Risk - Asset-Liability Management and Interest Rate Sensitivity

Interest rate sensitivity is a function of the repricing characteristics of MPB’s portfolio of assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time. These differences are known as interest sensitivity gaps.

MPB manages the interest rate sensitivity of its assets and liabilities. The principal purpose of asset-liability management is to maximize net interest income while avoiding significant fluctuations in the net interest margin and maintaining adequate liquidity. Net interest income is increased by increasing the net interest margin and by increasing earning assets.

MPB utilizes asset-liability management models to measure the impact of interest rate movements on its interest rate sensitivity position. The traditional maturity gap analysis is also reviewed regularly by MPB’s management. MPB does not attempt to achieve an exact match between interest sensitive assets and liabilities because it believes that a controlled amount of interest rate risk is desirable.

The maturity distribution and weighted average yields of investments is presented in Table 10. The maturity distribution and repricing characteristics of MPB’s loan portfolio is shown in Table 11. Table 12 provides expected maturity information about MPB’s financial instruments that are sensitive to changes in interest rates. Except for the effects of prepayments on mortgage related assets, the table presents principal cash flows and related average interest rates on interest earning assets by

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

contractual maturity. Residential loans are assumed to have annual payment rates between 12% and 18% of the portfolio. Loan and mortgage backed securities balances are not adjusted for unearned discounts, premiums, and deferred loan fees. MPB assumes that 75% of savings and NOW accounts are core deposits and are, therefore, expected to roll-off after 5 years. Transaction accounts, excluding money market accounts, are assumed to roll-off after five years. Money market accounts are assumed to be variable accounts and are reported as maturing within the first twelve months. No roll-off is applied to certificates of deposit. Fixed maturity deposits reprice at maturity. The maturity distribution of time deposits of $100,000 or more is shown in Table 13.

TABLE 10: INVESTMENT MATURITY AND YIELD

(Dollars in thousands)	December 31, 2002

	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total

U.S. Treasury and U.S. government agencies	$2,994	6,544	0	0	9,538
State and political subdivision obligations	270	3,258	9,978	25,882	39,388
Mortgage-backed U.S. government agencies	61	1,808	2,105	1,538	5,512
Equity securities	0	0	0	2,372	2,372

Total	$3,325	11,610	12,083	29,792	56,810

	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total

Weighted Average Yields
U.S. Treasury and U.S. government agencies	1.91%	3.92	0	0	3.29
State and political subdivision obligations	7.39	7.38	7.18	7.07	7.13
Mortgage-backed U.S. government agencies	6.10	6.09	5.92	3.93	5.42
Equity securities	0	0	0	3.23	3.23

Total	2.43%	5.23	6.96	6.60	6.16

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY

(Dollars in thousands)	December 31, 2002

	One Year and Less	After One Year thru Five Years	After Five Years	Total

Commercial, real estate, construction and land development	$48,755	90,305	7,265	146,325
Commercial, industrial and agricultural	12,960	8,281	1,157	22,398
Real estate-residential mortgages	13,165	19,112	9,225	41,502
Consumer	3,169	7,462	497	11,128

Total Loans	$78,049	125,160	18,144	221,353

Rate Sensitivity
Predetermined rate	$9,104	36,589	17,660	63,353
Floating or adjustable rate	68,945	88,571	484	158,000

Total	$78,049	125,160	18,144	221,353

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

TABLE 12: INTEREST RATE SENSITIVITY GAP

(Dollars in thousands) (As of December 31, 2002)	Expected Maturity Year Ended December 31,

	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value

Assets:
Interest bearing balances	$55,189	8,615	1,287	297	99	0	65,487	65,487
Average interest rate	3.66	4.19	7.21	6.68	5.05	—	3.82
Debt securities	3,325	1,007	5,368	3,976	1,261	39,500	54,437	56,486
Average interest rate	2.43	6.95	4.57	5.26	5.57	6.91	6.27
Adjustable rate loans	68,945	33,371	22,966	14,242	17,992	484	158,000	158,000
Average interest rate	5.47	7.82	7.40	7.84	6.94	7.76	6.64
Fixed rate loans	9,104	7,710	9,988	8,949	9,942	17,660	63,353	79,834
Average interest rate	7.72	8.37	8.32	6.38	7.11	7.72	7.64

Total	$136,563	50,703	39,609	27,464	29,294	57,644	341,277	359,807

Interest liabilities:
Variable rate savings and transaction accounts	$55,602	0	0	0	0	73,274	128,876	128,876
Average interest rate	1.44	—	—	—	—	.39	.84
Certificates of deposit and IRAs	62,026	32,484	25,288	6,106	16,386	2,853	145,143	151,638
Average interest rate	3.81	4.08	4.51	4.78	4.53	4.73	4.13
Short term borrowings	18,156	0	0	0	0	0	18,156	18,156
Average interest rate	1.40	—	—	—	—	—	1.40
Long term fixed rate borrowings	5,197	5,086	0	5,000	0	17,100	32,383	34,673
Average interest rate	6.61	5.24	—	6.21	—	6.55	6.30

Total	$140,981	37,570	25,288	11,106	16,386	93,227	324,558	333,343

Rate sensitive gap:
Periodic gap	$(4,418)	13,133	14,321	16,358	12,908	(35,583)
Cumulative gap	$(4,418)	8,715	23,036	39,394	52,302	16,719
Cumulative gap as a percentage of total assets	-1.2%	+2.4%	+6.3%	+10.8%	+14.4%	+4.6%

(Dollars in thousands) (As of December 31, 2001)	Expected Maturity Year Ended December 31,

	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value

Assets:
Interest bearing balances	$35,642	13,935	1,980	1,188	297	0	53,042	53,042
Average interest rate	5.45	5.93	6.63	7.47	6.68	—	5.67
Debt securities	521	3,204	1,055	2,984	3,114	42,585	53,463	53,377
Average interest rate	7.63	5.75	6.93	5.74	6.69	6.91	6.77
Adjustable rate loans	52,655	11,238	40,103	13,448	22,692	1,015	141,151	141,151
Average interest rate	6.27	9.09	7.87	7.75	8.04	8.08	7.39
Fixed rate loans	8,952	7,825	9,213	9,375	7,695	18,625	61,685	72,875
Average interest rate	8.09	8.99	8.76	8.98	8.53	8.29	8.49

Total	$97,770	36,202	52,351	26,995	33,798	62,225	309,341	320,445

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

TABLE 12: INTEREST RATE SENSITIVITY GAP (cont’d)

(Dollars in thousands) (As of December 31, 2001)	Expected Maturity Year Ended December 31,

	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value

Interest liabilities:
Variable rate savings and transaction accounts	$42,012	0	0	0	0	72,141	114,153	114,153
Average interest rate	1.88					0.61	1.08
Certificates of deposit and IRAs	79,798	26,037	10,852	7,689	5,258	2,977	132,611	136,811
Average interest rate	4.60	5.98	4.75	5.70	4.86	5.35	4.97
Short term borrowings	8,662	0	0	0	0	0	8,662	8,662
Average interest rate	1.50	—	—	—	—	—	1.50
Long term fixed rate borrowings	184	5,197	5,087	0	5,000	17,100	32,568	34,673
Average interest rate	7.30	6.61	5.24	—	6.21	6.55	6.31

Total	$130,656	31,234	15,939	7,689	10,258	92,218	287,994	294,299

Rate sensitive gap:
Periodic gap	$(32,886)	4,968	36,412	19,306	23,540	(29,993)
Cumulative gap	$(32,886)	(27,918)	8,494	27,800	51,340	21,347
Cumulative gap as a percentage of total assets	-9.9%	-8.4%	+2.6%	+8.4%	+15.5%	+6.5%

Duing 2002, Management analyzed interest rate risk using the Profit Star Asset-Liability Management Model. Using the computerized model, Management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. These scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by Management. At December 31, 2002, all interest rate risk levels according to our model were within the tolerance guidelines set by Management. The model noted above utilized by Management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which Management would make to realign its portfolio in the event of a changing rate environment.

TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)	December 31,

	2002	2001	2000

Three months or less	$5,757	3,925	5,431
Over three months to twelve months	6,179	12,773	8,534
Over twelve months	12,895	7,643	9,377

Total	$24,831	24,341	23,342

Effects of Inflation

A bank’s asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on its financial results depends principally upon MPB’s ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of other goods and services. As discussed previously, Management seeks to manage the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Information shown elsewhere in this Annual Report will assist in the understanding of how MPB is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net liabilities, the composition of loans, investments and deposits should be considered.

Mid Penn Bancorp, Inc.
Management’s Discussion and Analysis (cont’d)

Off-Balance Sheet Items

MPB makes contractual commitments to extend credit and extends lines of credit which are subject to MPB’s credit approval and monitoring procedures.

As of December 31, 2002, commitments to extend credit amounted to $42,261,000 as compared to $37,674,000 as of December 31, 2001.

MPB also issues financial standby letters of credit to its customers. The risk associated with financial standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Financial standby letters of credit increased to $4,579,000 at December 31, 2002, from $4,009,000 at December 31, 2001.

Comprehensive Income

Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed “Other Comprehensive Income.” For MPB, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income for the years ended December 31, 2002, 2001 and 2000 was $1,413,000, $288,000 and $1,517,000, respectively.

Critical Accounting Policies

The Bank’s methodology for determining the allowance for loan losses establishes both a specific and a general component. The specific portion of the allowance represents the results of analysis of individual “watch list” loans (commercial, residential and consumer loans) as well as pools of consumer loans within the portfolio. The individual commercial loans are risk rated with specific attention to estimated loss exposure. Historical loan loss rates are applied to “problem” consumer credits, adjusted to reflect current conditions.

Specific regular reviews of credits exceeding $500,000 are performed to monitor the major portfolio risk. The Bank analyzes all commercial loans in excess of $10,000 that are rated as “watch list” credits. Potential credit problems are monitored to determine whether specific loans are impaired, with impairment normally measured by reference to borrowers’ collateral values and cash flows.

The general portion of the allowance for loan losses represents the results of measuring potential losses inherent in the portfolio that are not identified in the specific allowance analysis. This general portion is analyzed by assessing changes in the Bank’s underwriting criteria, growth and/or changes in the mix of loans originated, industry concentrations and evaluations, lending management changes, comparisons of certain factors to peer group banks, and changes in economic conditions.

Mid Penn Bancorp, Inc.
Summary of Selected Financial Data

(Dollars in thousands, except per share data)	2002	2001	2000	1999	1998

INCOME:
Total Interest Income	$21,352	22,864	22,053	20,112	20,436
Total Interest Expense	9,926	11,735	11,455	9,674	9,593
Net Interest Income	11,426	11,129	10,598	10,438	10,843
Provision for Possible Loan Losses	425	500	325	325	254
Non-Interest Income	2,022	1,845	1,556	1,689	1,398
Non-Interest Expense	7,258	7,026	6,656	6,665	6,606
Income Before Income Taxes	5,765	5,448	5,203	5,137	5,381
Provision for Income Taxes	1,270	1,218	1,255	1,253	1,516
Net Income	4,495	4,230	3,948	3,884	3,865

COMMON STOCK DATA PER SHARE:
Earnings Per Share	$1.48	1.39	1.30	1.28	1.27
Cash Dividends Declared	.80	.80	.80	2.18	.69
Stockholders’ Equity	11.59	10.44	9.76	8.74	10.90

AVERAGE SHARES OUTSTANDING	3,036,508	3,038,859	3,036,007	3,037,976	2,892,416

AT YEAR-END:
Investments	$58,859	55,348	73,885	64,099	67,933
Loans, Net of Unearned Discount	221,353	202,836	184,211	172,294	152,993
Allowance for Loan Losses	3,051	2,856	2,815	2,505	2,313
Total Assets	363,284	330,635	315,584	287,542	277,827
Total Deposits	274,703	254,105	231,408	217,840	216,802
Short-term Borrowings	18,156	9,610	22,738	24,636	12,159
Long-term Debt	32,383	32,568	29,241	16,400	15,550
Stockholders’ Equity	$35,204	31,716	29,626	26,565	31,536

RATIOS:
Return on Average Assets	1.32	1.31	1.34	1.40	1.45
Return on Average Stockholders’ Equity	13.60	13.68	14.64	14.68	12.81
Cash Dividend Payout Ratio	54.05	57.55	61.54	170.91	53.73
Allowance for Loan Losses to Loans	1.38	1.41	1.53	1.45	1.51
Average Stockholders’ Equity to Average Assets	9.67	9.67	9.15	9.50	11.36