Form 10-K, Exhibit 13
period 2003-12-31
MID PENN BANCORP INC
filed 2004-03-29
CIK 879635

MID PENN BANCORP, INC.    FINANCIAL HIGHLIGHTS

AS OF AND FOR YEARS ENDED DECEMBER 31, 2003 AND 2002

(Dollars in thousands, except per share data.)	2003	2002	Percent Change
Total Assets	$373,466	363,284	+2.80%
Total Deposits	288,338	274,703	+4.96%
Net Loans	229,086	218,302	+4.94%
Total Investments and Interest Bearing Balances	124,011	124,346	-0.27%
Stockholders’ Equity	37,361	35,204	+6.13%
Net Income	4,615	4,495	+2.67%
Earnings Per Share	1.45	1.41	+2.84%
Cash Dividend Per Share	.79	.76	+3.95%
Book Value Per Share	11.72	11.04	+6.16%

Return on Average Stockholders’ Equity	12.69%	13.60%	-6.69%
Return on Average Assets	1.25%	1.32%	-5.30%
Net Interest Margin	3.63%	3.91%	-7.16%
Nonperforming Loans to Total Loans	1.18%	1.23%	-4.07%

Mid Penn Bancorp, Inc.

Stockholders’ Information

	2003		2002
	High	Low	High	Low	Quarter
Market Value Per Share	$22.00	21.00	19.00	18.01	1st
	23.50	21.25	18.55	17.75	2nd
	24.25	21.10	19.00	17.75	3rd
	24.35	22.00	23.70	18.50	4th

Market Value Information: The market share information was provided by the American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP. Prices previous to the 5% stock dividend are unadjusted.

Transfer Agent: Wells Fargo Shareholder Services, P.O. Box 64854, St. Paul, MN 55164-0854. Phone: 1-800-468-9716.

Number of Stockholders: At December 31, 2003, there were 1,023 stockholders.

Dividends: A dividend of $.20 per share was paid during each quarter of 2003 and 2002. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

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

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, April 27, 2004, at 349 Union Street, Millersburg, Pennsylvania.

Accounting, Auditing and Internal Control Complaints: Information on how to report a complaint regarding accounting, internal accounting controls or auditing matters is available at Mid Penn Bank’s website: www.midpennbank.com

MID PENN BANCORP, INC.    INDEPENDENT AUDITORS REPORT

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

The Board of Directors and Stockholders

Mid Penn Bancorp, Inc.

Millersburg, Pennsylvania:

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (collectively, “Corporation”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ PARENTE RANDOLPH, PC

PARENTE RANDOLPH, PC

Williamsport, Pennsylvania January 16, 2004

MID PENN BANCORP, INC.    CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

(Dollars in thousands, except share data)	2003	2002
ASSETS
Cash and due from banks	$7,456	8,095
Interest-bearing balances with other financial institutions	69,918	65,487
Available-for-sale investment securities	54,093	58,859
Loans	233,627	223,203
Less:
Unearned income	(1,549)	(1,850)
Allowance for loan losses	(2,992)	(3,051)

Net loans	229,086	218,302

Bank premises and equipment, net	3,920	3,317
Foreclosed assets held for sale	1,117	781
Accrued interest receivable	1,763	2,007
Deferred income taxes	303	456
Cash surrender value of life insurance	4,953	4,743
Other assets	857	1,237

Total Assets	$373,466	363,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$30,762	28,011
Interest-bearing demand	36,917	33,645
Money market	45,457	40,515
Savings	27,754	26,705
Time	147,448	145,827

Total Deposits	288,338	274,703
Short-term borrowings	9,688	18,156
Accrued interest payable	1,045	1,187
Other liabilities	1,350	1,651
Long-term debt	35,684	32,383

Total Liabilities	336,105	328,080

Stockholders’ Equity:
Common stock, par value $1 per share; authorized 10,000,000 shares; 3,207,912 shares issued in 2003 and 3,056,501 shares in 2002	3,208	3,057
Additional paid-in capital	23,472	20,368
Retained earnings	9,805	10,944
Accumulated other comprehensive income	1,415	1,357
Treasury stock at cost (19,408 and 18,622 shares in 2003 and 2002, respectively)	(539)	(522)

Stockholders’ Equity, Net	37,361	35,204

Total Liabilities and Stockholders’ Equity	$373,466	363,284

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.    CONSOLIDATED STATEMENT OF INCOME

FOR YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Dollars in thousands, except share data)	2003	2002	2001
INTEREST INCOME
Interest and fees on loans	$15,470	15,863	16,340
Interest on interest-bearing balances	2,099	2,703	3,092
Interest and dividends on investment securities:
U.S. Treasury and government agencies	559	659	1,349
State and political subdivision obligations, tax-exempt	1,783	2,001	1,806
Other securities	64	79	193
Interest on federal funds sold and securities purchased under agreement to resell	9	47	84

Total Interest Income	19,984	21,352	22,864

INTEREST EXPENSE
Interest on deposits	6,117	7,807	9,192
Interest on short-term borrowings	128	50	441
Interest on long-term debt	2,189	2,069	2,102

Total Interest Expense	8,434	9,926	11,735

Net Interest Income	11,550	11,426	11,129
PROVISION FOR LOAN LOSSES	290	425	500

Net Interest Income After Provision for Loan Losses	11,260	11,001	10,629

NONINTEREST INCOME
Trust department income	202	188	158
Service charges on deposits	1,227	1,053	921
Investment securities gains (losses), net	261	60	(14)
Gain on sale of loans	45	51	16
Income on cash surrender value of life insurance	210	239	216
Other income	762	431	548

Total Noninterest Income	2,707	2,022	1,845

NONINTEREST EXPENSE
Salaries and employee benefits	4,496	3,978	4,012
Occupancy expense, net	423	384	392
Equipment expense	602	514	461
Pennsylvania bank shares tax expense	266	259	262
FDIC insurance premium	45	46	44
Marketing and advertising	100	115	127
Loss on mortgage loan sales	146	79	125
Other real estate expense	135	294	43
Other expenses	1,886	1,589	1,560

Total Noninterest Expense	8,099	7,258	7,026

INCOME BEFORE PROVISION FOR INCOME TAXES	5,868	5,765	5,448
Provision for income taxes	1,253	1,270	1,218

Net Income	$4,615	4,495	4,230

Earnings Per Share	$1.45	1.41	1.33

Weighted Average Number of Shares Outstanding	3,188,504	3,188,333	3,190,802

Earnings per share information has been restated to reflect the retroactive effect of a five percent stock dividend in the second quarter of 2003.

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

FOR YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Dollars in thousands, except share data)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2000	$3,057	20,368	7,078	(344)	(533)	29,626

Comprehensive income:
Net income	0	0	4,230	0	0	4,230
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	288	0	288

Total comprehensive income						4,518

Cash dividends ($ .80 per share, historical)	0	0	(2,428)	0	0	(2,428)
Sale of treasury stock (8 shares)	0	0	0	0	0	0

Balance, December 31, 2001	3,057	20,368	8,880	(56)	(533)	31,716

Comprehensive income:
Net income	0	0	4,495	0	0	4,495
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	1,413	0	1,413

Total comprehensive income						5,908

Cash dividends ($ .80 per share, historical)	0	0	(2,431)	0	0	(2,431)
Sale of treasury stock (443 shares)	0	0	0	0	11	11

Balance, December 31, 2002	3,057	20,368	10,944	1,357	(522)	35,204

Comprehensive income:
Net income	0	0	4,615	0	0	4,615
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	58	0	58

Total comprehensive income						4,673

Cash dividends ($ .80 per share, historical)	0	0	(2,499)	0	0	(2,499)
5% stock dividend (additional 151,411 shares)	151	3,104	(3,255)	0	0	0
Purchase of treasury stock (786 shares)	0	0	0	0	(17)	(17)

Balance, December 31, 2003	$3,208	23,472	9,805	1,415	(539)	37,361

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.    CONSOLIDATED STATEMENT OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Dollars in thousands)	2003	2002	2001
Operating Activities:
Net income	$4,615	4,495	4,230
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	290	425	500
Depreciation	426	340	336
Increase in cash surrender value of life insurance	(210)	(239)	(216)
Investment securities (gains) losses, net	(261)	(60)	14
(Gain) loss on sale of foreclosed assets	(20)	54	(16)
Gain on sale of loans	(45)	(51)	(16)
Deferred income taxes	123	(147)	(116)
Change in accrued interest receivable	244	84	411
Change in other assets	380	(712)	(86)
Change in accrued interest payable	(142)	(105)	(254)
Change in other liabilities	(301)	307	319

Net Cash Provided By Operating Activities	5,099	4,391	5,106

Investing Activities:
Net increase in interest-bearing balances	(4,431)	(12,445)	(10,666)
Proceeds from the maturity of investment securities	15,635	8,163	23,455
Proceeds from the sale of investment securities	5,793	3,176	11,284
Purchases of investment securities	(16,313)	(12,657)	(15,780)
Proceeds from sale of loans	1,710	983	1,128
Net increase in loans	(13,530)	(19,969)	(21,884)
Purchases of bank premises and equipment	(1,029)	(262)	(150)
Proceeds from the sale of foreclosed assets	475	1,311	81
Capitalized additions - foreclosed assets	0	(163)	0

Net Cash Used In Investing Activities	(11,690)	(31,863)	(12,532)

Financing Activities:
Net increase in deposits	13,635	20,598	22,697
Net (decrease) increase in short-term borrowings	(8,468)	8,546	(13,128)
Cash dividends paid	(2,499)	(2,431)	(2,428)
Long-term debt repayment	(5,199)	(185)	(1,673)
(Purchase) sale of treasury stock	(17)	11	0
Long-term borrowings	8,500	0	5,000

Net Cash Provided By Financing Activities	5,952	26,539	10,468

Net (decrease) increase in cash and due from banks	(639)	(933)	3,042
Cash and due from banks at January 1	8,095	9,028	5,986

Cash and due from banks at December 31	$7,456	8,095	9,028

Supplemental Disclosures of Cash Flow Information:
Interest paid	$8,576	10,031	11,989
Income taxes paid	$1,410	1,427	1,250
Supplemental Noncash Disclosures:
Loan charge-offs	$349	302	489
Transfers to foreclosed assets held for sale	$791	290	1,688

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 2003

(1)	Basis of Presentation

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

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

(b)	Investment Securities

Investments are accounted for as follows:

Available-for-Sale Securities - includes debt and restricted equity securities. Debt securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Realized gains and losses on sales of investment securities are computed on the basis of specific identification of the cost of each security. Restricted equity securities are carried at cost and evaluated for impairment.

(c)	Loans

Interest on loans is recognized on a method which approximates a level yield basis over the life of the loans. The accrual of interest on loans, including impaired loans, is discontinued when principal or interest has consistently been in default for a period of 90 days or more, or because of a deterioration in the financial condition of the borrower,

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

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

The Bank’s methodology for determining the allowance for loan losses establishes both a specific and a general component. The specific portion of the allowance represents the results of analysis of individual “watch list” loans (commercial, residential and consumer loans). The individual commercial loans are risk rated with specific attention to estimated loss exposure. Historical loan loss rates are applied to “problem” consumer credits, adjusted to reflect current conditions.

Specific regular reviews of credits exceeding $500,000 are performed to monitor the major portfolio risk. The Bank analyzes all commercial loans in excess of $10,000 that are rated as watch list credits. Potential credit problems are monitored to determine whether specific loans are impaired, with impairment normally measured by reference to borrowers’ collateral values and estimated cash flows.

The general portion of the allowance for loan losses represents the results of measuring potential losses inherent in the portfolio that are not identified in the specific allowance analysis. This general portion is determined using historical loan loss experience adjusted by assessing changes in the Bank’s underwriting criteria, growth and/or changes in the mix of loans originated, industry concentrations and evaluations, lending management changes, comparisons of certain factors to peer group banks and changes in economic conditions.

Management believes the allowance for loan losses is adequate. Identification of specific losses is an ongoing process using available information. Specifically, quarterly management meetings to review “problem” loans are utilized to determine a plan for collection and, if necessary, a recommendation to the Board for loss. Future additions to the allowance for loan losses through a provision for loan losses will be made based on identified changes in the above factors coupled with loss experience.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. These agencies may require the Bank to recognize changes to the allowance based on their judgment about information available to them at the time of their examinations. In addition, the Bank’s auditors also review the Bank’s methodology utilized in determining the adequacy of the allowance for loan losses.

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

Marketing and advertising costs are expensed as incurred and were $100,000 in 2003, $115,000 in 2002 and $127,000 in 2001.

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT’D)

(i)	Pensions and Other Postretirement Benefit Plans

Effective December 31, 2003, MPB adopted Statement of Financial Accounting Standards No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“Revised SFAS No. 132”). Revised SFAS No. 132 requires additional disclosures about defined benefit pension plans and other postretirement defined benefit plans. It does not change the measurement of recognition of those plans. Applicable prior year disclosures have been restated to conform to Revised SFAS No. 132 requirements.

(j)	Other Benefit Plan

A funded contributory profit-sharing plan is maintained for substantially all employees. The cost of the Bank’s profit-sharing plan is charged to current operating expenses and is funded annually.

(k)	Trust Assets and Income

Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the consolidated financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis which is not materially different than if it were reported on the accrual basis.

(l)	Earnings Per Share

Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented giving retroactive effect to stock dividends and stock splits. MPB’s basic and diluted earnings per share are the same since there are no potentially dilutive securities outstanding.

(m)	Statement of Cash Flows

For purposes of cash flows, MPB considers cash and due from banks to be cash equivalents.

(n)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s classifications.

(4)	Comprehensive Income

The components of other comprehensive income (loss) and related tax effects are as follows:

	Years Ended December 31,
(Dollars in thousands)	2003	2002	2001
Unrealized holding gains on available-for-sale securities	$349	2,193	422
Less reclassification adjustment for (gains) losses realized in income	(261)	(60)	14

Net unrealized gains	88	2,133	436
Income tax expense	(30)	(720)	(148)

Net	$58	1,413	288

(5)	Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain reserve balances with the Federal Reserve Bank of Philadelphia. The amounts of those required reserve balances were $549,000 at December 31, 2003 and $500,000 at December 31, 2002.

(6)	Investment Securities

At December 31, 2003 and 2002, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in Thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2003
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$10,564	191	49	10,706
Mortgage-backed U.S. government agencies	4,808	64	31	4,841
State and political subdivision obligations	34,447	1,972	3	36,416
Restricted equity securities	2,130	0	0	2,130

	$51,949	2,227	83	54,093

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

(Dollars in Thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2002
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$9,538	291	0	9,829
Mortgage-backed U.S. government agencies	5,512	134	9	5,637
State and political subdivision obligations	39,388	1,647	14	41,021
Restricted equity securities	2,372	0	0	2,372

	$56,810	2,072	23	58,859

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

Investment securities having a fair value of $26,803,000 at December 31, 2003 and $26,909,000 at December 31, 2002, were pledged to secure public deposits and other borrowings.

Gross gains (losses) from sales of investment securities, as determined on the basis of specific identification of the adjusted cost of each security sold, amounted to $261,000 in 2003, $60,000 in 2002 and ($14,000) in 2001. The proceeds from sales of investment securities were $5,793,000 in 2003, $3,176,000 in 2002 and $11,284,000 in 2001.

Management reviewed the investment securities that resulted in unrealized losses of $83,000 at December 31, 2003 and $23,000 at December 31, 2002 and determined that the securities were not other-than-temporarily impaired.

The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value at December 31, 2003 and 2002:

	December 31, 2003		December 31, 2002
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$814	844	3,264	3,280
Due after 1 year but within 5 years	10,646	10,900	9,802	10,269
Due after 5 years but within 10 years	11,165	11,782	9,978	10,453
Due after 10 years	22,386	23,596	25,882	26,848

	45,011	47,122	48,926	50,850

Mortgage-backed securities	4,808	4,841	5,512	5,637
Restricted equity securities	2,130	2,130	2,372	2,372

	$51,949	54,093	56,810	58,859

(7)	Loans

A summary of loans at December 31, 2003 and 2002 is as follows:

(Dollars in thousands)	2003	2002
Commercial real estate, construction and land development	$154,296	146,325
Commercial, industrial and agricultural	25,567	22,398
Real estate - residential	43,384	41,502
Consumer	10,380	12,978

	$233,627	223,203

Net unamortized loan fees and costs of $167,000 in 2003 and $114,152 in 2002 were deducted from loans.

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT’D)

Loans to Bank executive officers, directors, and corporations in which such executive officers and directors have beneficial interests as stockholders, executive officers, or directors aggregated approximately $3,275,000 at December 31, 2003 and $1,935,000 at December 31, 2002. New loans extended were $2,328,000 in 2003 and $177,000 in 2002. Net payments on these loans equalled $988,000 during 2003. Net draws on these loans exceeded repayments by $178,000 in 2002. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

(8)	Allowance for Loan Losses

Changes in the allowance for loan losses for the years 2003, 2002, and 2001 are summarized as follows:

(Dollars in thousands)	2003	2002	2001
Balance, January 1	$3,051	2,856	2,815
Provision for loan losses	290	425	500
Loans charged off	(409)	(302)	(489)
Recoveries on loans charged off	60	72	30

Balance, December 31	$2,992	3,051	2,856

The recorded investment in loans that are considered impaired amounted to $439,000 and $1,077,000 (all in nonaccrual) on December 31, 2003 and December 31, 2002, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan losses related to loans classified as impaired amounted to approximately $40,000 at December 31, 2003 and $425,000 at December 31, 2002. All impaired loans at the end of 2003 and 2002 had related allowances. The average balances of these loans amounted to approximately $983,000, $1,361,000 and $1,293,000 for the years 2003, 2002 and 2001, respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 2003, 2002 and 2001.

(Dollars in thousands)	2003	2002	2001
Cash receipts applied to reduce principal balance	$4	122	238
Cash receipts recognized as interest income	0	1	31

Total cash receipts	$4	123	269

Loans which were past due 90 days or more for which interest continued to be accrued amounted to approximately $661,000 at December 31, 2003 and $350,000 at December 31, 2002. The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

(9)	Bank Premises and Equipment

At December 31, 2003 and 2002, bank premises and equipment are as follows:

(Dollars in thousands)	2003	2002
Land	$838	838
Buildings	4,001	3,976
Furniture and fixtures	4,720	3,716

	9,559	8,530

Less accumulated depreciation	5,639	5,213

	$3,920	3,317

Depreciation expense was $426,000 in 2003, $340,000 in 2002 and $336,000 in 2001.

(10)	Deposits

At December 31, 2003 and 2002, time deposits in denominations of $100,000 or more amounted to $24,598,000 and $24,831,000, respectively. Interest expense on such certificates of deposit amounted to approximately $873,000, $1,112,000 and $1,454,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Time deposits at December 31, 2003, mature as follows: (in thousands) 2004, $61,535; 2005, $29,705; 2006, $19,769; 2007, $21,612; 2008, $12,364; thereafter, $2,463. Deposits and other funds from related parties held by MPB at December 31, 2003 and 2002 amounted to approximately $4,727,000 and $5,807,000, respectively.

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

(11)	Short-term Borrowings

Short-term borrowings as of December 31, 2003 and 2002 consisted of:

(Dollars in thousands)	2003	2002
Federal funds purchased	$6,000	14,200
Repurchase agreements	3,246	2,550
Treasury, tax and loan note	254	1,058
Due to broker	188	348

	$9,688	18,156

Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The due to broker balance represents previous day balances transferred from deposit accounts under a sweep account agreement. The Bank also has unused lines of credit with several banks amounting to $1 million dollars at December 31, 2003.

(12)	Long-term Debt

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 2003, the Bank had long-term debt in the amount of $35,684,000 outstanding to the FHLB consisting of a $5,000,000 three year fixed rate advance at 5.20% which will mature on March 12, 2004; a $87,000 ten year amortizing advance at 7.30% which will mature on April 5, 2004; a $5,000,000 seven year fixed rate advance at 6.21% convertible at FHLB’s option to a LIBOR adjustable rate after three years which will mature November 30, 2006; a $5,000,000 five year fixed rate advance at 3.08% which will mature May 7, 2008; a $5,000,000 ten year fixed rate advance at 6.42% convertible at FHLB’s option to a LIBOR adjustable rate after five years which matures December 3, 2009; a $1,000,000 ten year fixed rate advance with an interest rate of 7.06% maturing on December 9, 2009; a $1,000,000 ten year fixed rate advance with an interest rate of 7.24% which matures December 17, 2009; a $5,000,000 ten year fixed rate advance at 6.28% convertible at FHLB’s option to a LIBOR adjustable rate after two years which is due January 14, 2010; a $5,000,000 ten year fixed rate advance at 6.71% convertible at FHLB’s option to a LIBOR adjustable rate after three years which is due February 22, 2010; a $1,500,000 ten year fixed rate advance at 4.08% which matures July 3, 2013; a $2,000,000 ten year fixed rate advance at 4.75% which matures August 29, 2013; and a $97,000 amortizing loan at a rate of 6.71% which matures February 22, 2027. The aggregate amounts of maturities of long-term debt subsequent to December 31, 2003 are $5,087,000 (2004), $5,000,000 (2006), $5,000,000 (2008), $20,597,000 thereafter.

Most of the Bank’s investments and mortgage loans are pledged to secure FHLB borrowings.

(13)	Pension and Other Postretirement Benefit Plans

MPB has an unfunded noncontributory defined benefit pension plan for directors. The plan provides defined benefits based on years of service.

MPB also has other postretirement benefit plans covering full-time employees. These health care and life insurance plans are noncontributory.

The significant aspects of each plan are as follows:

(a) Health Insurance

For full-time employees who retire after at least 20 years of service, MPB will pay premiums for major medical insurance (as provided to active employees) for a period ending on the earlier of the date the participant obtains other employment where major medical coverage is available or the date of the participant’s death; however, in all cases payment of medical premiums by MPB will not exceed five years. If the retiree becomes eligible for Medicare within the five year period beginning on his/her retirement date, the Bank may pay, at its discretion, premiums for 65 Special coverage or a similar supplemental coverage. After the five year period has expired, all MPB paid benefits cease; however, the retiree may continue coverage through the Bank at his/her own expense.

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT’D)

(b) Life Insurance

For full-time employees who retire after at least 20 years of service, MPB will provide term life insurance. The amount of coverage prior to age 65 will be three times the participant’s annual salary at retirement or $50,000, whichever is less. After age 65, the life insurance coverage amount will decrease by 10% per year, subject to a minimum amount of $2,000.

(c) Retirement Plan

MPB has an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $274,000, which is being amortized based on the expected future years of service of active directors.

The following tables provide a reconciliation of the changes in the plans’ health and life insurance benefit obligations and fair value of plan assets for the years ended December 31, 2003 and 2002 and a statement of the funded status at December 31, 2003 and 2002:

(Dollars in thousands)	2003	2002
Change in benefit obligations:
Benefit obligations, January 1	$450	377
Service cost	30	24
Interest cost	30	28
Actuarial loss (gain)	10	45
Benefit payments	(19)	(24)

Benefit obligations, December 31	$501	450

Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	19	24
Benefit payments	(19)	(24)

Fair value of plan assets, December 31	$0	0

	December 31,
(Dollars in thousands)	2003	2002
Funded status:
Excess of the benefit obligation over the value of plan assets	$(501)	(450)
Unrecognized transition obligation	133	147
Unrecognized gain	(88)	(101)

Net amount recognized	$(456)	(404)

Amount recognized in the consolidated balance sheet at December 31, 2003 and 2002 is as follows:

(Dollars in thousands)	2003	2002
Accrued benefit liability	$(456)	(404)

The accumulated benefit obligation for health and life insurance plans was $501 and $450 at December 31, 2003 and 2002, respectively.

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

The components of net periodic postretirement benefit cost for 2003, 2002 and 2001 are as follows:

(Dollars in thousands)	2003	2002	2001
Service cost	$30	24	20
Interest cost	30	28	24
Amortization of transition obligation	15	15	15
Amortization of net gain	(3)	(4)	(7)

Net periodic postretirement benefit cost	$72	63	52

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2003 and 2002 are as follows:

	2003	2002
Weighted-average assumptions:
Discount rate	6.00%	6.75%
Rate of compensation increase	5.00%	5.00%

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Weighted-average assumptions:
Discount rate	6.75%	7.00%	7.00%
Rate of compensation increase	5.00%	5.00%	5.00%

Assumed health care cost trend rates at December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Health care cost trend rate assumed for next year	5.50%	6.00%	6.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.50%	6.00%	6.00%
Year that the rate reaches the ultimate trend rate	2004	2003	2002

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost	$9	7
Effect on postretirement benefit obligation	$60	50

MPB expects to contribute $19,706 to its postretirement benefit plan in 2004.

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT’D)

The following tables provide a reconciliation of the changes in the directors’ defined benefit plan’s benefit obligations and fair value of plan assets for the years ended December 31, 2003 and 2002 and a statement of the funded status at December 31, 2003 and 2002:

	December 31,
(Dollars in thousands)	2003	2002
Change in benefit obligations:
Benefit obligations, January 1	$563	502
Service cost	20	23
Interest cost	37	35
Actuarial (gain) loss	(10)	(1)
Change in assumptions	46	13
Benefit payments	(9)	(9)

Benefit obligations, December 31	$647	563

Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	9	9
Benefit payments	(9)	(9)

Fair value of plan assets, December 31	$0	0

Funded status:
Excess of the benefit obligation over the value of plan assets	$(647)	(563)
Unrecognized prior-service cost	52	79
Unrecognized loss (gain)	35	1

Net amount recognized	$(560)	(483)

Amounts recognized in the consolidated balance sheet at December 31, 2003 and 2002 are as follows:

(Dollars in thousands)	2003	2002
Accrued benefit liability	$(573)	(489)
Intangible asset	13	6

Net amount recognized	$(560)	(483)

The accumulated benefit obligation for the retirement plan was $573,000 and $489,000 at December 31, 2003 and 2002, respectively.

Other plan information at December 31, 2003 and 2002 is as follows:

(Dollars in thousands)	2003	2002
Projected benefit obligation	$647	563
Accumulated benefit obligation	573	429
Fair value of plan assets	0	0

The components of net periodic pension cost for 2003, 2002 and 2001 are as follows:

(Dollars in thousands)	2003	2002	2001
Service cost	$20	23	21
Interest cost	37	35	32
Amortization of prior-service cost	26	26	26

Net periodic pension cost	$83	84	79

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2003 and 2002 are as follows:

	2003	2002
Weighted-average assumptions:
Discount rate	6.00%	6.75%
Change in consumer price index	4.00%	4.00%

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Weighted-average assumptions:
Discount rate	6.75%	7.00%	7.00%
Rate of compensation increase	4.00%	4.00%	5.00%

MPB expects to contribute $11,187 to its pension plan in 2004.

The Bank is the owner and beneficiary of insurance policies on the lives of certain officers and directors which informally fund the retirement plan obligation. The aggregate cash surrender value of these policies was approximately $1,605,000 and $1,670,000 at December 31, 2003 and 2002, respectively.

(14)	Other Benefit Plans

(a)	Profit-Sharing

The Bank has a funded contributory profit-sharing plan covering substantially all employees. The Bank’s contribution to the plan was $401,000 for 2003, $353,000 for 2002 and $362,000 for 2001.

(b)	Deferred Compensation Plans

The Bank has an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At December 31, 2003 and 2002, the Bank has accrued a liability of approximately $82,000 and $56,000, respectively, for this plan.

The Bank also has a directors’ deferred compensation plan which allows directors to defer receipt of monthly fees for a specified period in order to provide future retirement income. At December 31, 2003 and 2002, the Bank has accrued a liability of approximately $154,000 and $117,000, respectively, for this plan.

The Bank is the owner and beneficiary of insurance policies on the lives of the participating executive officer and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,564,000 and $1,362,000 at December 31, 2003 and 2002, respectively.

(c)	Salary Continuation Agreement

The Bank maintains a Salary Continuation Agreement (Agreement) for an executive officer. The Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Agreement. Upon death or a change in control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefit. At December 31, 2003 and 2002, the Bank has accrued a liability of approximately $129,000 and $100,000, respectively, for the Agreement. The expense related to the Agreement was $30,000 for 2003, $28,000 for 2002 and $26,000 for 2001.

The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $836,000 and $802,000 at December 31, 2003 and 2002, respectively.

(d)	Employee Stock Ownership Plan

The Bank has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the ESOP are made at the discretion of the Board of Directors. Total expense related to the Bank’s contribution to the ESOP for 2003, 2002 and 2001 was $134,000, $118,000 and $121,000, respectively. The ESOP held 27,941 and 21,496 shares of MPB stock as of December 31, 2003 and December 31, 2002, respectively, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share. Dividends paid on shares held by the ESOP are charged to retained earnings.

(e)	Other

At December 31, 2003 and 2002, the Bank had Split Dollar Life Insurance arrangements with two executives for which the aggregate collateral assignment and cash surrender values are approximately $948,000 and $909,000, respectively.

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT’D)

(15)	Federal Income Taxes

The following temporary differences gave rise to the deferred tax asset at December 31, 2003 and 2002:

(Dollars in thousands)	2003	2002
Deferred tax assets:
Allowance for loan losses	$863	883
Benefit plans	460	390
Nonaccrual interest	37	75
Other items	—	63

Total	$1,360	1,411

(Dollars in thousands)	2003	2002
Deferred tax liabilities:
Depreciation	$(170)	(93)
Loan fees	(134)	(132)
Bond accretion	(24)	(31)
Unrealized gain on securities	(729)	(699)

Total	$(1,057)	(955)

Deferred tax asset, net	$303	456

The provision for income taxes consists of the following:

(Dollars in thousands)	2003	2002	2001
Current provision	$1,130	1,417	1,334
Deferred provision	123	(147)	(116)

Provision for income taxes	$1,253	1,270	1,218

A reconciliation of income tax at the statutory rate to MPB’s effective rate is as follows:

(Dollars in thousands)	2003	2002	2001
Provision at the expected statutory rate	$1,995	1,960	1,852
Effect of tax-exempt income	(752)	(824)	(753)
Nondeductible interest	53	73	83
Other items	(43)	61	36

Provision for income taxes	$1,253	1,270	1,218

(16)	Regulatory Matters

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

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

	Capital Adequacy				To be Well Capitalized Under Prompt Corrective Action Provisions:
	Actual		Required
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Tier I Capital (to Average Assets)	$27,331	7.5%	14,565	4.0%	18,206	5.0%
Tier I Capital (to Risk Weighted Assets)	27,331	10.6%	10,301	4.0%	15,452	6.0%
Total Capital (to Risk Weighted Assets)	30,323	11.8%	20,602	8.0%	25,753	10.0%

As of December 31, 2002:
Tier I Capital (to Average Assets)	$25,235	7.4%	13,712	4.0%	17,140	5.0%
Tier I Capital (to Risk Weighted Assets)	25,235	10.4%	9,754	4.0%	14,630	6.0%
Total Capital (to Risk Weighted Assets)	28,283	11.6%	19,507	8.0%	24,384	10.0%

As of December 31, 2003, the Bank’s capital ratios are well in excess of the minimum and well-capitalized guide lines and MPB’s capital ratios are in excess of the Bank’s capital ratios.

(17)	Concentration of Risk and Off-Balance Sheet Risk

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

As of December 31, 2003, commitments to extend credit amounted to $48,786,000 and financial standby letters of credit amounted to $5,804,000.

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

As of December 31, 2003, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank’s business activity is with customers located in Central Pennsylvania, specifically within the Bank’s trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT’D)

The Bank’s highest concentrations of credit are in the areas of commercial real estate office financings and mobile home park land. Outstanding credit to these sectors amounted to $23,867,000 or 10.4% and $16,960,000 or 7.4% of net loans outstanding as of December 31, 2003.

(18)	Commitments and Contingencies

Litigation

MPB is subject to lawsuits and claims arising out of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of MPB.

Leases

MPB has signed a lease to rent office space in downtown Harrisburg at 17 North Second Street in an office building, currently under construction, to be known as Market Square Plaza. Subject to regulatory approval, the 2,500 square foot, first story office space will be used as a full service banking facility including both commercial and trust services. A Spring 2005 grand opening is anticipated.

(19)	Parent Company Statements

The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

CONDENSED BALANCE SHEET

December 31, 2003 and 2002

(Dollars in thousands)	2003	2002
ASSETS
Cash	$279	277
Investment in Subsidiaries	37,082	34,927

Total Assets	$37,361	35,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ Equity	$37,900	35,726
Less Treasury Stock	(539)	(522)

Total Liabilities and Equity	$37,361	35,204

CONDENSED STATEMENT OF INCOME

For Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands)	2003	2002	2001
Dividends from Subsidiaries	$2,566	2,496	1,544
Other Income from Subsidiaries	24	27	25
Undistributed Earnings of Subsidiaries	2,097	2,051	2,733
Other Expenses	(72)	(79)	(72)

Net Income	$4,615	4,495	4,230

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

CONDENSED STATEMENT OF CASH FLOWS

For Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands)	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,615	4,495	4,230
Undistributed Earnings of Subsidiaries	(2,097)	(2,051)	(2,733)

Net Cash Provided By Operating Activities	2,518	2,444	1,497

CASH FLOWS USED BY INVESTING ACTIVITIES
Funds used to capitalize Mid Penn Insurance	0	0	(15)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(2,499)	(2,431)	(2,428)
(Purchase) Sale of Treasury Stock	(17)	11	0

Net Cash Used By Financing Activities	(2,516)	(2,420)	(2,428)
Net Increase (Decrease) in Cash	2	24	(946)
Cash at Beginning of Period	277	253	1,199

Cash at End of Period	$279	277	253

(20)	Fair Value of Financial Instruments

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

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT’D)

Short-term borrowings:

Because of time to maturity, the estimated fair value of short-term borrowings approximates the book value.

Long-term debt:

The estimated fair values of long-term debt were determined using discounted cash flow analysis, based on borrowing rates for similar types of borrowing arrangements.

Accrued interest:

The carrying amounts of accrued interest approximates their fair values.

Off-balance sheet financial instruments:

There are no unearned fees outstanding on off-balance sheet financial instruments and the fair values are determined to be equal to the contractual values.

The following table summarizes the book value and fair value of financial instruments at December 31, 2003 and 2002.

	December 31, 2003		December 31, 2002
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value
Financial assets:
Cash and due from banks	$7,456	7,456	8,095	8,095
Interest-bearing balances	69,918	69,918	65,487	65,487
Investment securities	54,093	54,093	58,859	58,859
Net loans	229,086	239,812	218,302	234,783

	December 31, 2003		December 31, 2002
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value
Financial liabilities:
Deposits	$288,338	292,206	274,703	280,514
Short-term borrowings	9,688	9,688	18,156	18,156
Accrued interest	1,045	1,045	1,187	1,187
Long-term debt	35,684	38,321	32,383	35,724
Off-balance sheet financial instruments:
Commitments to extend credit	$48,786	48,786	42,261	42,261
Financial standby letters of credit	5,804	5,804	4,579	4,579

(21)	Common Stock:

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

MID PENN BANCORP, INC.    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT’D)

(22)	Summary of Quarterly Consolidated Financial Data (Unaudited):

The following table presents summarized quarterly financial data for 2003, 2002 and 2001.

	2003 Quarter Ended
(Dollars in Thousands, Except Per Share Data)	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,139	5,089	4,902	4,854
Interest Expense	2,281	2,108	2,034	2,011

Net Interest Income	2,858	2,981	2,868	2,843
Provision for Loan Losses	190	25	75	0

Net Interest Income After Provision for Loan Losses	2,668	2,956	2,793	2,843
Other Income	598	570	585	648
Securities Gains	0	170	88	3
Gain on Sale of Loans	0	0	0	45
Other Expenses	1,948	2,025	2,077	2,049

Income Before Income Tax Provision	1,318	1,671	1,389	1,490
Income Tax Provision	266	404	303	280

Net Income	1,052	1,267	1,086	1,210

Earnings Per Share	$0.33	0.40	0.34	0.38

	2002 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,420	5,274	5,379	5,279
Interest Expense	2,511	2,483	2,550	2,382

Net Interest Income	2,909	2,791	2,829	2,897
Provision for Loan Losses	100	100	100	125

Net Interest Income After Provision for Loan Losses	2,809	2,691	2,729	2,772
Other Income	462	454	498	497
Securities Gains	5	0	55	0
Gain on Sale of Loans	0	0	0	51
Other Expenses	1,843	1,910	1,807	1,698

Income Before Income Tax Provision	1,433	1,235	1,475	1,622
Income Tax Provision	327	259	330	354

Net Income	1,106	976	1,145	1,268

Earnings Per Share	$0.34	0.30	0.36	0.41

	2001 Quarter Ended
(Dollars in Thousands, Except Per Share Data)	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,783	5,840	5,671	5,570
Interest Expense	3,147	3,021	2,885	2,682

Net Interest Income	2,636	2,819	2,786	2,888
Provision for Loan Losses	75	75	100	250

Net Interest Income After Provision for Loan Losses	2,561	2,744	2,686	2,638
Other Income	449	444	475	491
Securities Gains (Losses)	(11)	(7)	4	0
Other Expenses	1,737	1,852	1,798	1,639

Income Before Income Tax Provision	1,262	1,329	1,367	1,490
Income Tax Provision	291	312	303	312

Net Income	971	1,017	1,064	1,178

Earnings Per Share	$0.30	0.31	0.34	0.38

(23)	Recent Accounting Pronouncements:

The Financial Accounting Standards Board (“FASB”) issued Statements No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123; No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities; No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and Interpretation No. 46 “Consolidation of Variable Interest Entities.” The adoption of these statements and the interpretation did not have an effect on MPB’s earnings, financial condition or equity.

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

MPB earned net income of $4,615,000 for the year 2003, compared to $4,495,000 in 2002, which was an increase of $120,000 or 2.7%. This represents net income in 2003 of $1.45 per share compared to $1.41 per share in 2002 and $1.33 per share in 2001.

Total assets of MPB continued to grow in 2003, reaching the level of $373,466,000, an increase of $10,182,000 or 2.8% over $363,284,000 at year end 2002. The majority of growth came from increases in commercial real estate loans, and an increase in our portfolio of investment certificates of deposit. These increases were funded primarily through retained earnings of the Bank as well as increased deposits, particularly money market deposit accounts.

MPB continued to achieve a solid return on average shareholders’ equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 12.69% in 2003, 13.60% in 2002 and 13.68% in 2001. Return on average assets (ROA), another performance indicator, was 1.25% in 2003, 1.32% in 2002 and 1.31% in 2001.

Tier one capital (to risk weighted assets) of $27,331,000 or 10.6% and total capital (to risk weighted assets) of $30,323,000 or 11.8% at December 31, 2003, are well above the December 31, 2003 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of the bank’s stockholders’ equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

Critical Accounting Policies

Management of the Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required to cover credit losses inherent in the loan portfolio and the material effect that such judgements can have on the results of operations. While management’s current evaluation of the allowance for loan losses indicates that the allowance is adequate, under adversely different conditions or assumptions, the allowance may need to be increased. For example, if historical loan loss experience significantly worsened or if current economic conditions significantly deteriorated, additional provisions for loan losses may be required to increase the allowance. In addition, the assumptions and estimates used in the internal reviews of the Company’s non-performing loans and potential problem loans have a significant impact on the overall analysis of the adequacy of the allowance for loan losses. While management has concluded that the current evaluation of collateral values is reasonable under the circumstances, if collateral evaluations were significantly lowered, the Company’s allowance for loan policy may also require additional provisions for loan losses.

Net Interest Income

Net interest income, MPB’s primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

During 2003 net interest income increased $124,000 or 1.1% as compared to an increase of $297,000 or 2.7% in 2002. The average balances, effective interest differential and interest yields for the years ended December 31, 2003, 2002 and 2001 and the components of net interest income, are presented in Table 1. A comparative presentation of the changes in net interest income for 2003 compared to 2002, and 2002 compared to 2001, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

The yield on earning assets decreased to 6.08% in 2003 from 7.00% in 2002. The yield on earning assets for 2001 was 7.93%. The change in the yield on earning assets was due primarily to the repricing of commercial loans in a very competitive rate environment and changes in the “prime rate.” The average “prime rate” for 2003 was 4.12% as compared to 4.67% for 2002 and 6.91% for 2001.

Interest expense decreased by $1,492,000 or 15.0% in 2003 as compared to a decrease of $1,809,000 or 15.4% in 2002. In order to maintain the spread between interest earning assets and interest bearing liabilities, management was forced to aggressively decrease the expense on deposits.

Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 2003 was 3.63% compared to 3.91% in 2002 and 4.04% in 2001. Management continues to closely monitor the net interest margin.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

FOR YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$68,256	2,099	3.08%
Investment Securities:
Taxable	14,222	559	3.93%
Tax-Exempt	36,355	2,702	7.43%

Total Investment Securities	50,577

Federal Funds Sold	950	9	0.95%
Loans, Net	224,993	15,598	6.93%

Total Earning Assets	344,776	20,967	6.08%

Cash and Due from Banks	6,306
Other Assets	17,489

Total Assets	$368,571

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$33,897	82	0.24%
Money Market	45,072	638	1.42%
Savings	27,756	165	0.59%
Time	144,194	5,232	3.63%
Short-term Borrowings	10,670	128	1.20%
Long-term Debt	36,463	2,189	6.00%

Total Interest Bearing Liabilities	298,052	8,434	2.83%

Demand Deposits	30,918
Other Liabilities	4,309
Stockholders’ Equity	35,292

Total Liabilities and Stockholders’ Equity	$368,571

Net Interest Income		$12,533

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			6.08%
Rate on Supporting Liabilities			2.45%
Net Interest Margin			3.63%

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

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

FOR YEAR ENDED DECEMBER 31, 2001

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$49,013	3,092	6.31%
Investment Securities:
Taxable	23,706	1,542	6.50%
Tax-Exempt	35,929	2,736	7.62%

Total Investment Securities	59,635

Federal Funds Sold	2,435	84	3.45%
Loans, Net	190,558	16,460	8.64%

Total Earning Assets	301,641	23,914	7.93%

Cash and Due from Banks	6,044
Other Assets	12,263

Total Assets	$319,948

LIABILITIES & STOCKHOLDERS' EQUITY:
Interest Bearing Deposits:
NOW	$29,427	246	0.84%
Money Market	23,342	739	3.17%
Savings	25,661	456	1.78%
Time	139,928	7,751	5.54%
Short-term Borrowings	9,822	441	4.49%
Long-term Debt	32,704	2,102	6.43%

Total Interest Bearing Liabilities	260,884	11,735	4.50%

Demand Deposits	25,709
Other Liabilities	2,431
Stockholders' Equity	30,924

Total Liabilities and Stockholders' Equity	$319,948

Net Interest Income		$12,179

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			7.93%
Rate on Supporting Liabilities			3.89%
Net Interest Margin			4.04%

Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

Loan fees of $612,000, $550,000 and $387,000 are included with interest income in Table 1 for the years 2003, 2002 and 2001, respectively.

MID PENN BANCORP, INC.    MANAGEMENT’S DISCUSSION AND ANALYSIS (CONT’D)

TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

	2003 Compared to 2002 Increase (Decrease) Due to Change In:			2002 Compared to 2001 Increase (Decrease) Due to Change In:
(Dollars in thousands)	Volume	Rate	Net	Volume	Rate	Net
Taxable Equivalent Basis
INTEREST INCOME:
Interest Bearing Balances	$508	(1,112)	(604)	533	(922)	(389)
Investment Securities:
Taxable	(12)	(167)	(179)	(601)	(203)	(804)
Tax-Exempt	(272)	(58)	(330)	305	(9)	296

Total Investment Securities	(284)	(225)	(509)	(296)	(212)	(508)
Federal Funds Sold	(31)	(7)	(38)	12	(49)	(37)
Loans, Net	1,387	(1,772)	(385)	1,423	(1,900)	(477)

Total Interest Income	1,580	(3,116)	(1,536)	1,672	(3,083)	(1,411)

INTEREST EXPENSE:
Interest Bearing Deposits:
NOW	7	(93)	(86)	256	(334)	(78)
Money Market	191	(354)	(163)	414	(352)	62
Savings	15	(205)	(190)	18	(119)	(101)
Time	(7)	(1,244)	(1,251)	245	(1,513)	(1,268)

Total Interest Bearing Deposits	206	(1,896)	(1,690)	933	(2,318)	(1,385)
Short-term Borrowings	61	17	78	(225)	(166)	(391)
Long-term Debt	254	(134)	120	(15)	(18)	(33)

Total Interest Expense	521	(2,013)	(1,492)	693	(2,502)	(1,809)

NET INTEREST INCOME	$1,059	(1,103)	(44)	979	(581)	398

The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

Provision for Loan Losses

The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Following its model for loan loss reserve adequacy, management made a $290,000 allocation in 2003 as well as a provision of $425,000 in 2002 and $500,000 in 2001. The allowance for loan losses as a percentage of average total loans was 1.33% at December 31, 2003, compared to 1.45% at December 31, 2002 and 1.48% at December 31, 2001, which continues to be higher than that of peer financial institutions due to MPB’s higher level of loans to finance commercial real estate. Reasons for the lower 2004 provision included a 16% decrease in non-performing loans as several troubled loans were resolved or moved to other real estate, and an improving economy. A summary of charge-offs and recoveries of loans is presented in Table 3.

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	Years ended December 31,
(Dollars in thousands)	2003	2002	2001	2000	1999
Balance, beginning of year	$3,051	2,856	2,815	2,505	2,313

Loans charged-off:
Commercial real estate, construction and land development	171	41	249	1	0
Commercial, industrial and agricultural	140	113	118	12	146
Real estate-residential	0	0	0	0	0
Consumer	98	148	122	61	78

Total loans charged off	409	302	489	74	224

Recoveries on loans previously charged-off:
Commercial real estate, construction and land development	0	17	0	28	55
Commercial, industrial and agricultural	14	0	1	5	1
Real estate-residential	0	0	0	0	0
Consumer	46	55	29	26	35

Total recoveries	60	72	30	59	91

Net charge-offs	349	230	459	15	133

Provision for loan losses	290	425	500	325	325

Balance, end of year	$2,992	3,051	2,856	2,815	2,505

Ratio of net charge-offs during the year to average loans outstanding during the year, net of unearned discount	.14%	.11%	.24%	.01%	.08%

Allowance for loan losses as a percentage of average total loans	1.33%	1.45%	1.48%	1.58%	1.58%

Noninterest Income

During 2003, MPB earned $2,707,000 in noninterest income, compared to $2,022,000 earned in 2002, and $1,845,000 earned in 2001.

Service charges on deposit accounts amounted to $1,227,000 for 2003, an increase of $174,000 or 16.5% over $1,053,000 for 2002, which showed an increase of $132,000 over 2001. The majority of this increase resulted from the increasing revenues from NSF charges. In 2001, MPB initiated a program which allows approved customers to overdraw their checking accounts and have the checks paid, up to an approved limit not to exceed $300. This program, coupled with a more restrictive policy on fee waivers, and an increase in demand accounts, has contributed to this substantial increase in fee income with a very controllable level of associated loss.

MPB owns cash surrender value life insurance policies that provide funding for director retirement and salary continuation plans. The income on these policies amounted to $210,000 during the year 2003, $239,000 in 2002 and $216,000 in 2001.

Trust department income for 2003 was $202,000, a $14,000 or 7.4% increase from the $188,000 in 2002, which was $30,000 or 19.0% increase from the $158,000 earned in 2001. Trust Department income can fluctuate from year to year, due to the number of estates being settled during the year.

MID PENN BANCORP, INC.    MANAGEMENT’S DISCUSSION AND ANALYSIS (CONT’D)

MPB also earned $21,000 in 2003, $64,000 in 2002 and $75,000 in 2001 in fees from Invest, the third-party provider of investments whose services the Bank has contracted. Other income amounted to $762,000 in 2003, $431,000 in 2002 and $548,000 in 2001, including gains on other real estate. Included in the increase in other income were a $100,000 increase in gains on mortgage originations and a $20,000 gain on the sale of a parcel of other real estate. The remainder of the increase is due to smaller increases in other fee areas throughout the bank as management continues to focus on non-interest income.

Noninterest Expense

A summary of the major components of noninterest expense for the years ended December 31, 2003, 2002 and 2001 is reflected in Table 4. Noninterest expense increased to $8,099,000 in 2003 from $7,258,000 in 2002 and $7,026,000 in 2001. The major component of noninterest expense is salaries and employee benefits. The number of full-time equivalent employees increased from 110 to 112 during 2003. Increases in the 2003 workforce included the addition of two experienced commercial loan officers. A major increase in noninterest expense was the increase in expenses, primarily in depreciation, associated with a new mainframe computer and imaging system. The new system will not only allow the bank to be compliant with the Check Truncation Act going into effect in October of 2004 but also allow for labor and storage efficiencies going forward.

TABLE 4: NONINTEREST EXPENSE

	Years ended December 31,
(Dollars in thousands)	2003	2002	2001
Salaries and employee benefits	$4,496	3,978	4,012
Occupancy, net	423	384	392
Equipment	602	514	461
Postage and supplies	320	278	280
FDIC insurance premium	45	46	44
Marketing and advertising	100	115	127
Other real estate, net	135	294	43
Pennsylvania bank shares tax	266	259	262
Professional services	284	160	213
Telephone	77	78	78
Loss on mortgage sales	146	79	125
Legal	86	17	29
Consultant	199	143	75
Other	920	913	885

Total Noninterest Expense	$8,099	7,258	7,026

Investments

MPB’s investment portfolio is utilized to improve earnings through investments of funds in higher-yielding assets, while maintaining asset quality, which provide the necessary balance sheet liquidity for MPB.

MPB’s entire portfolio of investment securities is considered available for sale. As such, the investments are recorded at fair value. Our investments: US Treasury, Agency and Municipal securities are given a market price relative to investments of the same type with similar maturity dates. As the interest rate environment of these securities changes, our existing securities are valued differently in comparison. This difference in value, or unrealized gain, amounted to $1,415,000, net of tax, as of the end of the year.

At December 31, 2003, SFAS No. 115 resulted in an increase of shareholders’ equity of $1,415,000 (unrealized gain on securities of $2,144,000 less estimated income tax expense of $729,000). As of December 31, 2002, SFAS No. 115 resulted in an increase in shareholders’ equity of $1,357,000 (unrealized gain on securities of $2,049,000, less estimated income

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

tax expense of $692,000), compared to a decrease in stockholders’ equity of $56,000 (unrealized loss on securities of $84,000, less estimated income tax benefit of $28,000) as of December 31, 2001.

MPB does not have any significant concentrations of investment securities.

Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The unrealized gains and losses on investment securities are outlined in Note 6 to the Consolidated Financial Statements.

TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

	December 31,
(Dollars in thousands)	2003	2002	2001
U. S. Treasury and U.S. government agencies	$10,564	9,538	9,028
Mortgage-backed U.S. government agencies	4,808	5,512	4,674
State and political subdivision obligations	34,447	39,388	39,760
Restricted equity securities	2,130	2,372	1,970

Total	$51,949	56,810	55,432

Loans

At December 31, 2003, net loans totaled $229,086,000, an $10,784,000 or 4.9% increase from December 31, 2002. During 2003, MPB experienced a net increase in commercial real estate and commercial/industrial loans of approximately $11,140,000, the majority of which was generated in the greater Harrisburg region.

The current environment in lending remains extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 2003, loans, net of unearned income, represented 64.3% of earning assets as compared to 64.4% on December 31, 2002 and 64.6% on December 31, 2001.

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

A distribution of the Bank’s loan portfolio according to major loan classification is shown in Table 6.

TABLE 6: LOAN PORTFOLIO

	December 31,
	2003		2002		2001		2000		1999
(Dollars in thousands)	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
Commercial real estate, construction and land development	$154,296	66.5%	146,325	65.6%	130,983	63.8%	110,947	59.3%	105,328	60.3%
Commercial, industrial and agricultural	25,567	11.0%	22,398	10.0%	23,107	11.3%	26,274	14.1%	20,118	11.5%
Real estate-residential	43,384	18.7%	41,502	18.6%	38,349	18.7%	35,610	19.0%	32,586	18.6%
Consumer	10,380	3.8%	12,978	5.8%	12,732	6.2%	14,110	7.6%	16,780	9.6%

Total Loans	$233,627	100%	233,203	100%	205,101	100%	186,941	100%	174,812	100%

Unearned income	(1,549)		(1,850)		(2,265)		(2,730)		(2,518)
Loans net of unearned discount	232,078		221,353		202,836		184,211		172,294
Allowance for loan losses	(2,992)		(3,051)		(2,856)		(2,815)		(2,505)

Net Loans	$229,086		218,302		99,980		181,396		69,789

MID PENN BANCORP, INC.    MANAGEMENT’S DISCUSSION AND ANALYSIS (CONT’D)

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

The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 2003 was $2,992,000 or 1.29% of total loans less unearned discount as compared to $3,051,000 or 1.38% at December 31, 2002, and $2,856,000 or 1.41% at December 31, 2001.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
(Dollars in thousands)	2003	2002	2001	2000	1999
Commercial real estate, construction and land development	$1,938	1,898	1,584	1,318	927
Commercial, industrial and agricultural	954	922	987	1,008	782
Real estate-residential	20	56	73	209	198
Consumer	65	147	166	93	114
General	15	28	46	187	484

Total Loans	$2,992	3,051	2,856	2,815	2,505

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

Consumer loans are generally recommended for charge-off when they become 120 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $533,000, $350,000 and $87,000 in 2003, 2002 and 2001, respectively.

A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 2003, totaled $2,767,000 or 0.74% of total assets compared to $2,753,000 or 0.76% of total assets in 2002, and $4,744,000 or 1.44% of total assets in 2001. The foreclosed assets held for sale at December 31, 2003, consist of four parcels of commercial real estate including one mobile home park that MPB has available for sale. One of these parcels, carried at $180,000, was sold subsequently in January of 2004.

MID PENN BANCORP, INC.    ANNUAL REPORT TO THE SHAREHOLDERS

TABLE 8: NONPERFORMING ASSETS

	December 31,
(Dollars in thousands)	2003	2002	2001	2000	1999
Nonaccrual loans	$984	1,164	1,686	1,116	890
Past due 90 days or more	666	808	828	504	386
Restructured loans	0	0	537	622	878

Total nonperforming loans	1,650	1,972	3,051	2,242	2,154
Foreclosed assets held for sale	1,117	781	1,693	70	63

Total nonperforming assets	$2,767	2,753	4,744	2,312	2,217

Percent of loans outstanding	1.18%	1.23%	2.31%	1.24%	1.27%
Percent of total assets	0.74%	0.76%	1.44%	0.73%	0.77%

There are no loans classified for regulatory purposes that have not been included in Table 8. There are no trends or uncertainties which Management expects will materially impact future operating results, liquidity or capital resources, or no other material credits about which Management is aware of any information which causes Management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms. Management is monitoring one large commercial relationship in the amount of approximately $3,800,000, which is not included in the table above.

Deposits and Other Funding Sources

MPB’s primary source of funds is its deposits. Deposits at December 31, 2003, increased by $13,635,000 or 5.0% over December 31, 2002, which also increased by $20,598,000 or 8.1% from December 31, 2001. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2003, 2002, and 2001 are presented in Table 9.

Average short-term borrowings for 2003 were $10,670,000 as compared to $4,821,000 in 2002. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased.

TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

	Years ended December 31,
	2003		2002		2001
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$30,918	0.00%	28,069	0.00%	25,709	0.00%
Interest-bearing demand deposits	33,897	0.24%	32,480	0.52%	29,427	0.84%
Money market	45,072	1.42%	36,390	2.20%	23,342	3.17%
Savings	27,756	0.59%	26,662	1.33%	25,661	1.78%
Time	144,194	3.63%	144,353	4.49%	139,928	5.54%

Total	$281,837	2.17%	267,954	2.91%	244,067	3.77%

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

In 2003, capital was increased by $2,157,000 or 6.1%. In 2002, capital was increased by $3,488,000 or 11.0%. In 2001, capital was increased by $2,090,000 or 7.1%. Capital growth is achieved by retaining more in earnings than we pay out to our stockholders.

MPB’s normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 54% for 2003 compared to 54% for 2002 and 58% for 2001.

MID PENN BANCORP, INC.    MANAGEMENT’S DISCUSSION AND ANALYSIS (CONT’D)

At December 31, 2003, 19,408 shares of MPB’s common stock have been purchased back by MPB, held as treasury stock, and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used for the employee stock ownership plan.

Federal Income Taxes

Federal income tax expense for 2003 was $1,253,000 compared to $1,270,000 and $1,218,000 in 2002 and 2001, respectively. The effective tax rate was 21% for 2003 and 22% for 2002 and 2001.

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

The major sources of cash in 2003 came from operations and a net increase in deposits of $13,635,000. Deposits grew at a slower pace in 2003 due to improving equity markets. In addition, net long-term debt was increased by approximately $3,301,000 as the Bank locked into several new borrowings at the favorable current rate levels.

In 2003, the major use of cash was for net loan growth of $13,530,000. Loan growth in 2003 was slower than the prior year, due to a slow economy and heightened competition for commercial loans. Excess cash generated was used to pay down short-term borrowings.

The major sources of cash in 2002 came from operations and the influx of deposit dollars during the year. Demand and savings balances posted a net increase of $14,723,000 and time deposits increased by a net amount of $5,875,000 as bank customers returned to the safety of bank deposits during this time of uncertainty in the equity markets.

The Bank used this cash to fund loans which increased by a net $19,969,000 during the year, as well as investing in short-term interest-bearing (certificate of deposit) balances in other banks. These jumbo certificates offer a competitive rate of return with no credit risk and little interest-rate risk due to their short terms.

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

The maturity distribution and weighted average yields of investments is presented in Table 10. The maturity distribution and repricing characteristics of MPB’s loan portfolio is shown in Table 11. Table 12 provides expected maturity information about MPB’s financial instruments that are sensitive to changes in interest rates. Except for the effects of prepayments on mortgage related assets, the table presents principal cash flows and related average interest rates on interest earning assets by contractual maturity. Residential loans are assumed to have annual payment rates between 12% and 18% of the portfolio. Loan and mortgage backed securities balances are not adjusted for unearned discounts, premiums, and deferred loan fees.

MID PENN BANCORP, INC.     ANNUAL REPORT TO THE SHAREHOLDERS

MPB assumes that 75% of savings and NOW accounts are core deposits and are, therefore, expected to reprice after 5 years. Transaction accounts, excluding money market accounts, are assumed to reprice after five years. Money market accounts are assumed to be variable accounts and are reported as maturing within the first twelve months. No roll-off is applied to certificates of deposit. Fixed maturity deposits reprice at maturity. The maturity distribution of time deposits of $100,000 or more is shown in Table 13.

TABLE 10: INVESTMENT MATURITY AND YIELD

	December 31, 2003
(Dollars in thousands)	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
U.S. Treasury and U.S.government agencies	$500	8,567	500	997	10,564
State and political subdivision obligations	314	2,079	10,665	21,352	34,410
Mortgage-backed U.S. government agencies	0	1,000	861	2,947	4,808
Equity securities	0	0	0	2,130	2,130

Total	$814	11,646	12,026	27,426	51,912

	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
Weighted Average Yields
U.S. Treasury and U.S. government agencies	6.44%	3.62	3.50	4.02	3.80
State and political subdivision obligations	7.43	7.28	6.94	7.02	7.01
Mortgage-backed U.S. government agencies	0	5.49	6.23	4.50	5.02
Equity securities	0	0	0	2.25	2.25

Total	6.82%	4.44	6.75	6.31	5.99

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY

	December 31, 2003
(Dollars in thousands)	One Year and Less	After One Year thru Five Years	After Five Years	Total
Commercial, real estate, construction and land development	$67,137	67,413	19,746	154,296
Commercial, industrial and agricultural	13,406	11,587	574	25,567
Real estate-residential mortgages	15,499	17,951	9,934	43,384
Consumer	1,364	6,491	976	8,831

Total Loans	$97,406	103,442	31,230	232,078

Rate Sensitivity
Predetermined rate	$5,066	25,330	29,282	59,678
Floating or adjustable rate	92,340	78,112	1,948	172,400

Total	$97,406	103,442	31,230	232,078

MID PENN BANCORP, INC.     MANAGEMENT’S DISCUSSION AND ANALYSIS (CONT’D)

TABLE 12: INTEREST RATE SENSITIVITY GAP

	Expected Maturity Year Ended December 31,
(Dollars in thousands) (As of December 31, 2003)	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$51,855	12,180	297	99	5,487	0	69,918	69,918
Average interest rate	2.40	2.89	6.68	5.05	3.73	—	2.61
Debt securities	814	4,064	1,927	662	4,994	37,322	49,783	54,093
Average interest rate	6.37	6.13	5.51	5.41	3.36	6.62	6.19
Adjustable rate loans	92,340	16,502	17,954	15,145	28,510	1,949	172,400	172,400
Average interest rate	5.31	6.91	6.79	6.60	5.99	5.01	5.84
Fixed rate loans	5,066	5,823	5,727	6,912	6,867	29,283	59,678	67,412
Average interest rate	7.28	7.61	7.29	7.05	6.45	7.05	7.08

Total	$150,075	38,569	25,905	22,818	45,858	68,554	351,779	363,823

Interest liabilities:
Variable rate savings and transaction accounts	$61,611	0	0	0	0	79,279	140,890	140,890
Average interest rate	0.91	—	—	—	—	0.18	0.50
Certificates of deposit and IRAs	59,605	29,705	19,769	21,612	12,364	2,463	145,518	151,316
Average interest rate	2.70	4.08	3.48	4.29	3.55	3.91	3.42
Short term borrowings	9,688	0	0	0	0	0	9,688	9,688
Average interest rate	1.06	—	—	—	—	—	1.06
Long term fixed rate borrowings	5,088	0	5,000	0	0	25,596	35,684	38,321
Average interest rate	5.24	—	6.21	—	—	5.84	5.81

Total	$135,992	29,705	24,769	21,612	12,364	107,338	331,780	340,215

Rate sensitive gap:
Periodic gap	$14,083	8,864	1,136	1,206	33,494	(38,784)
Cumulative gap	$14,083	22,947	24,083	25,289	58,783	19,999
Cumulative gap as a percentage of total assets	+3.7%	+6.1%	+6.4%	+6.8%	+15.7%	+5.4%

	Expected Maturity Year Ended December 31,
(Dollars in thousands) (As of December 31, 2002)	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$55,189	8,615	1,287	297	99	0	65,487	65,487
Average interest rate	3.66	4.19	7.21	6.68	5.05	—	3.82
Debt securities	3,325	1,007	5,368	3,976	1,261	39,500	54,437	56,486
Average interest rate	2.43	6.95	4.57	5.26	5.57	6.91	6.27
Adjustable rate loans	68,945	33,371	22,966	14,242	17,992	484	158,000	158,000
Average interest rate	5.47	7.82	7.40	7.84	6.94	7.76	6.64
Fixed rate loans	9,104	7,710	9,988	8,949	9,942	17,660	63,353	79,834
Average interest rate	7.72	8.37	8.32	6.38	7.11	7.72	7.64

Total	$136,563	50,703	39,609	27,464	29,294	57,644	341,277	359,807

MID PENN BANCORP, INC.     ANNUAL REPORT TO THE SHAREHOLDERS

TABLE 12: INTEREST RATE SENSITIVITY GAP (cont’d)

	Expected Maturity Year Ended December 31,
(Dollars in thousands) (As of December 31, 2002)	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
Interest liabilities:
Variable rate savings and transaction accounts	$55,602	0	0	0	0	73,274	128,876	128,876
Average interest rate	1.44	—	—	—	—	.39	.84
Certificates of deposit and IRAs	62,026	32,484	25,288	6,106	16,386	2,853	145,143	151,638
Average interest rate	3.81	4.08	4.51	4.78	4.53	4.73	4.13
Short term borrowings	18,156	0	0	0	0	0	18,156	18,156
Average interest rate	1.40	—	—	—	—	—	1.40
Long term fixed rate borrowings	5,197	5,086	0	5,000	0	17,100	32,383	34,673
Average interest rate	6.61	5.24	—	6.21	—	6.55	6.30

Total	$140,981	37,570	25,288	11,106	16,386	93,227	324,558	333,343

Rate sensitive gap:
Periodic gap	$(4,418)	13,133	14,321	16,358	12,908	(35,583)
Cumulative gap	$(4,418)	8,715	23,036	39,394	52,302	16,719
Cumulative gap as a percentage of total assets	-1.2%	+2.4%	+6.3%	+10.8%	+14.4%	+4.6%

During 2003, Management analyzed interest rate risk using the Profit Star Asset-Liability Management Model. Using the computerized model, Management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. These scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by Management. At December 31, 2003, all interest rate risk levels according to our model were within the tolerance guidelines set by Management. The model noted above utilized by Management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which Management would make to realign its portfolio in the event of a changing rate environment.

TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

	December 31,
(Dollars in thousands)	2003	2002	2001
Three months or less	$4,821	5,757	3,925
Over three months to twelve months	7,104	6,179	12,773
Over twelve months	12,673	12,895	7,643

Total	$24,598	24,831	24,341

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

As of December 31, 2003, commitments to extend credit amounted to $48,786,000 as compared to $42,261,000 as of December 31, 2002.

MPB also issues financial standby letters of credit to its customers. The risk associated with financial standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Financial standby letters of credit increased to $5,804,000 at December 31, 2003, from $4,579,000 at December 31, 2002.

Comprehensive Income

Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed “Other Comprehensive Income.” For MPB, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income for the years ended December 31, 2003, 2002 and 2001 was $58,000, $1,413,000 and $288,000, respectively.

MID PENN BANCORP, INC.    SUMMARY OF SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	2003	2002	2001	2000	1999
INCOME:
Total Interest Income	$19,984	21,352	22,864	22,053	20,112
Total Interest Expense	8,434	9,926	11,735	11,455	9,674
Net Interest Income	11,550	11,426	11,129	10,598	10,438
Provision for Possible Loan Losses	290	425	500	325	325
Noninterest Income	2,707	2,022	1,845	1,556	1,689
Noninterest Expense	8,099	7,258	7,026	6,656	6,665
Income Before Income Taxes	5,868	5,765	5,448	5,203	5,137
Provision for Income Taxes	1,253	1,270	1,218	1,255	1,253
Net Income	4,615	4,495	4,230	3,948	3,884

COMMON STOCK DATA PER SHARE:
Earnings Per Share	$1.45	1.41	1.33	1.24	1.22
Cash Dividends Declared	.80	.80	.80	.80	2.18
Stockholders’ Equity	11.72	11.04	9.94	9.29	8.33

AVERAGE SHARES OUTSTANDING	3,188,504	3,188,333	3,190,802	3,187,807	3,189,875

AT YEAR-END:
Investments	$54,093	58,859	55,348	73,885	64,099
Loans, Net of Unearned Discount	232,078	221,353	202,836	184,211	172,294
Allowance for Loan Losses	2,992	3,051	2,856	2,815	2,505
Total Assets	373,466	363,284	330,635	315,584	287,542
Total Deposits	288,338	274,703	254,105	231,408	217,840
Short-term Borrowings	9,688	18,156	9,610	22,738	24,636
Long-term Debt	35,684	32,383	32,568	29,241	16,400
Stockholders’ Equity	$37,361	35,204	31,716	29,626	26,565

RATIOS:
Return on Average Assets	1.25	1.32	1.31	1.34	1.40
Return on Average Stockholders’ Equity	12.69	13.60	13.68	14.64	14.68
Cash Dividend Payout Ratio	54.48	54.05	57.55	61.54	170.91
Allowance for Loan Losses to Loans	1.29	1.38	1.41	1.53	1.45
Average Stockholders’ Equity to Average Assets	9.97	9.67	9.67	9.15	9.50