Form 10-K, Exhibit 13
period 2004-12-31
MID PENN BANCORP INC
filed 2005-03-14
CIK 879635

EXHIBIT 13

EXCERPTS FROM REGISTRANT’S

2004 ANNUAL REPORT TO SHAREHOLDERS

MID PENN BANCORP INC.

Making things happen for you.℠

FINANCIAL HIGHLIGHTS | 2004

annual report

financial highlights

AS OF AND FOR YEARS ENDED DECEMBER 31, 2004 AND 2003

(Dollars in thousands, except per share data.)	2004	2003	Percent Change
Total Assets	$403,256	373,466	+7.98%
Total Deposits	301,144	288,338	+4.44%
Net Loans	275,904	229,086	+20.44%
Total Investments and Interest Bearing Balances	105,020	124,011	-15.31%
Stockholders’ Equity	35,272	37,361	-5.59%
Net Income	4,369	4,615	-5.33%
Earnings Per Share	1.37	1.45	-5.52%
Cash Dividend Per Share	1.80	.80	+127.85%
Book Value Per Share	11.06	11.72	-5.63%

Return on Average Stockholders’ Equity	12.73%	12.69%	+0.32%
Return on Average Assets	1.12%	1.25%	-10.40%
Net Interest Margin	3.48%	3.63%	-4.13%
Nonperforming Loans to Total Loans	0.63%	1.18%	-46.61%

Mid Penn Bancorp, Inc.

Stockholders’ Information

	2004		2003
	High	Low	High	Low	Quarter
Market Value Per Share	$31.95	23.75	22.00	21.00	1st
	28.78	27.25	23.50	21.25	2nd
	31.25	27.20	24.25	21.10	3rd
	28.20	25.10	24.35	22.00	4th

Market Value Information: The market share information was provided by the American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent: Wells Fargo Shareholder Services, P.O. Box 64854, St. Paul, MN 55164-0854.

Phone: 1-800-468-9716.

Number of Stockholders: At December 31, 2004, there were 1,023 stockholders.

Dividends: A dividend of $.20 per share was paid during each quarter of 2004 and 2003. A special dividend of $1.00 per share was also paid in the first quarter of 2004. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

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

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, April 26, 2005, at 349 Union Street, Millersburg, Pennsylvania.

Accounting, Auditing and Internal Control Complaints: Information on how to report a complaint regarding accounting, internal accounting controls or auditing matters is available at Mid Penn Bank’s website: www.midpennbank.com unaudited graphs

TOTAL ASSETS **(IN MILLIONS)**

400
390
380
370
360
350
340
330
320
310
315.6
330.6
363.3
373.5
403.3
2000
2001
2002
2003
2004

TOTAL DEPOSITS **(IN MILLIONS)**

310
300
290
280
270
260
250
240
230
220
231.4
254.1
274.4
288.3
301.1
2000
2001
2002
2003
2004

NET INCOME **(IN MILLIONS)**

4.7
4.6
4.5
4.4
4.3
4.2
4.1
4.0
3.9
3.8
3.95
4.23
4.50
4.62
4.37
2000
2001
2002
2003
2004

TOTAL STOCKHOLDERS' EQUITY **(IN MILLIONS)**

38
37
36
35
34
33
32
31
30
29
29.6
31.7
35.2
37.4
35.3
2000
2001
2002
2003
2004

BOOK VALUE PER SHARE **(IN DOLLARS)**

12.0
11.5
11.0
10.5
10.0
9.5
9.0
8.5
8.0
7.5
9.30
9.94
11.04
11.72
11.06
2000
2001
2002
2003
2004

EARNINGS PER SHARE **(IN DOLLARS)**

1.45
1.40
1.35
1.30
1.25
1.20
1.15
1.10
1.05
1.00
1.24
1.33
1.41
1.45
1.37
2000
2001
2002
2003
2004

report of independent registered public accounting firm

The Board of Directors and Stockholders

Mid Penn Bancorp, Inc.

Millersburg, Pennsylvania:

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (collectively, “Corporation”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the Standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commision (COSO), and our report dated February 9, 2005 expressed an unqualified opinion on management’s assesment of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting.

PARENTE RANDOLPH, LLC

Williamsport, Pennsylvania

February 9, 2005

consolidated balance sheet

DECEMBER 31, 2004 AND 2003

(Dollars in thousands, except share data)	2004	2003
ASSETS
Cash and due from banks	$6,679	7,456
Interest-bearing balances with other financial institutions	60,407	69,918
Available-for-sale investment securities	44,613	54,093
Loans	281,083	233,627
Less:
Unearned income	(1,536)	(1,549)
Allowance for loan losses	(3,643)	(2,992)

Net loans	275,904	229,086

Bank premises and equipment, net	4,874	3,920
Foreclosed assets held for sale	505	1,117
Accrued interest receivable	1,875	1,763
Deferred income taxes	982	303
Goodwill	259	0
Core deposit intangible	271	0
Cash surrender value of life insurance	6,180	4,953
Other assets	707	857

Total Assets	$403,256	373,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$37,586	30,762
Interest-bearing demand	35,562	36,917
Money market	43,116	45,457
Savings	28,414	27,754
Time	156,466	147,448

Total Deposits	301,144	288,338
Short-term borrowings	13,801	9,688
Accrued interest payable	1,192	1,045
Other liabilities	1,890	1,350
Long-term debt	49,957	35,684

Total Liabilities	367,984	336,105

Stockholders’ Equity:
Common stock, par value $1 per share; authorized 10,000,000 shares; 3,207,912 shares Issued in 2004 and 2003	3,208	3,208
Additional paid-in capital	23,472	23,472
Retained earnings	8,435	9,805
Accumulated other comprehensive income	693	1,415
Treasury stock at cost (19,086 and 19,408 shares in 2004 and 2003, respectively)	(536)	(539)

Stockholders’ Equity, Net	35,272	37,361

Total Liabilities and Stockholders’ Equity	$403,256	373,466

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statement of income

FOR YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in thousands, except share data)	2004	2003	2002
INTEREST INCOME
Interest and fees on loans	$16,327	15,470	15,863
Interest on interest-bearing balances	1,809	2,099	2,703
Interest and dividends on investment securities:
U.S. Treasury and government agencies	599	559	659
State and political subdivision obligations, tax-exempt	1,286	1,783	2,001
Other securities	49	64	79
Interest on federal funds sold and securities purchased under agreement to resell	7	9	47

Total Interest Income	20,077	19,984	21,352

INTEREST EXPENSE
Interest on deposits	5,624	6,117	7,807
Interest on short-term borrowings	137	128	50
Interest on long-term debt	2,244	2,189	2,069

Total Interest Expense	8,005	8,434	9,926

Net Interest Income	12,072	11,550	11,426
PROVISION FOR LOAN LOSSES	725	290	425

Net Interest Income After Provision for Loan Losses	11,347	11,260	11,001

NONINTEREST INCOME
Trust department income	248	202	188
Service charges on deposits	1,467	1,227	1,053
Investment securities gains, net	475	261	60
Gain on sale of loans	0	45	51
Income on cash surrender value of life insurance	211	210	239
Fee income from investment services	162	21	67
Fee income from debit card transactions	169	149	146
Other income	725	592	218

Total Noninterest Income	3,457	2,707	2,022

NONINTEREST EXPENSE
Salaries and employee benefits	4,918	4,496	3,978
Occupancy expense, net	456	423	384
Equipment expense	631	602	514
Pennsylvania bank shares tax expense	265	266	259
Legal and professional expense	385	284	160
Marketing and advertising	185	100	115
Debit card processing expense	214	167	207
Director fees and benefits expense	196	201	225
Other expenses	1,780	1,560	1,416

Total Noninterest Expense	9,030	8,099	7,258

INCOME BEFORE PROVISION FOR INCOME TAXES	5,774	5,868	5,765
Provision for income taxes	1,405	1,253	1,270

Net Income	$4,369	4,615	4,495

Earnings Per Share	$1.37	1.45	1.41

Weighted Average Number of Shares Outstanding	3,188,867	3,188,504	3,188,333

Earnings per share information has been restated to reflect the retroactive effect of a five percent stock dividend in the second quarter of 2003.

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statement of stockholders’ equity

FOR YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in thousands, except share data)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2001	$3,057	20,368	8,880	(56)	(533)	31,716

Comprehensive income:
Net income	0	0	4,495	0	0	4,495
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	1,413	0	1,413

Total comprehensive income						5,908

Cash dividends ($ .80 per share, historical)	0	0	(2,431)	0	0	(2,431)
Sale of treasury stock (443 shares)	0	0	0	0	11	11

Balance, December 31, 2002	3,057	20,368	10,944	1,357	(522)	35,204

Comprehensive income:
Net income	0	0	4,615	0	0	4,615
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	58	0	58

Total comprehensive income						4,673

Cash dividends ($ .80 per share, historical)	0	0	(2,499)	0	0	(2,499)
5% stock dividend (additional 151,411 shares)	151	3,104	(3,255)	0	0	0
Purchase of treasury stock (786 shares)	0	0	0	0	(17)	(17)

Balance, December 31, 2003	3,208	23,472	9,805	1,415	(539)	37,361

Comprehensive income:
Net income	0	0	4,369	0	0	4,369
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	(722)	0	(722)

Total comprehensive income						3,647

Cash dividends ($ 1.80 per share, historical)	0	0	(5,739)	0	0	(5,739)
Sale of treasury stock (322 shares)	0	0	0	0	3	3

Balance, December 31, 2004	$3,208	23,472	8,435	693	(536)	35,272

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statement of cash flows

FOR YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in thousands)

	2004	2003	2002
Operating Activities:
Net income	$4,369	4,615	4,495
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	725	290	425
Depreciation	475	426	340
Amortization of core deposit intangible	20	0	0
Increase in cash surrender value of life insurance	(211)	(210)	(239)
Investment securities gains, net	(475)	(261)	(60)
(Gain) loss on sale of foreclosed assets	4	(20)	54
Gain on sale of loans	0	(45)	(51)
Deferred income taxes	(307)	123	(147)
Change in accrued interest receivable	(112)	244	84
Change in other assets	142	380	(712)
Change in accrued interest payable	147	(142)	(105)
Change in other liabilities	540	(301)	307

Net Cash Provided By Operating Activities	5,317	5,099	4,391

Investing Activities:
Net decrease (increase) in interest-bearing balances	9,511	(4,431)	(12,445)
Proceeds from the maturity of investment securities	7,979	15,635	8,163
Proceeds from the sale of investment securities	17,195	5,793	3,176
Purchases of investment securities	(16,305)	(16,313)	(12,657)
Purchase of life insurance	(1,016)	0	0
Cash received from business combination	4,139	0	0
Proceeds from sale of loans	0	1,710	983
Net increase in loans	(45,163)	(13,530)	(19,969)
Purchases of bank premises and equipment	(1,429)	(1,029)	(262)
Proceeds from the sale of foreclosed assets	879	475	1,311
Capitalized additions - foreclosed assets	(147)	0	(163)

Net Cash Used In Investing Activities	(24,357)	(11,690)	(31,863)

Financing Activities:
Net increase in deposits	5,613	13,635	20,598
Net (decrease) increase in short-term borrowings	4,113	(8,468)	8,546
Cash dividends paid	(5,739)	(2,499)	(2,431)
Long-term debt repayment	(5,127)	(5,199)	(185)
Sale (purchase) of treasury stock	3	(17)	11
Long-term borrowings	19,400	8,500	0

Net Cash Provided By Financing Activities	18,263	5,952	26,539

Net decrease in cash and due from banks	(777)	(639)	(933)
Cash and due from banks at January 1	7,456	8,095	9,028

Cash and due from banks at December 31	$6,679	7,456	8,095

Supplemental Disclosures of Cash Flow Information:
Interest paid	$7,858	8,576	10,031
Income taxes paid	$1,385	1,410	1,427
Supplemental Noncash Disclosures:
Loan charge-offs	$74	349	230
Transfers to foreclosed assets held for sale	$124	791	290
Business Combination:
Fair value of assets acquired	$3,054	0	0
Fair value of liabilities assumed	$7,193	0	0

The accompanying notes are an integral part of these consolidated financial statements.

notes to consolidated financial statements

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

Investments are accounted for as follows:

Available-for-Sale Securities - includes debt and restricted equity securities. Debt securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Realized gains and losses on sales of investment securities are computed on the basis of specific identification of the cost of each security. Restricted equity securities are generally carried at cost and evaluated for impairment due to the lack of available market data. Restricted equity securities for which market data is available are reported as fair value.

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

notes to consolidated financial statements

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

Management believes the allowance for loan losses is adequate. Identification of specific losses is an ongoing process using available information. Specifically, quarterly management meetings to review “problem” loans are utilized to determine a plan for collection and, if necessary, a recommendation to the Board for charge off. Future additions to the allowance for loan losses through a provision for loan losses will be made based on identified changes in the above factors coupled with loss experience.

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

Certain items of income and expense are recognized in different accounting periods for financial reporting purposes than for income tax purposes. Deferred income tax assets and liabilities are provided in recognition of these temporary differences at currently enacted income tax rates. As changes in tax laws or rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes.

(h)	Core Deposit Intangible

Core deposit intangible is a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. In 2004, MPB acquired core deposit intangible in the amount of $291,000 in connection with its purchase of assets and assumption of liabilities of the Dauphin office of Vartan National Bank. The core deposit intangible is being amortized over an 8 year life on a straight-line basis. The recoverability of the carrying value of intangible asset is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

(i)	Goodwill

Goodwill is the excess of the purchase price over the fair value of assets acquired in connection with business acquisitions accounted for as purchases. In 2004, MPB recorded goodwill of $259,000 in connection with its purchase of assets and assumption of liabilities of the Dauphin office of Vartan National Bank. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing the impairment of goodwill on at least an annual basis. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in 2004. For Federal income tax reporting purposes, goodwill is expected to be amortized over 15 years.

notes to consolidated financial statements

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and were $185,000 in 2004, $100,000 in 2003 and $115,000 in 2002.

(k)	Pensions and Other Postretirement Benefit Plans

Effective December 31, 2003, MPB adopted Statement of Financial Accounting Standards No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“Revised SFAS No. 132”). Revised SFAS No. 132 requires additional disclosures about defined benefit pension plans and other postretirement defined benefit plans. It does not change the measurement or recognition of those plans. Applicable prior year disclosures have been restated to conform to Revised SFAS No. 132 requirements.

(l)	Other Benefit Plan

A funded contributory profit-sharing plan is maintained for substantially all employees. The cost of the Bank’s profit-sharing plan is charged to current operating expenses and is funded annually.

(m)	Trust Assets and Income

Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the consolidated financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis which is not materially different than if it were reported on the accrual basis.

(n)	Earnings Per Share

Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented giving retroactive effect to stock dividends and stock splits. MPB’s basic and diluted earnings per share are the same since there are no potentially dilutive securities outstanding.

(o)	Statement of Cash Flows

For purposes of cash flows, MPB considers cash and due from banks to be cash equivalents.

(p)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s classifications.

(4)	Comprehensive Income

The components of other comprehensive income (loss) and related tax effects are as follows:

(Dollars in thousands)	Years Ended December 31,
	2004	2003	2002
Unrealized holding (losses) gains on available-for-sale securities	$(619)	349	2,193
Less reclassification adjustment for gains realized in income	(475)	(261)	(60)

Net unrealized (losses) gains	(1,094)	88	2,133
Income tax benefit (expense)	372	(30)	(720)

Net	$(722)	58	1,413

(5)	Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain reserve balances with the Federal Reserve Bank of Philadelphia. The amounts of those required reserve balances were $575,000 at December 31, 2004 and $549,000 at December 31, 2003.

Deposits with one financial institution are insured up to $100,000. The Bank maintains cash and cash equivalents with certain financial institutions in excess of the insured amount.

(6)	Investment Securities

At December 31, 2004 and 2003, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in Thousands) December 31, 2004	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$11,998	12	91	11,919
Mortgage-backed U.S. government agencies	5,508	21	87	5,442
State and political subdivision obligations	22,621	1,213	13	23,821
Restricted equity securities	3,435	0	4	3,431

	$43,561	1,246	195	44,613

notes to consolidated financial statements

(Dollars in Thousands) December 31, 2003	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$10,564	191	49	10,706
Mortgage-backed U.S. government agencies	4,808	64	31	4,841
State and political subdivision obligations	34,447	1,972	3	36,416
Restricted equity securities	2,130	0	0	2,130

	$51,949	2,227	83	54,093

Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank which do not have a readily determinable fair value because their ownership is restricted and they lack a market. Also included in restricted equity securities is an investment in Access Capital Strategies, an equity fund that invests in low to moderate income financing projects. This investment was purchased in 2004 to fulfill the Bank’s regulatory requirement of the Community Reinvestment Act Investment and, at December 31, 2004, is reported at fair value net of an unrealized loss of $4,000.

Investment securities having a fair value of $29,128,000 at December 31, 2004 and $26,803,000 at December 31, 2003, were pledged to secure public deposits and other borrowings.

Gains from sales of investment securities amounted to $475,000 in 2004, $261,000 in 2003 and $60,000 in 2002. The proceeds from sales of investment securities were $17,195,000 in 2004, $5,793,000 in 2003 and $3,176,000 in 2002.

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004.

(In thousands)	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$0	0	7,906	91	7,906	91
Mortgage-backed U.S. government agencies	0	0	4,071	87	4,071	87
State and political subdivision obligations	0	0	716	13	716	13
Restricted equity securities	0	0	246	4	246	4

Total temporarily impaired available-for-sale securities	$0	0	12,939	195	12,939	195

The unrealized losses on investment securities are primarily the result of volatility in interest rates. Based on the credit worthiness of the issuers, management believes that investment securities at December 31, 2004 were not other-than-temporarily impaired.

The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value at December 31, 2004 and 2003:

	December 31, 2004		December 31, 2003
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$1,240	1,252	814	844
Due after 1 year but within 5 years	6,832	6,857	10,646	10,900
Due after 5 years but within 10 years	13,240	13,709	11,165	11,782
Due after 10 years	13,306	13,922	22,386	23,596

	34,618	35,740	45,011	47,122

Mortgage-backed securities	5,508	5,442	4,808	4,841
Restricted equity securities	3,435	3,431	2,130	2,130

	$43,561	44,613	51,949	54,093

notes to consolidated financial statements

(7)	Loans

A summary of loans at December 31, 2004 and 2003 is as follows:

(Dollars in thousands)	2004	2003
Commercial real estate, construction and land development	$195,549	154,296
Commercial, industrial and agricultural	30,940	25,567
Real estate - residential	43,914	43,384
Consumer	10,680	10,380

	$281,083	233,627

Net unamortized loan fees and costs of $344,000 in 2004 and $167,000 in 2003 were deducted from loans.

Loans and available credit to Bank executive officers, directors, and corporations in which such executive officers and directors have beneficial interests as stockholders, executive officers, or directors aggregated approximately $2,983,000 at December 31, 2004 and $3,275,000 at December 31, 2003. New loans extended were $867,000 in 2004 and $2,328,000 in 2003. Net payments on these loans equalled $1,159,000 during 2004 and $988,000 during 2003. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

(8)	Allowance for Loan Losses

Changes in the allowance for loan losses for the years 2004, 2003, and 2002 are summarized as follows:

(Dollars in thousands)	2004	2003	2002
Balance, January 1	$2,992	3,051	2,856
Provision for loan losses	725	290	425
Loans charged off	(121)	(409)	(302)
Recoveries on loans charged off	47	60	72

Balance, December 31	$3,643	2,992	3,051

The recorded investment in loans that are considered impaired amounted to $1,013,000 and $439,000 on December 31, 2004 and December 31, 2003, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan losses related to loans classified as impaired amounted to approximately $126,000 at December 31, 2004 and $40,000 at December 31, 2003. All impaired loans at the end of 2004 and 2003 had related allowances. The average balances of these loans amounted to approximately $945,000, $983,000 and $1,361,000 for the years 2004, 2003 and 2002, respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 2004, 2003 and 2002.

(Dollars in thousands)	2004	2003	2002
Cash receipts applied to reduce principal balance	$36	4	122
Cash receipts recognized as interest income	3	0	1

Total cash receipts	$39	4	123

Loans which were past due 90 days or more for which interest continued to be accrued amounted to approximately $394,000 at December 31, 2004 and $661,000 at December 31, 2003. The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

(9)	Bank Premises and Equipment

At December 31, 2004 and 2003, bank premises and equipment are as follows:

(Dollars in thousands)	2004	2003
Land	$1,288	838
Buildings	4,732	4,001
Furniture and fixtures	4,966	4,720

	10,986	9,559
Less accumulated depreciation	6,112	5,639

	$4,874	3,920

Depreciation expense was $475,000 in 2004, $426,000 in 2003 and $340,000 in 2002.

notes to consolidated financial statements

(10)	Deposits

At December 31, 2004 and 2003, time deposits in denominations of $100,000 or more amounted to $27,883,000 and $24,598,000, respectively. Interest expense on such certificates of deposit amounted to approximately $830,000, $873,000, and $1,112,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Time deposits at December 31, 2004, mature as follows: (in thousands) 2005, $57,216; 2006, $33,376; 2007, $37,993; 2008, $12,720; 2009, $13,007; thereafter, $2,154.

Deposits and other funds from related parties held by MPB at December 31, 2004 and 2003 amounted to approximately $6,133,000 and $4,727,000, respectively.

(11)	Short-term Borrowings

Short-term borrowings as of December 31, 2004 and 2003 consisted of:

(Dollars in thousands)	2004	2003
Federal funds purchased	$10,400	6,000
Repurchase agreements	2,928	3,246
Treasury, tax and loan notes	473	254
Due to broker	0	188

	$13,801	9,688

Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The due to broker balance represents previous day balances transferred from deposit accounts under a sweep account agreement. The Bank also has unused lines of credit with several banks amounting to $34,600,000 dollars at December 31, 2004.

(12)	Long-term Debt

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 2004 and 2003, the Bank had long-term debt in the amount of $49,957,000 and $35,684,000, respectively, consisting of:

	At December 31
(Dollars in thousands)	2004	2003
Loans matured in 2004 with rates ranging from 5.20% to 7.30%	$0	5,087
Loans maturing in 2006 with rates ranging from 2.17% to 6.21%	10,000	5,000
Loans maturing in 2007 at a rate of 3.71%	5,000	0
Loans maturing in 2008 at a rate of 3.08%	5,000	5,000
Loans maturing in 2009 with rates ranging from 4.22% to 7.24%	12,000	7,000
Loans maturing in 2010 with rates ranging from 6.28% to 6.71%	10,000	10,000
Loans maturing in 2013 with rates ranging from 4.08% to 4.75%	3,500	3,500
Loans maturing in 2026 at a rate of 4.80%	4,362	0
Loans maturing in 2005 through 2027 at a rate of 6.71%	95	97

Total Long-term Debt	$49,957	35,684

The aggregrate amounts of maturities of long-term debt subsequent to December 31, 2004 are $10,002,000 (2006), $5,002,000 (2007), $5,002,000 (2008), $12,003,000 (2009), $17,948,000 thereafter. Most of the Bank’s investments and mortgage loans are pledged to secure FHLB borrowings.

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

notes to consolidated financial statements

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

The following tables provide a reconciliation of the changes in the plans’ health and life insurance benefit obligations and fair value of plan assets for the years ended December 31, 2004 and 2003 and a statement of the funded status at December 31, 2004 and 2003:

	December 31,
(Dollars in thousands)	2004	2003
Change in benefit obligations:
Benefit obligations, January 1	$501	450
Service cost	38	30
Interest cost	31	30
Actuarial loss	92	10
Benefit payments	(16)	(19)

Benefit obligations, December 31	$646	501

Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	16	19
Benefit payments	(16)	(19)

Fair value of plan assets, December 31	$0	0

	December 31,
(Dollars in thousands)	2004	2003
Funded status:
Excess of the benefit obligation over the value of plan assets	$(646)	(501)
Unrecognized transition obligation	117	133
Unrecognized loss (gain)	4	(88)

Net amount recognized	$(525)	(456)

Amount recognized in the consolidated balance sheet at December 31, 2004 and 2003 is as follows:

(Dollars in thousands)	2004	2003
Accrued benefit liability	$(525)	(456)

The accumulated benefit obligation for health and life insurance plans was $ 646,000 and $ 501,000 at December 31, 2004 and 2003, respectively.

The components of net periodic postretirement benefit cost for 2004, 2003 and 2002 are as follows:

(Dollars in thousands)	2004	2003	2002
Service cost	$38	30	24
Interest cost	31	30	28
Amortization of transition obligation	15	15	15
Amortization of net gain	0	(3)	(4)

Net periodic postretirement benefit cost	$84	72	63

notes to consolidated financial statements

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2004 and 2003 are as follows:

	2004	2003
Weighted-average assumptions:
Discount rate	5.75%	6.00%
Rate of compensation increase	5.00%	5.00%

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Weighted-average assumptions:
Discount rate	6.00%	6.75%	7.00%
Rate of compensation increase	5.00%	5.00%	5.00%

Assumed health care cost trend rates at at December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Health care cost trend rate assumed for next year	10.00%	5.50%	6.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.50%	6.00%
Year that the rate reaches the ultimate trend rate	2009	2004	2003

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost	$11	9
Effect on postretirement benefit obligation	82	69

MPB expects to contribute $ 21,154 to its postretirement benefit plans in 2005.

Estimated Future Benefit Payments
1/1/2005 to 12/31/2005	$21,154
1/1/2006 to 12/31/2006	24,550
1/1/2007 to 12/31/2007	22,180
1/1/2008 to 12/31/2008	21,297
1/1/2009 to 12/31/2009	24,562
1/1/2010 to 12/31/2014	194,843

The following tables provide a reconciliation of the changes in the directors’ defined benefit plan’s benefit obligations and fair value of plan assets for the years ended December 31, 2004 and 2003 and a statement of the funded status at December 31, 2004 and 2003:

(Dollars in thousands)	December 31,
	2004	2003
Change in benefit obligations:
Benefit obligations, January 1	$647	563
Service cost	22	20
Interest cost	39	37
Actuarial (gain) loss	5	(10)
Change in assumptions	17	46
Benefit payments	(18)	(9)

Benefit obligations, December 31	$712	647

notes to consolidated financial statements

(Dollars in thousands)	2004	2003
Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	18	9
Benefit payments	(18)	(9)

Fair value of plan assets, December 31	$0	0

(Dollars in thousands)	December 31,
Funded status:
Excess of the benefit obligation over the value of plan assets	$(712)	(647)
Unrecognized prior-service cost	26	52
Unrecognized loss	57	35

Net amount recognized	$(629)	(560)

Amounts recognized in the consolidated balance sheet at December 31, 2004 and 2003 are as follows:

(Dollars in thousands)	2004	2003
Accrued benefit liability	$(645)	(573)
Intangible asset	16	13

Net amount recognized	$(629)	(560)

The accumulated benefit obligation for the retirement plan was $ 645,000 and $ 573,000 at December 31, 2004 and 2003, respectively.

Other plan information at December 31, 2004 and 2003 is as follows:

(Dollars in thousands)	2004	2003
Projected benefit obligation	$712	647
Accumulated benefit obligation	645	573
Fair value of plan assets	0	0

The components of net periodic pension cost for 2004, 2003 and 2002 are as follows:

(Dollars in thousands)	2004	2003	2002
Service cost	$22	20	23
Interest cost	39	37	35
Amortization of prior-service cost	26	26	26

Net periodic pension cost	$87	83	84

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2004 and 2003 are as follows:

	2004	2003
Weighted-average assumptions:
Discount rate	5.75%	6.00%
Change in consumer price index	4.00%	4.00%

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Weighted-average assumptions:
Discount rate	6.00%	6.75%	7.00%
Rate of compensation increase	4.00%	4.00%	4.00%

MPB expects to contribute $ 24,567 to its pension plan in 2005.

The Bank is the owner and beneficiary of insurance policies on the lives of certain officers and directors which informally fund the retirement plan obligation. The aggregate cash surrender value of these policies was $ 2,244,000 and $1,605,000 at December 31, 2004 and 2003, respectively.

notes to consolidated financial statements

Estimated Future Benefit Payments
1/1/2005 to 12/31/2005	$24,567
1/1/2006 to 12/31/2006	48,828
1/1/2007 to 12/31/2007	54,473
1/1/2008 to 12/31/2008	61,150
1/1/2009 to 12/31/2009	61,054
1/1/2010 to 12/31/2014	331,865

(14)	Other Benefit Plans

(a)	Profit-Sharing

The Bank has a funded contributory profit-sharing plan covering substantially all employees. The Bank’s contribution to the plan was $307,000 for 2004, $267,000 for 2003 and $235,000 for 2002.

(b)	Deferred Compensation Plans

The Bank has an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At December 31, 2004 and 2003, the Bank has accrued a liability of approximately $106,000 and $82,000, respectively, for this plan.

The Bank also has a directors’ deferred compensation plan which allows directors to defer receipt of monthly fees for a specified period in order to provide future retirement income. At December 31, 2004 and 2003, the Bank has accrued a liability of approximately $179,000 and $154,000, respectively, for this plan.

The Bank is the owner and beneficiary of insurance policies on the lives of the participating executive officer and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,626,000 and $1,564,000 at December 31, 2004 and 2003, respectively.

(c)	Salary Continuation Agreement

The Bank maintains a Salary Continuation Agreement (Agreement) for an executive officer. The Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Agreement. Upon death or a change in control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefit. At December 31, 2004 and 2003, the Bank has accrued a liability of approximately $161,000 and $129,000, respectively, for the Agreement. The expense related to the Agreement was $32,000 for 2004, $30,000 for 2003 and $28,000 for 2002.

The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $866,000 and $836,000 at December 31, 2004 and 2003, respectively.

(d)	Employee Stock Ownership Plan

The Bank has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the ESOP are made at the discretion of the Board of Directors. Total expense related to the Bank’s contribution to the ESOP for 2004, 2003 and 2002 was $155,000, $134,000 and $118,000, respectively. The ESOP held 32,836 and 27,941 shares of MPB stock as of December 31, 2004 and December 31, 2003, respectively, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share. Dividends paid on shares held by the ESOP are charged to retained earnings.

(e)	Other

At December 31, 2004 and 2003, the Bank had Split Dollar Life Insurance arrangements with two executives for which the aggregate collateral assignment and cash surrender values are approximately $1,444,000 and $948,000, respectively.

notes to consolidated financial statements

(15)	Federal Income Taxes

The following temporary differences gave rise to the deferred tax asset at December 31, 2004 and 2003:

(Dollars in thousands)	2004	2003
Deferred tax assets:
Allowance for loan losses	$1,085	863
Benefit plans	555	460
Nonaccrual interest	54	37
Core deposit intangible	3	0

Total	$1,697	1,360

(Dollars in thousands)	2004	2003
Deferred tax liabilities:
Depreciation	$(198)	(170)
Loan fees	(129)	(134)
Bond accretion	(20)	(24)
Other items	(11)	0
Unrealized gain on securities	(357)	(729)

Total	$(715)	(1,057)

Deferred tax asset, net	$982	303

The provision for income taxes consists of the following:

(Dollars in thousands)	2004	2003	2002
Current provision	$1,712	1,130	1,417
Deferred provision	(307)	123	(147)

Provision for income taxes	$1,405	1,253	1,270

A reconciliation of income tax at the statutory rate to MPB’s effective rate is as follows:

(Dollars in thousands)	2004	2003	2002
Provision at the expected statutory rate	$1,963	1,995	1,960
Effect of tax-exempt income	(583)	(752)	(824)
Nondeductible interest	34	53	73
Other items	(9)	(43)	61

Provision for income taxes	$1,405	1,253	1,270

(16)	Business Combination

On June 14, 2004, MPB consummated the purchase of assets and assumption of liabilities of the Dauphin office of Vartan National Bank (“Vartan”). MPB approved this deal in order to increase market share in the Central Pennsylvania Area. The net receipt of cash from Vartan was $4,139,000. The results of operations of Vartan from the date of acquisition have been included in the accompanying consolidated financial statements.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

(Dollars in thousands)	2004
Cash	$21
Loans	2,483
Goodwill	259
Core deposit intangible	291

Total Assets Acquired	$3,054

Deposits:
Demand and savings deposits	$4,297
Time	2,896

Total Liabilities Assumed	7,193

Net Liabilities Assumed	$4,139

notes to consolidated financial statements

Presented herein is certain unaudited pro forma information for 2004 as if Vartan had been acquired on January 1, 2004 and for 2003 as if Vartan had been acquired on January 1, 2003. These results combine historical results of Vartan into MPB’s consolidated statement of income and, while certain adjustments were made for the estimated impact of purchase accounting adjustments and other acquisition-related activity, they are not necessarily indicative of what would have occurred had the acquisition taken place on the indicated dates.

(Dollars in thousands, except per share data)	Unaudited Pro forma for Year Ended December 31
	2004	2003
Interest income	$20,178	20,186
Noninterest income	3,482	2,757
Net income	4,428	4,733
Earnings per share	1.39	1.48

(17)	Core Deposit Intangible

A summary of core deposit intangible is as follows at December 31, 2004.

(Dollars in thousands)
Gross carrying amount	$291
Less accumulated amortization	20

Net carrying amount	$271

Amortization expense amounted to $20,000 in 2004.

The estimated amoritization expense of intangible assets for each of the five succeeding fiscal years is $36,000 per year.

(18)	Regulatory Matters

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

			Capital Adequacy
(Dollars in thousands)	Actual:		Minimum Capital Required:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Tier I Capital (to Average Assets)	$27,346	7.0%	15,604	4.0%	19,505	5.0%
Tier I Capital (to Risk Weighted Assets)	27,346	9.0%	12,147	4.0%	18,221	6.0%
Total Capital (to Risk Weighted Assets)	30,989	10.2%	24,294	8.0%	30,368	10.0%

As of December 31, 2003:
Tier I Capital (to Average Assets)	$27,331	7.5%	14,565	4.0%	18,206	5.0%
Tier I Capital (to Risk Weighted Assets)	27,331	10.6%	10,301	4.0%	15,452	6.0%
Total Capital (to Risk Weighted Assets)	30,323	11.8%	20,602	8.0%	25,753	10.0%

notes to consolidated financial statements

As of December 31, 2004, the Bank’s capital ratios are in excess of the minimum and well-capitalized guidelines and MPB’s capital ratios are in excess of the Bank’s capital ratios.

(19)	Concentration of Risk and Off-Balance Sheet Risk

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

As of December 31, 2004, commitments to extend credit amounted to $61,028,000 and financial standby letters of credit amounted to $11,904,000.

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

As of December 31, 2004, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank’s business activity is with customers located in Central Pennsylvania, specifically within the Bank’s trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

The Bank’s highest concentrations of credit are in the areas of hotel/motel lodging financings and apartment building financing. Outstanding credit to these sectors amounted to $26,664,000 or 9.7% and $24,276,000 or 8.8%, respectively, of net loans outstanding as of December 31, 2004.

(20)	Commitments and Contingencies

Operating Lease

MPB has entered into a non-cancelable operating lease agreement to lease approximately 2,500 square feet of office space in the downtown Harrisburg area beginning in April 2005 with the initial term extending through March 2010. MPB has the option to renew this lease for two additional five year periods.

notes to consolidated financial statements

Minimum future rental payments under this operating lease as of December 31, 2004 for each of the next 5 years and in the aggregate are:

2005	$49,590
2006	67,608
2007	69,636
2008	71,725
2009	73,877
Thereafter	18,605

$351,042

Litigation

MPB is subject to lawsuits and claims arising out of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of MPB.

(21)	Parent Company Statements

The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

CONDENSED BALANCE SHEET

December 31, 2004 and 2003

(Dollars in thousands)	2004	2003
ASSETS
Cash	$273	279
Investment in Subsidiaries	34,999	37,082

Total Assets	$35,272	37,361

	2004	2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ Equity	$35,808	37,900
Less Treasury Stock	(536)	(539)

Total Liabilities and Equity	$35,272	37,361

CONDENSED STATEMENT OF INCOME

For Years Ended December 31, 2004, 2003 and 2002

(Dollars in thousands)	2004	2003	2002
Dividends from Subsidiaries	$5,774	2,566	2,496
Other Income from Subsidiaries	23	24	27
Undistributed Earnings of Subsidiaries	(1,361)	2,097	2,051
Other Expenses	(67)	(72)	(79)

Net Income	$4,369	4,615	4,495

CONDENSED STATEMENT OF CASH FLOWS

For Years Ended December 31, 2004, 2003 and 2002

(Dollars in thousands)
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,369	4,615	4,495
Undistributed Earnings of Subsidiaries	1,361	(2,097)	(2,051)

Net Cash Provided By Operating Activities	5,730	2,518	2,444

notes to consolidated financial statements

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(5,739)	(2,499)	(2,431)
Sale (Purchase) of Treasury Stock	3	(17)	11

Net Cash Used In Financing Activities	(5,736)	(2,516)	(2,420)
Net (Decrease) Increase in Cash	(6)	2	24
Cash at Beginning of Period	279	277	253

Cash at End of Period	$273	279	277

(22)	Fair Value of Financial Instruments

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

notes to consolidated financial statements

Off-balance sheet financial instruments:

There are no unearned fees outstanding on off-balance sheet financial instruments and the fair values are determined to be equal to the contractual values.

The following table summarizes the book value and fair value of financial instruments at December 31, 2004 and 2003.

(Dollars in thousands)	December 31, 2004		December 31, 2003
	Book Value	Fair Value	Book Value	Fair Value
Financial assets:
Cash and due from banks	$6,679	6,679	7,456	7,456
Interest-bearing balances	60,407	60,407	69,918	69,918
Investment securities	44,613	44,613	54,093	54,093
Net loans	275,904	283,141	229,086	239,812

	December 31, 2004		December 31, 2003
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value
Financial liabilities:
Deposits	$301,144	302,517	288,338	292,206
Short-term borrowings	13,801	13,801	9,688	9,688
Accrued interest	1,192	1,192	1,045	1,045
Long-term debt	49,957	53,081	35,684	38,321
Off-balance sheet financial instruments:
Commitments to extend credit	$61,028	61,028	48,786	48,786
Financial standby letters of credit	11,904	11,904	5,804	5,804

(23)	Common Stock:

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

(24)	Summary of Quarterly Consolidated Financial Data (Unaudited):

The following table presents summarized quarterly financial data for 2004, 2003 and 2002.

(Dollars in Thousands, Except Per Share Data)	2004 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$4,736	4,929	5,177	5,235
Interest Expense	1,927	1,885	2,021	2,172

Net Interest Income	2,809	3,044	3,156	3,063
Provision for Loan Losses	0	425	200	100

Net Interest Income After Provision for Loan Losses	2,809	2,619	2,956	2,963
Other Income	681	688	742	871
Securities Gains	202	234	39	0
Gain on Sale of Loans	0	0	0	0
Other Expenses	2,277	2,251	2,331	2,171

Income Before Income Tax Provision	1,415	1,290	1,406	1,663
Income Tax Provision	329	317	349	410

Net Income	$1,086	973	1,057	1,253

Earnings Per Share	$0.34	0.30	0.33	0.40

notes to consolidated financial statements

(Dollars in Thousands, Except Per Share Data)	2003 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,139	5,089	4,902	4,854
Interest Expense	2,281	2,108	2,034	2,011

Net Interest Income	2,858	2,981	2,868	2,843
Provision for Loan Losses	190	25	75	0

Net Interest Income After Provision for Loan Losses	2,668	2,956	2,793	2,843
Other Income	598	570	585	648
Securities Gains	0	170	88	3
Gain on Sale of Loans	0	0	0	45
Other Expenses	1,948	2,025	2,077	2,049

Income Before Income Tax Provision	1,318	1,671	1,389	1,490
Income Tax Provision	266	404	303	280

Net Income	$1,052	1,267	1,086	1,210

Earnings Per Share	$0.33	0.40	0.34	0.38

(Dollars in Thousands, Except Per Share Data)	2002 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,420	5,274	5,379	5,279
Interest Expense	2,511	2,483	2,550	2,382

Net Interest Income	2,909	2,791	2,829	2,897
Provision for Loan Losses	100	100	100	125

Net Interest Income After Provision for Loan Losses	2,809	2,691	2,729	2,772
Other Income	462	454	498	497
Securities Gains	5	0	55	0
Gain on Sale of Loans	0	0	0	51
Other Expenses	1,843	1,910	1,807	1,698

Income Before Income Tax Provision	1,433	1,235	1,475	1,622
Income Tax Provision	327	259	330	354

Net Income	$1,106	976	1,145	1,268

Earnings Per Share	$0.34	0.30	0.36	0.41

(25)	Recent Accounting Pronouncements:

In March 2004, the FASB issued Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This statement provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for the other-than-temporary impairment evaluations made in the reporting periods beginning after June 15, 2004. The FASB staff has issued a proposed Board-directed FASB Staff Position, FSP EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of Issue 03-1. In September 2004, based on comment letters received by constituents, the Board decided to further consider whether application guidance is necessary for all securities analyzed for impairment under paragraphs 10-20 of Issue 03-1. The delay did not include the disclosure provisions which will remain in effect until the full reconsideration of Issue 03-1 guidance is completed. MPB will delay the effective application until the implementation guidance is finalized.

In December 2004, the FASB issued SFAS 123R which replaces SFAS 123, Accounting for Stock-Based Compensation, and supercedes APB Opinion 25, Accounting for Stock Issued to Employees. SFAS 123R requires that the cost of share-based payment transactions (including those with employees and nonemployees) be recognized in the financial statements. SFAS 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments.

Public entities such as MPB are not required to apply SFAS 123R until the beginning of the first interim period or fiscal year beginning after June 15, 2005.

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

MPB earned net income of $4,369,000 for the year 2004, compared to $4,615,000 in 2003, which was a decrease of $246,000 or 5.3%. This represents net income in 2004 of $1.37 per share compared to $1.45 per share in 2003 and $1.41 per share in 2002. The major reason for the decrease in earnings was the large provision for possible loan losses of $725,000, compared to $290,000 in 2003. The larger provision was needed because of the strong growth in the loan portfolio as well as the reclassification of a $3.5 million loan as substandard.

Total assets of MPB continued to grow in 2004, reaching the level of $403,256,000, an increase of $29,790,000 or 8.0% over $373,466,000 at year end 2003. The majority of growth came from increases in commercial real estate loans in the Capital Region. These increases were funded primarily through retained earnings of the Bank as well as proceeds from sales and maturities of bank investments, along with increased short-term and long-term borrowings.

MPB continued to achieve a solid return on average shareholders’ equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 12.03% in 2004, 12.69% in 2003 and 13.60% in 2002. Return on average assets (ROA), another performance indicator, was 1.12% in 2004, 1.25% in 2003 and 1.32% in 2002.

Tier one capital (to risk weighted assets) of $27,346,000 or 9.0% and total capital (to risk weighted assets) of $30,989,000 or 10.2% at December 31, 2004, are above the December 31, 2004 requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of the bank’s stockholders’ equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

Critical Accounting Policies

Management of the Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required to cover credit losses inherent in the loan portfolio and the material effect that such judgements can have on the results of operations. While management’s current evaluation of the allowance for loan losses indicates that the allowance is adequate, under adversely different conditions or assumptions, the allowance may need to be increased. For example, if historical loan loss experience significantly worsened or if current economic conditions significantly deteriorated, additional provisions for loan losses may be required to increase the allowance. In addition, the assumptions and estimates used in the internal reviews of the Company’s non-performing loans and potential problem loans have a significant impact on the overall analysis of the adequacy of the allowance for loan losses. While management has concluded that the current evaluation of collateral values is reasonable under the circumstances, if collateral evaluations were significantly lowered, the Company’s allowance for loan loss may also require additional provisions for loan losses.

Net Interest Income

Net interest income, MPB’s primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

During 2004 net interest income increased $522,000 or 4.5% as compared to an increase of $124,000 or 1.1% in 2003. The average balances, effective interest differential and interest yields for the years ended December 31, 2004, 2003 and 2002 and the components of net interest income, are presented in Table 1. A comparative presentation of the changes in net interest income for 2004 compared to 2003, and 2003 compared to 2002, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

management’s discussion and analysis

The yield on earning assets decreased to 5.66% in 2004 from 6.08% in 2003. The yield on earning assets for 2002 was 7.00%. The change in the yield on earning assets was due primarily to the downward movement of rates on new and maturing assets. The average “prime rate” for 2004 was 4.34% as compared to 4.12% for 2003 and 4.67% for 2002.

Interest expense decreased by $429,000 or 5.1% in 2004 as compared to a decrease of $1,492,000 or 15.0% in 2003. In order to maintain the spread between interest earning assets and interest bearing liabilities, management was forced to aggressively decrease the expense on deposits.

Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 2004 was 3.48% compared to 3.63% in 2003 and 3.91% in 2002. Management continues to closely monitor the net interest margin.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

FOR YEAR ENDED DECEMBER 31, 2004

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$66,750	1,809	2.71%
Investment Securities:
Taxable	17,531	599	3.42%
Tax-Exempt	26,555	1,948	7.34%

Total Investment Securities	44,086

Federal Funds Sold	346	7	2.02%
Loans, Net	256,627	16,449	6.41%

Total Earning Assets	367,809	20,812	5.66%

Cash and Due from Banks	6,527
Other Assets	16,002

Total Assets	$390,338

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$34,750	61	0.18%
Money Market	45,202	442	0.98%
Savings	29,027	77	0.27%
Time	153,100	5,044	3.29%
Short-term Borrowings	11,415	137	1.20%
Long-term Debt	43,780	2,244	5.13%

Total Interest Bearing Liabilities	317,274	8,005	2.52%

Demand Deposits	37,586
Other Liabilities	1,951
Stockholders’ Equity	33,527

Total Liabilities and Stockholders’ Equity	$390,338

Net Interest Income		$12,807

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			5.66%
Rate on Supporting Liabilities			2.18%
Net Interest Margin			3.48%

management’s discussion and analysis

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

management’s discussion and analysis

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

Loan fees of $448,000, 612,000 and $550,000 are included with interest income in Table 1 for the years 2004, 2003 and 2002, respectively.

management’s discussion and analysis

TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Dollars in thousands)

	2004 Compared to 2003 Increase (Decrease) Due to Change In:			2003 Compared to 2002 Increase (Decrease) Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
Taxable Equivalent Basis
INTEREST INCOME:
Interest Bearing Balances	$(46)	(244)	(290)	508	(1,112)	(604)
Investment Securities:
Taxable	130	(90)	40	(12)	(167)	(179)
Tax-Exempt	(719)	(35)	(754)	(272)	(58)	(330)

Total Investment Securities	(635)	(369)	(714)	(284)	(225)	(509)

Federal Funds Sold	(6)	4	(2)	(31)	(7)	(38)
Loans, Net	2,192	(1,341)	851	1,387	(1,772)	(385)

Total Interest Income	1,551	(1,706)	(155)	1,580	(3,116)	(1,536)

INTEREST EXPENSE:
Interest Bearing Deposits:
NOW	2	(23)	(21)	7	(93)	(86)
Money Market	2	(198)	(196)	191	(354)	(163)
Savings	7	(95)	(88)	15	(205)	(190)
Time	323	(511)	(188)	(7)	(1,244)	(1,251)

Total Interest Bearing Deposits	334	(827)	(493)	206	(1,896)	(1,690)
Short-term Borrowings	9	0	9	61	17	78
Long-term Debt	439	(384)	55	254	(134)	120

Total Interest Expense	782	(1,211)	(429)	521	(2,013)	(1,492)

NET INTEREST INCOME	$769	(495)	274	1,059	(1,103)	(44)

The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

Provision for Loan Losses

The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan losses. Following its model for loan loss allowance adequacy, management made a $725,000 provision in 2004 as well as a provision of $290,000 in 2003 and $425,000 in 2002. The allowance for loan losses as a percentage of average total loans was 1.42% at December 31, 2004, compared to 1.33% at December 31, 2003 and 1.45% at December 31, 2002, which continues to be higher than that of peer financial institutions due to MPB’s higher level of loans to finance commercial real estate. The higher 2004 provision was due to both the more than 20% growth in loans during the year, coupled with the reclassification of a large commercial loan relationship to a substandard classification by the Bank’s regulators. A summary of charge-offs and recoveries of loans is presented in Table 3.

management’s discussion and analysis

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

	Years ended December 31,
	2004	2003	2002	2001	2000
Balance, beginning of year	$2,992	3,051	2,856	2,815	2,505

Loans charged-off:
Commercial real estate, construction and land development	25	171	41	249	1
Commercial, industrial and agricultural	10	140	113	118	12
Real estate-residential	8	0	0	0	0
Consumer	78	98	148	122	61

Total loans charged off	121	409	302	489	74

Recoveries on loans previously
charged-off:
Commercial real estate, construction and land development	0	0	17	0	28
Commercial, industrial and agricultural	8	14	0	1	5
Real estate-residential	0	0	0	0	0
Consumer	39	46	55	29	26

Total recoveries	47	60	72	30	59

Net charge-offs	74	349	230	459	15

Provision for loan losses	725	290	425	500	325

Balance, end of year	$3,643	2,992	3,051	2,856	2,815

Ratio of net charge-offs during the year to average loans outstanding during the year, net of unearned discount	.03%	.14%	.11%	.24%	.01%

Allowance for loan losses as a percentage of average total loans	1.42%	1.33%	1.45%	1.48%	1.58%

Noninterest Income

During 2004, MPB earned $3,457,000 in noninterest income, compared to $2,707,000 earned in 2003 and $2,022,000 earned in 2002.

Service charges on deposit accounts amounted to $1,467,000 for 2004, an increase of $240,000 or 19.6% over $1,227,000 for 2003, which showed an increase of $174,000 over 2002. The majority of this increase resulted from the increasing revenues from NSF charges.

Gains on the sale of investment securities amounted to $475,000 in 2004 as MPB realized certain investment gains in anticipation of rising rates and diminishing gains.

MPB owns cash surrender value life insurance policies that provide funding for director retirement and salary continuation plans. The income on these policies amounted to $211,000 during the year 2004, $210,000 in 2003 and $239,000 in 2002.

Trust department income for 2004 was $248,000, a $46,000 or 22.8% increase from the $202,000 in 2003, which was a $14,000 or 7.4% increase from the $188,000 earned in 2002. Trust Department income can fluctuate from year to year, due to the number of estates being settled during the year.

management’s discussion and analysis

MPB also earned $162,000 in 2004, $21,000 in 2003 and $67,000 in 2002 in fees from the third-party provider of investments whose services the Bank has contracted. Other income amounted to $725,000 in 2004, $592,000 in 2003 and $218,000 in 2002, including gains on other real estate. The increase in other noninterest income is due to the aggregate of several relatively small increases in other fee areas throughout the bank, as management continues to focus on generating noninterest income.

Noninterest Expense

A summary of the major components of noninterest expense for the years ended December 31, 2004, 2003 and 2002 is reflected in Table 4. Noninterest expense increased to $9,030,000 in 2004 from $8,099,000 in 2003 and $7,258,000 in 2002. The major component of noninterest expense is salaries and employee benefits. The number of full-time equivalent employees increased from 112 to 116 during 2004. Increases in the 2004 workforce included the addition of an experienced commercial loan officer who joined the Capital Region lending staff. A major increase in noninterest expense was the increase in expenses, primarily in licensing and maintenance, associated with the mainframe computer and imaging system implemented in 2003. The new system allows the bank to be compliant with the Check Truncation Act and also allows for labor and storage efficiencies going forward.

TABLE 4: NONINTEREST EXPENSE

(Dollars in thousands)

	Years ended December 31,
	2004	2003	2002
Salaries and employee benefits	$4,918	4,496	3,978
Occupancy, net	456	423	384
Equipment	631	602	514
Postage and supplies	308	320	278
Marketing and advertising	185	100	115
Other real estate, net	0	135	294
Pennsylvania bank shares tax	265	266	259
Professional services	113	86	160
Telephone	86	77	78
Loss on mortgage sales	66	146	79
Legal	100	86	17
Consultant	292	199	143
Debit card processing	214	167	207
Director fees and benefits	196	201	225
Computer software licensing and maintenance	170	91	77
Other	1,030	704	450

Total Noninterest Expense	$9,030	8,099	7,258

Investments

MPB’s investment portfolio is utilized to improve earnings through investments of funds in higher-yielding assets, while maintaining asset quality, which provide the necessary balance sheet liquidity for MPB.

MPB’s entire portfolio of investment securities is considered available for sale. As such, the investments are recorded at fair value. Our investments: US Treasury, Agency and Municipal securities are given a market price relative to investments of the same type with similar maturity dates. As the interest rate environment of these securities changes, our existing securities are valued differently in comparison. This difference in value, or unrealized gain, amounted to $693,000, net of tax, as of the end of the year.

As of December 31, 2004, SFAS No. 115 resulted in an increase in shareholders’ equity of $693,000 (unrealized gain on securities of $1,051,000 less estimated income tax expense of $357,000). At December 31, 2003, SFAS No. 115 resulted in an increase of shareholders’ equity of $1,415,000 (unrealized gain on securities of $2,144,000 less estimated income tax expense of $729,000) compared to a December 31, 2002 increase in shareholders’ equity of $1,357,000 (unrealized gain on securities of $2,049,000, less estimated income tax expense of $692,000).

MPB does not have any significant concentrations of investment securities.

management’s discussion and analysis

Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The unrealized gains and losses on investment securities are outlined in Note 6 to the Consolidated Financial Statements.

TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

(Dollars in thousands)	December 31,
	2004	2003	2002
U. S. Treasury and U.S. government agencies	$11,998	10,564	9,538

Mortgage-backed U.S. government agencies	5,508	4,808	5,512
State and political subdivision obligations	22,621	34,447	39,388

Restricted equity securities	3,435	2,130	2,372

Total	$43,561	51,949	56,810

Loans

At December 31, 2004, net loans totaled $275,904,000, a $46,818,000 or 20.4% increase from December 31, 2003. During 2004, MPB experienced a net increase in commercial real estate and commercial/industrial loans of approximately $46,626,000, the majority of which was generated in the greater Harrisburg region.

The current environment in lending remains extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 2004, loans, net of unearned income, represented 71.5% of earning assets as compared to 64.3% on December 31, 2003 and 64.4% on December 31, 2002.

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

A distribution of the Bank’s loan portfolio according to major loan classification is shown in Table 6.

TABLE 6: LOAN PORTFOLIO

(Dollars in thousands)	December 31,
	2004		2003		2002		2001		2000
	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
Commercial real estate, construction and land development	$195,549	69.6%	154,296	66.5	146,325	65.6	130,983	63.8	110,947	59.3
Commercial, industrial and agricultural	30,940	11.0	25,567	11.0	22,398	10.0	23,107	11.3	26,274	14.1
Real estate-residential	43,914	15.6	43,384	18.7	41,502	18.6	38,349	18.7	35,610	19.0
Consumer	10,680	3.8	10,380	3.8	12,978	5.8	12,732	6.2	14,110	7.6

Total Loans	$281,083	100	233,627	100	233,203	100	205,101	100	186,941	100

Unearned income	(1,536)		(1,549)		(1,850)		(2,265)		(2,730)
Loans net of unearned discount	279,547		232,078		221,353		202,836		184,211
Allowance for loan losses	(3,643)		(2,992)		(3,051)		(2,856)		(2,815)

Net Loans	$275,904		229,086		218,302		99,980		181,396

management’s discussion and analysis

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

The allocation of the allowance for loan losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 2004 was $3,643,000 or 1.30% of total loans less unearned discount as compared to $2,992,000 or 1.29% at December 31, 2003, and $3,051,000 or 1.38% at December 31, 2002.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)	December 31,
	2004	2003	2002	2001	2000
Commercial real estate, construction and land development	$2,368	1,938	1,898	1,584	1,318
Commercial, industrial and agricultural	1,093	954	922	987	1,008
Real estate-residential	65	20	56	73	209
Consumer	83	65	147	166	93
General	34	15	28	46	187

Total Loans	$3,643	2,992	3,051	2,856	2,815

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

Consumer loans are generally recommended for charge-off when they become 120 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $397,000, $533,000 and $350,000 in 2004, 2003 and 2002, respectively.

A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 2004, totaled $1,775,000 or 0.44% of total assets compared to $2,767,000 or 0.74% of total assets in 2003, and $2,753,000 or 0.76% of total assets in 2002. The foreclosed assets held for sale at December 31, 2004, consist of two parcels of commercial real estate and one residential property.

management’s discussion and analysis

TABLE 8: NONPERFORMING ASSETS

(Dollars in thousands)	December 31,
	2004	2003	2002	2001	2000
Nonaccrual loans	$873	984	1,164	1,686	1,116
Past due 90 days or more	397	666	808	828	504
Restructured loans	0	0	0	537	622

Total nonperforming loans	1,270	1,650	1,972	3,051	2,242
Foreclosed assets held for sale	505	1,117	781	1,693	70

Total nonperforming assets	$1,775	2,767	2,753	4,744	2,312

Percent of loans outstanding	0.63%	1.18%	1.23%	2.31%	1.24%
Percent of total assets	0.44%	0.74%	0.76%	1.44%	0.73%

There is one loan classified for regulatory purposes that has not been included in Table 8. Management is monitoring one large commercial relationship in the amount of approximately $3,500,000, which is not included in the table above, but has been classified by regulatory standards as substandard. Management believes this loan is adequetely collaterallized. There are no trends or uncertainties which Management expects will materially impact future operating results, liquidity or capital resources, or no other material credits about which Management is aware of any information which causes Management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

Deposits and Other Funding Sources

MPB’s primary source of funds is its deposits. Deposits at December 31, 2004, increased by $12,806,000 or 4.4% over December 31, 2003, which also increased by $13,635,000 or 5.0% from December 31, 2002. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2004, 2003, and 2002 are presented in Table 9.

Average short-term borrowings for 2004 were $11,415,000 as compared to $10,670,000 in 2003. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased.

TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

(Dollars in thousands)	Years ended December 31,
	2004		2003		2002
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Noninterest-bearing demand deposits	$38,884	0.00%	30,918	0.00%	28,069	0.00%
Interest-bearing demand deposits	34,750	0.18%	33,897	0.24%	32,480	0.52%
Money market	45,202	0.98%	45,072	1.42%	36,390	2.20%
Savings	29,027	0.27%	27,756	0.59%	26,662	1.33%
Time	153,100	3.29%	144,194	3.63%	144,353	4.49%

Total	$300,963	1.88%	281,837	2.17%	267,954	2.91%

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

In 2004, capital decreased by $2,089,000 or 5.6%, largely due to the $1 per share special dividend in the first quarter of 2004. In 2003, capital was increased by $2,157,000 or 6.1%. In 2002, capital was increased by $3,488,000 or 11.0%. Capital growth is achieved by retaining more in earnings than we pay out to our stockholders.

management’s discussion and analysis

MPB’s normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 131% for 2004 compared to 54% for 2003 and 54% for 2002.

At December 31, 2004, 19,086 shares of MPB’s common stock have been purchased back by MPB, held as treasury stock, and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used for the employee stock ownership plan.

Federal Income Taxes

Federal income tax expense for 2004 was $1,405,000 compared to $1,253,000 and $1,270,000 in 2003 and 2002, respectively. The effective tax rate was 24% for 2004, 21% for 2003 and 22% for 2002.

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

The major sources of cash in 2004 came from operations, a net increase of long-term borrowings of $14,273,000, an increase in deposits of $12,806,000, a net decrease in interest-bearing balances (certificates of deposit of other banks) of $9,511,000, and a net decrease in investment securities of $9,480,000.

The major use of cash during the year was the funding of a net increase in loans of more than $46 million. Another major use of cash during the year was the payment of $5,739,000 in cash dividends. This amount included the $1 per share special dividend, which was paid in the first quarter of 2004.

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

management’s discussion and analysis

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

TABLE 10: INVESTMENT MATURITY AND YIELD

(Dollars in thousands)	December 31, 2004
	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
U.S. Treasury and U.S.government agencies	$1,000	5,500	3,500	1,998	11,998
State and political subdivision obligations	240	1,331	9,742	11,255	22,568
Mortgage-backed U.S. government agencies	0	263	86	5,159	5,508
Equity securities	0	0	0	3,435	3,435

Total	$1,240	7,094	13,328	21,847	43,509

	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
Weighted Average Yields
U.S. Treasury and U.S. government agencies	6.20%	3.35	4.06	4.65	4.01
State and political subdivision obligations	5.59	6.27	6.85	7.08	6.91
Mortgage-backed U.S. government agencies	0	5.47	6.51	5.02	5.06
Equity securities	0	0	0	1.50	1.50

Total	6.08%	3.98	6.12	5.49	5.45

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY

(Dollars in thousands)	December 31, 2004
	One Year and Less	After One Year thru Five Years	After Five Years	Total
Commercial, real estate, construction and land development	$67,366	94,294	33,889	195,549
Commercial, industrial and agricultural	17,523	8,007	5,410	30,940
Real estate-residential mortgages	14,834	18,619	10,461	43,914
Consumer	1,570	7,718	1,392	10,680

Total Loans	$101,293	128,638	51,152	281,083

Rate Sensitivity
Predetermined rate	$9,597	28,637	46,192	84,426
Floating or adjustable rate	91,696	100,001	4,960	196,657

Total	$101,293	128,638	51,152	281,083

management’s discussion and analysis

TABLE 12: INTEREST RATE SENSITIVITY GAP

(Dollars in thousands) (As of December 31, 2004)	Expected Maturity Year Ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$43,967	3,663	99	5,645	6,934	99	60,407	60,407
Average interest rate	2.73	3.32	5.05	3.74	3.91	4.40	3.00
Debt securities	1,240	355	551	4,263	1,925	31,741	40,075	41,129
Average interest rate	6.08	7.94	6.21	3.40	4.51	6.19	5.79
Adjustable rate loans	91,696	20,034	22,002	30,896	27,069	4,960	196,657	196,657
Average interest rate	5.91	6.65	6.73	6.07	6.25	5.55	6.14
Fixed rate loans	9,371	4,431	10,200	6,235	6,661	45,993	82,891	86,484
Average interest rate	6.68	7.10	6.61	6.48	6.49	6.24	6.42

Total	$146,274	28,483	32,852	47,039	42,589	82,793	380,030	384,677

Interest liabilities:
Variable rate savings and transaction accounts	$59,109	0	0	0	0	85,569	144,678	144,678
Average interest rate	0.77					0.12	0.38
Certificates of deposit and IRAs	57,216	33,376	37,993	12,720	13,007	2,154	156,466	157,839
Average interest rate	2.75	3.08	3.73	3.46	3.99	3.95	3.24
Short term borrowings	13,801	0	0	0	0	0	13,801	13,801
Average interest rate	2.25						2.25
Long term fixed rate borrowings	0	10,000	5,000	5,000	12,000	17,957	49,957	53,081
Average interest rate	—	4.19	3.71	3.08	5.63	5.68	4.91

Total	$130,126	43,376	42,993	17,720	25,007	105,680	364,902	369,399

Rate sensitive gap:
Periodic gap	$16,148	(14,893)	(10,141)	29,319	17,582	(22,887)
Cumulative gap	$16,148	1,255	(8,886)	20,433	38,015	15,128
Cumulative gap as a percentage of total assets	+4.0%	+0.3	-2.2	+5.1	+9.4	+3.8

(Dollars in thousands) (As of December 31, 2003)	Expected Maturity Year Ended December 31,
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$51,855	12,180	297	99	5,487	0	69,918	69,918
Average interest rate	2.40	2.89	6.68	5.05	3.73	—	2.61
Debt securities	814	4,064	1,927	662	4,994	37,322	49,783	54,093
Average interest rate	6.37	6.13	5.51	5.41	3.36	6.62	6.19
Adjustable rate loans	92,340	16,502	17,954	15,145	28,510	1,949	172,400	172,400
Average interest rate	5.31	6.91	6.79	6.60	5.99	5.01	5.84
Fixed rate loans	5,066	5,823	5,727	6,912	6,867	29,283	59,678	67,412
Average interest rate	7.28	7.61	7.29	7.05	6.45	7.05	7.08

Total	$150,075	38,569	25,905	22,818	45,858	68,554	351,779	363,823

management’s discussion and analysis

TABLE 12: INTEREST RATE SENSITIVITY GAP (cont’d)

(Dollars in thousands) (As of December 31, 2003)	Expected Maturity Year Ended December 31,
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Interest liabilities:
Variable rate savings and transaction accounts	$61,611	0	0	0	0	79,279	140,890	140,890
Average interest rate	0.91	—	—	—	—	0.18	0.50
Certificates of deposit and IRAs	59,605	29,705	19,769	21,612	12,364	2,463	145,518	151,316
Average interest rate	2.70	4.08	3.48	4.29	3.55	3.91	3.42
Short term borrowings	9,688	0	0	0	0	0	9,688	9,688
Average interest rate	1.06	—	—	—	—	—	1.06
Long term fixed rate borrowings	5,088	0	5,000	0	0	25,596	35,684	38,321
Average interest rate	5.24	—	6.21	—	—	5.84	5.81

Total	$135,992	29,705	24,769	21,612	12,364	107,338	331,780	340,215

Rate sensitive gap:
Periodic gap	$14,083	8,864	1,136	1,206	33,494	(38,784)
Cumulative gap	$14,083	22,947	24,083	25,289	58,783	19,999
Cumulative gap as a percentage of total assets	+3.7%	+6.1	+6.4	+6.8	+15.7	+5.4

During 2004, Management analyzed interest rate risk using the Profit Star Asset-Liability Management Model. Using the computerized model, Management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. These scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by Management. At December 31, 2004, all interest rate risk levels according to our model were within the tolerance guidelines set by Management. The model noted above utilized by Management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which Management would make to realign its portfolio in the event of a changing rate environment.

TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)	December 31,
	2004	2003	2002
Three months or less	$7,431	4,821	5,757
Over three months to twelve months	6,771	7,104	6,179
Over twelve months	13,681	12,673	12,895

Total	$27,883	24,598	24,831

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

management’s discussion and analysis

Off-Balance Sheet Items

MPB makes contractual commitments to extend credit and extends lines of credit which are subject to MPB’s credit approval and monitoring procedures.

As of December 31, 2004, commitments to extend credit amounted to $61,028,000 as compared to $48,786,000 as of December 31, 2003.

MPB also issues financial standby letters of credit to its customers. The risk associated with financial standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Financial standby letters of credit increased to $11,904,000 at December 31, 2004, from $5,804,000 at December 31, 2003.

Comprehensive Income

Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed “Other Comprehensive Income.” For MPB, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income for the years ended December 31, 2004, 2003 and 2002 was ($722,000), $58,000 and $1,413,000, respectively.

Summary of Selected Financial Data

(Dollars in thousands, except per share data)

	2004	2003	2002	2001	2000
INCOME:
Total Interest Income	$20,077	19,984	21,352	22,864	22,053
Total Interest Expense	8,005	8,434	9,926	11,735	11,455
Net Interest Income	12,072	11,550	11,426	11,129	10,598
Provision for Possible Loan Losses	725	290	425	500	325
Noninterest Income	3,457	2,707	2,022	1,845	1,556
Noninterest Expense	9,030	8,099	7,258	7,026	6,656
Income Before Income Taxes	5,774	5,868	5,765	5,448	5,203
Provision for Income Taxes	1,405	1,253	1,270	1,218	1,255
Net Income	4,369	4,615	4,495	4,230	3,948

COMMON STOCK DATA PER SHARE:
Earnings Per Share	$1.37	1.45	1.41	1.33	1.24
Cash Dividends Declared	1.80	.80	.80	.80	.80
Stockholders’ Equity	11.06	11.72	11.04	9.94	9.29

AVERAGE SHARES OUTSTANDING	3,188,867	3,188,504	3,188,333	3,190,802	3,187,807

AT YEAR-END:
Investments	$44,613	54,093	58,859	55,348	73,885
Loans, Net of Unearned Discount	279,547	232,078	221,353	202,836	184,211
Allowance for Loan Losses	3,643	2,992	3,051	2,856	2,815
Total Assets	403,256	373,466	363,284	330,635	315,584
Total Deposits	301,144	288,338	274,703	254,105	231,408
Short-term Borrowings	13,801	9,688	18,156	9,610	22,738
Long-term Debt	49,957	35,684	32,383	32,568	29,241
Stockholders’ Equity	$35,272	37,361	35,204	31,716	29,626

RATIOS:
Return on Average Assets	1.12	1.25	1.32	1.31	1.34
Return on Average Stockholders’ Equity	12.73	12.69	13.60	13.68	14.64
Cash Dividend Payout Ratio	131.38	54.48	54.05	57.55	61.54
Allowance for Loan Losses to Loans	1.30	1.29	1.38	1.41	1.53
Average Stockholders’ Equity to Average Assets	8.75	9.97	9.67	9.67	9.15

list of directors, officers and advisory board members

DIRECTORS	EXECUTIVE OFFICERS	Kathy I. Bordner

Mid Penn Bancorp, Inc.

Mid Penn Bank

Jere M. Coxon

Executive Vice President

Penn Wood Products, Inc.

Alan W. Dakey

President and CEO

Mid Penn Bank

A. James Durica

Consultant

Gregory M. Kerwin

Senior Partner

Kerwin & Kerwin, Attorneys

Theodore W. Mowery

Partner

Gunn-Mowery Insurance

Group, Inc.

William G. Nelson

President

Hess Trucking Co., Inc.

Donald E. Sauve

Consultant

Don’s Food Market, Inc.

Edwin D. Schlegel

Retired Superintendent

Millersburg Area School District

Eugene F. Shaffer

Chairman

Mid Penn Bank

Guy J. Snyder, Jr.

President

Snyder Fuels, Inc.

DIRECTORS EMERITI

Guy F. Bucher

Earl R. Etzweiler

Harvey J. Hummel

Charles F. Lebo

Warren A. Miller

Charles R. Phillips

Anna C. Woodside

Mid Penn Bancorp, Inc.

Eugene F. Shaffer

Chairman

William G. Nelson

Vice Chairman

Alan W. Dakey

President and CEO

Kevin W. Laudenslager

Treasurer

Cindy L. Wetzel

Secretary

SENIOR MANAGEMENT

Mid Penn Bank

Eugene F. Shaffer

Chairman

    48 Years Banking Experience

Alan W. Dakey

President and CEO

    31 Years Banking Experience

Kevin W. Laudenslager

Executive Vice President and Chief

Financial Officer

    20 Years Banking Experience

Eric S. Williams

Executive Vice President and

Senior Commercial Loan Officer

    26 Years Banking Experience

Randall L. Klinger

Senior Vice President

and Senior Credit Officer

    31 Years Banking Experience

Allen J. Trawitz

Executive Vice President

    36 Years Banking Experience

Donald J. Bonafede

Vice President and

Director of Equipment Leasing

    22 Years Banking Experience

Vice President and Marketing Director

    20 Years Banking Experience

Nelson E. Carr

Vice President and Business

Development Officer

    44 Years Banking Experience

J. Martin Dell

Vice President and Commercial Loan Officer

    30 Years Banking Experience

William R. Feist, IV

Vice President and Commercial Loan Officer

    10 Years Banking Experience

Roberta A. Hoffman, PHR

Vice President, Human Resources

Officer and Asst. Secretary

    29 Years Banking Experience

Michael T. Lehmer

Vice President and Senior Trust Officer

    14 Years Banking Experience

Craig E. Morrow

Vice President and Retail Division Manager

    18 Years Banking Experience

Eric D. Mummau

Vice President and Commercial Loan Officer

    25 Years Banking Experience

Brad N. Shaak

Vice President, Consumer and Mortgage Lending Manager

    18 Years Banking Experience

Steven S. Shuey

Vice President and Loan Review Officer

    31 Years Banking Experience

Dennis E. Spotts

Vice President and Operations Officer

    32 Years Banking Experience

Cindy L. Wetzel

Vice President and Corporate Secretary

    26 Years Banking Experience

CAPITAL AREA ADVISORY BOARD

Mid Penn Bank

Robert C. Grubic

Norman K.A. Hoffer

Norman L. Houser

Theodore W. Mowery

Robert M. Newbury

David J. Remmel