Form 10-K, Exhibit 13
period 2005-12-31
MID PENN BANCORP INC
filed 2006-03-03
CIK 879635

EXHIBIT 13

EXCERPTS FROM REGISTRANT’S

2005 ANNUAL REPORT TO SHAREHOLDERS

ANNUAL REPORT 2005

financial highlights

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	FINANCIAL HIGHLIGHTS

AS OF AND FOR YEARS ENDED DECEMBER 31, 2005 AND 2004

(Dollars in thousands, except per share data.)	2005	2004	Percent Change
Total Assets	$438,110	403,256	+8.64%
Total Deposits	325,274	301,144	+8.01%
Net Loans	308,133	275,904	+11.68%
Total Investments and Interest Bearing Balances	105,427	105,020	+0.39%
Stockholders’ Equity	36,861	35,272	+4.50%
Net Income	4,603	4,369	+5.36%
Earnings Per Share	1.37	1.30	+5.38%
Cash Dividend Per Share, historical	.80	1.80	-55.56%
Book Value Per Share	11.01	10.53	+4.56%

Return on Average Stockholders’ Equity	12.87%	12.73%	+1.10%
Return on Average Assets	1.10%	1.12%	-1.79%
Net Interest Margin	3.67%	3.48%	+5.46%
Nonperforming Loans to Total Loans	0.76%	0.63%	+20.63%

Per share information has been restated to reflect the retroactive effect of a five percent stock dividend paid in the first quarter of 2006.

Mid Penn Bancorp, Inc.

Stockholders’ Information

	2005		2004		Quarter
	High	Low	High	Low
Market Value Per Share	$27.70	25.10	31.95	23.75	1st
	25.40	24.60	28.78	27.25	2nd
	27.00	25.35	31.25	27.20	3rd
	25.85	24.20	28.20	25.10	4th

Market Value Information: The market share information was provided by the American Stock Exchange, New York, NY Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent: Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572. Phone: 1-800-368-5948.

Number of Stockholders: At December 31, 2005, there were 1,049 registered stockholders.

Dividends: A dividend of $.20 per share was paid during each quarter of 2005 and 2004. A special dividend of $1.00 per share was also paid in the first quarter of 2004. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November.

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

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, April 25, 2006, at 349 Union Street, Millersburg, Pennsylvania.

Accounting, Auditing and Internal Control Complaints: Information on how to report a complaint regarding accounting, internal accounting controls or auditing matters is available at Mid Penn Bank’s website: www.midpennbank.com

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	UNAUDITED GRAPHS OF FINANCIAL DATA

total assets (IN MILLIONS)
440 430 420 410 400 390 380 370 360 350 340 330
330.6
363.3
373.5
403.3
438.1
2001 2002 2003 2004 2005

total deposits (IN MILLIONS)
330 320 310 300 290 280 270 260 250 240 230 220
254.1
274.4
288.3
301.1
325.3
2001 2002 2003 2004 2005

net income (IN MILLIONS)
4.7 4.6 4.5 4.4 4.3 4.2 4.1 4.0 3.9 3.8 3.7 3.6
4.23
4.50
4.62
4.37
4.60
2001 2002 2003 2004 2005

total stockholders' equity (IN MILLIONS)
38 37 36 35 34 33 32 31 30 29 28 27
31.7
35.2
37.4
35.3
36.9
2001 2002 2003 2004 2005

book value per share (IN DOLLARS)
12.0 11.5 11.0 10.5 10.0 9.5 9.0 8.5 8.0 7.5 7.0 6.5
9.47
10.51
11.16
10.53
11.01
2001 2002 2003 2004 2005

earnings per share (IN DOLLARS)
1.45 1.40 1.35 1.30 1.25 1.20 1.15 1.10 1.05 1.00 .95 .90
1.27
1.34
1.38
1.30
1.37
2001 2002 2003 2004 2005

Per share information has been restated to reflect the retroactive effect of a five percent stock dividend paid in the first quarter of 2006.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Mid Penn Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (collectively, the “Corporation”) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the Standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 1, 2006 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

PARENTE RANDOLPH, LLC

Williamsport, Pennsylvania

February 1, 2006

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005 AND 2004

(Dollars in thousands, except share data)	2005	2004
ASSETS
Cash and due from banks	$6,350	6,679
Interest-bearing balances with other financial institutions	54,549	60,407
Available-for-sale investment securities	50,878	44,613
Loans and leases	313,423	281,083
Less:
Unearned income	(1,586)	(1,536)
Allowance for loan and lease losses	(3,704)	(3,643)

Net loans	308,133	275,904

Bank premises and equipment, net	6,334	4,874
Foreclosed assets held for sale	458	505
Accrued interest receivable	2,269	1,875
Deferred income taxes	1,392	982
Goodwill	259	259
Core deposit intangible, net	235	271
Cash surrender value of life insurance	6,402	6,180
Other assets	851	707

Total Assets	$438,110	403,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$41,719	37,586
Interest-bearing demand	31,686	35,562
Money market	61,421	43,116
Savings	26,825	28,414
Time	163,623	156,466

Total Deposits	325,274	301,144

Short-term borrowings	12,342	13,801
Accrued interest payable	1,535	1,192
Other liabilities	2,260	1,890
Long-term debt	59,838	49,957

Total Liabilities	401,249	367,984

Stockholders’ Equity:
Common stock, par value $1 per share; authorized 10,000,000 shares; 3,207,912 shares issued in 2005 and 2004	3,208	3,208
Additional paid-in capital	23,472	23,472
Retained earnings	10,486	8,435
Accumulated other comprehensive income	231	693
Treasury stock, at cost (19,056 and 19,086 shares at December 31, 2005 and 2004, respectively)	(536)	(536)

Stockholders’ Equity, Net	36,861	35,272

Total Liabilities and Stockholders’ Equity	$438,110	403,256

The accompanying notes are an integral part of these consolidated financial statements.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	CONSOLIDATED STATEMENT OF INCOME

FOR YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Dollars in thousands, except share data)	2005	2004	2003
INTEREST INCOME
Interest and fees on loans	$19,251	16,327	15,470
Interest on interest-bearing balances	2,067	1,809	2,099
Interest and dividends on investment securities:
U.S. Treasury and government agencies	801	599	559
State and political subdivision obligations, tax-exempt	1,030	1,286	1,783
Other securities	92	49	64
Interest on federal funds sold and securities purchased under agreement to resell	53	7	9

Total Interest Income	23,294	20,077	19,984

INTEREST EXPENSE
Interest on deposits	6,521	5,624	6,117
Interest on short-term borrowings	203	137	128
Interest on long-term debt	2,833	2,244	2,189

Total Interest Expense	9,557	8,005	8,434

Net Interest Income	13,737	12,072	11,550
PROVISION FOR LOAN AND LEASE LOSSES	225	725	290

Net Interest Income After Provision for Loan and Lease Losses	13,512	11,347	11,260

NONINTEREST INCOME
Trust department income	312	248	202
Service charges on deposits	1,348	1,467	1,227
Investment securities gains, net	1	475	261
Gain on sale of loans	19	0	45
Income on cash surrender value of life insurance	222	211	210
Fee income from investment services	70	162	21
Fee income from debit card transactions	223	169	149
Other income	758	725	592

Total Noninterest Income	2,953	3,457	2,707

NONINTEREST EXPENSE
Salaries and employee benefits	5,662	4,918	4,496
Occupancy expense, net	594	456	423
Equipment expense	734	631	602
Pennsylvania bank shares tax expense	259	265	266
Legal and professional expense	408	385	284
Marketing and advertising	298	185	100
Debit card processing expense	154	214	167
Director fees and benefits expense	221	196	201
External audit/tax preparation expense	132	72	64
Other expenses	1,800	1,708	1,496

Total Noninterest Expense	10,262	9,030	8,099

INCOME BEFORE PROVISION FOR INCOME TAXES	6,203	5,774	5,868
Provision for income taxes	1,600	1,405	1,253

NET INCOME	$4,603	4,369	4,615

EARNINGS PER SHARE	$1.37	1.30	1.38

Weighted Average Number of Shares Outstanding	3,348,299	3,348,310	3,347,929

Earnings per share information has been restated to reflect the retroactive effect of a five percent stock dividend paid in the first quarter of 2006.

The accompanying notes are an integral part of these consolidated financial statements.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

FOR YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Dollars in thousands, except share data)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2002	$3,057	20,368	10,944	1,357	(522)	35,204

Comprehensive income:
Net income	0	0	4,615	0	0	4,615
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	58	0	58
Total comprehensive income						4,673

Cash dividends ($ .80 per share, historical)	0	0	(2,499)	0	0	(2,499)

5% stock dividend (additional 151,411 shares)	151	3,104	(3,255)	0	0	0
Purchase of treasury stock (786 shares)	0	0	0	0	(17)	(17)

Balance, December 31, 2003	3,208	23,472	9,805	1,415	(539)	37,361

Comprehensive income:
Net income	0	0	4,369	0	0	4,369
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	(722)	0	(722)
Total comprehensive income						3,647

Cash dividends ($1.80 per share, historical)	0	0	(5,739)	0	0	(5,739)

Sale of treasury stock (322 shares)	0	0	0	0	3	3

Balance, December 31, 2004	3,208	23,472	8,435	693	(536)	35,272

Comprehensive income:
Net income	0	0	4,603	0	0	4,603
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	(462)	0	(462)

Total comprehensive income						4,141

Cash dividends ($ .80 per share, historical)	0	0	(2,552)	0	0	(2,552)

Balance, December 31, 2005	$3,208	23,472	10,486	231	(536)	36,861

The accompanying notes are an integral part of these consolidated financial statements.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	CONSOLIDATED STATEMENT OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Dollars in thousands)	2005	2004	2003
Operating Activities:
Net income	$4,603	4,369	4,615
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	225	725	290
Depreciation	579	475	426
Amortization of core deposit intangible	36	20	0
Increase in cash surrender value of life insurance	(222)	(211)	(210)
Investment securities gains, net	(1)	(475)	(261)
(Gain) loss on sale of foreclosed assets	(66)	4	(20)
Gain on sale of loans	(19)	0	(45)
Loss on disposal of bank premises and equipment	2	0	0
Deferred income taxes	(173)	(307)	123
Change in accrued interest receivable	(394)	(112)	244
Change in other assets	(143)	142	380
Change in accrued interest payable	343	147	(142)
Change in other liabilities	370	540	(301)

Net Cash Provided By Operating Activities	5,140	5,317	5,099

Investing Activities:
Net decrease (increase) in interest-bearing balances	5,858	9,511	(4,431)
Proceeds from the maturity of investment securities	4,798	7,979	15,635
Proceeds from the sale of investment securities	535	17,195	5,793
Purchases of investment securities	(12,297)	(16,305)	(16,313)
Purchase of life insurance	0	(1,016)	0
Cash received from business combination	0	4,139	0
Proceeds from sale of loans	348	0	1,710
Net increase in loans	(33,241)	(45,163)	(13,530)
Proceeds from sale of bank premises and equipment	40	0	0
Purchases of bank premises and equipment	(2,081)	(1,429)	(1,029)
Proceeds from the sale of foreclosed assets	571	879	475
Capitalized additions - foreclosed assets	0	(147)	0

Net Cash Used In Investing Activities	(35,469)	(24,357)	(11,690)

Financing Activities:
Net increase in deposits	24,130	5,613	13,635
Net (decrease) increase in short-term borrowings	(1,459)	4,113	(8,468)
Cash dividends paid	(2,552)	(5,739)	(2,499)
Long-term debt repayment	(119)	(5,127)	(5,199)
Sale (purchase) of treasury stock	0	3	(17)
Long-term borrowings	10,000	19,400	8,500

Net Cash Provided By Financing Activities	30,000	18,263	5,952

Net decrease in cash and due from banks	(329)	(777)	(639)
Cash and due from banks at beginning of year	6,679	7,456	8,095

Cash and due from banks at end of year	$6,350	6,679	7,456

Supplemental Disclosures of Cash Flow Information:
Interest paid	$9,214	7,858	8,576
Income taxes paid	$1,876	1,385	1,410
Supplemental Noncash Disclosures:
Loan charge-offs	$199	74	349
Transfers to foreclosed assets held for sale	$458	124	791
Business Combination:
Fair value of assets acquired	$0	3,054	0
Fair value of liabilities assumed	$0	7,193	0

The accompanying notes are an integral part of these consolidated financial statements.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

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

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan and lease losses.

While management uses available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan and lease losses. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan and lease losses may change materially in the near term.

(b)	Investment Securities

Available-for-Sale Securities include debt and restricted equity securities. Debt securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Realized gains and losses on sales of investment securities are computed on the basis of specific identification of the cost of each security. Restricted equity securities are generally carried at cost and evaluated for impairment due to the lack of available market data. Restricted equity securities for which market data is available are reported at fair value. MPB had no trading securities or held-to-maturity securities in 2005, 2004 or 2003.

Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

(c)	Loans

Interest on loans is recognized on a method which approximates a level yield basis over the life of the loans. The accrual of interest on loans, including impaired loans, is generally discontinued when principal or interest has consistently been in default for a period of 90 days or more, or because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected. Interest income is subsequently recognized only to the extent cash payments are received. The placement of a loan on the nonaccrual basis for revenue recognition does not necessarily imply a potential charge-off of loan principal. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

(d)	Allowance for Loan and Lease Losses

The Bank’s methodology for determining the allowance for loan and lease losses establishes both a specific and a general component. The specific portion of the allowance represents the results of analysis of leases and individual “watch list” loans (commercial, residential and consumer loans). The individual commercial loans are risk rated with specific attention to estimated loss exposure. Historical loan loss rates are applied to “problem” consumer credits, adjusted to reflect current conditions.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The general portion of the allowance for loan and lease losses represents the results of measuring potential losses inherent in the portfolio that are not identified in the specific allowance analysis. This general portion is determined using historical loan and lease loss experience adjusted by assessing changes in the Bank’s underwriting criteria, growth and/or changes in the mix of loans originated, industry concentrations and evaluations, lending management changes, comparisons of certain factors to peer group banks and changes in economic conditions.

Management believes the allowance for loan and lease losses is adequate. Identification of specific losses is an ongoing process using available information. Specifically, quarterly management meetings to review “problem” loans and leases are utilized to determine a plan for collection and, if necessary, a recommendation to the Board for charge off. Future additions to the allowance for loan and lease losses through a provision for loan and lease losses will be made based on identified changes in the above factors coupled with loss experience.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan and lease losses. These agencies may require the Bank to recognize changes to the allowance based on their judgment about information available to them at the time of their examinations.

(e)	Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis. Maintenance and repairs are charged to expense when incurred. Gains and losses on dispositions are reflected in current operations.

(f)	Foreclosed Assets Held for Sale

Foreclosed assets held for sale consist of real estate acquired through, or in lieu of, foreclosure in settlement of debt and are recorded at fair value at the date of transfer. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequent to acquisition, foreclosed assets are carried at the lower of cost or fair value less costs of disposal, based upon periodic evaluations that consider changes in market conditions and development and disposition costs. Operating results from assets acquired in satisfaction of debt, including rental income less operating costs and gains or losses on the sale of, or the periodic evaluation of foreclosed assets, are recorded in noninterest expense.

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

Goodwill is the excess of the purchase price over the fair value of assets acquired in connection with a 2004 business acquisition accounted for as a purchase. The potential impairment of goodwill is tested on an annual basis. No impairment of goodwill was recognized in 2005 or 2004.

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and were $298,000 in 2005, $185,000 in 2004 and $100,000 in 2003.

(k)	Pensions and Other Postretirement Benefit Plans

Effective December 31, 2003, MPB adopted Statement of Financial Accounting Standards No. 132R (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132R”). SFAS No. 132R requires additional disclosures about defined benefit pension plans and other postretirement defined benefit plans. It does not change the measurement or recognition of those plans.

(l)	Other Benefit Plan

A funded contributory profit-sharing plan is maintained for substantially all employees. The cost of the MPB profit-sharing plan is charged to current operating expenses and is funded annually.

(m)	Trust Assets and Income

Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the consolidated financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis which is not materially different than if it were reported on the accrual basis.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(n)	Earnings Per Share

Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented giving retroactive effect to stock dividends and stock splits. MPB’s basic and diluted earnings per share are the same since there are no potentially dilutive securities outstanding.

(o)	Statement of Cash Flows

For purposes of cash flows, MPB considers cash and due from banks to be cash equivalents.

(p)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s classifications.

(4)	Comprehensive Income

The components of other comprehensive income (loss) and related tax effects are as follows:

(Dollars in thousands)	Years Ended December 31,
	2005	2004	2003
Unrealized holding (losses) gains on available-for-sale securities	$(699)	(619)	349
Less reclassification adjustment for gains realized in income	(1)	(475)	(261)

Net unrealized (losses) gains	(700)	(1,094)	88
Income tax benefit (expense)	238	372	(30)

Net	$(462)	(722)	58

(5)	Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain reserve balances with the Federal Reserve Bank of Philadelphia. The amounts of those required reserve balances were $480,000 at December 31, 2005 and $575,000 at December 31, 2004.

Deposits with one financial institution are insured up to $100,000.

(6)	Investment Securities

At December 31, 2005 and 2004, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in Thousands) December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$14,999	0	305	14,694
Mortgage-backed U.S. government agencies	8,114	6	150	7,970
State and political subdivision obligations	24,160	847	35	24,972
Restricted equity securities	3,253	0	11	3,242

	$50,526	853	501	50,878

(Dollars in Thousands) December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$11,998	12	91	11,919
Mortgage-backed U.S. government agencies	5,508	21	87	5,442
State and political subdivision obligations	22,621	1,213	13	23,821
Restricted equity securities	3,435	0	4	3,431

	$43,561	1,246	195	44,613

Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank which do not have a readily determinable fair value because their ownership is restricted and they lack a market. Also included in restricted equity securities is an investment in Access Capital Strategies, an equity fund that invests in low to moderate income financing projects. This investment was purchased in 2004 to help fulfill the Bank’s regulatory requirement of the Community Reinvestment Act Investment and at December 31, 2005, is reported at fair value.

Investment securities having a fair value of $36,385,000 at December 31, 2005 and $29,128,000 at December 31, 2004, were pledged to secure public deposits and other borrowings.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Gains from sales of investment securities amounted to $1,000 in 2005, $475,000 in 2004 and $261,000 in 2003. The proceeds from sales of investment securities were $535,000 in 2005, $17,195,000 in 2004 and $5,793,000 in 2003.

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004.

	Less Than 12 Months		12 Months or More		Total
(Dollars in thousands) December 31, 2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$6,935	64	7,759	241	14,694	305
Mortgage-backed U.S. government agencies	4,082	66	3,637	84	7,719	150
State and political subdivision obligations	2,684	32	268	3	2,952	35
Restricted equity securities	0	0	238	11	238	11

Total temporarily impaired available-for-sale securities	$13,701	162	11,902	339	25,603	501

	Less Than 12 Months		12 Months or More		Total
(Dollars in thousands) December 31, 2004	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$0	0	7,906	91	7,906	91
Mortgage-backed U.S. government agencies	0	0	4,071	87	4,071	87
State and political subdivision obligations	0	0	716	13	716	13
Restricted equity securities	0	0	246	4	246	4

Total temporarily impaired available-for-sale securities	$0	0	12,939	195	12,939	195

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis; and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of MPB to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005 the thirty-two debt securities with unrealized losses have depreciated 2% from their amortized cost basis. These securities are issued by either the U.S. Government or municipalities. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s prior financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value at December 31, 2005:

	December 31, 2005		December 31, 2004
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$220	222	1,240	1,252
Due after 1 year but within 5 years	11,917	11,861	6,832	6,857
Due after 5 years but within 10 years	15,022	15,375	13,240	13,709
Due after 10 years	12,002	12,208	13,306	13,922

	39,161	39,666	34,618	35,740

Mortgage-backed securities (avg. life 1.96 years for 2005)	8,112	7,970	5,508	5,442
Restricted equity securities	3,253	3,242	3,435	3,431

	$50,526	50,878	43,561	44,613

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7)	Loans

A summary of loans at December 31, 2005 and 2004 is as follows:

(Dollars in thousands)	2005	2004
Commercial real estate, construction and land development	$219,385	195,549
Commercial, industrial and agricultural	31,368	30,940
Real estate - residential	44,688	43,914
Consumer	17,982	10,680

	$313,423	281,083

Net unamortized loan fees and costs of $350,000 in 2005 and $344,000 in 2004 were deducted from loans.

Loans and available credit to Bank executive officers, directors, and corporations in which such executive officers and directors have beneficial interests as stockholders, executive officers, or directors aggregated approximately $2,722,000 at December 31, 2005 and $2,983,000 at December 31, 2004. New loans extended were $814,000 in 2005 and $867,000 in 2004. Net payments on these loans equalled $1,075,000 during 2005 and $1,159,000 during 2004. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

(8)	Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses for the years 2005, 2004, and 2003 are summarized as follows:

	(Dollars in thousands)
	2005	2004	2003
Balance, January 1	$3,643	2,992	3,051
Provision for loan losses	225	725	290
Loans charged off	(199)	(121)	(409)
Recoveries on loans charged off	35	47	60

Balance, December 31	$3,704	3,643	2,992

The recorded investment in loans that are considered impaired amounted to $1,126,000, $1,013,000 and $439,000 on December 31, 2005, December 31, 2004 and December 31, 2003, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan and lease losses related to loans classified as impaired amounted to approximately $150,000 at December 31, 2005 and $126,000 at December 31, 2004. All impaired loans at the end of 2005 and 2004 had related allowances. The average balances of these loans amounted to approximately $1,404,000, $945,000 and $983,000 for the years 2005, 2004 and 2003, respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 2005, 2004 and 2003.

(Dollars in thousands)	2005	2004	2003
Cash receipts applied to reduce principal balance	$23	36	4
Cash receipts recognized as interest income	15	3	0

Total cash receipts	$38	39	4

Loans which were past due 90 days or more for which interest continued to be accrued amounted to approximately $1,002,000 at December 31, 2005 and $394,000 at December 31, 2004. Total nonaccrual loans amounted to $1,773,000 at December 31, 2005 and $873,000 at December 31, 2004. The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

(9)	Bank Premises and Equipment

At December 31, 2005 and 2004, bank premises and equipment are as follows:

(Dollars in thousands)	2005	2004
Land	$1,823	1,288
Buildings	5,172	4,732
Furniture and fixtures	5,881	4,966
Leasehold improvements	133	0

	13,009	10,986

Less accumulated depreciation	6,675	6,112

	$6,334	4,874

Depreciation expense was $579,000 in 2005, $475,000 in 2004 and $426,000 in 2003.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)	Deposits

At December 31, 2005 and 2004, time deposits in denominations of $100,000 or more amounted to $34,219,000 and $27,883,000, respectively. Interest expense on such certificates of deposit amounted to approximately $1,036,000, $830,000, and $873,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Time deposits at December 31, 2005, mature as follows: (in thousands) 2006, $21,351; 2007, $6,297; 2008, $2,658; 2009, $962; 2010, $2,345 thereafter, $606.

Deposits and other funds from related parties held by MPB at December 31, 2005 and 2004 amounted to approximately $5,430,000 and $6,133,000, respectively.

(11)	Short-term Borrowings

Short-term borrowings as of December 31, 2005 and 2004 consisted of:

(Dollars in thousands)	2005	2004
Federal funds purchased	$5,000	10,400
Repurchase agreements	6,899	2,928
Treasury, tax and loan notes	443	473

	$12,342	13,801

The weighted average interest rate on total short-term borrowings outstanding was 4.22% at December 31, 2005 and 2.25% at December 31, 2004.

Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The due to broker balance represents previous day balances transferred from deposit accounts under a sweep account agreement. The Bank also has unused lines of credit with several banks amounting to $21,748,000 dollars at December 31, 2005.

(12)	Long-term Debt

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 2005 and 2004, the Bank had long-term debt in the amount of $59,838,000 and $49,957,000, respectively, consisting of:

	At December 31,
(Dollars in thousands)	2005	2004
Loans maturing in 2006 with rates ranging from 2.17% to 6.21%	$10,000	10,000
Loans maturing in 2007 at a rate of 3.71%	5,000	5,000
Loans maturing in 2008 with rates ranging from 3.08% to 3.80%	15,000	5,000
Loans maturing in 2009 with rates ranging from 4.22% to 7.24%	12,000	12,000
Loans maturing in 2010 with rates ranging from 6.28% to 6.71%	10,000	10,000
Loans maturing in 2013 with rates ranging from 4.08% to 4.75%	3,500	3,500
Loans maturing in 2026 at a rate of 4.80%	4,245	4,362
Loans maturing in 2027 at a rate of 6.71%	93	95

Total Long-term Debt	$59,838	49,957

The aggregate amounts of maturities of long-term debt subsequent to December 31, 2005 are $10,125,000 (2006), $5,131,000 (2007), $15,138,000 (2008), $12,145,000 (2009), $10,152,000 (2010),$7,147,000 thereafter. $4,700,000 of the Bank’s investments as well as the Bank’s mortgage loan portfolio are pledged to secure FHLB borrowings.

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

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b)	Life Insurance

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

The following tables provide a reconciliation of the changes in the plan’s health and life insurance benefit obligations and fair value of plan assets for the years ended December 31, 2005 and 2004 and a statement of the funded status at December 31, 2005 and 2004:

	December 31,
(Dollars in thousands)	2005	2004
Change in benefit obligations:
Benefit obligations, January 1	$646	501
Service cost	43	38
Interest cost	36	31
Actuarial loss	16	92
Benefit payments	(21)	(16)

Benefit obligations, December 31	$720	646

Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	21	16
Benefit payments	(21)	(16)

Fair value of plan assets, December 31	$0	0

	December 31,
(Dollars in thousands)	2005	2004
Funded status:
Excess of the benefit obligation over the value of plan assets	$(720)	(646)
Unrecognized transition obligation	103	117
Unrecognized loss (gain)	20	4

Net amount recognized	$(597)	(525)

Amount recognized in the consolidated balance sheet at December 31, 2005 and 2004 is as follows:

(Dollars in thousands)	2005	2004
Accrued benefit liability	$(597)	(525)

The accumulated benefit obligation for health and life insurance plans was $720,000 and $646,000 at December 31, 2005 and 2004, respectively.

The components of net periodic postretirement benefit cost for 2005, 2004 and 2003 are as follows:

(Dollars in thousands)	2005	2004	2003
Service cost	$43	38	30
Interest cost	36	31	30
Amortization of transition obligation	15	15	15
Amortization of net gain	0	0	(3)

Net periodic postretirement benefit cost	$94	84	72

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2005 and 2004 are as follows:

	2005	2004
Weighted-average assumptions:
Discount rate	5.50%	5.75%
Rate of compensation increase	5.00%	5.00%

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Weighted-average assumptions:
Discount rate	5.75%	6.00%	6.75%
Rate of compensation increase	5.00%	5.00%	5.00%

Assumed health care cost trend rates at at December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Health care cost trend rate assumed for next year	9.00%	10.00%	5.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.50%
Year that the rate reaches the ultimate trend rate	2009	2009	2004

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost	$13	11
Effect on postretirement benefit obligation	92	78

MPB expects to contribute $20,526 to its postretirement benefit plans in 2006.

Estimated Future Benefit Payments
1/1/2006 to 12/31/2006	$20,526
1/1/2007 to 12/31/2007	21,769
1/1/2008 to 12/31/2008	21,188
1/1/2009 to 12/31/2009	29,043
1/1/2010 to 12/31/2010	33,120
1/1/2011 to 12/31/2015	223,626

The following tables provide a reconciliation of the changes in the directors’ defined benefit plan’s benefit obligations and fair value of plan assets for the years ended December 31, 2005 and 2004 and a statement of the funded status at December 31, 2005 and 2004:

(Dollars in thousands)	December 31,
	2005	2004
Change in benefit obligations:
Benefit obligations, January 1	$712	647
Service cost	26	22
Interest cost	41	39
Actuarial (gain) loss	17	5
Change in assumptions	(57)	17
Benefit payments	(23)	(18)

Benefit obligations, December 31	$716	712

(Dollars in thousands)	2005	2004
Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	23	18
Benefit payments	(23)	(18)

Fair value of plan assets, December 31	$0	0

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)	December 31,
Funded status:
Excess of the benefit obligation over the value of plan assets	$(716)	(712)
Unrecognized prior-service cost	0	26
Unrecognized loss	17	57

Net amount recognized	$(699)	(629)

Amounts recognized in the consolidated balance sheet at December 31, 2005 and 2004 are as follows:

(Dollars in thousands)	2005	2004
Accrued benefit liability	$(716)	(645)
Intangible asset	17	16

Net amount recognized	$(699)	(629)

The accumulated benefit obligation for the retirement plan was $716,000 and $645,000 at December 31, 2005 and 2004, respectively.

Other plan information at December 31, 2005 and 2004 is as follows:

(Dollars in thousands)	2005	2004
Projected benefit obligation	$716	712
Accumulated benefit obligation	716	645
Fair value of plan assets	0	0

The components of net periodic pension cost for 2005, 2004 and 2003 are as follows:

(Dollars in thousands)	2005	2004	2003
Service cost	$26	22	20
Interest cost	41	39	37
Amortization of prior-service cost	26	26	26

Net periodic pension cost	$93	87	83

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2005 and 2004 are as follows:

	2005	2004
Weighted-average assumptions:
Discount rate	5.50%	5.75%
Change in consumer price index	3.00%	4.00%

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Weighted-average assumptions:
Discount rate	5.75%	6.00%	6.75%
Rate of compensation increase	3.00%	4.00%	4.00%

MPB expects to contribute $50,153 to its pension plan in 2006.

The Bank is the owner and beneficiary of insurance policies on the lives of certain officers and directors which informally fund the retirement plan obligation. The aggregate cash surrender value of these policies was $2,326,000 and $2,244,000 at December 31, 2005 and 2004, respectively.

Estimated Future Benefit Payments
1/1/2006 to 12/31/2006	$50,153
1/1/2007 to 12/31/2007	55,350
1/1/2008 to 12/31/2008	61,455
1/1/2009 to 12/31/2009	60,758
1/1/2010 to 12/31/2010	59,835
1/1/2011 to 12/31/2015	323,063

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14)	Other Benefit Plans

(a)	Profit-Sharing

The Bank has a funded contributory profit-sharing plan covering substantially all employees. The Bank’s contribution to the plan was $277,000 for 2005, $307,000 for 2004 and $267,000 for 2003.

(b)	Deferred Compensation Plans

The Bank has an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At December 31, 2005 and 2004, the Bank has accrued a liability of approximately $140,000 and $106,000, respectively, for this plan.

The Bank also has a directors’ deferred compensation plan which allows directors to defer receipt of monthly fees for a specified period in order to provide future retirement income. At December 31, 2005 and 2004, the Bank has accrued a liability of approximately $237,000 and $179,000, respectively, for this plan.

The Bank is the owner and beneficiary of insurance policies on the lives of the participating executive officer and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,683,000 and $1,626,000 at December 31, 2005 and 2004, respectively.

(c)	Salary Continuation Agreement

The Bank maintains a Salary Continuation Agreement (Agreement) for an executive officer. The Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Agreement. Upon death or a change in control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefits. At December 31, 2005 and 2004, the Bank has accrued a liability of approximately $195,000 and $161,000, respectively, for the Agreement. The expense related to the Agreement was $34,000 for 2005, $32,000 for 2004 and $30,000 for 2003.

The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $897,000 and $866,000 at December 31, 2005 and 2004, respectively.

(d)	Employee Stock Ownership Plan

MPB has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the ESOP are made at the discretion of the Board of Directors. Total expense related to MPB’s contribution to the ESOP for 2005, 2004 and 2003 was $139,000, $155,000 and $134,000, respectively. The ESOP held 36,160 and 32,836 shares of MPB stock as of December 31, 2005 and December 31, 2004, respectively, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share. Dividends paid on shares held by the ESOP are charged to retained earnings.

(e)	Other

At December 31, 2005 and 2004, the Bank had Split Dollar Life Insurance arrangements with two executives for which the aggregate collateral assignment and cash surrender values are approximately $1,496,000 and $1,444,000, respectively.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15)	Federal Income Taxes

The following temporary differences gave rise to the net deferred tax asset at December 31, 2005 and 2004:

(Dollars in thousands)	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,106	1,085
Benefit plans	669	555
Nonaccrual interest	78	54
Core deposit intangible	8	3

Total	1,861	1,697

Deferred tax liabilities:
Depreciation	(162)	(198)
Loan fees	(138)	(129)
Bond accretion	(27)	(20)
Other items	(22)	(11)
Unrealized gain on securities	(120)	(357)

Total	(469)	(715)

Deferred tax asset, net	$1,392	982

The provision for income taxes consists of the following:

(Dollars in thousands)	2005	2004	2003
Currently payable	$1,773	1,712	1,130
Deferred	(173)	(307)	123

Total provision for income taxes	$1,600	1,405	1,253

A reconciliation of income tax at the statutory rate to MPB’s effective rate is as follows:

(Dollars in thousands)	2005	2004	2003
Provision at the expected statutory rate	$2,109	1,963	1,995
Effect of tax-exempt income	(533)	(583)	(752)
Nondeductible interest	39	34	53
Other items	(15)	(9)	(43)

Provision for income taxes	$1,600	1,405	1,253

(16)	Business Combination

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

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

(Dollars in thousands)	2004
Cash	$21
Loans	2,483
Goodwill	259
Core deposit intangible	291

Total Assets Acquired	$3,054

Deposits:
Demand and savings deposits	$4,297
Time	2,896

Total Liabilities Assumed	7,193

Net Liabilities Assumed	$4,139

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

(Dollars in thousands, except per share data)	Unaudited Pro Forma for Year Ended December 31,
	2004	2003
Interest income	$20,178	20,186
Noninterest income	3,482	2,757
Net income	4,428	4,733
Earnings per share	1.39	1.48

(17)	Core Deposit Intangible

A summary of core deposit intangible is as follows at December 31, 2005.

(Dollars in thousands)
Gross carrying amount	$291
Less accumulated amortization	56

Net carrying amount	$235

Amortization expense amounted to $36,000 in 2005 and $20,000 in 2004.

The estimated amortization expense of intangible assets for each of the five succeeding fiscal years is $36,000 per year.

(18)	Regulatory Matters

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

			Capital Adequacy		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Actual:		Minimum Capital Required:
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Tier I Capital (to Average Assets)	$31,404	7.3%	17,172	4.0%	21,465	5.0%
Tier I Capital (to Risk Weighted Assets)	31,404	9.3	13,487	4.0	20,231	6.0
Total Capital (to Risk Weighted Assets)	35,108	10.4	26,974	8.0	33,718	10.0

As of December 31, 2004:
Tier I Capital (to Average Assets)	$27,346	7.0%	15,604	4.0%	19,505	5.0%
Tier I Capital (to Risk Weighted Assets)	27,346	9.0	12,147	4.0	18,221	6.0
Total Capital (to Risk Weighted Assets)	30,989	10.2	24,294	8.0	30,368	10.0

As of December 31, 2005 and 2004, the Bank’s capital ratios are in excess of the minimum and well-capitalized guidelines and MPB’s capital ratios are in excess of the Bank’s capital ratios.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

As of December 31, 2005, commitments to extend credit amounted to $64,795,000 and financial standby letters of credit amounted to $10,102,000.

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

As of December 31, 2005, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank’s business activity is with customers located in Central Pennsylvania, specifically within the Bank’s trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

The Bank’s highest concentrations of credit are in the areas of hotel/motel lodging financings and apartment building financing. Outstanding credit to these sectors amounted to $27,483,000 or 8.9% and $25,416,000 or 8.2%, respectively, of net loans outstanding as of December 31, 2005.

(20)	Commitments and Contingencies

Operating Lease

In April 2005, MPB entered into a non-cancelable operating lease agreement to lease approximately 2,500 square feet of office space in the downtown Harrisburg area, with the initial term extending through March 2010. MPB has the option to renew this lease for two additional five-year periods.

Minimum future rental payments under this operating lease as of December 31, 2005 for each of the next 5 years and in the aggregate are:

2006	$67,608
2007	69,636
2008	71,725
2009	73,877
2010	18,605

$301,451

Litigation

MPB is subject to lawsuits and claims arising out of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of MPB.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(21)	Parent Company Statements

The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

CONDENSED BALANCE SHEET

December 31, 2005 and 2004

(Dollars in thousands)	2005	2004
ASSETS
Cash	$273	273
Investment in Subsidiaries	36,588	34,999

Total Assets	$36,861	35,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ Equity	$37,397	35,808
Less Treasury Stock	(536)	(536)

Total Liabilities and Equity	$36,861	35,272

CONDENSED STATEMENT OF INCOME

For Years Ended December 31, 2005, 2004 and 2003

(Dollars in thousands)	2005	2004	2003
Dividends from Subsidiaries	$2,643	5,774	2,566
Other Income from Subsidiaries	47	23	24
Undistributed Earnings of Subsidiaries	2,051	(1,361)	2,097
Other Expenses	(138)	(67)	(72)

Net Income	$4,603	4,369	4,615

CONDENSED STATEMENT OF CASH FLOWS

For Years Ended December 31, 2005, 2004 and 2003

(Dollars in thousands)	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,603	4,369	4,615
Undistributed Earnings of Subsidiaries	(2,051)	1,361	(2,097)

Net Cash Provided By Operating Activities	2,552	5,730	2,518

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(2,552)	(5,739)	(2,499)
Sale (Purchase) of Treasury Stock	0	3	(17)

Net Cash Used In Financing Activities	(2,552)	(5,736)	(2,516)

Net (Decrease) Increase in Cash	0	(6)	2
Cash at Beginning of Period	273	279	277

Cash at End of Period	$273	273	279

(22)	Fair Value of Financial Instruments

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

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The following table summarizes the book value and fair value of financial instruments at December 31, 2005 and 2004.

	December 31, 2005		December 31, 2004
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value
Financial assets:
Cash and due from banks	$6,350	6,350	6,679	6,679
Interest-bearing balances	54,549	54,549	60,407	60,407
Investment securities	50,878	50,878	44,613	44,613
Net loans	308,133	306,157	275,904	283,141

	December 31, 2005		December 31, 2004
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value
Financial liabilities:
Deposits	$325,274	324,461	301,144	302,517
Short-term borrowings	12,342	12,342	13,801	13,801
Accrued interest	1,535	1,535	1,192	1,192
Long-term debt	59,838	59,829	49,957	53,081
Off-balance sheet financial instruments:
Commitments to extend credit	$64,795	64,795	61,028	61,028
Financial standby letters of credit	10,102	10,102	11,904	11,904

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23)	Common Stock:

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

(24)	Summary of Quarterly Consolidated Financial Data (Unaudited):

The following table presents summarized quarterly financial data for 2005, 2004 and 2003.

	2005 Quarter Ended
(Dollars in Thousands, Except Per Share Data)	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,348	5,663	5,982	6,301
Interest Expense	2,103	2,284	2,492	2,678

Net Interest Income	3,245	3,379	3,490	3,623
Provision for Loan Losses	60	110	280	(225)

Net Interest Income After Provision for Loan Losses	3,185	3,269	3,210	3,848
Other Income	732	686	817	698
Securities Gains	0	1	0	0
Gain on Sale of Loans	0	0	19	0
Other Expenses	2,540	2,621	2,527	2,574

Income Before Income Tax Provision	1,377	1,335	1,519	1,972
Income Tax Provision	360	333	387	520

Net Income	$1,017	1,002	1,132	1,452

Earnings Per Share	$.30	.30	.34	.43

	2004 Quarter Ended
(Dollars in Thousands, Except Per Share Data)	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$4,736	4,929	5,177	5,235
Interest Expense	1,927	1,885	2,021	2,172

Net Interest Income	2,809	3,044	3,156	3,063
Provision for Loan Losses	0	425	200	100

Net Interest Income After Provision for Loan Losses	2,809	2,619	2,956	2,963
Other Income	681	688	742	871
Securities Gains	202	234	39	0
Gain on Sale of Loans	0	0	0	0
Other Expenses	2,277	2,251	2,331	2,171

Income Before Income Tax Provision	1,415	1,290	1,406	1,663
Income Tax Provision	329	317	349	410

Net Income	$1,086	973	1,057	1,253

Earnings Per Share	$0.32	0.29	0.31	0.38

	2003 Quarter Ended
(Dollars in Thousands, Except Per Share Data)	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,139	5,089	4,902	4,854
Interest Expense	2,281	2,108	2,034	2,011

Net Interest Income	2,858	2,981	2,868	2,843
Provision for Loan Losses	190	25	75	0

Net Interest Income After Provision for Loan Losses	2,668	2,956	2,793	2,843
Other Income	598	570	585	648
Securities Gains	0	170	88	3
Gain on Sale of Loans	0	0	0	45
Other Expenses	1,948	2,025	2,077	2,049

Income Before Income Tax Provision	1,318	1,671	1,389	1,490
Income Tax Provision	266	404	303	280

Net Income	$1,052	1,267	1,086	1,210

Earnings Per Share	$0.31	0.38	0.32	0.37

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(25)	Subsequent Event

Stock Dividend

On January 27, 2006, the Board of Directors declared a 5% stock dividend payable on February 27, 2006 to stockholders of record on February 8, 2006. Per-share amounts in the accompanying financial statements have been restated for all periods presented to reflect the effect of this stock dividend.

(26)	Recent Accounting Pronouncements:

In November 2005, the FASB issued Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination of when an investment is considered to be impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The guidance in this FSP must be applied to all reporting periods beginning after December 15, 2005; however, MPB expects no material impact from this FSP.

In December 2004, the FASB issued SFAS No.123R that replaces SFAS No.123, Accounting for Stock-Based Compensation, and supercedes APB Opinion 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires that the cost of share-based payment transactions (including those with employees and nonemployees) be recognized in the financial statements. SFAS No. 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. MPB will implement this new standard in the first quarter of 2006 but, since MPB has no share-based payments, it will have no impact on the financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections that changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement also redefines “restatement” to include the revision of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

The purpose of this discussion is to further detail the financial condition and results of operations of Mid Penn Bancorp, Inc. (MPB or Company). MPB is not aware of any known trends, events, uncertainties or of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on MPB’s liquidity, capital resources or operations. This discussion should be read along with the consolidated financial statements also appearing in this report.

Financial Summary

The consolidated earnings of MPB are derived primarily from the operations of its wholly-owned subsidiary, Mid Penn Bank.

MPB earned net income of $4,603,000 for the year 2005, compared to $4,369,000 in 2004, which was an increase of $234,000 or 5.4%. This represents net income in 2005 of $1.37 per share compared to $1.30 per share in 2004 and $1.38 per share in 2003. The major reason for the decrease in earnings in 2004 was the large provision for possible loan and lease losses of $725,000, compared to $225,000 in 2005 and $290,000 in 2003. The larger provision was needed because of the strong growth in the loan portfolio as well as the reclassification of a $3.5 million loan as substandard. The improved status of the same loan relationship in 2005 allowed the Bank to reduce its 2005 provision to $225,000.

Total assets of MPB continued to grow in 2005, reaching the level of $438,110,000, an increase of $34,854,000 or 8.6% over $403,256,000 at year end 2004. The majority of growth came from increases in commercial real estate loans in the Capital Region. These increases were funded primarily through growth in deposits, along with increased long-term borrowings.

MPB continued to achieve a solid return on average shareholders’ equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 12.87% in 2005, 12.73% in 2004 and 12.69% in 2003. Return on average assets (ROA), another performance indicator, was 1.10% in 2005, 1.12% in 2004 and 1.25% in 2003.

Tier one capital (to risk weighted assets) of $31,404,000 or 9.3% and total capital (to risk weighted assets) of $35,108,000 or 10.4% at December 31, 2005, are above the regulatory requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of the bank’s stockholders’ equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan and lease losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

Critical Accounting Policies

Management of the Company considers the accounting policy relating to the allowance for loan and lease losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required to cover credit losses inherent in the loan portfolio and the material effect that such judgements can have on the results of operations. While management’s current evaluation of the allowance indicates that the allowance is adequate, under adversely different conditions or assumptions, the allowance may need to be increased. For example, if historical loan loss experience significantly worsened or if current economic conditions significantly deteriorated, additional provisions for loan losses may be required to increase the allowance. In addition, the assumptions and estimates used in the internal reviews of the Company’s non-performing loans and potential problem loans have a significant impact on the overall analysis of the adequacy of the allowance. While management has concluded that the current evaluation of collateral values is reasonable under the circumstances, if collateral evaluations were significantly lowered, the Company’s allowance may also require additional provisions for loan and lease losses.

Net Interest Income

Net interest income, MPB’s primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

During 2005 net interest income increased $1,665,000 or 13.8% as compared to an increase of $522,000 or 4.5% in 2004. The average balances, effective interest differential and interest yields for the years ended December 31, 2005, 2004 and 2003 and the components of net interest income, are presented in Table 1. A comparative presentation of the changes in net interest income for 2005 compared to 2004, and 2004 compared to 2003, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

The yield on earning assets increased to 6.10% in 2005 from 5.66% in 2004. The yield on earning assets for 2003 was 6.08%. The change in the yield on earning assets was due primarily to the upward movement of rates on new and maturing assets. The average “prime rate” for 2005 was 6.19% as compared to 4.34% for 2004 and 4.12% for 2003.

Interest expense increased by $1,552,000 or 19.39% in 2005 as compared to a decrease of $429,000 or 5.09% in 2004. In order to maintain the spread between interest earning assets and interest bearing liabilities, management was forced to aggressively decrease the expense on deposits during 2003 and the first half of 2004.

Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 2005 was 3.67% compared to 3.48% in 2004 and 3.63% in 2003. Management continues to closely monitor the net interest margin.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

FOR YEAR ENDED DECEMBER 31, 2005

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$58,735	2,067	3.52%
Investment Securities:
Taxable	23,081	893	3.87%
Tax-Exempt	22,866	1,561	6.83%

Total Investment Securities	45,947

Federal Funds Sold	1,623	53	3.27%
Loans, Net	287,185	19,427	6.76%

Total Earning Assets	393,490	24,001	6.10%

Cash and Due from Banks	6,940
Other Assets	18,218

Total Assets	$418,648

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$32,507	58	0.18%
Money Market	50,913	1,073	2.11%
Savings	28,179	69	0.24%
Time	158,935	5,321	3.35%
Short-term Borrowings	7,498	203	2.71%
Long-term Debt	59,021	2,833	4.80%

Total Interest Bearing Liabilities	337,053	9,557	2.84%

Demand Deposits	41,484
Other Liabilities	4,332
Stockholders’ Equity	35,779

Total Liabilities and Stockholders’ Equity	$418,648

Net Interest Income		$14,444

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			6.10%
Rate on Supporting Liabilities			2.43%
Net Interest Margin			3.67%

Average Interest Spread			3.26%

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

FOR YEAR ENDED DECEMBER 31, 2004

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$66,750	1,809	2.71%
Investment Securities:
Taxable	17,531	599	3.42%
Tax-Exempt	26,555	1,948	7.34%

Total Investment Securities	44,086

Federal Funds Sold	346	7	2.02%
Loans, Net	256,627	16,449	6.41%

Total Earning Assets	367,809	20,812	5.66%

Cash and Due from Banks	6,527
Other Assets	16,002

Total Assets	$390,338

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$34,750	61	0.18%
Money Market	45,202	442	0.98%
Savings	29,027	77	0.27%
Time	153,100	5,044	3.29%
Short-term Borrowings	11,415	137	1.20%
Long-term Debt	43,780	2,244	5.13%

Total Interest Bearing Liabilities	317,274	8,005	2.52%

Demand Deposits	37,586
Other Liabilities	1,951
Stockholders’ Equity	33,527

Total Liabilities and Stockholders’ Equity	$390,338

Net Interest Income		$12,807

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			5.66%
Rate on Supporting Liabilities			2.18%
Net Interest Margin			3.48%

Average Interest Spread			3.14%

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

FOR YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$68,256	2,099	3.08%
Investment Securities:
Taxable	14,222	559	3.93%
Tax-Exempt	36,355	2,702	7.43%

Total Investment Securities	50,577

Federal Funds Sold	950	9	0.95%
Loans, Net	224,993	15,598	6.93%

Total Earning Assets	344,776	20,967	6.08%

Cash and Due from Banks	6,306
Other Assets	17,489

Total Assets	$368,571

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$33,897	82	0.24%
Money Market	45,072	638	1.42%
Savings	27,756	165	0.59%
Time	144,194	5,232	3.63%
Short-term Borrowings	10,670	128	1.20%
Long-term Debt	36,463	2,189	6.00%

Total Interest Bearing Liabilities	298,052	8,434	2.83%

Demand Deposits	30,918
Other Liabilities	4,309
Stockholders’ Equity	35,292

Total Liabilities and Stockholders’ Equity	$368,571

Net Interest Income		$12,533

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			6.08%
Rate on Supporting Liabilities			2.45%
Net Interest Margin			3.63%

Average Interest Spread			3.25%

Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

Loan fees of $492,000, $448,000 and $ 612,000 are included with interest income in Table 1 for the years 2005, 2004 and 2003, respectively.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Dollars in thousands) Taxable Equivalent Basis	2005 Compared to 2004 Increase (Decrease) Due to Change In:			2004 Compared to 2003 Increase (Decrease) Due to Change In:
	Volume	Rate	Net	Volume	Rate	Net
INTEREST INCOME:
Interest Bearing Balances	$(217)	475	258	(46)	(244)	(290)
Investment Securities:
Taxable	190	104	294	130	(90)	40
Tax-Exempt	(271)	(116)	(387)	(719)	(35)	(754)

Total Investment Securities	(81)	(12)	(93)	(635)	(369)	(714)

Federal Funds Sold	26	20	46	(6)	4	(2)
Loans, Net	1,959	1,019	2,978	2,192	(1,341)	851

Total Interest Income	1,687	1,502	3,189	1,551	(1,706)	(155)

INTEREST EXPENSE:
Interest Bearing Deposits:
NOW	(3)	0	(3)	2	(23)	(21)
Money Market	56	575	631	2	(198)	(196)
Savings	(2)	(6)	(8)	7	(95)	(88)
Time	192	85	277	323	(511)	(188)

Total Interest Bearing Deposits	243	654	897	334	(827)	(493)
Short-term Borrowings	(47)	113	66	9	0	9
Long-term Debt	782	(193)	589	439	(384)	55

Total Interest Expense	978	574	1,552	782	(1,211)	(429)

NET INTEREST INCOME	$709	928	1,637	769	(495)	274

The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

Provision for Loan and Lease Losses

The provision for loan and lease losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan and lease losses. Following its model for loan and lease loss allowance adequacy, management made a $225,000 provision in 2005 as well as a provision of $725,000 in 2004 and $290,000 in 2003. The allowance for loan and lease losses as a percentage of total loans was 1.18% at December 31, 2005, compared to 1.30% at December 31, 2004 and 1.28% at December 31, 2003, which continues to be higher than that of peer financial institutions due to MPB’s higher level of loans to finance commercial real estate. The higher 2004 provision was due to a more than 20% growth in loans during the year and the reclassification of a large commercial loan relationship to a substandard classification by the Bank’s regulators. The improved status of the same loan relationship in the fourth quarter of 2005 allowed the Bank to reduce its December 31, 2005 allowance for loan and lease loss, accounting for much of the decrease in the provision for loan and lease losses in 2005 . A summary of charge-offs and recoveries of loans and leases is presented in Table 3.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	Years ended December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001
Balance, beginning of year	$3,643	2,992	3,051	2,856	2,815

Loans charged-off:
Commercial real estate, construction and land development	32	25	171	41	249
Commercial, industrial and agricultural	29	10	140	113	118
Real estate-residential	0	8	0	0	0
Consumer	138	78	98	148	122

Total loans charged off	199	121	409	302	489

Recoveries on loans previously charged-off:
Commercial real estate, construction and land development	0	0	0	17	0
Commercial, industrial and agricultural	12	8	14	0	1
Real estate-residential	0	0	0	0	0
Consumer	23	39	46	55	29

Total recoveries	35	47	60	72	30

Net charge-offs	164	74	349	230	459

Provision for loan and lease losses	225	725	290	425	500

Balance, end of year	$3,704	3,643	2,992	3,051	2,856

Ratio of net charge-offs during the year to average loans outstanding during the year, net of unearned discount	.06%	.03%	.14%	.11%	.24%

Allowance for loan losses as a percentage of total loans	1.18%	1.30%	1.28%	1.37%	1.39%

Noninterest Income

During 2005, MPB earned $2,953,000 in noninterest income, compared to $3,457,000 earned in 2004 and $2,707,000 earned in 2003.

Service charges on deposit accounts amounted to $1,348,000 for 2005, a decrease of $119,000 or 8.1% compared to $1,467,000 for 2004, an increase of $240,000 or 19.6% over 2003. The majority of this decrease is attributed to reduced revenues from NSF charges, which was a result of the closure and sale of deposits of the Tremont office in early 2005 due to the expiration of a lease agreement on the office space.

Gains on the sale of investment securities amounted to $475,000 in 2004 as MPB realized certain investment gains in anticipation of rising rates and diminishing gains. The same opportunities for security gains, which would not compromise future earnings, did not present themselves in 2005.

MPB owns cash surrender value life insurance policies that provide funding for director retirement and salary continuation plans. The income on these policies amounted to $222,000 during the year 2005, $211,000 in 2004 and $210,000 in 2003.

Trust department income for 2005 was $312,000, a $64,000 or 25.8% increase from the $248,000 in 2004, which was a $46,000 or 22.8% increase from the $202,000 earned in 2003. Trust Department income can fluctuate from year to year, due to the number of estates being settled during the year.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

MPB also earned $70,000 in 2005, $162,000 in 2004 and $21,000 in 2003 in fees from the third-party provider of investments whose services the Bank has contracted. The decrease in investment services income resulted from a vacancy in the investment representative position for more than six months during 2005. Other income amounted to $758,000 in 2005, $725,000 in 2004 and $592,000 in 2003, including gains on other real estate. The increase in other noninterest income is due to the aggregate of several relatively small increases in other fee areas throughout the bank, as management continues to focus on generating noninterest income.

Noninterest Expense

A summary of the major components of noninterest expense for the years ended December 31, 2005, 2004 and 2003 is reflected in Table 4. Noninterest expense increased to $10,262,000 in 2005 from $9,030,000 in 2004 and $9,030,000 in 2003. The major component of noninterest expense is salaries and employee benefits. The number of full-time equivalent employees increased from 116 to 124 during 2005. Increases in the 2005 workforce included the management and staffing for two new offices in the Capital Region. These new offices were the driving factor behind much of the increased expense in 2005. In addition to the personnel costs, there were associated increases in occupancy, equipment and marketing. Another significant expense in 2005 was the cost of complying with Section 404 of the Sarbanes-Oxley Act. The annual cost of compliance is approaching $200,000 in higher audit costs and additional personnel expense.

TABLE 4: NONINTEREST EXPENSE

	Years ended December 31,
(Dollars in thousands)	2005	2004	2003
Salaries and employee benefits	$5,662	4,918	4,496
Occupancy, net	594	456	423
Equipment	734	631	602
Postage and supplies	370	308	320
Marketing and advertising	298	185	100
Other real estate, net	91	0	135
Pennsylvania bank shares tax	259	265	266
External audit and tax preparation	132	72	64
Telephone	91	86	77
Loss on mortgage sales	51	66	146
Legal and professional services	408	385	284
Debit card processing	154	214	167
Director fees and benefits	221	196	201
Computer software licensing and maintenance	179	170	91
Other	1,018	1,078	727

Total Noninterest Expense	$10,262	9,030	8,099

Investments

MPB’s investment portfolio is utilized to provide liquidity and managed to maximize return within reasonable risk parameters.

MPB’s entire portfolio of investment securities is considered available for sale. As such, the investments are recorded at fair value. Our investments: US Treasury, Agency and Municipal securities are valued at a market price relative to investments of the same type with similar maturity dates. As the interest rate environment of these securities changes, the value of securities changes accordingly.

As of December 31, 2005, SFAS No. 115 resulted in a contribution to shareholders’ equity of $231,000 (unrealized gain on securities of $352,000 less estimated income tax expense of $121,000). At December 31, 2004, SFAS No. 115 resulted in an increase of shareholders’ equity of $693,000 (unrealized gain on securities of $1,051,000 less estimated income tax expense of $357,000) compared to a December 31, 2003 increase in shareholders’ equity of $1,415,000 (unrealized gain on securities of $2,144,000, less estimated income tax expense of $729,000).

MPB does not have any significant concentrations of investment securities.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The unrealized gains and losses on investment securities are shown in Note 6 to the Consolidated Financial Statements.

TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

	December 31,
(Dollars in thousands)	2005	2004	2003
U. S. Treasury and U.S. government agencies	$14,999	11,998	10,564
Mortgage-backed U.S. government agencies	8,112	5,508	4,808
State and political subdivision obligations	24,162	22,621	34,447
Restricted equity securities	3,253	3,435	2,130

Total	$50,526	43,561	51,949

Loans

At December 31, 2005, net loans totaled $308,133,000, a $32,229,000 or 11.7% increase from December 31, 2004. During 2005, MPB experienced a net increase in commercial real estate and commercial/industrial loans of approximately $24,264,000, the majority of which was generated in the greater Capital (Harrisburg) Region.

The current environment in lending remains extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 2005, loans, net of unearned income, represented 73.7% of earning assets as compared to 71.5% on December 31, 2004 and 64.3% on December 31, 2003.

The Bank’s loan portfolio is diversified among individuals, farmers, and small and medium-sized businesses generally located within the Bank’s trading area of Dauphin County, lower Northumberland County, western Schuylkill County and eastern Cumberland County. Commercial real estate, construction and land development loans are collateralized mainly by mortgages on the income-producing real estate or land involved. Commercial, industrial and agricultural loans are made to business entities and may be secured by business assets, including commercial real estate, or may be unsecured. Residential real estate loans are secured by liens on the residential property. Consumer loans include installment loans, lines of credit and home equity loans.

A distribution of the Bank’s loan portfolio according to major loan classification is shown in Table 6.

TABLE 6: LOAN PORTFOLIO

	December 31,
	2005		2004		2003		2002		2001
(Dollars in thousands)	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
Commercial real estate, construction and land development	$219,385	70.0%	195,549	69.6%	154,296	66.5%	146,325	65.6%	130,983	63.8%
Commercial, industrial and agricultural	31,368	10.0	30,940	11.0	25,567	11.0	22,398	10.0	23,107	11.3
Real estate-residential	44,688	14.3	43,914	15.6	43,384	18.7	41,502	18.6	38,349	18.7
Consumer	17,982	5.7	10,680	3.8	10,380	3.8	12,978	5.8	12,732	6.2

Total Loans	313,423	100	281,083	100	233,627	100	233,203	100	205,101	100

Unearned income	(1,586)		(1,536)		(1,549)		(1,850)		(2,265)

Loans net of unearned discount	311,837		279,547		232,078		221,353		202,836
Allowance for loan and lease losses	(3,704)		(3,643)		(2,992)		(3,051)		(2,856)

Net Loans	$308,133		275,904		229,086		218,302		99,980

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is maintained at a level believed adequate by Management to absorb potential losses in the loan and lease portfolio. MPB has a loan review department that is charged with establishing a “watch list” of potential unsound loans, identifying unsound credit practices and suggesting corrective actions. A quarterly review and reporting process is in place for monitoring those loans that are on the “watch list.” Each credit on the “watch list” is evaluated to estimate potential losses. In addition, loss estimates for each category of credit are provided based on Management’s judgment which considers past experience, current economic conditions and other factors. For installment, real estate mortgages and other consumer loans, specific reserve allocations are based on past loss experience adjusted for recent portfolio growth and economic trends.

Calculated amounts resulting from this analysis are “specific” allocations. The amounts not specifically provided for individual classes of loans are considered “general.” The general portion of the allowance is determined and based on judgments regarding economic conditions, trends and other factors.

The 2005 provision of $225,000 is comparable to the provisions recorded in prior years with the exception of 2004. During 2004, the provision increased to $725,000. The majority of the 2004 increase was caused by potential issues related to the status of a large commercial loan relationship.

The allocation of the allowance for loan and lease losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan and lease losses at December 31, 2005 was $3,704,000 or 1.19% of total loans less unearned discount as compared to $3,643,000 or 1.30% at December 31, 2004, and $2,992,000 or 1.29% at December 31, 2003. Despite higher non-performing assets (see Table 8), reserve ratios at December 31, 2005 were considered adequate based on management’s quarterly review analysis.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001
Commercial real estate, construction and land development	$2,037	2,368	1,938	1,898	1,584
Commercial, industrial and agricultural	1,481	1,093	954	922	987
Real estate-residential	52	65	20	56	73
Consumer	110	83	65	147	166
General	24	34	15	28	46

Total Loans	$3,704	3,643	2,992	3,051	2,856

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

Consumer loans are generally recommended for charge-off when they become 120 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $892,000, $397,000 and $533,000 in 2005, 2004 and 2003, respectively.

A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 2005, totaled $3,317,000 or 0.76% of total assets compared to $1,775,000 or 0.44% of total assets in 2004, and $2,767,000 or 0.74% of total assets in 2003. The foreclosed assets held for sale at December 31, 2005, consist of two parcels of commercial real estate and one residential property.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 8: NONPERFORMING ASSETS

	December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001
Nonaccrual loans	$1,773	873	984	1,164	1,686
Past due 90 days or more	1,086	397	666	808	828
Restructured loans	0	0	0	0	537

Total nonperforming loans	2,859	1,270	1,650	1,972	3,051
Foreclosed assets held for sale	458	505	1,117	781	1,693

Total nonperforming assets	$3,317	1,775	2,767	2,753	4,744

Percent of loans outstanding	1.06%	0.63%	1.18%	1.23%	2.31%
Percent of total assets	0.76%	0.44%	0.74%	0.76%	1.44%

There are no trends or uncertainties which Management expects will materially impact future operating results, liquidity or capital resources. There are no material credits about which Management has any information to cause serious doubts as to the ability of such borrowers to comply with loan repayment terms.

Deposits and Other Funding Sources

MPB’s primary source of funds is its deposits. Deposits at December 31, 2005, increased by $24,130,000 or 8.0% over December 31, 2004, which also increased by $12,806,000 or 4.4% from December 31, 2003. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2005, 2004, and 2003 are presented in Table 9. The majority of 2005 deposit growth was related to the opening of two new offices in Harrisburg, PA.

Average short-term borrowings for 2005 were $7,498,000 as compared to $11,415,000 in 2004. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased. A ten million dollar borrowing, maturing in February of 2008 was entered into during 2005 with the FHLB.

TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

	Years ended December 31,
	2005		2004		2003
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$41,484	0.00%	38,884	0.00%	30,918	0.00%
Interest-bearing demand deposits	32,507	0.18%	34,750	0.18%	33,897	0.24%
Money market	50,913	2.11%	45,202	0.98%	45,072	1.42%
Savings	28,179	0.24%	29,027	0.27%	27,756	0.59%
Time	158,935	3.35%	153,100	3.29%	144,194	3.63%

Total	$312,018	2.09%	300,963	1.88%	281,837	2.17%

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

Stockholders’ equity increased in 2005 by $1,589,000 or 4.5%. In 2004, capital decreased by $2,089,000 or 5.6%, largely due to the $1 per share special dividend in the first quarter of 2004. In 2003, capital was increased by $2,157,000 or 6.1%. Capital growth is achieved by retaining more in earnings than is paid out to our shareholders.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

MPB’s normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 56% for 2005 compared to 131% for 2004 and 54% for 2003.

At December 31, 2005, 19,056 shares of MPB’s common stock have been purchased back by MPB, held as treasury stock, and are available for issuance under the dividend reinvestment plan or the stock bonus plan. The treasury stock may also be used for the employee stock ownership plan.

Federal Income Taxes

Federal income tax expense for 2005 was $1,600,000 compared to $1,405,000 and $1,253,000 in 2004 and 2003, respectively. The effective tax rate was 26% for 2005, 24% for 2004 and 21% for 2003. The reason for the increase in effective rate was a lower mix of tax-exempt earning assets.

Liquidity

MPB’s asset-liability management policy addresses the management of MPB’s liquidity position and its ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. MPB utilizes its investment portfolio as a source of liquidity, along with deposit growth and increases in repurchase agreements and borrowings. (See Deposits and Other Funding Sources which appears earlier in this discussion.) Liquidity from investments is provided primarily through investments and interest-bearing balances with maturities of one year or less. Funds are available to MPB through loans from the Federal Home Loan Bank and established federal funds (overnight) lines of credit. MPB’s major source of funds is its core deposit base as well as its capital resources.

The major sources of cash in 2005 came from operations and a net increase in deposits of $24,130,000, particularly in the money market demand deposit category as a premium rate special was offered at the two new offices. Other major sources of funds included a $10,000,000 borrowing from the Federal Home Loan Bank, and a net decrease of interest-bearing balances, jumbo certificates of deposit, of $5,858,000.

Major uses of funds in 2005, included a net increase of loans of $32,783,000 as well as a net increase of investment securities of $6,265,000.

The major sources of cash in 2004 came from operations, a net increase of long-term borrowings of $14,273,000, an increase in deposits of $12,806,000, a net decrease in interest-bearing balances (certificates of deposit of other banks) of $9,511,000, and a net decrease in investment securities of $9,480,000.

The major use of cash during 2004 was the funding of a net increase in loans of more than $46 million. Another major use of cash during that year was the payment of $5,739,000 in cash dividends. This amount included the $1 per share special dividend, which was paid in the first quarter of 2004.

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

MPB manages the interest rate sensitivity of its assets and liabilities. The principal purpose of asset-liability management is to maximize net interest income while avoiding significant fluctuations in the net interest margin and maintaining adequate liquidity. Net interest income is increased by increasing the net interest margin and by volume growth.

MPB utilizes an asset-liability management model to measure the impact of interest rate movements on its interest rate sensitivity position. The traditional maturity gap analysis is also reviewed regularly by MPB’s management. MPB does not attempt to achieve an exact match between interest sensitive assets and liabilities because it believes that a controlled amount of interest rate risk is desirable.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

The maturity distribution and weighted average yields of investments is presented in Table 10. The maturity distribution and repricing characteristics of MPB’s loan portfolio is shown in Table 11. Table 12 provides expected maturity information about MPB’s financial instruments that are sensitive to changes in interest rates. Except for the effects of prepayments on mortgage related assets, the table presents principal cash flows and related average interest rates on interest earning assets by contractual maturity. Residential loans are assumed to have annual payment rates between 12% and 18% of the portfolio. Loans and mortgage backed securities balances are not adjusted for unearned discounts, premiums, and deferred loan fees.

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

TABLE 10: INVESTMENT MATURITY AND YIELD

	December 31, 2005
(Dollars in thousands)	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
U.S. Treasury and U.S. government agencies	$0	8,999	3,500	2,500	14,999
State and political subdivision obligations	220	2,918	11,522	9,502	24,162
Mortgage-backed U.S. government agencies	0	0	0	8,112	8,112
Equity securities	0	0	0	3,253	3,253

Total	$220	11,917	15,022	23,367	50,526

	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
Weighted Average Yields
U.S. Treasury and U.S. government agencies	0	3.98	4.04	4.50	4.08
State and political subdivision obligations	7.71	6.68	6.90	6.75	6.82
Mortgage-backed U.S. government agencies	0	0	0	4.91	4.91
Equity securities	0	0	0	3.00	3.00

Total	7.71	4.64	6.23	5.35	5.45

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY

	December 31, 2005
(Dollars in thousands)	One Year and Less	After One Year thru Five Years	After Five Years	Total
Commercial, real estate, construction and land development	$71,034	114,398	33,953	219,385
Commercial, industrial and agricultural	17,853	11,116	2,399	31,368
Real estate-residential mortgages	11,054	21,896	11,738	44,688
Consumer	3,796	9,746	4,440	17,982

Total Loans	$103,737	157,156	52,530	313,423

Rate Sensitivity
Predetermined rate	$11,646	32,325	46,996	90,967
Floating or adjustable rate	92,091	124,831	5,534	222,456

Total	$103,737	157,156	52,530	313,423

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 12: INTEREST RATE SENSITIVITY GAP

(Dollars in thousands) (As of December 31, 2005)	Expected Maturity
	Year Ended December 31,
	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$41,178	396	5,843	7,033	99	0	54,549	54,549
Average interest rate	4.04	4.50	3.76	3.92	4.40	—	4.00
Debt securities	220	2,550	4,895	1,725	2,747	38,389	50,526	50,878
Average interest rate	7.71	4.90	3.90	4.03	6.11	5.35	5.45
Adjustable rate loans	92,091	19,688	42,182	28,758	34,203	5,534	222,456	222,456
Average interest rate	7.33	6.65	6.25	6.22	6.52	5.80	6.76
Fixed rate loans	11,646	10,183	7,578	8,054	6,510	46,996	90,967	88,991
Average interest rate	6.65	6.46	6.75	6.59	6.77	6.47	6.55

Total	$145,135	32,817	60,498	45,570	43,559	90,919	418,498	416,874

Interest liabilities:
Variable rate savings and transaction accounts	$76,049	0	0	0	0	85,602	161,651	161,651
Average interest rate	1.75	—	—	—	—	.10	.88
Certificates of deposit and IRAs	68,419	47,964	18,300	15,349	10,576	3,015	163,623	162,359
Average interest rate	3.19	3.76	3.56	3.98	4.40	3.92	3.56
Short term borrowings	12,342	0	0	0	0	0	12,342	12,342
Average interest rate	4.22	—	—	—	—	—	4.22
Long term fixed rate borrowings	10,125	5,131	15,138	12,145	10,152	7,147	59,838	59,829
Average interest rate	4.19	3.71	3.56	4.64	6.50	4.61	4.52

Total	$166,935	53,095	33,438	27,494	20,728	95,764	397,454	396,181

Rate sensitive gap:
Periodic gap	$(21,800)	(20,278)	27,060	18,076	22,831	(4,845)
Cumulative gap	$(21,800)	(42,078)	(15,018)	3,058	25,889	21,044
Cumulative gap as a percentage of total assets	-5.0%	-9.6%	-3.4%	+0.7%	+5.9%	+4.8%

(Dollars in thousands) (As of December 31, 2004)	Expected Maturity
	Year Ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$43,967	3,663	99	5,645	6,934	99	60,407	60,407
Average interest rate	2.73	3.32	5.05	3.74	3.91	4.40	3.00
Debt securities	1,240	355	551	4,263	1,925	31,741	40,075	41,129
Average interest rate	6.08	7.94	6.21	3.40	4.51	6.19	5.79
Adjustable rate loans	91,696	20,034	22,002	30,896	27,069	4,960	196,657	196,657
Average interest rate	5.91	6.65	6.73	6.07	6.25	5.55	6.14
Fixed rate loans	9,371	4,431	10,200	6,235	6,661	45,993	82,891	86,484
Average interest rate	6.68	7.10	6.61	6.48	6.49	6.24	6.42

Total	$146,274	28,483	32,852	47,039	42,589	82,793	380,030	384,677

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 12: INTEREST RATE SENSITIVITY GAP (cont’d)

(Dollars in thousands) (As of December 31, 2004)	Expected Maturity
	Year Ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
Interest liabilities:
Variable rate savings and transaction accounts	$59,109	0	0	0	0	85,569	144,678	144,678
Average interest rate	0.77					0.12	0.38
Certificates of deposit and IRAs	57,216	33,376	37,993	12,720	13,007	2,154	156,466	157,839
Average interest rate	2.75	3.08	3.73	3.46	3.99	3.95	3.24
Short term borrowings	13,801	0	0	0	0	0	13,801	13,801
Average interest rate	2.25						2.25
Long term fixed rate borrowings	0	10,000	5,000	5,000	12,000	17,957	49,957	53,081
Average interest rate	—	4.19	3.71	3.08	5.63	5.68	4.91

Total	$130,126	43,376	42,993	17,720	25,007	105,680	364,902	369,399

Rate sensitive gap:
Periodic gap	$16,148	(14,893)	(10,141)	29,319	17,582	(22,887)
Cumulative gap	$16,148	1,255	(8,886)	20,433	38,015	15,128
Cumulative gap as a percentage of total assets	+4.0%	+0.3	-2.2	+5.1	+9.4	+3.8

During 2005, Management analyzed interest rate risk using the Profit Star Asset-Liability Management Model. Using the computerized model, Management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. These scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by Management. At December 31, 2005, all interest rate risk levels according to our model were within the tolerance limits of Board approved policy. The model noted above utilized by Management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which Management would make to realign its portfolio in the event of a changing rate environment.

TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

	December 31,
(Dollars in thousands)	2005	2004	2003
Three months or less	$8,421	7,431	4,821
Over three months to twelve months	12,930	6,771	7,104
Over twelve months	12,868	13,681	12,673

Total	$34,219	27,883	24,598

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

Information shown elsewhere in this Annual Report will assist in the understanding of how MPB is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net liabilities, as well as the composition of loans, investments and deposits should be considered.

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Off-Balance Sheet Items

MPB makes contractual commitments to extend credit and extends lines of credit which are subject to MPB’s credit approval and monitoring procedures.

As of December 31, 2005, commitments to extend credit amounted to $64,795,000 as compared to $61,028,000 as of December 31, 2004.

MPB also issues financial standby letters of credit to its customers. The risk associated with financial standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Financial standby letters of credit decreased to $10,102,000 at December 31, 2005, from $11,904,000 at December 31, 2004.

Comprehensive Income

Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed “Other Comprehensive Income.” For MPB, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive (Loss) Income for the years ended December 31, 2005, 2004 and 2003 was $(462,000), $(722,000) and $58,000, respectively.

Summary of Selected Financial Data

(Dollars in thousands, except per share data)	2005	2004	2003	2002	2001
INCOME:
Total Interest Income	$23,294	20,077	19,984	21,352	22,864
Total Interest Expense	9,557	8,005	8,434	9,926	11,735
Net Interest Income	13,737	12,072	11,550	11,426	11,129
Provision for Possible Loan and Lease Losses	225	725	290	425	500
Noninterest Income	2,953	3,457	2,707	2,022	1,845
Noninterest Expense	10,262	9,030	8,099	7,258	7,026
Income Before Income Taxes	6,203	5,774	5,868	5,765	5,448
Provision for Income Taxes	1,600	1,405	1,253	1,270	1,218
Net Income	4,603	4,369	4,615	4,495	4,230

COMMON STOCK DATA PER SHARE:
Earnings Per Share	$1.37	1.30	1.38	1.34	1.27
Cash Dividends Declared, historical	.80	1.80	.80	.80	.80
Stockholders’ Equity	11.01	10.53	11.16	10.51	9.47

AVERAGE SHARES OUTSTANDING	3,348,299	3,348,310	3,347,929	3,347,750	3,350,342

AT YEAR-END:
Investments	$54,549	44,613	54,093	58,859	55,348
Loans, Net of Unearned Discount	311,837	279,547	232,078	221,353	202,836
Allowance for Loan Losses	3,704	3,643	2,992	3,051	2,856
Total Assets	438,110	403,256	373,466	363,284	330,635
Total Deposits	325,274	301,144	288,338	274,703	254,105
Short-term Borrowings	12,342	13,801	9,688	18,156	9,610
Long-term Debt	59,838	49,957	35,684	32,383	32,568
Stockholders’ Equity	$36,861	35,272	37,361	35,204	31,716

RATIOS:
Return on Average Assets	1.10	1.12	1.25	1.32	1.31
Return on Average Stockholders’ Equity	12.87	12.73	12.69	13.60	13.68
Cash Dividend Payout Ratio	55.56	131.38	54.48	54.05	57.55
Allowance for Loan Losses to Loans	1.30	1.30	1.29	1.38	1.41
Average Stockholders’ Equity to Average Assets	8.55	8.75	9.97	9.67	9.67

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	LIST OF DIRECTORS, OFFICERS AND ADVISORY BOARD MEMBERS AS OF DECEMBER 31, 2005

DIRECTORS Mid Penn Bancorp, Inc. Mid Penn Bank	EXECUTIVE OFFICERS Mid Penn Bancorp, Inc.	Donald J. Bonafede Vice President and Director of Equipment Leasing 23 Years Banking Experience

Eugene F. Shaffer Chairman
Jere M. Coxon Executive Vice President Penn Wood Products, Inc.
Kathy I. Bordner Vice President and Marketing Director 21 Years Banking Experience
William G. Nelson Vice Chairman

Alan W. Dakey President and CEO Mid Penn Bank
	Alan W. Dakey President and CEO	Roberta A. Hoffman, PHR Vice President, Human Resources Officer and Asst. Secretary 30 Years Banking Experience

A. James Durica CPA - Consultant	Kevin W. Laudenslager Treasurer

Michael T. Lehmer Vice President and Senior Trust Officer 15 Years Banking Experience
Gregory M. Kerwin Senior Partner Kerwin & Kerwin, Attorneys	Cindy L. Wetzel Secretary

	SENIOR MANAGEMENT Mid Penn Bank	Eric D. Mummau Vice President and Commercial Loan Officer 26 Years Banking Experience
Theodore W. Mowery Partner Gunn-Mowery Insurance Group, Inc.

Eugene F. Shaffer Chairman 49 Years Banking Experience
Brad N. Shaak Vice President, Consumer and Mortgage Lending Manager 19 Years Banking Experience
William G. Nelson President Hess Trucking Co., Inc.

Alan W. Dakey President and CEO 32 Years Banking Experience
Steven S. Shuey Vice President and Loan Review Officer 32 Years Banking Experience
Donald E. Sauve Consultant Don’s Food Market, Inc.

Kevin W. Laudenslager Executive Vice President and Chief Financial Officer 21 Years Banking Experience
Dennis E. Spotts Vice President and Operations Officer 33 Years Banking Experience
Edwin D. Schlegel Retired Superintendent Millersburg Area School District

	Eric S. Williams Executive Vice President and Senior Commercial Loan Officer 27 Years Banking Experience	Cindy L. Wetzel Vice President and Corporate Secretary 27 Years Banking Experience
Eugene F. Shaffer Chairman Mid Penn Bank

Rick E. Witwer Vice President and Commercial Loan Officer 18 Years Banking Experience
Guy J. Snyder, Jr. President Snyder Fuels, Inc.	Randall L. Klinger Senior Vice President and Senior Credit Officer 32 Years Banking Experience

CAPITAL AREA ADVISORY
	Allen J. Trawitz Executive Vice President 37 Years Banking Experience	BOARD
Mid Penn Bank
DIRECTORS EMERITI Guy F. Bucher Earl R. Etzweiler Harvey J. Hummel Charles F. Lebo Warren A. Miller Anna C. Woodside
Robert C. Grubic Norman K.A. Hoffer Norman L. Houser Theodore W. Mowery Robert M. Newbury David J. Remmel
Leonard K. Beasom, Jr. Vice President and Commercial Loan Officer 34 Years Banking Experience

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK

Mid Penn Bancorp, Inc.	LOCATIONS

Locations

Millersburg

717.692.2133

Elizabethville

717.362.8147

Dalmatia

570.758.2711

Tower City

717.647.2157

Lykens

717.453.7185

Halifax

717.896.8258

Dauphin

717.921.8899

Harrisburg

717.558.2144

Harrisburg

717.233.7380

Harrisburg

717.920.1772

Harrisburg

717.920.1980

Mechanicsburg

717.761.2480

A PROGRESSIVE, INDEPENDENT COMMUNITY BANK