Form 10-K, Exhibit 13
period 2006-12-31
MID PENN BANCORP INC
filed 2007-03-09
CIK 879635

EXHIBIT 13

2006 Annual Report to Shareholders

Exhibit 13

MID PENN BANCORP, INC.	FINANCIAL HIGHLIGHTS

AS OF AND FOR YEARS ENDED DECEMBER 31, 2006 AND 2005

(Dollars in thousands, except per share data.)	2006	2005	Percent Change
Total Assets	$491,694	438,110	+12.23%
Total Deposits	364,226	325,274	+11.98%
Net Loans and Leases	354,386	308,133	+15.01%
Total Investments and Interest Bearing Balances	104,182	105,427	-1.18%
Stockholders’ Equity	39,085	36,861	+6.03%
Net Income	4,888	4,603	+6.19%
Earnings Per Share	1.46	1.37	+6.57%
Cash Dividend Per Share, historical	.80	.80	0.00%
Book Value Per Share	11.68	11.01	+6.09%

Return on Average Stockholders’ Equity	12.93%	12.87%	+0.47%
Return on Average Assets	1.08%	1.10%	-1.82%
Net Interest Margin	3.82%	3.67%	+4.09%
Nonperforming Assets to Total Assets	0.50%	0.76%	-34.21%

Mid Penn Bancorp, Inc.

Stockholders’ Information

	2006		2005
	High	Low	High	Low	Quarter
Market Value Per Share	$ 27.20	25.00	27.70	25.10	1st
	26.60	24.30	25.40	24.60	2nd
	25.50	23.00	27.00	25.35	3rd
	26.08	23.90	25.85	24.20	4th

Market Value Information:  The market share information was provided by the American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent:  Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572.

Phone: 1-800-368-5948.

Number of Stockholders:  At December 31, 2006, there were 1,068 registered stockholders.

Dividends:  A dividend of $.20 per share was paid during each quarter of 2006. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November. Additionally, a 5% stock dividend was paid in February of 2006.

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

Annual Meeting:  The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, April 24, 2007, at 349 Union Street, Millersburg, Pennsylvania.

Accounting, Auditing and Internal Control Complaints:  Information on how to report a complaint regarding accounting, internal accounting controls or auditing matters is available at Mid Penn Bank’s website: www.midpennbank.com

MID PENN BANCORP, INC.	UNAUDITED GRAPHS OF FINANCIAL DATA

TOTAL ASSETS (IN MILLIONS)
373.5
403.3
438.1
02
03
04
05
06

TOTAL DEPOSITS (IN MILLIONS)
274.4
288.3
301.1
325.3
364.2
02
03
04
05
06

NET INCOME (IN MILLIONS)
4.50
4.62
4.37
4.60
4.89
02
03
04
05
06

TOTAL STOCKHOLDER EQUITY (IN MILLIONS)
35.2
37.4
35.3
36.9
39.1
02
03
04
05
06

BOOK VALUE PER SHARE (IN DOLLARS)
10.59
11.16
10.53
11.01
11.68
02
03
04
05
06

EARNINGS PER SHARE (IN DOLLARS)
1.34
1.38
1.30
1.37
1.46
02
03
04
05
06

MID PENN BANCORP, INC.	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Mid Penn Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (collectively, the “Corporation”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the Standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

PARENTE RANDOLPH, LLC

Williamsport, Pennsylvania

February 26, 2007

MID PENN BANCORP, INC.	CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2006 AND 2005

(Dollars in thousands, except share data)	2006	2005
ASSETS
Cash and due from banks	$9,498	6,350
Interest-bearing balances with other financial institutions	46,921	54,549
Available-for-sale investment securities	57,261	50,878
Loans and leases	360,336	313,423
Less:
Unearned income	(1,763)	(1,586)
Allowance for loan and lease losses	(4,187)	(3,704)

Net loans and leases	354,386	308,133

Bank premises and equipment, net	9,562	6,334
Foreclosed assets held for sale	146	458
Accrued interest receivable	2,822	2,269
Deferred income taxes	1,610	1,392
Goodwill	1,016	259
Core deposit intangible, net	428	235
Cash surrender value of life insurance	7,154	6,402
Other assets	890	851

Total Assets	$491,694	438,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$44,097	41,719
Interest-bearing demand	32,978	31,686
Money market	59,640	61,421
Savings	25,397	26,825
Time	202,114	163,623

Total Deposits	364,226	325,274

Short-term borrowings	24,275	12,342
Accrued interest payable	1,912	1,535
Other liabilities	2,483	2,260
Long-term debt	59,713	59,838

Total Liabilities	452,609	401,249

Stockholders’ Equity:
Common stock, par value $1 per share; authorized 10,000,000 shares; 3,367,119 shares and 3,207,912 shares issued in 2006 and 2005, respectively	3,367	3,208
Additional paid-in capital	27,452	23,472
Retained earnings	8,583	10,486
Accumulated other comprehensive income	317	231
Treasury stock, at cost (23,038 and 19,056 shares at December 31, 2006 and 2005, respectively)	(634)	(536)

Stockholders’ Equity, Net	39,085	36,861

Total Liabilities and Stockholders’ Equity	$491,694	438,110

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	CONSOLIDATED STATEMENT OF INCOME

FOR YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Dollars in thousands, except share data)	2006	2005	2004
INTEREST INCOME
Interest and fees on loans	$23,455	19,251	16,327
Interest on interest-bearing balances	2,225	2,067	1,809
Interest and dividends on investment securities:
U.S. Treasury and government agencies	1,032	801	599
State and political subdivision obligations, tax-exempt	1,287	1,030	1,286
Other securities	186	92	49
Interest on federal funds sold and securities purchased under agreement to resell	29	53	7

Total Interest Income	28,214	23,294	20,077

INTEREST EXPENSE
Interest on deposits	8,868	6,521	5,624
Interest on short-term borrowings	686	203	137
Interest on long-term debt	3,178	2,833	2,244

Total Interest Expense	12,732	9,557	8,005

Net Interest Income	15,482	13,737	12,072
PROVISION FOR LOAN AND LEASE LOSSES	735	225	725

Net Interest Income After Provision for Loan and Lease Losses	14,747	13,512	11,347

NONINTEREST INCOME
Trust department income	258	312	248
Service charges on deposits	1,376	1,348	1,467
Investment securities gains, net	33	1	475
Gain on sale of loans	0	19	0
Income on cash surrender value of life insurance	219	222	211
Fee income from investment services	112	70	162
Fee income from debit card transactions	271	223	169
Gain on sale of other real estate	104	56	0
Other income	655	702	725

Total Noninterest Income	3,028	2,953	3,457

NONINTEREST EXPENSE
Salaries and employee benefits	6,023	5,662	4,918
Occupancy expense, net	622	594	456
Equipment expense	838	734	631
Pennsylvania bank shares tax expense	286	259	265
Legal and professional expense	733	540	457
Early withdrawal penalty on investment CDs	191	0	0
Marketing and advertising	255	298	185
Debit card processing expense	129	154	214
Director fees and benefits expense	241	221	196
Other expenses	1,945	1,800	1,708

Total Noninterest Expense	11,263	10,262	9,030

INCOME BEFORE PROVISION FOR INCOME TAXES	6,512	6,203	5,774
Provision for income taxes	1,624	1,600	1,405

NET INCOME	$4,888	4,603	4,369

EARNINGS PER SHARE	$1.46	1.37	1.30

Weighted Average Number of Shares Outstanding	3,347,448	3,348,299	3,348,310

Earnings per share information has been restated to reflect the retroactive effect of a five percent stock dividend issued in the first quarter of 2006.

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Dollars in thousands, except share data)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2003	3,208	23,472	9,805	1,415	(539)	37,361

Comprehensive income:
Net income	0	0	4,369	0	0	4,369
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	(722)	0	(722)

Total comprehensive income						3,647

Cash dividends ($1.80 per share)	0	0	(5,739)	0	0	(5,739)
Sale of treasury stock (322 shares)	0	0	0	0	3	3

Balance, December 31, 2004	3,208	23,472	8,435	693	(536)	35,272

Comprehensive income:
Net income	0	0	4,603	0	0	4,603
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	(462)	0	(462)

Total comprehensive income						4,141

Cash dividends ($ .80 per share)	0	0	(2,552)	0	0	(2,552)

Balance, December 31, 2005	3,208	23,472	10,486	231	(536)	36,861

Comprehensive income:
Net income	0	0	4,888	0	0	4,888
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	60	0	60
Adjustments to initially apply FASB Statement No. 158, net of tax
Net transition obligation	0	0	0	(58)	0	(58)
Net gain	0	0	0	84	0	84

Total comprehensive income						4,974

Cash dividends ($ .80 per share)	0	0	(2,652)	0	0	(2,652)
Stock dividend 5% issued February 2006	159	3,980	(4,139)	0	0	0
Purchase of treasury stock (3,982 shares)	0	0	0	0	(98)	(98)

Balance, December 31, 2006	$3,367	27,452	8,583	317	(634)	39,085

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	CONSOLIDATED STATEMENT OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Dollars in thousands)
	2006	2005	2004
Operating Activities:
Net income	$4,888	4,603	4,369
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	735	225	725
Depreciation	638	579	475
Amortization of core deposit intangible	39	36	20
Increase in cash surrender value of life insurance	(219)	(222)	(211)
Investment securities gains, net	(33)	(1)	(475)
(Gain) loss on sale of foreclosed assets	(104)	(66)	4
(Gain) on sale of loans	0	(19)	0
(Gain) loss on disposal of bank premises and equipment	(9)	2	0
Deferred income taxes	(262)	(173)	(307)
Change in accrued interest receivable	(464)	(394)	(112)
Change in other assets	(25)	(143)	142
Change in accrued interest payable	266	343	147
Change in other liabilities	241	370	540

Net Cash Provided By Operating Activities	5,691	5,140	5,317

Investing Activities:
Net decrease in interest-bearing balances	7,628	5,858	9,511
Proceeds from the maturity of investment securities	5,546	4,798	7,979
Proceeds from the sale of investment securities	1,923	535	17,195
Purchases of investment securities	(13,728)	(12,297)	(16,305)
Purchase of life insurance	(533)	0	(1,016)
Cash received from business combination	7,100	0	4,139
Proceeds from sale of loans	0	348	0
Net increase in loans	(31,011)	(33,241)	(45,163)
Proceeds from sale of bank premises and equipment	13	40	0
Purchases of bank premises and equipment	(1,044)	(2,081)	(1,429)
Proceeds from the sale of foreclosed assets	746	571	879
Capitalized additions - foreclosed assets	0	0	(147)

Net Cash Used In Investing Activities	(23,360)	(35,469)	(24,357)

Financing Activities:
Net increase in deposits	11,759	24,130	5,613
Net increase (decrease) in short-term borrowings	11,933	(1,459)	4,113
Cash dividends paid	(2,652)	(2,552)	(5,739)
Long-term debt repayment	(10,125)	(119)	(5,127)
(Purchase) sale of treasury stock	(98)	0	3
Long-term borrowings	10,000	10,000	19,400

Net Cash Provided By Financing Activities	20,817	30,000	18,263

Net increase (decrease) in cash and due from banks	3,148	(329)	(777)
Cash and due from banks at beginning of year	6,350	6,679	7,456

Cash and due from banks at end of year	$9,498	6,350	6,679

Supplemental Disclosures of Cash Flow Information:
Interest paid	$12,355	9,214	7,858
Income taxes paid	$1,910	1,876	1,385
Supplemental Noncash Disclosures:
Loan charge-offs	$309	199	74
Transfers to foreclosed assets held for sale	$330	458	124

MID PENN BANCORP, INC.	CONSOLIDATED STATEMENT OF CASH FLOWS

Business Combination:

(Dollars in thousands)

	2006	2005	2004
Investing Activities:

Cash received from business combination	$7,100	$-	$4,139

Supplemental Noncash Disclosures:
Noncash Assets Received and Liabilities
Assumed from Acquisition of Branches
Assets received:
Loans	$16,307	-	2,483
Accrued Interest receivable	89	-	-
Bank premises and equipment	2,826	-	-
Intangible asset - core deposit intangible	232	-	291
Intangible asset - goodwill	757	-	259
Other assets	14	-	21

Total noncash assets received	$20,225	$-	$3,054

Liabilities assumed:
Deposits	27,193	-	7,193
Accrued interest payable	111	-	-
Other liabilities	21	-	-

Total noncash liabilities assumed	$27,325	-	$7,193

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

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

The financial services are provided to individuals, partnerships, non-profit organizations and corporations through its fourteen offices located in Dauphin County, the southern portion of Northumberland County, the western portion of Schuylkill County and Hampden Township in Cumberland County.

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

Available-for-Sale Securities - includes debt and restricted equity securities. Debt securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Realized gains and losses on sales of investment securities are computed on the basis of specific identification of the cost of each security. Restricted equity securities are generally carried at cost and evaluated for impairment due to the lack of available market data. Restricted equity securities for which market data is available are reported at fair value. MPB had no trading securities or held-to-maturity securities in 2006 or 2005.

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

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis. Maintenance and repairs are charged to expense when incurred. Gains and losses on disposals are reflected in current operations.

(f)	Foreclosed Assets Held for Sale

Foreclosed assets held for sale consist primarily of real estate acquired through, or in lieu of, foreclosure in settlement of debt and are recorded at fair value at the date of transfer. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequent to acquisition, foreclosed assets are carried at the lower of cost or fair value less costs of disposal, based upon periodic evaluations that consider changes in market conditions and development and disposal costs. Operating results from assets acquired in satisfaction of debt, including rental income less operating costs and gains or losses on the sale of, or the periodic evaluation of foreclosed assets, are recorded in noninterest expense.

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

Core deposit intangible is a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangible is being amortized over an 8 year life on a straight-line basis. The core deposit intangible is subject to impairment testing whenever events or changes in circumstances indicate its carrying amount may not be recoverable.

(i)	Goodwill

Goodwill is the excess of the purchase price over the fair value of assets acquired in connection with 2004 and 2006 business acquisitions accounted for as purchases. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing the impairment of goodwill on at least an annual basis. No impairment of goodwill was recognized in 2004, 2005 or 2006.

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and were $255,000 in 2006, $298,000 in 2005, and $185,000 in 2004.

(k)	Pensions and Other Postretirement Benefit Plans

MPB has adopted Statement of Financial Accounting Standards No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“Revised SFAS No. 132”). Revised SFAS No. 132 requires additional disclosures about defined benefit pension plans and other postretirement defined benefit plans. It does not change the measurement or recognition of those plans.

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

(o)	Statement of Cash Flows

For purposes of cash flows, MPB considers cash and due from banks to be cash equivalents.

(p)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s classifications.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)	Adoption of New Accounting Principle

Effective December 31, 2006, MPB adopted Financial Accounting Standards Board (FASB), Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS No. 158 requires, among other things, that an employer measure the funded status of a defined benefit pension plan in its balance sheet. The funded status is measured as the difference between plan assets at fair value and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement benefit plan, it is the accumulated postretirement benefit obligation.

Changes in the funded status will be recognized through a change in other comprehensive income in the year the change occurs. Amounts recognized in the balance sheet, including the gains or losses, prior service costs or application of SFAS No. 87, Employers’ Accounting for Pensions, are adjusted as they are subsequently recognized as components of net periodic benefit costs pursuant to the recognition and measurement provisions of that statement. It also requires that an employer measure the funded status of a plan as of its balance sheet date for fiscal years ending after December 15, 2008. The adoption of SFAS No. 158 did not have a material effect on MPB’s financial statements.

The incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet is as follows:

(Dollars in thousands)	Before application of Statement 158	Adjustments	After application of Statement 158
Deferred income taxes	$ 1,624	$ (14)	$ 1,610
Total Assets	491,708	(14)	491,694
Other Liabilities	2,523	(40)	2,483
Total Liabilities	452,649	(40)	452,609
Accumulated other comprehensive income	291	26	317
Total stockholders’ equity	39,059	26	39,085

The estimated net gain and transition obligation expected to be recognized in net periodic benefit cost in the upcoming fiscal year for the plans are as follows:

(Dollars in thousands)	Net Gain	Transition obligation
Defined Benefit Pension Plan	$-	$-
Postretirement Life and Health Plan	3	(15)

Total	$3	$(15)

(5)	Comprehensive Income

The components of other comprehensive income (loss) and related tax effects are as follows:

(Dollars in thousands)	Years Ended December 31,
	2006	2005	2004
Change in unrealized holding gains (losses) on available-for-sale securities	$123	(699)	(619)
Less reclassification adjustment for gains realized in income	(33)	(1)	(475)

Net unrealized (losses) gains	90	(700)	(1,094)
Other comprehensive income related to SFAS No. 158	40	0	0
Income tax benefit (expense)	(44)	238	372

Net	$86	(462)	(722)

(6)	Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain reserve balances with the Federal Reserve Bank of Philadelphia. The amounts of those required reserve balances were $512,000 at December 31, 2006 and $480,000 at December 31, 2005.

Deposits with each financial institution are insured up to $100,000.

(7)	Investment Securities

At December 31, 2006 and 2005, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in Thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2006
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$15,015	15	194	14,836
Mortgage-backed U.S. government agencies	9,041	28	95	8,974
State and political subdivision obligations	29,050	711	14	29,747
Restricted equity securities	3,713	0	9	3,704

	$56,819	754	312	57,261

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2005
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$14,999	0	305	14,694
Mortgage-backed U.S. government agencies	8,114	6	150	7,970
State and political subdivision obligations	24,160	847	35	24,972
Restricted equity securities	3,253	0	11	3,242

	$50,526	853	501	50,878

Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank which do not have a readily determinable fair value because their ownership is restricted and they lack a market. Also included in restricted equity securities is an investment in Access Capital Strategies, an equity fund that invests in low to moderate income financing projects. This investment was purchased in 2004 to help fulfill the Bank’s regulatory requirement of the Community Reinvestment Act and at December 31, 2005 and December 31, 2006 is reported at fair value.

Investment securities having a fair value of $44,913,000 at December 31, 2006 and $36,385,000 at December 31, 2005, were pledged to secure public deposits and other borrowings.

Gains from sales of investment securities amounted to $33,000 in 2006, $1,000 in 2005 and $475,000 in 2004. The proceeds from sales of investment securities were $1,923,000 in 2006, $535,000 in 2005 and $17,195,000 in 2004.

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005.

(Dollars in thousands)	Less Than 12 Months		12 Months or More		Total
December 31, 2006	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$0	0	13,806	194	13,806	194
Mortgage-backed U.S. government agencies	0	0	5,822	95	5,822	95
State and political subdivision obligations	1,954	5	1,293	9	3,247	14
Restricted equity securities	0	0	241	9	241	9

Total temporarily impaired available-for-sale securities	$1,954	5	21,162	307	23,116	312

(Dollars in thousands)	Less Than 12 Months		12 Months or More		Total
December 31, 2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$6,935	64	7,759	241	14,694	305
Mortgage-backed U.S. government agencies	4,082	66	3,637	84	7,719	150
State and political subdivision obligations	2,684	32	268	3	2,952	35
Restricted equity securities	0	0	238	11	238	11

Total temporarily impaired available-for-sale securities	$13,701	162	11,902	339	25,603	501

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

At December 31, 2006, the 30 debt securities with unrealized losses have depreciated 0.5% from its amortized cost basis. These securities are guaranteed by either the U.S. Government or other governmental agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value at December 31, 2006:

	December 31, 2006		December 31, 2005
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$2,455	2,451	220	222
Due after 1 year but within 5 years	10,722	10,702	11,917	11,861
Due after 5 years but within 10 years	17,323	17,623	15,022	15,375
Due after 10 years	13,566	13,807	12,002	12,208

	44,066	44,583	39,161	39,666

Mortgage-backed securities (avg. life 1.96 years)	9,041	8,974	8,112	7,970
Restricted equity securities	3,713	3,704	3,253	3,242

	$56,820	57,261	50,526	50,878

(8)	Loans

A summary of loans at December 31, 2006 and 2005 is as follows:

(Dollars in thousands)	2006	2005
Commercial real estate, construction and land development	$226,663	219,385
Commercial, industrial and agricultural	48,785	31,368
Real estate - residential	63,141	44,688
Consumer	21,747	17,982

	$360,336	313,423

Net unamortized loan fees and costs of $346,000 in 2006 and $350,000 in 2005 were deducted from loans.

Loans and available credit to Bank executive officers, directors, and corporations in which such executive officers and directors have beneficial interests as stockholders, executive officers, or directors aggregated approximately $6,058,000 at December 31, 2006 and $2,722,000 at December 31, 2005. New loans extended were $199,000 in 2006 and $814,000 in 2005. Outstanding credit to a new director in 2006 amounted to $3,289,000. Net payments on these loans equalled $152,000 during 2006 and $1,075,000 during 2005. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

(9)	Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses for the years 2006, 2005, and 2004 are summarized as follows:

(Dollars in thousands)	2006	2005	2004
Balance, January 1	$3,704	3,643	2,992
Provision for loan losses	735	225	725
Loans charged off	(309)	(199)	(121)
Recoveries on loans charged off	57	35	47

Balance, December 31	$4,187	3,704	3,643

The recorded investment in loans that are considered impaired amounted to $1,126,000, $1,126,000 and $1,013,000 on December 31, 2006, December 31, 2005 and December 31, 2004, respectively. By definition, impairment of a loan is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The allowance for loan and lease losses related to loans classified as impaired amounted to approximately $163,000 at December 31, 2006 and $150,000 at December 31, 2005. All impaired loans at the end of 2006 and 2005 had related allowances. The average balances of these loans amounted to approximately $1,739,000, $1,404,000 and $945,000 for the years 2006, 2005 and 2004, respectively. The Bank recognizes interest income on impaired loans on a cash basis. The following is a summary of cash receipts on these loans and how they were applied in 2006, 2005 and 2004.

(Dollars in thousands)
	2006	2005	2004
Cash receipts applied to reduce principal balance	$563	23	36
Cash receipts recognized as interest income	2	15	3

Total cash receipts	$565	38	39

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans which were past due 90 days or more for which interest continued to be accrued amounted to approximately $900,000 at December 31, 2006 and $1,002,000 at December 31, 2005. Total nonaccrual loans amounted to $1,235,000 at December 31, 2006 and $1,773,000 at December 31, 2005. The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

(10)	Bank Premises and Equipment

At December 31, 2006 and 2005, bank premises and equipment are as follows:

(Dollars in thousands)	2006	2005
Land	$2,466	1,823
Buildings	7,169	5,172
Furniture and fixtures	6,368	5,881
Leasehold improvements	133	133
Construction in progress	(739)	0

	16,875	13,009
Less accumulated depreciation	(7,313)	(6,675)

	$9,562	6,334

Depreciation expense was $638,000 in 2006, $579,000 in 2005 and $475,000 in 2004.

(11)	Deposits

At December 31, 2006 and 2005, time deposits in denominations of $100,000 or more amounted to $33,985,000 and $34,219,000, respectively. Interest expense on such certificates of deposit amounted to approximately $1,549,000, $1,036,000 and $830,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Time deposits at December 31, 2006, mature as follows (in thousands): 2007, $22,080; 2008, $9,969; 2009, $895; 2010, $693; 2011, $348.

Brokered deposits included in the deposit totals equalled $39,849,000 at December 31, 2006 and $30,338,000 at December 31, 2005. Deposits and other funds from related parties held by MPB at December 31, 2006 and 2005 amounted to approximately $5,736,000 and $5,430,000, respectively.

(12)	Short-term Borrowings

Short-term borrowings as of December 31, 2006 and 2005 consisted of:

(Dollars in thousands)	2006	2005
Federal funds purchased	$14,500	5,000
Repurchase agreements	9,175	6,899
Treasury, tax and loan notes	600	443

	$24,275	12,342

The weighted average interest rate on total short-term borrowings outstanding was 4.91% at December 31, 2006 and 4.22% at December 31, 2005.

Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note option account. The Bank also has unused lines of credit with several banks amounting to $24,687,297 at December 31, 2006.

(13)	Long-term Debt

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 2006 and 2005, the Bank had long-term debt in the amount of $59,713,000 and $59,838,000, respectively, consisting of:

	At December 31,
(Dollars in thousands)	2006	2005
Loans matured in 2006 with rates ranging from 2.17% to 6.21%	$0	10,000
Loans maturing in 2007 at a rate of 3.71%	5,000	5,000
Loans maturing in 2008 with rates ranging from 3.08% to 3.80%	15,000	15,000
Loans maturing in 2009 with rates ranging from 4.22% to 7.24%	17,000	12,000
Loans maturing in 2010 with rates ranging from 6.28% to 6.71%	10,000	10,000
Loans maturing in 2011 at a rate of 5.13%	5,000	0
Loans maturing in 2013 with rates ranging from 4.08% to 4.75%	3,500	3,500
Loans maturing in 2026 at a rate of 4.80%	4,122	4,245
Loans maturing in 2027 at a rate of 6.71%	91	93

Total Long-term Debt	$59,713	59,838

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate amounts of maturities of long-term debt subsequent to December 31, 2006 are $5,131,000 (2007), $15,138,000 (2008), $12,145,000 (2009), $10,152,000 (2010), $5,159,000 (2011), $11,988,000 thereafter. $6,561,014 of the Bank’s investments, and the bank’s mortgage loan portfolio are pledged to secure FHLB borrowings.

(14)	Pension and Other Postretirement Benefit Plans

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

The following tables provide a reconciliation of the changes in the plan’s health and life insurance benefit obligations and fair value of plan assets for the years ended December 31, 2006 and 2005 and a statement of the funded status at December 31, 2006 and 2005:

	December 31,
(Dollars in thousands)	2006	2005
Change in benefit obligations:
Benefit obligations, January 1	$720	646
Service cost	39	43
Interest cost	30	36
Actuarial loss (gain)	(146)	16
Benefit payments	(19)	(21)

Benefit obligations, December 31	$624	720

Change in fair value of plan assets:
Fair value of plan assets, January 1	$0	0
Employer contributions	19	21
Benefit payments	(19)	(21)

Fair value of plan assets, December 31	$0	0

	December 31,
(Dollars in thousands)	2006	2005
Funded status:
Excess of the benefit obligation over the value of plan assets	$(624)	(720)
Unrecognized transition obligation	0	103
Unrecognized loss (gain)	0	20

Net amount recognized	$(624)	(597)

Amount recognized in the consolidated balance sheet at December 31, 2006 and 2005 is as follows:

(Dollars in thousands)	2006	2005
Accrued benefit liability	$(624)	(597)

The accumulated benefit obligation for health and life insurance plans was $624,000 and $720,000 at December 31, 2006 and 2005, respectively.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of net periodic postretirement benefit cost for 2006, 2005 and 2004 are as follows:

(Dollars in thousands)	2006	2005	2004
Service cost	$39	43	38
Interest cost	30	36	31
Amortization of transition obligation	15	15	15
Amortization of net (gain)	(4)	0	0

Net periodic postretirement benefit cost	$80	94	84

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2006 and 2005 are as follows:

Weighted-average assumptions:	2006	2005
Discount rate	5.75%	5.50%
Rate of compensation increase	5.00%	5.00%

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Weighted-average assumptions:
Discount rate	5.50%	5.75%	6.00%
Rate of compensation increase	5.00%	5.00%	5.00%

Assumed health care cost trend rates at December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Health care cost trend rate assumed for next year	9.00%	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2010	2009	2009

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost	$11	9
Effect on postretirement benefit obligation	76	64

MPB expects to contribute $19,725 to its postretirement benefit plans in 2007.

Estimated Future Benefit Payments
1/1/2007 to 12/31/2007	$19,725
1/1/2008 to 12/31/2008	19,444
1/1/2009 to 12/31/2009	24,967
1/1/2010 to 12/31/2010	20,316
1/1/2011 to 12/31/2011	21,772
1/1/2012 to 12/31/2016	218,231

Plan assets and benefit obligations were measured as of December 31, 2006 for the postretirement benefit plan.

A net gain of $122,698 and a net transition obligation of $88,363 represent the unrecognized components of accumulated other comprehensive income for the postretirement benefit plan at December 31, 2006.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide a reconciliation of the changes in the directors’ defined benefit plan’s benefit obligations and fair value of plan assets for the years ended December 31, 2006 and 2005 and a statement of the funded status at December 31, 2006 and 2005:

(Dollars in thousands)	December 31,
	2006	2005
Change in benefit obligations:
Benefit obligations, January 1	$716	712
Service cost	19	26
Interest cost	37	41
Actuarial (gain) loss	(10)	17
Change in assumptions	(11)	(57)
Benefit payments	(35)	(23)

Benefit obligations, December 31	$716	716

(Dollars in thousands)
Change in fair value of plan assets:	2006	2005
Fair value of plan assets, January 1	$0	0
Employer contributions	35	23
Benefit payments	(35)	(23)

Fair value of plan assets, December 31	$0	0

(Dollars in thousands)
Funded status:	December 31,
Excess of the benefit obligation over the value of plan assets	$(716)	(716)
Unrecognized prior-service cost	0	0
Unrecognized loss	0	17

Net amount recognized	$(716)	(699)

Amounts recognized in the consolidated balance sheet at December 31, 2006 and 2005 are as follows:
(Dollars in thousands)	2006	2005
Accrued benefit liability	$(716)	(716)
Intangible asset	0	17

Net amount recognized	$(716)	(699)

The accumulated benefit obligation for the retirement plan was $716,000 at both December 31, 2006 and 2005.

The components of net periodic retirement cost for 2006, 2005 and 2004 are as follows:

(Dollars in thousands)	2006	2005	2004
Service cost	$20	26	22
Interest cost	37	41	39
Amortization of prior-service cost	0	26	26

Net periodic retirement cost	$57	93	87

  Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2006 and 2005 are as follows:

Weighted-average assumptions:	2006	2005
Discount rate	5.75%	5.50%
Change in consumer price index	3.25%	3.00%

  Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Weighted-average assumptions:
Discount rate	5.50%	5.75%	6.00%
Rate of compensation increase	3.25%	3.00%	4.00%

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MPB expects to contribute $53,277 to its retirement plan in 2007.

Estimated Future Benefit Payments
1/1/2007 to 12/31/2007	$53,277
1/1/2008 to 12/31/2008	59,752
1/1/2009 to 12/31/2009	59,232
1/1/2010 to 12/31/2010	58,497
1/1/2011 to 12/31/2011	57,531
1/1/2012 to 12/31/2016	323,969

Plan assets and benefit obligations were measured as of December 31, 2006 for the directors’ defined benefit plan.

A net gain of $4,964 represents the unrecognized component of accumulated other comprehensive income for the director’s defined benefit plan at December 31, 2006.

The Bank is the owner and beneficiary of insurance policies on the lives of certain officers and directors which informally fund the retirement plan obligation. The aggregate cash surrender value of these policies was $2,942,000 and $2,326,000 at December 31, 2006 and 2005, respectively.

(15)	Other Benefit Plans

(a)	Profit-Sharing

The Bank has a funded contributory profit-sharing plan covering substantially all employees. The Bank’s contribution to the plan was $251,000 for 2006, $277,000 for 2005 and $307,000 for 2004.

(b)	Deferred Compensation Plans

The Bank has an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At both December 31, 2006 and 2005, the Bank had accrued a liability of approximately $140,000 for this plan.

The Bank also has a directors’ deferred compensation plan which allows directors to defer receipt of fees for a specified period in order to provide future retirement income. At December 31, 2006 and 2005, the Bank had accrued a liability of approximately $274,000 and $237,000, respectively, for this plan.

The Bank is the owner and beneficiary of insurance policies on the lives of the participating executive officer and directors which informally fund the benefit obligations. The aggregate cash surrender value of these policies was approximately $1,923,000 and $1,683,000 at December 31, 2006 and 2005, respectively.

(c)	Salary Continuation Agreement

The Bank maintains a Salary Continuation Agreement (Agreement) for an executive officer. The Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Agreement. Upon death or a change in control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefits. At December 31, 2006 and 2005, the Bank has accrued a liability of approximately $232,000 and $195,000, respectively, for the Agreement. The expense related to the Agreement was $37,000 for 2006, $34,000 for 2005 and $32,000 for 2004.

The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $930,000 and $897,000 at December 31, 2006 and 2005, respectively.

(d)	Employee Stock Ownership Plan

MPB has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the ESOP are made at the discretion of the Board of Directors. Total expense related to MPB’s contribution to the ESOP for 2006, 2005 and 2004 was $94,000, $139,000 and $155,000, respectively. The ESOP held 40,461 and 36,160 shares of MPB stock as of December 31, 2006 and December 31, 2005, respectively, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share. Dividends paid on shares held by the ESOP are charged to retained earnings.

(e)	Other

At December 31, 2006 and 2005, the Bank had Split Dollar Life Insurance arrangements with one existing and one former executive for which the aggregate collateral assignment and cash surrender values are approximately $1,550,000 and $1,496,000, respectively.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16)	Federal Income Taxes

The following temporary differences gave rise to the net deferred tax asset at December 31, 2006 and 2005:

(Dollars in thousands)	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,270	1,106
Benefit plans	703	669
Nonaccrual interest	110	78
Core deposit intangible	15	8

Total	2,098	1,861

Deferred tax liabilities:
Depreciation	(149)	(162)
Loan fees	(117)	(138)
Bond accretion	(42)	(27)
Other items	(30)	(22)
Unrealized gain on securities	(150)	(120)

Total	(488)	(469)

Deferred tax asset, net	$1,610	1,392

The provision for income taxes consists of the following:

(Dollars in thousands)	2006	2005	2004
Currently payable	$1,886	1,773	1,712
Deferred	(262)	(173)	(307)

Total provision for income taxes	$1,624	1,600	1,405

A reconciliation of income tax at the statutory rate to MPB’s effective rate is as follows:

(Dollars in thousands)	2006	2005	2004
Provision at the expected statutory rate	$2,214	2,109	1,963
Effect of tax-exempt income	(643)	(533)	(583)
Nondeductible interest	66	39	34
Other items	(13)	(15)	(9)

Provision for income taxes	$1,624	1,600	1,405

(17)	Business Combination

On December 4, 2006, MPB consummated the purchase of assets and assumption of liabilities of the Middletown and Steelton offices of Omega Bank (“Omega Branches”). MPB approved this deal in order to increase market share in the Central Pennsylvania Area. The net receipt of cash from the Omega Branches was $7,100,000. The results of operations of these former Omega Branches from the date of acquisition have been included in the accompanying consolidated financial statements.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

(Dollars in thousands)	2006
Cash	$445
Loans	16,307
Accrued interest receivable	89
Property, plant and equipment	2,826
Goodwill	757
Core deposit intangible	232
Other assets	14

Total Assets Acquired	$20,670

Deposits	$27,193
Accrued interest payable	111
Other liabilities	21

Total Liabilities Assumed	27,325

Net Liabilities Assumed	$6,655

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Presented herein is certain unaudited pro forma information for 2006 as if the Omega Branches had been acquired on January 1, 2006 and for 2005 as if these former Omega Branches had been acquired on January 1, 2005. These results combine historical results of these former Omega Branches into MPB’s consolidated statement of income and, while certain adjustments were made for the estimated impact of purchase accounting adjustments and other acquisition-related activity, they are not necessarily indicative of what would have occurred had the acquisition taken place on the indicated dates.

(Dollars in thousands, except per share data)	Unaudited Pro forma for Year Ended December 31
	2006	2005	2004
Net interest income	$15,852	14,107	12,442
Noninterest income	3,220	3,145	3,649
Noninterest expense	11,505	10,504	9,272
Net income	5,208	4,923	4,689
Earnings per share	1.55	1.47	1.40

(18)	Core Deposit Intangible

  A summary of core deposit intangible is as follows at December 31, 2006.

	2004	2006
(Dollars in thousands)	Acquisition	Acquisition	Total
Gross carrying amount	$291	232	523
Less accumulated amortization	(93)	(2)	(95)

Net carrying amount	$198	230	428

The core deposit intangibles for the acquisitions are being amortized over the weighted average useful life of 8 years, with no estimated residual value.

Amortization expense amounted to $39,000 in 2006 and $36,000 in 2005.

The estimated amortization expense of intangible assets for each of the five succeeding fiscal years is $65,000 per year.

(19)	Regulatory Matters

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

			Capital Adequacy
(Dollars in thousands)	Actual:		Minimum Capital Required:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
As of December 31, 2006:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier I Capital (to Average Assets)	$36,833	7.9%	18,677	4.0%	23,346	5.0%
Tier I Capital (to Risk Weighted Assets)	36,833	9.4	15,610	4.0	23,414	6.0
Total Capital (to Risk Weighted Assets)	41,020	10.5	31,219	8.0	39,024	10.0

As of December 31, 2005:
Tier I Capital (to Average Assets)	$31,404	7.3%	17,172	4.0%	21,465	5.0%
Tier I Capital (to Risk Weighted Assets)	31,404	9.3	13,487	4.0	20,231	6.0
Total Capital (to Risk Weighted Assets)	35,108	10.4	26,974	8.0	33,718	10.0

As of December 31, 2006, the Bank’s capital ratios are in excess of the minimum and well-capitalized guidelines and MPB’s capital ratios are in excess of the Bank’s capital ratios.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20)	Concentration of Risk and Off-Balance Sheet Risk

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

As of December 31, 2006, commitments to extend credit amounted to $70,630,000 and financial standby letters of credit amounted to $11,163,000.

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

As of December 31, 2006, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank’s business activity is with customers located in Central Pennsylvania, specifically within the Bank’s trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

The Bank’s highest concentrations of credit are in the areas of hotel/motel lodging financings and apartment building financing. Outstanding credit to these sectors amounted to $30,234,000 or 8.5% and $25,507,000 or 7.2%, respectively, of net loans outstanding as of December 31, 2006.

(21)	Commitments and Contingencies

Operating Lease:

In April 2005, MPB entered into a non-cancelable operating lease agreement to lease approximately 2,500 square feet of office space in the downtown Harrisburg area, with the initial term extending through March 2010. MPB has the option to renew this lease for two additional five-year periods.

Minimum future rental payments under this operating lease as of December 31, 2006 for each of the next 4 years and in the aggregate are:

2007	$69,636
2008	71,725
2009	73,877
2010	18,605

$233,843

Litigation:

MPB is subject to lawsuits and claims arising out of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of MPB.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(22)	Parent Company Statements

The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

  CONDENSED BALANCE SHEET

December 31, 2006 and 2005

(Dollars in thousands)

	2006	2005
ASSETS
Cash	$277	273
Investment in Subsidiaries	38,808	36,588

Total Assets	$39,085	36,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ Equity	$39,719	37,397
Less Treasury Stock	(634)	(536)

Total Liabilities and Equity	$39,085	36,861

  CONDENSED STATEMENT OF INCOME

For Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands)	2006	2005	2004
Dividends from Subsidiaries	$2,864	2,643	5,774
Other Income from Subsidiaries	61	47	23
Undistributed Earnings of Subsidiaries	2,134	2,051	(1,361)
Other Expenses	(171)	(138)	(67)

Net Income	$4,888	4,603	4,369

  CONDENSED STATEMENT OF CASH FLOWS

For Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands)

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,888	4,603	4,369
Undistributed Earnings of Subsidiaries	(2,134)	(2,051)	1,361

Net Cash Provided By Operating Activities	2,754	2,552	5,730

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(2,652)	(2,552)	(5,739)
Sale (Purchase) of Treasury Stock	(98)	0	3

Net Cash Used In Financing Activities	(2,750)	(2,552)	(5,736)

Net (Decrease) Increase in Cash	4	0	(6)
Cash at Beginning of Period	273	273	279

Cash at End of Period	$277	273	273

(23)	Fair Value of Financial Instruments

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

Investment securities:

As indicated in Note 7, estimated fair values of investment securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices for comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

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

Accrued interest:

The carrying amounts of accrued interest approximates their fair values. The following table summarizes the book value and fair value of financial instruments at December 31, 2006 and 2005.

(Dollars in thousands)	December 31, 2006		December 31, 2005
Financial assets:	Book Value	Fair Value	Book Value	Fair Value
Cash and due from banks	$9,498	9,498	6,350	6,350
Interest-bearing balances	46,921	46,921	54,549	54,549
Investment securities	57,261	57,261	50,878	50,878
Net loans	354,386	355,155	308,133	306,157

	December 31, 2006		December 31, 2005
(Dollars in thousands) Financial liabilities:	Book Value	Fair Value	Book Value	Fair Value
Deposits	$364,226	364,110	325,274	324,461
Short-term borrowings	24,275	24,275	12,342	12,342
Accrued interest	1,912	1,912	1,535	1,535
Long-term debt	59,713	60,042	59,838	59,829
Off-balance sheet financial instruments:
Commitments to extend credit	$75,051	75,051	64,795	64,795
Financial standby letters of credit	11,163	11,163	10,102	10,102

(24)	Common Stock

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

In September of 2005, Mid Penn Bancorp’s Board of Directors approved a Stock Repurchase Program under which the Corporation could buy back up to 250,000 shares of Mid Penn Bancorp Common Stock. Through December 31, 2006, 3,982 shares have been repurchased at an average price of $24.55 per share.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(25)	Summary of Quarterly Consolidated Financial Data (Unaudited)

The following table presents summarized quarterly financial data for 2006, 2005 and 2004.

(Dollars in Thousands, Except Per Share Data)		2006 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$6,580	6,962	7,104	7,568
Interest Expense	2,807	3,071	3,290	3,564

Net Interest Income	3,773	3,891	3,814	4,004
Provision for Loan Losses	135	225	75	300

Net Interest Income After Provision for Loan Losses	3,638	3,666	3,739	3,704
Other Income	673	741	723	754
Securities Gains	0	0	33	0
Gain (Loss) on Sale of Other Real Estate	152	0	(21)	(27)
Other Expenses	2,914	2,895	2,785	2,669

Income Before Income Tax Provision	1,549	1,512	1,689	1,762
Income Tax Provision	394	395	447	388

Net Income	$1,155	1,117	1,242	1,374

Earnings Per Share	$.34	.33	.37	.42

(Dollars in Thousands, Except Per Share Data)		2005 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,348	5,663	5,982	6,301
Interest Expense	2,103	2,284	2,492	2,678

Net Interest Income	3,245	3,379	3,490	3,623
Provision (Credit) for Loan Losses	60	110	280	(225)

Net Interest Income After Provision (Credit) for Loan Losses	3,185	3,269	3,210	3,848
Other Income	732	686	817	698
Securities Gains	0	1	0	0
Gain on Sale of Loans	0	0	19	0
Other Expenses	2,540	2,621	2,527	2,574

Income Before Income Tax Provision	1,377	1,335	1,519	1,972
Income Tax Provision	360	333	387	520

Net Income	$1,017	1,002	1,132	1,452

Earnings Per Share	$.30	.30	.34	.43

(Dollars in Thousands, Except Per Share Data)		2004 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$4,736	4,929	5,177	5,235
Interest Expense	1,927	1,885	2,021	2,172

Net Interest Income	2,809	3,044	3,156	3,063
Provision for Loan Losses	0	425	200	100

Net Interest Income After Provision for Loan Losses	2,809	2,619	2,956	2,963
Other Income	681	688	742	871
Securities Gains	202	234	39	0
Gain on Sale of Loans	0	0	0	0
Other Expenses	2,277	2,251	2,331	2,171

Income Before Income Tax Provision	1,415	1,290	1,406	1,663
Income Tax Provision	329	317	349	410

Net Income	$1,086	973	1,057	1,253

Earnings Per Share	$0.32	0.29	0.31	0.38

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(26)	Subsequent Event

On February 15, 2007, the Bank settled on a parcel of real estate for approximately $350,000 which the Bank has purchased for possible future use.

(27)	Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the financial statements as services are performed. Prior to SFAS 123(R), only the pro forma disclosures of fair value were required. MPB did not have any share-based payment transactions therefore the adoption of SFAS 123(R) at the beginning of 2006 had no effect on MPB’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), to establish a consistent framework for measuring fair value and expand disclosures on fair value measurements. The provisions of SFAS No. 157 are effective for fiscal year beginning after December 17, 2007 and are not expected to have a material effect on MPB’s consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“Interpretation 48”). Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes.” Interpretation 48 is effective for fiscal years beginning after December 17, 2007. MPB does not expect the adoption of this pronouncement to have a material effect on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. As of December 31, 2006, MPB did not have any hybrid financial instruments subject to the fair value election under SFAS No. 155. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 2006.

SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of SFAS No. 140 requires that all separately recognized servicing assets and liabilities be initially measured at fair value and permits (but does not require) subsequent measurement of servicing assets and liabilities at fair value. This statement is effective for fiscal years beginning after September 15, 2006. MPB has evaluated this statement and does not believe it will have a material effect on MPB’s consolidated financial statements.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

The purpose of this discussion is to further detail the financial condition and results of operations of Mid Penn Bancorp, Inc. (MPB) or Company. MPB is not aware of any known trends, events, uncertainties or of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on MPB’s liquidity, capital resources or operations. This discussion should be read along with the consolidated financial statements also appearing in this report.

Financial Summary

The consolidated earnings of MPB are derived primarily from the operations of its wholly-owned subsidiary, Mid Penn Bank.

MPB earned net income of $4,888,000 for the year 2006, compared to $4,603,000 in 2005, which was an increase of $285,000 or 6.2%. This represents net income in 2006 of $1.46 per share compared to $1.37 per share in 2005 and $1.30 per share in 2004.

Total assets of MPB continued to grow in 2006, reaching the level of $491,694,000, an increase of $53,584,000 or 12.2% over $438,110,000 at year end 2005. The majority of growth came from increases in commercial real estate loans in the Capital Region. These increases were funded primarily through growth in deposits, along with increased long-term borrowings.

MPB continued to achieve a solid return on average shareholders’ equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 12.93% in 2006, 12.87% in 2005 and 12.73% in 2004. Return on average assets (ROA), another performance indicator, was 1.08% in 2006, 1.10% in 2005 and 1.12% in 2004.

The Bank’s tier one capital (to risk weighted assets) of $36,833,000 or 9.4% and total capital (to risk weighted assets) of $41,020,000 or 10.5% at December 31, 2006, are above the regulatory requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of the bank’s stockholders’ equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan and lease losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

In early December, MPB completed the purchase of two Dauphin County branches of Omega Bank located at 51 South Front Street in Steelton and 1100 Spring Garden Drive in Middletown. This acquisition includes approximately $27 million in deposits and $16 million in loans and is expected to contribute positively to earnings in 2007. Steelton and Middletown are an excellent geographic fit for Mid Penn and for expanding our presence in Dauphin County, including further south into a market with attractive growth characteristics.

Critical Accounting Policies

Management of the Company considers the accounting policy relating to the allowance for loan and lease losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required to cover credit losses inherent in the loan and lease portfolio and the material effect that such judgments can have on the results of operations. While management’s current evaluation of the allowance indicates that the allowance is adequate, under adversely different conditions or assumptions, the allowance may need to be increased. For example, if historical loan loss experience significantly worsened or if current economic conditions significantly deteriorated, additional provisions for loan losses may be required to increase the allowance. In addition, the assumptions and estimates used in the internal reviews of the Company’s non-performing loans and potential problem loans have a significant impact on the overall analysis of the adequacy of the allowance. While management has concluded that the current evaluation of collateral values is reasonable under the circumstances, if collateral evaluations were significantly lowered, the Company’s allowance may also require additional provisions for loan and lease losses.

Net Interest Income

Net interest income, MPB’s primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

During 2006 net interest income increased $1,745,000 or 12.7% as compared to an increase of $1,665,000 or 13.8% in 2005. The average balances, effective interest differential and interest yields for the years ended December 31, 2006, 2005 and 2004 and the components of net interest income, are presented in Table 1. A comparative presentation of the changes in net interest income for 2006 compared to 2005, and 2005 compared to 2004, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

The yield on earning assets increased to 6.80% in 2006 from 6.10% in 2005. The yield on earning assets for 2004 was 5.66%. The change in the yield on earning assets was due primarily to the upward movement of rates on new and maturing assets. The average “prime rate” for 2006 was 7.96% as compared to 6.19% for 2005 and 4.34% for 2004.

Interest expense increased by $3,175,000 or 33.22% in 2006 as compared to $1,552,000 or 19.39% in 2005.

Primarily resulting from the fluctuations in interest rates, the net interest margin, on a tax equivalent basis, in 2006 was 3.82% compared to 3.67% in 2005 and 3.48% in 2004. Management continues to closely monitor the net interest margin.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

    TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

    INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

    FOR YEAR ENDED DECEMBER 31, 2006

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$46,038	$2,225	4.83%
Investment Securities:
Taxable	27,343	1,218	4.45%
Tax-Exempt	28,402	1,950	6.87%

Total Investment Securities	55,745

Federal Funds Sold	564	29	5.14%
Loans, Net	324,720	23,598	7.27%

Total Earning Assets	427,067	29,020	6.80%

Cash and Due from Banks	7,000
Other Assets	19,100

Total Assets	$453,167

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$31,877	90	0.28%
Money Market	60,968	1,898	3.11%
Savings	24,772	61	0.25%
Time	172,792	6,819	3.95%
Short-term Borrowings	14,937	686	4.59%
Long-term Debt	63,329	3,178	5.02%

Total Interest Bearing Liabilities	368,675	12,732	3.45%

Demand Deposits	43,161
Other Liabilities	3,527
Stockholders’ Equity	37,804

Total Liabilities and Stockholders’ Equity	$453,167

Net Interest Income		$16,288

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			6.80%
Rate on Supporting Liabilities			2.98%
Net Interest Margin			3.82%

Average Interest Spread			3.35%

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

    TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

    INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

    FOR YEAR ENDED DECEMBER 31, 2005

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:

Interest Bearing Balances	$58,735	$2,067	3.52%
Investment Securities:
Taxable	23,081	893	3.87%
Tax-Exempt	22,866	1,561	6.83%

Total Investment Securities	45,947

Federal Funds Sold	1,623	53	3.27%
Loans, Net	287,185	19,427	6.76%

Total Earning Assets	393,490	24,001	6.10%

Cash and Due from Banks	6,940
Other Assets	18,218

Total Assets	$418,648

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$32,507	58	0.18%
Money Market	50,913	1,073	2.11%
Savings	28,179	69	0.24%
Time	158,935	5,321	3.35%
Short-term Borrowings	7,498	203	2.71%
Long-term Debt	59,021	2,833	4.80%

Total Interest Bearing Liabilities	337,053	9,557	2.84%

Demand Deposits	41,484
Other Liabilities	4,332
Stockholders’ Equity	35,779

Total Liabilities and
Stockholders’ Equity	$418,648

Net Interest Income		$14,444

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			6.10%
Rate on Supporting Liabilities			2.43%
Net Interest Margin			3.67%
Average Interest Spread			3.26%

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

    TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

    INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

FOR YEAR ENDED DECEMBER 31, 2004

(Dollars in thousands)
	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$66,750	$1,809	2.71%
Investment Securities:
Taxable	17,531	599	3.42%
Tax-Exempt	26,555	1,948	7.34%

Total Investment Securities	44,086

Federal Funds Sold	346	7	2.02%
Loans, Net	256,627	16,449	6.41%

Total Earning Assets	367,809	20,812	5.66%

Cash and Due from Banks	6,527
Other Assets	16,002

Total Assets	$390,338

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$34,750	61	0.18%
Money Market	45,202	442	0.98%
Savings	29,027	77	0.27%
Time	153,100	5,044	3.29%
Short-term Borrowings	11,415	137	1.20%
Long-term Debt	43,780	2,244	5.13%

Total Interest Bearing Liabilities	317,274	8,005	2.52%

Demand Deposits	37,586
Other Liabilities	1,951
Stockholders’ Equity	33,527

Total Liabilities and Stockholders’ Equity	$390,338

Net Interest Income		$12,807

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			5.66%
Rate on Supporting Liabilities			2.18%
Net Interest Margin			3.48%
Average Interest Spread			3.14%

Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

Loan fees of $748,000, $492,000 and $448,000 are included with interest income in Table 1 for the years 2006, 2005 and 2004, respectively.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

    TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Dollars in thousands)
	2006 Compared to 2005			2005 Compared to 2004
	Increase (Decrease) Due to Change In:			Increase (Decrease) Due to Change In:

Taxable Equivalent Basis	Volume	Rate	Net	Volume	Rate	Net
INTEREST INCOME:
Interest Bearing Balances	$(447)	605	158	(217)	475	258
Investment Securities:
Taxable	165	160	325	190	104	294
Tax-Exempt	378	11	389	(271)	(116)	(387)

Total Investment Securities	543	171	714	(81)	(12)	(93)

Federal Funds Sold	(35)	11	(24)	26	20	46
Loans, Net	2,537	1,634	4,171	1,959	1,019	2,978

Total Interest Income	2,598	2,421	5,019	1,687	1,502	3,189

INTEREST EXPENSE:
Interest Bearing Deposits:
NOW	(1)	33	32	(3)	0	(3)
Money Market	212	613	825	56	575	631
Savings	(8)	0	(8)	(2)	(6)	(8)
Time	464	1,034	1,498	192	85	277

Total Interest Bearing Deposits	667	1,680	2,347	243	654	897

Short-term Borrowings	202	281	483	(47)	113	66
Long-term Debt	207	138	345	782	(193)	589

Total Interest Expense	1,076	2,099	3,175	978	574	1,552

NET INTEREST INCOME	$1,522	322	1,844	709	928	1,637

The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

Provision for Loan and Lease Losses

The provision for loan and lease losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan and lease losses. Following its model for loan and lease loss allowance adequacy, management made a $735,000 provision in 2006 as well as a provision of $225,000 in 2005 and $725,000 in 2004. The allowance for loan and lease losses as a percentage of total loans was 1.17% at December 31, 2006, compared to 1.18% at December 31, 2005 and 1.30% at December 31, 2004, which continues to be higher than that of peer financial institutions due to MPB’s higher level of loans to finance commercial real estate. The higher 2004 provision was due to a more than 20% growth in loans during the year and the reclassification of a large commercial loan relationship to a substandard classification by the Bank’s regulators. The improved status of the same loan relationship in 2005 allowed the Bank to reduce its 2005 provision to $225,000. The loans purchased through the Omega merger approximately $16 million in total, were recorded in December 2006 at fair value with no related allowance for loan losses. Thus, these loans were not included in the adequacy model in December of 2006. A summary of charge-offs and recoveries of loans and leases is presented in Table 3.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

(Dollars in thousands)

	Years ended December 31,
	2006	2005	2004	2003	2002
Balance, beginning of year	$3,704	3,643	2,992	3,051	2,856

Loans charged-off:
Commercial real estate, construction and land development	17	32	25	171	41
Commercial, industrial and agricultural	158	29	10	140	113
Real estate-residential	0	0	8	0	0
Consumer	134	138	78	98	148

Total loans charged off	309	199	121	409	302

Recoveries on loans previously charged-off:
Commercial real estate, construction and land development	0	0	0	0	17
Commercial, industrial and agricultural	3	12	8	14	0
Real estate-residential	0	0	0	0	0
Consumer	54	23	39	46	55

Total recoveries	57	35	47	60	72

Net charge-offs	252	164	74	349	230

Provision for loan and lease losses	735	225	725	290	425

Balance, end of year	$4,187	3,704	3,643	2,992	3,051

Ratio of net charge-offs during the year to average loans outstanding during the year, net of unearned discount	.08%	.06%	.03%	.14%	.11%

Allowance for loan losses as a percentage of total loans	1.17%	1.18%	1.30%	1.28%	1.37%

Noninterest Income

During 2006, MPB earned $3,028,000 in noninterest income, compared to $2,953,000 earned in 2005 and $3,457,000 earned in 2004.

Service charges on deposit accounts amounted to $1,376,000 for 2006, an increase of $28,000 or 2.1% compared to $1,348,000 for 2005, which was a decrease of $119,000 or 8.1% under 2004. The majority of this decrease is attributed to reduced revenues from NSF charges, which was a result of the closure and sale of deposits of the Tremont office in early 2005 due to the expiration of a lease agreement on the office space.

Investment security gains of $33,000 were realized in 2006. Gains on the sale of investment securities amounted to $475,000 in 2004 as MPB realized certain investment gains in anticipation of rising rates and diminishing gains. The same opportunities for security gains, which would not compromise future earnings, did not present themselves in 2005.

MPB owns cash surrender value of life insurance policies that informally provide funding for director retirement and salary continuation and deferred compensation plans. The income on these policies amounted to $219,000 during the year 2006, $222,000 in 2005 and $211,000 in 2004.

Trust department income for 2006 was $258,000, a $54,000 or 17.3% decrease from $312,000 in 2005, which was a $64,000 or 25.8% increase from the $248,000 in 2004. Trust Department income can fluctuate from year to year, due to the number of estates being settled during the year.

MPB also earned $112,000 in 2006, $70,000 in 2005 and $162,000 in 2004 in fees from the third-party seller of investments whose services the Bank has contracted. The decrease in investment services income during 2005 resulted from a vacancy in the investment representative position for more than six months. Other income amounted to $655,000 in 2006, $702,000 in 2005 and $725,000 in 2004.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Noninterest Expense

A summary of the major components of noninterest expense for the years ended December 31, 2006, 2005 and 2004 is reflected in Table 4. Noninterest expense increased to $11,263,000 in 2006 from $10,262,000 in 2005 and $9,030,000 in 2004. The major component of noninterest expense is salaries and employee benefits. The number of full-time equivalent employees increased from 124 to 133 during 2006. Increases in the 2006 workforce included the purchase and addition of two Omega Bank branches. Early withdrawal penalties on investment CDs of $191,000 and recruiter fees of $94,000 contributed to the increase in noninterest expense. Another significant expense in 2006 was the continuing cost of complying with Section 404 of the Sarbanes-Oxley Act. The annual cost of compliance is approaching $200,000 in higher audit costs and additional personnel expense.

TABLE 4: NONINTEREST EXPENSE

(Dollars in thousands)

	Years ended December 31,
	2006	2005	2004
Salaries and employee benefits	$6,023	5,662	4,918
Occupancy, net	622	594	456
Equipment	838	734	631
Postage and supplies	370	370	308
Marketing and advertising	255	298	185
Other real estate, net	146	91	0
Pennsylvania bank shares tax	286	259	265
Telephone	85	91	86
Loss on mortgage sales	51	51	66
Legal and professional services	733	590	505
Debit card processing	129	154	214
Director fees and benefits	241	221	196
Computer software licensing and maintenance	208	179	170
Early withdrawal penalty on investment CD’s	191	0	0
Other	1,085	968	1,030

Total Noninterest Expense	$11,263	10,262	9,030

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

As of December 31, 2006, SFAS No. 115 resulted in a contribution to shareholders’ equity of $291,000 (unrealized gain on securities of $441,000 less estimated income tax expense of $150,000). At December 31, 2005, SFAS No. 115 resulted in an increase in the unrealized gain included in other comprehensive income of $231,000 (unrealized gain on securities of $352,000 less estimated income tax expense of $121,000) compared to a December 31, 2004 increase in the unrealized gain included in other comprehensive income of $693,000 (unrealized gain on securities of $1,051,000, less estimated income tax expense of $357,000).

MPB does not have any significant concentrations of investment securities.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The unrealized gains and losses on investment securities are shown in Note 6 to the Consolidated Financial Statements.

TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

(Dollars in thousands)		December 31,
	2006	2005	2004
U. S. Treasury and U.S. government agencies	$15,015	14,999	11,998
Mortgage-backed U.S. government agencies	9,041	8,112	5,508
State and political subdivision obligations	29,050	24,162	22,620
Restricted equity securities	3,713	3,253	3,435

Total	$56,819	50,526	43,561

Loans

At December 31, 2006, net loans totaled $354,386,000, a $46,253,000 or 15.0% increase from December 31, 2005. During 2006, MPB experienced a net increase in commercial real estate and commercial/industrial loans of approximately $24,695,000, the majority of which was generated in the greater Capital (Harrisburg) Region. Approximately $16 million of this growth came from the purchase of the Omega Branches.

The current environment in lending remains extremely competitive with financial institutions aggressively pursuing potential borrowers. At December 31, 2006, loans, net of unearned income, represented 76.1% of earning assets as compared to 73.7% on December 31, 2005 and 71.5% on December 31, 2004.

The Bank’s loan portfolio is diversified among individuals, farmers, and small and medium-sized businesses generally located within the Bank’s trading area of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County. Commercial real estate, construction and land development loans are collateralized mainly by mortgages on the income-producing real estate or land involved. Commercial, industrial and agricultural loans are made to business entities and may be secured by business assets, including commercial real estate, or may be unsecured. Residential real estate loans are secured by liens on the residential property. Consumer loans include installment loans, lines of credit and home equity loans.

A distribution of the Bank’s loan portfolio according to major loan classification is shown in Table 6.

TABLE 6: LOAN PORTFOLIO

(Dollars in thousands)					December 31,
	2006		2005		2004		2003		2002
	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
Commercial real estate, construction and land development	$226,663	63.0%	219,385	70.0%	195,549	69.6%	154,296	66.5%	146,325	65.6%
Commercial, industrial and agricultural	48,785	13.5	31,368	10.0	30,940	11.0	25,567	11.0	22,398	10.0
Real estate-residential	63,141	17.5	44,688	14.3	43,914	15.6	43,384	18.7	41,502	18.6
Consumer	21,747	6.0	17,982	5.7	10,680	3.8	10,380	3.8	12,978	5.8

Total Loans	360,336	100	313,423	100	281,083	100	233,627	100	233,203	100

Unearned income	(1,763)		(1,586)		(1,536)		(1,549)		(1,850)

Loans net of unearned discount	358,573		311,837		279,547		232,078		221,353
Allowance for loan and lease losses	(4,187)		(3,704)		(3,643)		(2,992)		(3,051)

Net Loans	$354,386		308,133		275,904		229,086		218,302

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Calculated amounts resulting from this analysis are “specific” allocations. The amounts not specifically provided for individual classes of loans are considered “general.” The general portion of the allowance is determined and based on judgments regarding economic lending conditions, management trends and other factors.

The 2006 provision of $735,000 reflects both an increase in net loan losses in 2006 and loan growth. It is comparable to the 2004 provision. The 2005 provision of $225,000 reflected the removal from the “watch list” of a significant loan relationship, thus reducing overall provisions in 2005.

The allocation of the allowance for loan and lease losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan and lease losses at December 31, 2006 was $4,187,000 or 1.17% of total loans less unearned discount as compared to $3,704,000 or 1.19% at December 31, 2005 and $3,643,000 or 1.30% at December 31, 2004.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

(Dollars in thousands)	December 31,
	2006	2005	2004	2003	2002
Commercial real estate, construction and land development	$2,462	2,037	2,368	1,938	1,898
Commercial, industrial and agricultural	1,515	1,481	1,093	954	922
Real estate-residential	54	52	65	20	56
Consumer	124	110	83	65	147
General	32	24	34	15	28

Total Loans	$4,187	3,704	3,643	2,992	3,051

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

Consumer loans are generally recommended for charge-off when they become 120 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $586,000, $892,000 and $397,000 in 2006, 2005 and 2004, respectively.

A presentation of nonperforming assets as of December 31, for each of the past five years is given in Table 8. Nonperforming assets at December 31, 2006, totaled $2,434,000 or 0.50% of total assets compared to $3,317,000 or 0.76% of total assets in 2005 and $1,775,000 or 0.44% of total assets in 2004. The foreclosed assets held for sale at December 31, 2006, consist of two parcels of commercial real estate and one residential property.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 8: NONPERFORMING ASSETS

(Dollars in thousands)	December 31,
	2006	2005	2004	2003	2002
Nonaccrual loans	$1,293	1,773	873	984	1,164
Past due 90 days or more	995	1,086	397	666	808
Restructured loans	0	0	0	0	0

Total nonperforming loans	2,288	2,859	1,270	1,650	1,972
Foreclosed assets held for sale	146	458	505	1,117	781

Total nonperforming assets	$2,434	3,317	1,775	2,767	2,753

Percent of loans outstanding	0.68%	1.06%	0.63%	1.18%	1.23%
Percent of total assets	0.50%	0.76%	0.44%	0.74%	0.76%

There are no trends or uncertainties which Management expects will materially impact future operating results, liquidity or capital resources. There are no material credits about which Management has any information to cause serious doubts as to the ability of such borrowers to comply with loan repayment terms.

Deposits and Other Funding Sources

MPB’s primary source of funds is its deposits. Deposits at December 31, 2006 increased by $38,952,000 or 12.0% over December 31, 2005, which increased by $24,130,000 or 8.0% over December 31, 2004. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2006, 2005, and 2004 are presented in Table 9. Approximately $27 million of 2006 deposit growth was related to the purchase of two Omega Bank offices in Steelton and Middletown.

Average short-term borrowings for 2006 were $14,937,000 as compared to $7,498,000 in 2005. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased. Two five-million dollar borrowings, maturing March 2009 and February 2011, were entered into during 2006 with the FHLB.

TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

(Dollars in thousands)	Years ended December 31,
	2006		2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$43,161	0.00%	41,484	0.00%	38,884	0.00%
Interest-bearing demand deposits	31,877	0.28%	32,507	0.18%	34,750	0.18%
Money market	60,968	3.11%	50,913	2.11%	45,202	0.98%
Savings	24,772	0.25%	28,179	0.24%	29,027	0.27%
Time	172,792	3.95%	158,935	3.35%	153,100	3.29%

Total	$333,570	2.66%	312,018	2.09%	300,963	1.88%

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

Capital growth is achieved by retaining more in earnings than is paid out to our shareholders. Stockholders’ equity increased in 2006 by $2,224,000 or 6.0% and by $1,589,000 or 4.5% in 2005. In 2004, capital decreased by $2,089,000 or 5.6%, largely due to the $1 per share special dividend in the first quarter of 2004.

MPB’s normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 54% for 2006 compared to 55% for 2005 and 131% for 2004.

At December 31, 2006, 23,038 shares of MPB’s common stock have been purchased back by MPB, held as treasury stock.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Federal Income Taxes

Federal income tax expense for 2006 was $1,624,000 compared to $1,600,000 and $1,405,000 in 2005 and 2004, respectively. The effective tax rate was 25% for 2006, 26% for 2005 and 24% for 2004.

Liquidity

MPB’s asset-liability management policy addresses the management of MPB’s liquidity position and its ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. MPB utilizes its investments as a source of liquidity, along with deposit growth and increases in repurchase agreements and borrowings. (See Deposits and Other Funding Sources which appears earlier in this discussion.) Liquidity from investments is provided primarily through investments and interest-bearing balances with maturities of one year or less. Funds are available to MPB through loans from the Federal Home Loan Bank and established federal funds (overnight) lines of credit. MPB’s major source of funds is its core deposit base as well as its capital resources.

The major sources of cash in 2006 came from operations and a net increase in deposits of $11,795,000 (excluding the deposits of the purchased Omega offices), as well as an increase in short-term borrowings of $11,933,000. Other major sources of funds included a net decrease in interest-bearing balances (investment certificates of deposit of other banks), as well as the cash received of $7,100,000 through the Omega Branches purchase.

The major use of cash in 2006 was funding strong loan demand. Net loans increased $46,253,000, including $16,307,000 in loans received as part of the Omega Branch acquisition. Another major use of funds was an increase in investment securities of $6,383,000, as funds were moved out of lower yielding interest-bearing balances.

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

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 10: INVESTMENT MATURITY AND YIELD
(Dollars in thousands)	December 31, 2006
	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
U.S. Treasury and U.S.government agencies	$1,996	7,442	4,905	493	14,836
State and political subdivision obligations	456	3,260	12,717	13,314	29,747
Mortgage-backed U.S. government agencies	0	0	42	8,932	8,974
Equity securities	0	0	0	3,704	3,704

Total	$2,452	10,702	17,664	26,443	57,261

	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
Weighted Average Yields
U.S. Treasury and U.S. government agencies	4.54	4.27	4.18	5.00	4.28
State and political subdivision obligations	6.03	7.05	6.89	6.34	6.66
Mortgage-backed U.S. government agencies	0	0	6.51	4.94	4.95
Equity securities	0	0	0	4.77	4.77

Total	4.82	5.10	6.10	5.63	5.64

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY
(Dollars in thousands)	December 31, 2006
	One Year and Less	After One Year thru Five Years	After Five Years	Total
Commercial, real estate, construction and land development	$62,982	120,929	42,752	226,663
Commercial, industrial and agricultural	21,936	18,575	8,274	48,785
Real estate-residential mortgages	18,850	29,432	14,859	63,141
Consumer	5,581	10,943	5,223	21,747

Total Loans	$109,349	179,879	71,108	360,336

Rate Sensitivity
Predetermined rate	$18,483	48,166	68,238	134,887
Floating or adjustable rate	90,866	131,713	2,870	225,449

Total	$109,349	179,879	71,108	360,336

TABLE 12: INTEREST RATE SENSITIVITY GAP
(Dollars in thousands) (As of December 31, 2006)	Expected Maturity Year Ended December 31,
	2007	2008	2009	2010	2011	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$31,197	9,788	4,748	297	891	0	46,921	46,921
Average interest rate	5.41	5.39	5.39	5.35	5.67	-	5.41
Debt securities	2,451	3,869	2,719	2,592	1,522	44,108	57,261	57,261
Average interest rate	4.47	4.38	4.58	6.15	6.10	5.63	5.64
Adjustable rate loans	90,866	31,003	38,069	34,321	28,320	2,870	225,449	225,449
Average interest rate	8.19	6.26	6.50	6.50	7.13	6.03	7.22
Fixed rate loans	18,483	8,660	15,743	7,835	15,928	68,238	134,887	135,656
Average interest rate	7.15	6.50	6.70	7.04	6.82	6.90	6.88

Total	$142,997	53,320	61,279	45,045	46,661	115,216	464,518	465,287

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

  TABLE 12: INTEREST RATE SENSITIVITY GAP (cont’d)

Interest liabilities:
Variable rate savings and transaction accounts	$74,236	0	0	0	0	87,876	162,112	162,599
Average interest rate	2.81	-	-	-	-	0.10	1.34
Certificates of deposit and IRAs	102,971	42,810	18,464	18,378	16,326	3,165	202,114	201,997
Average interest rate	4.18	4.48	3.92	4.27	5.22	4.14	4.33
Short term borrowings	24,275	0	0	0	0	0	24,275	24,275
Average interest rate	4.91	-	-	-	-	-	4.91
Long term fixed rate borrowings	5,131	15,138	12,145	10,152	5,159	11,988	59,713	60,042
Average interest rate	3.71%	3.56	4.64	6.50	5.13	4.61	4.69

Total	$206,613	57,948	30,609	28,530	21,485	103,029	448,214	448,913

Rate sensitive gap:
Periodic gap	$(63,616)	(4,628)	30,670	16,515	25,176	12,187
Cumulative gap	$(63,616)	(68,244)	(37,574)	(21,059)	4,117	16,304
Cumulative gap as a percentage of total assets	-12.9%	-13.9%	-7.6%	-4.3%	+0.8%	+3.3%

(Dollars in thousands)				Expected Maturity
(As of December 31, 2005)				Year Ended December 31,
	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$41,178	396	5,843	7,033	99	0	54,549	54,549
Average interest rate	4.04	4.50	3.76	3.92	4.40	-	4.00
Debt securities	220	2,550	4,895	1,725	2,747	38,389	50,526	50,878
Average interest rate	7.71	4.90	3.90	4.03	6.11	5.35	5.45
Adjustable rate loans	92,091	19,688	42,182	28,758	34,203	5,534	222,456	222,456
Average interest rate	7.33	6.65	6.25	6.22	6.52	5.80	6.76
Fixed rate loans	11,646	10,183	7,578	8,054	6,510	46,996	90,967	88,991
Average interest rate	6.65	6.46	6.75	6.59	6.77	6.47	6.55

Total	$145,135	32,817	60,498	45,570	43,559	90,919	418,498	416,874

(Dollars in thousands)				Expected Maturity
(As of December 31, 2005)				Year Ended December 31,
	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Interest liabilities:
Variable rate savings and transaction accounts	$76,049	0	0	0	0	85,602	161,651	161,651
Average interest rate	1.75	-	-	-	-	.10	.88
Certificates of deposit and IRAs	68,419	47,964	18,300	15,349	10,576	3,015	163,623	162,359
Average interest rate	3.19	3.76	3.56	3.98	4.40	3.92	3.56
Short term borrowings	12,342	0	0	0	0	0	12,342	12,342
Average interest rate	4.22	-	-	-	-	-	4.22
Long term fixed rate borrowings	10,125	5,131	15,138	12,145	10,152	7,147	59,838	59,829
Average interest rate	4.19	3.71	3.56	4.64	6.50	4.61	4.52

Total	$166,935	53,095	33,438	27,494	20,728	95,764	397,454	396,181

Rate sensitive gap:
Periodic gap	$(21,800)	(20,278)	27,060	18,076	22,831	(4,845)
Cumulative gap	$(21,800)	(42,078)	(15,018)	3,058	25,889	21,044
Cumulative gap as a percentage of total assets	-5.0%	-9.6%	-3.4%	+0.7%	+5.9%	+4.8%

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

During 2006, Management analyzed interest rate risk using the Profit Star Asset-Liability Management Model. Using the computerized model, Management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. These scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by Management. At December 31, 2006, all interest rate risk levels according to our model were within the tolerance limits of Board approved policy. The model noted above utilized by Management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which Management would make to realign its portfolio in the event of a changing rate environment.

TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)

	December 31,
	2006	2005	2004
Three months or less	$675	8,421	7,431
Over three months to twelve months	11,300	12,930	6,771
Over twelve months	22,010	12,868	13,681

Total	$33,985	34,219	27,883

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

As of December 31, 2006, commitments to extend credit amounted to $70,630,000 as compared to $64,795,000 as of December 31, 2005.

MPB also issues financial standby letters of credit to its customers. The risk associated with financial standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Financial standby letters of credit increased to $11,163,000 at December 31, 2006, from $10,102,000 at December 31, 2005.

Comprehensive Income

Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed “Other Comprehensive Income.” For MPB, Other Comprehensive Income consists primarily of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Other Comprehensive Income also includes a pension component in accordance with FASB Statement No. 158. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income (Loss) for the years ended December 31, 2006, 2005 and 2004 was $86,000, $(462,000) and $(722,000), respectively.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Summary of Selected Financial Data

(Dollars in thousands, except per share data)

		2006	2005	2004	2003	2002
INCOME:
Total Interest Income		$28,214	23,294	20,077	19,984	21,352
Total Interest Expense		12,732	9,557	8,005	8,434	9,926
Net Interest Income		15,482	13,737	12,072	11,550	11,426
Provision for Possible Loan and Lease Losses		735	225	725	290	425
Noninterest Income		3,028	2,953	3,457	2,707	2,022
Noninterest Expense		11,263	10,262	9,030	8,099	7,258
Income Before Income Taxes		6,512	6,203	5,774	5,868	5,765
Provision for Income Taxes		1,624	1,600	1,405	1,253	1,270
Net Income		4,888	4,603	4,369	4,615	4,495

COMMON STOCK DATA PER SHARE:
Earnings Per Share		$1.46	1.37	1.30	1.38	1.34
Cash Dividends Declared, historical		.80	.80	1.80	.80	.80
Stockholders’ Equity		11.68	11.01	10.53	11.16	10.51

AVERAGE SHARES OUTSTANDING		3,346,102	3,348,299	3,348,310	3,347,929	3,347,750

AT YEAR-END:
Investments		$46,921	54,549	44,613	54,093	58,859
Loans, Net of Unearned Discount		358,612	311,837	279,547	232,078	221,353
Allowance for Loan Losses		4,187	3,704	3,643	2,992	3,051
Total Assets		491,694	438,110	403,256	373,466	363,284
Total Deposits		364,226	325,274	301,144	288,338	274,703
Short-term Borrowings		24,275	12,342	13,801	9,688	18,156
Long-term Debt		59,713	59,838	49,957	35,684	32,383
Stockholders’ Equity		$39,085	36,861	35,272	37,361	35,204

RATIOS:
Return on Average Assets	%	1.08	1.10	1.12	1.25	1.32
Return on Average Stockholders’ Equity		12.93	12.87	12.73	12.69	13.60
Cash Dividend Payout Ratio		54.79	55.56	131.38	54.48	54.05
Allowance for Loan Losses to Loans		1.17	1.19	1.30	1.29	1.38
Average Stockholders’ Equity to Average Assets		8.34	8.55	8.75	9.97	9.67

MID PENN BANCORP, INC.	LIST OF DIRECTORS AND OFFICERS AS OF 12/31/06

DIRECTORS

Mid Penn Bancorp, Inc.

Mid Penn Bank

Jere M. Coxon

Executive Vice President

Penn Wood Products, Inc.

Alan W. Dakey

President and CEO

Mid Penn Bank

A. James Durica

CPA - Consultant

Robert C. Grubic

President & CEO

Herbert, Rowland and Grubic, Inc.

Gregory M. Kerwin

Senior Partner

Kerwin & Kerwin, Attorneys

Theodore W. Mowery

Partner

Gunn-Mowery Insurance

Group, Inc.

Donald E. Sauve

Consultant

Don’s Food Market, Inc.

Edwin D. Schlegel

Retired Superintendent

Millersburg Area School District

Guy J. Snyder, Jr.

President

Snyder Fuels, Inc.

William A. Specht, III

President

Seal Glove Mfg, Inc.

DIRECTORS EMERITI

Earl R. Etzweiler

Harvey J. Hummel

Charles F. Lebo

Warren A. Miller

William G. Nelson

Eugene F. Shaffer

Anna C. Woodside

EXECUTIVE OFFICERS

Mid Penn Bancorp, Inc.

Alan W. Dakey

Chairman, President and CEO

Edwin D. Schlegel

Vice Chairman and Lead Director

Kevin W. Laudenslager

Treasurer

Cindy L. Wetzel

Secretary

SENIOR MANAGEMENT

Mid Penn Bank

Alan W. Dakey

Chairman, President and CEO

    33 Years Banking Experience

Kevin W. Laudenslager

Executive Vice President and Chief

Financial Officer

    22 Years Banking Experience

Eric S. Williams

Executive Vice President and

Senior Commercial Loan Officer

    28 Years Banking Experience

Randall L. Klinger

Senior Vice President

and Senior Credit Officer

    33 Years Banking Experience

Leonard K. Beasom, Jr.

Vice President and Commercial Loan Officer

    35 Years Banking Experience

Donald J. Bonafede

Vice President and

Director of Equipment Leasing

    24 Years Banking Experience

Kathy I. Bordner

Vice President and Marketing Director

    22 Years Banking Experience

Roberta A. Hoffman, PHR

Vice President, Human Resources

Officer and Asst. Secretary

    31 Years Banking Experience

Ernest P. Kemper, Jr.

Vice President and Chief Information Officer

    26 Years Banking Experience

Michael T. Lehmer

Vice President and Senior Trust Officer

    16 Years Banking Experience

John F. Lydic

Vice President and Retail Division Manager

    25 Years Banking Experience

Robert E. McDonald

Vice President and Commercial Lending Team Leader

    23 Years Banking Experience

Eric D. Mummau

Vice President and Commercial Loan Officer

    27 Years Banking Experience

Brad N. Shaak

Vice President, Consumer and Mortgage Lending Manager

    20 Years Banking Experience

Steven S. Shuey

Vice President and Loan Review Officer

    33 Years Banking Experience

Dennis E. Spotts

Vice President and Operations Officer

    34 Years Banking Experience

Cindy L. Wetzel

Vice President and Corporate Secretary

    28 Years Banking Experience

Rick E. Witwer

Vice President and Commercial Loan Officer

    19 Years Banking Experience

MID PENN BANCORP, INC.	LIST OF ADVISORY BOARD MEMBERS AS OF 12/31/06

ADVISORY BOARD MEMBERS

Mid Penn Bank

Capital Region:	Northern Region

Stanford D. Custer, Jr.	Matthew G. DeSoto
Custer Homes, Inc.	MI Windows and Doors

Robert C. Grubic	James S. Facinelli
Herbert, Rowland & Grubic	Restorations Unlimited, Inc.

Norman L. Houser	Linda J. Faust
Retired, Mid Penn Bank	Faust Real Estate

Theodore W. Mowery	Dane P. Harman
Gun-Mowery Insurance	Harman Stove Co.

Michael G. Musser II	Robert E. Klinger
Steelton Borough Secretary/Treasurer	Klinger Lumber Co, Inc.

Robert M. Newbury	Dixie L. Laudenslager
RM Newbury & Co	Mahantongo Game Farms

Dale R. Schwan	Dr. David R. Russell
Environmental Interiors, Inc.	Dr. David R. Russell, DMD, PC

Kent S. Smeltz
Advanced Scientifics, Inc.

Carl E. Snyder
Century 21- Carl Sndyer

Thomas E. Troutman
Keystone Insurers Group

MID PENN BANCORP, INC.	LOCATIONS

Locations

Millersburg

717.692.2133

Elizabethville

717.362.8147

Dalmatia

570.758.2711

Tower City

717.647.2157

Lykens

717.453.7185

Halifax

717.896.8258

Dauphin

717.921.8899

Harrisburg

717.558.2144

Harrisburg

717.233.7380

Harrisburg

717.920.1772

Harrisburg

717.920.1980

Mechanicsburg

717.761.2480

Steelton

717.939.1966

Middletown

717.985.0100

MID PENN BANK

Making things happen for you.℠

www.midpennbank.com