Form 10-K, Exhibit 13
period 2007-12-31
MID PENN BANCORP INC
filed 2008-03-10
CIK 879635

EXHIBIT 13

2007 ANNUAL REPORT	FINANCIAL HIGHLIGHTS

TABLE OF CONTENTS:	PAGE

FINANCIAL HIGHLIGHTS	2

UNAUDITED GRAPHS OF FINANCIAL DATA	3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	4

CONSOLIDATED BALANCE SHEET	5

CONSOLIDATED STATEMENT OF INCOME	6

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY	7

CONSOLIDATED STATEMENT OF CASH FLOWS	8-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	10-25

MANAGEMENT’S DISCUSSION AND ANALYSIS	26-41

DIRECTORS, OFFICERS AND ADVISORY BOARD MEMBERS	42-43

LOCATIONS	44

MID PENN BANCORP, INC.	FINANCIAL HIGHLIGHTS

AS OF AND FOR YEARS ENDED DECEMBER 31, 2007 AND 2006

(Dollars in thousands, except per share data.)	2007	2006	Percent Change

Total Assets	$509,757	491,694	+3.67%
Total Deposits	372,817	364,226	+2.35%
Net Loans and Leases	372,338	354,386	+5.06%
Total Investments and Interest Bearing Balances	100,902	104,182	-3.14%
Stockholders’ Equity	40,444	39,085	+3.48%
Net Income	4,671	4,888	-4.44%
Earnings Per Share	1.34	1.39	-3.60%
Cash Dividend Per Share, historical	.80	.80	0.00%
Book Value Per Share	11.56	11.12	+3.96%

Return on Average Stockholders’ Equity	11.84%	12.93%	-8.04%
Return on Average Assets	0.94%	1.08%	-12.96%
Net Interest Margin	3.68%	3.82%	-3.66%
Nonperforming Assets to Total Assets	1.44%	0.50%	+188.00%

Mid Penn Bancorp, Inc.

Stockholders’ Information

	2007		2006
	High	Low	High	Low	Quarter
Market Value Per Share	$ 25.45	23.15	27.20	25.00	1st
	26.86	22.00	26.60	.24.30	2nd
	26.50	23.70	25.50	23.00	3rd
	27.10	23.75	26.08	23.90	4th

Market Value Information: The market share information was provided by the American Stock Exchange, New York, NY. Mid Penn Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol: MBP.

Transfer Agent: Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016. Phone: 1-800-368-5948.

Number of Stockholders: At December 31, 2007, there were 1,065 registered stockholders.

Dividends: A dividend of $.20 per share was paid during each quarter of 2006 and 2007. Mid Penn Bancorp, Inc. plans to continue a quarterly dividend payable in February, May, August and November. Additionally, a 5% stock dividend was paid in both February of 2006 and in May of 2007.

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

Annual Meeting: The Annual Meeting of the Stockholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, April 22, 2008, at 349 Union Street, Millersburg, Pennsylvania.

Accounting, Auditing and Internal Control Complaints: Information on how to report a complaint regarding accounting, internal accounting controls or auditing matters is available at Mid Penn Bank’s website: www.midpennbank.com

MID PENN BANCORP, INC.	UNAUDITED GRAPHS OF FINANCIAL DATA

TOTAL ASSETS (IN MILLIONS)
510
500
490
480
470
460
450
440
430
420
410
400
390
380
370
373.5
403.3
438.1
491.7
509.8
03
04
05
06
07

TOTAL DEPOSITS (IN MILLIONS)
380
370
360
350
340
330
320
310
300
290
280
270
288.3
301.1
325.3
364.2
372.8
03
04
05
06
07

NET INCOME (IN MILLIONS)
5.2
5.1
5.0
4.9
4.8
4.7
4.6
4.5
4.4
4.3
4.2
4.1
4.62
4.37
4.60
4.89
4.67
03
04
05
06
07

TOTAL STOCKHOLDER EQUITY (IN MILLIONS)
40.5
40.0
39.5
39.0
38.5
38.0
37.5
37.0
36.5
36.0
35.5
35.0
37.4
35.3
36.9
39.1
40.4
03
04
05
06
07

BOOK VALUE PER SHARE (IN DOLLARS)
12.0
11.5
11.0
10.5
10.0
9.5
9.0
8.5
8.0
7.5
7.0
6.5
10.63
10.03
10.48
11.12
11.56
03
04
05
06
07

EARNINGS PER SHARE (IN DOLLARS)
1.50
1.45
1.40
1.35
1.30
1.25
1.20
1.15
1.10
1.05
1.00
0.95
1.32
1.24
1.31
1.39
1.34
03
04
05
06
07

MID PENN BANCORP, INC.	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Mid Penn Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (collectively, the “Corporation”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. The Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion.

PARENTE RANDOLPH, LLC

Williamsport, Pennsylvania

February 29, 2008

MID PENN BANCORP, INC.	CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2007 AND 2006

(Dollars in thousands, except share data)	2007	2006

ASSETS
Cash and due from banks	$10,599	9,498
Interest-bearing balances with other financial institutions	46,830	46,921
Available-for-sale investment securities	54,072	57,261
Loans and leases	378,741	360,336
Less:
Unearned income	(1,613)	(1,763)
Allowance for loan and lease losses	(4,790)	(4,187)

Net loans and leases	372,338	354,386

Bank premises and equipment, net	10,638	9,562
Foreclosed assets held for sale	529	146
Accrued interest receivable	2,818	2,822
Deferred income taxes	2,053	1,610
Goodwill	1,016	1,016
Core deposit intangible, net	362	428
Cash surrender value of life insurance	6,961	7,154
Other assets	1,541	890

Total Assets	$509,757	491,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$46,478	44,097
Interest-bearing demand	36,627	32,978
Money market	62,596	59,640
Savings	24,844	25,397
Time	202,272	202,114

Total Deposits	372,817	364,226

Short-term borrowings	37,349	24,275
Accrued interest payable	1,990	1,912
Other liabilities	2,576	2,483
Long-term debt	54,581	59,713

Total Liabilities	469,313	452,609

Stockholders’ Equity:
Common stock, par value $1 per share; authorized 10,000,000 shares; 3,533,340 shares and 3,367,119 shares issued in 2007 and 2006, respectively	3,533	3,367
Additional paid-in capital	31,107	27,452
Retained earnings	6,660	8,583
Accumulated other comprehensive income	284	317
Treasury stock, at cost (43,706 and 23,038 shares at December 31, 2007 and 2006, respectively)	(1,140)	(634)

Stockholders’ Equity, Net	40,444	39,085

Total Liabilities and Stockholders’ Equity	$509,757	491,694

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	CONSOLIDATED STATEMENT OF INCOME

FOR YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(Dollars in thousands, except share data)	2007	2006	2005
INTEREST INCOME
Interest and fees on loans	$26,357	23,455	19,251
Interest on interest-bearing balances	2,546	2,225	2,067
Interest and dividends on investment securities:
U.S. Treasury and government agencies	944	1,032	801
State and political subdivision obligations, tax-exempt	1,361	1,287	1,030
Other securities	203	186	92
Interest on federal funds sold and securities purchased under agreement to resell	33	29	53

Total Interest Income	31,444	28,214	23,294

INTEREST EXPENSE
Interest on deposits	11,430	8,868	6,521
Interest on short-term borrowings	1,049	686	203
Interest on long-term debt	2,860	3,178	2,833

Total Interest Expense	15,339	12,732	9,557

Net Interest Income	16,105	15,482	13,737
PROVISION FOR LOAN AND LEASE LOSSES	925	735	225

Net Interest Income After Provision for Loan and Lease Losses	15,180	14,747	13,512

NONINTEREST INCOME
Trust department income	319	258	312
Service charges on deposits	1,499	1,376	1,348
Investment securities gains, net	0	33	1
Gain on sale of loans	21	0	19
Income on cash surrender value of life insurance	271	219	222
Fee income from investment services	155	112	70
Fee income from debit card transactions	524	428	347
Gain on sale of other real estate	0	104	56
Death benefit on bank owned life insurance	180	0	0
Other income	512	498	578

Total Noninterest Income	3,481	3,028	2,953

NONINTEREST EXPENSE
Salaries and employee benefits	6,582	6,023	5,662
Occupancy expense, net	868	622	594
Equipment expense	1,064	838	734
Pennsylvania bank shares tax expense	329	286	259
Legal and professional expense	705	733	540
Early withdrawal penalty on investment CDs	0	191	0
Marketing and advertising	403	255	298
ATM and debit card processing expense	199	148	196
Director fees and benefits expense	294	241	221
Computer expense	434	378	308
Stationery and supplies expense	255	231	222
Loss on sale of other real estate	9	0	0
Other expenses	1,454	1,317	1,228

Total Noninterest Expense	12,596	11,263	10,262

INCOME BEFORE PROVISION FOR INCOME TAXES	6,065	6,512	6,203
Provision for income taxes	1,394	1,624	1,600

NET INCOME	$4,671	4,888	4,603

EARNINGS PER SHARE	$1.34	1.39	1.31

Weighted Average Number of Shares Outstanding	3,497,806	3,514,820	3,515,714

Earnings per share information has been restated to reflect the retroactive effect of a five percent stock dividend issued in the second quarter of 2007 and a five percent stock dividend in the first quarter of 2006.

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(Dollars in thousands, except share data)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2004	3,208	23,472	8,435	693	(536)	35,272

Comprehensive income:
Net income	0	0	4,603	0	0	4,603
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	(462)	0	(462)

Total comprehensive income						4,141

Cash dividends ($ .80 per share)	0	0	(2,552)	0	0	(2,552)

Balance, December 31, 2005	3,208	23,472	10,486	231	(536)	36,861

Comprehensive income:
Net income	0	0	4,888	0	0	4,888
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	60	0	60
Adjustments to initially apply FASB Statement No. 158, net of tax
Net transition obligation	0	0	0	(58)	0	(58)
Net gain	0	0	0	84	0	84

Total comprehensive income						4,974

Cash dividends ($ .80 per share)	0	0	(2,652)	0	0	(2,652)
Stock dividend 5% issued February 2006	159	3,980	(4,139)	0	0	0
Purchase of treasury stock (3,982 shares)	0	0	0	0	(98)	(98)

Balance, December 31, 2006	3,367	27,452	8,583	317	(634)	39,085

Comprehensive income:
Net income	0	0	4,671	0	0	4,671
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	0	0	0	143	0	143
Defined benefit plans, net of tax effects:
Net prior service cost	0	0	0	(199)	0	(199)
Net gain	0	0	0	13	0	13
Net transition obligation	0	0	0	10	0	10

Total comprehensive income						4,638

Cash dividends ($0.80 per share)	0	0	(2,773)	0	0	(2,773)
Stock dividend 5% issued May 2007	166	3,655	(3,821)	0	0	0
Purchase of treasury stock (20,668 shares)	0	0	0	0	(506)	(506)

Balance, December 31, 2007	$3,533	31,107	6,660	284	(1,140)	40,444

The accompanying notes are an integral part of these consolidated financial statements.	7

MID PENN BANCORP, INC.	CONSOLIDATED STATEMENT OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(Dollars in thousands)

	2007	2006	2005
Operating Activities:
Net income	$4,671	4,888	4,603
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	925	735	225
Depreciation	809	638	579
Amortization of core deposit intangible	66	39	36
Decrease (increase) in cash surrender value of life insurance	194	(219)	(222)
Investment securities gains, net	0	(33)	(1)
(Gain) loss on sale of other real estate	9	(104)	(66)
(Gain) on sale of loans	(21)	0	(19)
(Gain) loss on disposal of bank premises and equipment	0	(9)	2
Deferred income taxes	(427)	(262)	(173)
Change in accrued interest receivable	4	(464)	(394)
Change in other assets	(651)	(25)	(143)
Change in accrued interest payable	78	266	343
Change in other liabilities	(172)	241	370

Net Cash Provided By Operating Activities	5,485	5,691	5,140

Investing Activities:
Net decrease in interest-bearing balances	91	7,628	5,858
Proceeds from the maturity of investment securities	10,074	5,546	4,798
Proceeds from the sale of investment securities	0	1,923	535
Purchases of investment securities	(6,670)	(13,728)	(12,297)
Purchase of life insurance	0	(533)	0
Cash received from business combination	0	7,100	0
Proceeds from sale of loans	0	0	348
Net increase in loans	(19,385)	(31,011)	(33,241)
Proceeds from sale of bank premises and equipment	0	13	40
Purchases of bank premises and equipment	(1,885)	(1,044)	(2,081)
Proceeds from the sale of foreclosed assets	137	746	571

Net Cash Used In Investing Activities	(17,638)	(23,360)	(35,469)

Financing Activities:
Net increase in deposits	8,591	11,759	24,130
Net increase (decrease) in short-term borrowings	13,074	11,933	(1,459)
Cash dividends paid	(2,773)	(2,652)	(2,552)
Long-term debt repayment	(5,132)	(10,125)	(119)
Purchase of treasury stock	(506)	(98)	0
Long-term borrowings	0	10,000	10,000

Net Cash Provided By Financing Activities	13,254	20,817	30,000

Net increase (decrease) in cash and due from banks	1,101	3,148	(329)
Cash and due from banks at beginning of year	9,498	6,350	6,679

Cash and due from banks at end of year	$10,599	9,498	6,350

Supplemental Disclosures of Cash Flow Information:
Interest paid	$15,261	12,355	9,214
Income taxes paid	$1,930	1,910	1,876
Supplemental Noncash Disclosures:
Loan charge-offs	$460	309	199
Transfers to foreclosed assets held for sale	$529	330	458

MID PENN BANCORP, INC.	CONSOLIDATED STATEMENT OF CASH FLOWS

2006 Business Combination:

(Dollars in thousands)

2006
Investing Activities:
Cash received from business combination	$7,100

Supplemental Noncash Disclosures:
Noncash Assets Received and Liabilities
Assumed from Acquisition of Branches
Assets received:
Loans	$16,307
Accrued Interest receivable	89
Bank premises and equipment	2,826
Intangible asset - core deposit intangible	232
Intangible asset - goodwill	757
Other assets	14

Total noncash assets received	$20,225

Liabilities assumed:
Deposits	27,193
Accrued interest payable	111
Other liabilities	21

Total noncash liabilities assumed	$27,325

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

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

The financial services are provided to individuals, partnerships, non-profit organizations, and corporations through its fifteen offices located in Dauphin County, the southern portion of Northumberland County, the western portion of Schuylkill County and Hampden Township and the borough of Camp Hill in Cumberland County.

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

Available-for-Sale Securities - includes debt and restricted equity securities. Debt securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Realized gains and losses on sales of investment securities are computed on the basis of specific identification of the cost of each security. Restricted equity securities are generally carried at cost due to the lack of available market data, and are evaluated for impairment. MPB had no trading securities or held-to-maturity securities in 2007 or 2006.

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

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred, while major additions and improvements are capitalized. Gains and losses on disposals are reflected in current operations.

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

Goodwill is the excess of the purchase price over the fair value of assets acquired in connection with 2004 and 2006 business acquisitions accounted for as purchases. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing the impairment of goodwill on at least an annual basis. No impairment of goodwill was recognized in 2007, 2006 or 2005.

(j)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and were $403,000 in 2007, $255,000 in 2006, and $298,000 in 2005.

(k)	Postretirement Benefit Plans

MPB has adopted Statement of Financial Accounting Standards No. 132 (revised 2003), “Employers’ Disclosures about Postretirement Benefits” (“Revised SFAS No. 132”). Revised SFAS No. 132 requires additional disclosures about defined benefit pension plans and other postretirement defined benefit plans. It does not change the measurement or recognition of those plans.

(l)	Other Benefit Plan

A funded contributory defined-contribution plan is maintained for substantially all employees. The cost of the MPB defined contribution plan is charged to current operating expenses and is funded annually.

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

(o)	Statement of Cash Flows

For purposes of cash flows, MPB considers cash and due from banks to be cash equivalents.

(p)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s classifications.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)	Comprehensive Income

The components of other comprehensive income (loss) and related tax effects are as follows:

(Dollars in thousands)	Years Ended December 31,
	2007	2006	2005
Change in unrealized holding gains (losses) on available-for-sale securities	$217	123	(699)
Less reclassification adjustment for gains realized in income	0	(33)	(1)

Net unrealized (losses) gains	217	90	(700)

Defined benefit plans:
Net prior service cost	(301)	0	0
Net gain	20	128	0
Net transition obligation	15	(88)	0

	(266)	40	0

Other comprehensive income	(49)	130	(700)
Income tax benefit (expense)	16	(44)	(238)

Net	$(33)	86	(462)

(5)	Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain reserve balances with the Federal Reserve Bank of Philadelphia. The amounts of those required balances were $533,000 at December 31, 2007 and $512,000 at December 31, 2006.

(6)	Investment Securities

At December 31, 2007 and 2006, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in Thousands)
December 31, 2007	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$12,044	31	12	12,063
Mortgage-backed U.S. government agencies	6,862	26	30	6,858
State and political subdivision obligations	30,437	719	68	31,088
Restricted equity securities	4,072	0	9	4,063

	$53,415	776	119	54,072

(Dollars in Thousands)
December 31, 2006	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$15,015	15	194	14,836
Mortgage-backed U.S. government agencies	9,041	28	95	8,974
State and political subdivision obligations	29,050	711	14	29,747
Restricted equity securities	3,713	0	9	3,704

	$56,819	754	312	57,261

Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank which do not have a readily determinable fair value because their ownership is restricted and they lack a market. Also included in restricted equity securities is an investment in Access Capital Strategies, an equity fund that invests in low to moderate income financing projects. This investment was purchased in 2004 to help fulfill the Bank’s regulatory requirement of the Community Reinvestment Act and at December 31, 2006 and December 31, 2007, is reported at fair value.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment securities having a fair value of $38,771,000 at December 31, 2007 and $44,913,000 at December 31, 2006, were pledged to secure public deposits and other borrowings.

Gains from sales of investment securities amounted to $33,000 in 2006 and $1,000 in 2005. The proceeds from sales of investment securities were $1,923,000 in 2006 and $535,000 in 2005. There were no sales of investment securities in 2007.

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006.

(Dollars in thousands)	Less Than 12 Months		12 Months or More		Total
December 31, 2007	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$0	0	5,488	12	5,488	12
Mortgage-backed U.S. government agencies	0	0	3,827	30	3,827	30
State and political subdivision obligations	1,473	58	1,336	10	2,809	68
Restricted equity securities	0	0	241	9	241	9

Total temporarily impaired available-for-sale securities	$1,473	58	10,892	61	12,365	119

(Dollars in thousands)	Less Than 12 Months		12 Months or More		Total
December 31, 2006	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$0	0	13,806	194	13,806	194
Mortgage-backed U.S. government agencies	0	0	5,822	95	5,822	95
State and political subdivision obligations	1,954	5	1,293	9	3,247	14
Restricted equity securities	0	0	241	9	241	9

Total temporarily impaired available-for-sale securities	$1,954	5	21,162	307	23,116	312

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

  At December 31, 2007, the 19 debt securities with unrealized losses have depreciated 0.95% from its amortized cost basis. These securities are issued by either the U.S. Government or other governmental agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

The following is a schedule of the maturity distribution of investment securities at amortized cost and fair value at December 31, 2007:

	December 31, 2007		December 31, 2006
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$3,895	3,899	2,455	2,451
Due after 1 year but within 5 years	7,347	7,469	10,722	10,702
Due after 5 years but within 10 years	18,075	18,402	17,323	17,623
Due after 10 years	13,164	13,382	13,566	13,807

	42,481	43,152	44,066	44,583
Mortgage-backed securities (avg. life 1.8 years)	6,862	6,857	9,041	8,974
Restricted equity securities	4,072	4,063	3,713	3,704

	$53,415	54,072	56,820	57,261

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Loans A summary of loans at December 31, 2007 and 2006 is as follows:
(Dollars in thousands)	2007	2006
Commercial real estate, construction and land development	$229,766	226,663
Commercial, industrial and agricultural	59,702	48,785
Real estate - residential	70,872	63,141
Consumer	18,401	21,747

	$378,741	360,336

Net unamortized loan fees and costs of $330,000 in 2007 and $346,000 in 2006 were deducted from loans.

Loans and available credit to Bank executive officers, directors, and corporations in which such executive officers and directors have beneficial interests as stockholders, executive officers, or directors aggregated approximately $6,304,000 at December 31, 2007 and $6,058,000 at December 31, 2006. New loans extended were $320,000 in 2007 and $199,000 in 2006. Net payments on these loans equalled $74,000 during 2007 and $152,000 during 2006. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time.

(8)    Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses for the years 2007, 2006 and 2005 are summarized as follows:

(Dollars in thousands)	2007	2006	2005
Balance, January 1	$4,187	3,704	3,643
Provision for loan and lease losses	925	735	225
Loans and leases charged off	(460)	(309)	(199)
Recoveries on loans and leases charged off	138	57	35

Balance, December 31	$4,790	4,187	3,704

The recorded investment in loans and leases that are considered impaired amounted to $4,317,000 on December 31, 2007, and $1,126,000 on both December 31, 2006 and December 31, 2005. By definition, impairment of a loan or lease is considered when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan or lease agreement. The allowance for loan and lease losses related to loans and leases classified as impaired amounted to $429,000 at December 31, 2007 and $163,000 at December 31, 2006. All impaired loans and leases at the end of 2007 and 2006 had related allowances. The average balances of these loans and leases amounted to $2,504,000, $1,739,000 and $1,404,000 for the years 2007, 2006 and 2005, respectively. The Bank recognizes interest income on impaired loans and leases on a cash basis. The following is a summary of cash receipts on these loans and leases and how they were applied in 2007, 2006, and 2005.

(Dollars in thousands)	2007	2006	2005
Cash receipts applied to reduce principal balance	$1,112	563	23
Cash receipts recognized as interest income	17	2	15

Total cash receipts	$1,129	565	38

Loans and leases which were past due 90 days or more for which interest continued to be accrued amounted to $2,439,000 at December 31, 2007 and $900,000 at December 31, 2006. Total nonaccrual loans and leases amounted to $4,317,000 at December 31, 2007 and $1,235,000 at December 31, 2006. The Bank has no commitments to lend additional funds to borrowers with impaired or nonaccrual loans.

(9)    Bank Premises and Equipment

At December 31, 2007 and 2006, bank premises and equipment are as follows:

(Dollars in thousands)	2007	2006
Land	$2,946	2,466
Buildings	8,765	7,169
Furniture and fixtures	6,916	6,368
Leasehold improvements	133	133
Construction in progress	0	739

	18,760	16,875
Less accumulated depreciation	(8,122)	(7,313)

	$10,638	9,562

Depreciation expense was $809,000 in 2007, $638,000 in 2006 and $579,000 in 2005.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)	Deposits

At December 31, 2007 and 2006, time deposits in denominations of $100,000 or more amounted to $43,941,000 and $33,985,000, respectively. Interest expense on such certificates of deposit amounted to $2,142,000, $1,549,000 and $1,036,000 for the years ended December 31, 2007, 2006 and 2005, respectively. These larger time deposits at December 31, 2007, mature as follows (in thousands): 2008, $28,488; 2009, $3,227; 2010, $3,800; 2011, $7,042; 2012, $915; thereafter, $469.

Brokered deposits, included in the deposit totals, equalled $49,757,000 at December 31, 2007 and $39,849,000 at December 31, 2006. Deposits and other funds from related parties held by MPB at December 31, 2007 and 2006 amounted to $6,184,000 and $5,736,000, respectively.

(11)	Short-term Borrowings

Short-term borrowings as of December 31, 2007 and 2006 consisted of:

(Dollars in thousands)	2007	2006

Federal funds purchased	$29,600	14,500
Repurchase agreements	7,156	9,175
Treasury, tax and loan notes	593	600

	$37,349	24,275

The weighted average interest rate on total short-term borrowings outstanding was 3.90% at December 31, 2007 and 4.91% at December 31, 2006.

Federal funds purchased represent overnight funds. Securities sold under repurchase agreements generally mature between one day and one year. Treasury, tax and loan notes are open-ended interest bearing notes payable to the U.S. Treasury upon call. All tax deposits accepted by the Bank are placed in the Treasury note account. The Bank also has unused lines of credit with several banks amounting to $24,280,000 at December 31, 2007.

(12)	Long-term Debt

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and through its membership, the Bank can access a number of credit products which are utilized to provide various forms of liquidity. As of December 31, 2007 and 2006, the Bank had long-term debt in the amount of $54,581,000 and $59,713,000, respectively, consisting of:

	At December 31,
(Dollars in thousands)	2007	2006

Loans matured in 2007 at a rate of 3.71%	$0	5,000
Loans maturing in 2008 with rates ranging from 3.08% to 3.80%	15,000	15,000
Loans maturing in 2009 with rates ranging from 4.22% to 7.24%	17,000	17,000
Loans maturing in 2010 with rates ranging from 6.28% to 6.71%	10,000	10,000
Loans maturing in 2011 at a rate of 5.13%	5,000	5,000
Loans maturing in 2013 with rates ranging from 4.08% to 4.75%	3,500	3,500
Loans maturing in 2026 at a rate of 4.80%	3,992	4,122
Loans maturing in 2027 at a rate of 6.71%	89	91

Total Long-term Debt	$54,581	59,713

The aggregate amounts due on long-term debt subsequent to December 31, 2007 are $15,138,000 (2008), $17,145,000 (2009), $10,152,000 (2010), $5,159,000 (2011), $167,000 (2012), $6,820,000 thereafter. $3,110,553 of the Bank’s investments, and the bank’s mortgage loan portfolio are pledged to secure FHLB borrowings.

(13)	Postretirement Benefit Plans

MPB has an unfunded noncontributory defined benefit plan for directors. The plan provides defined benefits based on years of service.

MPB also has other postretirement benefit plans covering full-time employees. These health care and life insurance plans are noncontributory.

The significant aspects of each plan are as follows:

(a)	Health Insurance

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

For full-time employees who retire after at least 20 years of service, MPB will provide term life insurance. The amount of coverage prior to age 65 will be three times the participant's annual salary at retirement or $50,000, whichever is less. After age 65, the life insurance coverage amount will decrease by 10% per year, subject to a minimum amount of $2,000.

(c)	Directors’ Retirement Plan

MPB has an unfunded defined benefit retirement plan for directors with benefits based on years of service. The adoption of this plan generated unrecognized prior service cost of $274,000, which is being amortized based on the expected future years of service of active directors. The unamortized balance at December 31, 2007, was $222,000.

Health and Life

The following tables provide a reconciliation of the changes in the plan’s health and life insurance benefit obligations and fair value of plan assets for the years ended December 31, 2007 and 2006, and a statement of the funded status at December 31, 2007 and 2006:

		December 31,
(Dollars in thousands)		2007	2006
Change in benefit obligations:
Benefit obligations, January 1	$	624	720
Service cost		41	39
Interest cost		31	30
Actuarial loss (gain)		(48)	(146)
Benefit payments		(23)	(19)

Benefit obligations, December 31	$	625	624

Change in fair value of plan assets:
Fair value of plan assets, January 1	$	0	0
Employer contributions		23	19
Benefit payments		(23)	(19)

Fair value of plan assets, December 31	$	0	0

Funded status at year end	$	(625)	(624)

Amount recognized in the consolidated balance sheet at December 31, 2007 and 2006, is as follows:

(Dollars in thousands)		2007	2006
Accrued benefit liability	$	(625)	(624)

Amounts recognized in accumulated other comprehensive income consist of:		December 31,
		2007	2006
Net transition obligation, net of tax effects	$	49	58
Net gain, net of tax effects		(109)	(81)

The accumulated benefit obligation for health and life insurance plans was $625,000 and $624,000 at December 31, 2007 and 2006, respectively.

The estimated net actuarial gain and transition assets that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2008 are $5,100 and $14,727.

The components of net periodic postretirement benefit cost for 2007, 2006 and 2005 are as follows:

(Dollars in thousands)		2007	2006	2005
Service cost		$41	39	43
Interest cost		31	30	36
Amortization of transition obligation		15	15	15
Amortization of net (gain)		(7)	(4)	0

Net periodic postretirement benefit cost		$80	80	94

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2007 and 2006 are as follows:

Weighted-average assumptions:	2007	2006
Discount rate	6.00%	5.75%
Rate of compensation increase	5.00%	5.00%

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Weighted-average assumptions:
Discount rate	5.75%	5.50%	5.75%
Rate of compensation increase	5.00%	5.00%	5.00%

Assumed health care cost trend rates at December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Health care cost trend rate assumed for next year	9.00%	9.00%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2011	2010	2009

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

		One-Percentage Point
(Dollars in thousands)		Increase	Decrease
Effect on total of service and interest cost		$ 12	10
Effect on accumulated postretirement benefit obligation		73	62

MPB expects to contribute $25,940 to its life and health benefit plans in 2008.

Estimated Future Benefit Payments
1/1/2008 to 12/31/2008	$	25,940
1/1/2009 to 12/31/2009		31,242
1/1/2010 to 12/31/2010		26,781
1/1/2011 to 12/31/2011		31,918
1/1/2012 to 12/31/2012		22,279
1/1/2013 to 12/31/2017		220,485

Benefit obligations were measured as of December 31, 2007, for the postretirement benefit plan.

Retirement Plan

The following tables provide a reconciliation of the changes in the directors’ defined benefit plan’s benefit obligations and fair value of plan assets for the years ended December 31, 2007 and 2006 and a statement of the status at December 31, 2007 and 2006. This plan is unfunded:

(Dollars in thousands)	December 31,
	2007	2006
Change in benefit obligations:
Benefit obligations, January 1	$716	716
Service cost	26	19
Interest cost	60	37
Actuarial (gain) loss	27	(10)
Plan amendment	324	0
Change in assumptions	(6)	(11)
Benefit payments	(49)	(35)

Benefit obligations, December 31	$1,098	716

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)
Change in fair value of plan assets:	2007	2006
Fair value of plan assets, January 1	$0	0
Employer contributions	49	35
Benefit payments	(49)	(35)

Fair value of plan assets, December 31	$0	0

Funded status at year end	$(1,098)	(716)

Amounts recognized in the consolidated balance sheet at December 31, 2007 and 2006 are as follows:

(Dollars in thousands)	2007	2006

Accrued benefit liability	$(1,098)	(716)

Amounts recognized in accumulated other comprehensive income consist of:

	2007	2006
Net prior service cost, net of tax effect	$196	0
Net loss (gain), net of tax effect	11	(3)

The accumulated benefit obligation for the retirement plan was $785,000 at December 31, 2007 and $716,000 at December 31, 2006.

The estimated net actuarial gain and prior service costs that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2008 are $0 and $26,984.

The components of net periodic retirement cost for 2007, 2006 and 2005 are as follows:

(Dollars in thousands)	2007	2006	2005
Service cost	$26	20	26
Interest cost	59	37	41
Amortization of prior-service cost	27	0	26

Net periodic retirement cost	$112	57	93

Assumptions used in the measurement of MPB’s benefit obligations at December 31, 2007 and 2006 are as follows:

Weighted-average assumptions:	2007	2006
Discount rate	6.00%	5.75%
Change in consumer price index	3.50%	3.25%

Assumptions used in the measurement of MPB’s net periodic benefit cost for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Weighted-average assumptions:
Discount rate	5.75%	5.50%	5.75%
Change in consumer price index	3.25%	3.25%	3.00%

MPB expects to contribute $69,905 to its retirement plan in 2008.

Estimated Future Benefit Payments
1/1/2008 to 12/31/2008	$62,905
1/1/2009 to 12/31/2009	63,605
1/1/2010 to 12/31/2010	64,152
1/1/2011 to 12/31/2011	64,538
1/1/2012 to 12/31/2012	77,234
1/1/2013 to 12/31/2017	378,785

Plan benefit obligations were measured as of December 31, 2007 for the directors’ defined benefit plan.

The Bank is the owner and beneficiary of insurance policies on the lives of certain officers and directors which informally fund the retirement plan obligation. The aggregate cash surrender value of these policies was $2,882,000 and $2,942,000 at December 31, 2007 and 2006, respectively.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14)	Other Benefit Plans

(a)	Defined-Contribution Plan

The Bank has a funded contributory defined-contribution plan covering substantially all employees. The Bank’s contribution to the plan was $241,000 for 2007, $251,000 for 2006 and $277,000 for 2005.

(b)	Deferred Compensation Plans

The Bank has an executive deferred compensation plan which allows an executive officer to defer bonus compensation for a specified period in order to provide future retirement income. At December 31, 2007 and 2006, the Bank had accrued a liability of approximately $146,000 and $140,000, respectively, for this plan.

The Bank also has a directors’ deferred compensation plan which allows directors to defer receipt of fees for a specified period in order to provide future retirement income. At December 31, 2007 and 2006, the Bank had accrued a liability of approximately $321,000 and $274,000, respectively, for this plan.

(c)	Salary Continuation Agreement

The Bank maintains a Salary Continuation Agreement (Agreement) for an executive officer. The Agreement provides the executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. If the executive officer terminates employment before the normal retirement date for reasons other than death, the annual benefit payable will be based on the vesting schedule as defined in the Agreement. Upon death or a change in control of the Bank, the executive officer or his beneficiary is entitled to the full fixed annual benefits. At December 31, 2007 and 2006, the Bank has accrued a liability of approximately $261,000 and $232,000, respectively, for the Agreement.

The expense related to the Agreement was $29,000 for 2007, $37,000 for 2006 and $34,000 for 2005.

The Bank is the owner and beneficiary of an insurance policy on the life of the participating executive officer which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $964,000 and $930,000 at December 31, 2007 and 2006, respectively.

(d)	Employee Stock Ownership Plan

MPB has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the ESOP are made at the discretion of the Board of Directors. Total expense related to MPB’s contribution to the ESOP for 2007, 2006 and 2005 was $79,000, $94,000 and $139,000, respectively. The ESOP held 45,193 and 40,461 shares of MPB stock as of December 31, 2007 and December 31, 2006, respectively, all of which were allocated to plan participants. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share. Dividends paid on shares held by the ESOP are charged to retained earnings.

(e)	Other

At December 31, 2007 and 2006, the Bank had Split Dollar Life Insurance arrangements with one existing and one former executive for which the aggregate collateral assignment and cash surrender values are approximately $1,608,000 and $1,550,000, respectively.

(15)	Federal Income Taxes

The following temporary differences gave rise to the net deferred tax asset at December 31, 2007 and 2006:

(Dollars in thousands)	2007	2006
Deferred tax assets:
Allowance for loan losses	$1,475	1,270
Benefit plans	963	703
Nonaccrual interest	132	110
Core deposit intangible	47	15

Total	2,617	2,098

Deferred tax liabilities:
Depreciation	(116)	(149)
Loan fees	(134)	(117)
Bond accretion	(58)	(42)
Other items	(33)	(30)
Unrealized gain on securities	(223)	(150)

Total	(564)	(488)

Deferred tax asset, net	$2,053	1,610

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes consists of the following:

(Dollars in thousands)	2007	2006	2005
Currently payable	$1,821	1,886	1,773
Deferred	(427)	(262)	(173)

Total provision for income taxes	$1,394	1,624	1,600

A reconciliation of income tax at the statutory rate to MPB’s effective rate is as follows:

(Dollars in thousands)	2007	2006	2005
Provision at the expected statutory rate	$2,001	2,214	2,109
Effect of tax-exempt income	(601)	(643)	(533)
Nondeductible interest	81	66	39
Other items	(87)	(13)	(15)

Provision for income taxes	$1,394	1,624	1,600

(16)	Business Combination

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

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

(Dollars in thousands)	2006
Cash	$ 445
Loans	16,307
Accrued interest receivable	89
Property, plant and equipment	2,826
Goodwill	757
Core deposit intangible	232
Other assets	14

Total Assets Acquired	$ 20,670

Deposits	$ 27,193
Accrued interest payable	111
Other liabilities	21

Total Liabilities Assumed	27,325

Net Liabilities Assumed	$ 6,655

(17)	Core Deposit Intangible

A summary of core deposit intangible is as follows at December 31, 2007.

(Dollars in thousands)	2004 Acquisition	2006 Acquisition	Total
Gross carrying amount	$291	232	523
Less accumulated amortization	(129)	(31)	(160)

Net carrying amount	$162	201	363

The core deposit intangibles for the acquisitions are being amortized over the weighted average useful life of 8 years, with no estimated residual value.

Amortization expense amounted to $66,000 in 2007 and $39,000 in 2006.

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

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

			Capital Adequacy
(Dollars in thousands)	Actual:		Minimum Capital Required:		To Be Well-Capitalized Under Prompt Corrective Action Provisions:
As of December 31, 2007:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier I Capital (to Average Assets)	$38,591	7.6%	20,115	4.0%	25,144	5.0%
Tier I Capital (to Risk Weighted Assets)	38,591	9.4	16,303	4.0	24,454	6.0
Total Capital (to Risk Weighted Assets)	43,381	10.6	32,605	8.0	40,753	10.0

As of December 31, 2006:
Tier I Capital (to Average Assets)	$36,833	7.9%	18,677	4.0%	23,346	5.0%
Tier I Capital (to Risk Weighted Assets)	36,833	9.4	15,610	4.0	23,414	6.0
Total Capital (to Risk Weighted Assets)	41,020	10.5	31,219	8.0	39,024	10.0

As of December 31, 2007, the Bank’s capital ratios are in excess of the minimum and well-capitalized guidelines and MPB’s capital ratios are in excess of the Bank’s capital ratios.

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

As of December 31, 2007, commitments to extend credit amounted to $88,148,000 and financial standby letters of credit amounted to $11,480,000.

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

As of December 31, 2007, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank’s business activity is with customers located in Central Pennsylvania, specifically within the Bank’s trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and Hampden Township in Cumberland County.

The Bank’s highest concentrations of credit are in the areas of apartment building financing and hotel/motel lodging financings. Outstanding credit to these sectors amounted to $34,839,000 or 9.3% and $30,634,000 or 8.2%, respectively, of net loans outstanding as of December 31, 2007.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20)  Commitments and Contingencies

Operating Lease:

In April 2005, MPB entered into a non-cancelable operating lease agreement to lease approximately 2,500 square feet of office space in the downtown Harrisburg area, with the initial term extending through March 2010. MPB has the option to renew this lease for two additional five-year periods. MPB also has a lease on its Halifax office, which currently runs through January of 2009.

Minimum future rental payments under this operating lease as of December 31, 2007, for each of the next 3 years and in the aggregate are:

2008	$88,094
2009	66,634
2010	23,100

$177,828

Litigation:

MPB is subject to lawsuits and claims arising out of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of MPB.

(21)  Parent Company Statements

The condensed balance sheet, statement of income and statement of cash flows for Mid Penn Bancorp, Inc., parent only, are presented below:

CONDENSED BALANCE SHEET December 31, 2007 and 2006 (Dollars in thousands)	2007	2006

ASSETS
Cash	$152	277
Investment in Subsidiaries	40,292	38,808

Total Assets	$40,444	39,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ Equity	$41,584	39,719
Less Treasury Stock	(1,140)	(634)

Total Liabilities and Equity	$40,444	39,085

CONDENSED STATEMENT OF INCOME
For Years Ended December 31, 2007, 2006 and 2005

(Dollars in thousands)	2007	2006	2005
Dividends from Subsidiaries	$3,224	2,864	2,643
Other Income from Subsidiaries	37	61	47
Undistributed Earnings of Subsidiaries	1,517	2,134	2,051
Other Expenses	(107)	(171)	(138)

Net Income	$4,671	4,888	4,603

CONDENSED STATEMENT OF CASH FLOWS For Years Ended December 31, 2007, 2006 and 2005 (Dollars in thousands)
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,671	4,888	4,603
Undistributed Earnings of Subsidiaries	(1,517)	(2,134)	(2,051)

Net Cash Provided By Operating Activities	3,154	2,754	2,552

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(2,773)	(2,652)	(2,552)
Purchase of Treasury Stock	(506)	(98)	0

Net Cash Used In Financing Activities	(3,279)	(2,750)	(2,552)

Net (Decrease) Increase in Cash	(125)	4	0
Cash at Beginning of Period	277	273	273

Cash at End of Period	$152	277	273

(22)	Fair Value of Financial Instruments

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

Accrued interest:

The carrying amounts of accrued interest approximates their fair values. The following table summarizes the book value and fair value of financial instruments at December 31, 2007 and 2006.

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)	December 31, 2007		December 31, 2006
Financial assets:	Book Value	Fair Value	Book Value	Fair Value
Cash and due from banks	$10,599	10,599	9,498	9,498
Interest-bearing balances	46,830	46,830	46,921	46,921
Investment securities	54,072	54,072	57,261	57,261
Net loans	372,338	382,254	354,386	355,155

	December 31, 2007		December 31, 2006
(Dollars in thousands) Financial liabilities:	Book Value	Fair Value	Book Value	Fair Value
Deposits	$372,817	377,919	364,226	364,110
Short-term borrowings	37,349	37,349	24,275	24,275
Accrued interest	1,990	1,990	1,912	1,912
Long-term debt	54,581	56,524	59,713	60,042
Off-balance sheet financial instruments:
Commitments to extend credit	$88,148	88,148	75,051	75,051
Financial standby letters of credit	11,480	11,480	11,163	11,163

(23)	Common Stock

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

In September of 2005, Mid Penn Bancorp’s Board of Directors approved a Stock Repurchase Program under which the Corporation could buy back up to 250,000 shares of Mid Penn Bancorp Common Stock. Through December 31, 2007, 24,650 shares have been repurchased at an average price of $24.44 per share.

(24)	Summary of Quarterly Consolidated Financial Data (Unaudited)

The following table presents summarized quarterly financial data for 2007, 2006 and 2005.

(Dollars in Thousands, Except Per Share Data)	2007 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$7,705	7,780	7,950	8,010
Interest Expense	3,727	3,766	3,892	3,954

Net Interest Income	3,978	4,014	4,058	4,056
Provision for Loan Losses	75	125	175	550

Net Interest Income After Provision for Loan Losses	3,903	3,889	3,883	3,506
Other Income	837	836	749	1,029
Securities Gains	0	0	0	0
Gain on Sale of Loans	0	21	0	0
Other Expenses	3,291	3,190	3,050	3,057

Income Before Income Tax Provision	1,449	1,556	1,582	1,478
Income Tax Provision	365	377	372	280

Net Income	$1,084	1,179	1,210	1,198

Earnings Per Share	$.32	.34	.35	.33

MID PENN BANCORP, INC.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, Except Per Share Data)	2006 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$6,580	6,962	7,104	7,568
Interest Expense	2,807	3,071	3,290	3,564

Net Interest Income	3,773	3,891	3,814	4,004
Provision for Loan Losses	135	225	75	300

Net Interest Income After Provision for Loan Losses	3,638	3,666	3,739	3,704
Other Income	673	741	723	754
Securities Gains	0	0	33	0
Gain (Loss) on Sale of Other Real Estate	152	0	(21)	(27)
Other Expenses	2,914	2,895	2,785	2,669

Income Before Income Tax Provision	1,549	1,512	1,689	1,762
Income Tax Provision	394	395	447	388

Net Income	$1,155	1,117	1,242	1,374

Earnings Per Share	$.34	.33	.37	.42

(Dollars in Thousands, Except Per Share Data)	2005 Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
Interest Income	$5,348	5,663	5,982	6,301
Interest Expense	2,103	2,284	2,492	2,678

Net Interest Income	3,245	3,379	3,490	3,623
Provision (Credit) for Loan Losses	60	110	280	(225)

Net Interest Income After Provision (Credit) for Loan Losses	3,185	3,269	3,210	3,848
Other Income	732	686	817	698
Securities Gains	0	1	0	0
Gain on Sale of Loans	0	0	19	0
Other Expenses	2,540	2,621	2,527	2,574

Income Before Income Tax Provision	1,377	1,335	1,519	1,972
Income Tax Provision	360	333	387	520

Net Income	$1,017	1,002	1,132	1,452

Earnings Per Share	$.30	.30	.34	.43

(25)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities,” including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Corporation is currently evaluating the impact of the adoption of this pronouncement on its consolidated financial statements.

In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 (“EITF 06-10”), Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements. EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Corporation is currently evaluating the impact that the adoption of the EITF will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to establish a consistent framework for measuring fair value measurements. The provisions of SFAS 157 are effective beginning in 2008 and are not expected to have a material effect on its financial statements.

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

MPB earned net income of $4,671,000 for the year 2007, compared to $4,888,000 in 2006, which was a decrease of $397,000 or 4.4%. This represents net income in 2007 of $1.34 per share compared to $1.39 per share in 2006 and $1.31 per share in 2005.

Total assets of MPB continued to grow in 2007, reaching the level of $509,757,000, an increase of $18,063,000 or 3.7% over $491,694,000 at year end 2006. The majority of growth came from increases in commercial real estate loans in the Capital Region. These increases were funded primarily through growth in deposits, along with increased short-term borrowings.

MPB continued to achieve a solid return on average shareholders’ equity, (ROE), a widely recognized performance indicator in the financial industry. The ROE was 11.84% in 2007, 12.93% in 2006 and 12.87% in 2005. Return on average assets (ROA), another performance indicator, was 0.94% in 2007, 1.08% in 2006 and 1.10% in 2005.

MPB maintained strong fundamental performance in 2007 despite intense local rate competition, general economic slowing and credit issues throughout the banking industry as a whole. Even though MPB spent more on marketing and business development in 2007 than in past years, growth in loans and deposits in its market was very difficult. Two direct competitors of the bank were being acquired through mergers and were offering very aggressive rates, particularly on deposits. Consequently, management decided not to pursue an aggressive growth strategy during the year and turned to wholesale funding and short-term borrowings to fund its slower asset growth. MPB did not participate in subprime lending and hence faired better than many banks in the industry who were faced with problems associated with these lending practices during 2007.

The Bank’s tier one capital (to risk weighted assets) of $38,591,000 or 9.4% and total capital (to risk weighted assets) of $43,381,000 or 10.6% at December 31, 2007, are above the regulatory requirement, which is 4% for tier one capital and 8% for total capital. Tier one capital consists primarily of the bank’s stockholders’ equity. Total capital includes qualifying subordinated debt, if any, and the allowance for loan and lease losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

In September 2007, MPB opened a new office located at 2101 Market Street in Camp Hill, Cumberland County.

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

During 2007, net interest income increased $623,000 or 4.0% as compared to an increase of $1,745,000 or 12.7% in 2006. The average balances, effective interest differential, and interest yields for the years ended December 31, 2007, 2006, and 2005 and the components of net interest income, are presented in Table 1. A comparative presentation of the changes in net interest income for 2007 compared to 2006, and 2006 compared to 2005, is given in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

The yield on earning assets increased to 6.99% in 2007 from 6.80% in 2006. The yield on earning assets for 2005 was 6.10%. The change in the yield on earning assets was due primarily to changes in market interest rates and extreme rate competition within our market. The average “prime rate” for 2007 was 8.06% as compared to 7.96% for 2006 and 6.19% for 2005.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest expense increased by $2,607,000 or 20.5% in 2007 as compared to $3,175,000 or 33.2% in 2006.

Net interest margin, on a tax equivalent basis, influenced by fluctuations in interest rates in 2007 was 3.68% compared to 3.82% in 2006 and 3.67% in 2005. Management continues to closely monitor the net interest margin.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

FOR YEAR ENDED DECEMBER 31, 2007

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$46,900	2,546	5.43%
Investment Securities:
Taxable	25,043	1,150	4.59%
Tax-Exempt	29,726	2,062	6.94%

Total Investment Securities	54,769

Federal Funds Sold	624	33	5.29%
Loans and Leases, Net	361,324	26,592	7.36%

Total Earning Assets	463,617	32,383	6.99%

Cash and Due from Banks	7,559
Other Assets	25,012

Total Assets	$496,188

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$35,048	144	0.41%
Money Market	63,927	2,208	3.45%
Savings	25,513	72	0.28%
Time	203,671	9,006	4.42%
Short-term Borrowings	22,528	1,049	4.66%
Long-term Debt	56,908	2,860	5.03%

Total Interest Bearing Liabilities	407,595	15,339	3.76%

Demand Deposits	44,021
Other Liabilities	5,734
Stockholders’ Equity	38,838

Total Liabilities and Stockholders’ Equity	$496,188

Net Interest Income		$17,044

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			6.99%
Rate on Supporting Liabilities			3.31%
Average Interest Spread			3.22%

Net Interest Margin			3.68%

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

    TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

    INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

    FOR YEAR ENDED DECEMBER 31, 2006

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:
Interest Bearing Balances	$46,038	$2,225	4.83%
Investment Securities:
Taxable	27,343	1,218	4.45%
Tax-Exempt	28,402	1,950	6.87%

Total Investment Securities	55,745

Federal Funds Sold	564	29	5.14%
Loans and Leases, Net	324,720	23,598	7.27%

Total Earning Assets	427,067	29,020	6.80%

Cash and Due from Banks	7,000
Other Assets	19,100

Total Assets	$453,167

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$31,877	90	0.28%
Money Market	60,968	1,898	3.11%
Savings	24,772	61	0.25%
Time	172,792	6,819	3.95%
Short-term Borrowings	14,937	686	4.59%
Long-term Debt	63,329	3,178	5.02%

Total Interest Bearing Liabilities	368,675	12,732	3.45%

Demand Deposits	43,161
Other Liabilities	3,527
Stockholders’ Equity	37,804

Total Liabilities and Stockholders’ Equity	$453,167

Net Interest Income		$16,288

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			6.80%
Rate on Supporting Liabilities			2.98%
Average Interest Spread			3.35%

Net Interest Margin			3.82%

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

    TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS (cont’d)

    INCOME AND RATES ON A TAXABLE EQUIVALENT BASIS

    FOR YEAR ENDED DECEMBER 31, 2005

(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Rates Earned/Paid
ASSETS:

Interest Bearing Balances	$58,735	$2,067	3.52%
Investment Securities:
Taxable	23,081	893	3.87%
Tax-Exempt	22,866	1,561	6.83%

Total Investment Securities	45,947

Federal Funds Sold	1,623	53	3.27%
Loans and Leases, Net	287,185	19,427	6.76%

Total Earning Assets	393,490	24,001	6.10%

Cash and Due from Banks	6,940
Other Assets	18,218

Total Assets	$418,648

LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$32,507	58	0.18%
Money Market	50,913	1,073	2.11%
Savings	28,179	69	0.24%
Time	158,935	5,321	3.35%
Short-term Borrowings	7,498	203	2.71%
Long-term Debt	59,021	2,833	4.80%

Total Interest Bearing Liabilities	337,053	9,557	2.84%

Demand Deposits	41,484
Other Liabilities	4,332
Stockholders’ Equity	35,779

Total Liabilities and Stockholders’ Equity	$418,648

Net Interest Income		$14,444

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			6.10%
Rate on Supporting Liabilities			2.43%
Average Interest Spread			3.26%

Net Interest Margin			3.67%

Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

Loan fees of $604,000, $748,000 and $492,000 are included with interest income in Table 1 for the years 2007, 2006 and 2005, respectively.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Dollars in thousands)

	2007 Compared to 2006 Increase (Decrease) Due to Change In:			2006 Compared to 2005 Increase (Decrease) Due to Change In:

Taxable Equivalent Basis	Volume	Rate	Net	Volume	Rate	Net
INTEREST INCOME:
Interest Bearing Balances	$42	279	321	(447)	605	158
Investment Securities:
Taxable	(102)	34	(68)	165	160	325
Tax-Exempt	91	21	112	378	11	389

Total Investment Securities	(11)	55	44	543	171	714

Federal Funds Sold	3	1	4	(35)	11	(24)
Loans and Leases, Net	2,661	333	2,994	2,537	1,634	4,171

Total Interest Income	2,695	668	3,363	2,598	2,421	5,019

INTEREST EXPENSE:
Interest Bearing Deposits:
NOW	9	45	54	(1)	33	32
Money Market	92	218	310	212	613	825
Savings	2	9	11	(8)	0	(8)
Time	1,220	967	2,187	464	1,034	1,498

Total Interest Bearing Deposits	1,323	1,239	2,562	667	1,680	2,347
Short-term Borrowings	348	15	363	202	281	483
Long-term Debt	(322)	4	(318)	207	138	345

Total Interest Expense	1,349	1,258	2,607	1,076	2,099	3,175

NET INTEREST INCOME	$1,346	(590)	756	1,522	322	1,844

The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

Provision for Loan and Lease Losses

The provision for loan and lease losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for possible loan and lease losses. Following its model for loan and lease loss allowance adequacy, management made a $925,000 provision in 2007 as well as a provision of $735,000 in 2006 and $225,000 in 2005. The allowance for loan and lease losses as a percentage of total loans was 1.27% at December 31, 2007, compared to 1.17% at December 31, 2006 and 1.18% at December 31, 2005, which has been higher than that of peer financial institutions due to MPB’s higher level of loans to finance commercial real estate. The higher 2007 provision was due to downgrades in several commercial loan classifications and the reclassification of a large lease relationship into non-accrual status. The loans purchased through the Omega branch acquisition, currently $9.6 million in total, were recorded in December 2006 at fair value with no related allowance for loan losses. These loans were not included in the adequacy model in December of 2006. A summary of charge-offs and recoveries of loans and leases is presented in Table 3.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

(Dollars in thousands)

	Years ended December 31,
	2007	2006	2005	2004	2003
Balance, beginning of year	$4,187	3,704	3,643	2,992	3,051

Loans and leases charged-off:
Commercial real estate, construction and land development	0	17	32	25	171
Commercial, industrial and agricultural	100	158	29	10	140
Real estate-residential	0	0	0	8	0
Consumer	231	134	138	78	98
Leases	129	0	0	0	0

Total loans and leases charged-off	460	309	199	121	409

Recoveries on loans and leases previously charged-off:
Commercial real estate, construction and land development	0	0	0	0	0
Commercial, industrial and agricultural	5	3	12	8	14
Real estate-residential	0	0	0	0	0
Consumer	49	54	23	39	46
Leases	84	0	0	0	0

Total loans and leases recovered	138	57	35	47	60

Net charge-offs	322	252	164	74	349

Provision for loan and lease losses	925	735	225	725	290

Balance, end of year	$4,790	4,187	3,704	3,643	2,992

Ratio of net charge-offs during the year to average loans and leases outstanding during the year, net of unearned discount	.09%	.08%	.06%	.03%	.14%

Allowance for loan and lease losses as a percentage of total loans and leases on 12/31/07	1.27%	1.17%	1.18%	1.30%	1.28%

Noninterest Income

During 2007, MPB earned $3,481,000 in noninterest income, compared to $3,028,000 earned in 2006 and $2,953,000 earned in 2005.

Non-interest income in 2007 includes $180,000 of death benefit on bank owned life insurance (BOLI) recognized upon the death of a retired director who passed away late in 2007.

Service charges on deposit accounts amounted to $1,499,000 for 2007, an increase of $123,000 or 8.93% compared to $1,376,000 for 2006, which was an increase of $28,000 or 2.1% above 2005. The majority of this increase is attributed to the addition of three new branches in Middletown, Steelton, and Camp Hill.

MPB owns cash surrender value of life insurance policies on its directors. The income on these policies amounted to $271,000 during the year 2007, $219,000 in 2006 and $222,000 in 2005.

Trust department income for 2007 was $319,000, a $61,000 or 23.6% increase from $258,000 in 2006, which was a $54,000 or 17.3% decrease from $312,000 in 2005. Trust Department income can fluctuate from year to year, due to the number of estates being settled during the year.

MPB also earned $155,000 in 2007, $112,000 in 2006, and $70,000 in 2005 in fees from the third-party seller of investments whose services the Bank has contracted. Other income amounted to $512,000 in 2007, $498,000 in 2006 and $578,000 in 2005.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Noninterest Expense

A summary of the major components of noninterest expense for the years ended December 31, 2007, 2006 and 2005 is reflected in Table 4. Noninterest expense increased to $12,596,000 in 2007 from $11,263,000 in 2006 and $10,262,000 in 2005. The major component of noninterest expense is salaries and employee benefits. The number of full-time equivalent employees increased from 133 to 143 during 2007. Increases in the 2007 workforce included the purchase and addition of the two Omega Bank branches and the Camp Hill branch. Marketing and advertising expense increased from $255,000 in 2006 to $403,000 in 2007, which is attributed to the promotions for the three new offices as well as advertising and promotional activity aimed at attracting customers in light of the mergers of two direct competitors. Occupancy and equipment expenses also increased in 2007 due to the addition of the three new offices, and the relocation of our Elizabethville office. CDI expense is the amortization expense over 8 years of the core deposit intangible resulting from acquistions. With the 2006 Omega branch acquisition the CDI expense increased from $39,000 in 2006 to $131,000 in 2007.

Another significant expense in 2007 was the continuing cost of complying with Section 404 of the Sarbanes-Oxley Act.

TABLE 4: NONINTEREST EXPENSE

(Dollars in thousands)

	Years ended December 31,
	2007	2006	2005
Salaries and employee benefits	$6,582	6,023	5,662
Occupancy expense, net	868	622	594
Equipment expense	1,064	838	734
Pennsylvania bank shares tax expense	329	286	259
Legal and professional expense	705	733	540
Early withdrawal penalty on investment CDs	0	191	0
Marketing and advertising expense	403	255	298
ATM and debit card processing expense	199	148	196
Director fees and benefits expense	294	241	221
Computer expense	434	378	308
Stationery and supplies expense	255	231	222
Trust department expense	54	57	41
Postage expense	152	139	149
Leasing department expense	32	12	18
Meals, travel, and lodging expense	111	90	76
Donation expense	97	60	60
Internet banking expense	88	59	42
Courier expense	107	92	81
Insurance expense	59	65	57
Telephone	30	85	91
CDI expense	131	39	36
Dues and subscriptions expense	65	56	43
Ongoing education expense	80	72	39
Service charge expense	88	76	80
Overdraft insurance losses	44	37	40
Credit report expense	64	55	57
Other	261	323	318

Total Noninterest Expense	$12,596	11,263	10,262

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

As of December 31, 2007, SFAS No. 115 (the marking of securities to market value) resulted in an increase in shareholders’ equity of $434,000 (unrealized gain on securities of $657,000 less estimated income tax expense of $223,000). At December 31, 2006, SFAS No. 115 resulted in an increase in the unrealized gain included in other comprehensive income of $291,000 (unrealized gain on securities of $441,000 less estimated income tax expense of $150,000) compared to a December 31, 2005 increase in the unrealized gain included in other comprehensive income of $231,000 (unrealized gain on securities of $352,000, less estimated income tax expense of $121,000). MPB does not have any significant concentrations within investment securities.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 5 provides a history of the amortized cost of investment securities at December 31, for each of the past three years. The unrealized gains and losses on investment securities are shown in Note 6 to the Consolidated Financial Statements.

TABLE 5: AMORTIZED COST OF INVESTMENT SECURITIES

(Dollars in thousands)	December 31,
	2007	2006	2005
. S. Treasury and U.S. government agencies	$12,044	15,015	14,999
Mortgage-backed U.S. government agencies	6,862	9,041	8,112
State and political subdivision obligations	30,437	29,050	24,162
Restricted equity securities	4,072	3,713	3,253

Total	$53,415	56,819	50,526

Loans

At December 31, 2007, net loans totaled $372,338,000, a $17,952,000 or 5.0% increase from December 31, 2006. During 2007, MPB experienced a net increase in commercial real estate and commercial/industrial loans of approximately $14,020,000, the majority of which was generated in the greater Capital (Harrisburg) Region.

The current environment in lending was extremely competitive with financial institutions aggressively pursuing potential borrowers with very competitive rates. At December 31, 2007, loans, net of unearned income, represented 77.9% of earning assets as compared to 76.1% on December 31, 2006 and 73.7% on December 31, 2005.

The Bank’s loan portfolio is diversified among individuals, farmers, and small and medium-sized businesses generally located within the Bank’s trading area of Dauphin County, lower Northumberland County, western Schuylkill County and eastern Cumberland County. Commercial real estate, construction and land development loans are collateralized mainly by mortgages on the income-producing real estate or land involved. Commercial, industrial and agricultural loans are made to business entities and may be secured by business assets, including commercial real estate, or may be unsecured. Residential real estate loans are secured by liens on the residential property. Consumer loans include installment loans, lines of credit and home equity loans. The Bank has no concentration of credit to any one borrower or group of related borrowers. The only concentration is in loans secured by real estate.

A distribution of the Bank’s loan portfolio according to major loan classification is shown in Table 6

TABLE 6: LOAN PORTFOLIO

(Dollars in thousands)	December 31,
	2007		2006		2005		2004		2003
	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
Commercial real estate, construction and land development	$229,766	60.7%	226,663	63.0%	219,385	70.0%	195,549	69.6%	154,296	66.5%
Commercial, industrial and agricultural	59,702	15.8	48,785	13.5	31,368	10.0	30,940	11.0	25,567	11.0
Real estate-residential	70,872	18.7	63,141	17.5	44,688	14.3	43,914	15.6	43,384	18.7
Consumer	18,401	4.8	21,747	6.0	17,982	5.7	10,680	3.8	10,380	3.8

Total Loans	378,741	100	360,336	100	313,423	100	281,083	100	233,627	100

Unearned income	(1,613)		(1,763)		(1,586)		(1,536)		(1,549)

Loans net of unearned discount	377,128		358,573		311,837		279,547		232,078
Allowance for loan and lease losses	(4,790)		(4,187)		(3,704)		(3,643)		(2,992)

Net Loans	$372,338		354,386		308,133		275,904		229,086

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is maintained at a level believed adequate by Management to absorb potential losses in the loan and lease portfolio. MPB has a loan review department that is charged with establishing a “watch list” of potentially unsound loans, identifying unsound credit practices and suggesting corrective actions. A quarterly review and reporting process is in place for monitoring those loans that are on the “watch list.” Each credit on the “watch list” is evaluated to estimate potential losses. In addition, loss estimates for each category of credit are provided based on Management's judgment which considers past experience, current economic conditions and other factors. For installment, real estate mortgages and other consumer loans, specific reserve allocations are based on past loss experience adjusted for recent portfolio growth and economic trends.

Calculated amounts resulting from this analysis are “specific” allocations. The amounts not specifically provided for individual classes of loans are considered “general.” The general portion of the allowance is determined and based on judgments regarding economic lending conditions, management trends and other factors.

The 2007 provision of $925,000 is an increase of $190,000 over the $735,000 provision in 2006. The larger provision is reflective of the increase in non-performing and classified loans and leases, primarily due to deteriorating economic conditions and the continuing decline of the real estate market. In addition, of particular note, is the potential exposure in one leasing relationship. The 2005 provision of $225,000 reflected the removal from the “watch list” of a significant loan relationship, thus reducing overall provisions in 2005.

The allocation of the allowance for loan and lease losses among the major classifications is shown in Table 7 as of December 31 of each of the past five years. The allowance for loan and lease losses at December 31, 2007 was $4,790,000 or 1.27% of total loans less unearned discount as compared to $4,187,000 or 1.17% at December 31, 2006 and $3,704,000 or 1.19% at December 31, 2005.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

(Dollars in thousands)	December 31,
	2007	2006	2005	2004	2003
Commercial real estate, construction and land development	$2,908	2,462	2,037	2,368	1,938
Commercial, industrial and agricultural	1,607	1,515	1,481	1,093	954
Real estate-residential	75	54	52	65	20
Consumer	148	124	110	83	65
General	52	32	24	34	15

Total Loans and Leases	$4,790	4,187	3,704	3,643	2,992

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

Consumer loans are generally recommended for charge-off when they become 120 days delinquent. All 1-4 family residential mortgages 90 days or more past due are reviewed quarterly by Management, and collection decisions are made in light of the analysis of each individual loan. The amount of consumer and residential mortgage loans past due 90 days or more at year-end was $916,000, $586,000 and $892,000 in 2007, 2006 and 2005, respectively.

A presentation of nonperforming assets as of December 31 for each of the past five years is given in Table 8. Nonperforming assets at December 31, 2007, totaled $7,343,000 or 1.44% of total assets compared to $2,434,000 or 0.50% of total assets in 2006 and $3,317,000 or 0.76% of total assets in 2005. At December 31, 2007, there were three parcels of commercial real estate in Other Real Estate Owned and three lease repossessions in Other Assets-Repossessed Property. The foreclosed assets held for sale at December 31, 2006, consisted of two parcels of commercial real estate and one residential property.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 8: NONPERFORMING ASSETS

(Dollars in thousands)		December 31,
	2007	2006	2005	2004	2003
Nonaccrual loans	$4,317	1,293	1,773	873	984
Past due 90 days or more	2,439	995	1,086	397	666
Restructured loans	0	0	0	0	0

Total nonperforming loans	6,756	2,288	2,859	1,270	1,650
Foreclosed assets held for sale	587	146	458	505	1,117

Total nonperforming assets	$7,343	2,434	3,317	1,775	2,767

Percent of loans outstanding	1.94%	0.68%	1.06%	0.63%	1.18%
Percent of total assets	1.44%	0.50%	0.76%	0.44%	0.74%

There are no trends or uncertainties related to nonperforming assets, which Management expects will materially impact future operating results, liquidity or capital resources.

Deposits and Other Funding Sources

MPB’s primary source of funds is its deposits. Deposits at December 31, 2007, increased by $8,591,000 or 2.4% over December 31, 2006, which increased by $38,952,000 or 12.0% over December 31, 2005. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2007, 2006, and 2005 are presented in Table 9.

Average short-term borrowings for 2007 were $22,528,000 as compared to $14,937,000 in 2006. These borrowings included customer repurchase agreements, treasury tax and loan option borrowings and federal funds purchased. One five- million dollar long-term borrowing matured in 2007, while no new long-term borrowings were entered into during the year.

At December 31, 2007, the Bank held $49,757,000 in funds from brokered deposits. Due to the competitive local deposit environment, the Bank added a net of $10 million in brokered deposits in 2007 and $10 million in 2006.

TABLE 9: DEPOSITS BY MAJOR CLASSIFICATION

(Dollars in thousands)	Years ended December 31,
	2007		2006		2005
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$44,021	0.00%	43,161	0.00%	41,484	0.00%
Interest-bearing demand deposits	35,048	0.41%	31,877	0.28%	32,507	0.18%
Money market	63,927	3.45%	60,968	3.11%	50,913	2.11%
Savings	25,513	0.28%	24,772	0.25%	28,179	0.24%
Time	203,671	4.42%	172,792	3.95%	158,935	3.35%

Total	$372,180	3.07%	333,570	2.66%	312,018	2.09%

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

Capital growth is achieved by retaining more in earnings than is paid out to our stockholders. Stockholders’ equity increased in 2007 by $1,359,000 or 3.5%, in 2006 by $2,224,000 or 6.0%, and by $1,589,000 or 4.5% in 2005.

MPB’s normal dividend payout allows for quarterly cash returns to its stockholders and provides earnings retention at a level sufficient to finance future growth. The dividend payout ratio, which represents the percentage of annual net income returned to the stockholders in the form of cash dividends, was 60% for 2007 compared to 55% for 2006 and 56% for 2005.

At December 31, 2007, 43,706 shares of MPB’s common stock have been purchased back by MPB, and are held as treasury stock.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Federal Income Taxes

Federal income tax expense for 2007 was $1,394,000 compared to $1,624,000 and $1,600,000 in 2006 and 2005, respectively. The effective tax rate was 23% for 2007, 25% for 2006 and 26% for 2005.

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

Major sources of cash in 2007 came from operations and a net increase in deposits of $8,591,000, as well as an increase in short-term borrowings of $13,074,000. Another major source of funds were proceeds from the maturity of investment securities of $9,864,000.

The major use of cash in 2007 was a net increase in loans of $18,936,000. Other major uses of cash included the purchase of investment securities of $6,430,000 and the purchase of bank premises and equipment of $1,885,000.

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

The major use of cash in 2006 was funding strong loan demand. Net loans increased $29,946,000, excluding the loans received as part of the Omega Branch acquisition. Another major use of funds was an increase in investment securities of $6,383,000, as funds were moved out of lower yielding interest-bearing balances.

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

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 10: INVESTMENT MATURITY AND YIELD

(Dollars in thousands)		December 31, 2007
	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
U.S. Treasury and U.S. government agencies	$3,499	3,026	5,036	502	12,063
State and political subdivision obligations	400	4,443	13,366	12,879	31,088
Mortgage-backed U.S. government agencies	0	31	24	6,802	6,857
Equity securities	0	0	0	4,064	4,064

Total	$3,899	7,500	18,426	24,247	54,072

	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
Weighted Average Yields
U.S. Treasury and U.S. government agencies	4.65	4.47	4.17	5.00	4.42
State and political subdivision obligations (FTE)	7.06	7.26	6.60	6.38	6.61
Mortgage-backed U.S. government agencies	0	6.50	5.53	5.02	5.02
Equity securities	0	0	0	5.91	5.91

Total	4.90	6.13	5.93	5.89	5.86

TABLE 11: LOAN MATURITY AND INTEREST SENSITIVITY
(Dollars in thousands)	December 31, 2007
	One Year and Less	After One Year thru Five Years	After Five Years	Total
Commercial, real estate, construction and land development	$71,017	136,692	22,057	229,766
Commercial, industrial and agricultural	26,108	23,699	9,895	59,702
Real estate-residential mortgages	20,249	33,716	16,907	70,872
Consumer	9,130	6,267	1,391	16,788

Total Loans	$126,504	200,374	50,250	377,128

Rate Sensitivity
Predetermined rate	$21,735	54,473	44,309	120,517
Floating or adjustable rate	104,769	145,901	5,941	256,611

Total	$126,504	200,374	50,250	377,128

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 12: INTEREST RATE SENSITIVITY GAP

(Dollars in thousands)
(Average rates in percentages) (As of December 31, 2007)		Expected Maturity Year Ended December 31,
	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$33,963	10,590	1,287	891	99	0	46,830	46,830
Average interest rate	5.40	5.27	5.27	5.67	5.25	0	5.37
Debt securities	3,899	2,665	1,445	1,528	1,830	38,671	50,038	50,038
Average interest rate	4.90	4.50	6.86	6.56	7.58	5.84	5.86
Adjustable rate loans	104,769	37,199	35,063	35,383	38,254	5,941	256,609	256,609
Average interest rate	7.38	6.54	6.67	7.08	7.45	6.36	7.10
Fixed rate loans	21,735	16,128	12,356	13,116	12,873	44,309	120,517	130,435
Average interest rate	6.86	6.72	7.35	6.12	7.33	7.02	7.00

Total	$164,366	66,582	50,151	50,918	53,056	88,921	473,994	483,912

Interest liabilities:
Variable rate savings and transaction accounts	$77,964	0	0	0	0	92,581	170,545	170,545
Average interest rate	2.73	-	-	-	-	0.18	1.35
Certificates of deposit and IRAs	98,283	40,863	26,752	17,307	16,201	2,866	202,272	207,157
Average interest rate	4.44	4.38	4.61	5.17	4.91	4.23	4.55
Short term borrowings	37,349	0	0	0	0	0	37,349	37,349
Average interest rate	3.90	-	-	-	-	-	3.90
Long term fixed rate borrowings	15,138	17,145	10,152	5,159	167	6,820	54,581	55,931
Average interest rate	3.56	4.64	6.50	5.13	4.61	4.61	4.78

Total	$228,734	58,008	36,904	22,466	16,368	102,267	464,747	470,982

Rate sensitive gap:
Periodic gap	$(64,368)	8,574	13,247	28,452	36,688	(13,346)
Cumulative gap	$(64,368)	(55,794)	(42,547)	(14,095)	22,593	9,247
Cumulative gap as a percentage of total assets	-12.6%	-10.9%	-8.3%	-2.8%	+4.4%	+1.8%

(Dollars in thousands) (As of December 31, 2006)		Expected Maturity Year Ended December 31,
	2007	2008	2009	2010	2011	Thereafter	Total	Fair Value
Assets:
Interest bearing balances	$31,197	9,788	4,748	297	891	0	46,921	46,921
Average interest rate	5.41	5.39	5.39	5.35	5.67	-	5.41
Debt securities	2,451	3,869	2,719	2,592	1,522	44,108	57,261	57,261
Average interest rate	4.47	4.38	4.58	6.15	6.10	5.63	5.64
Adjustable rate loans	90,866	31,003	38,069	34,321	28,320	2,870	225,449	225,449
Average interest rate	8.19	6.26	6.50	6.50	7.13	6.03	7.22
Fixed rate loans	18,483	8,660	15,743	7,835	15,928	68,238	134,887	135,656
Average interest rate	7.15	6.50	6.70	7.04	6.82	6.90	6.88

Total	$142,997	53,320	61,279	45,045	46,661	115,216	464,518	465,287

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 12: INTEREST RATE SENSITIVITY GAP (cont’d)

(Dollars in thousands) (As of December 31, 2006)		Expected Maturity Year Ended December 31,
	2007	2008	2009	2010	2011	Thereafter	Total	Fair Value
Interest liabilities:
Variable rate savings and transaction accounts	$74,236	0	0	0	0	87,876	162,112	162,599
Average interest rate	2.81	-	-	-	-	0.10	1.34
Certificates of deposit and IRAs	102,971	42,810	18,464	18,378	16,326	3,165	202,114	201,997
Average interest rate	4.18	4.48	3.92	4.27	5.22	4.14	4.33
Short term borrowings	24,275	0	0	0	0	0	24,275	24,275
Average interest rate	4.91	-	-	-	-	-	4.91
Long term fixed rate borrowings	5,131	15,138	12,145	10,152	5,159	11,988	59,713	60,042
Average interest rate	3.71%	3.56	4.64	6.50	5.13	4.61	4.69	9.99

Total	$206,613	57,948	30,609	28,530	21,485	103,029	448,214	448,913

Rate sensitive gap:
Periodic gap	$(63,616)	(4,628)	30,670	16,515	25,176	12,187
Cumulative gap	$(63,616)	(68,244)	(37,574)	(21,059)	4,117	16,304
Cumulative gap as a percentage of total assets	-12.9%	-13.9%	-7.6%	-4.3%	+0.8%	+3.3%

During 2007, Management analyzed interest rate risk using the Profit Star Asset-Liability Management Model. Using the computerized model, Management reviews interest rate risk on a monthly basis. This analysis includes an earnings scenario whereby interest rates are increased by 200 basis points and another whereby they are decreased by 200 basis points. These scenarios indicate that there would not be a significant variance in net interest income at the one-year time frame due to interest rate changes; however, actual results could vary significantly from the calculations prepared by Management. At December 31, 2007, all interest rate risk levels according to our model were within the tolerance limits of Board approved policy. The model noted above utilized by Management to create the reports used for Table 12 makes various assumptions and estimates. Actual results could differ significantly from these estimates which would result in significant differences in cash flows. In addition, the table does not take into consideration changes which Management would make to realign its portfolio in the event of a changing rate environment.

TABLE 13: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)	December 31,
	2007	2006	2005
Three months or less	$8,536	675	8,421
Over three months to twelve months	19,952	11,300	12,930
Over twelve months	15,453	22,010	12,868

Total	$43,941	33,985	34,219

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

As of December 31, 2007, commitments to extend credit amounted to $88,148,000 as compared to $70,630,000 as of December 31, 2006.

MPB also issues financial standby letters of credit to its customers. The risk associated with financial standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Financial standby letters of credit increased to $11,480,000 at December 31, 2007, from $11,163,000 at December 31, 2006.

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Comprehensive Income

Comprehensive Income is a measure of all changes in equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed “Other Comprehensive Income.” For MPB, Other Comprehensive Income consists primarily of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Other Comprehensive Income also includes a pension component in accordance with FASB Statement No. 158. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income (Loss) for the years ended December 31, 2007, 2006 and 2005 was $(33,000), $86,000 and $(462,000), respectively.

Summary of Selected Financial Data

(Dollars in thousands, except per share data)

		2007	2006	2005	2004	2003
INCOME:
Total Interest Income		$31,444	28,214	23,294	20,077	19,984
Total Interest Expense		15,339	12,732	9,557	8,005	8,434
Net Interest Income		16,105	15,482	13,737	12,072	11,550
Provision for Possible Loan and Lease Losses		925	735	225	725	290
Noninterest Income		3,481	3,028	2,953	3,457	2,707
Noninterest Expense		12,596	11,263	10,262	9,030	8,099
Income Before Income Taxes		6,065	6,512	6,203	5,774	5,868
Provision for Income Taxes		1,394	1,624	1,600	1,405	1,253
Net Income		4,671	4,888	4,603	4,369	4,615

COMMON STOCK DATA PER SHARE:
Earnings Per Share		$1.34	1.39	1.31	1.24	1.32
Cash Dividends Declared, historical		.80	.80	.80	1.80	.80
Stockholders’ Equity		11.56	11.12	10.48	10.03	10.63

AVERAGE SHARES OUTSTANDING		3,497,806	3,514,820	3,515,714	3,515,726	3,515,325

AT YEAR-END:
Investments		$46,830	46,921	54,549	44,613	54,093
Loans and Leases, Net of Unearned Discount		377,128	358,612	311,837	279,547	232,078
Allowance for Loan and Lease Losses		4,790	4,187	3,704	3,643	2,992
Total Assets		509,757	491,694	438,110	403,256	373,466
Total Deposits		372,817	364,226	325,274	301,144	288,338
Short-term Borrowings		37,349	24,275	12,342	13,801	9,688
Long-term Debt		54,581	59,713	59,838	49,957	35,684
Stockholders’ Equity		$40,444	39,085	36,861	35,272	37,361

RATIOS:
Return on Average Assets	%	0.94	1.08	1.10	1.12	1.25
Return on Average Stockholders’ Equity		11.84	12.93	12.87	12.73	12.69
Cash Dividend Payout Ratio		59.70	54.79	55.56	131.38	54.48
Allowance for Loan and Lease Losses to Loans and Leases		1.27	1.17	1.19	1.30	1.29
Average Stockholders’ Equity to Average Assets		7.82	8.34	8.55	8.75	9.97

MID PENN BANCORP, INC.	MANAGEMENT’S DISCUSSION AND ANALYSIS

Stock Performance Graph

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Mid Penn Bank	100.00	118.60	146.12	138.52	150.18	171.61
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
Mid-Atlantic Custom Peer Group	100.00	153.01	167.55	165.85	173.43	159.74

Source: SNL Financial LC, Charlottesville, VA
© 2008

MID PENN BANCORP, INC.	LIST OF DIRECTORS AND OFFICERS AS OF 12/31/07

DIRECTORS

Mid Penn Bancorp, Inc.

Mid Penn Bank

Jere M. Coxon

Executive Vice President

Penn Wood Products, Inc.

Alan W. Dakey

President and CEO

Mid Penn Bank

Matthew G. DeSoto

Eastern Division President

MI Windows and Doors

(effective 1/1/08)

A. James Durica

CPA - Consultant

Robert C. Grubic

President & CEO

Herbert, Rowland and Grubic, Inc.

Gregory M. Kerwin

Senior Partner

Kerwin & Kerwin, Attorneys

Theodore W. Mowery

Partner

Gunn-Mowery, LLC

Donald E. Sauve

Consultant

Don’s Food Market, Inc.

Edwin D. Schlegel

Retired Superintendent

Millersburg Area School District

Guy J. Snyder, Jr.

President

Snyder Fuels, Inc.

William A. Specht, III

President

Seal Glove Mfg, Inc.

ARK Safety, Inc.

DIRECTORS EMERITI

Earl R. Etzweiler

Harvey J. Hummel

Warren A. Miller

William G. Nelson

Eugene F. Shaffer

Anna C. Woodside

EXECUTIVE OFFICERS

Mid Penn Bancorp, Inc.

Alan W. Dakey

Chairman, President and CEO

Edwin D. Schlegel

Vice Chairman and Lead Director

Kevin W. Laudenslager

Treasurer

Cindy L. Wetzel

Secretary

SENIOR MANAGEMENT

Mid Penn Bank

Alan W. Dakey

Chairman, President and CEO

    34 Years Banking Experience

Kevin W. Laudenslager

Executive Vice President and Chief

Financial Officer

    23 Years Banking Experience

Eric S. Williams

Executive Vice President and

Senior Commercial Loan Officer

    29 Years Banking Experience

Randall L. Klinger

Senior Vice President

and Senior Credit Officer

    34 Years Banking Experience

Leonard K. Beasom, Jr.

Vice President and Commercial

Loan Officer

    36 Years Banking Experience

Donald J. Bonafede

Vice President and

Director of Equipment Leasing

    25 Years Banking Experience

Kathy I. Bordner

Vice President and Marketing Director

    23 Years Banking Experience

Roberta A. Hoffman, PHR

Vice President, Human Resources

Officer and Asst. Secretary

    31 Years Banking Experience

Ernest P. Kemper, Jr.

Vice President and Chief Information Officer

    27 Years Banking Experience

Michael T. Lehmer

Vice President and Senior Trust Officer

    17 Years Banking Experience

John F. Lydic

Vice President and Retail Division Manager

    26 Years Banking Experience

Robert E. McDonald

Vice President and Commercial Lending

Team Leader

    24 Years Banking Experience

Eric D. Mummau

Vice President and Commercial Loan Officer

    28 Years Banking Experience

Brad N. Shaak

Vice President, Consumer and Mortgage

Lending Manager

    21 Years Banking Experience

Steven S. Shuey

Vice President and Loan Review Officer

    34 Years Banking Experience

Dennis E. Spotts

Vice President and Operations Officer

    35 Years Banking Experience

Cindy L. Wetzel

Vice President and Corporate Secretary

    29 Years Banking Experience

Rick E. Witwer

Vice President and Commercial Loan Officer

    20 Years Banking Experience

MID PENN BANCORP, INC.	LIST OF ADVISORY BOARD MEMBERS AS OF 12/31/07

ADVISORY BOARD MEMBERS

Mid Penn Bank

Capital Region:

Stanford D. Custer, Jr.

Custer Homes, Inc.

Robert C. Grubic

Herbert, Rowland & Grubic

Norman L. Houser

Retired, Mid Penn Bank

Theodore W. Mowery

Gunn-Mowery, LLC

Michael G. Musser II

Steelton Borough Secretary/Treasurer

Robert M. Newbury

RM Newbury & Co

Dale R. Schwan

Environmental Interiors, Inc.

Northern Region

Matthew G. DeSoto

MI Windows and Doors

James S. Facinelli

Restorations Unlimited, Inc.

Linda J. Faust

Faust Real Estate

Dane P. Harman

Harman Stove Co.

Robert E. Klinger

Klinger Lumber Co, Inc.

Dixie L. Laudenslager

Mahantongo Game Farms

Dr. David R. Russell

Dr.David R.Russell, DMD, PC

Kent S. Smeltz

Advanced Scientifics, Inc.

Carl E. Snyder

Century 21- Carl Snyder

Thomas E. Troutman

Keystone Insurers Group

MID PENN BANCORP, INC.	LOCATIONS

Locations

Millersburg

717.692.2133

Elizabethville

717.362.8147

Dalmatia

570.758.2711

Tower City

717.647.2157

Lykens

717.453.7185

Halifax

717.896.8258

Dauphin

717.921.8899

Derry Street, Harrisburg

717.558.2144

Front Street, Harrisburg

717.233.7380

Allentown Blvd, Harrisburg

717.920.1772

Second Street, Harrisburg

717.920.1980

Mechanicsburg

717.761.2480

Steelton

717.939.1966

Middletown

717.985.0100

Camp Hill

717.920.0224